As filed with the Securities and Exchange Commission on November 30, 2023
Registration No. 333-275533

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STANDARD BIOTOOLS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	3826 (Primary Standard Industrial Classification Code Number)	77-0513190 (I.R.S. Employer Identification No.)
2 Tower Place, Suite 2000
South San Francisco, CA
(650) 266-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Michael Egholm, Ph.D.
President and Chief Executive Officer
2 Tower Place, Suite 2000
South San Francisco, CA 94080
(650) 266-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
William C. Hicks, Esq. Matthew J. Gardella, Esq. Matthew W. Tikonoff, Esq. John T. Rudy, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000	Adam Taich Interim Chief Executive Officer SomaLogic, Inc. 2945 Wilderness Place Boulder, CO 80301 (303) 625-9000	Ethan Skerry, Esq. David Michaels, Esq. Julia Forbess, Esq. Fenwick & West LLP 902 Broadway New York, NY 10010 (212) 430-2600

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this registration statement and consummation of the merger of Martis Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Standard BioTools Inc., a Delaware corporation (“Standard BioTools”), with and into SomaLogic, Inc., a Delaware corporation (“SomaLogic”), as described in the Agreement and Plan of Merger, dated as of October 4, 2023, among Standard BioTools, SomaLogic and Merger Sub.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
PRELIMINARY — SUBJECT TO COMPLETION — DATED NOVEMBER 30, 2023

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

          , 2023
Dear Stockholders of Standard BioTools Inc. and Stockholders of SomaLogic, Inc.:
As previously announced, the boards of directors of Standard BioTools Inc., a Delaware corporation (“Standard BioTools”), and SomaLogic, Inc., a Delaware corporation (“SomaLogic”), have approved a merger. Standard BioTools, SomaLogic and Martis Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Standard BioTools (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of October 4, 2023 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into SomaLogic, with SomaLogic becoming a wholly owned subsidiary of Standard BioTools (the “Merger”). Upon consummation of the Merger, each issued and outstanding share of common stock of SomaLogic, par value $0.0001 per share (“SomaLogic Common Stock”), will be converted into the right to receive 1.11 shares (the “Exchange Ratio”) of common stock of Standard BioTools, par value $0.001 per share (“Standard BioTools Common Stock”), and cash in lieu of fractional shares. Immediately following the effective time of the Merger, Standard BioTools stockholders and SomaLogic stockholders are expected to own approximately 43% and 57%, respectively, of the Standard BioTools Common Stock, calculated based on the companies’ respective fully diluted market capitalizations as of the date of signing of the Merger Agreement. The combined company will be led by Standard BioTools’ experienced management team (including key executives from SomaLogic), have a board of directors consisting of designees from both Standard BioTools and SomaLogic, and will pursue a strategy focused on unlocking value in the highly fragmented life science tools space at scale, leveraging its management expertise and operating discipline to drive value creation for stockholders.
Standard BioTools Common Stock and SomaLogic Common Stock are currently listed on The Nasdaq Global Select Market and The Nasdaq Capital Market, respectively, under the symbols “LAB” and “SLGC,” respectively. In addition, SomaLogic has warrants to purchase SomaLogic Common Stock listed on The Nasdaq Capital Market under the symbol “SLGCW.” The Exchange Ratio will not be adjusted for changes in the market price of either SomaLogic Common Stock or Standard BioTools Common Stock between the date of signing of the Merger Agreement and consummation of the Merger. Because Standard BioTools’ share price will fluctuate between the date of signing and the completion of the Merger, and because the Exchange Ratio is fixed and will not be adjusted to reflect changes in Standard BioTools’ or SomaLogic’s share price, the value of the Standard BioTools Common Stock received by SomaLogic stockholders in the Merger may differ from the implied value based on the share price on the date of signing of the Merger Agreement or the date of this joint proxy statement/prospectus. We urge you to obtain current share price quotations for Standard BioTools Common Stock and SomaLogic Common Stock.
We cannot consummate the Merger unless the stockholders of SomaLogic approve the SomaLogic Merger Proposal and the stockholders of Standard BioTools approve the Standard BioTools Share Issuance Proposal and the Standard BioTools Charter Amendment Proposal, each as described herein. Your vote is very important, regardless of the number of shares of Standard BioTools Common Stock or SomaLogic Common Stock that you own. Whether or not you expect to attend either the SomaLogic Special Meeting or the Standard BioTools Special Meeting, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the SomaLogic Special Meeting or Standard BioTools Special Meeting, as applicable.
The SomaLogic board of directors (the “SomaLogic Board”) has unanimously approved by vote of all participating directors the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of SomaLogic and its stockholders. The SomaLogic Board unanimously recommends that SomaLogic stockholders vote “FOR” the SomaLogic Merger Proposal and “FOR” each of the other proposals to be considered at the SomaLogic Special Meeting and described in the accompanying joint proxy statement/prospectus.

The Standard BioTools board of directors (the “Standard BioTools Board”) has unanimously approved by vote of all participating directors the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of Standard BioTools and its stockholders. The Standard BioTools Board unanimously recommends that Standard BioTools stockholders vote “FOR” the Standard BioTools Share Issuance Proposal, “FOR” the Standard BioTools Charter Amendment Proposal and “FOR” each of the other proposals to be considered at the Standard BioTools Special Meeting and described in the accompanying joint proxy statement/prospectus.

The obligations of SomaLogic and Standard BioTools to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of several conditions set forth in the Merger Agreement, including receipt of stockholder approval for the required proposals described above. The accompanying joint proxy statement/prospectus contains detailed information about SomaLogic, Standard BioTools, the SomaLogic Special Meeting, the Standard BioTools Special Meeting, the Merger Agreement, the Merger and the other business to be considered by the SomaLogic stockholders and Standard BioTools stockholders at the SomaLogic Special Meeting and the Standard BioTools Special Meeting, respectively. SomaLogic and Standard BioTools encourage you to read the accompanying joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 31 of the accompanying joint proxy statement/prospectus for a discussion of the risks you should consider in evaluating the Merger and how it will affect you.
On behalf of the Standard BioTools Board and the SomaLogic Board, thank you for your consideration and continued support.
Carlos Paya, M.D., Ph.D. Chairperson of the Board Standard BioTools Inc.	Jason Ryan Chairperson of the Board SomaLogic, Inc.
Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Merger, the securities to be issued in connection with the Merger or any other transaction described in the accompanying joint proxy statement/prospectus or passed upon the adequacy or accuracy of the disclosure in the accompanying joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The accompanying joint proxy statement/prospectus is dated         , 2023 and is first being mailed to the SomaLogic stockholders and Standard BioTools stockholders on or about         .

ADDITIONAL INFORMATION
The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Standard BioTools and SomaLogic from other documents that are not included in or delivered with the accompanying joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into the accompanying joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:
Standard BioTools Inc. 2 Tower Place, Suite 2000 South San Francisco, CA 94080 Attention: Corporate Secretary Telephone: (650) 266-6000	SomaLogic, Inc. 2945 Wilderness Place Boulder, CO 80301 Attention: General Counsel Telephone: (303) 625-9000
or	or

200 Broadacres Dr., 3rd Floor Bloomfield, NJ 07003 Toll-Free: 800-574-5969 Email: LAB@AllianceAdvisors.com	430 Park Avenue, 14th Floor New York, NY 10022 Toll-Free: (800) 662-5200 Email: SLGC@info.morrowsodali.com
Standard BioTools stockholders and SomaLogic stockholders may also consult the websites of SomaLogic or Standard BioTools for more information concerning the Merger and the other transactions described in the accompanying joint proxy statement/prospectus. The website of Standard BioTools is www.standardbio.com and the website of SomaLogic is www.somalogic.com. Information included on these websites is not incorporated by reference into the accompanying joint proxy statement/prospectus.
If you would like to request any documents, you must do so by December 27, 2023, in order to receive them before the special meetings.
For a more detailed description of the information incorporated by reference in the accompanying joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 209 of the accompanying joint proxy statement/prospectus.

STANDARD BIOTOOLS INC.
2 Tower Place, Suite 2000
South San Francisco, CA 94080
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 4, 2024
To the Stockholders of Standard BioTools Inc.:
We cordially invite you to attend a special meeting of the stockholders of Standard BioTools Inc., a Delaware corporation (“Standard BioTools”), being held in connection with a proposed merger with SomaLogic, Inc., a Delaware corporation (“SomaLogic”). On October 4, 2023, Standard BioTools, SomaLogic and Martis Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Standard BioTools (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into SomaLogic, with SomaLogic surviving as a wholly owned subsidiary of Standard BioTools (the “Merger”).
The special meeting will take place exclusively online via webcast on January 4, 2024, at 9:00 a.m. Pacific Time (the “Standard BioTools Special Meeting”). The meeting can be accessed by visiting www.virtualshareholdermeeting.com/LAB2024SM, where you will be able to listen to the meeting live, submit questions, and vote online. At the Standard BioTools Special Meeting, you will be asked to consider and vote upon the following proposals:
1.
Standard BioTools Share Issuance Proposal.   To approve the issuance of shares of common stock, par value $0.001 per share, of Standard BioTools (“Standard BioTools Common Stock”) in connection with the Merger and in accordance with Nasdaq Listing Rule 5635(a) (the “Standard BioTools Share Issuance Proposal”);

2.
Standard BioTools Charter Amendment Proposal.   To approve an amendment to the Standard BioTools Eighth Amended and Restated Certificate of Incorporation, as amended (the “Standard BioTools Charter”), to increase the total number of shares of Standard BioTools Common Stock authorized for issuance thereunder from 400,000,000 shares to 600,000,000 shares (the “Standard BioTools Charter Amendment Proposal”);

3.
Standard BioTools Advisory Compensation Proposal.   To approve, on a non-binding, advisory basis, the compensation that may become payable to Standard BioTools’ named executive officers and to SomaLogic’s Chief Executive Officer that is based on or otherwise relates to the Merger, as disclosed in “The Merger — Interests of Standard BioTools Directors and Executive Officers in the Merger — Quantification of Potential Payments to Standard BioTools Named Executive Officers and SomaLogic’s Chief Executive Officer in Connection with the Merger” beginning on page 127 of the accompanying joint proxy statement/prospectus (the “Standard BioTools Advisory Compensation Proposal”);

4.
Standard BioTools 2011 Equity Incentive Plan Amendment Proposal.   To approve an amendment to the Standard BioTools Amended and Restated 2011 Equity Incentive Plan, as amended (the “A&R 2011 Plan”), to increase the aggregate number of shares of Standard BioTools Common Stock that are available for issuance thereunder by 15,000,000 shares (the “Standard BioTools Equity Incentive Plan Amendment Proposal”); and

5.
Standard BioTools Adjournment Proposal.   To approve adjournments of the Standard BioTools

Special Meeting from time to time, if necessary or appropriate, to solicit additional proxies in favor of the Standard BioTools Share Issuance Proposal and the Standard BioTools Charter Amendment Proposal if there are insufficient votes at the time of such adjournment to approve such proposals or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Standard BioTools stockholders (the “Standard BioTools Adjournment Proposal” and, together with the Standard BioTools Share Issuance Proposal, the Standard BioTools Charter Amendment Proposal, the Standard BioTools Advisory Compensation Proposal and the Standard BioTools Equity Incentive Plan Amendment Proposal, the “Standard BioTools Proposals”).
You can vote “FOR,” “AGAINST” or “ABSTAIN” on each of these proposals. The approval by Standard BioTools stockholders of the Standard BioTools Share Issuance Proposal and the Standard BioTools Charter Amendment Proposal is a condition to the consummation of the Merger. If the Standard BioTools Share Issuance Proposal and the Standard BioTools Charter Amendment Proposal are not approved, the Merger will not be consummated. The approval of the Standard BioTools Advisory Compensation Proposal, the Standard BioTools Equity Incentive Plan Amendment Proposal and/or the Standard BioTools Adjournment Proposal is not required for the consummation of the Merger. The Standard BioTools board of directors (the “Standard BioTools Board”) is not aware of any other business to be acted upon at the Standard BioTools Special Meeting.
The Standard BioTools Proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully in its entirety.
The Standard BioTools Board has set November 29, 2023 as the record date for the Standard BioTools Special Meeting. Only holders of record of Standard BioTools Common Stock, Standard BioTools’ Series B-1 preferred stock, par value $0.001 per share (the “Series B-1 Preferred Stock”), and Standard BioTools’ Series B-2 preferred stock, par value $0.001 per share (the “Series B-2 Preferred Stock,” and together with the Series B-1 Preferred Stock, the “Series B Preferred Stock”), as of 5:00 p.m. Eastern Time on November 29, 2023 will be entitled to notice of and to vote at the Standard BioTools Special Meeting and any adjournments thereof. Any stockholder entitled to attend and vote at the Standard BioTools Special Meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of Standard BioTools Common Stock or Series B Preferred Stock.
To be approved, (1) the Standard BioTools Proposals (other than the Standard BioTools Charter Amendment Proposal) require the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the Standard BioTools Special Meeting and entitled to vote on the subject matter and (2) the Standard BioTools Charter Amendment Proposal requires the affirmative vote of the majority of the votes cast on such proposal at the Standard BioTools Special Meeting.
The failure of any stockholder of record of Standard BioTools to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote virtually by ballot at the Standard BioTools Special Meeting will have no effect on the outcome of the vote for the Standard BioTools Proposals. Abstentions will have the same effect as a vote “AGAINST” the Standard BioTools Proposals (other than the Standard BioTools Charter Amendment Proposal) and will have no effect on the outcome of the vote for the Standard BioTools Charter Amendment Proposal. If you hold your shares of Standard BioTools capital stock in “street name” through a bank, broker or other nominee and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee will not be permitted to vote your shares on any of the vote for the Standard BioTools Proposals, which will have no effect on the outcome of the vote for the Standard BioTools Proposals.
Your vote is very important. Whether or not you expect to attend the Standard BioTools Special Meeting, we urge you to submit your proxy with respect to your shares of Standard BioTools Common Stock or Series B Preferred Stock as promptly as possible by: (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, to ensure that your shares of Standard BioTools are represented and voted at the Standard BioTools Special Meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Standard BioTools Special Meeting. If your shares of Standard BioTools Common

Stock or Series B Preferred Stock are held in “street name” in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.
The Standard BioTools Board has unanimously approved by vote of all participating directors the Merger Agreement and the transactions contemplated thereby, including the issuance of Standard BioTools Common Stock, and determined that the Merger Agreement and the Merger, including the issuance of Standard BioTools Common Stock in the Merger and an amendment to the Standard BioTools Charter to increase the number of shares of Standard BioTools Common Stock authorized for issuance thereunder, are advisable, fair to and in the best interests of Standard BioTools and its stockholders. The Standard BioTools Board unanimously recommends by vote of all participating directors that you vote “FOR” the Standard BioTools Share Issuance Proposal, “FOR” the Standard BioTools Charter Amendment Proposal, “FOR” the Standard BioTools Advisory Compensation Proposal, “FOR” the Standard BioTools Equity Incentive Plan Amendment Proposal and “FOR” the Standard BioTools Adjournment Proposal.
By Order of the Board of Directors,
Michael Egholm, Ph.D.
President and Chief Executive Officer
South San Francisco, California
           , 2023

SOMALOGIC, INC.
2945 Wilderness Place
Boulder, CO 80301
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 4, 2024
To the Stockholders of SomaLogic, Inc.:
We cordially invite you to attend a special meeting of the stockholders of SomaLogic, Inc., a Delaware corporation (“SomaLogic”), being held in connection with a proposed merger with Standard BioTools Inc., a Delaware corporation (“Standard BioTools”). On October 4, 2023, Standard BioTools, SomaLogic and Martis Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Standard BioTools (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into SomaLogic, with SomaLogic surviving as a wholly owned subsidiary of Standard BioTools (the “Merger”).
The special meeting will take place exclusively online via webcast on January 4, 2024 at 10:00 a.m. Mountain Time (the “SomaLogic Special Meeting”). The meeting can be accessed by visiting www.proxydocs.com/SLGC, where you will be able to listen to the meeting live, submit questions, and vote online. At the SomaLogic Special Meeting, you will be asked to consider and vote upon the following proposals:
1.
SomaLogic Merger Proposal.   To adopt the Merger Agreement, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, and thereby approve the Merger and the other transactions contemplated thereby (the “SomaLogic Merger Proposal”); and

2.
SomaLogic Adjournment Proposal.   To approve adjournments of the SomaLogic Special Meeting from time to time, if necessary or appropriate to solicit additional proxies in favor of the SomaLogic Merger Proposal if there are insufficient votes at the time of such adjournment to approve such proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to SomaLogic stockholders (the “SomaLogic Adjournment Proposal” and together with the SomaLogic Merger Proposal, the “SomaLogic Proposals”).

You can vote “FOR,” “AGAINST” or “ABSTAIN” on each of these proposals. Approval of the SomaLogic Merger Proposal is required for the consummation of the Merger. The approval of the SomaLogic Adjournment Proposal is not required for the consummation of the Merger. The SomaLogic Board of Directors (the “SomaLogic Board”) is not aware of any other business to be acted upon at the SomaLogic Special Meeting.
Approval of the SomaLogic Merger Proposal requires the affirmative vote of the holders of a majority of all outstanding shares of SomaLogic common stock, par value $0.0001 per share (the “SomaLogic Common Stock”), entitled to vote at the SomaLogic Special Meeting. Approval of the SomaLogic Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast on such proposal at the SomaLogic Special Meeting.
Each of the SomaLogic Merger Proposal and SomaLogic Adjournment Proposal is described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully in its entirety.
The failure of any stockholder of record of SomaLogic to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the SomaLogic Special

Meeting will have the same effect as a vote “AGAINST” the SomaLogic Merger Proposal, but will have no effect on the outcome of the vote for the SomaLogic Adjournment Proposal. If you hold your shares of SomaLogic Common Stock in “street name” through a bank, broker or other nominee, failure to instruct your bank, broker, or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the SomaLogic Merger Proposal but will have no effect on the outcome of the vote for the SomaLogic Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the SomaLogic Merger Proposal but will have no effect on the outcome of the vote for the SomaLogic Adjournment Proposal.
The SomaLogic Board has set November 29, 2023 as the record date for the SomaLogic Special Meeting. Only holders of record of SomaLogic Common Stock as of 5:00 p.m. Eastern Time on November 29, 2023 will be entitled to notice of and to vote at the SomaLogic Special Meeting and any adjournments thereof. Any stockholder entitled to attend and vote at the SomaLogic Special Meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of SomaLogic Common Stock.
Your vote is very important. Whether or not you expect to attend the SomaLogic Special Meeting, we urge you to submit your proxy with respect to your shares of SomaLogic as promptly as possible by: (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, to ensure that your shares of SomaLogic are represented and voted at the SomaLogic Special Meeting. Submitting a proxy now will not prevent you from being able to vote in person at the SomaLogic Special Meeting. If your shares of SomaLogic Common Stock are held in “street name” in the name of a bank, broker, or other nominee, follow the instructions on the voting instruction card furnished to you by such bank, broker, or other nominee.
The SomaLogic Board has unanimously approved by vote of all participating directors the Merger Agreement and the transactions contemplated thereby and determined that the Merger Agreement and the Merger are advisable, fair to, and in the best interests of SomaLogic and its stockholders. The SomaLogic Board therefore unanimously recommends by vote of all participating directors that you vote “FOR” the SomaLogic Merger Proposal and “FOR” the SomaLogic Adjournment Proposal.
By Order of the Board of Directors,
Adam Taich
Interim Chief Executive Officer
Boulder, Colorado
           , 2023

YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU EXPECT TO ATTEND THE SOMALOGIC SPECIAL MEETING, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) VIA THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED SOMALOGIC PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE SOMALOGIC SPECIAL MEETING AND WISH TO VOTE YOUR SHARES OF SOMALOGIC COMMON STOCK, YOU MAY DO SO AT ANY TIME PRIOR TO CLOSING OF THE POLLS. You may revoke your proxy or change your vote at any time before the polls close at the SomaLogic Special Meeting. If your shares of SomaLogic Common Stock are held in “street name” in the name of a bank, broker, or other nominee holder of record, please follow the instructions on the voting instruction form furnished to you by such record holder.
We urge you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes and exhibits carefully and in their entirety. If you have any questions concerning the Merger Agreement, the Merger, the SomaLogic Proposals, the SomaLogic Special Meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help voting your shares of SomaLogic Common Stock, please contact:
430 Park Avenue, 14th Floor
New York, NY 10022
Toll-Free: (800) 662-5200
Email: SLGC@info.morrowsodali.com
or
2945 Wilderness Place
Boulder, CO 80301
Attention: Investor Relations
Telephone: (303) 625-9000
Email: investors@somalogic.com
https://investors.somalogic.com

YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU EXPECT TO ATTEND THE STANDARD BIOTOOLS SPECIAL MEETING, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) VIA THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED STANDARD BIOTOOLS PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE STANDARD BIOTOOLS SPECIAL MEETING AND WISH TO VOTE YOUR SHARES OF STANDARD BIOTOOLS, YOU MAY DO SO AT ANY TIME PRIOR TO THE CLOSING OF THE POLLS AT THE SPECIAL MEETING. You may revoke your proxy or change your vote at any time before the polls close at the Standard BioTools Special Meeting. If your shares of Standard BioTools Common Stock or Series B Preferred Stock are held in “street name” in the name of a bank, broker or other nominee holder of record, please follow the instructions on the voting instruction form furnished to you by such record holder.
We urge you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes and exhibits carefully and in their entirety. If you have any questions concerning the Merger Agreement, the Merger, the Standard BioTools Proposals, the Standard BioTools Special Meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help voting your shares of Standard BioTools, please contact:
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Toll-Free: (800) 574-5969
Email: LAB@AllianceAdvisors.com
or
2 Tower Place, Suite 2000
South San Francisco, CA 94080
Attention: Investor Relations
Telephone: (650) 266-6000
Email: ir@standardbio.com
https://investors.standardbio.com

i

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following are answers to some questions that you, as a stockholder of Standard BioTools Inc., a Delaware corporation (“Standard BioTools”), or a stockholder of SomaLogic, Inc., a Delaware corporation (“SomaLogic”), may have regarding the proposed combination between Standard BioTools and SomaLogic (the “Merger”) and the proposals to be considered at the special meeting of Standard BioTools stockholders (the “Standard BioTools Special Meeting”) and the special meeting of SomaLogic stockholders (the “SomaLogic Special Meeting”). This section does not provide all the information that might be important to you with respect to the proposed combination between Standard BioTools and SomaLogic. Standard BioTools and SomaLogic urge you to carefully read the remainder of this joint proxy statement/prospectus, including the annexes.
Q:
Why am I receiving this joint proxy statement/prospectus?

A:
Standard BioTools, SomaLogic and Martis Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Standard BioTools, have entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into SomaLogic, with SomaLogic surviving the Merger as a wholly owned subsidiary of Standard BioTools. A copy of the Merger Agreement is included in this joint proxy statement/prospectus as Annex A.

The Merger cannot be completed unless, among other things, SomaLogic stockholders adopt the Merger Agreement. The approval of the Merger Agreement by Standard BioTools stockholders is not required for the Merger to be completed; however, the Merger cannot be completed unless Standard BioTools stockholders approve, among other matters, the issuance of shares of Standard BioTools’ common stock, par value $0.001 per share (“Standard BioTools Common Stock”) to SomaLogic stockholders in exchange for their shares of SomaLogic’s common stock, par value $0.0001 per share (“SomaLogic Common Stock”) in connection with the Merger and the amendment to the Standard BioTools Charter to increase the number of shares of Standard BioTools Common Stock authorized for issuance thereunder.
Standard BioTools and SomaLogic are using this document as a proxy statement to solicit proxies from Standard BioTools stockholders and SomaLogic stockholders in connection with proposals relating to the Merger at the Standard BioTools Special Meeting and SomaLogic Special Meeting, respectively. Standard BioTools is using this document as a prospectus by which Standard BioTools will offer and issue shares of Standard BioTools Common Stock in connection with the Merger.
This joint proxy statement/prospectus contains important information about the Merger and the proposals being voted on at the Standard BioTools Special Meeting and the SomaLogic Special Meeting. You should read it carefully and in its entirety. The enclosed materials allow Standard BioTools stockholders to have their shares voted by proxy without attending the Standard BioTools Special Meeting, which will be held virtually, and the SomaLogic stockholders to have their shares voted by proxy without attending the SomaLogic Special Meeting, which will be held virtually. Your vote is important. We encourage you to submit your proxy as soon as possible.
Q:
What am I being asked to vote on?

A:
At the Standard BioTools Special Meeting, Standard BioTools stockholders will be asked to consider and vote on the following proposals:

1.
To approve the issuance of shares of Standard BioTools Common Stock to stockholders of SomaLogic pursuant to the terms of the Merger Agreement and in accordance with Nasdaq Listing Rule 5635(a) (the “Standard BioTools Share Issuance Proposal”);

2.
To approve an amendment to the Standard BioTools Eighth Amended and Restated Certificate of Incorporation, as amended (the “Standard BioTools Charter”), to increase the total number of shares of Standard BioTools Common Stock authorized for issuance thereunder from 400,000,000 shares to 600,000,000 shares (the “Standard BioTools Charter Amendment Proposal”);

3.
To approve, on a non-binding, advisory basis, the compensation that may become payable to Standard BioTools’ named executive officers and to SomaLogic’s Chief Executive Officer that is based on or otherwise relates to the Merger (the “Standard BioTools Advisory Compensation Proposal”);

4.
To approve an amendment to the Standard BioTools Amended and Restated 2011 Equity Incentive Plan, as amended (the “A&R 2011 Plan”), to increase the aggregate number of shares of Standard BioTools Common Stock that are available for issuance thereunder by 15,000,000 shares (the “Standard BioTools Equity Incentive Plan Amendment Proposal”); and

5.
To approve the adjournment of the Standard BioTools Special Meeting, from time to time, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes at the time of the Standard BioTools Special Meeting or any adjournment or postponement thereof to approve the Standard BioTools Proposals or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Standard BioTools stockholders (the “Standard BioTools Adjournment Proposal,” and, together with the Standard BioTools Share Issuance Proposal, the Standard BioTools Charter Amendment Proposal, the Standard BioTools Advisory Compensation Proposal and the Standard BioTools Equity Incentive Plan Amendment Proposal, the “Standard BioTools Proposals”).

At the SomaLogic Special Meeting, SomaLogic stockholders will be asked to consider and vote on the following proposals:
1.
To approve the adoption of the Merger Agreement, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, and thereby approve the Merger and the other transactions contemplated thereby (the “SomaLogic Merger Proposal”); and

2.
To approve adjournments of the SomaLogic Special Meeting from time to time, if necessary or appropriate to solicit additional proxies in favor of the SomaLogic Merger Proposal if there are insufficient votes at the time of such adjournment to approve such proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to SomaLogic stockholders (the “SomaLogic Adjournment Proposal” and together with the SomaLogic Merger Proposal, the “SomaLogic Proposals”).

Q:
Why are Standard BioTools and SomaLogic proposing the Merger?

A:
The board of directors of Standard BioTools (the “Standard BioTools Board”) and the board of directors of SomaLogic (the “SomaLogic Board”) each believe that the Merger will provide substantial strategic and financial benefits to their respective companies and stockholders. To review the reasons for the Merger, see “The Merger — Standard BioTools’ Reasons for the Merger; Recommendation of the Standard BioTools Board” and “The Merger — SomaLogic’s Reasons for the Merger; Recommendation of the SomaLogic Board” for more information.

In light of Casdin Capital and Eli Casdin, its founder and Chief Investment Officer, each being a stockholder of Standard BioTools and SomaLogic and Mr. Casdin being a member of the board of directors of each company, Mr. Casdin did not participate in, and recused himself from, the board of directors’ processes at either company with respect this Merger. All references herein to communications, deliberations, approvals and recommendations of the board of directors of each company with respect to the Merger exclude Mr. Casdin, unless otherwise noted in this joint proxy statement/prospectus.
Q:
What will SomaLogic stockholders receive in the Merger?

A:
At the effective time of the Merger (the “Effective Time”), each share of SomaLogic Common Stock outstanding at that time (other than certain shares of SomaLogic Common Stock that may be cancelled pursuant to the terms and conditions of the Merger Agreement) will be converted automatically into the right to receive a number of shares of Standard BioTools Common Stock equal to the Exchange Ratio (as defined below), subject to adjustment pursuant to the terms and conditions of the Merger Agreement.

Q:
What is the Exchange Ratio?

A:
Each share of SomaLogic Common Stock issued and outstanding immediately prior to the Merger (other than certain shares of SomaLogic Common Stock that may be cancelled pursuant to the terms and conditions of the Merger Agreement) shall, at the Effective Time, be converted automatically into the right to receive 1.11 shares of Standard BioTools Common Stock (the “Exchange Ratio”). The Exchange Ratio is subject to customary equitable adjustment in the event of any recapitalization, stock split, reverse stock split or similar change.

Q:
Are SomaLogic stockholders guaranteed to receive exactly 1.11 shares of Standard BioTools Common Stock for each share of SomaLogic Common Stock exchanged in the Merger?

A:
Yes, subject to equitable adjustments to the Exchange Ratio in the event of a stock split, recapitalization, or similar event involving one of the party’s stock. See “Risk Factors” and “The Merger Agreement — Merger Consideration.”

Q:
What equity stake will SomaLogic stockholders hold in Standard BioTools immediately following the Merger?

A:
Upon the closing of the Merger, based upon the number of shares of Standard BioTools Common Stock expected to be issued in the Merger and an unadjusted Exchange Ratio, pre-Merger Standard BioTools stockholders will own approximately 43% of the outstanding equity of the combined company and pre-Merger SomaLogic stockholders will own approximately 57% of the outstanding equity of the combined company on a fully diluted basis.

Q:
When and where is the Standard BioTools Special Meeting?

A:
The Standard BioTools Special Meeting will be held on January 4, 2024 at 9:00 a.m. Pacific Time unless postponed or adjourned to a later date. The Standard BioTools Special Meeting will be held entirely online at www.virtualshareholdermeeting.com/LAB2024SM, where you will be able to listen to the meeting live, submit questions and vote online.

Q:
When and where is the SomaLogic Special Meeting?

A:
The SomaLogic Special Meeting will be held on January 4, 2024 at 10:00 a.m. Mountain Time, unless postponed or adjourned to a later date. The SomaLogic Special Meeting will be held entirely online at www.proxydocs.com/SLGC, where you will be able to listen to the meeting live, submit questions and vote online.

Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the Standard BioTools Special Meeting or the SomaLogic Special Meeting, as applicable, even if you plan on attending. If you hold your shares in your name as a stockholder of record, you must complete, sign and mail your proxy card in the enclosed postage-paid return envelope as soon as possible or vote by Internet or phone, following the instructions on your proxy card. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct that organization how to vote in accordance with the instructions you have received from it.

Q:
What constitutes a quorum for the Standard BioTools Special Meeting?

A:
A quorum will be present at the Standard BioTools Special Meeting if the holders of a majority of the shares of Standard BioTools capital stock issued and outstanding and entitled to vote as of 5:00 p.m. Eastern Time on November 29, 2023, which is the record date of the Standard BioTools Special Meeting (the “Standard BioTools Record Date”), are present virtually at the Standard BioTools Special Meeting or represented by proxy. As of 5:00 p.m. Eastern Time on the Standard BioTools Record Date, there were 83,162,205 shares of Standard BioTools Common Stock and 255,559 shares of Standard BioTools’

Series B Preferred Stock (consisting of Standard BioTools’ Series B-1 preferred stock, par value $0.001 per share (the “Series B-1 Preferred Stock”), and Standard BioTools’ Series B-2 preferred stock, par value $0.001 per share (the “Series B-2 Preferred Stock,” and together with the Series B-1 Preferred Stock, the “Series B Preferred Stock”)) issued and outstanding and entitled to vote. This means that at least 41,708,883 shares of Standard BioTools capital stock must be represented by stockholders present virtually at the Standard BioTools Special Meeting or represented by proxy to have a quorum. Your shares will be counted towards the quorum if you submit a valid proxy or attend the Standard BioTools Special Meeting. Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. A failure to instruct your bank, broker or other nominee will result in your shares not being included in the calculation of the number of shares of Standard BioTools capital stock represented at the Standard BioTools Special Meeting for purposes of determining whether a quorum has been achieved. However, your Standard BioTools capital stock will be counted toward determining whether a quorum is present if you instruct your bank, broker or other nominee on how to vote your Standard BioTools capital stock with respect to one or more of the Standard BioTools Proposals.
Q:
What constitutes a quorum for the SomaLogic Special Meeting?

A:
A quorum will be present at the SomaLogic Special Meeting if the holders of a majority in voting power of the shares of SomaLogic Common Stock issued and outstanding and entitled to vote at the SomaLogic Special Meeting as of November 29, 2023 (the “SomaLogic Record Date”) are present virtually or represented by proxy. As of 5:00 p.m. Eastern Time on the SomaLogic Record Date, there were 188,679,133 shares of SomaLogic Common Stock issued and outstanding and entitled to vote. This means that at least 94,339,567 shares of SomaLogic Common Stock must be represented virtually or by proxy at the SomaLogic Special Meeting to have a quorum. Your shares will be counted towards the quorum if you submit a valid proxy or attend the SomaLogic Special Meeting. Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. A failure to instruct your bank, broker or other nominee will result in your shares not being included in the calculation of the number of shares of SomaLogic Common Stock represented at the SomaLogic Special Meeting for purposes of determining whether a quorum has been achieved. However, your shares of SomaLogic Common Stock will be counted toward determining whether a quorum is present if you instruct your bank, broker, or other nominee on how to vote your shares with respect to one or more of the SomaLogic Proposals.

Q:
What is the vote required to approve each proposal?

A:
Approval of the Standard BioTools Proposals (other than the Standard BioTools Charter Amendment Proposal) requires the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the Standard BioTools Special Meeting and entitled to vote on the Standard BioTools Proposals. Assuming a quorum is present, if you mark “ABSTAIN” on your proxy card or when voting by Internet or phone with respect to the Standard BioTools Proposals (other than the Standard BioTools Charter Amendment Proposal), it will have the same effect as a vote “AGAINST” the proposal. Approval of the Standard BioTools Charter Amendment Proposal requires the affirmative vote of the majority of the votes cast on such proposal at the Standard BioTools Special Meeting. Assuming a quorum is present, if you mark “ABSTAIN” on your proxy card or when voting by Internet or phone with respect to the Standard BioTools Charter Amendment Proposal, it will have no effect on the outcome of the vote for the proposal. If you fail to submit a proxy or fail to vote at the Standard BioTools Special Meeting it will have no effect on the outcome of the vote for the Standard BioTools Proposals. If you hold your shares of Standard BioTools capital stock in “street name” through a bank, broker or other nominee and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee will not be permitted to vote your shares on any of the Standard BioTools Proposals, which will have no effect on the outcome of the vote for the Standard BioTools Proposals.

Approval of the SomaLogic Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of SomaLogic Common Stock entitled to vote thereon. Assuming a quorum is present, if you mark “ABSTAIN” on your proxy card or when voting by Internet or phone, fail to submit a proxy or fail to vote at the SomaLogic Special Meeting with respect to the SomaLogic Merger Proposal, it will have the same effect as a vote “AGAINST” the proposal. Approval of the SomaLogic Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast on such proposal at the SomaLogic Special Meeting. Assuming a quorum is present, if you mark “ABSTAIN” on your proxy card or when voting by Internet or phone, fail to submit a proxy, or fail to vote at the SomaLogic Special Meeting with respect to the SomaLogic Adjournment Proposal, it will have no effect on the outcome of the vote for the proposal. If you hold your shares of SomaLogic Common Stock in “street name” through a bank, broker or other nominee, failure to instruct your bank, broker or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the SomaLogic Merger Proposal but will have no effect on the outcome of the vote for the SomaLogic Adjournment Proposal.
Q:
How does the Standard BioTools Board recommend that I vote at the Standard BioTools Special Meeting?

A:
The Standard BioTools Board recommends that Standard BioTools stockholders vote “FOR” the Standard BioTools Share Issuance Proposal, “FOR” the Standard BioTools Charter Amendment Proposal, “FOR” the Standard BioTools Advisory Compensation Proposal, “FOR” the Standard BioTools Equity Incentive Plan Amendment Proposal and “FOR” the Standard BioTools Adjournment Proposal.

Q:
How does the SomaLogic Board recommend that I vote at the SomaLogic Special Meeting?

A:
The SomaLogic Board recommends that SomaLogic’s stockholders vote “FOR” the SomaLogic Merger Proposal and “FOR” the SomaLogic Adjournment Proposal.

Q:
As a Standard BioTools stockholder, why is my vote important?

A:
The Merger cannot be completed unless Standard BioTools stockholders approve the Standard BioTools Share Issuance Proposal and the Standard BioTools Charter Amendment Proposal. Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible. Any abstention will have the same effect as a vote “AGAINST” the Standard BioTools Proposals (but will have no effect on the outcome of the vote for the Standard BioTools Charter Amendment Proposal). If you hold your shares of Standard BioTools capital stock in “street name” through a bank, broker or other nominee, failure to instruct your bank, broker or other nominee on how to vote your shares will have no effect on the outcome of the vote for the Standard BioTools Proposals.

Q:
As a SomaLogic stockholder, why is my vote important?

A:
The Merger will not be completed unless SomaLogic stockholders vote to approve the SomaLogic Merger Proposal. Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible. Any abstention or failure to properly cast an affirmative vote of your shares of SomaLogic Common Stock for the SomaLogic Merger Proposal will have the same effect as a vote “AGAINST” the SomaLogic Merger Proposal. If you hold your shares of SomaLogic Common Stock in “street name” through a bank, broker or other nominee, failure to instruct your bank, broker or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the SomaLogic Merger Proposal.

Q:
Who can vote at the Standard BioTools Special Meeting?

A:
Holders of outstanding shares of Standard BioTools Common Stock and holders of outstanding shares of Series B Preferred Stock as of the close of business on the Standard BioTools Record Date are eligible to vote at the Standard BioTools Special Meeting.

Q:
Who can vote at the SomaLogic Special Meeting?

A:
Holders of outstanding shares of SomaLogic Common Stock on the SomaLogic Record Date are eligible to vote at the SomaLogic Special Meeting.

Q:
Am I a Standard BioTools stockholder of record or a beneficial owner? Why does this matter?

A:
If, on the Standard BioTools Record Date, your shares were registered directly in your name with Standard BioTools’ transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record with respect to those shares.

If, on the Standard BioTools Record Date, your shares were held in an account at a broker, bank or other similar organization as your nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Standard BioTools Special Meeting.
The form in which you own your shares affects how you vote your shares and how you can change your vote.
Q:
Am I a SomaLogic stockholder of record or a beneficial owner? Why does this matter?

A:
If, on the SomaLogic Record Date, your shares were registered directly in your name with SomaLogic’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record with respect to those shares.

If, on the SomaLogic Record Date, your shares were held in an account at a broker, bank or other similar organization as your nominee, referred to as being held in “street name,” then you are the beneficial owner of such shares, and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the SomaLogic Special Meeting. The form in which you own your shares affects how you vote your shares and how you can change your vote.
Q:
How do I attend the Standard BioTools Special Meeting or SomaLogic Special Meeting and how can I vote my shares?

A:
Standard BioTools and SomaLogic are conducting virtual special meetings so their stockholders can participate from any geographic location with Internet connectivity. Standard BioTools and SomaLogic have designed the format of the virtual online special meetings to provide stockholders the same ability to participate that they would have at an in-person meeting.

To attend the Standard BioTools Special Meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/LAB2024SM and enter the 16-digit control number found on your proxy card or voting instruction form sent to you by your bank, broker or other nominee. Once admitted, during the Standard BioTools Special Meeting, you may vote, submit questions and view the list of stockholders entitled to vote at the Standard BioTools Special Meeting by following the instructions available on the meeting website.
Access to the meeting platform will begin at 8:45 a.m. Pacific Time on January 4, 2024. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the meeting website login page at www.virtualshareholdermeeting.com/LAB2024SM. Technical support will be available beginning at 8:45 a.m. Pacific Time on January 4, 2024 and will remain available until the meeting has ended.
To attend the SomaLogic Special Meeting, you must go to the meeting website www.proxydocs.com/SLGC at and enter the 16-digit control number found on your proxy card or voting instruction form sent to you by your bank, broker or other nominee. Once admitted, during the SomaLogic Special Meeting, you may vote, submit questions and view the list of stockholders entitled to vote at the SomaLogic Special Meeting by following the instructions available on the meeting website.

Access to the meeting platform will begin at 9:45 a.m. Mountain Time on January 4, 2024. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be included on your access email. Technical support will be available beginning at 9:00 a.m. Mountain Time on January 4, 2024 and will remain available until the meeting has ended.
Rules for the conduct of the Standard BioTools Special Meeting and SomaLogic Special Meeting will be available on the applicable meeting website. To obtain a copy of the rules of conduct for the Standard BioTools Special Meeting in advance of the Standard BioTools Special Meeting, please submit an email to ir@standardbio.com. To obtain a copy of the rules of conduct for the SomaLogic Special Meeting in advance of the SomaLogic Special Meeting, please submit an email to investors@somalogic.com.
Regardless of whether you plan to participate in the Standard BioTools Special Meeting or SomaLogic Special Meeting, it is important that your shares be represented and voted at the Standard BioTools Special Meeting or SomaLogic Special Meeting, respectively. Accordingly, Standard BioTools and SomaLogic encourage you to vote in advance of the Standard BioTools Special Meeting and SomaLogic Special Meeting.
Q:
How can I vote my shares of Standard BioTools?

A:
For each proposal, you may vote “FOR” or “AGAINST” each proposal, or “ABSTAIN” from voting on such proposal.

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways:
1.
You may vote over the Internet.   If you have Internet access, you may vote your shares at by following the instructions on that site or on the “Vote by Internet” instructions on the enclosed proxy card.

2.
You may vote by telephone.   You may vote your shares by calling 1-800-690-6903 and following the instructions provided or following the “Vote by Phone” instructions on the enclosed proxy card.

3.
You may vote by mail.   You may vote by completing and signing the proxy card enclosed with this joint proxy statement/prospectus and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it from the United States. The shares you own will be voted according to your completed proxy card. If you sign and return the proxy card, but do not give any instructions on a particular matter described in this joint proxy statement/prospectus, the Standard BioTools shares you own will be voted in accordance with the recommendations of the Standard BioTools Board.

4.
You may vote online during the Standard BioTools Special Meeting.   To attend the meeting virtually, you must go to the meeting website at www.virtualshareholdermeeting.com/LAB2024SM. Once admitted, during the Standard BioTools Special Meeting, you may vote by following the instructions available on the meeting website.

The deadline for receipt of a completed proxy card returned by mail at the address stated on the proxy card for the Standard BioTools Special Meeting is 9:00 a.m. Pacific Time on January 4, 2024. The deadline for voting via the Internet or by telephone is at 8:59 p.m. Pacific Time on January 3, 2024.
If you are a beneficial owner, you may vote your shares by directing the broker, bank or other similar organization that holds your shares as your nominee on how to vote the shares in your account. Please refer to the voting instructions provided by your broker, bank or other nominee. Many organizations allow beneficial owners to give voting instructions via telephone or the Internet, as well as in writing. If you are a beneficial owner and would like to vote your shares at the Standard BioTools Special Meeting, please contact your broker, bank or other nominee for instructions and documents that may be required in order to do so.

Q:
How can I vote my shares of SomaLogic Common Stock?

A:
If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways:

1.
You may vote over the Internet.   If you have Internet access, you may vote your shares at by following the instructions on that site or on the “Vote by Internet” instructions on the enclosed proxy card.

2.
You may vote by telephone.   You may vote your shares by calling 1-866-690-0375 and following the instructions provided or following the “Vote by Phone” instructions on the enclosed proxy card.

3.
You may vote by mail.   You may vote by completing and signing the proxy card enclosed with this joint proxy statement/prospectus and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it from the United States. The shares you own will be voted according to your completed proxy card. If you sign and return the proxy card, but do not give any instructions on a particular matter described in this joint proxy statement/prospectus, the shares of SomaLogic Common Stock you own will be voted in accordance with the recommendations of the SomaLogic Board.

4.
You may vote online during the SomaLogic Special Meeting.   To attend the meeting virtually, you must go to the meeting website at www.proxydocs.com/SLGC. Once admitted, during the SomaLogic Special Meeting, you may vote by following the instructions available on the meeting website.

The deadline for receipt of a completed proxy card returned by mail at the address stated on the proxy card for the SomaLogic Special Meeting is 10:00 a.m. Mountain Time on January 4, 2024. The deadline for voting via the Internet or by telephone is 9:59 p.m. Mountain Time on January 3, 2024.
If you are a beneficial owner, you may vote your shares by directing the broker, bank or other similar organization that holds your shares as your nominee on how to vote the shares in your account. Please refer to the voting instructions provided by your broker, bank or other nominee. Many organizations allow beneficial owners to give voting instructions via telephone or the Internet, as well as in writing. If you are a beneficial owner and would like to vote your shares at the SomaLogic Special Meeting, please contact your broker, bank or other nominee for instructions and documents that may be required in order to do so.
Q:   What if I return a Standard BioTools proxy card but do not make specific choices?
A:
You will only receive a proxy card if you are the record holder of your shares of Standard BioTools Common Stock or Series B Preferred Stock. If you return a signed proxy card without marking any voting selections, your shares will be voted “FOR” the Standard BioTools Share Issuance Proposal, “FOR” the Standard BioTools Charter Amendment Proposal, “FOR” the Standard BioTools Advisory Compensation Proposal “FOR” the Standard BioTools Equity Incentive Plan Amendment Proposal, and “FOR” the Standard BioTools Adjournment Proposal in accordance with the recommendation of the Standard BioTools Board. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Q:   What if I return a SomaLogic proxy card but do not make specific choices?
A:
You will only receive a proxy card if you are the record holder of your shares of SomaLogic Common Stock. If you return a signed proxy card without marking any voting selections, your shares will be voted “FOR” each of the SomaLogic Merger Proposal and the SomaLogic Adjournment Proposal in accordance with the recommendation of the SomaLogic Board. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Q:
If my shares of Standard BioTools or SomaLogic are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:
No. If the shares you own are held in the name of a bank, broker or other nominee, also known as

“street name,” such bank, broker or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares held in “street name,” you will need to follow the directions your bank, broker or other nominee provides you. Many banks, brokers or nominees also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank, broker or nominee on your voting instruction form.
Under applicable stock exchange rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “discretionary.” Your bank, broker or other nominee will not be allowed to vote your shares with respect to certain “non-discretionary” items. A “broker non-vote” occurs when shares held by a bank, broker or other nominee in “street name” for a beneficial owner are voted on at least one proposal but not voted with respect to a particular proposal because that organization (i) has not received voting instructions from the beneficial owner for that proposal and (ii) lacks discretionary voting power to vote those shares for that proposal.
The SomaLogic Merger Proposal and the SomaLogic Adjournment Proposal are each expected to be treated as non-discretionary items. Accordingly, SomaLogic does not expect there to be broker non-votes at the SomaLogic Special Meeting. However, if there are any broker non-votes, assuming a quorum is present they will have the effect of a vote “AGAINST” the SomaLogic Merger Proposal and no effect on the outcome of the vote for the SomaLogic Adjournment Proposal. If you hold your shares of SomaLogic Common Stock in “street name” through a bank, broker or other nominee, failure to instruct your bank, broker, or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the SomaLogic Merger Proposal but will have no effect on the outcome of the vote for the SomaLogic Adjournment Proposal.
The Standard BioTools Share Issuance Proposal, the Standard BioTools Charter Amendment Proposal, the Standard BioTools Advisory Compensation Proposal, the Standard BioTools Equity Incentive Plan Amendment Proposal and the Standard BioTools Adjournment Proposal are each expected to be treated as non-discretionary items. Therefore, your bank, broker or other nominee cannot vote your shares of Standard BioTools without your specific voting instructions. Because the only proposals for consideration at the Standard BioTools Special Meeting are non-routine proposals, it is not expected that there will be any broker non-votes at the Standard BioTools Special Meeting. However, if there are any broker non-votes, assuming a quorum is present they will have no effect on the outcome of the vote for the Standard BioTools Proposals. If you hold your shares of Standard BioTools capital stock in “street name” through a bank, broker or other nominee and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee will not be permitted to vote your shares on any of the Standard BioTools Proposals, which will have no effect on the outcome of the vote for the Standard BioTools Proposals.
If you are a beneficial owner and would like to vote your shares at the Standard BioTools Special Meeting or SomaLogic Special Meeting, please contact your broker, bank or other nominee for instructions and documents that may be required in order to do so.
Q:
Can I change my vote?

A:
Yes. If you are a record holder of shares of Standard BioTools Common Stock or Series B Preferred Stock, you can revoke your proxy and change your vote at any time before the final vote at the Standard BioTools Special Meeting. To do so you must do one of the following:

1.
You may return by mail another properly completed proxy card with a later date, which must be received at the address stated on the proxy card no later than 9:00 a.m. Pacific Time on January 4, 2024;

2.
You may submit another properly completed proxy with a later date via the Internet or by telephone before the closing of those voting facilities at 8:59 p.m. Pacific Time on January 3, 2024;

3.
You may participate in the virtual online Standard BioTools Special Meeting and vote at the meeting. Simply participating in the virtual online meeting will not, by itself, revoke your proxy; or

4.
Standard BioTools stockholders may send a written notice that they are revoking their proxy to Standard BioTools’ Corporate Secretary at Standard BioTools Inc., 2 Tower Place, Suite 2000, South San Francisco, California 94080.

A revocation or later-dated proxy received by Standard BioTools after the vote will not affect the vote.
If you are a record holder of shares of SomaLogic Common Stock, you can revoke your proxy and change your vote at any time before the final vote at the SomaLogic Special Meeting. To do so you must do one of the following:

1.
You may return by mail another properly completed proxy card with a later date, which must be received at the address stated on the proxy card no later than 10:00 a.m. Mountain Time on January 4, 2024;

2.
You may submit another properly completed proxy with a later date via the Internet or by telephone before the closing of those voting facilities at 9:59 p.m. Mountain Time on January 3, 2024;

3.
You may participate in the virtual online SomaLogic Special Meeting and vote at the meeting. Simply participating in the virtual online meeting will not, by itself, revoke your proxy; or

4.
SomaLogic stockholders may send a written notice that they are revoking their proxy to SomaLogic’s Corporate Secretary at 2945 Wilderness Place, Boulder, Colorado 80301.

A revocation or later-dated proxy received by SomaLogic after the vote will not affect the vote.
Finally, if you are a beneficial holder (and hold your shares in “street name” through a bank, broker or other nominee), you should contact that organization to revoke your proxy or change your vote in accordance with its instructions.
Q:   What happens if I fail to submit a proxy or I abstain from voting?
A:
If you are a Standard BioTools stockholder and you fail to submit a proxy or fail to instruct your bank, broker or other nominee to vote, assuming a quorum is present at the Standard BioTools Special Meeting, it will have no effect on the outcome of the vote for the Standard BioTools Proposals. An abstention occurs when a Standard BioTools stockholder returns a proxy with an “ABSTAIN” instruction or virtually attends the Standard BioTools Special Meeting and abstains from voting. Assuming a quorum is present, abstentions also (i) will have the same effect as a vote “AGAINST” the Standard BioTools Proposals (other than the Standard BioTools Charter Amendment Proposal) and (ii) will have no effect on the outcome of the vote for the Standard BioTools Charter Amendment Proposal.

If you are a SomaLogic stockholder and you fail to submit a proxy or fail to instruct your bank, broker or other nominee to vote, assuming a quorum is present at the SomaLogic Special Meeting, (i) it will have the effect of a vote “AGAINST” the SomaLogic Merger Proposal, and (ii) it will have no effect on the outcome of the vote for the SomaLogic Adjournment Proposal. An abstention occurs when a SomaLogic stockholder returns a proxy with an “ABSTAIN” instruction or virtually attends the SomaLogic Special Meeting and abstains from voting. Assuming a quorum is present, abstentions also will have the same effect as a vote “AGAINST” the SomaLogic Merger Proposal and will have no effect on the outcome of the vote for the SomaLogic Adjournment Proposal.
Q:
Will SomaLogic equity awards be affected by the Merger?

A:
At the Effective Time, each outstanding option to purchase shares of SomaLogic Common Stock (each, a “SomaLogic Stock Option”), whether vested or unvested, will be assumed at the Effective Time by Standard BioTools. The number of shares of Standard BioTools Common Stock underlying each such assumed SomaLogic Stock Option will be equal to the product of (i) the number of shares of SomaLogic Common Stock underlying the applicable SomaLogic Stock Option immediately prior to the

Effective Time multiplied by (ii) the Exchange Ratio, with the resulting number of shares of Standard BioTools Common Stock rounded down to next the nearest whole share, and the exercise price per share of each such assumed SomaLogic Stock Option will be equal to (a) the per share exercise price applicable to such SomaLogic Stock Option immediately prior to the Effective Time divided by (b) the Exchange Ratio, with the resulting exercise price per share rounded up to the next nearest whole cent. Except as noted above, each assumed and converted SomaLogic Stock Option will continue to be governed by substantially the same terms and conditions as were applicable to such SomaLogic Stock Option immediately prior to the Effective Time.
At the Effective Time, each outstanding SomaLogic restricted stock unit (each, a “SomaLogic RSU”), without any action on the part of the holder thereof, will be assumed by Standard BioTools. The number of shares of Standard BioTools Common Stock underlying each such assumed SomaLogic RSU will be equal to the product of (i) the number of shares of SomaLogic Common Stock underlying the applicable SomaLogic RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with the resulting number of shares of Standard BioTools Common Stock rounded to the next nearest share of Standard BioTools Common Stock. Except as noted above, each assumed and converted SomaLogic RSU will continue to be governed by substantially the same terms and conditions as were applicable to such SomaLogic RSU immediately prior to the Effective Time.
Q:
What will happen to the SomaLogic 2021 Employee Stock Purchase Plan, as amended?

A:
Prior to the Effective Time, the SomaLogic Board will take action to terminate the purchase periods and offering periods then in effect under the terms of the SomaLogic 2021 Employee Stock Purchase Plan, as amended (the “SomaLogic ESPP”), to exercise all outstanding options under the SomaLogic ESPP to the extent of accumulated payroll deductions as of a date specified by the SomaLogic Board and to terminate the SomaLogic ESPP effective immediately prior to the Effective Time. No options under the SomaLogic ESPP will be outstanding from and after the Effective Time.

Q:
Will SomaLogic warrants be affected by the Merger?

A:
At the Effective Time, each outstanding warrant to purchase shares of SomaLogic Common Stock (each, a “SomaLogic Warrant”) will be treated in accordance with its terms at and after the Effective Time. SomaLogic will provide notices required to be provided to the holders of SomaLogic Warrants and take all other actions that may be required in accordance with the terms of such SomaLogic Warrants.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
Standard BioTools has engaged Alliance Advisors, LLC (“Alliance Advisors”) to assist in the solicitation of proxies for the Standard BioTools Special Meeting and to provide stockholder surveillance, related advice and informational support. Standard BioTools estimates that it will pay Alliance Advisors a fee of approximately $25,000, plus reimbursement of reasonable expenses. Standard BioTools has agreed to indemnify Alliance Advisors against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

SomaLogic has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the SomaLogic Special Meeting and to provide related advice and informational support, for a services fee of $20,000 plus the reimbursement of customary disbursements. SomaLogic has agreed to indemnify Morrow Sodali LLC against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
Standard BioTools and SomaLogic also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of shares of Standard BioTools and SomaLogic, respectively. Standard BioTools’ directors, officers and employees and SomaLogic’s directors, officers and employees also may solicit proxies, by telephone, by mail, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.
Q:
What are the material U.S. federal income tax consequences of the Merger to SomaLogic stockholders?

A:
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the

Internal Revenue Code of 1986, as amended (the “Code”). The completion of the Merger is, however, not conditioned on the Merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or upon the receipt of an opinion of counsel to that effect. No assurance can be given that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Neither SomaLogic nor Standard BioTools has sought or intends to seek a ruling from the Internal Revenue Service (the “IRS”). If the IRS were to successfully challenge the qualification of the Merger as a “reorganization,” the tax consequences would differ materially from those described in this joint proxy statement/prospectus as discussed below under “Material U.S. Federal Income Tax Consequences.”
Assuming the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, subject to the limitations and qualifications described below under “Material U.S. Federal Income Tax Consequences,” a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences”) will generally (i) not recognize any gain or loss upon the exchange of SomaLogic Common Stock for Standard BioTools Common Stock in the Merger (other than with respect to cash received in lieu of a fractional share of SomaLogic Common Stock), (ii) have a tax basis in the Standard BioTools Common Stock received in the Merger (including any fractional share of SomaLogic Common Stock for which cash is received) equal to the tax basis of the SomaLogic Common Stock surrendered in exchange therefor, and (iii) have a holding period for the Standard BioTools Common Stock received in the Merger (including any fractional share of SomaLogic Common Stock for which cash is received) that includes its holding period for its SomaLogic Common Stock surrendered in exchange therefor.
For further information, see “Material U.S. Federal Income Tax Consequences.”
Q:
If I am not in favor of the Merger, what are my rights?

A:
Neither Standard BioTools stockholders nor SomaLogic stockholders are entitled to appraisal rights under the Delaware General Corporation Law (the “DGCL”). If they are not in favor of the Merger, Standard BioTools stockholders may vote against the Standard BioTools Share Issuance Proposal and the Standard BioTools Charter Amendment Proposal, and SomaLogic stockholders may vote against the SomaLogic Merger Proposal. For more information, see the section entitled “No Appraisal Rights” beginning on page 137 of this joint proxy statement/prospectus. Information about how Standard BioTools stockholders may vote on the proposals being considered in connection with the Merger can be found under the section entitled “The Standard BioTools Special Meeting” beginning on page 55 of this joint proxy statement/prospectus. Information about how SomaLogic stockholders may vote on the proposals being considered in connection with the Merger can be found under the section entitled “The SomaLogic Special Meeting” beginning on page 48 of this joint proxy statement/prospectus.

Q:
Should I send in my SomaLogic stock certificates now?

A:
No. Please do not send in your SomaLogic stock certificates with your proxy. After the completion of the Merger, the exchange agent for the Merger, Computershare Trust Company, N.A. (the “Exchange Agent”), will send you instructions for exchanging SomaLogic stock certificates for the Merger consideration.

Q:   Whom may I contact if I cannot locate my SomaLogic stock certificate(s)?
A:
If you are unable to locate your original SomaLogic stock certificate(s), you should contact SomaLogic’s transfer agent, Continental Stock Transfer & Trust Company, at cstemail@continentalstock.com.

Q:
What should I do if I hold my shares of SomaLogic Common Stock in book-entry form directly with SomaLogic’s transfer agent, as opposed to a physical stock certificate?

A:
You are not required to take any special additional actions if your shares of SomaLogic Common Stock are not represented by a certificate and are instead held in book-entry form with SomaLogic’s transfer agent. After the completion of the Merger, the Exchange Agent will contact you to provide you with details regarding the Merger consideration, including shares of Standard BioTools in book-entry form and any cash to be paid instead of fractional shares in the Merger.

Q:
What should I do if I receive more than one set of voting materials?

A:
Standard BioTools stockholders or SomaLogic stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards. For example, if you hold shares of Standard BioTools Common Stock, Series B Preferred Stock or SomaLogic Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Standard BioTools Common Stock, Series B Preferred Stock or SomaLogic Common Stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction form that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Standard BioTools Common Stock, Series B Preferred Stock or SomaLogic Common Stock, as appropriate, that you own.

Q:
When do you expect to complete the Merger?

A:
Standard BioTools and SomaLogic expect to complete the Merger in early 2024, subject to any potential regulatory review or approval. However, neither Standard BioTools nor SomaLogic can assure you of when or if the Merger will be completed. SomaLogic must obtain the approval of SomaLogic’s stockholders for the SomaLogic Merger Proposal and Standard BioTools must obtain the approval of Standard BioTools’ stockholders for the Standard BioTools Share Issuance Proposal and the Standard BioTools Charter Amendment Proposal, and certain closing conditions must be satisfied or waived (to the extent permitted by applicable law). If the Merger is not satisfied prior to the outside date of May 1, 2024, either party may elect to terminate the Merger Agreement, subject to certain caveats or extension of the outside date in accordance with the Merger Agreement. See “The Merger Agreement — Conditions to the Completion of the Merger” for more information regarding conditions to the completion of the Merger.

Q:
What happens if the Merger is not completed?

A:
If the Merger is not completed, SomaLogic stockholders will not receive any consideration for their shares of SomaLogic Common Stock in connection with the Merger. Instead, Standard BioTools and SomaLogic will remain independent, public companies and, assuming that Standard BioTools and SomaLogic are able to comply with the required listing standards, Standard BioTools Common Stock will continue to be traded on The Nasdaq Global Select Market and SomaLogic Common Stock will continue to be traded on The Nasdaq Capital Market. In addition, if the Merger Agreement is terminated in certain circumstances, Standard BioTools and SomaLogic may be required to pay a termination fee or expense reimbursement. See “The Merger Agreement — Termination” for a complete discussion of the circumstances under which a termination fee or expense reimbursement will be required to be paid.

Q:
Where can I find the voting results of the Standard BioTools Special Meeting and the SomaLogic Special Meeting?

A:
The preliminary voting results will be announced at the Standard BioTools Special Meeting and SomaLogic Special Meeting, respectively. In addition, within four business days following the Standard BioTools Special Meeting and SomaLogic Special Meeting, Standard BioTools and SomaLogic will each disclose the preliminary or, if available, final voting results of the Standard BioTools Special Meeting and SomaLogic Special Meeting on a Current Report on Form 8-K filed with the SEC. If preliminary voting results are disclosed, Standard BioTools and SomaLogic will each file an amended Current Report on Form 8-K with the SEC to disclose final voting results within four business days following certification of the final voting results.

Q:
Is the completion of the Merger subject to a financing condition?

A:
No. The completion of the Merger is not subject to any financing condition.

Q:
How will I know when the other conditions to completion of the Merger have been satisfied or waived?

A:
As of the date of this joint proxy statement/prospectus, the parties have not satisfied the closing conditions to the Merger. If the closing conditions are satisfied or waived (to the extent permitted by applicable law), Standard BioTools and SomaLogic will each announce the closing of the Merger via the filing of a Current Report on Form 8-K with the SEC. There is also a possibility that the closing conditions to the Merger will not be satisfied or waived (to the extent applicable by law) prior to the outside date of May 1, 2024, after which date either party may elect to terminate the Merger Agreement, subject to certain caveats or extension of the outside date in accordance with the Merger Agreement. As a result, it is possible that factors outside the control of both companies could result in the Merger being completed at a different time or not at all.

SomaLogic stockholders will not know the value of the Standard BioTools Common Stock to be received as merger consideration until after the date of the Standard BioTools Special Meeting and the SomaLogic Special Meeting. See “Risk Factors.”
Q:
Are there any risks that I should consider in deciding whether to vote for the adoption of the SomaLogic Proposals or the Standard BioTools Proposals?

A:
Yes. You should read and carefully consider the risk factors set forth in the “Risk Factors” section.

Q:
Who can answer any questions I may have about the Merger or the transactions contemplated by the Merger Agreement?

A:
If you have any questions about the Merger or the transactions contemplated by the Merger Agreement, or if you need additional copies of this joint proxy statement/prospectus, you should contact:

For Standard BioTools stockholders: Alliance Advisors, LLC 200 Broadacres Drive, 3rd Floor Bloomfield, NJ 07003 Toll-Free: (800) 574-5969 Email: LAB@AllianceAdvisors.com	For SomaLogic stockholders: Morrow Sodali LLC 430 Park Avenue, 14th Floor New York, NY 10022 Toll-Free: (800) 662-5200 Email: SLGC@info.morrowsodali.com

PROSPECTUS SUMMARY
This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Merger and the proposals being considered at the Standard BioTools Special Meeting and the SomaLogic Special Meeting, you should read this entire proxy statement/prospectus carefully, including the Merger Agreement and the other annexes to which you are referred in this joint proxy statement/prospectus. For more information, please see the section entitled “Where You Can Find More Information” beginning on page 209 of this joint proxy statement/prospectus.
Overview of the Companies
Standard BioTools Inc.
2 Tower Place, Suite 2000
South San Francisco, California 94080
Telephone: (650) 266-6000
Standard BioTools is driven by a bold purpose — unleashing tools to accelerate breakthroughs in human health. Standard BioTools has an established portfolio of essential, standardized next-generation high resolution technologies that assist biomedical researchers to develop medicines faster and better. Standard BioTools’ tools are designed to provide reliable and repeatable insights in health and disease using its proprietary mass cytometry and microfluidics technologies, which are useful in proteomics and genomics that help transform scientific discoveries into better patient outcomes. Standard BioTools works with leading academic, government, pharmaceutical, biotechnology, plant and animal research, and clinical laboratories worldwide, focusing on the most pressing needs in translational and clinical research, including oncology, immunology, and immunotherapy. Standard BioTools Common Stock is listed on The Nasdaq Global Select Market under the symbol “LAB.”
SomaLogic, Inc.
2945 Wilderness Place
Boulder, Colorado 80301
Telephone: (303) 625-9000
SomaLogic is catalyzing drug research and development and biomarker identification as a global leader in proteomics technology. With a single 55 microliter plasma or serum sample, SomaLogic can run 11,000 protein measurements, covering more than a third of the approximately 20,000 proteins in the human body and twice as many as other proteomic platforms. For more than 20 years SomaLogic has supported pharmaceutical companies, and academic and contract research organizations who rely on SomaLogic’s protein detection and analysis technologies to fuel drug, disease, and treatment discoveries in such areas as oncology, diabetes, and cardiovascular, liver and metabolic diseases. SomaLogic Common Stock and SomaLogic Warrants are listed on The Nasdaq Capital Market under the symbols “SLGC” and “SLGCW,” respectively.
Martis Merger Sub, Inc.
2 Tower Place, Suite 2000
South San Francisco, California 94080
Telephone: (650) 266-6000
Merger Sub is a direct, wholly owned subsidiary of Standard BioTools. Merger Sub was incorporated in the State of Delaware on September 29, 2023, solely for the purpose of carrying out the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger.
The Merger (see page 76)
On October 4, 2023, Standard BioTools, SomaLogic and Merger Sub entered into the Merger Agreement. The Merger Agreement provides, among other things, that on the terms and subject to the conditions set forth therein: (i) Merger Sub will merge with and into SomaLogic, with SomaLogic surviving as a wholly owned subsidiary of Standard BioTools (the “Merger” and, collectively with the other transactions contemplated by the Merger Agreement, the “Contemplated Transactions”), (ii) each share of SomaLogic Common Stock issued and outstanding immediately prior to the Merger (other than certain shares of SomaLogic Common Stock that may be cancelled pursuant to the terms and conditions of the Merger Agreement) shall be automatically converted into the right to receive 1.11 shares of Standard BioTools Common Stock, subject to customary equitable adjustment in the event of any recapitalization, stock split, reverse stock split or similar change, (iii) each outstanding SomaLogic Stock Option, whether vested or unvested and without any action on the part of the holder thereof, will be assumed by Standard BioTools at the Effective Time and become exercisable for shares of Standard BioTools Common Stock, (iv) each SomaLogic RSU, without any action on the part of the holder thereof, will be assumed by Standard BioTools at the Effective Time and (v) each SomaLogic Warrant will be treated in accordance with its terms at and after the Effective Time. Upon completion of the Merger, the Standard BioTools stockholders will own approximately 43% of the combined company’s outstanding common stock and the SomaLogic stockholders will own approximately 57% of the combined company’s outstanding common stock on a fully diluted basis, subject to the terms of the Merger Agreement. The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code.
For a more complete description of the Merger and the Exchange Ratio, please see the section entitled “The Merger Agreement” in this joint proxy statement/prospectus.
The Merger will be completed as promptly as practicable, but in no event later than three business days following the day on which the last to be satisfied or waived (to the extent permitted by applicable law) of each of the conditions to consummation of the Merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the consummation of the Merger (the “Closing”), but subject to the satisfaction or waiver (to the extent permitted by applicable law) of those conditions) are satisfied or waived (to the extent permitted by applicable law), including the adoption of the Merger Agreement by the SomaLogic stockholders and the approval by the Standard BioTools stockholders of the issuance of Standard BioTools Common Stock in the Merger and the amendment to the Standard BioTools Charter to increase the number of shares of Standard BioTools Common Stock authorized for issuance thereunder. The Merger is anticipated to close promptly after the Standard BioTools Special Meeting and SomaLogic Special Meeting, each of which are scheduled to be held on January 4, 2024. However, Standard BioTools and SomaLogic cannot predict the exact timing of the completion of the Merger because it is subject to the satisfaction or waiver (to the extent permitted by applicable law) of various conditions.
In light of Casdin Capital and Eli Casdin, its founder and Chief Investment Officer, each being a stockholder of Standard BioTools and SomaLogic and Mr. Casdin being a member of the board of directors of each company, Mr. Casdin did not participate in, and recused himself from, the board of directors’ processes at either company with respect this Merger. All references herein to communications, deliberations, approvals and recommendations of the board of directors of each company with respect to the Merger exclude Mr. Casdin, unless otherwise noted in this joint proxy statement/prospectus.
Reasons for the Merger (see pages 93 and 97)
Standard BioTools’ Reasons for the Merger; Recommendation of the Standard BioTools Board
After consideration and consultation with its senior management and its financial and legal advisors, the Standard BioTools Board determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of Standard BioTools and its stockholders.
The Standard BioTools Board unanimously recommends by vote of all participating directors that Standard BioTools stockholders vote “FOR” the Standard BioTools Share Issuance Proposal, “FOR” the Standard BioTools Charter Amendment Proposal, “FOR” the Standard BioTools Advisory Compensation Proposal, “FOR” the Standard BioTools Equity Incentive Plan Amendment Proposal and “FOR” the Standard BioTools Adjournment Proposal.

For the factors considered by the Standard BioTools Board in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger and the Standard BioTools Share Issuance Proposal and Standard BioTools Charter Amendment Proposal, and to make the foregoing recommendations, see “The Merger — Standard BioTools’ Reasons for the Merger; Recommendation of the Standard BioTools Board” beginning on page 93 of this joint proxy statement/prospectus.
SomaLogic’s Reasons for the Merger; Recommendation of the SomaLogic Board
After consideration and consultation with its senior management and its financial and legal advisors, the SomaLogic Board determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of SomaLogic and its stockholders.
The SomaLogic Board unanimously recommends by vote of all participating directors that the SomaLogic stockholders vote “FOR” the SomaLogic Merger Proposal and “FOR” the SomaLogic Adjournment Proposal.
For the factors considered by the SomaLogic Board in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and to make the foregoing recommendations, see “The Merger — SomaLogic’s Reasons for the Merger; Recommendation of the SomaLogic Board” beginning on page 97 of this joint proxy statement/ prospectus.
Opinion of Standard BioTools’ Financial Advisor (see page 101)
Standard BioTools retained Centerview Partners LLC (“Centerview”) as financial advisor to the Standard BioTools Board in connection with the proposed Merger and the other transactions contemplated by the Merger Agreement, which are collectively referred to as the “Transaction” throughout this section and the summary of Centerview’s opinion below under the caption “The Merger — Opinion of Standard BioTools’ Financial Advisor.” In connection with this engagement, the Standard BioTools Board requested that Centerview evaluate the fairness to Standard BioTools and provide an opinion, from a financial point of view, of the Exchange Ratio provided for pursuant to the Merger Agreement. On October 4, 2023, Centerview rendered to the Standard BioTools Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 4, 2023, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Exchange Ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to Standard BioTools.
The full text of Centerview’s written opinion, dated October 4, 2023, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Standard BioTools Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to Standard BioTools of the Exchange Ratio provided for pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement and/or the Transaction and does not constitute a recommendation to any stockholder of Standard BioTools or SomaLogic, or any other person, as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.
Opinion of SomaLogic’s Financial Advisor (see page 113)
On October 4, 2023, at a meeting of the SomaLogic Board held to evaluate the Merger, Perella Weinberg Partners LP (“PWP”) delivered an oral opinion to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by PWP, as set forth in the written opinion delivered subsequently and based upon other matters as PWP considered relevant, the Merger consideration to be received by the holders of outstanding shares of SomaLogic Common Stock (other than Standard BioTools, Casdin Capital, LLC and each of their respective affiliates) (collectively, the “Unaffiliated Stockholders”) in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to the Unaffiliated Stockholders. PWP delivered its written opinion on October 4, 2023 to the SomaLogic Board.
PWP’s opinion was directed to the SomaLogic Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to the Unaffiliated Stockholders of the Merger consideration to be received by the Unaffiliated Stockholders in the Merger pursuant to the Merger Agreement and did not address any other term, aspect or implication (financial or otherwise) of the Merger. The summary of PWP’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this joint proxy statement/prospectus and sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken and other matters considered by PWP in preparing its opinion. However, neither PWP’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any SomaLogic stockholder as to how such holder should vote or act on any matter relating to the Merger.
For additional information, see the section entitled “The Merger — Opinion of SomaLogic’s Financial Advisor” beginning on page 113 and the full text of the written opinion of PWP attached as Annex C of this joint proxy statement/prospectus.
Interests of Certain Directors, Officers and Affiliates of Standard BioTools and SomaLogic (see page 123)
Interests of Standard BioTools Directors and Executive Officers in the Merger
In considering the recommendation of the Standard BioTools Board with respect to issuing shares of Standard BioTools Common Stock pursuant to the Merger Agreement and the other matters to be acted upon by Standard BioTools stockholders at the Standard BioTools Special Meeting, Standard BioTools stockholders should be aware that certain members of the Standard BioTools Board and executive officers of Standard BioTools have interests in the Merger that may be different from, or in addition to, interests they have as Standard BioTools stockholders.

•
Michael Egholm, Ph.D., Fenel Eloi, Frank Witney, Ph.D. and Eli Casdin, members of the Standard BioTools Board, will continue as directors after the Merger, and following the closing of the Merger, Mr. Eloi, Dr. Witney and Mr. Casdin will be eligible to be compensated as directors of Standard BioTools pursuant to Standard BioTools’ outside director compensation policy that is expected to remain in place following the Merger. In addition, certain of Standard BioTools’ and SomaLogic’s current executive leadership teams are expected to continue to serve in roles in the combined company after the consummation of the Merger.

•
Mr. Casdin serves on each of the Standard BioTools Board and the SomaLogic Board, and he holds Standard BioTools Common Stock, stock options exercisable for shares of Standard BioTools Common Stock (each, a “Standard BioTools Stock Option”), restricted stock units with respect to shares of Standard BioTools Common Stock (each, a “Standard BioTools RSU”), SomaLogic Common Stock and SomaLogic Stock Options. Mr. Casdin serves as managing member of Casdin Capital, LLC. Casdin Capital, LLC and entities affiliated therewith hold shares of Standard BioTools Common Stock, all of the issued and outstanding Series B-1 Preferred Stock and shares of SomaLogic Common Stock.

•
Certain members of the Standard BioTools Board will not continue as directors after the Merger. Upon the Effective Time, all outstanding equity awards issued by Standard BioTools and held by such directors will become fully vested and the period during which such directors may exercise such equity awards (as applicable) will be extended to the full term of the option.

•
Following a termination without cause (as defined in the Standard BioTools Severance Plan) or a resignation for good reason (as defined in the Standard BioTools Severance Plan), during the period beginning three months before a change of control and ending 12 months after a change of control, certain executive officers of Standard BioTools would be entitled to certain severance benefits, which include, among other things, a lump sum payment of cash severance and bonus for each executive officer and immediate vesting any outstanding and unvested equity awards of the executive.
These interests and others are discussed in more detail in the section entitled “The Merger — Interests of Standard BioTools Directors and Executive Officers in the Merger” beginning on page 123 of this joint proxy statement/prospectus. The Standard BioTools Board members were aware of and considered these interests, among other matters, in reaching their decisions to adopt the Merger Agreement, to approve the transactions contemplated by the Merger Agreement and to recommend the approval of the Standard BioTools Share Issuance Proposal to Standard BioTools stockholders.
Interests of SomaLogic Directors and Executive Officers in the Merger
In considering the recommendation of the SomaLogic Board with respect to the SomaLogic Proposals, SomaLogic stockholders should be aware that certain members of the SomaLogic Board and certain executive officers of SomaLogic may have interests in the Merger that are different from, or are in addition to, interests of SomaLogic stockholders generally. These interests include, but are not limited to:
•
expected service as members of the board of directors of the combined company following consummation of the Merger and expected continued service of certain members of SomaLogic’s current executive leadership team in the combined company;

•
Mr. Casdin serves on each of the SomaLogic Board and the Standard BioTools Board; Mr. Casdin holds SomaLogic Common Stock, SomaLogic Stock Options, Standard BioTools Common Stock, Standard BioTools Stock Options and Standard BioTools RSUs; and Mr. Casdin serves as managing member of Casdin Capital, LLC, which, together with its affiliates, holds shares of SomaLogic Common Stock, shares of Standard BioTools Common Stock and all of the issued and outstanding Series B-1 Preferred Stock;

•
certain members of the Somalogic Board will not continue as directors after the merger. Upon the Effective Time, all outstanding equity awards issued by SomaLogic and held by such directors will become fully vested and the period during which such directors may exercise such equity awards (as applicable) will be extended to the full term of the option;

•
accelerated vesting of equity awards and extended time to exercise options;

•
additional cash awards and equity grants under new employment agreements with Standard BioTools;

•
entitlement to severance benefits (including accelerated vesting of equity awards) under preexisting severance arrangements; and

•
continued indemnification in favor of the current and former directors and officers of SomaLogic, as well as certain obligations related to maintenance of directors’ and officers’ liability insurance.

These interests and others are discussed in more detail in the section entitled “The Merger — Interests of SomaLogic Directors and Executive Officers in the Merger” beginning on page 130 of this joint proxy statement/prospectus. The SomaLogic Board members were aware of and considered these interests, among other matters, in reaching their decisions to adopt the Merger Agreement, to approve the transactions contemplated by the Merger Agreement and to recommend the adoption of the Merger Agreement to SomaLogic’s stockholders.
Litigation Relating to the Merger
A complaint has been filed against Standard BioTools and the members of the Standard BioTools Board for allegedly causing the filing with the SEC on November 14, 2023 of a materially deficient registration statement on Form S-4. Among other remedies, the plaintiff seeks to enjoin an upcoming stockholder vote on the proposed Merger. Additional lawsuits arising out of the Merger may be filed in the future. For a more detailed description of litigation and related matters in connection with the Merger, see “The Merger — Litigation Relating to the Merger” beginning on page 135 of this joint proxy statement/prospectus.

Board of Directors and Management Following the Merger (see page 145)
Effective as of the Closing, the combined company’s executive officers are expected to be:
Name	Title
Michael Egholm, Ph.D.	President and Chief Executive Officer
Jeffrey Black	Chief Financial Officer
Hanjoon Alex Kim	Chief Operating Officer
In addition, after consummation of the Merger, Adam Taich, currently the interim Chief Executive Officer of SomaLogic, is expected to serve as Chief Strategy Officer and Shane Bowen, currently the Chief Research and Development Officer of SomaLogic, is expected to serve as Chief Technology Officer.
Following the Closing, the board of directors of the combined company is expected to be composed of seven members, consisting of Michael Egholm, Ph.D. (currently the Chief Executive Officer, President and a director of Standard BioTools), Fenel Eloi (currently a director of Standard BioTools), Frank Witney, Ph.D. (currently a director of Standard BioTools), Tom Carey (currently a director of SomaLogic), who is expected to chair the combined company’s board of directors, Troy Cox (currently a director of SomaLogic), Kathy Hibbs (currently a director of SomaLogic) and Eli Casdin (currently a director of Standard BioTools and SomaLogic).
The Merger Agreement and Agreements Related to the Merger Agreement (see page 142)
The terms and conditions of the Merger Agreement are contained in the Merger Agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety. Standard BioTools and SomaLogic encourage you to read the Merger Agreement carefully, as it is the legal document that governs the business combination. For more information on the Merger Agreement, see the section entitled “The Merger Agreement” beginning on page 142 of this joint proxy statement/prospectus.
Prior to the Effective Time, Standard BioTools and SomaLogic will (i) designate the class of each member of the Standard BioTools Board as of immediately following the Effective Time (other than the designees selected by the holders of the Series B Preferred Stock, which are excluded from the classified board provisions of the Standard BioTools Charter), except that there will be only one designee of Standard BioTools and one designee of SomaLogic in each class, and (ii) mutually agree on the composition of the committees of the Standard BioTools Board as of immediately following the Effective Time.
Voting Agreements
Simultaneously with the execution of the Merger Agreement, Standard BioTools, Merger Sub and SomaLogic entered into a voting agreement with Viking Global Opportunities Illiquid Investments Sub-Master LP and Viking Global Opportunities Drawdown (Aggregator) LP (together, “Viking”) pursuant to which Viking has agreed, among other things, to vote the shares of capital stock of Standard BioTools that it owns as of the Standard BioTools Record Date in favor of the Standard BioTools Share Issuance Proposal, the Standard BioTools Charter Amendment Proposal and the Standard BioTools Equity Incentive Plan Amendment Proposal and, if necessary, the Standard BioTools Adjournment Proposal and against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Merger.
Viking is the beneficial owner of all of the outstanding shares of Series B-2 Preferred Stock as of the Standard BioTools Record Date.
Simultaneously with the execution of the Merger Agreement, Standard BioTools, Merger Sub and SomaLogic entered into a voting agreement with each of the directors and officers of Standard BioTools (excluding Eli Casdin), pursuant to which such directors and officers have agreed, among other things, to vote the shares of Standard BioTools Common Stock owned by them as of the Standard BioTools Record Date in favor of the Standard BioTools Share Issuance Proposal, the Standard BioTools Charter Amendment Proposal and the Standard BioTools Equity Incentive Plan Amendment Proposal and, if necessary, the

Standard BioTools Adjournment Proposal and against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Merger.
Such directors and officers (excluding Eli Casdin and his affiliates), together with Viking, hold approximately 16% of the outstanding voting shares of Standard BioTools as of the Standard BioTools Record Date.
Simultaneously with the execution of the Merger Agreement, Standard BioTools, Merger Sub and SomaLogic entered into a voting agreement with each of the directors and officers of SomaLogic (excluding Eli Casdin), pursuant to which such directors and officers have agreed, among other things, to vote the shares of SomaLogic Common Stock owned by them as of the SomaLogic Record in favor of the SomaLogic Merger Proposal and against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Merger and, if necessary, in favor of the SomaLogic Adjournment Proposal.
Such directors and officers (excluding Eli Casdin and his affiliates) own beneficially and of record less than 1% of the outstanding shares of SomaLogic Common Stock as of the SomaLogic Record Date for the SomaLogic Special Meeting.
Conditions to the Completion of the Merger (see page 146)
Under the Merger Agreement, the Closing is subject to, and will take place following the satisfaction or waiver (to the extent permitted by applicable law) by Standard BioTools or SomaLogic, as applicable, of certain customary closing conditions, including, without limitation: (i) SomaLogic must obtain the approval of its stockholders of the Merger Agreement and the Contemplated Transactions; (ii) Standard BioTools must obtain approval of its stockholders of the issuance of shares of Standard BioTools Common Stock in connection with the Merger and the amendment to its certificate of incorporation to increase the number of authorized shares thereunder; (iii) the absence of any law, judgment, preliminary, temporary or permanent, or other legal restraint or binding order or determination by a governmental entity that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger; (iv) the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, which is being filed by Standard BioTools with the SEC to register the shares of Standard BioTools Common Stock to be issued to the holders of shares of SomaLogic Common Stock in connection with the Merger, must become effective and not subject to any stop order or proceeding seeking a stop order; (v) the existing shares of Standard BioTools Common Stock must be continually listed on The Nasdaq Stock Market (“Nasdaq”), and the shares of Standard BioTools Common Stock issuable pursuant to the Merger Agreement must be approved for listing on Nasdaq; (vi) the accuracy of Standard BioTools’ and SomaLogic’s representations and warranties, subject to specified materiality qualifications; (vii) the performance, in all material respects, by each of SomaLogic and Standard BioTools of such party’s respective obligations pursuant to the Merger Agreement; (viii) the waiting period (and any extension thereof) applicable to the Merger or any other transactions contemplated by the Merger Agreement under applicable antitrust laws must have expired or been terminated; (ix) the absence of a continuing “material adverse effect”, as such term is defined in the Merger Agreement, on the business, financial condition or results of operations of, respectively, (a) SomaLogic and its subsidiaries, taken as a whole or (b) Standard BioTools and its subsidiaries, taken as a whole; (x) Standard BioTools must effect the amendment to its certificate of incorporation to increase the number of authorized shares thereunder; and (xi) delivery of customary closing documents, including a customary officer certificate from each of Standard BioTools and SomaLogic, in each case, on terms further described in the Merger Agreement.
No Solicitation (see page 149)
Each of Standard BioTools and SomaLogic agreed that, subject to limited exceptions, Standard BioTools and SomaLogic will not, and will cause their subsidiaries and their subsidiaries’ directors, officers and employees not to, and shall cause their respective investment bankers, attorneys, accountants and other advisors, agents and representatives of SomaLogic and Standard BioTools, not to, directly or indirectly:
•
solicit, initiate, induce, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company

Acquisition Proposal (as defined in the Merger Agreement) or Parent Acquisition Proposal (as defined in the Merger Agreement);
•
participate in any discussions or negotiations or cooperate in any way with any person regarding any Company Acquisition Proposal or Parent Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal or Parent Acquisition Proposal;

•
provide any non-public information or data concerning Standard BioTools, SomaLogic or any of their subsidiaries to any person in connection with, or for the purpose of soliciting, initiating, inducing, encouraging or facilitating any Company Acquisition Proposal or Parent Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal or Parent Acquisition Proposal;

•
enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect to, or that could reasonably be expected to lead to, a Company Acquisition Proposal or Parent Acquisition Proposal (other than an Acceptable Company Confidentiality Agreement (as defined in the Merger Agreement) entered into in accordance with the applicable provisions of the Merger Agreement;

•
adopt, approve, declare advisable or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal or Parent Acquisition Proposal (including by approving any transaction, or approving any person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);

•
take any action or exempt any person (other than the other party and its subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or its organizational or other governing documents; or

•
resolve, publicly propose or agree to do any of the foregoing actions.

Termination (see page 160)
The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including without limitation:
•
by mutual written consent of Standard BioTools and SomaLogic;

•
by either Standard BioTools or SomaLogic, if (i) (a) the Merger has not been consummated by 11:59 p.m. Eastern Time on May 1, 2024 (the “Termination Date”), as such date may be extended in accordance with the Merger Agreement, (ii) the Merger Agreement has not been adopted by the requisite vote of the holders of SomaLogic Common Stock at the SomaLogic Special Meeting (the “SomaLogic Stockholder Approval”), (iii) the Standard BioTools Share Issuance Proposal and the Standard BioTools Charter Amendment Proposal have not been approved by the requisite vote of the holders of Standard BioTools capital stock at the Standard BioTools Special Meeting (the “Standard BioTools Stockholder Approval”), or (iv) if any applicable law, judgment or other legal restraint or binding order or determination by any governmental entity restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger and such restraint shall have become final and non-appealable, in each of (i), (ii) and (iii) where the terminating party’s material breach of the Merger Agreement is not the cause of, or has resulted in, the failure of such condition and where the terminating party’s complied with its obligations with respect to regulatory matters under the Merger Agreement;

•
by SomaLogic if: (i) a “Parent Change of Recommendation” (as such term is defined in the Merger Agreement) has occurred, the Standard BioTools Board fails to publicly reaffirm its recommendation within 10 business days after SomaLogic so requests in writing, the Standard BioTools Board fails to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes one of Standard BioTools’ stockholder proposals within 10 business day of the commencement of such offer or Standard BioTools intentionally and materially breaches its no solicitation or negotiation and notice obligations as set forth in Section 5.3 of the Merger Agreement; (ii) SomaLogic, prior to obtaining the SomaLogic Stockholder Approval, in order to accept a “Company Superior Proposal” (as defined in the Merger Agreement), and substantially concurrently with such termination, enters into a “Company Specified Agreement” (as defined in the Merger Agreement), provided that SomaLogic has materially complied with the no solicitation or negotiation and notice requirements of Section 5.2 of the Merger Agreement related to such Company Superior Proposal and pays the termination fee; or (iii) Standard BioTools has materially breached or failed to perform any of its representations, warranties, covenants or agreements under the Merger Agreement, such that the Standard BioTools’ conditions to the closing of the Merger in the Merger Agreement would not be satisfied;
•
by Standard BioTools if: (i) a “Company Change of Recommendation” (as such term is defined in the Merger Agreement) has occurred, the SomaLogic Board fails to publicly reaffirm its recommendation within 10 business days after Standard BioTools so requests in writing, the SomaLogic Board fails to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes one of SomaLogic’s stockholder proposals within 10 business day of the commencement of such offer or SomaLogic intentionally and materially breaches its no solicitation or negotiation and notice obligations as set forth in Section 5.2 of the Merger Agreement; (ii) Standard BioTools, prior to obtaining the Standard BioTools Stockholder Approval, in order to accept a “Parent Superior Proposal” (as defined in the Merger Agreement), and substantially concurrently with such termination, enters into a “Parent Specified Agreement” (as defined in the Merger Agreement), provided that Standard BioTools has materially complied with the no solicitation or negotiation and notice requirements of Section 5.3 of the Merger Agreement and pays the termination fee or (iii) SomaLogic has materially breached or failed to perform any of its representations, warranties, covenants or agreements under the Merger Agreement, such that the SomaLogic’s conditions to the closing of the Merger in the Merger Agreement would not be satisfied.

Termination Fee (see page 161)
The Merger Agreement provides that a termination fee in the amount of $19,123,214, in the case of Standard BioTools, and in the amount of $17,176,173, in the case of SomaLogic, will be payable if the Merger Agreement is terminated under certain circumstances by Standard BioTools or SomaLogic, as applicable. In situations not involving the payment of a termination fee, it also provides that each party will reimburse the other party for all reasonable out of pocket fees and expenses incurred by such party in connection with the Merger Agreement and the Contemplated Transactions, up to a maximum of $2,000,000, if the Merger Agreement is terminated by Standard BioTools or SomaLogic, as applicable, under certain circumstances.
Regulatory Approvals Required for the Merger (see page 136)
To consummate the Merger, SomaLogic and Standard BioTools must obtain approvals or consents from, or make filings with, the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”). Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Merger cannot be consummated until, among other things, notifications have been given and certain information has been provided to the FTC and the Antitrust Division of the DOJ and all applicable waiting periods (and any extensions thereof) have expired or been terminated. SomaLogic and Standard BioTools have made the required filings under the HSR Act, and the waiting period under the HSR Act expired at 11:59 p.m. Eastern Time on November 20, 2023.
The HSR Act approval condition is discussed under “The Merger — Regulatory Approvals Required for the Merger” beginning on page 136 of this joint proxy statement/prospectus.
Anticipated Accounting Treatment (see page 136)
The Merger is expected to be accounted for as an acquisition of a business pursuant to Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Based on the facts and considerations of the criteria in ASC 805, Standard BioTools is expected to be the accounting acquirer and will record assets acquired and liabilities assumed from SomaLogic at their respective fair values at the date of completion of the Merger. If the fair value of the consideration transferred exceeds the fair value of the assets acquired and liabilities assumed, the excess will be recorded as goodwill. Alternatively, if the fair value of the assets acquired and liabilities assumed exceeds the fair value of consideration transferred, the transaction would result in a bargain purchase gain. Standard BioTools is considered to be the accounting acquirer based on the structure and rationale of the Merger, value of consideration issued by Standard BioTools, and the anticipated members of the board of directors and senior management of the combined company.
No Appraisal Rights (see page 137)
Neither Standard BioTools stockholders nor SomaLogic stockholders are entitled to appraisal rights under the DGCL.
Material U.S. Federal Income Tax Consequences (see page 138)
Please review the information set forth in the section entitled “Material U.S. Federal Income Tax Consequences” for a more complete description of the material U.S. federal income tax consequences of the Merger. Please consult your tax advisors as to the specific tax consequences to you of the Merger.
Comparison of Stockholder Rights (see page 187)
As a result of the Merger, the holders of SomaLogic Common Stock will become holders of Standard BioTools Common Stock, and their rights will be governed by the DGCL, the Standard BioTools Charter and the Standard BioTools Amended and Restated Bylaws (the “Standard BioTools Bylaws”), rather than the SomaLogic Amended and Restated Certificate of Incorporation, as amended (the “SomaLogic Charter”) and the SomaLogic Amended and Restated Bylaws (the “SomaLogic Bylaws”). Following the Merger, former SomaLogic stockholders will have different rights as Standard BioTools stockholders than they had as SomaLogic stockholders. For additional information on stockholder rights, see “Comparison of Stockholder Rights” beginning on page 187 of this joint proxy statement/prospectus.
Risk Factors (see page 31)
In deciding how to vote your shares of SomaLogic Common Stock or shares of Standard BioTools capital stock, you should read carefully this entire joint proxy statement/prospectus, including the documents incorporated by reference herein and the annexes and exhibits hereto, and in particular, you should read the “Risk Factors” section beginning on page 31 of this joint proxy statement/prospectus. See also “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” beginning on pages 207 and 209, respectively, of this joint proxy statement/prospectus.

SELECTED STANDARD BIOTOOLS AND SOMALOGIC UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL DATA
The following selected unaudited pro forma condensed combined financial data (the “selected pro forma data”) give effect to the Merger. The selected unaudited pro forma combined statements of operations and comprehensive loss for the year ended December 31, 2022 and the nine months ended September 30, 2023 give effect to the Merger under the acquisition method of accounting, as if the Merger had occurred on January 1, 2022. The selected unaudited pro forma combined balance sheet as of September 30, 2023 gives effect to the Merger under the acquisition method of accounting, as if the Merger had occurred on September 30, 2023, assuming each outstanding share of SomaLogic Common Stock, SomaLogic RSUs and SomaLogic Stock Options had become Standard BioTools Common Stock, Standard BioTools RSUs or Standard BioTools Stock Options, respectively, based on the Exchange Ratio.
The historical consolidated financial information has been adjusted in the selected pro forma data to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable and (iii) with respect to the statements of operations and comprehensive loss, expected to have a continuing impact on Standard BioTools’ results after the Merger.
The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma combined financial information of Standard BioTools following the Merger appearing elsewhere in this joint proxy statement/prospectus and the accompanying notes to the unaudited pro forma combined financial information. See “Standard BioTools and SomaLogic Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 164 of this joint proxy statement/prospectus. In addition, the selected pro forma data were based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes, which are incorporated by reference into this joint proxy statement/prospectus:
•
separate historical consolidated financial statements of Standard BioTools as of, and for the year ended and nine months ended, December 31, 2022 and September 30, 2023, respectively, and the related notes included in Standard BioTools’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 and Standard BioTools’ Annual Report on Form 10-K for the year ended December 31, 2022; and

•
separate historical consolidated financial statements of SomaLogic as of, and for the year ended and nine months ended, December 31, 2022 and September 30, 2023, respectively, and the related notes included in SomaLogic’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 and SomaLogic’s Annual Report on Form 10-K for the year ended December 31, 2022.

The selected pro forma data have been prepared by Standard BioTools using the acquisition method of accounting in accordance with the Financial Accounting Standards Board and ASC 805 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurement (“ASC 820”). Standard BioTools has been treated as the acquirer in the Merger for accounting purposes. Acquisition accounting requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Fair value measurements recorded in acquisition accounting are dependent upon certain valuation studies of SomaLogic’s assets and liabilities and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments reflect the assets and liabilities of SomaLogic at their preliminary estimated fair values which use assumptions that Standard BioTools believes are reasonable based on information that is currently available to it. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the selected pro forma data. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information prepared in accordance with the rules and regulations of the SEC.
The selected pro forma data have been presented for informational purposes only. The selected pro forma data do not purport to represent the actual results of operations that Standard BioTools and SomaLogic would have achieved had the companies been combined during the periods presented in the selected financial data and is not intended to project the future results of operations that Standard BioTools may achieve after the Merger is consummated.

The selected pro forma data do not reflect any cost savings that may be realized as a result of the Merger and also do not reflect any restructuring or integration-related costs to achieve those potential cost savings.
Amounts below are presented in thousands, except per share amounts.
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of September 30, 2023
(in millions)	As of September 30, 2023
Pro Forma Combined Balance Sheet Data:
Total Assets	$954,809
Total Liabilities	241,221
Total Mezzanine Equity	311,253
Total Stockholders’ Equity	$402,335
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Nine Months Ended September 30, 2023 and the Year Ended December 31, 2022
(in millions, except per share data)	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Pro Forma Combined Statement of Operations Data:
Total Revenue	$141,047	$195,614
Operating Loss	(148,942)	(287,905)
Net Loss	(132,265)	(326,162)
Net Loss Per Share, Basic	(0.46)	(1.13)
Net Loss Per Share, Diluted	$(0.46)	$(1.13)

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
The following table sets forth selected historical and unaudited pro forma combined per share information for Standard BioTools and SomaLogic.
Historical Per Share Information of Standard BioTools and SomaLogic.   The historical per share information of each of Standard BioTools and SomaLogic below is derived from the audited consolidated financial statements of each of Standard BioTools and SomaLogic as of, and for the year ended, December 31, 2022 and the unaudited condensed consolidated financial statements of each of Standard BioTools and SomaLogic as of, and for the nine months ended, September 30, 2023.
Unaudited Pro Forma Combined per Share Data of Standard BioTools.   The unaudited pro forma combined per share data of Standard BioTools set forth below gives effect to the Merger under the acquisition method of accounting, as if the Merger had been effective on January 1, 2022, the first day of Standard BioTools’ fiscal year ended December 31, 2022, in the case of net loss per share.
The unaudited pro forma combined per share data of Standard BioTools is derived from the audited consolidated financial statements of each of Standard BioTools and SomaLogic as of, and for the year ended, December 31, 2022, and the unaudited condensed consolidated financial statements of each of Standard BioTools and SomaLogic as of, and for the nine months ended, September 30, 2023.
The acquisition method of accounting is based on Financial Accounting Standards Board and ASC 805 and uses the fair value concepts defined in ASC 820. Acquisition accounting requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Fair value measurements recorded in acquisition accounting are dependent upon certain valuation studies of SomaLogic’s assets and liabilities and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments reflect the assets and liabilities of SomaLogic at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table.
The unaudited pro forma combined per share data of Standard BioTools does not purport to represent the actual results of operations that Standard BioTools would have achieved had the companies been combined during these periods or to project the future results of operations that Standard BioTools may achieve after consummation of the Merger.
Generally.   You should read the below information in conjunction with the historical consolidated financial statements of Standard BioTools and SomaLogic and related notes that have been filed with the SEC, certain of which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 209 of this joint proxy statement/prospectus. The unaudited pro forma combined per share data of Standard BioTools is derived from, and should be read in conjunction with, the Standard BioTools and SomaLogic unaudited pro forma condensed combined financial statements and related notes included in this joint proxy statement/prospectus. See “Standard BioTools and SomaLogic Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 164 of this joint proxy statement/prospectus.

	SomaLogic, Inc.		Standard BioTools Inc.
	Historical	Pro Forma Equivalent(1)	Historical	Pro Forma Combined
Net loss per share attributable to common stockholders
Basic
Nine Months Ended September 30, 2023	$(0.43)	$(0.51)	$(0.69)	$(0.46)
Year Ended December 31, 2022	(0.59)	(1.26)	(2.43)	(1.13)
Diluted
Nine Months Ended September 30, 2023	(0.43)	(0.51)	(0.69)	(0.46)
Year Ended December 31, 2022	(0.59)	(1.26)	(2.43)	(1.13)
Book Value Per Share
September 30, 2023	$2.70	$2.75	$2.27	$2.47

(1)
Calculated by multiplying the unaudited pro forma combined per share amounts by the Exchange Ratio of 1.11.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Market Prices
The principal trading market of Standard BioTools Common Stock is The Nasdaq Global Select Market and the principal trading market of SomaLogic Common Stock is The Nasdaq Capital Market. The following table sets forth, for the calendar periods indicated, the high and low sales prices per share of Standard BioTools Common Stock and per share of SomaLogic Common Stock as reported by The Nasdaq Global Select Market and The Nasdaq Capital Market, respectively. Standard BioTools Common Stock is traded under the symbol “LAB,” and SomaLogic Common Stock is traded under the symbol “SLGC.”
	Standard BioTools Common Stock		SomaLogic Common Stock
	High	Low	High	Low
2021:
First Quarter	$7.50	$4.57	$—	$—
Second Quarter(1)	$6.61	$4.03	$14.39	$10.23
Third Quarter	$7.51	$5.40	$13.98	$9.83
Fourth Quarter	$6.65	$3.59	$14.72	$10.06
2022:
First Quarter	$4.19	$2.67	$11.89	$7.02
Second Quarter	$4.23	$1.57	$8.49	$4.20
Third Quarter	$2.07	$0.92	$5.60	$2.85
Fourth Quarter	$1.57	$0.92	$3.55	$2.02
2023:
First Quarter	$2.38	$1.16	$3.79	$1.98
Second Quarter	$2.65	$1.46	$3.55	$2.01
Third Quarter	$3.16	$1.88	$2.54	$1.93
Fourth Quarter (through November 27, 2023)	$2.97	$1.57	$2.80	$1.73

(1)
Beginning on August 23, 2021 with respect to SomaLogic Common Stock.

The following table sets forth the closing sale prices per share of Standard BioTools Common Stock and per share of SomaLogic Common Stock as reported on The Nasdaq Global Select Market and The Nasdaq Capital Market, respectively, as of October 3, 2023, the last trading day before the public announcement of the Merger Agreement, and as of November 27, 2023, the latest practicable trading date before the filing of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration payable per share of SomaLogic Common Stock pursuant to the Merger Agreement on each of the dates, which has been determined by multiplying the closing price of a share of Standard BioTools Common Stock on each of the dates by the Exchange Ratio of 1.11.
	Standard BioTools Common Stock	SomaLogic Common Stock	Implied Value of Merger Consideration
October 3, 2023	$2.70	$2.30	$3.00
November 27, 2023	$2.50	$2.73	$2.78
The market prices of Standard BioTools Common Stock and SomaLogic Common Stock have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Standard BioTools Special Meeting and the SomaLogic Special Meeting and the date the Merger is consummated and thereafter. No assurance can be given concerning the market prices of Standard BioTools Common Stock or SomaLogic Common

Stock before consummation of the Merger or the market price of Standard BioTools Common Stock after consummation of the Merger.
Holders
As of 5:00 p.m. Eastern Time on the Standard BioTools Record Date, 83,162,205 shares of Standard BioTools Common Stock, held by 77 holders of record, and 255,559 shares of Series B Preferred Stock, held by four holders of record, were outstanding and entitled to vote at the Standard BioTools Special Meeting. As of 5:00 p.m. Eastern Time on the SomaLogic Record Date, 188,679,133 shares of SomaLogic Common Stock, held by 202 holders of record, were outstanding and entitled to vote at the SomaLogic Special Meeting.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements” of this joint proxy statement/prospectus, Standard BioTools stockholders should carefully consider the following risks in deciding whether to vote for the approval of the Standard BioTools Proposals, and SomaLogic stockholders should carefully consider the following risks in deciding whether to vote for the approval of the SomaLogic Proposals. Descriptions of some of these risks can be found in the Annual Report for Standard BioTools on Form 10-K for the year ended December 31, 2022, the Quarterly Report for Standard BioTools on Form 10-Q for the quarter ended September 30, 2023, the Annual Report for SomaLogic on Form 10-K for the year ended December 31, 2022 and the Quarterly Reports for SomaLogic on Form 10-Q for the quarters ended June 30, 2023 and September 30, 2023, and any amendments thereto, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and other filings with the SEC from time to time, which are incorporated by reference into this joint proxy statement/prospectus. You should read carefully this entire joint proxy statement/prospectus and its annexes and exhibits and the other documents incorporated by reference into this joint proxy statement/prospectus. See also “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” beginning on pages 207 and 209, respectively, of this joint proxy statement/prospectus.
Risks Related to the Merger
Fluctuations in the market price of Standard BioTools Common Stock will affect the value of the Merger consideration.
In connection with the closing of the Merger, each share of SomaLogic Common Stock issued and outstanding immediately prior to the Effective Time will become the right to receive 1.11 shares of Standard BioTools Common Stock based on the Exchange Ratio (plus cash in lieu of fractional shares). The Exchange Ratio will not be adjusted in the event of any change in the market price of Standard BioTools Common Stock or SomaLogic Common Stock and as a result, prior to the Effective Time, SomaLogic stockholders and Standard BioTools stockholders cannot be sure of the value of the Standard BioTools Common Stock to be issued in connection with the Merger. Based on the closing price per share of Standard BioTools Common Stock on The Nasdaq Global Select Market on November 27, 2023, the latest practicable trading date before the filing of this joint proxy statement/prospectus, the 1.11 shares of Standard BioTools Common Stock that each share of SomaLogic Common Stock will convert into at the Effective Time would have a value of approximately $2.78.
The exact dollar value of the Standard BioTools Common Stock that the Standard BioTools stockholders and the SomaLogic stockholders will hold upon consummation of the Merger will not be known at the time of the Standard BioTools Special Meeting or the SomaLogic Special Meeting and may be greater than, the same as or less than the current market price of the Standard BioTools Common Stock at the time of the Standard BioTools Special Meeting or the SomaLogic Special Meeting. The market price of Standard BioTools Common Stock is subject to general price fluctuations in the market for publicly traded equity securities and has experienced volatility in the past and may vary significantly from the dates of the Standard BioTools Special Meeting and the SomaLogic Special Meeting. As a result of these fluctuations, the value of the Merger consideration will also vary. For example, based on the range of closing prices of Standard BioTools Common Stock during the period from October 3, 2023, the last trading day before public announcement of the Merger, through November 27, 2023, the latest practicable trading date before the filing of this joint proxy statement/prospectus, the Exchange Ratio represented a value ranging from a low of $1.9203 to a high of $3.108 for each share of SomaLogic Common Stock.
Stock price changes may result from a variety of factors, including general market, industry and economic conditions, changes in the respective businesses, operations and prospects of SomaLogic and Standard BioTools, regulatory considerations, results of the SomaLogic Special Meeting and the Standard BioTools Special Meeting, announcements with respect to the Merger or any of the foregoing, and other factors beyond the control of SomaLogic or Standard BioTools. You should obtain current market price quotations for SomaLogic Common Stock and for Standard BioTools Common Stock, but as indicated above, the prices at the time the Merger is consummated may be greater than, the same as or less than such price quotations.

The Merger may not be consummated unless important conditions are satisfied or waived and there can be no assurance that the Merger will be consummated.
The Merger Agreement contains a number of conditions that must be satisfied or waived (to the extent permitted by applicable law) to consummate the Merger. Those conditions include, among others:
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approval of the SomaLogic Merger Proposal by the SomaLogic stockholders;

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approval of the Standard BioTools Share Issuance Proposal and Standard BioTools Charter Amendment Proposal by the Standard BioTools stockholders;

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approval for listing on The Nasdaq Global Select Market of the Standard BioTools Common Stock to be issued to SomaLogic stockholders in connection with the Merger, subject to official notice of issuance;

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expiration or termination of the waiting period relating to the Merger under applicable antitrust laws;

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the absence of any law, judgment, order or other legal restraint prohibiting the Merger; and

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the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part.

These conditions to the consummation of the Merger may not be satisfied or waived (to the extent permitted by applicable law) and, as a result, the Merger may not be consummated at the time expected, or at all. For additional information regarding the conditions to the Merger, see “The Merger Agreement —  Conditions to Completion of the Merger” beginning on page 146 of this joint proxy statement/prospectus.
In addition, SomaLogic or Standard BioTools may elect to terminate the Merger Agreement in certain circumstances. See “The Merger Agreement — Termination” beginning on page 160 of this joint proxy statement/prospectus.
The Merger Agreement contains provisions that could discourage a potential competing acquirer of either SomaLogic or Standard BioTools.
The Merger Agreement contains “no shop” provisions that restrict each of Standard BioTools’ and SomaLogic’s ability to solicit, initiate, induce, knowingly encourage or knowingly facilitate, or take any other action designed to facilitate, competing third-party proposals relating to a merger, reorganization or consolidation of the respective company or an acquisition of the respective company’s stock or assets. In addition, the other party generally has an opportunity to offer to modify the terms of the Merger Agreement in response to any competing acquisition proposals before the board of directors of the company that has received a third-party proposal may withdraw or qualify its recommendation with respect to the Merger. If the Merger Agreement is terminated in connection with the pursuit of a third-party transaction by one of the parties, that party will be required to pay a termination fee of $19,123,214 (in the case of Standard BioTools) or $17,176,173 (in the case of SomaLogic) to the other party. See “The Merger Agreement — No Solicitation,” “The Merger Agreement — Termination” and “The Merger Agreement —  Termination Fee and Expense Reimbursement” beginning on pages 149, 160 and 161, respectively, of this joint proxy statement/prospectus.
These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of Standard BioTools or SomaLogic from considering or proposing an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the Merger. A potential third-party acquirer maintaining interest in the face of these provisions might propose to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the applicable termination fee described above.
If the Merger Agreement is terminated and either Standard BioTools or SomaLogic determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Merger.

The pendency of the Merger could materially adversely affect the business, financial condition, results of operations or cash flows of SomaLogic or Standard BioTools.
The announcement and pendency of the Merger could disrupt SomaLogic’s or Standard BioTools’ businesses, in any of the following ways, among others:
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SomaLogic’s or Standard BioTools’ employees may experience uncertainty about their future roles with the combined company, which might adversely affect each company’s ability to retain and hire key managers and other employees;

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the attention of SomaLogic management or Standard BioTools management may be directed toward completion of the Merger, integration planning and transaction-related considerations and may be diverted from each company’s day-to-day business operations and, following the completion of the Merger, the attention of the combined company’s management may also be diverted to such matters;

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vendors, suppliers, business partners or others may seek to modify or terminate their business relationship with SomaLogic or Standard BioTools or the combined company following completion of the Merger;

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SomaLogic or Standard BioTools, or the combined company following completion of the Merger, and their respective directors could become subject to lawsuits relating to the Merger; and

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SomaLogic or Standard BioTools may experience negative reactions from their stockholders, among others.

These disruptions could be exacerbated by a delay in the completion of the Merger or termination of the Merger Agreement. Additionally, if the Merger is not consummated, each company will have incurred significant costs and diverted the time and attention of management. A failure to consummate the Merger may also result in negative publicity, reputational harm, litigation against SomaLogic or Standard BioTools or their respective directors and officers, and a negative impression of the companies in the financial markets. The occurrence of any of these events individually or in combination could have a material adverse effect on either or both companies’ financial statements and stock price.
In addition, the Merger Agreement restricts Standard BioTools and SomaLogic from taking certain actions until the Effective Time without the consent of the other party, including, among others: the payment of dividends; the issuance of equity (including certain equity incentive awards); certain increases to employee compensation and benefits; capital expenditures; the incurrence of indebtedness; acquisitions and divestitures; and the entry into or amending certain material contracts. Standard BioTools and SomaLogic are required to conduct business in the ordinary course consistent with past practice. The restrictive covenants, which are subject to various specific exceptions, may prevent Standard BioTools or SomaLogic from pursuing attractive business opportunities that may arise prior to the consummation of the Merger. Although Standard BioTools and SomaLogic may be able to pursue such activities with the other company’s consent, the other company may not be willing to provide its consent. For a description of the restrictive covenants applicable to Standard BioTools and SomaLogic, see “The Merger Agreement — Covenants; Conduct of Business Pending the Merger” beginning on page 154 of this joint proxy statement/prospectus.
The Merger may be completed even though a material adverse effect may result from the announcement of the Merger, industry wide changes or other causes.
In general, neither Standard BioTools nor SomaLogic is obligated to complete the Merger if there is a continuing material adverse effect affecting the other party between October 4, 2023, the date of the Merger Agreement, and the Closing. However, certain types of changes are excluded from the concept of a “material adverse effect.” Such exclusions include, but are not limited to, changes in general business or economic conditions that generally affect the industry, political conditions, acts of war or terrorism or the outbreak or escalation of armed hostilities, natural disasters, epidemics and pandemics (including COVID-19 and any evolutions or mutations thereof), other acts of God or force majeure events, changes in financial, banking or securities markets, including changes in interest rates in the United States or any other country or region in the world, changes in laws or U.S. Generally Accepted Accounting Principles (“GAAP”), certain changes in the price or trading volume of Standard BioTools Common Stock or SomaLogic Common Stock,

certain failures by Standard BioTools or SomaLogic to meet internal or analysts’ expectations or projections or the results of operations, and changes resulting from the announcement, performance or pendency of the Merger. Therefore, if any of these events were to occur, impacting Standard BioTools or SomaLogic, the other party would still be obliged to consummate the closing of the Merger. If any such adverse changes occur and Standard BioTools and SomaLogic consummate the closing of the Merger, the stock price of the combined company may suffer. This in turn may reduce the value of the Merger to the stockholders of Standard BioTools, SomaLogic or both. For a more complete discussion of what constitutes a material adverse effect on Standard BioTools or SomaLogic, see the section entitled “The Merger Agreement —  Conditions to the Completion of the Merger” beginning on page 146 of this joint proxy statement/prospectus.
If Standard BioTools and SomaLogic complete the Merger, the combined company may need to raise additional capital by issuing equity securities or additional debt or through licensing arrangements, which may cause significant dilution to the combined company’s stockholders or restrict the combined company’s operations.
Additional financing may not be available to the combined company when it is needed or may not be available on favorable terms. To the extent that the combined company raises additional capital by issuing equity securities, such financing will cause additional dilution to all securityholders of the combined company, including Standard BioTools’ pre-Merger stockholders and SomaLogic’s former stockholders. It is also possible that the terms of any new equity securities may have preferences over the combined company’s common stock. Any debt financing the combined company enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the combined company’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments. In addition, if the combined company raises additional funds through licensing arrangements, it may be necessary to grant licenses on terms that are not favorable to the combined company.
Litigation filed or that may be filed against SomaLogic, Standard BioTools, Merger Sub and/or the members of the SomaLogic Board or the Standard BioTools Board could prevent or delay the consummation of the Merger.
A complaint has been filed against Standard BioTools and the members of the Standard BioTools Board for allegedly causing the filing with the SEC on November 14, 2023 of a materially deficient registration statement on Form S-4. Among other remedies, the plaintiff seeks to enjoin an upcoming stockholder vote on the proposed Merger. Additional lawsuits arising out of the Merger may be filed in the future. For a more detailed description of litigation and related matters in connection with the Merger, see “The Merger—Litigation Relating to the Merger” beginning on page 135 of this joint proxy statement/prospectus.
The outcome of this lawsuit or any other lawsuit that may be filed challenging the Merger is uncertain. One of the conditions to the closing of the Merger is that no governmental authority has issued or entered any order after the date of the Merger Agreement having the effect of enjoining or otherwise prohibiting the consummation of the Merger. Accordingly, if this lawsuit or any future lawsuit is successful in obtaining any order enjoining consummation of the Merger, then such order may prevent the Merger from being consummated, or from being consummated within the expected time frame, and could result in substantial costs to SomaLogic and Standard BioTools, including but not limited to, costs associated with the indemnification of directors and officers. Any such injunction or delay in the Merger being completed may adversely affect SomaLogic’s or Standard BioTools’ business, financial condition, results of operations, and cash flows.
SomaLogic directors and executive officers and Standard BioTools directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of SomaLogic stockholders and Standard BioTools stockholders.
Certain of the directors and executive officers of SomaLogic and certain of the directors and executive officers of Standard BioTools negotiated the terms of the Merger Agreement and these individuals have interests in the Merger that may be different from, or in addition to, those of SomaLogic stockholders and Standard BioTools stockholders, respectively. These interests include, but are not limited to, the continued service of certain of these individuals as directors and executive officers of Standard BioTools after the date of the consummation of the Merger (the “Closing Date”), the interests of Mr. Casdin as a director and of Casdin Capital, LLC (of which Mr. Casdin serves as managing member) as a stockholder of both Standard BioTools and SomaLogic, the treatment in the Merger of SomaLogic RSUs, SomaLogic Stock Options and certain other compensation arrangements with the SomaLogic and Standard BioTools directors and executive officers, and provisions in the Merger Agreement regarding continued indemnification of and advancement of expenses of the directors and executive officers of SomaLogic and Standard BioTools. SomaLogic stockholders and Standard BioTools stockholders should be aware of these interests when they consider their respective board of directors’ recommendations that they vote in favor of the Merger-related proposals.
The members of the SomaLogic Board were aware of and considered these interests relating to SomaLogic, among other matters, in evaluating the Merger Agreement and the Merger, and in recommending that SomaLogic stockholders approve the SomaLogic Proposals. The interests of SomaLogic directors and executive officers are described in more detail under “The Merger — Interests of SomaLogic Directors and Executive Officers in the Merger” beginning on page 130 of this joint proxy statement/prospectus.
The members of the Standard BioTools Board were aware of and considered these interests relating to Standard BioTools, among other matters, in evaluating the Merger Agreement and the Merger, and in recommending that Standard BioTools stockholders approve the Standard BioTools Proposals. The interests of Standard BioTools directors and executive officers are described in more detail under “The Merger —  Interests of Standard BioTools’ Directors and Executive Officers in the Merger” beginning on page 123 of this joint proxy statement/prospectus.
Following the consummation of the Merger, the composition of the board of directors and management of the combined company will be different from the composition of the current board of directors and management of each of Standard BioTools and SomaLogic and Standard BioTools’ current stockholders will not have a majority ownership and voting interest in the combined company, which may affect the strategy and operations of the combined company.
Pursuant to the Merger Agreement, following the consummation of the Merger, the board of directors of the combined company will consist of (i) Dr. Egholm, Mr. Eloi (as the designee of the holders of the Series B-2 Preferred Stock), and Dr. Witney, who will be the Standard BioTools Board designees; (ii) Mr. Carey (who is expected to chair the combined company’s board of directors), Mr. Cox, and Ms. Hibbs, who will be the SomaLogic Board designees; and (iii) Mr. Casdin (as the designee of the holders of the Series B-1 Preferred Stock).
At the Effective Time, Standard BioTools will take all necessary action to cause Dr. Egholm to continue as Chief Executive Officer of the combined company. In the event that Dr. Egholm is not the Chief Executive Officer of Standard BioTools immediately prior to the Effective Time, Standard BioTools will select another individual reasonably acceptable to SomaLogic to be appointed as Chief Executive Officer of the combined company as of the Effective Time.
In addition to Dr. Egholm, certain of Standard BioTools’ current executive leadership team are expected to continue to serve in the same roles in the combined company after the consummation of the Merger, including Jeffrey Black, Chief Financial Officer, and Hanjoon Alex Kim, Chief Operating Officer. In addition, after consummation of the Merger, Adam Taich, currently the interim Chief Executive Officer of SomaLogic, is expected to serve as Chief Strategy Officer and Shane Bowen, currently the Chief Research and Development Officer of SomaLogic, is expected to serve as Chief Technology Officer.
This composition of the board of directors of the combined company may affect the combined company’s business strategy and operating decisions following the consummation of the Merger, as compared to those of Standard BioTools and SomaLogic prior to the Merger. In addition, there can be no assurances that the board of directors of the combined company will function effectively as a team and that any differences or difficulties, should they arise, will not have an adverse effect on the combined company’s business or results after the Closing Date.
In addition, immediately following completion of the Merger and the issuance of the Standard BioTools Common Stock to the SomaLogic stockholders at the Effective Time, Standard BioTools’ current stockholders in the aggregate will not have a majority ownership and voting interest in the combined company, which may result in Standard BioTools stockholders having less influence on the combined company’s management and policies. Standard BioTools stockholders currently have the right to vote for the election of directors to the Standard BioTools Board and on other matters affecting Standard BioTools. Immediately following completion of the Merger, based on the companies’ fully diluted market capitalizations as of the signing of the Merger Agreement, Standard BioTools stockholders and SomaLogic stockholders are expected to own approximately 43% and 57%, respectively, of the combined company’s outstanding shares. As a result, current Standard BioTools stockholders may have less influence on the combined company’s management and policies than they currently have.
The opinions of SomaLogic’s and Standard BioTools’ financial advisors do not reflect changes in circumstances that may have occurred or that may occur between the signing of the Merger Agreement and the consummation of the Merger.
The opinion rendered to the SomaLogic Board by PWP, and the opinion rendered to the Standard BioTools Board by Centerview, were provided in connection with, and at the time of, the SomaLogic and Standard BioTools Boards’ respective evaluations of the Merger. These opinions were based on the respective financial analyses performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to them, as of the date of their respective opinions, which may have changed, or may change, after the date of the opinions. Neither the SomaLogic Board nor the Standard BioTools Board has obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus or as of any other date, nor does either expect to receive updated, revised or reaffirmed opinions prior to the consummation of the Merger. Changes in the operations and prospects of SomaLogic or Standard BioTools, general market and economic conditions and other factors that may be beyond the control of SomaLogic or Standard BioTools, and which changes were not taken into account by SomaLogic’s and Standard BioTools’ financial advisors in rendering their respective opinions, may significantly alter the value of SomaLogic or Standard BioTools or the prices of SomaLogic Common Stock or Standard BioTools Common Stock by the time the Merger is consummated. The opinions do not speak as of the time the Merger will be consummated or as of any date other than the date of such opinions. Because there are no plans for SomaLogic’s and Standard BioTools’ financial advisors to update their opinions, the opinions do not address the fairness of the Exchange Ratio or the Merger consideration, as applicable, from a financial point of view, at any time other than the time such opinions were rendered, even though the SomaLogic Board’s recommendation that SomaLogic stockholders vote “FOR” the SomaLogic Proposals and the Standard BioTools Board’s recommendation that Standard BioTools stockholders vote “FOR” the Standard BioTools Proposals are made as of the date of this joint proxy statement/prospectus. For a description of the opinions that the SomaLogic Board and the Standard BioTools Board received from their respective financial advisors, see “The Merger — Opinion of SomaLogic’s Financial Advisor,” “The Merger — Opinion of Standard BioTools’ Financial Advisor” beginning on pages 113 and 101, respectively, of this joint proxy statement/prospectus.
Failure to consummate the Merger could negatively impact respective future stock prices, operations and financial results of SomaLogic and Standard BioTools.
If the Merger is not consummated for any reason, SomaLogic and Standard BioTools may be subject to a number of material risks, including the following:
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a decline in the market prices of SomaLogic Common Stock or Standard BioTools Common Stock to the extent that their current market prices reflect a market assumption that the Merger will be consummated and will be beneficial to the value of the business of Standard BioTools after the Closing Date;

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having to pay certain costs related to the proposed Merger, such as legal, accounting, financial advisory, printing and mailing fees, which must be paid regardless of whether the Merger is consummated;

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addressing the consequences of operational decisions made since the signing of the Merger Agreement, including because of restrictions on SomaLogic’s or Standard BioTools’ operations imposed by the terms of the Merger Agreement and decisions to delay or defer capital expenditures;

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returning the focus of management and personnel to operating SomaLogic or Standard BioTools, as applicable, on a standalone basis, without any of the benefits expected to have been provided by the consummation of the Merger; and

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negative reactions from their respective stockholders, suppliers and employees.

In addition to the above risks, SomaLogic or Standard BioTools may be required, under certain circumstances, to pay a termination fee of up to $19,123,214 (in the case of Standard BioTools) or $17,176,173 (in the case of SomaLogic) to the other party, or in some cases reimburse the other party’s transaction-related expenses (up to $2,000,000), which may materially adversely affect SomaLogic’s or Standard BioTools’ financial condition, as applicable. The business of SomaLogic or Standard BioTools may be adversely impacted by the failure to pursue other beneficial opportunities due to the focus of SomaLogic and Standard BioTools management on the Merger. A failure to consummate the Merger may also result in negative publicity, reputational harm, litigation against SomaLogic or Standard BioTools or their respective directors and officers, and a negative impression of the companies in the financial markets.
If the Merger is not consummated, we cannot assure the Standard BioTools stockholders or the SomaLogic stockholders that these risks will not materialize and will not materially adversely affect the business, financial results and stock price of the respective companies.
SomaLogic stockholders and Standard BioTools stockholders will not be entitled to appraisal rights in the Merger.
Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.
Under the DGCL § 262(b), stockholders do not have appraisal rights if the shares of stock they hold, as of the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon a merger, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the Merger Agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a) through (c).
Because the Standard BioTools Common Stock is listed on The Nasdaq Global Select Market, a national securities exchange, and is expected to continue to be so listed on the Standard BioTools Record Date, Standard BioTools stockholders will not be entitled to appraisal rights in the Merger with respect to their Standard BioTools Common Stock. Similarly, the SomaLogic Common Stock is listed on The Nasdaq Capital Market and is expected to continue to be so listed on the SomaLogic Record Date. Because holders of SomaLogic Common Stock will also receive Standard BioTools Common Stock in the Merger and cash in lieu of fractional shares, holders of SomaLogic Common Stock will also not be entitled to appraisal rights in the Merger with respect to their SomaLogic Common Stock.
Financial projections regarding SomaLogic and Standard BioTools may not prove accurate.
In connection with the Merger, SomaLogic and Standard BioTools prepared and considered internal financial forecasts for SomaLogic and Standard BioTools. These financial projections are based on several assumptions, including regarding future operating cash flows, expenditures and income of SomaLogic and Standard BioTools, including benefits to be realized from the Merger. These financial projections were not prepared with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, within projected timeframes or at all. The failure of SomaLogic or Standard BioTools to achieve projected results could have a material adverse effect on the price of the Standard BioTools Common Stock, the combined company’s financial position after the Closing Date, and the combined company’s ability to pay dividends, and/or pay dividends at or above the rate currently paid by Standard BioTools or SomaLogic (if any), following the consummation of the Merger.

The market price for Standard BioTools Common Stock following completion of the Merger will continue to fluctuate and may be affected by factors different from those that historically have affected Standard BioTools Common Stock and SomaLogic Common Stock.
Following the completion of the Merger, Standard BioTools stockholders and SomaLogic stockholders will be stockholders in the combined company. Based on the number of outstanding shares of SomaLogic Common Stock as of the SomaLogic Record Date, Standard BioTools would issue approximately        million shares of Standard BioTools Common Stock as Merger Consideration. SomaLogic stockholders may decide not to hold the Standard BioTools Common Stock they receive in the Merger and other SomaLogic stockholders, such as funds with limitations on the amount of stock they are permitted hold in individual issuers, may be required to sell Standard BioTools Common Stock that they receive in the Merger. Such sales, or market perception of such sales, of Standard BioTools Common Stock could result in a higher-than-average trading volume following the closing of the Merger and may cause the market price for Standard BioTools Common Stock to decline.
Additionally, SomaLogic’s business differs in important respects from that of Standard BioTools and the combined company’s business will differ from that of Standard BioTools and SomaLogic prior to the completion of the Merger. Accordingly, the results of operations of the combined company and the market price of Standard BioTools Common Stock after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of Standard BioTools and SomaLogic. This joint proxy statement/prospectus describes the businesses of SomaLogic and Standard BioTools and incorporates by reference important information regarding the businesses of SomaLogic and Standard BioTools and also describes important factors to consider in connection with those businesses and the business of the combined company.
Standard BioTools or SomaLogic may waive one or more of the conditions to the Merger and may do so without re-soliciting stockholder approval.
Standard BioTools or SomaLogic may agree to waive (to the extent permitted by applicable law), in whole or in part, some of the conditions to each party’s obligations to complete the Merger, to the extent permitted by applicable law. For example, it is a condition to Standard BioTools’ and SomaLogic’s respective obligations to close the Merger that certain of the representations and warranties of the other party are true and correct in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct would not have a material adverse effect. However, if the board of directors of either party determines that it is in the best interests of the stockholders of that company to waive any such breach by the other party, then such board of directors may elect to waive that condition (to the extent permitted by applicable law).
In the event of a waiver of a condition (to the extent permitted by applicable law), the boards of directors of Standard BioTools and SomaLogic will evaluate the materiality of any such waiver to determine whether amendment of this joint proxy statement/prospectus and re-solicitation of proxies is necessary. In the event that the boards of directors of the waiving party, in its own reasonable discretion, determines any such waiver is not significant enough to require re-solicitation of its stockholders, it will have the discretion to cause the Merger to be completed without seeking further stockholder approval, which decision may have a material adverse effect on the stockholders of the combined company following the Merger. For example, the market could react negatively to such information, which may cause a substantial decline in the price of the common stock of the combined company following the Merger.
Notwithstanding the foregoing, certain closing conditions may not be waived due to applicable law, or otherwise. The following closing conditions may not be waived: receipt of the requisite stockholder approvals; the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part; and the absence of any order or injunction that has the effect of prohibiting the consummation of the Merger. The foregoing closing conditions are the only closing conditions to the Merger that may not be waived. All other closing conditions to the Merger may be waived (to the extent permitted by applicable law) by Standard BioTools and/or SomaLogic, as applicable. See the section “The Merger Agreement — Conditions to the Completion of the Merger” for further information.

The Merger may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, resulting in recognition of taxable gain or loss by SomaLogic stockholders in respect of their SomaLogic Common Stock.
As discussed in the section entitled “Material U.S. Federal Income Tax Consequences,” the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) Code. However, SomaLogic has not sought and does not intend to seek a ruling from the IRS or an opinion of counsel regarding the intended tax treatment of the Merger. Consequently, there can be no assurance that the IRS will not challenge the intended tax treatment of the Merger and, if challenged, that a court would not sustain the IRS’s position. In the event that the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, each U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences”) would recognize gain or loss upon the exchange of shares of SomaLogic Common Stock for Standard BioTools Common Stock in the Merger equal to the difference between the fair market value of the shares of Standard BioTools Common Stock received in exchange for the shares of SomaLogic Common Stock (plus any cash received in lieu of a fractional share) and such U.S. Holder’s adjusted tax basis in the shares of SomaLogic Common Stock surrendered. Each SomaLogic stockholder is urged to consult with his, her or its own tax advisor with respect to the tax consequences of the Merger.
SomaLogic might not be able to utilize a significant portion of its net operating loss carryforwards and research and development tax credit carryforwards.
SomaLogic has incurred significant net losses since its inception and cannot guarantee when, if ever, it will become profitable. Unused net operating loss (“NOL”) and tax credit carryforwards will carry forward to offset future taxable income, subject to applicable limitations on the use of those losses. Federal NOLs incurred in taxable years ending on or before December 31, 2017 are eligible to be carried forward for up to 20 years, and to be deducted in full against income for the years to which they may be carried. Federal NOLs incurred in taxable years ending after December 31, 2017 are eligible to be carried forward indefinitely, but may offset no more than 80% of the taxable income for the years to which they are carried (computed without regard to the deduction for carryovers of NOLs). To the extent they expire unused, these NOLs and tax credit carryforwards will not be available to offset future income tax liabilities.
In addition, under Sections 382 and 383 of the Code, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change NOLs and tax credit carryovers to reduce its tax liability for post-change periods may be limited. SomaLogic may have experienced ownership changes in the past. It is likely that SomaLogic will experience an ownership change as a result of the Merger and may experience future ownership changes as a result of subsequent shifts in its stock ownership, some of which may be outside of its control. As a result, SomaLogic’s ability to use its historical NOLs and tax credit carryovers to offset future income tax liabilities is limited by prior ownership changes and may become limited by additional ownership changes in the future (including any ownership change resulting from the Merger).
Risks Related to the Business of the Combined Company After the Merger
Combining the two companies may be more difficult, costly or time consuming than expected, and Standard BioTools may not realize all of the anticipated benefits of the Merger.
SomaLogic and Standard BioTools have operated and, until the consummation of the Merger, will continue to operate, independently. The success of the Merger will depend on, among other things, the combined company’s ability to integrate the businesses of SomaLogic and Standard BioTools in a timely fashion. Additionally, the combined company may not be able to successfully achieve the level of cost savings, revenue enhancements and synergies that it expects. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected. In addition, failure to successfully integrate the businesses in the expected timeframe may adversely affect the combined company’s business, financial condition, results of operations or cash flows.

In addition, the combined operation of two businesses may be a complex, costly and time-consuming process. The difficulties of combining the operations of the companies include, among others:
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the diversion of management attention to integration matters;

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difficulties in integrating functions, personnel and systems;

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difficulties in assimilating employees and in attracting and retaining key personnel;

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difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the combination;

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challenges of managing a larger combined company following the Merger, including challenges of conforming standards, controls, procedures and accounting and other policies and compensation structures;

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declines in Standard BioTools’ results of operations, financial condition or cash flows;

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a decline in the market price of Standard BioTools Common Stock;

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contingent liabilities that are larger than expected;

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potential unknown liabilities, adverse consequences and unforeseen increased expenses associated with the Merger;

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tax effects of the Merger, including the ability to realize the benefits of any deferred tax assets or liabilities;

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disruption of existing relationships with business partners, and other constituencies; and

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the disruption of, or the loss of momentum in, ongoing research and development activities.

Many of these factors are outside the control of SomaLogic and Standard BioTools, and any one of them could result in increased costs, decreased expected revenues and diversion of management time and energy, which could materially impact the business, financial condition, results of operations and cash flows of the combined company. These factors could cause dilution to the earnings per share of the combined company, decrease or delay the expected accretive effect of the Merger and negatively impact the price of Standard BioTools Common Stock. As a result, it cannot be assured that the combined company will realize the full benefits anticipated from the Merger within the anticipated time frames, or at all.
In addition, following the Merger, Standard BioTools will become responsible for SomaLogic’s liabilities and obligations, including with respect to legal, financial, regulatory, and compliance matters. These obligations will result in additional cost and investment by Standard BioTools and, if Standard BioTools has underestimated the amount of these costs and investments or if Standard BioTools fails to satisfy any such obligations, Standard BioTools may not realize the anticipated benefits of the Merger. Further, it is possible that there may be unknown, contingent or other liabilities or problems that may arise in the future, the existence and/or magnitude of which Standard BioTools was previously unaware. Any such liabilities or problems could have an adverse effect on the combined company’s business, financial condition, results of operations or cash flows.
Even if the Merger is successfully consummated and the businesses integrated, there can be no assurance that the Merger will result in the realization of the full benefit of the anticipated synergies and cost savings or that these benefits will be realized within the expected time frames or at all. Difficulties in integrating the businesses could harm the reputation of the combined company. In addition, by engaging in the Merger, Standard BioTools may forego or delay pursuit of other opportunities that may have proven to have greater commercial potential.
SomaLogic and Standard BioTools will incur substantial direct and indirect costs as a result of the Merger and the combined company will incur substantial direct and indirect costs in connection with combining the business of SomaLogic and Standard BioTools following the Merger.
SomaLogic and Standard BioTools will incur substantial expenses in connection with and as a result of consummating the Merger, and over a period of time following the consummation of the Merger, Standard

BioTools also expects to incur substantial expenses as a combined company in connection with coordinating and, in certain cases, combining the businesses, operations, policies and procedures of SomaLogic and Standard BioTools. A portion of the transaction costs related to the Merger will be incurred regardless of whether the Merger is consummated. While SomaLogic and Standard BioTools have assumed that a certain level of transaction expenses will be incurred, factors beyond SomaLogic’s and Standard BioTools’ control could affect the total amount or the timing of these expenses. Although many of the expenses that will be incurred, by their nature, are difficult to estimate accurately, the current estimate of the aggregate expenses that will be incurred by SomaLogic and Standard BioTools is approximately $23.0 million, which is subject to change. These expenses may exceed the costs historically borne by SomaLogic and Standard BioTools. These expenses could adversely affect the financial condition, results of operations and cash flows of the combined company following the consummation of the Merger.
Standard BioTools’ actual financial position and results of operations after the Merger as a combined company may differ materially from the unaudited pro forma financial information included in this joint proxy statement/prospectus.
The unaudited pro forma financial information included in this joint proxy statement/prospectus is presented for informational purposes only and may not be an indication of what Standard BioTools’ financial position or results of operations would have been had the Merger been consummated on the dates indicated. The unaudited pro forma financial information has been derived from the audited and unaudited historical financial statements of Standard BioTools and SomaLogic and certain adjustments and assumptions regarding Standard BioTools after giving effect to the Merger. The assets and liabilities of SomaLogic have been measured at fair value based on various preliminary estimates using assumptions that Standard BioTools and SomaLogic management believes are reasonable, utilizing information currently available. These fair value measurements can be highly subjective, and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances. These estimates, which require extensive use of accounting estimates and management judgment, may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the unaudited pro forma financial information and the final acquisition accounting will occur and could have a material impact on the unaudited pro forma financial information and the combined company’s financial position and future results of operations.
Standard BioTools’ management performed a preliminary review of SomaLogic’s accounting policies and did not identify any material adjustments to be made to align accounting policies. Following the consummation of the proposed Merger, Standard BioTools' management will perform a detailed review of SomaLogic’s accounting policies in an effort to determine if differences in accounting policies require further adjustment or reclassification of SomaLogic’s results of operations or assets or liabilities to conform to Standard BioTools’ accounting policies and classification. As a result, Standard BioTools may subsequently identify additional differences in the accounting policies, which could have a material impact on the unaudited pro forma condensed combined financial information contained in this joint proxy statement/prospectus.
In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the consummation of the Merger. Any material variance from the pro forma financial information may cause significant variations in the market price of the Standard BioTools Common Stock. See “Standard BioTools and SomaLogic Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 164 of this joint proxy statement/prospectus.
The Merger will be dilutive to Standard BioTools’ earnings per share.
Because Standard BioTools Common Stock will be issued in connection with the Merger, the Merger will be dilutive to Standard BioTools’ earnings per share. Future events and conditions could increase the dilution that is currently projected, including adverse changes in market conditions, additional transaction and integration-related costs and other factors such as the failure to realize some or all of the benefits anticipated in the Merger. Any dilution of, or delay of any accretion to, Standard BioTools’ earnings per share could cause the price of Standard BioTools’ Shares to decline or grow at a reduced rate.

If Standard BioTools records goodwill and other intangible assets as a result of the Merger, such goodwill and/or other intangible assets could become impaired in the future.
Accounting standards in the United States require that one party to the Merger be identified as the acquirer. In accordance with these standards, the Merger will be accounted for as an acquisition of SomaLogic Common Stock by Standard BioTools and will follow the acquisition method of accounting for business combinations. The Standard BioTools assets and liabilities will be consolidated with those of SomaLogic on Standard BioTools’ financial statements. The combined company will measure SomaLogic’s assets acquired and liabilities assumed at their fair values, including net tangible and identifiable intangible assets acquired and liabilities assumed, if any, as of the consummation of the Merger. If the fair value of the consideration transferred exceeds the fair value of the assets acquired and liabilities assumed, the excess will be recorded as goodwill. Alternatively, if the fair value of the assets acquired and liabilities assumed exceeds the fair value of consideration transferred, the transaction would result in a bargain purchase gain.
In accordance with GAAP, the combined company will be required to periodically assess these assets to determine if they are impaired. To the extent goodwill or other intangible assets become impaired, the combined company may be required to incur material charges relating to such impairment. Such a potential impairment charge could have a material impact on future operating results and statements of financial position of the combined company.
If third parties terminate, modify or threaten to terminate existing contracts or relationships with Standard BioTools or SomaLogic, Standard BioTools’ and SomaLogic’s respective businesses may be materially harmed.
SomaLogic has contracts with customers, suppliers, vendors, landlords, licensors and other business partners that may require SomaLogic to obtain consents from these other parties in connection with the Merger. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenues and may lose rights that are material to the business of the combined company. In addition, third parties with whom Standard BioTools or SomaLogic currently have relationships may determine to terminate or otherwise reduce the scope of their relationship with either party in anticipation of the Merger. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the Merger. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the Merger or the termination of the Merger Agreement.
The combined company’s ability to utilize its net operating loss carryforwards and tax credit carryforwards may be subject to limitations.
The combined company’s ability to use its federal and state NOL and tax credit carryforwards to offset future taxable income and related income taxes that would otherwise be due is dependent upon the combined company’s generation of future taxable income, and SomaLogic and Standard BioTools cannot predict with certainty when, or whether, the combined company will generate sufficient taxable income to use all of its NOLs. In addition, under Sections 382 and 383 of the Code, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” its ability to use its NOL carryforwards and tax credit carryforwards to offset its future taxable income and related income taxes, if any, will be limited. This limitation would generally apply in the event of a cumulative change in ownership of SomaLogic or Standard BioTools of more than 50% within a three-year period. SomaLogic and Standard BioTools may have experienced ownership changes in the past. Specifically, in 2022, Standard BioTools experienced an ownership change. In addition, private placements and other transactions that have occurred since SomaLogic’s inception may also have triggered one or more ownership change pursuant to Section 382 of the Code. It is expected that Standard BioTools will experience, and it is likely that SomaLogic will also experience, an ownership change as a result of the Merger. Any historical limitations or limitations resulting from the Merger or otherwise may significantly reduce the combined company’s ability to utilize the NOL carryforwards and tax credit carryforwards of SomaLogic and Standard BioTools before they expire. Consequently, even if the combined company achieves profitability, it may not be able to utilize a material portion of the NOL carryforwards and other tax attributes of SomaLogic, Standard BioTools or the combined company, which could have a material adverse effect on cash flow and results of operations of the combined company. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs or other unforeseen reasons, SomaLogic’s and Standard BioTools’ existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities.
The combined company may be exposed to increased litigation, including stockholder litigation, which could have an adverse effect on the combined company’s business and operations.
The combined company may be exposed to increased litigation from stockholders, customers, suppliers and other third parties due to the combination of Standard BioTools’ business and SomaLogic’s business following the Merger. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations. In addition, in the past, stockholders have initiated class action lawsuits against biotechnology companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against the combined company, could cause the combined company to incur substantial costs and divert management’s attention and resources, which could have a material adverse effect on the combined company’s business, financial condition and results of operations.
If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the combined company, its business or its market, its stock price and trading volume could decline.
The trading market for the combined company’s common stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect not to provide research coverage of the combined company’s common stock after the completion of the Merger, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the price of the combined company’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the combined company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.
The combined company will have broad discretion in the use of the cash and cash equivalents of the combined company and may invest or spend such resources in ways with which you do not agree and in ways that may not increase the value of your investment.
The combined company will have broad discretion over the use of the cash and cash equivalents of the combined company. You may not agree with the combined company’s decisions, and its use of these resources may not yield any return on your investment. The combined company’s failure to apply these resources effectively could compromise its ability to pursue its growth strategy and the combined company might not be able to yield a significant return, if any, on its investment of these resources. You will not have the opportunity to influence its decisions on how to use the combined company’s cash resources.
Risks Related to the Standard BioTools Capital Structure
Holders of the Series B Preferred Stock have rights, preferences and privileges that are not held by, and are preferential to, the rights of the holders of Standard BioTools Common Stock, which could adversely affect the liquidity and financial condition of the combined company, result in the interests of holders of the Series B Preferred Stock differing from those of the holders of Standard BioTools Common Stock and make an acquisition of the combined company more difficult.
Holders of the Series B Preferred Stock have (i) a liquidation preference, (ii) rights to dividends, which are senior to all of the other equity securities of Standard BioTools, (iii) the right to require Standard BioTools to repurchase any or all of the Series B Preferred Stock in connection with certain change of control events, and (iv) conversion price adjustments upon the occurrence of certain events, each subject to the terms, conditions and exceptions contained in the applicable Certificate of Designations of the Series B Preferred Stock. These dividend and other rights and obligations could impact the liquidity of the combined company and reduce the amount of cash flows available for working capital, capital expenditures, growth opportunities, acquisitions, and other general corporate purposes.

The terms of the Series B Preferred Stock could also limit the ability of the combined company to obtain additional financing or increase borrowing costs, which could have an adverse effect on the financial condition of the combined company. The preferential rights could also result in divergent interests between the holders of the Series B Preferred Stock and holders of the Standard BioTools Common Stock. Furthermore, a sale of Standard BioTools, as a change of control event, may require Standard BioTools to repurchase the Series B Preferred Stock, which could have the effect of making an acquisition of the combined company more expensive and potentially deterring proposed transactions that may otherwise be beneficial to stockholders.
Holders of the Series B Preferred Stock are entitled to vote with the holders of the Standard BioTools Common Stock with voting power measured in a manner related to the conversion ratio of the shares of Series B Preferred Stock, and holders of our Series B Preferred Stock have rights to approve certain actions. Holders of the Series B Preferred Stock may exercise influence over the combined company, including through the ability of the holders of the Series B-1 Preferred Stock and the holders of the Series B-2 Preferred Stock to each designate a member of the Standard BioTools Board.
Holders of the Series B Preferred Stock are generally entitled to vote with the holders of the Standard BioTools Common Stock on all matters submitted for a vote of holders of the Standard BioTools Common Stock (voting together with the holders of Standard BioTools Common Stock as one class) with voting power measured in a manner related to the conversion ratio of the shares of Series B Preferred Stock, subject to certain voting limitations as described in the applicable Certificate of Designations. Additionally, the consent of the holders of at least 60% of the shares of Series B Preferred Stock is required for, among other things, (i) amendments to the Standard BioTools certificate of incorporation or bylaws that have an adverse effect on the rights, preferences, privileges or voting powers of the Series B Preferred Stock and (ii) issuances by Standard BioTools of securities that are senior to, or equal in priority with, the Series B Preferred Stock.
Additionally, pursuant to the Certificates of Designations for the Series B Preferred Stock, the holders of a majority of the outstanding Series B-1 Preferred Stock and the holders of a majority of the outstanding Series B-2 Preferred Stock each have the right to nominate and elect one member to the Standard BioTools Board at each annual meeting of the stockholders of Standard BioTools or at any special meeting called for the purpose of electing directors, for so long as the Casdin Preferred Percentage or Viking Preferred Percentage (each as defined in the applicable Certificate of Designations), as applicable, is equal to or greater than 7.5%. Such directors are not subject to the classified board of directors provisions of the Standard BioTools certificate of incorporation and are entitled to serve on committees of the Standard BioTools Board, subject to applicable law and Nasdaq rules. Notwithstanding the fact that all directors will be subject to fiduciary duties to Standard BioTools and to applicable law, the interests of the directors designated by the holders of Series B Preferred Stock may differ from the interests of the Standard BioTools security holders as a whole or of our other directors.
These significant stockholders may be able to determine or significantly influence matters requiring stockholder approval. The interests of significant stockholders may not always coincide with the interests of Standard BioTools or the interests of other stockholders. The Certificates of Designations for the Series B Preferred Stock also provide that for so long as the Casdin Preferred Percentage or Viking Preferred Percentage, as applicable, is equal to or greater than 7.5%, the director designated by the holders of the Series B-1 Preferred Stock or the Series B-2 Preferred Stock, as applicable, will have certain consent rights over, among other things: (i) any increase in the number of directors on the Standard BioTools Board beyond seven; (ii) the hiring, promotion, demotion, or termination of the Standard BioTools Chief Executive Officer; (iii) entering into or modifying (including by waiver) any transaction, agreement or arrangement with any Related Person (as defined in the Certificates of Designations for the Series B Preferred Stock), subject to certain exceptions; (iv) any voluntary petition under any applicable federal or state bankruptcy or insolvency law effected by Standard BioTools; (v) any change in the principal business of Standard BioTools or entry by Standard BioTools into any material new line of business; and (vi) for a period of three years after the closing date of the private placement issuance to the holders of the Series B Preferred Stock, (A) any acquisition (including by merger, consolidation or acquisition of stock or assets) of any assets, securities or property of any other person or (B) any sale, lease, license, transfer or other disposition of any assets of Standard BioTools or any of its subsidiaries, in each case, other than acquisitions or dispositions of inventory or equipment in the ordinary course of business consistent with past practice, for consideration in excess of $50,000,000 in the aggregate in any six-month period.
As a result, the holders of the Series B Preferred Stock have the ability to influence the outcome of certain matters affecting governance and capitalization of the combined company. The obligations to the holders of the Series B Preferred Stock could also limit the ability to obtain additional financing or increase borrowing costs, which could have an adverse effect on the financial condition of the combined company.
Risks Related to SomaLogic’s Business
You should read and consider the risk factors specific to SomaLogic’s business that will also affect Standard BioTools after the Merger. These risks are described in Part I, Item 1A of SomaLogic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and any amendments thereto, as such risks have been or may be updated or supplemented in SomaLogic’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and in other documents that are incorporated by reference into this joint proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” beginning on pages 207 and 209, respectively, of this joint proxy statement/prospectus.
Risks Related to Standard BioTools’ Business
You should read and consider the risk factors specific to Standard BioTools’ business that will also affect Standard BioTools after the Merger. These risks are described in Part I, Item 1A of Standard BioTools’ Annual Report on Form 10-K for the year ended December 31, 2022, and any amendments thereto, as such risks have been or may be updated or supplemented in Standard BioTools’ subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and in other documents that are incorporated by reference into this joint proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” beginning on pages 207 and 209, respectively, of this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus contains certain forward-looking statements within the meaning of the federal securities law. Such statements are based upon current plans, estimates and expectations that are subject to various risks and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” “may,” “will,” “should,” “plan,” “could,” “target,” “contemplate,” “estimate,” “position,” “predict,” “potential,” “opportunity” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. All statements, other than historical facts, including statements regarding the closing of the Merger; the ability of the parties to complete the Merger considering the various closing conditions; the expected benefits of the Merger, including estimations of anticipated synergies, cost savings and cash and cash equivalent resources; the competitive ability and position of the combined company; the success, cost and timing of the combined company’s product development, sales and marketing, and research and development activities; the combined company’s ability to obtain and maintain regulatory approval for its products; the sufficiency of the combined company’s cash, cash equivalents and short-term investments to fund operations; and any assumptions underlying any of the foregoing, are forward-looking statements. Important factors that could cause actual results to differ materially from Standard BioTools’ and SomaLogic’s plans, estimates or expectations could include, but are not limited to:
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the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect Standard BioTools’ and SomaLogic’s businesses and the price of their respective securities;

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uncertainties as to the timing of the consummation of the Merger and the potential failure to satisfy the conditions to the consummation of the Merger, including obtaining stockholder and regulatory approvals;

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the Merger may involve unexpected costs, liabilities or delays;

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the effect of the announcement, pendency or completion of the Merger on the ability of Standard BioTools or SomaLogic to attract, motivate, retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Standard BioTools or SomaLogic does business, or on Standard BioTools’ or SomaLogic’s operating results and business generally;

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Standard BioTools’ or SomaLogic’s respective businesses may suffer as a result of uncertainty surrounding the Merger and disruption of management’s attention due to the Merger;

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the outcome of any legal proceedings related to the Merger or otherwise, or the impact of the Merger thereupon;

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Standard BioTools or SomaLogic may be adversely affected by other economic, business and/or competitive factors;

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the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the Merger;

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restrictions during the pendency of the Merger that may impact Standard BioTools’ or SomaLogic’s ability to pursue certain business opportunities or strategic transactions;

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the risk that Standard BioTools or SomaLogic may be unable to obtain governmental and regulatory approvals required for the Merger, or that required governmental and regulatory approvals may delay the consummation of the Merger or result in the imposition of conditions that could reduce the anticipated benefits from the Merger or cause the parties to abandon the Merger;

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risks that the anticipated benefits of the Merger or other commercial opportunities may otherwise not be fully realized or may take longer to realize than expected;

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the impact of legislative, regulatory, economic, competitive and technological changes;

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risks relating to the value of the Standard BioTools shares to be issued in the Merger;

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the risk that post-closing integration may not occur as anticipated or the combined company may not be able to achieve the benefits expected from the Merger, as well as the risk of potential delays, challenges and expenses associated with integrating the combined company’s existing businesses;

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exposure to inflation, currency rate and interest rate fluctuations, as well as fluctuations in the market price of Standard BioTools’ and SomaLogic’s traded securities;

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the lingering effects of the COVID-19 pandemic or the impact of geopolitical conflicts on Standard BioTools’ and SomaLogic’s industry and individual companies, including on counterparties, the supply chain, the execution of research and development programs, access to financing and the allocation of government resources;

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the ability of Standard BioTools or SomaLogic to protect and enforce intellectual property rights; and

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the unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as Standard BioTools’ and SomaLogic’s response to any of the aforementioned factors.

A detailed discussion of risks related to the Merger is included above under the heading “Risk Factors” beginning on page 31 of this joint proxy statement/prospectus. A detailed discussion of risks related to Standard BioTools’ business is included in the section entitled “Risk Factors” in Standard BioTools’ Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 14, 2023 and Standard BioTools’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, each available at www.sec.gov and www.standardbio.com under “Investors Resources”, as well as any subsequently filed amendments or Current Reports on Form 8-K or other filings with the SEC updating or supplementing such factors. A detailed discussion of risks related to SomaLogic’s business is included in the section entitled “Risk Factors” in SomaLogic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 28, 2023 and any amendments thereto and available at www.sec.gov and www.somalogic.com under “Investors” as well as any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K or other SEC filings updating or supplementing such factors. Actual results may differ materially from those projected in the forward-looking statements. Any forward-looking statements in this joint proxy statement/prospectus are only made as of the date of this joint proxy statement/prospectus, unless otherwise specified, and, except as required by law, neither Standard BioTools nor SomaLogic undertakes any obligation to update or revise any forward looking statements. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” beginning on pages 207 and 209, respectively, of this joint proxy statement/prospectus.

THE SOMALOGIC SPECIAL MEETING
Date, Time, and Place of the SomaLogic Special Meeting
The SomaLogic Special Meeting will be held at 10:00 a.m. Mountain Time on January 4, 2024, virtually, via a live video webcast on the Internet at www.proxydocs.com/SLGC. On or about         , 2023, SomaLogic commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy card to its stockholders entitled to vote at the SomaLogic Special Meeting.
Purpose of the SomaLogic Special Meeting
At the SomaLogic Special Meeting, SomaLogic stockholders will be asked to consider and vote upon the following proposals:
1.
SomaLogic Merger Proposal; and

2.
SomaLogic Adjournment Proposal.

Recommendation of the SomaLogic Board
The SomaLogic Board recommends that the SomaLogic stockholders vote “FOR” the SomaLogic Merger Proposal and “FOR” the SomaLogic Adjournment Proposal. See “The Merger — SomaLogic’s Reasons for the Merger; Recommendation of the SomaLogic Board” beginning on page 97 of this joint proxy statement/prospectus.
Consummation of the Merger is conditioned on approval of the SomaLogic Merger Proposal. If you abstain or fail to vote on the SomaLogic Merger Proposal, or if you fail to give voting instructions to your bank, broker, or other nominee, it will have the same effect as a vote “AGAINST” the SomaLogic Merger Proposal. Consummation of the Merger is not conditioned on the approval of the SomaLogic Adjournment Proposal.
Record Date for the SomaLogic Special Meeting and Quorum
Record Date
Only holders of record of SomaLogic Common Stock as of 5:00 p.m. Eastern Time on November 29, 2023, the record date for the SomaLogic Special Meeting, will be entitled to receive notice of, and to vote, at the SomaLogic Special Meeting or any postponements or adjournments thereof. Each share of SomaLogic Common Stock entitles the holder thereof to cast one vote on each matter that comes before the SomaLogic Special Meeting.
As of the SomaLogic Record Date, there were 188,679,133 shares of SomaLogic Common Stock outstanding and entitled to vote at the SomaLogic Special Meeting.
Quorum
In order for business to be conducted at the SomaLogic Special Meeting, a quorum must be present. A quorum requires the presence of the SomaLogic stockholders representing a majority in voting power of the issued and outstanding stock of SomaLogic entitled to vote at the SomaLogic Special Meeting, present in person, or by remote communication, if applicable, or represented by proxy. For purposes of determining whether there is a quorum, all shares that are present will count towards the quorum, which will include proxies received but marked as abstentions. If a quorum is present when the SomaLogic Special Meeting is convened, the SomaLogic stockholders present may continue to transact business until adjournment, even if the withdrawal of a number of the SomaLogic stockholders originally present leaves less than the proportion or number otherwise required for a quorum. Abstentions (SomaLogic Common Stock for which proxies have been received but for which the holders have abstained from voting or as to which the holder attends the SomaLogic Special Meeting online but does not vote) will be counted as present and entitled to vote for purposes of determining a quorum. A failure to instruct your bank, broker, or other nominee will result in your shares not being included in the calculation of the number of shares of SomaLogic Common Stock represented at the SomaLogic Special Meeting for purposes of determining whether a quorum has been achieved. However, your SomaLogic Common Stock will be counted toward determining whether a quorum is present if you instruct your bank, broker, or other nominee on how to vote your shares with respect to one or more of the SomaLogic Proposals.
Required Vote
Approval of the SomaLogic Merger Proposal is a condition to the consummation of the Merger. If the SomaLogic Merger Proposal is not approved, the Merger will not be consummated. Approval of the SomaLogic Adjournment Proposal is not a condition to the consummation of the Merger.
Required Vote to Approve the SomaLogic Merger Proposal
Approval of the SomaLogic Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of SomaLogic Common Stock entitled to vote at the SomaLogic Special Meeting.
Required Vote to Approve the SomaLogic Adjournment Proposal
Approval of the SomaLogic Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast on such proposal at the SomaLogic Special Meeting.
SomaLogic Voting Agreements
Simultaneously with the execution of the Merger Agreement, SomaLogic’s directors and executive officers (excluding Mr. Casdin) entered into a voting agreement with Standard BioTools, SomaLogic and Merger Sub, pursuant to which SomaLogic’s directors and executive officers (excluding Eli Casdin) have agreed, among other things, subject to the terms and conditions therein, to vote the shares of SomaLogic Common Stock owned by them beneficially and of record in favor of the SomaLogic Merger Proposal, against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Merger and, if necessary, in favor of the SomaLogic Adjournment Proposal.
Voting by SomaLogic’s Directors and Executive Officers
As of the SomaLogic Record Date, directors and executive officers of SomaLogic and their affiliates owned and were entitled to vote 19,661,220 shares of SomaLogic Common Stock, representing approximately 10.42% of the SomaLogic Common Stock outstanding on that date.
Voting of Proxies; Incomplete Proxies
If you are a stockholder of record of SomaLogic Common Stock as of the SomaLogic Record Date, a proxy card is enclosed for your use. SomaLogic requests that SomaLogic stockholders submit their proxies over the Internet, by telephone or by completing and signing the accompanying proxy card and returning it to SomaLogic promptly in the enclosed postage-paid envelope as soon as possible. SomaLogic stockholders may also authorize a proxy to vote their shares by telephone or through the Internet. Information and applicable deadlines for authorizing a proxy to vote by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy card is returned properly executed, the shares of SomaLogic Common Stock represented by it will be voted at the SomaLogic Special Meeting or any adjournment or postponement thereof in accordance with the instructions contained on in the proxy card.
If a proxy is signed and returned without an indication as to how the shares of SomaLogic Common Stock represented by the proxy are to be voted with regard to a particular proposal, the shares of SomaLogic Common Stock represented by the proxy will be voted in favor of each such proposal, as applicable, in accordance with the recommendation of the SomaLogic Board. In accordance with the SomaLogic bylaws and the DGCL, except as otherwise required by law, business transacted at the SomaLogic Special Meeting will be limited to those matters set forth in the notice of the meeting.
Your vote is important. Accordingly, please submit a proxy as soon as possible by telephone, over the Internet, or by signing and returning the enclosed proxy card, whether or not you plan to attend the SomaLogic Special Meeting online.

Failures to Vote, Broker Non-Votes, and Abstentions
If you hold your SomaLogic Common Stock in a stock brokerage account or if your shares of SomaLogic Common Stock are held by a bank or other nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares of SomaLogic Common Stock. Please follow the voting instructions provided by your bank, broker, or other nominee. Please note that you are not permitted to vote shares of SomaLogic Common Stock held in “street name” by returning a proxy card directly to SomaLogic or by voting virtually at the SomaLogic Special Meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker, or other nominee. Obtaining a legal proxy may take several days. Further, brokers who hold shares of SomaLogic Common Stock on behalf of their customers may not give a proxy to SomaLogic to vote those shares without specific instructions from their customers.
If your bank, broker, or other nominee holds your shares of SomaLogic Common Stock in “street name,” your shares of SomaLogic Common Stock will be counted toward determining whether a quorum is present only if you instruct your bank, broker, or other nominee on how to vote your shares with respect to one or more of the SomaLogic Proposals.
If your bank, broker, or other nominee holds your shares of SomaLogic Common Stock in “street name,” your bank, broker, or other nominee will vote your shares only if you provide instructions on how to vote on the relevant proposal. Therefore, if your shares of SomaLogic Common Stock are held in “street name” and you do not instruct your bank, broker, or other nominee on how to vote your shares:
1.
your bank, broker, or other nominee will not be permitted to vote your shares of SomaLogic Common Stock on the SomaLogic Merger Proposal, and this failure to instruct your bank, broker, or other nominee will have the same effect as a vote “AGAINST” this proposal; and

2.
your bank, broker, or other nominee will not be permitted to vote your shares of SomaLogic Common Stock on the SomaLogic Adjournment Proposal, and this failure to instruct your bank, broker, or other nominee will have no effect on the outcome of the vote for this proposal.

Even if your shares of SomaLogic Common Stock are held in “street name,” you are welcome to attend the SomaLogic Special Meeting. If your shares of SomaLogic Common Stock are held in “street name,” you may not vote your shares of SomaLogic Common Stock virtually at the SomaLogic Special Meeting unless you obtain a proxy, executed in your favor, from the holder of record (i.e., your bank, broker, or other nominee). If you hold your shares of SomaLogic Common Stock in “street name” and wish to vote online at the SomaLogic Special Meeting, please contact your bank, broker, or other nominee before the SomaLogic Special Meeting to obtain the necessary proxy from the holder of record.
Under Nasdaq rules, brokers do not have discretionary authority to vote on non-routine matters. A “broker non-vote” occurs when a broker submits a proxy that states that the broker votes for at least one proposal but does not vote for proposals on non-routine matters because the broker has not received instructions from the beneficial owners on how to vote and thus does not have discretionary authority to vote on those proposals. Because all of the matters to be considered at the SomaLogic Special Meeting are non-routine and brokers will not have discretionary authority to vote on any of the SomaLogic Proposals, SomaLogic does not expect to receive any broker non-votes. If broker non-votes were received, they would not have any impact on the outcome of the SomaLogic Adjournment Proposal but would have the same effect as a vote “AGAINST” the SomaLogic Merger Proposal.
Failures to attend the SomaLogic Special Meeting (in person or by proxy) and vote will also not be counted for purposes of determining whether a quorum is present and will have no effect on the outcome of the vote for the SomaLogic Adjournment Proposal. An abstention will have no effect on the outcome of the vote for the SomaLogic Adjournment Proposal. An abstention or a failure to attend the SomaLogic Special Meeting (in person or by proxy) and vote will have the same effect as a vote “AGAINST” the SomaLogic Merger Proposal.
Revocability of Proxies and Changes to a SomaLogic Stockholder’s Vote
If you are a holder of shares of SomaLogic Common Stock as of the record date for the SomaLogic Record Date, you have the power to revoke your proxy at any time before it is voted at the SomaLogic Special Meeting. You can revoke your proxy in one of three ways:

•
sending a written notice of revocation that is received by SomaLogic prior to 9:59 p.m. Mountain Time on the day preceding the SomaLogic Special Meeting, stating that you would like to revoke your proxy, to SomaLogic’s Office of General Counsel at 2945 Wilderness Place Boulder, CO 80301;

•
submitting a new proxy bearing a later date (by Internet, telephone or mail) that is received by SomaLogic prior to 9:59 p.m. Mountain Time on the day preceding the SomaLogic Special Meeting; or

•
attending the SomaLogic Special Meeting online and voting during the meeting (your attendance at the meeting will not, by itself, revoke your proxy; you must vote online by ballot at the meeting to change your vote).

If you wish to change or revoke your vote at the SomaLogic Special Meeting, you must vote virtually at such meeting or if you wish to revoke your vote at the SomaLogic Special Meeting, you must present a written notice of revocation to the Secretary of the SomaLogic Special Meeting prior to the voting at the SomaLogic Special Meeting.
The latest dated completed proxy will be the one that counts. Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:
SomaLogic, Inc.
2945 Wilderness Place
Boulder, CO 80301
Attn: General Counsel
If you are a SomaLogic stockholder whose shares of SomaLogic Common Stock are held in “street name” by a bank, broker, or other nominee, you may revoke your proxy or voting instructions and vote your shares of SomaLogic Common Stock online at the SomaLogic Special Meeting only in accordance with applicable rules and procedures as employed by your bank, broker, or other nominee. If your shares of SomaLogic Common Stock are held in “street name” in an account at a bank, broker, or other nominee, you must follow the directions you receive from your bank, broker, or other nominee in order to change or revoke your proxy or voting instructions and should contact your bank, broker, or other nominee to do so.
Solicitation of Proxies
The cost of the solicitation of proxies from SomaLogic stockholders will be borne by SomaLogic. In addition to solicitations by mail, SomaLogic’s directors, officers and employees may solicit proxies personally, by telephone, by facsimile or otherwise, without additional compensation. SomaLogic will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of SomaLogic Common Stock held of record on the SomaLogic Record Date and will provide customary reimbursement to such firms for the cost of forwarding these materials. SomaLogic has retained Morrow Sodali LLC (“Morrow Sodali”) to assist in the solicitation of proxies and has agreed to pay them a fee of approximately $20,000, plus reasonable and documented expenses, for these services.
Adjournments
Although it is not currently expected, the SomaLogic Special Meeting may be adjourned for the purpose of soliciting additional proxies if SomaLogic has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the SomaLogic Merger Proposal. If a quorum is not present, the SomaLogic Special Meeting may be adjourned by the person presiding over the SomaLogic Special Meeting or by a majority in voting power of the SomaLogic stockholders present (in person or by proxy) and entitled to vote at the SomaLogic Special Meeting, or in the case that no SomaLogic stockholders are present at the SomaLogic Special Meeting, the person presiding over the SomaLogic Special Meeting may adjourn the SomaLogic Special Meeting. Pursuant to the SomaLogic Bylaws, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which adjournment is taken. If the SomaLogic Special Meeting is adjourned, stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use. The Merger Agreement provides that the SomaLogic Special Meeting will not be adjourned to a date that is more than 30 days after the date for which the SomaLogic Special Meeting was originally scheduled.

Postponements
At any time prior to convening the SomaLogic Special Meeting, the SomaLogic Board may postpone the SomaLogic Special Meeting for the purpose of soliciting additional proxies if SomaLogic has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the SomaLogic Merger Proposal. The Merger Agreement provides that the SomaLogic Special Meeting will not be postponed to a date that is more than 30 days after the date for which the SomaLogic Special Meeting was originally scheduled. Although it is not currently expected, the SomaLogic Board may postpone the SomaLogic Special Meeting for the purpose of soliciting additional proxies if SomaLogic has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the SomaLogic Merger Proposal. If the SomaLogic Special Meeting is postponed for the purpose of soliciting additional proxies, stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use.
Attending the SomaLogic Special Meeting
In order to attend the SomaLogic Special Meeting, you must visit www.proxydocs.com/SLGC. Upon entry of your control number and other required information, you will receive further instructions via email providing you access to the SomaLogic Special Meeting and the ability to vote and submit questions during the SomaLogic Special Meeting.
As part of the attendance process, you must enter the control number located on your proxy card or in the instructions that accompanied your proxy materials. If you are a beneficial owner of SomaLogic Common Stock registered in the name of a broker, bank or other nominee, you may also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the attendance process.
On the day of the SomaLogic Special Meeting, stockholders may begin to log in to the virtual-only SomaLogic Special Meeting fifteen minutes prior to the SomaLogic Special Meeting. The SomaLogic Special Meeting will begin promptly at 10:00 a.m. Mountain Time.
Technicians will be ready to assist you with any technical difficulties you may have accessing the SomaLogic Special Meeting. If you encounter any difficulties accessing the virtual-only SomaLogic Special Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be included on your access email.
Stockholder List
A list of SomaLogic stockholders entitled to vote at the SomaLogic Special Meeting will be available for inspection for any purpose germane to the SomaLogic Special Meeting for a period of at least 10 days prior to the SomaLogic Special Meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the SomaLogic Special Meeting, or (ii) during ordinary business hours, at SomaLogic’s principal executive office, located at 2945 Wilderness Place, Boulder, CO 80301.
Assistance
If you need assistance in completing your proxy card or have questions regarding the SomaLogic Special Meeting, please contact Morrow Sodali, SomaLogic’s proxy solicitor. Stockholders may call toll-free at (800) 662-5200 or email at SLGC@info.morrowsodali.com. Brokers and banks may call toll-free at (203) 658-9400.

SOMALOGIC PROPOSALS
SomaLogic Proposal 1: The SomaLogic Merger Proposal
SomaLogic stockholders are asked to adopt the Merger Agreement that it has entered into with Standard BioTools and Merger Sub. SomaLogic stockholders should carefully read this joint proxy statement/prospectus in its entirety, including the documents incorporated by reference and the Merger Agreement, for more detailed information concerning the Merger Agreement and the SomaLogic Merger Proposal. For a summary and detailed information regarding this SomaLogic Merger Proposal, see the information about the Merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in the sections entitled “The Merger” and “The Merger Agreement” beginning on pages 76 and 142, respectively, of this joint proxy statement/prospectus. A copy of the Merger Agreement dated as of October 4, 2023, by and among Standard BioTools, SomaLogic and Merger Sub, is attached as Annex A to this joint proxy statement/prospectus.
Approval of the SomaLogic Merger Proposal is a condition to the consummation of the Merger.   If the SomaLogic Merger Proposal is not approved, the Merger will not occur. Approval of the SomaLogic Merger Proposal requires the affirmative vote of the holders of a majority of all outstanding shares of SomaLogic Common Stock entitled to vote at the SomaLogic Special Meeting. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. See “The Merger — SomaLogic’s Reasons for the Merger; Recommendation of the SomaLogic Board” beginning on page 97 of this joint proxy statement/prospectus.
The SomaLogic Board reviewed and evaluated the Merger, the Merger Agreement and the transactions contemplated thereby, including the SomaLogic Merger Proposal, and considered and evaluated alternatives available to SomaLogic. The SomaLogic Board unanimously determined by vote of all participating directors that the Merger and the Merger Agreement were advisable and in the best interests of SomaLogic and its stockholders, approved the Merger Agreement and recommended that SomaLogic stockholders adopt the Merger Agreement.
The SomaLogic Board unanimously recommends by vote of all participating directors that SomaLogic stockholders vote “FOR” the SomaLogic Merger Proposal to adopt the Merger Agreement.

SomaLogic Proposal 2: The SomaLogic Adjournment Proposal
SomaLogic stockholders are asked to approve adjournments of the SomaLogic Special Meeting from time to time, if necessary or appropriate, to solicit additional affirmative votes in favor of the SomaLogic Merger Proposal if there are insufficient votes at the time of such adjournment to approve the SomaLogic Merger Proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to SomaLogic stockholders. The Merger Agreement provides that the SomaLogic Special Meeting will not be postponed or adjourned to a date that is more than 30 days after the date for which the SomaLogic Special Meeting was originally scheduled. Consummation of the Merger is not conditioned on the approval of this SomaLogic Adjournment Proposal.
If the SomaLogic stockholders approve this SomaLogic Adjournment Proposal, SomaLogic could adjourn or postpone the SomaLogic Special Meeting, and any adjourned or postponed session of the SomaLogic Special Meeting and use the additional time to solicit additional proxies for the approval of the SomaLogic Merger Proposal.
If, at the SomaLogic Special Meeting, the number of shares of SomaLogic Common Stock present in person or by proxy and voting in favor of the SomaLogic Merger Proposal is not sufficient to approve that proposal, SomaLogic may move to adjourn the Special Meeting in order to enable the SomaLogic Board to solicit additional proxies for the approval of the SomaLogic Merger Proposal. In that event, the SomaLogic stockholders will be asked to vote only upon the SomaLogic Adjournment Proposal, and not the SomaLogic Merger Proposal. The approval of the SomaLogic Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast on such proposal at the SomaLogic Special Meeting. If you abstain from voting on the SomaLogic Adjournment Proposal, it will have no effect on the outcome of the vote for the SomaLogic Adjournment Proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the outcome of the vote for the SomaLogic Adjournment Proposal.
The SomaLogic Adjournment Proposal relates only to adjournments of the SomaLogic Special Meeting occurring for purposes of soliciting additional proxies for approval of SomaLogic Merger Proposal in the event that there are insufficient votes to approve that proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to SomaLogic stockholders. SomaLogic may also choose to (i) adjourn the meeting at any time or (ii) postpone the meeting before it is convened without stockholder approval, in each case under the authority provided by the SomaLogic Bylaws and Delaware law. In the case that a quorum is not present at the SomaLogic Special Meeting, the SomaLogic Bylaws provide that the meeting may be adjourned by either (i) the person presiding over the Special Meeting or (ii) a majority in voting power of the SomaLogic stockholders entitled to vote at the Special Meeting, present in person, or by remote communication, if applicable, or represented by proxy. If a quorum is not present at the SomaLogic Special Meeting, each vote cast in favor of the SomaLogic Adjournment Proposal will also count as a vote cast in favor of adjourning the meeting.
The SomaLogic Board unanimously recommends by vote of all participating directors that SomaLogic stockholders vote “FOR” the SomaLogic Adjournment Proposal.

THE STANDARD BIOTOOLS SPECIAL MEETING
Date, Time, and Place of the Standard BioTools Special Meeting
The Standard BioTools Special Meeting will be held at 9:00 a.m. Pacific Time on January 4, 2024, entirely online by accessing www.virtualshareholdermeeting.com/LAB2024SM. On or about               , 2023, Standard BioTools commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy card to its stockholders entitled to vote at the Standard BioTools Special Meeting.
Purpose of the Standard BioTools Special Meeting
At the Standard BioTools Special Meeting, Standard BioTools stockholders will be asked to consider and vote upon the following proposals:
1.
Standard BioTools Share Issuance Proposal;

2.
Standard BioTools Charter Amendment Proposal;

3.
Standard BioTools Advisory Compensation Proposal;

4.
Standard BioTools Equity Incentive Plan Amendment Proposal; and

5.
Standard BioTools Adjournment Proposal.

Recommendation of the Standard BioTools Board
The Standard BioTools Board recommends that the Standard BioTools stockholders vote “FOR” the Standard BioTools Share Issuance Proposal, “FOR” the Standard BioTools Charter Amendment Proposal, “FOR” the Standard BioTools Advisory Compensation Proposal, “FOR” the Standard BioTools Equity Incentive Plan Amendment Proposal, and “FOR” the Standard BioTools Adjournment Proposal. See “The Merger — Standard BioTools’ Reasons for the Merger; Recommendation of the Standard BioTools Board” beginning on page 93 of this joint proxy statement/prospectus.
Consummation of the Merger is conditioned on approval of the Standard BioTools Share Issuance Proposal and the Standard BioTools Charter Amendment Proposal. Consummation of the Merger is not conditioned on the approval of the Standard BioTools Advisory Compensation Proposal, the Standard BioTools Equity Incentive Plan Amendment Proposal and/or the Standard BioTools Adjournment Proposal.
Record Date for the Standard BioTools Special Meeting and Quorum
Record Date
Only holders of record of Standard BioTools Common Stock, Standard BioTools’ Series B-1 preferred stock (the “Series B-1 Preferred Stock”) and Standard BioTools’ Series B-2 preferred stock (the “Series B-2 Preferred Stock,” and together with the Series B-1 Preferred Stock, the “Series B Preferred Stock”) as of 5:00 p.m. Eastern Time on November 29, 2023, the record date for the Standard BioTools Special Meeting, will be entitled to notice of, and to vote at, the Standard BioTools Special Meeting or any postponements or adjournments thereof. Each share of Standard BioTools Common Stock entitles the holder thereof to cast one vote on each matter that comes before the Standard BioTools Special Meeting. Each holder of Series B-1 Preferred Stock or Series B-2 Preferred Stock is entitled to the number of votes per share of Series B-1 Preferred Stock and Series B-2 Preferred Stock calculated in accordance with the Certificates of Designations filed herewith as Exhibits 3.6 and 3.7, respectively. As described elsewhere in this joint proxy statement/prospectus, the holders of the Series B Preferred Stock are subject to contractual Voting Thresholds, limiting each to approximately 24,028,166 voting shares, meaning the holders of the Series B-1 Preferred Stock collectively and the holders of the Series B-2 Preferred Stock collectively each have approximately 15% of the voting power as of the Standard BioTools Record Date.

As of the Standard BioTools Record Date, there were 83,162,205 shares of Standard BioTools Common Stock and 255,559 shares of Series B Preferred Stock outstanding and entitled to vote at the Standard BioTools Special Meeting. On an as converted basis, the latter equals 75,164,397 shares of Standard BioTools Common Stock, which means there is a total number of possible voting shares equal to 158,326,602 shares as of the Standard BioTools Record Date.
Quorum
In order for business to be conducted at the Standard BioTools Special Meeting, a quorum must be present. A quorum will be present at the Standard BioTools Special Meeting if the holders of a majority of the shares of Standard BioTools capital stock issued and outstanding and entitled to vote as of the close of business on the Standard BioTools Record Date are present virtually at the Standard BioTools Special Meeting or represented by proxy. Abstentions (Standard BioTools shares for which proxies have been received but for which the holders have abstained from voting or as to which the holder attends the Standard BioTools Special Meeting but does not vote) will be counted as present and entitled to vote for purposes of determining a quorum. A failure to instruct your bank, broker or other nominee will result in your shares not being included in the calculation of the number of shares of Standard BioTools capital stock represented at the Standard BioTools Special Meeting for purposes of determining whether a quorum has been achieved. However, your shares of Standard BioTools capital stock will be counted toward determining whether a quorum is present if you instruct your bank, broker or other nominee on how to vote your shares of Standard BioTools capital stock with respect to one or more of the Standard BioTools Proposals.
Required Vote
Approval by Standard BioTools stockholders of the Standard BioTools Share Issuance Proposal and the Standard BioTools Charter Amendment Proposal is a condition to the consummation of the Merger. If the Standard BioTools Share Issuance Proposal or the Standard BioTools Charter Amendment Proposal is not approved, the Merger will not be consummated. Approval by the Standard BioTools stockholders of the Standard BioTools Advisory Compensation Proposal, the Standard BioTools Equity Incentive Plan Amendment Proposal and/or the Standard BioTools Adjournment Proposal is not a condition to the consummation of the Merger.
Required Vote to Approve the Standard BioTools Share Issuance Proposal
Approval of the Standard BioTools Share Issuance Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the Standard BioTools Special Meeting and entitled to vote on the subject matter.
Required Vote to Approve the Standard BioTools Charter Amendment Proposal
Approval of the Standard BioTools Charter Amendment Proposal requires the affirmative vote of the majority of the votes cast on such proposal at the Standard BioTools Special Meeting.
Required Vote to Approve the Standard BioTools Advisory Compensation Proposal
Approval of the Standard BioTools Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the Standard BioTools Special Meeting and entitled to vote on the subject matter. Because the vote on the Standard BioTools Advisory Compensation Proposal is advisory only, it will not be binding on Standard BioTools.
Required Vote to Approve the Standard BioTools Equity Incentive Plan Amendment Proposal
Approval of the Standard BioTools Equity Incentive Plan Amendment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the Standard BioTools Special Meeting and entitled to vote on the subject matter.

Required Vote to Approve the Standard BioTools Adjournment Proposal
Approval of the Standard BioTools Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the Standard BioTools Special Meeting and entitled to vote on the subject matter.
Standard BioTools Voting Agreements
Simultaneously with the execution of the Merger Agreement, Standard BioTools entered into voting agreements with its directors and officers (excluding Eli Casdin) and Viking (in its capacity as a stockholder of Standard BioTools), which collectively owned beneficially and of record, approximately 16% of the outstanding voting shares of Standard BioTools as of the Standard BioTools Record Date, pursuant to which such stockholders have agreed, among other things, to vote the shares of Standard BioTools capital stock. owned by such stockholders in favor of the Standard BioTools Share Issuance Proposal, the Standard BioTools Charter Amendment Proposal and the Standard BioTools Equity Incentive Plan Amendment Proposal and, if necessary, the Standard BioTools Adjournment Proposal and against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Merger.
Voting by Standard BioTools’ Directors and Executive Officers
As of the Standard BioTools Record Date, directors and executive officers of Standard BioTools and their affiliates owned and were entitled to vote 1,798,488 shares of Standard BioTools Common Stock, representing approximately 2.0% of the Standard BioTools Common Stock outstanding on that date, and 48,056,332 shares of Standard BioTools Common Stock issuable upon conversion of Series B Preferred Stock (giving effect to the Series B-1 Voting Threshold and the Series B-2 Voting Threshold). The foregoing aggregates to approximately 32% of the voting power as of the Standard BioTools Record Date. For information about the number shares of Standard BioTools capital stock subject to voting agreements, see “The Standard BioTools Special Meeting — Standard BioTools Voting Agreements.”
Voting of Proxies; Incomplete Proxies
If you are a stockholder of record of Standard BioTools Common Stock or Series B Preferred Stock as of the Standard BioTools Record Date, a proxy card is enclosed for your use. Standard BioTools requests that Standard BioTools stockholders sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. Standard BioTools stockholders may also authorize a proxy to vote their Standard BioTools Common Stock or Series B Preferred Stock by telephone or through the Internet. Information and applicable deadlines for authorizing a proxy to vote by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the Standard BioTools Common Stock or Series B Preferred Stock represented by it will be voted at the Standard BioTools Special Meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.
If a proxy is signed and returned without an indication as to how the Standard BioTools Common Stock or Series B Preferred Stock represented by the proxy are to be voted with regard to a particular proposal, the Standard BioTools Common Stock or Series B Preferred Stock represented by the proxy will be voted in favor of each such proposal, as applicable, in accordance with the recommendation of the Standard BioTools Board. In accordance with the Standard BioTools Bylaws and the DGCL, except as otherwise required by law, business transacted at the Standard BioTools Special Meeting will be limited to those matters set forth in the notice of the meeting.
Your vote is important. Accordingly, please submit a proxy as soon as possible by telephone, over the Internet, or by signing and returning the enclosed proxy card, whether or not you plan to attend the Standard BioTools Special Meeting.

Failures to Vote, Broker Non-Votes, and Abstentions
If you hold your Standard BioTools shares in a stock brokerage account or if your Standard BioTools shares are held by a bank, broker, or other nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your Standard BioTools shares. Please follow the voting instructions provided by your bank, broker, or other nominee. Please note that you are not permitted to vote Standard BioTools shares held in “street name” by returning a proxy card directly to Standard BioTools or by voting virtually at the Standard BioTools Special Meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker, or other nominee. Obtaining a legal proxy may take several days. Further, brokers who hold Standard BioTools shares on behalf of their customers may not give a proxy to Standard BioTools to vote those shares without specific instructions from their customers.
Accordingly, if your bank, broker, or other nominee holds your Standard BioTools shares in “street name” as of the Standard BioTools Record Date and you fail to instruct your bank, broker, or other nominee to vote your Standard BioTools shares, your bank, broker or other nominee will not be permitted to vote on your behalf on the Standard BioTools Proposals and your Standard BioTools shares will not be counted towards determining whether a quorum is present. Your Standard BioTools shares will, however, be counted toward determining whether a quorum is present if you instruct your bank, broker or other nominee on how to vote your Standard BioTools shares with respect to each of the Standard BioTools Proposals.
Even if your Standard BioTools shares are held in “street name,” you are welcome to attend the Standard BioTools Special Meeting. If your Standard BioTools shares are held in street name, you may not vote your Standard BioTools shares virtually at the Standard BioTools Special Meeting unless you obtain a proxy, executed in your favor, from the holder of record (i.e., your bank, broker, or other nominee). If you hold your Standard BioTools shares in “street name” and wish to vote virtually at the Standard BioTools Special Meeting, please contact your bank, broker or other nominee before the Standard BioTools Special Meeting to obtain the necessary proxy from the holder of record.
Under Nasdaq rules, brokers do not have discretionary authority to vote on non-routine matters. A “broker non-vote” occurs when a broker submits a proxy that states that the broker votes for at least one proposal but does not vote for proposals on non-routine matters because the broker has not received instructions from the beneficial owners on how to vote and thus does not have discretionary authority to vote on those proposals. Because all of the matters to be considered at the Standard BioTools Special Meeting are non-routine and brokers will not have discretionary authority to vote on any of the Standard BioTools Proposals, Standard BioTools does not expect to receive any broker non-votes. If broker non-votes were received, they would not have any impact on the outcome of the Standard BioTools Proposals.
Abstentions (virtually or by proxy) will have the same effect as a vote “AGAINST” the Standard BioTools Proposals (other than the Standard BioTools Charter Amendment Proposal) and will have no effect on the outcome of the vote for the Standard BioTools Charter Amendment Proposal. If you fail to submit a proxy or fail to vote at the Standard BioTools Special Meeting it will have no effect on the outcome of the vote for the Standard BioTools Proposals.
Revocability of Proxies and Changes to a Standard BioTools Stockholder’s Vote
If you are a holder of record of Standard BioTools shares on the Standard BioTools Record Date, you have the power to revoke your proxy at any time before your proxy is exercised at the Standard BioTools Special Meeting. You can revoke your proxy in one of three ways:

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sending a written notice of revocation that is received by Standard BioTools prior to 8:59 p.m. Pacific Time on the day preceding the Standard BioTools Special Meeting, stating that you would like to revoke your proxy, to Standard BioTools’ Corporate Secretary at Standard BioTools Inc., 2 Tower Place, Suite 2000, South San Francisco, California 94080, Attn: Corporate Secretary;

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submitting a new proxy bearing a later date (by Internet, telephone or mail) that is received by Standard BioTools prior to 8:59 p.m. Pacific Time on the day preceding the Standard BioTools Special Meeting; or

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attending the Standard BioTools Special Meeting and voting virtually or bringing a written notice of revocation to the Secretary of the Standard BioTools Special Meeting prior to the voting at the

Standard BioTools Special Meeting (your attendance at the meeting will not, by itself, revoke your proxy; you must vote virtually by ballot at the meeting to change your vote or submit a written notice of revocation to revoke your proxy). Attending the Standard BioTools Special Meeting will not automatically revoke a proxy that was submitted through the Internet or by telephone or mail. If you wish to change your vote at the Standard BioTools Special Meeting, you must vote by ballot at such meeting to change your vote, or if you wish to revoke your vote at the Standard BioTools Special Meeting you must bring a written notice of revocation to the Secretary of the Standard BioTools Special Meeting prior to the voting of the Standard BioTools Special Meeting.
If you are a Standard BioTools stockholder whose shares are held in “street name” by a bank, broker, or other nominee, you may revoke your proxy and vote your Standard BioTools shares virtually at the Standard BioTools Special Meeting only in accordance with applicable rules and procedures as employed by such bank, broker, or other nominee. If your shares are held in an account at a bank, broker, or other nominee, you should contact your bank, broker, or other nominee to change your vote.
Solicitation of Proxies
The cost of the solicitation of proxies from Standard BioTools stockholders will be borne by Standard BioTools. In addition to solicitations by mail, Standard BioTools’ directors, officers and employees may solicit proxies personally, by telephone, by facsimile or otherwise, without additional compensation. Standard BioTools will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of Standard BioTools shares held of record on the Standard BioTools Record Date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Standard BioTools has retained Alliance Advisors, LLC (“Alliance Advisors”) to assist in the solicitation of proxies and has agreed to pay them a fee of approximately $25,000, plus reasonable and documented expenses, for these services.
Adjournments
Although it is not currently expected, the Standard BioTools Special Meeting may be adjourned for the purpose of soliciting additional proxies if Standard BioTools has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the Standard BioTools Share Issuance Proposal and the Standard BioTools Charter Amendment Proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Standard BioTools stockholders. Pursuant to the Standard BioTools Bylaws, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which adjournment is taken. If the Standard BioTools Special Meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use. The Merger Agreement provides that the Standard BioTools Special Meeting will not be adjourned to a date that is more than an aggregate of 30 days after the date for which the Standard BioTools Special Meeting was originally scheduled.
Postponements
At any time prior to convening the Standard BioTools Special Meeting, the Standard BioTools Board may postpone the meeting for any reason without the approval of the Standard BioTools stockholders. The Merger Agreement provides that the Standard BioTools Special Meeting will not be postponed to a date that is more than 10 business days after the date for which the Standard BioTools Special Meeting was originally scheduled without the consent of SomaLogic. Although it is not currently expected, the Standard BioTools Board may postpone the Standard BioTools Special Meeting for the purpose of soliciting additional proxies if Standard BioTools has not received sufficient proxies to constitute a quorum or sufficient votes for approval of the Standard BioTools Share Issuance Proposal. If the Standard BioTools Special Meeting is postponed for the purpose of soliciting additional proxies, stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use.
Attending the Standard BioTools Special Meeting
Subject to space availability and certain security procedures, all Standard BioTools stockholders as of the Standard BioTools Record Date, or their duly appointed proxies, may attend the Standard BioTools

Special Meeting. Each person attending the Standard BioTools Special Meeting must have proof of ownership of Standard BioTools shares, as well as a valid government-issued photo identification, such as a driver’s license or passport, to be admitted to the meeting. If you hold your Standard BioTools shares in your name as a stockholder of record, you will need proof of ownership of Standard BioTools shares. If your Standard BioTools shares are held in “street name” in the name of a bank, broker, or other nominee and you plan to attend the Standard BioTools Special Meeting, you must present proof of your ownership of Standard BioTools shares, such as a bank or brokerage account statement, to be admitted to the meeting.
Stockholder List
A list of Standard BioTools stockholders entitled to vote at the Standard BioTools Special Meeting will be available for inspection for any purpose germane to the Standard BioTools Special Meeting for a period of at least 10 days prior to the Standard BioTools Special Meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the Standard BioTools Special Meeting, or (ii) during ordinary business hours, at Standard BioTools’ corporate office, located at 2 Tower Place, Suite 2000, South San Francisco, California 94080.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Standard BioTools Special Meeting, please contact Alliance Advisors, the proxy solicitor for Standard BioTools, by telephone toll-free at (800) 574-5969.

STANDARD BIOTOOLS PROPOSALS
Standard BioTools Proposal 1: The Standard BioTools Share Issuance Proposal
Standard BioTools stockholders are asked to approve the issuance of Standard BioTools Common Stock to SomaLogic stockholders in connection with the Merger in accordance with Nasdaq Listing Rule 5625(a). Standard BioTools stockholders should carefully read this joint proxy statement/prospectus in its entirety, including the documents incorporated by reference, and the Merger Agreement, for more detailed information concerning the Merger Agreement and the Standard BioTools Share Issuance Proposal. For a detailed discussion of the terms of the Merger Agreement and the Merger, including the proposed Standard BioTools share issuance, see the information about the Merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” and “The Merger Agreement” beginning on pages 76 and 142, respectively, of this joint proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.
Approval of the Standard BioTools Share Issuance Proposal is a condition to the consummation of the Merger.   If the Standard BioTools Share Issuance Proposal is not approved, the Merger will not occur. For a detailed discussion of the conditions of the Merger, see “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 146 of this joint proxy statement/prospectus.
The approval of the Standard BioTools Share Issuance Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the Standard BioTools Special Meeting and entitled to vote on the subject matter. Abstentions will have the same effect as a vote “AGAINST” the Standard BioTools Share Issuance Proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the outcome of the vote for the Standard BioTools Share Issuance Proposal.
The Standard BioTools Board formed a transaction committee (the “Standard BioTools Transaction Committee”) of three independent directors as further described in “The Merger — Background of the Merger” beginning on page 76 of this joint proxy statement/prospectus. The Standard BioTools Board, upon the unanimous recommendation of the Standard BioTools Transaction Committee, unanimously determined by vote of all participating directors that the Merger Agreement and the Merger are advisable and in the best interests of Standard BioTools and its stockholders, adopted and approved the Merger Agreement and transactions contemplated thereby, and recommended that Standard BioTools stockholders approve the Standard BioTools Share Issuance Proposal.
The Standard BioTools Board unanimously recommends by vote of all participating directors that Standard BioTools stockholders vote “FOR” the Standard BioTools Share Issuance Proposal.

Standard BioTools Proposal 2: The Standard BioTools Charter Amendment Proposal
Standard BioTools stockholders are asked to approve an amendment to the Standard BioTools Charter to increase the number of authorized shares of Standard BioTools Common Stock from 400,000,000 shares to 600,000,000 shares. A copy of the proposed amendment is attached as Annex D to this joint proxy statement/prospectus.
In connection with the Merger, Standard BioTools will be required to issue shares of Standard BioTools Common Stock to SomaLogic stockholders pursuant to the terms of the Merger Agreement. Additionally, as a result of the Merger, Standard BioTools may be required to issue additional shares of Standard BioTools Common Stock in satisfaction of certain obligations of the combined company, as described herein. Further, if the Standard BioTools Equity Incentive Plan Amendment Proposal is approved, Standard BioTools will reserve additional shares of Standard BioTools Common Stock for future issuance under the A&R 2011 Plan. Given the foregoing, the Standard BioTools Board believes the increase in the number of authorized shares of Standard BioTools Common Stock contemplated by the Standard BioTools Charter Amendment Proposal is necessary to ensure an adequate number of shares of Standard BioTools Common Stock are available for the: (i) issuance of shares of Standard BioTools Common Stock to SomaLogic stockholders pursuant to the terms of the Merger Agreement, (ii) future issuance of shares of Standard BioTools Common Stock under the A&R 2011 Plan and the SomaLogic Plans being assumed by Standard BioTools as a result of the Merger, (iii) future issuance of shares of Standard BioTools Common Stock underlying Assumed SomaLogic Awards, (iv) future issuance of shares of Standard BioTools Common Stock underlying SomaLogic Warrants and (v) future issuance of shares of Standard BioTools Common Stock in satisfaction of milestone consideration that may become payable by Standard BioTools pursuant to the Palamedrix Merger Agreement (as defined below).
In addition, the Standard BioTools Board believes the increase in the number of authorized shares of Standard BioTools Common Stock contemplated by the Standard BioTools Charter Amendment Proposal is necessary to ensure there will be sufficient shares available for issuance in connection with possible future acquisitions, equity and equity-based financings, possible future awards under employee benefit plans and other corporate purposes.
Except as described herein, Standard BioTools does not currently have any plans, proposals or arrangement to issue any of its authorized but unissued shares of Standard BioTools Common Stock.
The proposed amendment would not increase or otherwise affect the Standard BioTools authorized preferred stock, nor would it have any effect on par value. The Standard BioTools Common Stock is all of a single class, with equal voting, distribution, liquidation and other rights. The additional Standard BioTools Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Standard BioTools Common Stock. The Standard BioTools stockholders do not have preemptive rights with respect to the Standard BioTools Common Stock, nor do they have cumulative voting rights. Accordingly, should the Standard BioTools Board issue additional shares of Standard BioTools Common Stock, existing stockholders would not have any preferential rights to purchase any of such shares, and their percentage ownership of the then outstanding common stock could be reduced.
If the stockholders approve the Standard BioTools Charter Amendment Proposal, subject to the discretion of the Standard BioTools Board, Standard BioTools will file the amendment to the Standard BioTools Charter with the Secretary of State of the State of Delaware as soon as practicable thereafter.
Standard BioTools will not solicit further authorization by vote of the stockholders for the issuance of the additional shares of Standard BioTools Common Stock proposed to be authorized, except as required by law, regulatory authorities or rules of The Nasdaq Stock Market or any other stock exchange on which the shares of Standard BioTools Common Stock may then be listed. The issuance of additional shares of Standard BioTools Common Stock could have the effect of diluting existing stockholder earnings per share, book value per share and voting power.
Approval of the Standard BioTools Charter Amendment Proposal is a condition to the consummation of the Merger. If the Standard BioTools Charter Amendment Proposal is not approved, the Merger will not occur. For a detailed discussion of the conditions of the Merger, see “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 99 of this joint proxy statement/prospectus.

The approval of the Standard BioTools Charter Amendment Proposal requires the affirmative vote of the majority of the votes cast on such proposal at the Standard BioTools Special Meeting. Abstentions will have no effect on the outcome of the vote on such proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the outcome of the vote for the Standard BioTools Charter Amendment Proposal.
The Standard BioTools Board, upon the unanimous recommendation of the Standard BioTools Transaction Committee, unanimously recommended by vote of all participating directors that Standard BioTools stockholders approve the Standard BioTools Charter Amendment Proposal.
The Standard BioTools Board unanimously recommends by vote of all participating directors that Standard BioTools stockholders vote “FOR” the Standard BioTools Charter Amendment Proposal.

Standard BioTools Proposal 3: The Standard BioTools Advisory Compensation Proposal
Standard BioTools stockholders are asked to approve, pursuant to Section 14A of the Exchange Act and Rule 14a-21 thereunder, on a non-binding, advisory basis, of the compensation that will or may be payable to Standard BioTools’ named executive officers and to SomaLogic’s Chief Executive Officer in connection with the Merger as disclosed in the section entitled “The Merger — Interests of Standard BioTools Directors and Executive Officers in the Merger — Quantification of Potential Payments to Standard BioTools Named Executive Officers and SomaLogic’s Chief Executive Officer in Connection with the Merger” beginning on page 127 of this joint proxy statement/prospectus. The Standard BioTools Advisory Compensation Proposal gives Standard BioTools stockholders the opportunity to express their views on the Merger-related compensation of Standard BioTools’ named executive officers and to SomaLogic’s Chief Executive Officer.
Accordingly, Standard BioTools is asking its stockholders to vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to Standard BioTools’ named executive officers and to SomaLogic’s Chief Executive Officer in connection with the Merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger — Interests of Standard BioTools Directors and Executive Officers in the Merger — Quantification of Potential Payments to Standard BioTools Named Executive Officers and SomaLogic’s Chief Executive Officer in Connection with the Merger” of the joint proxy statement/prospectus for this meeting is hereby APPROVED.”
Because the vote on the Standard BioTools Advisory Compensation Proposal is advisory only, it will not be binding on Standard BioTools. If the Merger is completed, the Merger-related compensation may be paid to Standard BioTools’ named executive officers and to SomaLogic’s Chief Executive Officer to the extent payable in accordance with the terms of the compensation agreements and arrangements even if stockholders fail to approve the Standard BioTools Advisory Compensation Proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the outcome of the vote for the Standard BioTools Advisory Compensation Proposal.
The approval of the Standard BioTools Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the Standard BioTools Special Meeting and entitled to vote on the subject matter. Abstentions will have the same effect as a vote “AGAINST” the Standard BioTools Advisory Compensation Proposal.
The Standard BioTools Board unanimously recommends by vote of all participating directors that Standard BioTools stockholders vote “FOR” the Standard BioTools Advisory Compensation Proposal.

Standard BioTools Proposal 4: The Standard BioTools Equity Incentive Plan Amendment Proposal
The Standard BioTools Board has determined that it is necessary and appropriate to amend the Standard BioTools Amended and Restated 2011 Equity Incentive Plan, as amended (the “A&R 2011 Plan”), to increase the number of shares of Standard BioTools Common Stock reserved for issuance under the A&R 2011 Plan by 15,000,000 shares (the “Amendment”), pursuant to which the combined company will be able to make grants of equity-based awards to employees, officers, directors and consultants of the combined company following the Closing of the Merger. Standard BioTools stockholders are being asked to approve the Amendment. Other than the Amendment, no material changes will be made to the A&R 2011 Plan.
The combined company will have a substantially larger number of employees who are eligible to receive equity-based awards, and the Standard BioTools Board believes that the Amendment is needed to ensure that the combined company has a sufficient number of shares available pursuant to the A&R 2011 Plan to make these grants following the Closing of the Merger. The Standard BioTools stockholders previously approved an amendment to the A&R 2011 Plan at the Standard BioTools 2023 Annual Meeting of the Stockholders, and Standard BioTools seeks, in connection with the Merger and contingent on the closing of the transactions contemplated by the Merger Agreement and subject to the approval of the stockholders of the Standard BioTools Equity Incentive Plan Amendment Proposal, to again increase the number of shares reserved for issuance under the A&R 2011 Plan. A copy of the A&R 2011 Plan, as amended by the Amendment, is attached as Annex E to this joint proxy statement/prospectus. If the Amendment is not approved by the stockholders, the A&R 2011 Plan will continue by its terms, without the Amendment, and will terminate automatically on June 14, 2033.
Background
Before the Amendment, the aggregate number of shares of Standard BioTools Common Stock reserved for issuance under the A&R 2011 Plan during its entire term was 19,188,924, plus any shares forfeited under pre-existing equity incentive plans after the effectiveness of the A&R 2011 Plan. As of September 30, 2023, 16,871,721 shares of Standard BioTools Common Stock were subject to outstanding awards granted under all of the Standard BioTools equity plans and 6,946,597 shares of Standard BioTools Common Stock were available for issuance under all of the Standard BioTools equity plans.
On June 14, 2023, the Standard BioTools stockholders approved an amendment to the A&R 2011 Plan to increase the number of shares of Standard BioTools Common Stock reserved thereunder by 4,700,000 shares, which was expected to provide a sufficient number of shares for approximately one year. As a result of the Merger, the number of eligible participants in the A&R 2011 Plan is expected to increase significantly. As of September 30, 2023, Standard BioTools had six non-employee directors, approximately 73 consultants, and approximately 530 employees (including our employee director). As of the Effective Time, the combined company is expected to have six non-employee directors, approximately 104 consultants and approximately 953 employees.
In determining and recommending the increase to the share reserve under the A&R 2011 Plan, the Standard BioTools Board carefully considered a number of factors, including the impact of the Merger on the number of eligible plan participants, anticipated future equity needs, historical equity compensation practices, dilutive impact, burn rate, and plan duration. The number of additional shares being requested for authorization under the A&R 2011 Plan is 15,000,000 shares. If the Amendment to the A&R 2011 Plan is approved by the Standard BioTools stockholders, Standard BioTools will have, in the aggregate, 21,946,597 shares available for issuance under all of the Standard BioTools equity plans, of which 181,457 are available for issuance to only newly hired employees pursuant to the 2022 Inducement Equity Incentive Plan (the “2022 Inducement Plan”). Under the Merger Agreement, at the Effective Time of the Merger, Standard BioTools will assume the SomaLogic 2021 Omnibus Incentive Plan, 2017 Equity Incentive Plan, 2009 Equity Incentive Plan and any stand-alone equity agreements (the “SomaLogic Plans”) and each SomaLogic Stock Option, whether or not issued under a SomaLogic Plan, to the extent then outstanding and unexercised, and each outstanding SomaLogic RSU will automatically, without any action on the part of the holders thereof, be assumed by Standard BioTools. Standard BioTools does not plan to issue new awards under the SomaLogic Plans following the Merger.

Historical Grant Practices.   The Standard BioTools Board considered the historical numbers of stock options, RSUs, performance-based stock options, and performance-based RSUs that it has granted in the past three years. The share usage in 2022 was higher than historical practice due to the staking grants provided in connection with the investments made by Casdin and Viking into Standard BioTools. The annual share usage, or burn rate, under the Standard BioTools equity compensation program for the last three years was as follows:
Annual Share Usage Average	2020	2021	2022	Three-Year
Stock options granted	117,202	92,412	7,809,969	2,673,194
Non-performance RSUs granted	3,787,648	3,294,511	6,769,474	4,617,211
Non-performance RSUs vested	1,139,053	2,225,372	2,462,553	1,942,326
Performance-based stock options granted	—	—	—	—
Performance-based RSUs granted	509,082	416,442	—	308,508
Performance-based RSUs vested	3,957	133,484	—	45,814
Total equity awards granted(1)	4,413,932	3,803,365	14,579,443	7,598,913
Basic weighted average shares of common stock outstanding as of December 31	72,043,755	75,785,857	78,304,653	75,378,088
Annual share usage	3,561,210	2,863,922	9,973,647	5,466,260

(1)
Represents stock options, performance-based stock options, RSUs, and performance-based RSUs.

Forecasted Grant Practices.   Based on historical grant practices and including the anticipated grants of annual employee equity awards, new hire equity grants and performance-based long-term incentive awards described above (including in the combined company), Standard BioTools currently forecasts granting equity awards covering approximately 15,000,000 shares to employees of the combined company and other eligible participants over the next 18-month period from the date of this joint proxy statement/prospectus, which is equal to approximately 10% of the fully diluted number of shares of Standard BioTools Common Stock outstanding as of September 30, 2023 and 3% of the fully diluted number of shares of Standard BioTools Common Stock immediately following the Merger (based on the number of outstanding shares of SomaLogic Common Stock and outstanding equity awards under the SomaLogic Plans as of November 6, 2023). In light of this forecast, Standard BioTools believes, and the Standard BioTools Board considered, that the requested increase to the A&R 2011 Plan’s share reserve will provide a sufficient number of shares to allow Standard BioTools to grant equity awards for the purpose of expected annual awards, new hires, focal awards, any special retention needs and employee growth through any opportunistic acquisitions or hiring for approximately 18 months. However, circumstances could alter this projection, such as a change in business conditions, stock price, competitive pressures for attracting and retaining employees, or Standard BioTools’ strategy.
Awards Outstanding Under Existing Grants and Dilutive Impact.   As of September 30, 2023, Standard BioTools had outstanding equity awards under the A&R 2011 Plan, the 2022 Inducement Plan and prior plans covering approximately 16,871,721 shares, assuming performance awards are earned at maximum achievement (the “Standard BioTools Awards”). These Standard BioTools Awards (commonly referred to as the “existing overhang”), together with the 4,982,778 shares of Standard BioTools Common Stock currently available for grant under the A&R 2011 Plan represented approximately 23% of the fully diluted number of shares of Standard BioTools Common Stock as of September 30, 2023. Under the Merger Agreement, at the Effective Time of the Merger, Standard BioTools will assume the SomaLogic Plans and each SomaLogic Stock Option, to the extent then outstanding and unexercised, and each outstanding SomaLogic RSU will automatically, without any action on the part of the holders thereof, be assumed by Standard BioTools (the “Assumed SomaLogic Awards”). Following the Merger, the Assumed SomaLogic Awards, together with the Standard BioTools Awards and the 4,982,778 shares of Standard BioTools Common Stock currently available for grant under the A&R 2011 Plan represented approximately 16% of the fully diluted number of shares of Standard BioTools Common Stock immediately following the Merger (based on the number of outstanding shares of SomaLogic Common Stock and outstanding equity awards under the SomaLogic Plans as of November 6, 2023) (“total overhang”). The dilutive impact of the additional 15,000,000 shares that would be available for issuance under the A&R 2011 Plan would increase the overhang percentage by approximately 4 percentage points to approximately 20%, each based on the fully diluted number of shares of Standard BioTools Common Stock (based on the number of outstanding shares of SomaLogic Common Stock and outstanding equity awards under the SomaLogic Plans as of November 6, 2023) immediately following the Merger (in all cases without consideration of shares potentially issuable upon conversion of outstanding convertible indebtedness and convertible preferred stock).
The Standard BioTools capital structure includes outstanding convertible debt and convertible preferred stock. The Standard BioTools existing overhang is 10%, calculated based on the sum of (i) the Standard BioTools Common Stock outstanding as of September 30, 2023 (79,469,908 shares; “x” shares) and (ii) the shares subject to Standard BioTools’ convertible debt or preferred stock (96,321,286 shares; “y” shares). Following the Merger, Standard BioTools’ total overhang would be 13%, calculated based on the sum of “x” shares immediately following the Merger and “y” shares. If the proposed additional 15,000,000 shares of Standard BioTools Common Stock are made available for issuance under the A&R 2011 Plan, then the potential dilution would increase by approximately 3 percentage points to approximately 16%, calculated based on the sum of “x” shares immediately following the Merger and “y” shares.
If the Standard BioTools stockholders do not approve the Amendment, the A&R 2011 Plan will continue on its current terms. In that case, the shares reserved for issuance under the A&R 2011 Plan may be insufficient to achieve future incentive, recruiting and retention objectives. Consequently, without stockholder approval of the Amendment, Standard BioTools believes its ability to attract and retain the individuals necessary to drive performance and increase long-term stockholder value will be impaired. The Standard BioTools Board therefore believes that stockholder approval of the Amendment is important to Standard BioTools’ continued success.
The Standard BioTools executive officers and directors have an interest in the approval of the Amendment to the A&R 2011 Plan by the stockholders because they would be eligible to receive awards under the A&R 2011 Plan. The Standard BioTools Board has approved the Amendment subject to the approval of the stockholders at the Standard BioTools Special Meeting.
Reasons Why You Should Vote in Favor of the Approval of the Amendment to the A&R 2011 Plan
The Standard BioTools Board recommends a vote for the approval of the Amendment of the A&R 2011 Plan because it believes the plan is in the best interests of Standard BioTools and its stockholders.
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Aligns director, employee and stockholder interests.   Standard BioTools currently provides long-term incentives by compensating participants with equity awards. With stockholder approval of the Amendment, Standard BioTools will be able to continue to maintain this means of aligning the interests of key personnel with the interests of the stockholders.

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Approval is necessary to continue an equity-based compensation program.   If the stockholders do not approve the Amendment, Standard BioTools may have to shift to a long-term compensation program that is heavily paid in cash for both employees and directors, which would less closely align with the interests of stockholders and negatively impact cash management. Based on the remaining capacity the A&R 2011 Plan, Standard BioTools may not have sufficient capacity to make future grants of equity awards.

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Attracts and retains talent.   The A&R 2011 Plan, as amended by the Amendment, will be a critical tool to the continued success of Standard BioTools and the combined company by continuing to attract, retain and motivate key personnel and providing participants with incentives directly related to increases in the value of Standard BioTools.

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Includes best corporate governance features.   As described below, the A&R 2011 Plan has sound governance features and includes “best practices” provisions.

Standard BioTools believe that the benefits to the stockholders from equity award grants to employees and directors outweigh the potential dilutive effect of grants under the A&R 2011 Plan. Standard BioTools believes that paying a significant portion of annual variable compensation in the form of equity awards is an effective method of aligning the interests of senior employees with those of stockholders, encouraging ownership in Standard BioTools and retaining, attracting and rewarding talented employees. Standard

BioTools also believes that having a vehicle to pay a portion of compensation for non-employee directors in stock awards is appropriate and consistent with market practices.
The information included in this joint proxy statement/prospectus is updated by the following information regarding all existing equity compensation plans as of September 30, 2023:
Total stock options outstanding(1)	9,248,628
Weighted-average exercise price of stock options outstanding	$3.63
Weighted-average remaining duration of stock options outstanding (years)	8.7
Total full value awards outstanding(2)	$6,946,597
Shares available for grant under the A&R 2011 Plan(3)	4,928,778
Shares available for grant under the 2022 Inducement Plan	181,457
Total shares of common stock outstanding	79,469,908

(1)
Includes time-based stock options outstanding. No stock appreciation rights were outstanding as of September 30, 2023.

(2)
The number of shares of outstanding performance-based RSUs assumes performance at the maximum level.

(3)
Assumes outstanding performance-based RSUs at the maximum level.

Highlights of the A&R 2011 Plan
The A&R 2011 Plan incorporates the current governance best practices, which further align the Standard BioTools equity compensation program with the interest of the Standard BioTools stockholders.
1.
No “evergreen” provision.   The number of shares of Standard BioTools Common Stock available for issuance under the A&R 2011 Plan is fixed and will not adjust based upon the number of shares outstanding.

2.
Stock options are not discounted.   The A&R 2011 Plan prohibits granting stock options with exercise prices with grant prices lower than the fair market value of a Standard BioTools share on the grant date, except in connection with the issuance or assumption of awards in connection with certain mergers, consolidations, acquisitions of property or stock or reorganizations.

3.
“Clawback” provision.   Awards granted under the A&R 2011 Plan are subject to recoupment under Standard BioTools’ current clawback policy and any clawback policy that Standard BioTools is required to adopt pursuant to the listing standards of any national securities exchange or association on which shares of Standard BioTools Common Stock are listed or as otherwise required by law.

4.
Stock ownership guidelines.   Standard BioTools directors and covered officers are expected to achieve minimum stock ownership values, as described in this joint proxy statement/prospectus, within five years of eligibility or promotion.

5.
No tax gross-ups.   No participant is entitled under the A&R 2011 Plan to any tax gross-up payments for any excise tax pursuant to Sections 280G or 4999 of the Code that may be incurred in connection with awards under the A&R 2011 Plan.

Summary of the A&R 2011 Plan
The Amendment to the A&R 2011 Plan was approved by the Standard BioTools Board in October 2023 and remains subject to stockholder approval to take effect. The following general description of the material features of the A&R 2011 Plan is qualified in its entirety by reference to the provisions of the A&R 2011 Plan set forth in Exhibit I to this joint proxy statement/prospectus.
Eligibility.   The A&R 2011 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code to employees and the employees of Standard BioTools’ subsidiaries, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to employees, directors and consultants and the employees and consultants of Standard BioTools’ subsidiaries. As of September 30, 2023, Standard BioTools had six non-employee directors, approximately 73 consultants, and approximately 530 employees (including our employee director). As of the Effective Time, the combined company is expected to have six non-employee directors, approximately 104 consultants and approximately 953 employees.
Shares Available for Grant and Shares Outstanding.   If the Amendment is approved by the Standard BioTools stockholders, the total number of shares of Standard BioTools Common Stock available for issuance under the A&R 2011 Plan would be equal to 19,982,778 shares (assuming the shares available for grant as of September 30, 2023 remain available upon the Standard BioTools Special Meeting). As of September 30, 2023, 16,871,721 shares of Standard BioTools Common Stock are subject to outstanding awards granted under all Standard BioTools equity plans. If the Standard BioTools stockholders do not approve the Amendment, the total number of shares of Standard BioTools Common Stock available for issuance under the A&R 2011 Plan will be 4,982,778 (assuming the shares available for grant as of September 30, 2023 remain available upon the Standard BioTools Special Meeting). As described in the paragraph below, outstanding awards under the A&R 2011 Plan that expire or are forfeited return to the pool to be available for grant.
Generally, if an option award expires or becomes unexercisable without having been exercised in full, or if restricted stock, performance shares or shares subject to restricted stock units or performance units are forfeited or repurchased by Standard BioTools due to failure to vest, the unpurchased, forfeited or repurchased shares that were subject to such awards will become available for future grant or sale under the A&R 2011 Plan (unless it has terminated). With respect to stock appreciation rights, the gross shares actually issued will cease to be available. Except with respect to options, shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale. If the exercise price or tax withholding obligation of an option is paid with shares, the number of shares available for issuance under the A&R 2011 Plan will be reduced by the gross number of shares for which the option is exercised. To the extent an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance. However, if the Standard BioTools stockholders do not approve the Amendment, shares used to pay the exercise price of a stock option or to satisfy the tax withholding obligations for a stock option will also become available for future issuance under the A&R 2011 Plan, and only the net shares subject to the stock appreciation right will cease to become available for future issuance under the A&R 2011 Plan.
Administration.   The A&R 2011 Plan is administered by the Standard BioTools Board or a committee appointed by the Standard BioTools Board. Currently, the Standard BioTools Compensation Committee administers the A&R 2011 Plan. Different committees may administer the A&R 2011 Plan with respect to different groups of service providers. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act.
Subject to the provisions of the A&R 2011 Plan, the administrator generally has the power to make all determinations deemed necessary or advisable for administering the plan. The administrator has the power to determine the terms of awards, including the exercise price (if any), the number of shares subject to each such award, the time when awards may vest or be exercised (including the ability to accelerate the vesting and exercisability of awards), and the form of consideration payable upon exercise, if applicable. The administrator also has the authority to amend awards. The administrator may not implement any exchange program under which (i) outstanding awards are surrendered or canceled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, and/or (iii) the exercise price of an outstanding award is increased or reduced. In addition, the administrator may provide for dividends or dividend equivalents to accrue on unvested awards, but no dividends or dividend equivalents will be paid until the vesting of such awards. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.
Stock Options.   Options may be granted under the A&R 2011 Plan. Subject to the provisions of the A&R 2011 Plan, the administrator determines the terms and conditions of options, including when such options vest and become exercisable (and the administrator has the discretion to accelerate the time at which such options will vest or become exercisable). The per share exercise price of any option generally must be at least 100% of the fair market value of a share of Standard BioTools Common Stock on the date of grant, and the term of an incentive stock option may not be more than 10 years. However, with respect to any incentive stock option granted to an individual who owns 10% of the voting power of all classes of stock of Standard BioTools or any of its Standard BioTools or subsidiary corporations, the term of such option must not exceed 5 years, and the per share exercise price of such incentive stock option must be at least 110% of the fair market value of a share of Standard BioTools Common Stock on the grant date. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.
Stock Appreciation Rights.   Stock appreciation rights may be granted under the A&R 2011 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of shares of Standard BioTools Common Stock between the exercise date and the date of grant. Subject to the provisions of the A&R 2011 Plan, the administrator determines the terms and conditions of stock appreciation rights, including when such rights vest and become exercisable (and the administrator has the discretion to accelerate the time at which such rights will vest or become exercisable) and whether to pay any increased appreciation in cash, Standard BioTools Common Stock, or a combination of both. The per share exercise price of a stock appreciation right must be at least 100% of the fair market value per share on the date of grant, and the term of a stock appreciation right may not be more than 10 years. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her stock appreciation right for the period of time stated in his or her option agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its term.
Restricted Stock.   Restricted stock may be granted under the A&R 2011 Plan. Restricted stock awards are grants of Standard BioTools Common Stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us), and the administrator has the discretion to accelerate the time at which any restrictions will lapse or be removed. Shares of restricted stock that do not vest are subject to Standard BioTools’ right of repurchase or forfeiture.
Restricted Stock Units.   Restricted stock units may be granted under the A&R 2011 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of Standard BioTools Common Stock. The administrator determines the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator has the discretion to accelerate the time at which any restrictions will lapse or be removed.
Performance Units and Shares.   Performance units and performance shares may be granted under the A&R 2011 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance objectives in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The administrator has the discretion to reduce or waive any performance objectives or other vesting provisions for performance units or performance shares. Performance units will have an initial dollar value established by the administrator on or before the grant date. Performance shares will have an initial value equal to the fair market value of Standard BioTools Common Stock on the grant date. The administrator has the discretion to pay earned performance units or performance shares in the form of cash, shares, or in some combination of both.
Death and Disability.   If the holder of an award issued under the A&R 2011 Plan incurs a termination of service as a result of death or disability, then 100% of the unvested shares subject to the award will accelerate and vest.

Transferability of Awards.   The A&R 2011 Plan does not allow for the transfer of awards unless the administrator provides otherwise, and in no event may an award be transferred for value or consideration. Additionally, only the recipient of an award may exercise an award during his or her lifetime.
Outside Directors.   The A&R 2011 Plan provides that any outside (non-employee) director, in any fiscal year, may not be granted equity awards under the plan with an aggregate grant date fair value of more than $400,000, or $500,000 with respect to his or her first year of service as an outside director. For purposes of this limitation, the grant date fair value is determined in accordance with U.S. generally accepted accounting principles (“GAAP”). Any equity awards granted under the A&R 2011 Plan to an outside director for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our outside (non-employee) directors. The outside (non-employee) director annual limits were developed with input from Meridian Compensation Partners, LLC, an independent compensation consulting firm, based on a review of non-employee director limits in equity plans for comparable companies.
Certain Adjustments.   If there are certain changes in Standard BioTools’ capitalization, the administrator will adjust the number and class of shares that may be delivered under the A&R 2011 Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the plan.
Dissolution or Liquidation.   If there is a proposed liquidation or dissolution of Standard BioTools, the administrator will notify participants as soon as practicable before the effective date of such event and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.
Merger or Change in Control.   The A&R 2011 Plan provides that if there is a merger of Standard BioTools with or into another company or a “change in control” (as defined under the A&R 2011 Plan) of Standard BioTools, each outstanding award will be treated as provided in the applicable award agreement or as described below. The administrator is not required to treat all awards similarly. If the successor corporation does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and the administrator will notify participants that awards will become fully exercisable, if applicable, for a specified period before the transaction. The award will then terminate upon the expiration of the specified period of time.
With respect to awards held by a non-employee director that are assumed or substituted for, if such non-employee director’s service as our director or that of a successor corporation is terminated on or after the date of such merger or change in control (except for a voluntary resignation that is not at the request of the acquirer), then the non-employee director will fully vest in and have the right to exercise his or her options and/or stock appreciation rights, all restrictions on his or her restricted stock and restricted stock units will lapse, and, with respect to performance units and performance shares, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met in the event.
Forfeiture and Clawback.   All awards granted under the A&R 2011 Plan will be subject to recoupment under Standard BioTools’ current clawback policy and any clawback policy that Standard BioTools is required to adopt under applicable law. In addition, the administrator may provide in an award agreement that the recipient’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events.
Plan Amendments and Termination.   The A&R 2011 Plan will automatically terminate in 2033, unless terminated sooner. In addition, the Standard BioTools Board has the authority to amend, suspend or terminate the A&R 2011 Plan, but such action will not impair the rights of any participant without his or her written consent.
U.S. Federal Income Tax Consequences
The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise and vesting of awards under the A&R 2011 Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.
Stock Options.   The Code requires that, for treatment of an option as an incentive stock option, Standard BioTools Common Stock acquired through the exercise of an incentive stock option cannot be disposed of before the later of (i) two years from the date of grant of the option, or (ii) one year from the date of exercise. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to Standard BioTools for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes. No income will be realized by a participant upon grant of an option that does not qualify as an incentive stock option (“a non-qualified stock option”). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. Standard BioTools will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.
Stock Appreciation Right.   No income will be realized by a participant upon grant of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. Standard BioTools will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.
Restricted Stock.   A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to Standard BioTools (special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended). Standard BioTools will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections.
Restricted Stock Units.   A participant will not be subject to tax upon the grant of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. Standard BioTools will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections.
Section 162(m).   In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to certain covered employees designated in Section 162(m) of the Code, including, but not limited to, its chief executive officer, chief financial officer, and the next three highly compensated executives of such corporation whose compensation is required to be disclosed in its proxy statement.
Importance of Consulting a Tax Advisor.   The foregoing discussion is a summary only and does not purport to be complete. In addition, the information is based upon existing U.S. tax laws and regulations and, therefore, is subject to change when those laws or rules change. Moreover, because the tax consequences to any participant may depend on his or her particular situation, each participant should consult his or her tax advisor as to the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of shares acquired as a result of any award.
Plan Benefits
Since the adoption of the A&R 2011 Plan through October 15, 2023, Standard BioTools has granted the following stock options and RSUs under the A&R 2011 Plan to the individuals and groups listed below. In all cases, the securities underlying such stock options and RSUs are shares of Standard BioTools Common Stock.
Named Executive Officers	Number of Shares Subject to Stock Options	Number of Shares Subject to Restricted Stock Units
Stephen Christopher Linthwaite	495,000	1,920,229
Former President and Chief Executive Officer
Michael Egholm, Ph.D.	—	231,579
President and Chief Executive Officer
Hanjoon Alex Kim	—	77,185
Chief Operating Officer
Jeremy Davis	150,000	650,000
Chief Commercial Officer
Executive officers as a group	2,064,001	4,031,579
Non-employee directors	1,160,594	870,873
All employees (excluding executive officers)	3,517,501	16,492,647
The amounts of future grants under the A&R 2011 Plan are not determinable and will be granted at the sole discretion of the Standard BioTools Compensation Committee or other delegated persons. We cannot determine at this time either the persons who will receive such awards under the A&R 2011 Plan or the amount or types of any such awards.
On November 27, 2023, the closing market price per share of Standard BioTools Common Stock was $2.50, as reported by The Nasdaq Stock Market.
The approval of the Standard BioTools Equity Incentive Plan Amendment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the Standard BioTools Special Meeting and entitled to vote on the subject matter. Abstentions will have the same effect as a vote “AGAINST” the Standard BioTools Equity Incentive Plan Amendment Proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the outcome of the vote for the Standard BioTools Equity Incentive Plan Amendment Proposal.
The Standard BioTools Board unanimously recommends by vote of all participating directors that Standard BioTools stockholders vote “FOR” the Standard BioTools Equity Incentive Plan Amendment Proposal.

Standard BioTools Proposal 5: The Standard BioTools Adjournment Proposal
Standard BioTools stockholders are asked to approve adjournments of the Standard BioTools Special Meeting from time to time, if necessary or appropriate, to solicit additional affirmative votes in favor of the Standard BioTools Share Issuance Proposal and the Standard BioTools Charter Amendment Proposal if there are insufficient votes at the time of such adjournment to approve such proposals or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Standard BioTools stockholders. The Merger Agreement provides that the Standard BioTools Special Meeting will not be postponed or adjourned to a date that is more than 30 days after the date for which the Standard BioTools Special Meeting was originally scheduled without the consent of SomaLogic. Consummation of the Merger is not conditioned on the approval of this Standard BioTools Adjournment Proposal.
If the Standard BioTools stockholders approve this Standard BioTools Adjournment Proposal, Standard BioTools could adjourn or postpone the Standard BioTools Special Meeting, and any adjourned or postponed session of the Standard BioTools Special Meeting and use the additional time to solicit additional proxies for the approval of the Standard BioTools Share Issuance Proposal.
If, at the Standard BioTools Special Meeting, the number of shares of Standard BioTools Common Stock present or represented and voting in favor of the Standard BioTools Share Issuance Proposal and the Standard BioTools Charter Amendment Proposal is insufficient to approve such proposal, Standard BioTools may move to adjourn the Standard BioTools Special Meeting in order to enable the Standard BioTools Board to solicit additional proxies for approval of the Standard BioTools Share Issuance Proposal and the Standard BioTools Charter Amendment Proposal. In that event, the Standard BioTools stockholders will be asked to vote only upon the Standard BioTools Adjournment Proposal, and not the Standard BioTools Share Issuance Proposal and the Standard BioTools Charter Amendment Proposal. Standard BioTools may also adjourn the Standard BioTools Special Meeting to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Standard BioTools stockholders. Additionally, pursuant to the Standard BioTools Bylaws, the chairperson of the meeting may adjourn the meeting without the approval of the Standard BioTools stockholders. Approval of the Standard BioTools Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the Standard BioTools Special Meeting and entitled to vote on the subject matter.
The Standard BioTools Adjournment Proposal relates only to adjournments of the Standard BioTools Special Meeting occurring for purposes of soliciting additional proxies for approval of the Standard BioTools Share Issuance Proposal and the Standard BioTools Charter Amendment Proposal in the event that there are insufficient votes to approve that proposal or ensuring that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Standard BioTools stockholders. Standard BioTools retains full authority to the extent set forth in its bylaws and Delaware law (subject to the terms of the Merger Agreement) to adjourn the Standard BioTools Special Meeting for any other purpose, or to postpone the Standard BioTools Special Meeting before it is convened, without the consent of any Standard BioTools stockholders.
The approval of the Standard BioTools Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the Standard BioTools Special Meeting and entitled to vote on the subject matter. Abstentions will have the same effect as a vote “AGAINST” the Standard BioTools Adjournment Proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the outcome of the vote for the Standard BioTools Adjournment Proposal.
The Standard BioTools Board unanimously recommends by vote of all participating directors that Standard BioTools stockholders vote “FOR” the Standard BioTools Adjournment Proposal.

THE MERGER
This section of the joint proxy statement/prospectus describes certain material aspects of the proposed Merger. This section may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the documents incorporated herein by reference, including the full text of the Merger Agreement, which is attached as Annex A, for a more complete understanding of the Merger. In addition, (i) important business and financial information about Standard BioTools is incorporated into this joint proxy statement/prospectus by reference and (ii) important business and financial information about SomaLogic is incorporated into this joint proxy statement/prospectus by reference. See also “Where You Can Find More Information” beginning on page 209 of this joint proxy statement/prospectus.
General Description of the Merger
Standard BioTools, SomaLogic and Merger Sub, a wholly owned subsidiary of Standard BioTools, have entered into the Merger Agreement, dated as of October 4, 2023, which provides for the Merger of Merger Sub with and into SomaLogic. As a result of the Merger, the separate existence of Merger Sub will cease and SomaLogic will continue its existence under the laws of the State of Delaware as the surviving corporation and as a wholly owned subsidiary of Standard BioTools. It is expected that the name of the surviving company will continue to be “Standard BioTools Inc.” after completion of the Merger.
Consideration to be Received by the SomaLogic Stockholders
At the Effective Time, by virtue of the Merger and without any further action on the part of the parties, holders of any securities of SomaLogic, Merger Sub or of any other person, each share of SomaLogic Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of SomaLogic Common Stock held in treasury or owned by SomaLogic, Standard BioTools or any of their respective subsidiaries, including Merger Sub, or any Earn-Out Shares (as defined in that certain Agreement and Plan of Merger, dated March 28, 2021, by and among CM Life Sciences II, Inc., S-Craft Merger Sub, Inc. and SomaLogic) (collectively, the “Excluded Shares”)) will be automatically converted into the right to receive 1.11 shares of Standard BioTools Common Stock and cash in lieu of any fractional shares of Standard BioTools Common Stock any former holder of SomaLogic Common Stock would otherwise be entitled to receive.
The Exchange Ratio is fixed, which means that it will not change between now and the Effective Time. Therefore, the value of the Merger consideration will depend on the market price of Standard BioTools Common Stock at the Effective Time. The market price of Standard BioTools Common Stock has fluctuated since the date of the announcement of the Merger Agreement and may continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the special meetings, the date the Merger is completed and thereafter. The market price of Standard BioTools Common Stock, when received by SomaLogic stockholders after the Merger is completed, could be greater than, less than or the same as the market price of Standard BioTools Common Stock on the date of this joint proxy statement/prospectus or at the time of the Standard BioTools Special Meeting. Accordingly, you should obtain current market quotations for Standard BioTools Common Stock and SomaLogic Common Stock before deciding how to vote with respect to any of the proposals described in this joint proxy statement/prospectus. Standard BioTools Common Stock is traded on The Nasdaq Global Select Market under the symbol “LAB,” and SomaLogic Common Stock and SomaLogic Warrants are traded on The Nasdaq Capital Market under the symbols “SLGC” and “SLGCW,” respectively.
At the Effective Time, all Excluded Shares will be cancelled and will cease to exist, and no payment or any consideration will be delivered in exchange for such Excluded Shares.
Background of the Merger
The following chronology summarizes the key events that led to the signing of the Merger Agreement. This chronology does not catalogue every interaction of or among members of the Standard BioTools Board or SomaLogic Board, members of Standard BioTools management or SomaLogic management, Standard BioTools’ or SomaLogic’s financial or legal advisors or any other person.

Each of the Standard BioTools Board and the SomaLogic Board, together with members of their respective management teams, regularly reviews and assesses the performance, future growth prospects, business plans and overall strategic direction of Standard BioTools and SomaLogic, respectively, and considers a variety of strategic alternatives that may be available to Standard BioTools and SomaLogic, respectively, including continuing to pursue each respective company’s strategy as a standalone company or pursuing potential strategic transactions with third parties, in each case with the goal of maximizing stockholder value.
As discussed in greater detail below, with the commencement of discussions of any specific transaction, each company considered whether any potential conflicts of interest might exist among any board members and took appropriate corporate governance steps to enhance and protect the independence of deliberations by the board of directors of the companies involved, including the recusal of board members and the establishment of independent transaction committees. This includes the process described below relating to Casdin Capital, LLC (together with its affiliated entities, “Casdin Capital”) as a stockholder in each company and Eli Casdin, as Casdin Capital’s founder and Chief Investment Officer and a member of the board of directors of each company, that was followed in discussions between Standard BioTools and SomaLogic through the announcement of a definitive agreement on October 4, 2023.
In August 2021, the SomaLogic Board engaged Cowen and Company, LLC (“Cowen”) to assist in a review of potential acquisitions and financing alternatives available to SomaLogic (the “2021-2022 SomaLogic Strategic Review”).
On September 1, 2021, SomaLogic completed a business combination transaction with CM Life Sciences II, a special purpose acquisition company (the “SomaLogic SPAC Transaction”). Following the closing of the SomaLogic SPAC Transaction, and as part of its stated strategy, SomaLogic continued to actively explore strategic transaction opportunities to scale and expand its business with the assistance of Cowen. As part of the 2021-2022 SomaLogic Strategic Review, Cowen contacted six potential strategic parties, including Standard BioTools, to discuss their interest in potential strategic transactions with SomaLogic, including financing alternatives and the acquisition of, or a merger with, SomaLogic. In addition to the discussions in June 2022 described below, following the closing of the SomaLogic SPAC Transaction, SomaLogic had preliminary discussions with Standard BioTools (which was then called Fluidigm Corporation) to ascertain each party’s interest in exploring a potential strategic transaction, but these discussions did not result in any proposals for a transaction. As part of those discussions, SomaLogic and Fluidigm Corporation entered into a mutual confidential disclosure agreement on February 14, 2022. This mutual confidential disclosure agreement did not include a standstill provision.
From time to time following the SomaLogic SPAC Transaction, the SomaLogic Board utilized a transaction committee of the SomaLogic Board (the “SomaLogic Transaction Committee”) to review potential strategic opportunities, including the 2021-2022 SomaLogic Strategic Review. The composition of the SomaLogic Transaction committee changed over time as the composition of the SomaLogic Board changed (including as described below). The SomaLogic Board did not delegate any authority to approve a transaction to the SomaLogic Transaction Committee and the members of the SomaLogic Transaction Committee did not receive additional compensation for their service on the SomaLogic Transaction Committee.
In April 2022, Standard BioTools (previously known as Fluidigm Corporation) embarked on a strategic restructuring of the company. The restructuring involved a $250 million Series B Convertible Preferred Stock investment (the “2022 Standard BioTools Investment”) from entities affiliated with Viking Global Investors LP (“Viking”) and Casdin Capital LLC, the appointment of an experienced executive leadership team, led by President and Chief Executive Officer Michael Egholm, Ph.D., former Chief Technology Officer of Danaher Life Sciences, and the implementation of a strategy focused on unlocking value in the highly fragmented life science tools space at scale. Specifically, since the completion of this restructuring, Standard BioTools has focused on, among other matters, actively pursuing business development opportunities in the life sciences industry with an objective to leverage its management expertise and operating discipline to drive value creation for stockholders. For a discussion of Standard BioTools’ business strategies, see “The Merger — Standard BioTools’ Reasons for the Merger; Recommendation of the Standard BioTools Board” below.

During 2022, consistent with its business strategy, Standard BioTools engaged in outreach and preliminary discussions with third parties about potential strategic acquisitions by Standard BioTools. This outreach was directed at a range of companies in the life sciences tools sector, including private companies and public companies, that could potentially complement Standard BioTools’ business and align with its growth-focused strategy, including SomaLogic. This process was overseen by a special advisory committee of the Standard BioTools Board, formed on May 3, 2022, and consisting of the directors Martin Madaus, Frank Witney, Bill Colston and Mr. Casdin. The special advisory committee’s mandate was initially to oversee and negotiate the terms of a proposed transaction with a specific company (which was not SomaLogic). Subsequently, the work of the special advisory committee became more general, consisting of assisting Standard BioTools management in evaluating and negotiating preliminary terms of potential strategic opportunities generally. Most of this outreach was conducted by Standard BioTools’ internal business development team, but some outreach was assisted by Centerview Partners LLC (“Centerview”) as financial advisor to Standard BioTools. Centerview was chosen to assist Standard BioTools given its expertise and experience with similar transactions and industry knowledge, as well as its familiarity with Standard BioTools. As a result of this outreach, in 2022, Standard BioTools entered into 16 confidential disclosure agreements, including with SomaLogic, as described below. Of these 16 confidential disclosure agreements, only two (including the confidential disclosure agreement with SomaLogic) contained a standstill provision. Such standstill provisions (1) were mutual or binding only on Standard BioTools, (2) were for a duration of either 12 or 24 months and (3) terminated if, among other things, the party able to enforce the standstill entered into an agreement providing for a change of control transaction with a third party. One of these standstill provisions (not with SomaLogic) was subject to a “don’t ask, don’t waive” provision. Initial mutual management presentations were held and preliminary business due diligence was conducted with respect to each party, including SomaLogic on August 8, 2022 as described below. As a result, in the fourth quarter of 2022, Standard BioTools sent written non-binding indications of interest to three of these companies (none of which was SomaLogic). Each of these indications of interest was highly preliminary and involved a proposed acquisition using shares of Standard BioTools common stock or a combination of shares of Standard BioTools common stock and cash. Two of the indications of interest did not result in further discussions. One of the companies that was sent an indication of interest was subsequently acquired by another company and Standard BioTools engaged in preliminary discussions with the successor entity thereof in 2023, as referenced below. A more detailed description of the interactions between Standard BioTools and SomaLogic in 2022 is set forth below.
On June 23, 2022, Dr. Egholm and Roy Smythe, then-Chief Executive Officer of SomaLogic, held an introductory call to discuss potential interest in exploring a combination of Standard BioTools and SomaLogic. On July 12, 2022, Standard BioTools and SomaLogic entered into a new mutual confidential disclosure agreement to facilitate the exchange of diligence information. This mutual confidential disclosure agreement contained a standstill provision that (1) was binding only on Standard BioTools, (2) was for a duration of 12 months, (3) would terminate if, among other things, SomaLogic entered into an agreement providing for a change of control transaction with a third party and (4) was not subject to a “don’t ask, don’t waive” provision.
The discussions between SomaLogic and Standard BioTools progressed through initial business due diligence, including a preliminary meeting on August 8, 2022 at SomaLogic’s headquarters in Boulder, Colorado and a subsequent meeting on October 3, 2022 in San Diego, California. In November 2022, these preliminary discussions were terminated without any specific valuation or other terms being proposed or any written non-binding indication of interest being delivered.
In addition to the preliminary meetings with Standard BioTools, as part of the 2021-2022 SomaLogic Strategic Review, SomaLogic also entered into a mutual confidential disclosure agreement with a party referred to as Counterparty A on September 27, 2022 in order to discuss a potential combination with Counterparty A. This mutual confidential disclosure agreement did not include a standstill provision. Other than Standard BioTools and Counterparty A, no parties entered into confidential disclosure agreements or expressed interest in a potential strategic transaction with SomaLogic, and no substantive discussions emerged regarding potential transactions from the 2021-2022 SomaLogic Strategic Review. After reviewing the results of the outreach and the discussions with Standard BioTools and Counterparty A and the lack of any proposal for a strategic transaction, the SomaLogic Board decided to pause its exploration of strategic initiatives with Cowen in December 2022.

On March 28, 2023, SomaLogic announced the appointment of Mr. Taich as interim Chief Executive Officer, the resignation of Dr. Smythe as Chief Executive Officer and as a member of the SomaLogic Board, the retirement of two independent members of the SomaLogic Board and the addition of four new independent members of the SomaLogic Board. As part of the nomination process for the new directors, the SomaLogic Board determined that each of the new directors was independent under relevant laws, regulations and listing standards.
During 2023, Standard BioTools continued, pursuant to its business strategy, to actively explore other strategic opportunities with a range of companies, including private companies and public companies, in the life sciences tools sector that Standard BioTools assessed could potentially complement Standard BioTools’ business and align with its growth-focused strategy, including SomaLogic. As a result, in 2023, Standard BioTools’ entered into nine confidential disclosure agreements, including a new agreement with SomaLogic, as described below, of which three (including the confidential disclosure agreement with SomaLogic) contained a standstill provision on terms consistent with the description above (unless otherwise specified below). Initial mutual management presentations were held, and preliminary business due diligence was conducted with respect to each party. As a result, in the first, second and third quarters of 2023, Standard BioTools sent written non-binding indications of interest to five companies (including SomaLogic, as described further below). Each of these indications of interest was highly preliminary and involved a proposed acquisition using shares of Standard BioTools common stock or a combination of shares of Standard BioTools common stock and cash. None of these indications of interest resulted in further discussions, except with respect to SomaLogic, as described below in more detail.
In April 2023, the SomaLogic Transaction Committee, then consisting of Jason Ryan, Tom Carey, Troy Cox, Tycho Peterson and Mr. Casdin, reconvened to review SomaLogic’s past strategic discussions and outreach, and to oversee any future strategic process and review of strategic alternatives with a focus on strategic alternatives that would increase scale and the diversity of products and lead to enhanced operating efficiencies that would result in an accelerated path to profitability.
On April 28, 2023, Dr. Egholm, Mr. Kim and Mr. Taich held a telephone call in which Dr. Egholm and Mr. Kim congratulated Mr. Taich on his appointment as Interim Chief Executive Officer. The parties also had a high-level discussion as to whether there might be mutual interest in a potential combination of the two companies.
In early May 2023, SomaLogic engaged Perella Weinberg Partners LP (“PWP”) to assist in a new review of potential strategic initiatives, based on its qualifications, expertise, reputation, and its knowledge of SomaLogic’s business and the industry in which it operates. As described below, following the receipt of the June 16 Proposal (as defined below), PWP contacted 16 parties, at the direction of the SomaLogic Transaction Committee, to ascertain their interest in a potential strategic transaction with SomaLogic, as described below.
On May 15, 2023, at the direction of Standard BioTools’ independent directors, Centerview contacted PWP to discuss whether SomaLogic would be interested in reviving the prior discussions between SomaLogic and Standard BioTools regarding a potential combination of the two companies. Centerview and PWP held a further call on May 16, 2023 to discuss a potential combination.
During May and early June 2023, the management teams of each company maintained informal discussions with each other, including the periodic involvement of representatives of PWP and Centerview, to further explore the strategic rationale of a potential combination.
On June 6, 2023, the SomaLogic Board held a regularly scheduled board meeting, with members of SomaLogic senior management and representatives of PWP, SomaLogic’s outside legal counsel, Fenwick & West LLP (“Fenwick”), and Boston Consulting Group (“BCG”) in attendance. At this meeting, the SomaLogic Board and representatives of PWP discussed SomaLogic’s potential strategic alternatives and the challenges to SomaLogic’s growth and profitability resulting from its current lack of scale and dependence on its proteomics analysis platform. A further description of such challenges are included in the section of this joint proxy statement/prospectus captioned “The Merger — SomaLogic’s Reasons for the Merger; Recommendation of the SomaLogic Board”. In addition, members of SomaLogic senior management and BCG reviewed, and the SomaLogic Board discussed, an updated long-range financial plan through 2027 (the

“SomaLogic Forecast”) that had been prepared by SomaLogic management, as described in the section of this joint proxy statement/prospectus captioned “The Merger — Summary of Certain SomaLogic Unaudited Prospective Financial Information”.
With the commencement of substantive discussions between Standard BioTools and SomaLogic in 2023 through the announcement of a definitive agreement on October 4, 2023, the Standard BioTools Board and the SomaLogic Board, each after considering relevant factors and after discussion, independently implemented the following corporate governance measures to enhance and protect the independence of deliberations by the boards of directors of both companies given Casdin Capital and Mr. Casdin’s relationships with both Standard BioTools and SomaLogic, as described herein. Specifically, (1) Mr. Casdin would be excluded from any board meetings, board deliberations and board communications at both companies that addressed the potential transaction, (2) each of Standard BioTools and SomaLogic separately established independent board transaction committees (which excluded Mr. Casdin) to oversee such process, as described further below, and (3) an appropriate recusal process would be utilized with respect to any ultimate board vote by either side, if the potential transaction were to progress to such a point. In addition, Mr. Casdin agreed to waive his right to notice of any board meeting or to receive information relating to any proposed transaction from either Standard BioTools, SomaLogic or representatives of either party. These measures were in place with respect to all the board meetings, board deliberations and board communications (including committees of the board) at both companies described below, unless otherwise noted. For a summary description of Casdin Capital’s and Mr. Casdin’s relationship as a stockholder, including as a holder of Series B-1 Preferred Stock, and as a member of the board of directors of each company, see “The Merger — Interests of Standard BioTools Directors and Executive Officers in the Merger — Relationships with Casdin Capital” beginning on page 124 of this joint proxy statement/prospectus.
On June 16, 2023, Standard BioTools management, after discussion with members of the Standard BioTools Board, delivered to SomaLogic a written preliminary, non-binding indication of interest outlining the terms of a proposed all-stock business combination (the “June 16 Proposal”). The June 16 Proposal proposed a transaction pursuant to which Standard BioTools would issue shares of its Common Stock to SomaLogic equityholders based on a fixed exchange ratio equal to between 1.2600 and 1.5200 shares of Standard BioTools Common Stock for each share of SomaLogic Common Stock, resulting in a post-closing ownership split of approximately 36% to 40% for Standard BioTools stockholders and 60% to 64% for SomaLogic stockholders on a fully diluted basis (including the Series B Preferred Stock on an as-converted basis and the settlement of Standard BioTools’ convertible notes on a “net basis” with cash being paid for the principal amount). The June 16 Proposal implied a price per share to SomaLogic stockholders of between $2.92 and $3.50, which represented a premium of approximately 0% to 20% based on SomaLogic’s 10-day volume weighted average price (“VWAP”) as of June 15, 2023 (which was $2.92), the last trading day prior to Standard BioTools’ delivery of the June 16 Proposal. The June 16 Proposal also proposed a period of exclusive negotiations. Mr. Casdin was recused from all discussions regarding the June 16 Proposal, which were conducted by the independent members of the Standard BioTools Board and, from and after July 7, 2023, by the Standard BioTools Transaction Committee, as described below.
Also on June 16, 2023, Standard BioTools and SomaLogic entered into a new mutual confidential disclosure agreement on the same terms as their prior confidential disclosure agreement, except with a mutual one-year standstill provision commencing on the date thereof that would terminate if, among other things, either party entered into an agreement providing for a change of control transaction with a third party, and having other standstill terms consistent with the prior confidential disclosure agreement.
In June 2023, following the receipt of the June 16 Proposal, Mr. Casdin ceased to be a member of the SomaLogic Transaction Committee and had no further involvement with the SomaLogic Transaction Committee. The SomaLogic Board believed that the members of the SomaLogic Transaction Committee did not have any relationships that would represent a conflict of interest with respect to a potential transaction with Standard BioTools.
Also on June 16, 2023, members of the SomaLogic Transaction Committee met, with Mr. Taich and representatives of PWP and Fenwick in attendance, to review the June 16 Proposal. The members of the SomaLogic Transaction Committee then requested that PWP prepare a financial review of the June 16 Proposal.

On June 21, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance, and discussed the June 16 Proposal. PWP reviewed the June 16 Proposal, including its terms and rationale, the trading prices of SomaLogic’s Common Stock and Standard BioTools’ Common Stock, and the pro forma financial contribution of the two parties to the combined company based on recent historical results. The SomaLogic Transaction Committee discussed the increased scale and cost synergies that could be realized by the combined company and potential value creation that may result from the combination of the two parties. The SomaLogic Transaction Committee discussed the ownership of Series B Preferred Stock of Standard BioTools by Casdin Capital and Viking, and each of their Series B Put Rights. The SomaLogic Transaction Committee and representatives of PWP then discussed other parties that might be interested in an acquisition of, or merger with, SomaLogic. Following discussion, the SomaLogic Transaction Committee directed PWP to contact Centerview to facilitate exploration of a potential transaction with Standard BioTools, and to indicate to Centerview that SomaLogic would need to complete diligence on Standard BioTools’ financial position and forecast, synergy expectations and other aspects of the proposed transaction prior to engaging in a substantive discussion regarding the material terms of the transaction, including the exchange ratio. In addition, the SomaLogic Transaction Committee directed PWP to inform Centerview that SomaLogic would not agree to exclusivity and would only explore a potential transaction that would not cause the Series B Put Right to become exercisable in the proposed transaction.
On June 22, 2023, representatives of PWP informed representatives of Centerview that SomaLogic would be willing to explore a potential transaction but would need to complete diligence on Standard BioTools’ financial position and forecast, synergy expectations and other aspects of the proposed transaction prior to engaging in a substantive discussion regarding the material terms of the transaction, including the exchange ratio. Representatives of PWP also indicated to representatives of Centerview that SomaLogic would not agree to exclusivity, and that SomaLogic would only explore a potential transaction that would not cause the Series B Put Right to become exercisable.
On June 24, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance, to discuss the June 16 Proposal and the status of discussions with Standard BioTools. A representative of Fenwick reviewed the terms of the Series B Preferred Stock and the transaction structure proposed in the June 16 Proposal, noting that the Series B Put Right would only be exercisable in a transaction that constituted a “Change of Control” as defined in the Certificates of Designations of the Series B Preferred Stock, and discussing the applicability of that definition to the transaction proposed by Standard BioTools. Representatives of PWP then discussed financial aspects of the June 16 Proposal.
On July 6, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance, to discuss the status of discussions and due diligence with Standard BioTools, as well as SomaLogic’s preparations for a management presentation to Standard BioTools. The SomaLogic Transaction Committee and representatives of PWP also discussed additional potential counterparties to contact to explore interest in a potential transaction with SomaLogic, and the SomaLogic Transaction Committee directed PWP to contact 16 parties that were identified at this meeting. PWP identified such parties based on its industry knowledge and expertise. Representatives of PWP then left the meeting, and the SomaLogic Transaction Committee discussed the terms proposed by PWP for its engagement.
Beginning on July 7, 2023, PWP contacted these potential strategic counterparties.
On July 7, 2023, the Standard BioTools Board formed a new transaction committee (the “Standard BioTools Transaction Committee”) in furtherance of the corporate governance measures already implemented and to provide an additional layer of oversight to the transaction process and an added resource for the Standard BioTools management team. The Standard BioTools Transaction Committee consisted of Fenel Eloi, Martin Madaus and Frank Witney. Mr. Casdin was not made a member of the Standard BioTools Transaction Committee. The members of the Standard BioTools Transaction Committee did not have any relationships that would represent a conflict of interest with respect to a potential transaction with SomaLogic. The Standard BioTools Transaction Committee was empowered to review and evaluate any potential transaction, to negotiate the terms of the proposed transaction and to make a recommendation to the Standard BioTools Board with respect thereto. The Standard BioTools Board did not delegate any authority to approve a transaction to the Standard BioTools Transaction Committee.
During the second week of July 2023, reciprocal management presentations occurred between Standard BioTools and SomaLogic, with representatives of PWP and Centerview in attendance. Specifically, on July 10, 2023, members of Standard BioTools management, including Dr. Egholm, Mr. Kim and Jeff Black (Standard BioTools’ Chief Financial Officer), provided an overview of Standard BioTools, including Standard BioTools’ current business operations and financial forecast to members of SomaLogic management, including Mr. Taich and Jason Ryan, Chairman of the SomaLogic Board. On July 12, 2023, members of SomaLogic management, including Mr. Taich and Chairman Ryan, gave an overview of SomaLogic, including SomaLogic’s business, operations, management team, technology, intellectual property and the SomaLogic Forecast, to members of Standard BioTools management, including Dr. Egholm, Mr. Kim and Mr. Black.
On July 11, 2023, the SomaLogic Board met (with Mr. Casdin participating for a portion of the meeting) with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance. During this meeting, the SomaLogic Board reviewed the SomaLogic Forecast followed by a closed board session from which Mr. Casdin was recused. During this closed board session, the SomaLogic Transaction Committee members and representatives of PWP provided an update regarding the status of discussions with Standard BioTools and the results of ongoing outreach to other potential counterparties.
Between July 12, 2023 and August 2023, members of Standard BioTools and SomaLogic management continued to discuss business diligence matters and synergy opportunities of a potential combination.
On July 17, 2023, SomaLogic executed a mutual confidential disclosure agreement with a party referred to as Counterparty B. This mutual confidential disclosure agreement included a one-year mutual standstill provision that would terminate if, among other things, either party entered into an agreement providing for a change of control transaction with a third party. The standstill was not subject to a “don’t ask, don’t waive” provision. The standstill terminated upon the execution of the Merger Agreement between SomaLogic and Standard BioTools.
On July 19, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance, and reviewed the status of due diligence related to Standard BioTools, as well as interactions with other potential counterparties for a transaction. Mr. Taich also noted that SomaLogic had engaged BCG and DeciBio Consulting to conduct a due diligence review of Standard BioTools’ intellectual property and technology. Representatives of PWP also reviewed with the SomaLogic Transaction Committee the status of PWP’s outreach to other potential transaction counterparties, noting that a meeting was scheduled for July 20, 2023 with Counterparty B and a call was being scheduled with a party referred to as Counterparty C.
Also on July 19, 2023, Chairman Ryan spoke with the Chief Executive Officer of Counterparty A to discuss interest on the part of Counterparty A in a potential transaction, and the Chief Executive Officer of Counterparty A indicated that Counterparty A was not interested in pursuing a potential transaction.
Also on July 20, 2023, members of SomaLogic senior management and representatives of PWP met with representatives of Counterparty B, and discussed SomaLogic’s business, operations, management team, technology, intellectual property and the SomaLogic Forecast. On July 27, 2023, Counterparty B indicated to PWP that it would not propose an acquisition and was primarily interested in a minority investment as Counterparty B did not believe SomaLogic’s financial profile would support a full acquisition of SomaLogic by Counterparty B.
On July 27, 2023, Mr. Taich held a call with Counterparty C to discuss interest on the part of Counterparty C in a potential strategic transaction. Counterparty C indicated that it was not interested in pursuing a potential strategic transaction as Counterparty C was focused on continuing its operations as an independent company.
On July 28, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance. Representatives of PWP presented a preliminary financial analysis of the transaction proposed in the June 16 Proposal and a sensitivity analysis based on different growth scenarios for each company, and discussed potential synergies that might result from a combination with Standard BioTools, and the SomaLogic Transaction Committee discussed the Standard BioTools Forecast.
Also on July 28, 2023, representatives of SomaLogic management, members of the SomaLogic Transaction Committee, representatives of PWP and BCG met with representatives of Standard BioTools management to discuss Standard BioTools’ financial performance in the second quarter of 2023 and certain other commercial and financial diligence matters pertaining to Standard BioTools.
On August 1, 2023, the Standard BioTools Board held a virtual meeting, in which members of Standard BioTools management and representatives of Centerview and Standard BioTools’ outside legal counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”), discussed the status of the SomaLogic proposal and other potential opportunities. Representatives from Mintz reiterated the fiduciary duties of directors under Delaware law in the context of a strategic transaction, including the SomaLogic proposal, and the corporate governance practices being followed, as described above.
On August 2, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance, and reviewed the status of due diligence conducted by SomaLogic with respect to Standard BioTools. PWP then reviewed the outreach to potential transaction counterparties, providing an update on the 16 different counterparties, including Counterparty B and Counterparty C and the 14 other counterparties, including parties referred to as Counterparty E, Counterparty F, and Counterparty G. Representatives of PWP noted that Counterparty B indicated an interest in reviewing SomaLogic’s technology, but that Counterparty B’s interest was in a potential minority investment and not an acquisition. Representatives of PWP also noted that Counterparty E and Counterparty F had not followed up to indicate interest in exploring a transaction after PWP’s outreach. Representatives of PWP noted that Counterparty G was interested in an investment, but not an acquisition, Counterparty A was not interested in pursuing a potential transaction and that there was no interest in discussions from the remaining nine counterparties. Representatives of PWP also discussed each of the 16 potential counterparties from a strategic, financial and potential synergy perspective. Other than as noted elsewhere, none of the potential counterparties contacted by PWP entered into a confidential disclosure agreement in connection with this outreach.
On August 9, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance. Representatives of PWP reviewed with the SomaLogic Transaction Committee a preliminary financial analysis of the proposed transaction contemplated by the June 16 Proposal and a sensitivity analysis based on different growth scenarios for each of SomaLogic and Standard BioTools.
Between August 9 and August 12, 2023, representatives of PWP and Fenwick worked with members of the SomaLogic Transaction Committee to develop a counterproposal to Standard BioTools’ June 16 Proposal, with a focus on the proposed exchange ratio, board composition and treatment of the Series B Put Right.
On August 10, 2023, representatives of SomaLogic management and Standard BioTools management held a call with representatives of PWP and Centerview in attendance, to discuss potential synergies. The parties discussed potential revenue and cost synergies, cross-selling opportunities, customer base overlap, Standard BioTools’ global footprint, product pipeline synergies and other potential synergies.
On August 11, 2023, the SomaLogic Board met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance. Chairman Ryan reviewed the June 16 Proposal with the SomaLogic Board. In addition, Chairman Ryan discussed SomaLogic’s due diligence with respect to Standard BioTools’ technology. Mr. Taich then discussed the strategic rationale for a business combination between SomaLogic and Standard BioTools. This strategic rationale is described in further detail in the section of this joint proxy statement/prospectus captioned “The Merger — SomaLogic’s Reasons for the Merger; Recommendation of the SomaLogic Board”. Representatives of PWP then reviewed a preliminary financial analysis of the proposed transaction, as well as a preliminary analysis of the pro forma financial contribution of the two parties to the combined company based on recent historical and projected results, a sensitivity analysis based on different growth scenarios for each company and an illustrative analysis comparing the value to SomaLogic stockholders of the combined company (giving effect to anticipated synergies) to

SomaLogic on a standalone basis, under different revenue growth scenarios for each of Standard BioTools and SomaLogic. Representatives of PWP and Mr. Taich then reviewed the outreach that had been conducted to other parties to assess their potential interest in a transaction with SomaLogic, and the responses received from these parties. PWP noted 16 potential counterparties were contacted about their interest in exploring a potential transaction with SomaLogic, of which 11 had declined to engage in discussions. As of August 11, 2023 four remaining potential counterparties had not yet confirmed or declined interest in discussions (though those parties ultimately did not express interest in discussions). Counterparty B had engaged in discussions with SomaLogic with respect to exploring a potential transaction but had previously indicated such interest was primarily in a minority investment. The SomaLogic Board then discussed a potential counterproposal to the June 16 Proposal in which Standard BioTools would issue 1.5200 shares of Standard BioTools Common Stock in exchange for each share of SomaLogic’s Common Stock (the high end of the range proposed by Standard BioTools in the June 16 Proposal). During an executive session in which no member of SomaLogic management was present, the SomaLogic Board discussed governance and management considerations for the combined company, including the proposed composition of the board of directors of the combined company, and the potential roles of Mr. Taich and of Shane Bowen in the combined company. The SomaLogic Board then discussed the impact of the proposed merger on SomaLogic’s employees, including the effect of the proposed transaction under SomaLogic’s employee change of control arrangements. Following further discussion, the SomaLogic Board directed representatives of PWP to communicate to Standard BioTools that SomaLogic would be willing to further engage in discussions for a potential transaction on revised terms of a fixed exchange ratio equal 1.5200 shares of Standard BioTools Common Stock for each share of SomaLogic Common Stock (the high end of the range proposed by Standard BioTools in the June 16 Proposal).
On August 12, 2023, representatives of PWP contacted representatives of Centerview to present a counterproposal to the June 16 Proposal (the “August 12 Proposal”). The August 12 Proposal provided for (1) a fixed exchange ratio of 1.5200 shares of Standard BioTools Common Stock for each share of SomaLogic Common Stock, resulting in a post-closing ownership split of approximately 36% for Standard BioTools stockholders and 64% for SomaLogic stockholders on a fully diluted basis, (2) a combined company board consisting of seven members, with three directors designated by Standard BioTools and four directors (including the Chairperson) designated by SomaLogic, (3) an executive team to be led by Dr. Egholm serving as Chief Executive Officer and Mr. Black serving as Chief Financial Officer of the combined company and (4) the removal of the Series B Put Right for any “Change of Control” transactions. The August 12 Proposal implied a price per share to SomaLogic stockholders of $3.89, which represented a premium of approximately 67% based on SomaLogic’s 10-day VWAP as of August 9, 2023. Representatives of Centerview indicated that Standard BioTools would review the proposal but would need to complete additional due diligence before engaging in negotiations regarding the proposed exchange ratio.
On August 17, 2023, the Standard BioTools Transaction Committee held a virtual meeting, in which members of Standard BioTools management, Carlos Paya, M.D., Ph.D., the Chairman of the Board, and representatives of Centerview discussed the status of the SomaLogic proposal, including due diligence and other business matters. The Standard BioTools Committee resolved to make a counterproposal to SomaLogic consisting of the following: (1) a fixed exchange ratio of 0.8469 shares of Standard BioTools Common Stock for each share of SomaLogic Common Stock, resulting in a post-closing ownership split of approximately 50% for Standard BioTools’ stockholders and 50% for SomaLogic’s stockholders on a fully diluted basis, (2) a combined company board consisting of seven members, with three directors designated by Standard BioTools (one of whom would serve as Chairperson and one of whom would be the Series B-2 Preferred Stock director designated by Viking), three directors designated by SomaLogic and one director designated in accordance with the existing Series B-1 Certificate of Designations, (3) Dr. Egholm would serve as Chief Executive Officer and Mr. Black would serve as Chief Financial Officer of the combined company and (4) the retention of the Series B Put Right under its existing terms (the “August 17 Proposal”). The August 17 Proposal implied a price per share of $2.30, which represented a premium of approximately 9% based on SomaLogic’s 10-day VWAP as of August 17, 2023.
Following the meeting, at the direction of the Standard BioTools Transaction Committee, representatives of Centerview held a telephone call with representatives of PWP to convey the terms of the August 17 Proposal.

On August 18, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance, to review the August 17 Proposal. After discussion, the SomaLogic Transaction Committee determined that the August 17 Proposal did not provide sufficient value to the SomaLogic stockholders, and instructed PWP to communicate to Standard BioTools, through Centerview, that SomaLogic would not be willing to proceed with a transaction at the reduced exchange ratio proposed in the August 17 Proposal and that, while SomaLogic remained ready to engage if Standard BioTools were to propose improved terms, SomaLogic would pursue other strategic alternatives.
On August 18, 2023, representatives of PWP spoke by telephone with representatives of Centerview and, as directed by the SomaLogic Transaction Committee, informed the representatives of Centerview that the August 17 Proposal was unacceptable to SomaLogic, and did not make a counterproposal.
On August 19, 2023, at the direction of Standard BioTools management following discussion with members of the Standard BioTools Transaction Committee, representatives of Centerview contacted representatives of PWP to convey an updated proposal from Standard, which increased the proposed exchange ratio to 0.9000 shares of Standard BioTools Common Stock for each share of SomaLogic Common Stock, resulting in a post-closing ownership split of approximately 48% for Standard BioTools’ stockholders and 52% for SomaLogic’s stockholders on a fully diluted basis (the “August 19 Proposal”). The August 19 Proposal implied a price per share of $2.42, which represented a premium of approximately 20% based on SomaLogic’s 10-day VWAP as of August 18, 2023. Representatives of PWP promptly conveyed the August 19 Proposal to members of SomaLogic senior management and members of the SomaLogic Transaction Committee.
The SomaLogic Transaction Committee met again on August 23 and August 25, 2023, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance, to review the status of interactions with Standard BioTools. During the August 25, 2023 meeting, representatives of PWP reviewed a preliminary financial analysis of the August 19 Proposal, as well as a sensitivity analysis based on different growth scenarios for each company. PWP also reviewed an illustrative analysis comparing the value to SomaLogic stockholders of the combined company (giving effect to anticipated synergies) to SomaLogic on a standalone basis, under different revenue growth scenarios for each of Standard BioTools and SomaLogic. The SomaLogic Transaction Committee determined at each meeting not to engage in further discussions with Standard BioTools on the basis of the August 19 Proposal. Given the foregoing, the SomaLogic Transaction Committee and members of SomaLogic management discussed the viability of a hypothetical scenario for SomaLogic’s operations, including significant restructuring and reductions in expenses, de-prioritization of new product development, and increased reliance on the collaboration with Illumina.
On August 28, 2023, representatives of Centerview contacted representatives of PWP to inquire about the status of SomaLogic’s consideration of the August 19 Proposal. Representatives of PWP informed representatives of Centerview that the parties remained too far apart on the exchange ratio to continue working together on a potential transaction.
Later that day, Dr. Egholm and Chairman Ryan spoke by telephone about the status of the August 19 Proposal. Chairman Ryan indicated to Dr. Egholm that SomaLogic and Standard BioTools remained too far apart on the exchange ratio and that as a result, SomaLogic would not engage in further discussions with Standard BioTools on the basis of the August 19 Proposal.
On August 29, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance. The SomaLogic Transaction Committee discussed a hypothetical scenario for SomaLogic’s operations in the event that it remained an independent company and did not complete a transaction with Standard BioTools or any another counterparty. The SomaLogic Transaction Committee also reconfirmed its desire to not engage in further discussions with Standard BioTools on the basis of the August 19 Proposal.
On September 1, 2023, the SomaLogic Compensation Committee met, with members of SomaLogic senior management and representatives of Fenwick and Pearl Meyers & Partners LLC in attendance. The SomaLogic Compensation Committee discussed, among other things, the change in control benefits for the SomaLogic executive team.

On September 6, 2023, Dr. Egholm and Chairman Ryan spoke again by telephone regarding the terms of a potential transaction. Chairman Ryan again conveyed to Dr. Egholm that that the August 19 Proposal did not provide sufficient value to SomaLogic stockholders.
On September 7, 2023, the Standard BioTools Transaction Committee held a virtual meeting, in which members of Standard BioTools management and Chairman Paya discussed the status of the August 19 Proposal. Following the meeting, Dr. Egholm spoke by telephone with Chairman Ryan to deliver a revised proposal, as authorized by the Standard BioTools Transaction Committee, providing for a fixed exchange ratio of 1.0700 shares of Standard BioTools Common Stock for each share of SomaLogic Common Stock, resulting in a post-closing ownership split of approximately 44% for Standard BioTools stockholders and 56% for SomaLogic stockholders on a fully diluted basis and a combined company board and management composition consistent with the August 17 Proposal (the “September 7 Proposal”). The September 7 Proposal implied a price per share of $3.22 for SomaLogic, which represented a premium of approximately 46% based on SomaLogic’s 10-day VWAP as of September 6, 2023.
Later in the day on September 7, 2023, following the receipt of the September 7 Proposal, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance, to review the September 7 Proposal. During the meeting, representatives of PWP provided a preliminary financial analysis of the September 7 Proposal. Following discussion, the SomaLogic Transaction Committee directed Chairman Ryan to engage in negotiations with Dr. Egholm regarding the September 7 Proposal and to negotiate the best exchange ratio available (but no less than that proposed in the September 7 Proposal) and reach agreement that a SomaLogic designee would serve as the Chairperson of the combined board of directors.
Later that day, Chairman Ryan telephoned Dr. Egholm to deliver a revised proposal consisting of the following: (1) a fixed exchange ratio of 1.11 shares of Standard BioTools Common Stock for each share of SomaLogic Common Stock, resulting in a post-closing ownership split (based on each company’s capitalization as of such date) of approximately 44% for Standard BioTools stockholders and 56% for SomaLogic stockholders on a fully diluted basis, (2) the combined company’s board would consist of seven members, with three directors designated by each of Standard BioTools (including the Series B-2 Preferred Stock director designated by Viking) and SomaLogic, and one director designated in accordance with the existing Series B-1 Certificate of Designations, (3) one of SomaLogic’s designees would serve as the Chairperson of the combined board of directors and (4) Dr. Egholm would serve as Chief Executive Officer and Mr. Black would serve as Chief Financial Officer of the combined company (the “September 7 Counterproposal”). The September  7 Counterproposal implied a price per share of $3.34 for SomaLogic, which represented a premium of approximately 51% based on SomaLogic’s 10-day VWAP as of September 6, 2023.
On September 8, 2023, Standard BioTools management presented the September 7 Counterproposal to the Standard BioTools Transaction Committee. The committee evaluated the September 7 Counterproposal and, after discussing the financial and other terms of the September 7 Counterproposal, the risks and benefits to Standard BioTools and its stockholders of entering into a transaction with SomaLogic on the terms of the September 7 Counterproposal and considerations described under “The Merger — Standard BioTools’ Reasons for the Merger; Recommendation of the Standard BioTools Board” below, the committee recommended that Standard BioTools management pursue the negotiation of a transaction with SomaLogic on the terms of the September  7 Counterproposal.
On September 8, 2023, the SomaLogic Board met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance. Mr. Casdin had been provided prior notice of, and the agenda for, this meeting, having been scheduled previously to discuss SomaLogic’s financial planning, but did not participate in this meeting in light of its changed focus to be on the September 7 Counterproposal. Mr. Taich presented to the SomaLogic Board a draft of a hypothetical scenario for SomaLogic’s operations in the event that it remained an independent company including significant restructuring and reductions in expenses, de-prioritization of new product development, and increased reliance on the collaboration with Illumina. Representatives of PWP then reviewed a preliminary financial analysis of the proposed transaction, as well as a sensitivity analysis based on different growth scenarios for each company. The SomaLogic Board and representatives of PWP then discussed an illustrative analysis comparing the value to SomaLogic stockholders of the combined company (giving effect to anticipated synergies) to SomaLogic on a standalone basis, under different revenue growth scenarios for each of Standard BioTools and SomaLogic. In addition, representatives of PWP discussed the negotiations that had occurred with Standard BioTools with respect to the proposed exchange ratio for the transaction as well as the other terms of the September  7 Counterproposal. The SomaLogic board also discussed the terms of the Series B Preferred Stock, including the Series B Put Right. In addition, representatives of PWP reviewed with the SomaLogic Board the status of the outreach that had been conducted to other potentially interested parties. As part of this update, the representatives of PWP noted that the four potential counterparties from which PWP had not received a response as of the August 11, 2023 board meeting had since confirmed that they were not interested in a potential transaction. Representatives of PWP then left the meeting and a representative of Fenwick reviewed the fiduciary duties of the SomaLogic Board in evaluating the proposed transaction with Standard BioTools. The SomaLogic Board discussed the potential risks and benefits of the proposed transaction compared to SomaLogic’s stand-alone prospects and the impact of the proposed transaction on SomaLogic’s employees, including the effect of the merger under SomaLogic’s employee change of control arrangements. The SomaLogic Board directed SomaLogic management to pursue the negotiation of a transaction with Standard BioTools on the terms of the September 7 Counterproposal. The SomaLogic Board also discussed the role of Cowen in the transaction, who, from time to time during August and September 2023, had discussions with members of SomaLogic senior management and members of the SomaLogic Transaction Committee regarding the negotiations with Standard BioTools and the potential benefits of the proposed transaction with Standard BioTools, and authorized SomaLogic to enter into a new engagement letter with Cowen reflecting this role.
Later in the day on September 8, 2023, representatives of Mintz and Fenwick met to discuss transaction planning and related workstreams. Representatives of Mintz informed representatives of Fenwick that they were preparing a draft merger agreement for the proposed transaction. Representatives of Fenwick and Mintz also discussed the potential process for the proposed transaction.
Also on September 8, 2023, PWP and SomaLogic entered into an engagement letter confirming the terms on which PWP was acting as financial advisor to SomaLogic.
Between September 12, 2023 and September 20, 2023, Standard BioTools and SomaLogic management and advisors to each company conducted site visits of SomaLogic’s research and development, manufacturing and operations facility in Boulder, Colorado and Standard BioTools’ research and development, manufacturing and operations facilities in South San Francisco, California and Markham, Ontario, Canada and discussed, among other things, additional synergy opportunities.
On September 13, 2023, Mintz sent an initial draft of the merger agreement to Fenwick, consistent with the September 7 Counterproposal and containing other terms customary for similar transactions. The initial draft merger agreement provided for customary fiduciary rights of each company’s board of directors to consider and react to any “Superior Proposal” received on an unsolicited basis following the execution of a definitive merger agreement, subject to compliance with standard notice and informational rights. However, it required that the proposed transaction be brought to the respective stockholders at a special meeting of stockholders for their consideration and for a vote of approval or not, regardless of whether either board had exercised its right to change its recommendation on fiduciary grounds for a “Superior Proposal” or an “Intervening Event”, as defined in the merger agreement (the “Force the Vote Provision”). The initial draft merger agreement also contemplated the receipt of customary voting agreements supporting the proposed transaction from each company’s executive officers and directors, Viking in its capacity as a stockholder of Standard BioTools, Casdin Capital in its capacity as a stockholder in each company and Mr. Casdin individually in his capacity as a director of each company. The initial draft of the merger agreement also proposed a termination fee payable by each party under certain customary circumstances in an amount equal to 4% of the applicable party’s equity value.
On September 17, 2023, Fenwick sent to Mintz a revised draft of the merger agreement. Among other revisions, the revised draft proposed a requirement to obtain an amendment to the Series B-1 Certificate of Designations and the Series B-2 Certificate of Designations to remove the Series B Put Right for any “Change of Control” transaction. The revised draft of the merger agreement also included obligations for Standard BioTools to provide for equal treatment of Standard BioTools and SomaLogic employees following the closing and a termination fee under certain customary circumstances in the amount of 3.5% of the applicable party’s equity value.

Beginning on September 20, 2023, the respective representatives and advisors of each of Standard BioTools and SomaLogic were granted access to the other company’s electronic data room and commenced their confirmatory due diligence review. From September 20, 2023 through October 3, 2023, members of Standard BioTools and SomaLogic management and each company’s respective representatives and advisors continued discussions, negotiations and diligence surrounding the potential transaction and its terms, including meetings and telephone calls to discuss potential synergies, commercial relationships, regulatory matters, intellectual property and due diligence matters and the composition of the management team of the combined company. During this time, each of Standard BioTools and SomaLogic continued to make information available for the other party in their respective electronic data rooms.
On September 20, 2023, Mintz sent to Fenwick a revised draft of the merger agreement addressing many of the revisions requested by Fenwick but excluding the requirement that Standard BioTools obtain from each of Casdin Capital and Viking an amendment of the Series B-1 Certificate of Designations and the Series B-2 Certificate of Designations to remove the Series B Put Right for any “Change of Control” transaction. The revised draft proposed a termination fee under certain specified circumstances of 3.9% of the applicable party’s equity value.
On September 21, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance, and discussed the status of due diligence and merger agreement negotiations, including the Series B Put Right and the revised draft of the merger agreement received on September 20, 2023. The members of SomaLogic senior management then left the meeting, and the SomaLogic Transaction Committee discussed the role of members of SomaLogic senior management at the combined company, and the effect of the merger under SomaLogic’s employee change of control arrangements.
On September 22, 2023, the Standard BioTools Board held a virtual meeting, in which members of Standard BioTools management and representatives of Centerview and Mintz discussed the status of the proposed transaction with SomaLogic. Members of Standard BioTools management and representatives of Centerview and Mintz provided updates about the proposed transaction, including with respect to the companies’ respective due diligence processes and findings, the strategic fit of the two companies’ business and technology, status of legal documentation and material terms, preparation of transaction announcement communications and related matters. The Standard BioTools Board instructed management and its advisors to continue discussions with SomaLogic concerning the proposed transaction.
On September 22, 2023, Mintz and Fenwick met to discuss the September 20 draft of the merger agreement, during which Fenwick proposed that the Force the Vote Provision in the merger agreement be replaced with the right for either party to terminate the merger agreement in order to enter into a definitive agreement for a Superior Proposal that did not result from a breach of the non-solicitation provisions of the merger agreement (the “Fiduciary Termination Right”). Mintz and Fenwick also discussed whether Standard BioTools would be required to obtain from Casdin Capital and Viking an amendment to the Series B-1 Certificate of Designations and the Series B-2 Certificate of Designations to remove the Series B Put Right for any “Change of Control” transaction and the termination fee payable under certain customary circumstances.
Beginning on September 25, 2023 representatives of SomaLogic and Standard BioTools discussed the potential roles of Mr. Taich and Mr. Bowen in the combined company and negotiated the terms of such roles through October 1, 2023.
On September 25, 2023, representatives of Mintz held a telephone call with the legal representatives of Casdin Capital. Given that Mr. Casdin had been excluded from the process, including board meetings and updates, for corporate governance reasons, the purpose of the discussion was to confidentially inform Casdin Capital’s legal representatives that the Standard BioTools Board was close to being in a position to approve a definitive merger agreement with SomaLogic. Several corporate governance matters would need to be addressed in advance of any such approval. First, pursuant to the Series B-1 Certificate of Designations, the consent of the Series B-1 Preferred Stock director (Mr. Casdin) was required for such a transaction. For corporate governance reasons, the parties discussed the possibility of Casdin Capital formally waiving the consent of the Series B-1 Preferred Stock director, thereby enabling Mr. Casdin to recuse himself from such vote. Second, Mintz notified the legal representatives of Casdin Capital that the draft merger agreement contemplated obtaining customary voting agreements supporting the transaction from Casdin Capital in its capacity as a stockholder in each company and Mr. Casdin individually in his capacity as a director of each company. Third, Mintz relayed the position of SomaLogic that it was seeking to require Standard BioTools to obtain from both Casdin Capital and Viking an agreement to amend the Series B-1 Certificate of Designations and the Series B-2 Certificate of Designations to remove the Series B Put Right for any “Change of Control” transactions. The foregoing discussion was had pursuant to the terms of an existing confidentiality agreement between Standard BioTools and Casdin Capital.
Also on September 25, 2023, representatives of Mintz held a telephone call with a legal representative of Viking to confidentially inform Viking that the Standard BioTools Board was close to being in a position to approve a definitive merger agreement with SomaLogic. Mintz similarly notified Viking that the merger agreement contemplated delivery by Viking, in its capacity as a stockholder of Standard BioTools, of a customary voting agreements supporting the transaction and that SomaLogic was seeking an agreement from both Casdin Capital and Viking to amend the Series B-1 Certificate of Designations and the Series B-2 Certificate of Designations to remove the Series B Put Right for any “Change of Control” transactions. The foregoing discussion was had pursuant to the terms of an existing confidentiality agreement between Standard BioTools and Viking.
On September 25, 2023, Fenwick sent to Mintz a revised draft of the merger agreement, which, among other changes, replaced the agreement’s Force the Vote Provision with the Fiduciary Termination Right and proposed to remove the Series B Put Right for any “Change of Control” transaction, and a termination fee under certain customary circumstances in the amount of 3.6% of the applicable party’s equity value.
From September 26, 2023 until October 3, 2023, Standard BioTools and SomaLogic, through their representatives at Mintz and Fenwick, respectively, negotiated the potential terms of voting agreements with Casdin Capital and Viking. These agreements would obligate a holder of shares of capital stock of either company to, among things, votes such shares in favor of the transaction and against competing proposals, and were being sought from the executive officers, directors and affiliated stockholders of each company. During the first week of October 2023, Casdin Capital informed Standard BioTools and SomaLogic that neither it nor Mr. Casdin would enter into voting agreements with either company.
During this same period, Standard BioTools and SomaLogic, through their representatives at Mintz and Fenwick, respectively, continued discussions with legal representatives of Casdin Capital and Viking regarding SomaLogic’s request that Casdin Capital and Viking both agree to remove the Series B Put Right for any “Change of Control” transaction. On or about September 27, 2023, legal representatives of Casdin Capital notified Mintz that Casdin Capital would not agree to remove Casdin Capital’s Series B Put Right for any “Change of Control” transaction. On or about September 27, 2023, legal representatives of Viking notified Mintz that Viking would not agree to remove Viking’s Series B Put Right for any “Change of Control” transaction.
On September 27, 2023, the SomaLogic Transaction Committee met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance, and discussed the status of due diligence and merger agreement negotiations, including the rejection by the holders of the Series B Preferred Stock of SomaLogic’s request that such holders agree to remove the Series B Put Right for any “Change of Control” transactions.
Between September 28 and October 1, 2023, representatives of Fenwick and members of the SomaLogic Transaction Committee discussed whether SomaLogic could proceed with the proposed transaction without the removal of the Series B Put Right for any “Change of Control” transaction. On October 1, 2023, a representative of Fenwick indicated to legal representatives of Casdin Capital that, while SomaLogic was considering whether it could accept this position, SomaLogic would nonetheless request an acknowledgment from Casdin Capital and Viking that the Series B Put Right would not be triggered by the proposed transaction, which acknowledgment Casdin Capital and Viking provided in writing to the companies prior to the execution of the merger agreement.
On September 28, 2023, Mintz sent to Fenwick a revised draft of the merger agreement, which, among other changes, restored the Force the Vote Provision and proposed a compromise on the size of the termination fee under certain customary circumstances of 3.75% of the applicable party’s equity value.

Representatives of Fenwick met later in the day with Chairman Ryan to review key issues in the revised merger agreement.
On September 29, 2023, Fenwick sent to Mintz a revised draft of the merger agreement. The revised draft of the merger agreement accepted the proposed termination fee under certain specified circumstance of 3.75% of the applicable party’s equity value.
On October 1, 2023, Mintz sent to Fenwick a revised draft merger agreement.
On October 1, 2023, the SomaLogic Board met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance. Prior to the meeting, SomaLogic management circulated to the SomaLogic Board the draft merger agreement and the related ancillary documents, including a summary of the material terms of the proposed transaction. Chairman Ryan reviewed with the SomaLogic Board the status of negotiations between SomaLogic and Standard BioTools and the due diligence conducted by SomaLogic and its representatives, including the review conducted by BCG and DeciBio Consulting of Standard BioTools’ intellectual property and technology. Representatives of PWP then reviewed with the SomaLogic Board the history of the negotiations with Standard BioTools, reviewed a preliminary financial analysis of the proposed exchange ratio based on the SomaLogic Forecast and a sensitivity analysis based on different growth scenarios for each company and discussed cost synergies that might be realized as a result of the proposed transaction. In addition, representatives of PWP discussed the impact of the conversion terms of Standard’s Series B Preferred Stock on the pro forma combined capitalization of the combined company. Mr. Taich and Chairman Ryan then reviewed with the SomaLogic Board the preliminary third quarter financial results for each of SomaLogic and Standard BioTools. The SomaLogic Board and representatives of Fenwick discussed the rejection by the holders of the Series B Preferred Stock of SomaLogic’s request that such holders remove the Series B Put Right for any “Change of Control” transactions, and discussed whether SomaLogic could proceed with the proposed transaction without the removal of that right, and the SomaLogic Board determined that SomaLogic could so proceed. A representative of Fenwick reviewed the fiduciary duties of the SomaLogic Board in connection with the proposed transaction and discussed with the SomaLogic Board the terms of the draft merger agreement and draft voting agreements, indicating that an open issue remained with respect to the inclusion of the Fiduciary Termination Right, and the SomaLogic Board directed representatives of Fenwick to insist on the inclusion of such a provision. Representatives of Fenwick noted that Casdin Capital is a significant stockholder of each of SomaLogic and Standard BioTools and the recusals described elsewhere herein to ensure the independence of deliberations. A representative of Fenwick described a memorandum that PWP had provided to SomaLogic indicating that within the preceding three years, PWP had not been engaged to provide advisory services to, nor received compensation from, SomaLogic or Standard BioTools (or Casdin Capital, Viking or any of their respective portfolio companies), although a representative of PWP indicated that PWP anticipated that it may be engaged to provide financial advisory services to a company that is controlled by Casdin Capital for which PWP may receive compensation. Following input by each director, the SomaLogic Board confirmed its view that none of the directors other than Mr. Casdin had a conflict of interest in respect of the proposed transaction. In addition, the SomaLogic Board reviewed the corporate governance process followed by SomaLogic through its negotiations with Standard BioTools.
Following the meeting of the SomaLogic Board on October 1, 2023, representatives of Fenwick met with representatives of Mintz and insisted on the Fiduciary Termination Right. Fenwick then sent a revised draft of the merger agreement reflecting the inclusion of the Fiduciary Termination Right, and representatives of Fenwick and Mintz negotiated a proposed final version of the merger agreement.
On the afternoon of October 2, 2023, Standard BioTools management circulated to the Standard BioTools Board the draft merger agreement and the related ancillary documents, including a detailed summary memorandum of the material terms of the proposed transaction. Thereafter, on the afternoon of October 2, 2023, the Standard BioTools Board held a virtual meeting, together with members of Standard BioTools management and representatives of Mintz and Centerview in attendance. The purpose was to present for approval the final terms of the merger agreement, subject to confirmation of the timing of the SomaLogic Board approval. Representatives of Centerview reviewed with the Standard BioTools Board Centerview’s financial analysis of the exchange ratio, and rendered to the Standard BioTools Board a preliminary oral opinion, at the request of the Standard BioTools Board, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its Fairness Opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to Standard BioTools. Centerview also reviewed for the Standard BioTools Board its standard relationship disclosures, which had been provided in writing to Standard BioTools on September 28, 2023, including Centerview’s provision of financial advisory services to Casdin Capital as well as Viking in 2022 in connection with the 2022 Standard BioTools Investment, which the Standard BioTools Board had previously determined would not impact Centerview’s ability to provide independent advice with regard to the proposed transaction. The members of the Standard BioTools Board asked questions and discussed that the matters to be voted on by the Standard BioTools Board included the adoption of the merger agreement and all other agreements, instruments, certificates and documents required to be delivered in connection therewith, in each case substantially in the form presented to the Standard BioTools Board, and the consummation of the transactions contemplated thereby, including the Standard BioTools Share Issuance and the Standard BioTools Charter Amendment. Additionally, the Standard BioTools Board confirmed the terms of, and Standard BioTools entered into, an engagement letter with Centerview to formalize the terms of Centerview’s ongoing engagement. The Standard BioTools Board concluded to reconvene as necessary for formal approval.
On October 2, 2023, the SomaLogic Board met, with members of SomaLogic senior management and representatives of Fenwick in attendance. Prior to the meeting, SomaLogic management circulated to the SomaLogic Board the draft merger agreement and the related ancillary documents. Mr. Bowen (SomaLogic’s Chief Technology Officer) provided the SomaLogic Board with his assessment of Standard BioTools’ intellectual property and technology and the opportunities for Standard BioTools’ products. The SomaLogic Board then discussed the proposed transaction, and a representative of Fenwick informed the SomaLogic Board that Casdin Capital had indicated that neither it nor Mr. Casdin would sign a voting agreement with respect to the shares of SomaLogic or Standard BioTools capital stock held by them. Representatives of Fenwick also informed the SomaLogic Board that Standard BioTools had accepted the inclusion of the Fiduciary Termination Provision.
Later on October 2, the SomaLogic Board met again, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance. Representatives of Fenwick reviewed with the SomaLogic Board the terms of the Series B Preferred Stock and noted that the proposed transaction would not constitute a “Change of Control” that would cause the Series B Put Right to become exercisable, but that Casdin Capital and Viking had indicated that they would not remove the Series B Put Right for any “Change of Control” transaction. The SomaLogic Board and representatives of Fenwick then discussed the implications of proceeding with the proposed transaction without a voting agreement from Casdin Capital.
On October 3, the SomaLogic Board met, with members of SomaLogic senior management and representatives of Fenwick and PWP in attendance. Chairman Ryan provided an update on the status of negotiations with Standard BioTools.
On the morning of October 4, 2023, Casdin Capital delivered the Series B-1 director consent waiver to Standard BioTools. Immediately thereafter, the Standard BioTools Board reconvened for a virtual meeting together with members of Standard BioTools management. Representatives of Centerview and Mintz were also present. Representatives from Mintz again reiterated the fiduciary duties of the Standard BioTools Board. Representatives of Centerview reviewed its updated financial analysis as presented at the October 2, 2023 meeting of the Standard BioTools Board to reflect the additional day of trading since the last meeting. The closing trading price of SomaLogic Common Stock on October 3, 2023 was $2.30 and the 1.11 exchange ratio represented premium of approximately 30% to that price which would result in a post-closing ownership split (based on each company’s capitalization as of such date) of approximately 43.20% for Standard BioTools stockholders and 56.80% for SomaLogic stockholders on a fully diluted basis. At the request of the Standard BioTools Board, Centerview then delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 4, 2023, that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaking in preparing its Fairness Opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to Standard BioTools. Following discussion, at the recommendation of the Standard BioTools Transaction Committee, the Standard BioTools Board (other than Mr. Casdin who was not in attendance and had recused himself from the meeting), among other things, (1) determined that the terms of the merger agreement and the Standard BioTools Share Issuance were fair to, and in the best interests of, Standard BioTools and its stockholders, (2) approved and declared advisable, among other matters, the merger agreement, the Standard BioTools Share Issuance, the Standard BioTools Charter Amendment and the other transactions contemplated by the merger agreement, (3) directed that the Standard BioTools Share Issuance and the Standard BioTools Charter Amendment proposals, among other matters, be submitted to the Standard BioTools stockholders for approval and (4) recommended that the Standard BioTools stockholders approve, among other matters, the Standard BioTools Share Issuance and the Standard BioTools Charter Amendment.
For more information about Centerview’s opinion, see the section entitled “The Merger — Opinion of Standard BioTools Financial Advisor” beginning on page 101 of this joint proxy statement/prospectus.
Also on the morning of October 4, 2023, the SomaLogic Board met, with members of SomaLogic senior management and representatives of PWP and Fenwick in attendance. The SomaLogic Board discussed the proposed merger agreement and factors that the members of the SomaLogic Board considered in forming their view that SomaLogic’s entry into the merger agreement was advisable, fair and in the best interests of SomaLogic and its stockholders, as described further under the heading “The Merger — SomaLogic’s Reasons for the Merger; Recommendation of the SomaLogic Board”. Representatives of Fenwick reviewed with the SomaLogic Board the resolutions proposed to be adopted by the SomaLogic Board at the meeting. Representatives of PWP then reviewed with the SomaLogic Board PWP’s financial analyses, based on the SomaLogic Forecast, of the exchange ratio which would result in a post-closing ownership split (based on each company’s capitalization as of such date) of approximately 43.20% for Standard BioTools stockholders and 56.80% for SomaLogic stockholders on a fully diluted basis. In addition, representatives of PWP reviewed the share price performance of SomaLogic and Standard BioTools during various periods compared to the exchange ratio and reviewed an illustrative analysis comparing the value to SomaLogic stockholders of the combined company (giving effect to anticipated synergies) to SomaLogic on a standalone basis, under different revenue growth scenarios for each of Standard BioTools and SomaLogic. Representatives of PWP then rendered to the SomaLogic Board an oral opinion that, as of October 4, 2023, and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth in the Fairness Opinion, the merger consideration to be received by the holders of SomaLogic Common Stock (other than Standard, Casdin Capital and each of their respective affiliates) in the proposed Merger pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of SomaLogic Common Stock (other than Standard, Casdin Capital and each of their respective affiliates). The oral opinion of PWP was subsequently confirmed by the delivery of a written opinion delivered after the meeting, dated October 4, 2023.
For more information about PWP’s opinion, see the section entitled “— Opinion of SomaLogic’s Financial Advisor” beginning on page 113 of this joint proxy statement/prospectus.
The SomaLogic Board then unanimously (other than Mr. Casdin who was not in attendance and had recused himself from the meeting): (1) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger are advisable, fair to and in the best interests of SomaLogic and its stockholders, (2) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and declared the Merger Agreement advisable, (3) recommended that the SomaLogic stockholders adopt the Merger Agreement, (4) directed that the Merger Agreement be submitted for consideration by the SomaLogic stockholders at the SomaLogic Special Meeting and (5) deemed the closing of the transaction to be a “Change of Control” under SomaLogic’s Key Employee Severance Plan such that the participants under the Key Employee Severance Plan will be eligible to receive the benefits in connection with a Change of Control Termination in the event of a termination of employment, as described in the section of this joint proxy statement/prospectus captioned “The Merger — Interests of SomaLogic Directors and Executive Officers in the Merger — Employment and Severance Agreements — SomaLogic Key Employee Severance Plan.”
On the morning of October 4, 2023, following the Standard BioTools Board meeting and the SomaLogic Board meeting, Standard BioTools and SomaLogic executed the merger agreement. Voting agreements were executed by Standard BioTools’ and SomaLogic’ respective directors (excluding Mr. Casdin) and officers and Viking in its capacity as a stockholder of Standard BioTools.

Before the opening of Nasdaq trading on October 4, 2023, Standard BioTools and SomaLogic issued a joint press release announcing entry into the Merger Agreement and held a joint conference call to discuss the Merger.
On October 19, 2023, Standard BioTools and SomaLogic each filed their respective Premerger Notification and Report Forms under the HSR Act for review in connection with the transactions contemplated by the merger agreement.
Standard BioTools’ Reasons for the Merger; Recommendation of the Standard BioTools Board
At a meeting held on October 4, 2023, among other things, the Standard BioTools Board (other than Mr. Casdin who was not in attendance and had recused himself from the meeting):(i) determined that the Merger Agreement and all other agreements, instruments, certificates and documents required to be delivered in connection therewith (collectively, the “Transaction Documents”), the Merger and other transactions contemplated by the Merger Agreement (together with the Merger, the “Contemplated Transactions”), including the issuance of shares of Standard BioTools Common Stock pursuant to the terms of the Merger Agreement (the “Standard BioTools Share Issuance”), an amendment to the Eighth Amended and Restated Certificate of Incorporation of Standard BioTools, as amended to increase the number of shares of Standard BioTools Common Stock authorized thereunder (the “Standard BioTools Charter Amendment”) and an amendment to the Standard BioTools 2011 Amended and Restated Equity Incentive Plan, as amended, to increase the total number of shares of Standard BioTools Common Stock authorized for issuance under such plan by an amount to be subsequently determined by the Standard BioTools Board (the “Standard BioTools Equity Incentive Plan Amendment”), were advisable, fair to and in the best interests of Standard BioTools and its stockholders, (ii) authorized, approved, adopted, ratified and confirmed the Merger Agreement and the other Transaction Documents, in each case substantially in the form presented to the Standard BioTools Board, and the consummation of the Merger and the other Contemplated Transactions, including the Standard BioTools Share Issuance, the Standard BioTools Charter Amendment and the Standard BioTools Equity Incentive Plan Amendment, and (iii) resolved to recommend the approval of the Standard BioTools Share Issuance, the Standard BioTools Charter Amendment and the Standard BioTools Equity Incentive Plan Amendment by Standard BioTools stockholders.
ACCORDINGLY, THE STANDARD BIOTOOLS BOARD UNANIMOUSLY RECOMMENDS BY VOTE OF ALL PARTICIPATING DIRECTORS THAT STANDARD BIOTOOLS STOCKHOLDERS VOTE (1) “FOR” THE STANDARD BIOTOOLS SHARE ISSUANCE PROPOSAL, (2) “FOR” THE STANDARD BIOTOOLS CHARTER AMENDMENT PROPOSAL, (3) “FOR” THE STANDARD BIOTOOLS ADVISORY COMPENSATION PROPOSAL, (4) “FOR” THE STANDARD BIOTOOLS EQUITY INCENTIVE PLAN AMENDMENT PROPOSAL AND (5) “FOR” THE STANDARD BIOTOOLS ADJOURNMENT PROPOSAL.
During the course of its evaluation of the Merger Agreement and the other Transaction Documents, and the Merger and the other Contemplated Transactions, both the Standard BioTools Board and the Standard BioTools Transactions Committee held numerous meetings, consulted with Standard BioTools’ senior management and its outside legal counsel and financial advisors, reviewed and assessed a significant amount of information and considered the business, assets, liabilities, results of operations, financial performance, capital needs, strategic direction and prospects of each of Standard BioTools and SomaLogic.
The Standard BioTools Board and management determined that pursuing a combination with SomaLogic would be in furtherance of Standard BioTools’ focus on unlocking value in the highly fragmented life sciences tools space. Since the April 2022 restructuring and appointment of its highly experienced executive leadership team, led by Michael Egholm, Ph.D., former Chief Technology Officer of Danaher Life Sciences, Standard BioTools’ three strategic objectives have been:
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Revenue Growth:   One of Standard BioTools’ top priorities is to grow its instrument, consumables and service revenue by leveraging its competitive advantages to accelerate growth and by making targeted R&D investments to advance new product pipeline.

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Operating Discipline:   The goal of having one business platform offering many highly differentiated technologies to solve fundamental problems in life sciences and biopharmaceutical research cannot be achieved profitably without operational discipline. By applying its proprietary Standard BioTools Business System (“SBS”) and LEAN culture, Standard BioTools seeks to optimize business performance and scalability.
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Strategic Capital Allocation/Execute M&A Strategy:   A key element of Standard BioTools’ strategy is to actively pursue business development opportunities in the life sciences industry where consolidation can drive growth, synergies and long-term value for all its stockholders. In a fragmented industry where many industry participants have disproportionally high operating costs, such business development gives Standard BioTools a competitive advantage — the opportunity to acquire a business, and then leverage Standard BioTools’ management expertise and apply its proprietary SBS principles and work processes to drive value creation for the combined entity.

In only six quarters since the completion of the restructuring in April 2022, the new management team at Standard BioTools significantly improved its own legacy business performance, as demonstrated by the results of the first nine months of 2023 during which revenues increased 10% year-to-year, gross margins expanded by more than 10% year-to-year, operating expenses declined by approximately 20%, and operating cash burn declined by nearly 60% year-to-year.
The combination of Standard BioTools and SomaLogic represents an opportunity for the combined company to leverage this operational expertise and discipline to achieve cost synergies for the combined company and to create new revenue opportunities with the combined platform, which the Standard BioTools Board believes will inure to the benefit of Standard BioTools’ customers and create long-term value for the combined company’s stockholders. In reaching its decision to approve the Merger Agreement and the other Transaction Documents, the Merger and the other Contemplated Transactions, the Standard BioTools Board considered a number of additional factors that it viewed as supporting such decision, including the following (not in order of relative importance):
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Benefits of a Combined Company:   SomaLogic’s strategic compatibility with the Standard BioTools business after giving effect to the Merger, including with respect to SomaLogic’s biopharmaceutical research footprint and the combined company’s complimentary product offerings and cross-selling opportunities, and that combining Standard BioTools and SomaLogic would be expected to create a diversified and leading life sciences tools company.

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Financial Strength of a Combined Company:   Based on the unaudited pro forma cash and cash equivalent balance as of September 30, 2023, the combined company would be expected to have a balance of approximately $500 million of cash and cash equivalents upon the closing of the Merger, which balance, along with estimated projected synergies of approximately $80 million to be realized by the combined company annually by calendar year 2026 (inclusive of approximately $27 million in cost reductions described under “Summary of Certain Standard BioTools Management Unaudited Prospective Financial Information — Standard BioTools Management Projections — Combined Company Synergy Estimates”) and the revenue potential of the combined company, would be expected to provide the combined company with significant financial strength and flexibility to enable continued growth. The foregoing projected synergies (i) are calculated based on an estimated annualized run-rate of Standard BioTools and SomaLogic operating expenses as of June 30, 2023 compared with projected operating expenses of the combined company through calendar year 2026 and (ii) exclude non-cash, restructuring-related and other non-recurring costs for each company.

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Consideration Issued in the Merger:   (i) The value of the equity to be retained by Standard BioTools stockholders in the combined company and the respective percentage of the combined company that Standard BioTools and SomaLogic stockholders would own following the Merger, (ii) that holders of SomaLogic Common Stock will receive Standard BioTools Common Stock pursuant to the Merger pursuant to a fixed exchange ratio and no adjustment will be made in the Merger consideration to be received by SomaLogic’s stockholders in the Merger as a result of possible increases or decreases in the trading price of Standard BioTools Common Stock or SomaLogic Common Stock following the announcement of the Merger, (iii) the potential that the value of the capital stock of Standard BioTools, as the combined company, will increase after the completion of the Merger and (iv) the fact that Standard BioTools stockholders will participate in any increase in that value.

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Board and Management of the Combined Company:   The Standard BioTools Board has confidence in the board of directors and management of the combined company, with representation from each of the current boards of directors of Standard BioTools and SomaLogic and continued involvement of key members of SomaLogic management.

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Approval Rights of Standard BioTools Stockholders:   The ability of Standard BioTools stockholders to approve or reject the Merger by voting on the Standard BioTools Share Issuance and Standard BioTools Charter Amendment.

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Tax-Free Reorganization:   The expected treatment of the Merger as a tax-free reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, as more fully described in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 138 of this joint proxy statement/prospectus.

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Fairness Opinion of Centerview Partners LLC:   The opinion of Centerview rendered to the Standard BioTools Board on October 4, 2023, which was subsequently confirmed by delivery of a written opinion dated October 4, 2023, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Exchange Ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to Standard BioTools, as more fully described below under the caption “The Merger — Opinion of Standard BioTools Financial Advisor” beginning on page 101 of this joint proxy statement/prospectus.

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Terms of the Merger Agreement:   The terms of the Merger Agreement and the related Transaction Documents, including:

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the calculation of the Exchange Ratio and the estimated number of shares of Standard BioTools Common Stock to be issued in the Merger;

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that the representations and warranties of each of Standard BioTools and SomaLogic, as well as the interim operating covenants requiring the parties to conduct their respective businesses in the ordinary course in all material respects prior to completion of the Merger, subject to specific limitations, are generally reciprocal;

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the number and nature of the conditions to Standard BioTools’ and SomaLogic’s respective obligations to complete the Merger and the likelihood that the Merger will be completed on a timely basis, as more fully described below under the caption “The Merger Agreement — Conditions to the Completion of the Merger,” beginning on page 146 in this joint proxy statement/prospectus;

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the respective rights of, and limitations on, Standard BioTools and SomaLogic under the Merger Agreement to consider and engage in discussions regarding unsolicited Acquisition Proposals under certain circumstances, and the limitations on the board of directors of each party to change its recommendation in favor of the Standard BioTools Share Issuance and the Standard BioTools Charter Amendment, in the case of the Standard BioTools Board, and the Merger Agreement, in the case of the SomaLogic Board, as more fully described below under the caption “The Merger Agreement — No Solicitation,” beginning on page 149 in this joint proxy statement/prospectus;

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the right of each party to terminate the Merger Agreement to accept a “Superior Proposal” in certain circumstances, subject to the payment of a termination fee, as more fully described below under the caption “The Merger Agreement — Termination Fee and Expense Reimbursement,” beginning on page 161 in this joint proxy statement/prospectus;

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the conclusion of the Standard BioTools Board that the potential termination fee of $19,123,214, payable by Standard BioTools, and $17,176,173, payable by SomaLogic, in each case to the other party, and the circumstances when such fees may be payable, were reasonable, as more fully described below under the caption “The Merger Agreement — Termination Fee and Expense Reimbursement,” beginning on page 161 in this joint proxy statement/prospectus; and

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the conclusion of the Standard BioTools Board that the potential expense reimbursement up to a maximum of $2,000,000, payable by Standard BioTools or SomaLogic, and the circumstances when such expense reimbursement may be payable, were reasonable, as more fully described below under the caption “The Merger Agreement — Termination Fee and Expense Reimbursement,” beginning on page 161 in this joint proxy statement/prospectus.
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Knowledge of SomaLogic’s and Standard BioTools’ Businesses and Financial Condition:   In addition to considering the factors described above, the Standard BioTools Board considered the following additional factors that weighed in favor of the Merger: (i) historical information concerning Standard BioTools’ and SomaLogic’s respective businesses, financial condition, results of operations, earnings, trading prices, managements, competitive positions and prospects on a stand-alone basis and forecasted combined basis, taking into account the discussions of Standard BioTools’ management with SomaLogic’s management and the results of Standard BioTools’ due diligence review of SomaLogic, which included review of historical financial results and projections, existing agreements, contingent liabilities and legal and other matters; and (ii) the current and prospective business environment in which Standard BioTools and SomaLogic operate, including economic conditions and the competitive environment, and the likely effect of these factors on Standard BioTools and the combined company.

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Governance Process:   For all discussions and meetings of the Standard BioTools Board in 2023 with respect to a transaction with Standard BioTools, Eli Casdin (a significant stockholder and board member of each of Standard BioTools and SomaLogic) was recused and not present for such discussions.

In the course of its deliberations, the Standard BioTools Board also considered a variety of risks and other countervailing factors related to entering into the Merger, including:
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the potential effect of the $19,123,214 termination fee or the $2,000,000 maximum expense reimbursement amount payable by Standard BioTools upon the occurrence of certain events in deterring other potential acquirors from proposing an alternative Acquisition Proposal that may be more advantageous to Standard BioTools stockholders;

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the prohibition on Standard BioTools soliciting, initiating, inducing, knowingly encouraging or knowingly facilitating alternative Acquisition Proposals during the pendency of the Merger;

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the substantial expenses incurred by Standard BioTools in connection with the Merger;

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the possible volatility of the trading price of the Standard BioTools Common Stock resulting from the announcement, pendency or completion of the Merger;

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the difficulties and management challenges inherent in completing the Merger and integrating the business, operations and workforces of Standard BioTools and SomaLogic and the risk that anticipated benefits of the Merger might not be realized;

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the risk that the $17,176,173 termination fee from SomaLogic to which Standard BioTools may be entitled, subject to the terms and conditions of the Merger Agreement, in connection with termination of the Merger Agreement in certain circumstances may not be sufficient to compensate Standard BioTools for the harm that it might suffer as a result of such termination;

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the potential for litigation relating to the Merger and the associated costs, burden and inconvenience involved in defending those proceedings;

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the risk that the Merger might not be consummated in a timely manner or at all, including as a result of the Merger not being consummated by the outside termination date of May 1, 2024, as such date may be extended in certain circumstances;

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the fact that the representations and warranties in the Merger Agreement do not survive the closing of the Merger and the potential risk of liabilities that may arise post-closing;

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the restrictions in the Merger Agreement on the conduct of Standard BioTools’ business during the period between execution of the Merger Agreement and the consummation of the Merger, including the obligation that Standard BioTools must conduct its business only in the ordinary course, subject to specific limitations, which (although substantially reciprocal to those restrictions imposed on SomaLogic) could negatively impact Standard BioTools’ ability to pursue certain business opportunities or strategic transactions;
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the risk that Standard BioTools stockholders or SomaLogic stockholders, as applicable, may not approve the proposals at the Standard BioTools Special Meeting or the SomaLogic Special Meeting;

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the scientific, technical and other risks and uncertainties associated with SomaLogic’s developing genomics-proteomics commercial partnership with Illumina;

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the lack of availability of appraisal rights under the DGCL to holders of Standard BioTools Common Stock which would not allow holders to seek appraisal of the fair value of their shares of Standard BioTools Common Stock; and

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the various other risks associated with the combined company and the transaction, including those described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus.

The foregoing information and factors considered by the Standard BioTools Board are not intended to be exhaustive but are believed to include all of the material factors considered by the Standard BioTools Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Standard BioTools Board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Standard BioTools Board may have given different weight to different factors. The Standard BioTools Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the Standard BioTools management team and the legal, financial advisors and other professional advisors of Standard BioTools, and considered the factors overall to be favorable to, and to support, its determination.
SomaLogic’s Reasons for the Merger; Recommendation of the SomaLogic Board
Following a review and discussion of all relevant information regarding the Merger, at a meeting held on October 4, 2023, the SomaLogic Board (with Eli Casdin recusing himself from the meeting and vote): (1) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of SomaLogic and its stockholders, (2) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and declared the Merger Agreement advisable, (3) recommended that the SomaLogic stockholders adopt the Merger Agreement, and (4) directed that the Merger Agreement be submitted for consideration by the SomaLogic stockholders at the SomaLogic Special Meeting.
ACCORDINGLY, THE SOMALOGIC BOARD UNANIMOUSLY RECOMMENDS BY VOTE OF ALL PARTICIPATING DIRECTORS THAT SOMALOGIC STOCKHOLDERS VOTE (1) “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND (2) “FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SOMALOGIC SPECIAL MEETING IF NECESSARY OR APPROPRIATE TO (A) SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT, (B) GIVE THE SOMALOGIC STOCKHOLDERS ADDITIONAL TIME TO EVALUATE ANY SUPPLEMENTAL OR AMENDED DISCLOSURE OR (C) OTHERWISE COMPLY WITH APPLICABLE LAW.
The SomaLogic Board believes that the Merger presents a strategic opportunity to expand value for the SomaLogic stockholders through a combination with the complementary business of Standard BioTools. In reaching its decision to approve the Merger Agreement and recommend the adoption of the Merger Agreement to its stockholders, the SomaLogic Board consulted with SomaLogic management, as well as its legal and financial advisors, and considered a number of factors, including, among others, the following:
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Knowledge of SomaLogic’s and Standard BioTools’ Businesses and Financial Condition.   The results of the due diligence review of Standard BioTools conducted by SomaLogic and its outside advisors, and the resulting understanding of Standard BioTools’ business, technology, financial condition and prospects;

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Potential Benefits of an Investment in the Combined Company:   The potential benefits to SomaLogic stockholders of the increased scale and complementary products and customer bases of the combined company, including the following:

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Depth and experience of leadership team:   the fact that the combined company will be led by an experienced Board of Directors and leadership team that leverages the deep expertise within both organizations, including Standard BioTools’ Chief Executive Officer and Chief Financial Officer who will have the same roles in the combined company;

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Complementary products and operations:   the fact that SomaLogic’s business and operations complement those of Standard BioTools and that the transaction will create a combined company with a broader, more diverse portfolio of life science tools, including a suite of three complementary, high throughput and data quality proteomic solutions;

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Complementary customer bases:   the complementary nature of SomaLogic’s and Standard BioTools’ customer bases and end markets, and the potential for the combined company to become a leading provider of differentiated multi-omics tools for both biopharma and academic customers, with products distributed in approximately 50 countries;

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Cross-selling opportunities:   the potential for the combined company’s growth to benefit cross-selling opportunities, with SomaLogic’s presence in the biopharmaceutical research setting and Standard BioTools’ academic research footprint complementing each other;

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Cost synergies and operating efficiencies:   the anticipated cost synergies and operating efficiency resulting from the elimination of redundant general and administrative costs, consolidation of manufacturing and integration of Standard BioTools’ large-enterprise operating expertise, and from the increased scale of the combined company; and

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Potential for accelerated path to profitability:   the SomaLogic Board’s belief that the combined company’s path to profitability will be accelerated by the increased scale of the combined company.

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Challenges and Risks Faced by SomaLogic on a Standalone Basis.   The potential challenges facing SomaLogic if it were to continue on a standalone basis, including:

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the anticipated need for SomaLogic to make significant investments in continued research and development of new products and services, which may not be successful and the potential need to raise additional capital to fund commercialization plans for services and products, expand investments in research and development and commercialize new products and applications;

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the fact that the SomaLogic business depends significantly on research and development spending by pharmaceutical, biotechnology and academic, governmental and other research institutions and any reduction in spending could limit demand for our services and products and adversely affect SomaLogic’s business, results of operations, financial conditions and prospects; and

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the scientific, technical and other risks and uncertainties associated with SomaLogic’s developing genomics-proteomics commercial partnership with Illumina.

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Value of Consideration Received.   The value of the consideration to be received by SomaLogic stockholders as a result of the Merger, including the fact that:

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the fixed exchange ratio provides certainty to SomaLogic stockholders as to their approximately 57% ownership of the combined company on a fully-diluted basis while providing SomaLogic stockholders the opportunity to benefit from any increase in the trading price of Standard BioTools’ Common Stock before the closing of the Merger;

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the stock consideration offers SomaLogic’s stockholders the opportunity to participate in any potential value accretion of the combined company, as well as any additional premium that may be realized in the event the combined company is sold to a third party in the future; and

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the fact that the Exchange Ratio represented a premium of approximately 28% relative to the closing price of SomaLogic Common Stock on October 2, 2023 and approximately 30% relative to the volume weighted average price of SomaLogic Common Stock during the 10 calendar days prior to October 2, 2023 (based on Standard’s closing price on October 2, 2023).

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Receipt of Fairness Opinion of Perella Weinberg Partners LP.   The opinion of PWP, rendered orally to the SomaLogic Board on October 4, 2023 (and subsequently confirmed in writing as of October 4, 2023), that, as of the date of the PWP Opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of SomaLogic Common Stock (other than Standard BioTools, Casdin Capital, LLC and each of their respective affiliates) in the proposed Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of SomaLogic Common Stock (other than Standard BioTools, Casdin Capital, LLC and each of their respective affiliates) (the full text of the PWP Opinion, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by PWP in connection with the PWP Opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference), as more fully described under the section entitled “The Merger — Opinion of SomaLogic’s Financial Advisor” beginning on page 113 of this joint proxy statement/prospectus; and

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Sale Process.

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The comprehensive sale process undertaken by SomaLogic with the assistance of PWP through which 16 strategic parties were contacted regarding a potential acquisition of SomaLogic, as well as the strategic process undertaken by Cowen in 2022 through which six strategic parties were contacted, neither of which processes resulted in any expressions of interests for an acquisition other than from Standard BioTools.

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For all discussions and meetings of the SomaLogic Board with respect to a transaction with Standard BioTools, Eli Casdin (a significant stockholder and board member of each of SomaLogic and Standard BioTools) was recused and not present for such discussions.

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Although there were certain existing relationships between members of the SomaLogic Board and Mr. Casdin (or Casdin Capital, LLC), the SomaLogic Board did not consider any of those relationships to represent a conflict of interest with respect to the Merger.

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The Terms of the Merger Agreement.   The terms and conditions of the Merger Agreement as negotiated by SomaLogic management, including:

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Fixed Exchange Ratio.   The fact that the Merger Consideration is based on a fixed Exchange Ratio provides certainty as to the number of Standard BioTools Shares that will be issued to SomaLogic stockholders;

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Conditions to Consummation of the Merger.   The limited number and nature of the conditions to the parties’ obligations to complete the Merger and the belief of the SomaLogic Board of the likelihood of satisfying such conditions;

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Right to Withdraw Recommendation to SomaLogic Stockholders.   The fact that in certain circumstances, the SomaLogic Board has the right under the Merger Agreement to withdraw its recommendation to SomaLogic stockholders that they approve the SomaLogic Merger Proposal;

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Opportunity to Vote.   The fact that SomaLogic stockholders will have an opportunity to vote on the adoption of the Merger Agreement;

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Right to Terminate.   The fact that each party has the right to terminate the Merger Agreement to accept a “Superior Proposal” in certain circumstances, subject to the payment of a termination fee, as more fully described below under the caption “The Merger Agreement — Termination Fee and Expense Reimbursement,” beginning on page 161 in this joint proxy statement/prospectus;

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Termination Fee.   The fact that Standard BioTools is obligated to pay SomaLogic a termination fee of approximately $19,123,214 in certain circumstances as summarized under “The Merger Agreement — Termination Fee and Expense Reimbursement” beginning on page 161 of this joint proxy statement/prospectus; and

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Expense Reimbursement Amount.   The fact that Standard BioTools is obligated to reimburse SomaLogic an expense amount not to exceed $2 million under certain termination circumstances summarized under “The Merger Agreement — Termination Fee and Expense Reimbursement” beginning on page 161 of this joint proxy statement/prospectus.

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Ability to Negotiate with Third Parties.   The ability of SomaLogic under the terms of the Merger Agreement to negotiate with third parties concerning certain unsolicited competing business combination proposals if SomaLogic were to receive such a proposal prior to the adoption of the Merger Agreement by the SomaLogic stockholders, and to terminate the Merger Agreement to accept a superior proposal under certain circumstances;

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Consideration of Alternatives.   The fact that the SomaLogic Board had considered certain alternatives to the Merger and determined that entering into the Merger Agreement was more favorable to SomaLogic stockholders than other alternatives available to SomaLogic, including continued operation of SomaLogic on a standalone basis or the pursuit of potential alternative transactions;

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Likelihood of Completing the Merger.   The likelihood of completing the Merger on the anticipated schedule;

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Composition of Combined Board.   The fact that, under the Merger Agreement at signing, three representatives from the SomaLogic Board would be directors of the combined company board of directors, one of whom would be chairman; and

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Tax-Free Reorganization.   The fact that the Merger is intended be treated as a tax-free reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, as more fully described in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 138 of this joint proxy statement/prospectus.

The SomaLogic Board also weighed the factors described above against certain factors and potential risks associated with entering into the Merger Agreement, including, among others, the following:
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the fact that the Exchange Ratio is fixed, which means that SomaLogic stockholders would be adversely affected by a decrease in the trading price of the Standard BioTools Shares relative to the trading price of the SomaLogic Shares during the pendency of the transaction;

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the fact that the integration of SomaLogic and Standard BioTools may be complex and time consuming and may require substantial resources and effort, and the risk that if the combined company is not successfully integrated, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected, including the possibility that anticipated strategic and other benefits to SomaLogic and the combined company following completion of the Merger, including the expected synergies, will not be realized or will take longer to realize than expected;

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the potential for diversion of management and employee attention, which resources are already limited, and for increased employee attrition during the period prior to completion of the Merger, and the potential effect of the Merger on SomaLogic’s business and relations with customers, partners and suppliers;

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the restrictions on the conduct of SomaLogic’s business prior to completion of the Merger, requiring SomaLogic to conduct its business only in the ordinary course, subject to specific limitations, which could delay or prevent SomaLogic from undertaking business opportunities that may arise pending completion of the Merger and could negatively impact SomaLogic’s relationships with employees, customers, partners, and suppliers;

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the fact that the Merger Agreement includes certain restrictions on the ability of SomaLogic to solicit proposals for alternative transactions or engage in discussions regarding such proposals;

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the requirement for SomaLogic to pay a termination fee of $17,176,173, or reimburse expenses of up to $2 million to Standard BioTools, in certain circumstances;

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the transaction costs to be incurred by SomaLogic in connection with the Merger;

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the potential for litigation relating to the Merger and the associated costs, burden and inconvenience involved in defending those proceedings;

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the risk that the Merger may not be completed or may be delayed despite the parties’ efforts, including the possibility that conditions to the parties’ obligations to complete the Merger may not be satisfied, and the potential resulting disruption to SomaLogic’s business from any delays to complete the Merger; and

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the various other applicable risks associated with SomaLogic and Standard BioTools and the Merger, including the risks described in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 31 and 46, respectively, of this joint proxy statement/prospectus.

In considering the recommendation of the SomaLogic Board with respect to the proposal to adopt the Merger Agreement, SomaLogic stockholders should be aware that some of SomaLogic’s directors and executive officers may have interests in the Merger that are different those of SomaLogic stockholders. The SomaLogic Board was aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement, and in recommending that the Merger Agreement be adopted by the SomaLogic stockholders. See “The Merger — Interests of SomaLogic Directors and Executive Officers in the Merger” beginning on page 19 of this joint proxy statement/prospectus.
The foregoing discussion of the information and factors considered by the SomaLogic Board in reaching its conclusions and recommendations is not intended to be exhaustive but includes the material factors considered by the SomaLogic Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, and the complexity of these matters, the SomaLogic Board found it impracticable to, and did not attempt to, assign numerical weight, emphasis, or relative priority among those factors considered in reaching its determination and making its recommendation. In addition, individual directors may have given different weights to different factors. The SomaLogic Board considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.
The foregoing discussion also contains forward-looking statements with respect to future events that may have an effect on SomaLogic’s business, financial condition, or results of operations or the future financial performance of the combined company. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 31 and 46, respectively, of this joint proxy statement/prospectus.
Opinion of Standard BioTools’ Financial Advisor
On October 4, 2023, Centerview rendered to the Standard BioTools Board its oral opinion, subsequently confirmed in a written opinion dated October 4, 2023, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Exchange Ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to Standard BioTools.
The full text of Centerview’s written opinion, dated October 4, 2023, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion attached as Annex B. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Standard BioTools Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the proposed Merger and the other transactions contemplated by the Merger Agreement (the “Transaction”) and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to Standard BioTools of the Exchange Ratio to be provided for pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the Transaction and does not constitute a recommendation to any stockholder of Standard BioTools or SomaLogic or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.
In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:
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a draft of the Merger Agreement dated October 1, 2023, referred to in this summary of Centerview’s opinion as the “Draft Merger Agreement”;

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Annual Reports on Form 10-K of SomaLogic for the years ended December 31, 2022 and December 31, 2021;

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Annual Reports on Form 10-K of Standard BioTools for the years ended December 31, 2022, December 31, 2021 and December 31, 2020;

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certain interim reports to stockholders and Quarterly Reports on Form 10-Q of SomaLogic and Standard BioTools;

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certain publicly available research analyst reports for SomaLogic and Standard BioTools;

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certain other communications from SomaLogic and Standard BioTools to their respective stockholders;

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certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of SomaLogic (the “SomaLogic Internal Data”);

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certain financial forecasts, analyses and projections relating to SomaLogic prepared by management of SomaLogic with adjustments made by management of Standard BioTools and furnished to Centerview by Standard BioTools for purposes of Centerview’s analysis (the “SomaLogic Forecasts”);

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certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Standard BioTools, including certain financial forecasts, analyses and projections relating to Standard BioTools prepared by management of Standard BioTools and furnished to Centerview by Standard BioTools for purposes of Centerview’s analysis (the “Standard BioTools Forecasts” and, collectively, the “Standard BioTools Internal Data”); and

•
certain cost savings and operating synergies projected by the management of Standard BioTools to result from the Transaction furnished to Centerview by Standard BioTools for purposes of Centerview’s analysis (“Synergies”).

Centerview also participated in discussions with members of the senior management and representatives of Standard BioTools and SomaLogic regarding their assessment of the SomaLogic Internal Data, the SomaLogic Forecasts, the Standard BioTools Internal Data (including the Standard BioTools Forecasts) and the Synergies, as appropriate, and the strategic rationale for the Transaction. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for SomaLogic and Standard BioTools and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.
Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with Standard BioTools’ consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at Standard BioTools’ direction, that SomaLogic’s internal data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of SomaLogic as to the matters covered thereby, and that the SomaLogic Forecasts, the Standard BioTools Internal Data

(including, without limitation, the Standard BioTools Forecasts) and the Synergies were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Standard BioTools as to the matters covered thereby, and Centerview relied, at Standard BioTools’ direction, on the SomaLogic Internal Data, the SomaLogic Forecasts, the Standard BioTools Internal Data (including, without limitation, the Standard BioTools Forecasts) and the Synergies for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the SomaLogic Internal Data, the SomaLogic Forecasts, the Standard BioTools Internal Data (including, without limitation, the Standard BioTools Forecasts) or the Synergies or the assumptions on which any of them were based. In addition, at Standard BioTools’ direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of SomaLogic or Standard BioTools, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of SomaLogic or Standard BioTools. Centerview assumed, at Standard BioTools’ direction, that the final executed Merger Agreement would not differ in any respect material to Centerview’s analysis or opinion from the Draft Merger Agreement reviewed by Centerview. Centerview also assumed, at Standard BioTools’ direction, that the Transaction will be consummated on the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview further assumed, at Standard BioTools’ direction, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of SomaLogic or Standard BioTools, or the ability of SomaLogic or Standard BioTools to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.
Centerview’s opinion expressed no view as to, and did not address, Standard BioTools’ underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Standard BioTools or in which Standard BioTools might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to Standard BioTools of the Exchange Ratio provided for pursuant to the Merger Agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of Standard BioTools or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Standard BioTools or any party, or class of such persons in connection with the Transaction, whether relative to the Exchange Ratio provided for pursuant to the Merger Agreement or otherwise. Centerview’s opinion related to the relative values of SomaLogic and Standard BioTools. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’ written opinion. Centerview’s opinion does not constitute a recommendation to any stockholder of Standard BioTools or SomaLogic or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Standard BioTools Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview Financial Analysis
The following is a summary of the material financial analyses prepared and reviewed with the Standard BioTools Board in connection with Centerview’s opinion, dated October 4, 2023. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of SomaLogic or Standard BioTools. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SomaLogic, Standard BioTools or any other parties to the Transaction. None of SomaLogic, Standard BioTools, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of SomaLogic or Standard BioTools do not purport to be appraisals or reflect the prices at which SomaLogic or Standard BioTools may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 3, 2023 (the last trading day before the public announcement of the Transaction) and is not necessarily indicative of current market conditions.
Standalone Standard BioTools Financial Analysis
Selected Comparable Public Companies Analysis
Centerview reviewed and compared certain financial information, ratios and multiples for Standard BioTools to corresponding financial information, ratios and multiples for publicly traded companies that Centerview deemed comparable, based on its experience and professional judgment, to Standard BioTools. Centerview refers to these selected publicly traded companies in this “The Merger — Summary of Centerview Financial Analysis” section as the “selected comparable companies.” The selected comparable companies consisted of:
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908 Devices Inc.

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Akoya Biosciences, Inc.

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Cytek Biosciences, Inc.

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NanoString Technologies, Inc.

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Nautilus Biotechnology, Inc.

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Olink Holding AB (publ)

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Quanterix Corporation

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Quantum-Si Incorporated

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Seer, Inc.

Although none of the selected comparable companies is directly comparable to Standard BioTools, these companies were selected because, among other things, they are publicly traded companies in the life sciences tools industry with certain operational and financial characteristics, which, for purposes of its analyses, Centerview considered, based on its experience and professional judgment, to be similar to those of Standard BioTools.
Using publicly available information obtained from SEC filings, publicly available Wall Street research, other publicly available information and closing stock prices as of October 3, 2023, as well as the Standard BioTools Forecasts, Centerview calculated, for each selected comparable company, and for Standard BioTools, multiples including enterprise value (calculated as the market value of fully diluted common equity with outstanding options treated with the treasury stock method and convertible preferred shares treated on an as converted basis, plus the book value of debt, contingent consideration, legal settlement liabilities, financing leases and noncontrolling interests, less cash and cash equivalents including investments in marketable securities) as a multiple of 2024 calendar year estimated revenue (the “EV / revenue multiple”). The multiples for the selected comparable companies are shown below:
Valuation Metric	Average	Median
Enterprise Value / 2024E Revenue	3.9x	1.8x
Based on its experience and professional judgment, for purposes of its analysis, Centerview selected an EV / revenue multiple reference range of 1.5x to 3.5x (the “Standard BioTools EV / revenue multiple reference range”). Because none of the selected comparable companies is exactly the same as Standard BioTools, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable companies analysis. Accordingly, in selecting this reference range, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of Standard BioTools and the selected comparable companies that could affect the public trading values, in order to provide a context within which to consider the results of its quantitative analysis.
Centerview applied the Standard BioTools EV / revenue multiple reference range to Standard BioTools’ calendar year 2024 estimated revenue, as set forth in the Standard BioTools Forecasts, to derive a range of implied enterprise values for Standard BioTools. Centerview added to the range of implied enterprise values the value of Standard BioTools’ net cash and cash equivalents as of August 31, 2023, as set forth in the Standard BioTools Internal Data, to derive a range of implied equity values for Standard BioTools. Centerview then divided these implied equity values by the number of fully-diluted shares of Standard BioTools Common Stock as of September 27, 2023, including Standard BioTools’ Series B preferred stock on an as-converted basis, as set forth in the Standard BioTools Internal Data, to derive a range of implied values per share of Standard BioTools Common Stock. The results of this analysis are summarized below:
Valuation Metric	Implied Standard BioTools Share Price
Enterprise Value / 2024E Revenue	$1.60 – $3.15
Centerview then compared this range to the closing price of shares of Standard BioTools Common Stock on October 3, 2023 of $2.70.
Discounted Cash Flow Analysis
Centerview performed a discounted cash flow analysis of Standard BioTools, which is a traditional valuation methodology used to derive a valuation of an asset by calculating the present value of estimated future cash flows of the asset. Present value refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
In performing this analysis, Centerview calculated the estimated present value of the unlevered free cash flows of Standard BioTools reflected in the Standard BioTools Forecasts for the last four months ending December 31, 2023 and the years ending December 31, 2024 through December 31, 2033. The terminal value of Standard BioTools at the end of the forecast period was estimated by Centerview using an exit-based EV / adjusted EBITDA multiple of 18.0x to 22.0x as applied to adjusted EBITDA (excluding stock-based compensation) of Standard BioTools for the year ending December 31, 2033. The unlevered free cash flows

(including the terminal value) of Standard BioTools during the forecast period were discounted to present value using discount rates ranging from 15.0% to 18.0%, with this range determined based on Centerview’s analysis of Standard BioTools’ weighted average cost of capital. Based on its discounted cash flow analysis, Centerview then calculated a range of implied enterprise values of Standard BioTools. When calculating this range, Centerview added Standard BioTools’ net cash and cash equivalents as of August 31, 2023, as set forth in the Standard BioTools Internal Data, to derive a range of implied equity values of Standard BioTools. Centerview then divided this range of implied equity values by the number of fully-diluted shares of Standard BioTools Common Stock as of September 27, 2023, including Standard BioTools’ Series B preferred stock on an as-converted basis, as set forth in the Standard BioTools Internal Data, to derive a range of implied values per share of Standard BioTools Common Stock as of August 31, 2023 of $2.90 to $4.20. Centerview then compared the results of this analysis to the closing price of shares of Standard BioTools Common Stock on October 3, 2023 of $2.70.
Standalone Company Financial Analysis
Selected Comparable Public Companies Analysis
Centerview also reviewed and compared certain financial information, ratios and multiples for SomaLogic to corresponding financial information, ratios and multiples for the selected comparable companies listed above, which Centerview also deemed comparable, based on its experience and professional judgment, to SomaLogic.
Although none of the selected comparable companies is directly comparable to SomaLogic, these companies were selected because, among other things, they are publicly traded companies in the life sciences tools industry with certain operational and financial characteristics, which, for purposes of its analyses, Centerview considered, based on its experience and professional judgment, to be similar to those of SomaLogic.
Using publicly available information obtained from SEC filings, publicly available Wall Street research, other publicly available information and closing stock prices as of October 3, 2023, as well as the SomaLogic Forecasts, Centerview calculated, for each selected comparable company, and for SomaLogic, multiples including the EV / revenue multiple. The multiples for the selected comparable companies are shown below:
Valuation Metric	Average	Median
Enterprise Value / 2024E Revenue	3.9x	1.8x
Based on its experience and professional judgment, for purposes of its analysis, Centerview selected an EV / revenue multiple reference range of 0.0x to 2.0x (the “Company EV / revenue multiple reference range”). Because none of the selected comparable companies is exactly the same as SomaLogic, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable companies analysis. Accordingly, in selecting these reference ranges, Centerview again made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of SomaLogic and the selected comparable companies that could affect the public trading values, in order to provide a context within which to consider the results of its quantitative analysis.
Centerview applied the SomaLogic EV / revenue multiple reference range to SomaLogic’s calendar year 2024 estimated revenue, as set forth in the SomaLogic Forecasts, to derive a range of implied enterprise values for SomaLogic. Centerview added to the range of implied enterprise values the value of SomaLogic’s net cash and cash equivalents as of August 31, 2023, as set forth in the SomaLogic Internal Data, to derive a range of implied equity values for SomaLogic. Centerview then divided these implied equity values by the number of fully-diluted shares of SomaLogic Common Stock as of September 27, 2023, as set forth in the SomaLogic Internal Data, to derive a range of implied values per share of Company Common Stock. The results of this analysis are summarized below:
Valuation Metric	Implied Company Share Price
Enterprise Value / 2024E Revenue	$2.35 – $3.40

Centerview then compared this range to the closing price of shares of Company Common Stock on October 3, 2023 of $2.30.
Discounted Cash Flow Analysis
Centerview also performed a discounted cash flow analysis of SomaLogic. In performing this analysis, Centerview calculated the estimated present value of the unlevered free cash flows of SomaLogic reflected in the SomaLogic Forecasts for the last four months ending December 31, 2023 and the years ending December 31, 2024 through December 31, 2033. The terminal value of SomaLogic at the end of the forecast period was estimated by Centerview using an exit-based EV / adjusted EBITDA multiple of 18.0x to 22.0x as applied to adjusted EBITDA (excluding stock-based compensation) of Standard BioTools for the year ending December 31, 2033. The unlevered free cash flows (including the terminal value) of SomaLogic during the forecast period were discounted to present value using discount rates ranging from 15.0% to 18.0%, with this range determined based on Centerview’s analysis of SomaLogic’s weighted average cost of capital. Based on its discounted cash flow analysis, Centerview then calculated a range of implied enterprise values of SomaLogic. When calculating this range, Centerview added the value of SomaLogic’s net cash and cash equivalents as of August 31, 2023, as set forth in the SomaLogic Internal Data, to derive a range of implied equity values of SomaLogic. Centerview then divided this range of implied equity values by the number of fully-diluted shares of Company Common Stock as of September 27, 2023, as set forth in the SomaLogic Internal Data, to derive a range of implied values per share of Company Common Stock as of August 31, 2023 of $2.90 to $3.80. Centerview then compared the results of this analysis to the closing price of shares of Company Common Stock on October 3, 2023 of $2.30.
Relative Value Analysis
Based upon a comparison of the range of implied equity values for each of Standard BioTools and SomaLogic calculated pursuant to the selected comparable public companies analyses and the discounted cash flow analyses described above, Centerview calculated ranges of implied exchange ratios for the Merger, excluding, in each case, transaction expenses and the impact of any synergies that may be realized as a result of the Transaction. With respect to any given range of exchange ratios, the higher ratio assumes the highest implied value per share of Company Common Stock divided by the lowest implied value per share of Standard BioTools Common Stock, and the lower ratio assumes the lowest implied value per share of Company Common Stock divided by the highest implied value per share of Standard BioTools Common Stock.
Valuation Methodology	Implied Exchange Ratio
Selected Trading Comparables (Enterprise Value / 2024E Revenue)	0.76x – 2.12x
Discounted Cash Flow Analysis	0.68x – 1.32x
Centerview then compared the implied ranges of exchange ratios set forth above to the Exchange Ratio of 1.11 shares of Standard BioTools Common Stock per share of Company Common Stock.
Value Creation — Discounted Cash Flow Analysis
Centerview compared the implied stand-alone equity value of Standard BioTools to the pro forma equity value of Standard BioTools after giving effect to the merger, including the Synergies (in each case based on its discounted cash flow analyses, using the midpoints of its ranges of discount rates and exit multiples, of Standard BioTools and SomaLogic and of the Synergies), from the perspective of the holders of Standard BioTools common stock. In performing this analysis, Centerview calculated the implied equity value of Standard BioTools on a pro forma basis, giving effect to the merger and the Synergies and adjusted to reflect estimated transaction costs of $15 million. This analysis resulted in an implied equity value for the combined company on a pro forma basis of approximately $1,657 million. Centerview then multiplied this implied pro forma equity value by 43.2%, representing the Standard BioTools stockholders’ pro forma ownership of the combined company, to imply a pro forma equity value attributable to the Standard BioTools stockholders of approximately $716 million. Centerview compared this implied value to the equity value implied by its discounted cash flow analysis of Standard BioTools, on a standalone basis and using the midpoints of its ranges of discount rates and exit multiples, of $570 million.

Other Factors
Centerview noted for the Standard BioTools Board certain additional factors solely for reference and informational purposes only, including, among other things, an analysis of the historical stock prices of Standard BioTools and SomaLogic, an illustrative value creation analysis based on market trading and a precedent premia analysis.
Historical Stock Prices
Centerview reviewed the stock price performance of shares of Standard BioTools Common Stock for the 52-week period prior to October 3, 2023 and noted that the range of low and high closing prices during this period was $0.95 to $3.05, as compared to the closing price of shares of Standard BioTools Common Stock on October 3, 2023 of $2.70. Centerview also noted that historical trading price analysis is not a valuation methodology and that such analysis was presented for reference purposes only and not as a component of Centerview’s fairness analyses.
Centerview reviewed the stock price performance of shares of Company Common Stock for the 52-week period prior to October 3, 2023. Centerview noted that the range of low and high closing prices of shares of Company Common Stock during the prior 52-week period was $2.00 to $3.60, as compared to the closing price of shares of Company Common Stock on October 3, 2023 of $2.30. Centerview also noted that historical trading price analysis is not a valuation methodology and that such analysis was presented for reference purposes only and not as a component of Centerview’s fairness analyses.
Illustrative Value Creation — Trading Based Analysis
Centerview compared the implied stand-alone equity value of Standard BioTools to the pro forma equity value of Standard BioTools after giving effect to the mergers, including the Synergies, based on the current market capitalization of Standard BioTools and SomaLogic and its discounted cash flow analysis of the Synergies, using the midpoints of its range of discount rates and exit multiples, from the perspective of the holders of Standard BioTools common stock. In performing this illustrative analysis, Centerview calculated the implied enterprise value of the combined company on a pro forma basis, giving effect to the mergers and the Synergies and adjusted to reflect estimated transaction costs of $15 million. This analysis resulted in an implied equity value for the combined company on a pro forma assumed basis of approximately $1,329 million. Centerview then multiplied this implied pro forma equity value by 43.2%, representing the Standard BioTools stockholders’ pro forma ownership of the combined company, to imply a pro forma equity value attributable to the Standard BioTools stockholders of approximately $574 million. Centerview compared this implied value to the equity value implied by the market capitalization of Standard BioTools of $439 million on October 3, 2023. Centerview noted that such analysis was presented for reference purposes only and not as a component of Centerview’s fairness analyses.
Precedent Premia Paid Analysis
Centerview performed an analysis of premiums paid in 47 selected transactions, each with a transaction value of less than $1 billion, providing for a pro forma target ownership between 40% and 60% and a stock consideration great than or equal to 80% (excluding transactions in the real estate industry). The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction to the unaffected price of the target company’s stock. Based on this analysis, Centerview determined that 25% of the transactions involved a premium of less than 8%, 25% of the transactions involved a premium of more than 27% and 10% of the transactions involved a premium of more than 48%. The median of the transactions involved a premium of 16%. Centerview then compared these results with the premium paid in the Transaction of 30% based on SomaLogic’s stock price as of October 3, 2023 and 23% based on the volume weighted average price of SomaLogic’s stock for the 90 days ended October 3, 2023. Centerview noted that precedent premia paid analysis is not a valuation methodology and that such analysis was presented for reference purposes only and not as a component of Centerview’s fairness analyses.
General
The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.
Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Standard BioTools Board in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the board of directors or management of Standard BioTools with respect to the Exchange Ratio or as to whether the Standard BioTools Board would have been willing to determine that different consideration (including a different exchange ratio) was fair. The Exchange Ratio was determined through arm’s-length negotiations between SomaLogic and Standard BioTools and was approved by the Standard BioTools Board. Centerview provided advice to Standard BioTools during these negotiations. Centerview did not, however recommend any specific amount of consideration (including any specific exchange ratio) to Standard BioTools or the Standard BioTools Board or that any specific amount of consideration (including any specific exchange ratio) constituted the only appropriate consideration for the transaction.
Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for its current engagement by Standard BioTools, Centerview had not been engaged to provide financial advisory or other services to Standard BioTools, and Centerview did not receive any compensation from Standard BioTools during that period. In the two years prior to the date of its written opinion, Centerview was engaged to provide financial advisory services to Casdin Capital, LLC (a significant stockholder of Standard BioTools) and Viking Global Investors LP (a significant stockholder of Standard BioTools), including in connection with their strategic investment in Fluidigm Corporation in 2022, and Centerview received compensation of less than $5 million from Casdin Capital, LLC and Viking Global Investors LP for such services. In the two years prior to the date of its written opinion, Centerview had not been engaged to provide financial advisory or other services to SomaLogic, and Centerview did not receive any compensation from SomaLogic during such period. Centerview may provide investment banking and other services to or with respect to Standard BioTools, SomaLogic, Casdin Capital, LLC and Viking Global Investors LP or their respective affiliates, including portfolio companies of Casdin Capital, LLC and Viking Global Investors LP in the future, for which Centerview may receive compensation. Certain (i) of Centerview and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Standard BioTools, SomaLogic, Casdin Capital, LLC and Viking Global Investors LP or any of their respective affiliates, including portfolio companies of Casdin Capital, LLC and Viking Global Investors LP, or any other party that may be involved in the Transaction.
The Standard BioTools Board selected Centerview as its financial advisor in connection with the Transaction based on Centerview’s reputation and experience. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.
In connection with Centerview’s services as the financial advisor to the Standard BioTools Board, Standard BioTools has agreed to pay Centerview an aggregate fee of $9,500,000, $1,500,000 of which was payable upon the rendering of Centerview’s opinion and $8,000,000 of which is payable contingent upon consummation of the Transaction. In addition, Standard BioTools has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.
Summary of Certain Standard BioTools Management Unaudited Prospective Financial Information
Although Standard BioTools has publicly issued limited short-term guidance concerning certain aspects of its expected financial performance, Standard BioTools does not as a matter of course publicly disclose financial projections or forecasts as to future performance, revenues, earnings or other results given, among other things, the unpredictability, uncertainty and subjectivity of the underlying assumptions and estimates inherent in preparing financial projections and forecasts. However, in connection with the transactions contemplated by the Merger Agreement, Standard BioTools’ management prepared and made available to the Standard BioTools Board and SomaLogic in connection with their respective evaluations of the Merger as described herein, and to Standard BioTools’ and SomaLogic’s respective financial advisors in connection with their respective financial analyses and opinions, certain unaudited prospective financial information concerning each of Standard BioTools and SomaLogic on a standalone basis, without giving effect to the Merger, set forth in this section.
The unaudited prospective financial information included in this document has been prepared by, and is the responsibility of, Standard BioTools management. Standard BioTools’ and SomaLogic’s respective independent registered public accountants have not audited, reviewed, examined, compiled or performed any other assurance procedures, or expressed any form of assurance with respect to such accompanying unaudited prospective financial information, and accordingly do not express any opinion or any other form of assurance with respect thereto. The reports of the independent registered public accounting firms incorporated by reference in this joint proxy statement/prospectus relate to Standard BioTools’ and SomaLogic’s previously issued financial statements and do not extend to any prospective financial information and should not be read to do so.
The unaudited prospective financial information concerning Standard BioTools and SomaLogic (other than the combined company synergy estimates) set forth below was developed under the assumption of continued standalone operation and did not give effect to any changes or expenses as a result of the Merger or any other effects of the Merger or any impact should the Merger fail to be consummated. Such unaudited prospective financial information is not being included in this joint proxy statement/prospectus to influence the voting decision of any Standard BioTools stockholder or SomaLogic stockholder with respect to the Merger, but instead because such unaudited prospective financial information, in whole or in part, was provided, or formed the basis of what was provided, to the Standard BioTools Board, SomaLogic and Standard BioTools’ and SomaLogic’s respective financial advisors in connection with their evaluation of Merger as described herein. The inclusion of such unaudited prospective financial information does not constitute an admission or representation that the information is material. The inclusion of such unaudited prospective financial information should not be regarded as an indication that Standard BioTools and/or its affiliates, officers, directors, advisors or other representatives or SomaLogic and/or its affiliates, officers, directors, advisors or other representatives consider such information to be necessarily predictive of actual future events and such information should not be relied upon as such. None of Standard BioTools and/or its affiliates, officers, directors, advisors or other representatives or SomaLogic and/or its affiliates, officers, directors, advisors or other representatives gives any stockholder of Standard BioTools, SomaLogic or any other person any assurance that actual results will not differ materially from such unaudited prospective financial information. In particular, the unaudited prospective financial information set forth below should not be relied upon as public guidance.
You should note that the unaudited prospective financial information set forth below constitute forward-looking statements. Please see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 46 of this joint proxy statement/prospectus for more information. You should also note that such information was not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The information set forth in this section entitled “— Summary of Certain Standard BioTools Management Unaudited Prospective Financial Information” was prepared utilizing Standard BioTools’ historical internal accounting policies and forecast approach and does not give effect to the adoption of any new accounting pronouncements.
Certain of the measures included in the unaudited prospective financial information set forth below may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Standard BioTools and SomaLogic may not be comparable to similarly titled amounts used by other companies.
Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to Centerview for purposes of its financial analysis as described above in “The Merger — Opinion of Standard BioTools Financial Advisor” or to the Standard BioTools Board in connection with its consideration of the Merger. Accordingly, Standard BioTools has not provided a reconciliation of the non-GAAP financial measures included in the unaudited prospective financial information set forth below.
Standard BioTools’ internally prepared unaudited prospective financial information set forth below was based on estimates, assumptions and judgments made by Standard BioTools management at the time of its preparation and speaks only as of such times. Such unaudited prospective financial information does not take into account any circumstances, transactions or events occurring after the date on which it was prepared. Some or all of the assumptions underlying such information may have changed since the date such information was prepared.
STANDARD BIOTOOLS HAS NOT UPDATED AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE NO LONGER APPROPRIATE.
The unaudited prospective financial information set forth below should not be relied upon as necessarily indicative of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on such unaudited prospective financial information. In particular, the unaudited prospective financial information set forth below should not be relied upon as public guidance. Furthermore, since such unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Although such unaudited prospective financial information set forth below is presented with numerical specificity, such unaudited prospective financial information reflects assumptions, estimates and judgments that are inherently uncertain and, although considered reasonable by Standard BioTools management as of the date of their use in preparing such unaudited prospective financial information, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in such unaudited prospective financial information, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in Standard BioTools’ or SomaLogic’s respective businesses, financial condition or results of operations, and other risks. In addition, such unaudited prospective financial information may be affected by Standard BioTools’ and SomaLogic’s ability to achieve strategic goals, objectives and targets over the applicable period. Accordingly, there can be no assurance that such unaudited prospective financial information below will be realized.
Standard BioTools Management Projections — Standard BioTools Projections
The following table presents summary selected unaudited prospective financial information for Standard BioTools prepared by Standard BioTools management for the calendar years 2023 through 2028 and extrapolated by Standard BioTools management for the calendar years 2029 through 2033, in connection with Standard BioTools’ evaluation of the Merger (the “Standard BioTools Management Standard BioTools Projections”). The Standard BioTools Management Standard BioTools Projections were presented to the Standard BioTools Board for the purposes of considering and evaluating the Merger and were shared with Standard BioTools’ financial advisor for purposes of its financial analysis and opinion (see “The Merger — Opinion of Standard BioTools Financial Advisor” beginning on page 101 of this joint proxy statement/prospectus).

	Calendar Year Ending on December 31,											Terminal Year (NTM)
	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Revenue	$110	$128	$158	$194	$237	$300	$348	$398	$450	$502	$552	$607
Adjusted EBITDA(1)	$(35)	$(14)	$5	$23	$40	$60	$73	$88	$104	$121	$139	$153
Unlevered Free Cash Flow(2)	$(58)	$(37)	$(24)	$(9)	$1	$11	$31	$40	$50	$61	$73

Note: Dollars in millions.
(1)
Adjusted EBITDA, as presented herein, is a non-GAAP financial measure that reflects earnings before interest, taxes, depreciation and amortization and excludes stock-based compensation expense and, solely in the case of calendar year 2023, restructuring expenses, transaction expenses and other one-time expenses.

(2)
Unlevered Free Cash Flow, as presented herein, is a non-GAAP financial measure that reflects earnings before interest and taxes, less tax expense, plus depreciation, less capital expenditures, less stock-based compensation expense, less changes in working capital and other adjustments to exclude certain non-cash items.

Standard BioTools Management Projections — Adjusted SomaLogic Projections
In connection with Standard BioTools’ consideration of the Merger, Standard BioTools management also generated an adjusted set of SomaLogic projections for the calendar years 2023 through 2033, which are presented in the table below (the “Standard BioTools Management Adjusted SomaLogic Projections”). The Standard BioTools Management Adjusted SomaLogic Projections were based on certain financial information provided to Standard BioTools management by SomaLogic for the calendar years 2023 through 2027, which Standard BioTools management then adjusted to reflect Standard BioTools management’s view of SomaLogic’s potential performance, including its own assumptions regarding the growth potential of certain SomaLogic business lines, including with respect to SomaLogic’s partnership with Illumina, Inc., and SomaLogic’s gross margin expansion potential, operating expenses and stock-based compensation expense. Standard BioTools management then extrapolated these adjusted projections for the calendar years 2028 through 2033.
The Standard BioTools Management Adjusted SomaLogic Projections were presented to the Standard BioTools Board for the purposes of considering and evaluating the Merger and were shared with Standard BioTools’ financial advisor for purposes of its financial analysis and opinion (see “The Merger — Opinion of Standard BioTools Financial Advisor” beginning on page 101 of this joint proxy statement/prospectus).
	Calendar Year Ending on December 31,											Terminal Year (NTM)
	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E
Revenue	$83	$100	$123	$155	$188	$216	$246	$278	$311	$346	$380	$418
Adjusted EBITDA(1)	$(97)	$(76)	$(41)	$(8)	$28	$42	$58	$74	$90	$107	$124	$137
Unlevered Free Cash Flow(2)	$(138)	$(116)	$(82)	$(52)	$(18)	$(3)	$6	$17	$27	$38	$49

Note: Dollars in millions.
(1)
Adjusted EBITDA, as presented herein, is a non-GAAP financial measure that reflects earnings before interest, taxes, depreciation and amortization and excludes stock-based compensation expense and, solely in the case of calendar year 2023, restructuring expenses, transaction expenses and other one-time expenses.

(2)
Unlevered Free Cash Flow, as presented herein, is a non-GAAP financial measure that reflects earnings before interest and taxes, less tax expense, plus depreciation, less capital expenditures, less stock-based compensation expense, less changes in working capital and other adjustments to exclude certain non-cash items.

Standard BioTools Management Projections — Combined Company Synergy Estimates
In connection with Standard BioTools’ consideration of the Merger, Standard BioTools management provided to the Standard BioTools Board, for the purposes of considering and evaluating the Merger, and to Centerview, for use in connection with rendering the opinion described below and performing its related financial analyses, an estimation of projected synergies of approximately $51 million to be realized by the combined company annually by calendar year 2027, assuming an illustrative transaction close of December 31, 2023. Such projected synergies are comprised of (i) approximately $45 million in cost synergies estimated to result from the Merger and (ii) an additional approximately $6 million of EBITDA (earnings before interest, taxes, depreciation and amortization) of the combined company resulting from approximately $12 million of revenue synergies in each case estimated to be realized by the combined company. Standard BioTools’ management then further extrapolated such projected synergies to 2033. An additional approximately $27 million in cost reductions by calendar year 2026, resulting from SomaLogic’s previously announced expense reduction initiatives that will continue to be implemented by the combined company, were not included in such projected synergies, as such cost reductions were already reflected in the Standard BioTools Management Adjusted SomaLogic Projections. Based on estimated combined company expenses for calendar year 2023 (calculated using an annual run rate based on expenses incurred by Standard BioTools and SomaLogic through June 30, 2023) and projected combined company expenses for calendar year 2026, Standard BioTools management estimates projected synergies of approximately $80 million to be realized by the combined company annually by calendar year 2026 (inclusive of the approximately $27 million in cost reductions described above). The foregoing projected synergies (i) are calculated based on an estimated annualized run-rate of Standard BioTools and SomaLogic operating expenses as of June 30, 2023 compared with projected operating expenses of the combined company through calendar year 2026 and (ii) exclude non-cash, restructuring-related and other non-recurring costs for each company.
The foregoing projected synergies were prepared by Standard BioTools management in good faith, constitute forward-looking information, and are based on numerous estimates and assumptions and are generally based on information and market factors known to Standard BioTools management at the time of preparation. Such projected synergies will be affected by the combined company’s ability to achieve cost-saving goals, objectives and targets over the applicable period. As a result, there can be no assurance that the underlying assumptions are correct or that such projected synergies will be realized, and actual synergies likely will differ, and may differ materially, from those reflected in such projected synergies.
Opinion of SomaLogic Financial Advisor
Introduction
SomaLogic retained PWP to act as SomaLogic’s financial advisor and provide an opinion in connection with the Merger. The SomaLogic Board instructed PWP to evaluate the fairness, from a financial point of view, to the holders of outstanding shares of SomaLogic Common Stock (other than Standard BioTools, Casdin Capital, LLC (“Casdin”) and each of their respective affiliates) (collectively, the “Unaffiliated Stockholders”) of the Merger consideration to be received by the Unaffiliated Stockholders pursuant to the Merger Agreement.
On October 4, 2023, at a meeting of the SomaLogic Board held to evaluate the Merger, PWP delivered an oral opinion to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by PWP, as set forth in the written opinion delivered subsequently and based upon other matters as PWP considered relevant, the Merger consideration to be received by the Unaffiliated Stockholders in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to the Unaffiliated Stockholders. PWP delivered its written opinion on October 4, 2023 to the SomaLogic Board.
The PWP opinion speaks only as of the date and the time PWP rendered it and not as of the time the Merger may be completed or any other time. The PWP opinion does not reflect changes that may occur or may have occurred after its delivery, which could significantly alter the value, facts or elements on which the opinion was based.

The full text of PWP’s written opinion, which describes, among other things, the assumptions made, procedures followed, factors considered and qualifications and limitations on the review PWP undertook, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference in its entirety. The summary of PWP’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. SomaLogic stockholders are encouraged to read the PWP opinion carefully in its entirety. PWP delivered its opinion for the information and assistance of the SomaLogic Board in connection with the SomaLogic Board’s consideration of the Merger, and PWP’s opinion does not address any other aspect of the Merger Agreement and does not constitute a recommendation as to how any stockholder of SomaLogic or Standard BioTools should vote with respect to the Merger or any other matter.
In connection with rendering its opinion, PWP, among other things:
•
reviewed certain publicly available financial statements and other publicly available business and financial information with respect to SomaLogic and Standard BioTools, including equity research analyst reports;

•
reviewed certain internal financial statements, analyses and forecasts (the “SomaLogic Forecasts”) and other internal financial information and operating data relating to the business of SomaLogic, in each case, prepared and approved for PWP’s use by SomaLogic management;

•
reviewed certain internal financial statements, analyses and forecasts (the “Standard BioTools Forecasts”) and other internal financial information and operating data relating to the business of Standard BioTools, in each case, prepared and approved for PWP’s use by SomaLogic management;

•
discussed the past and current business, operations, financial condition and prospects of SomaLogic and the combined company with senior members of SomaLogic management, the SomaLogic Board, and other representatives and advisors of SomaLogic;

•
discussed the past and current business, operations, financial condition and prospects of Standard BioTools and the combined company with senior members of SomaLogic and Standard BioTools management, the SomaLogic Board, and other representatives and advisors of SomaLogic and Standard BioTools;

•
discussed with senior members of SomaLogic management and the SomaLogic Board their assessment of the strategic rationale for, and the potential benefits of, the Merger;

•
compared the financial performance of SomaLogic with that of certain publicly-traded companies that PWP believed to be generally relevant;

•
reviewed the historical trading prices and trading activity for SomaLogic Common Stock and compared such price and trading activity with that of securities of certain publicly-traded companies that PWP believed to be generally relevant;

•
participated in discussions among representatives of SomaLogic and Standard BioTools and their respective advisors;

•
reviewed a draft of the Merger Agreement dated October 1, 2023; and

•
conducted such other financial studies, analyses and investigations, and considered such other factors, as it deemed appropriate.

For purposes of its opinion, PWP assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by PWP (including information that was available from public sources) and further relied upon the assurances of SomaLogic management that SomaLogic management was not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect.
With respect to the SomaLogic Forecasts, PWP was advised by SomaLogic management and assumed, with the consent of the SomaLogic Board, that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of SomaLogic management as to the future financial performance of SomaLogic and the other matters covered thereby, and PWP expressed no view as to the reasonableness of such forecasts or the assumptions on which they were based. In particular, the forecasts prepared and approved for the use of PWP by SomaLogic management reflect certain assumptions regarding the industries or areas in which SomaLogic operates that are subject to significant uncertainty and that, if different than assumed, could have a material impact on PWP’s analysis and opinion. With respect to the Standard BioTools Forecasts, PWP was advised by Standard BioTools management and assumed, with the consent of the SomaLogic Board, that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of Standard BioTools management as to the future financial performance of Standard BioTools and the other matters covered thereby, and PWP expressed no view as to the reasonableness of such forecasts or the assumptions on which they were based.
In arriving at its opinion, PWP did not make and was not provided with any independent valuation or appraisal of the assets or liabilities (including any tax, contingent, derivative or off-balance-sheet assets or liabilities) of SomaLogic, Standard BioTools or any of their respective subsidiaries. PWP did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of SomaLogic, Standard BioTools or any other party. In addition, PWP did not evaluate the solvency of any party to the Merger Agreement, or the impact of the Merger thereon, including under any applicable laws relating to bankruptcy, insolvency or similar matters.
PWP assumed that the final Merger Agreement (together with the exhibits and schedules thereto) would not differ from the draft of the Merger Agreement dated October 1, 2023 that was reviewed by it in any respect material to the analysis or opinion of PWP. PWP also assumed that (1) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein were true and correct in all respects material to PWP’s analysis and opinion, (2) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party in all respects material to PWP’s analysis and opinion, and (3) the Merger would be consummated in a timely manner in accordance with the terms set forth in the Merger Agreement and such other related documents and instruments, without any modification, amendment, waiver or delay that would be material to the analysis or opinion of PWP. In addition, PWP assumed that in connection with the receipt of all approvals and consents required in connection with the Merger, no delays, limitations, conditions or restrictions would be imposed that would be material to its analysis or its opinion.
PWP’s opinion was necessarily based on economic, monetary, market and other conditions in effect on, and the information made available to PWP as of, October 4, 2023. PWP assumed no obligation to update, revise or reaffirm its opinion and expressly disclaimed any responsibility to do so based on circumstances, developments or events occurring, or of which PWP becomes aware, after the date on which its opinion was rendered.
The estimates contained in PWP’s analysis and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by any analysis. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, PWP’s analysis and estimates are inherently subject to substantial uncertainty.
In arriving at its opinion, PWP did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. PWP employed several analytical methodologies in its analyses, and no one single method of analysis should be regarded as dispositive of PWP’s overall conclusion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, PWP believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and all factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. PWP’s conclusion, therefore, is based upon the application of PWP’s own experience and judgment to all analyses and factors considered by it, taken as a whole. PWP’s opinion was reviewed and approved by its fairness opinion committee.

PWP’s opinion addressed only the fairness, from a financial point of view, as of October 4, 2023, to the Unaffiliated Stockholders of the Merger consideration to be received by the Unaffiliated Stockholders in the Merger pursuant to the Merger Agreement. PWP was not asked to, nor did it, offer any opinion as to any other term of the Merger Agreement or any other document contemplated by or entered into in connection with the Merger Agreement, the form or structure of the Merger or the likely timeframe in which the Merger would be consummated. In addition, PWP expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any party to the Merger Agreement, or any class of such persons, whether relative to the Merger consideration or otherwise. PWP expressed no opinion as to the fairness of the Merger to the holders of any other class of securities, creditors or other constituencies of SomaLogic, as to the underlying decision by SomaLogic to engage in the Merger or as to the relative merits of the Merger compared with any alternative transactions or business strategies. Nor did PWP express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document. PWP’s opinion did not address any legal, tax, regulatory or accounting matters, as to which PWP understood SomaLogic had received such advice as it deemed necessary from qualified professionals.
The data and analyses summarized below in this joint proxy statement/prospectus are from PWP’s presentation to the SomaLogic Board delivered on October 4, 2023. The analyses summarized below include information presented in tabular format. To fully understand the financial analyses performed, the tables must be considered together with the textual summary of the analyses and full text of PWP’s written opinion, which is included as Annex C of this joint proxy statement/prospectus.
Summary of PWP’s Analyses
The following is a summary of the material financial analyses performed by PWP and reviewed by the SomaLogic Board in connection with PWP’s opinion and does not purport to be a complete description of the financial analyses performed by PWP. The order of analyses described below does not represent the relative importance or weight given to those analyses by PWP. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand PWP’s financial analyses, these tables must be read together with the text of each summary. These tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PWP’s financial analyses. Future results may differ from those described and such differences may be material.
Selected Publicly-Traded Companies Analysis
PWP performed a selected publicly-traded companies analysis, which is a method of deriving an implied value range for a company’s equity securities based on a review of publicly-traded companies selected by PWP as being generally deemed relevant for comparative purposes. PWP reviewed and compared certain financial information for SomaLogic and Standard BioTools to corresponding financial information, financial market multiples and ratios of the following publicly-traded companies:
•
Nautilus Biotechnology, Inc.

•
Cytek Biosciences, Inc.

•
Olink Holding AB

•
Quanterix Corporation

•
Twist Bioscience Corporation

•
Akoya Biosciences, Inc.

•
908 Devices Inc.

•
Seer, Inc.

•
Quantum-Si Incorporated

Although none of the above companies is identical to SomaLogic or Standard BioTools, PWP selected these companies because they had publicly-traded equity securities and were deemed by PWP to be similar to SomaLogic and Standard BioTools in one or more respects, including operating in the life sciences tools industry. In selecting these companies, PWP considered various factors, including the similarity of the lines of business to SomaLogic’s and Standard BioTools’ lines of business, as well as the scale, profitability and cash flow profiles, business models, technology, service offerings and end-market exposure of such companies.
For each of SomaLogic, Standard BioTools and the selected publicly-traded companies, PWP reviewed such company’s enterprise value (referred to as “EV”) as of October 2, 2023, as a multiple of estimated revenue for (i) the calendar year ending 2023 (“2023E Revenue”) and (ii) for the calendar year ending 2024 (“2024E Revenue”). For each of the selected companies, PWP calculated and compared financial information and financial market multiples and ratios based on company filings for historical information and consensus third-party research estimates for forecasted information.
Set forth below are the multiples resulting from this analysis:
Company	EV / 2023E Revenue	EV / 2024E Revenue
Nautilus Biotechnology, Inc.(1)	N/A	11.0x
Cytek Biosciences, Inc.	2.3x	1.7x
Olink Holding AB	8.2x	6.2x
Quanterix Corporation	6.4x	5.7x
Twist Bioscience Corporation	3.2x	2.6x
Akoya Biosciences, Inc.	2.0x	1.6x
908 Devices Inc.	1.4x	1.2x
Seer, Inc.	(14.5x)	(10.2x)
Quantum-Si Incorporated	(53.4x)	(12.4x)

(1)
Nautilus Biotechnology, Inc. is pre-revenue in 2023.

Based on the analysis of the relevant metrics described above and on professional judgments made by PWP, PWP selected and applied a range of multiples of (i) 1.0x to 2.5x to EV / 2023E Revenue for SomaLogic using the SomaLogic Forecasts, (ii) 0.5x to 2.0x to EV / 2024E Revenue for SomaLogic using the SomaLogic Forecasts, (iii) 2.5x to 6.5x to EV / 2023E Revenue for Standard BioTools using the Standard BioTools Forecasts and (iv) 2.0x to 6.0x to EV/ 2024E Revenue for Standard BioTools using the Standard BioTools Forecasts. From these analyses, for each of SomaLogic and Standard BioTools, PWP derived ranges of implied equity values from the enterprise values by adding cash and other investments and subtracting debt, net non-operating liabilities and convertible preferred stock (for Standard BioTools). PWP calculated implied values per share by dividing the implied equity values by the applicable diluted shares (based upon the number of issued and outstanding shares and other equity interests in each case provided by the managements of SomaLogic and Standard BioTools, as applicable, and using the treasury method for calculation of option dilution). The ranges of implied values per share derived from these calculations are summarized in the following table:
	SomaLogic Share Price (based on SomaLogic Forecasts) Range	Standard BioTools Share Price (based on Standard BioTools Forecasts) Range
Implied Value Range Per Share (using EV / 2023E Revenue)	$2.81 – $3.45	$0.97 – $4.55
Implied Value Range Per Share (using EV / 2024E Revenue)	$2.65 – $3.45	$0.77 – $4.85
PWP then calculated the exchange ratio ranges implied by the selected publicly-traded companies analysis. For each of the foregoing analyses, PWP calculated (i) the ratio of the highest implied value per share for SomaLogic derived from the selected publicly-traded companies analysis to the lowest implied value per share for Standard BioTools derived from the selected publicly-traded companies analysis and (ii) the ratio of the lowest implied value per share for SomaLogic derived from the selected publicly-traded companies analysis to the highest implied value per share for Standard BioTools derived from the selected publicly-traded companies analysis to calculate the following implied exchange ratio ranges:
Implied Exchange Ratio
EV / 2023E Revenue	0.6182x – 3.5616x
EV / 2024E Revenue	0.5459x – 4.4675x
PWP compared these exchange ratio ranges to the Exchange Ratio of 1.11 shares of Standard BioTools Common Stock to be received for each share of SomaLogic Common Stock as provided for in the Merger Agreement.
Although the selected publicly-traded companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to SomaLogic’s or Standard BioTools’ business. PWP’s comparison of selected publicly-traded companies to SomaLogic and Standard BioTools and analysis of the results of such comparisons were not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected publicly-traded companies in such transactions and of the merger and was based on PWP’s experience working with companies on various merger and acquisition transactions.
Discounted Cash Flow Analysis
For each SomaLogic and Standard BioTools, PWP performed a discounted cash flow analysis, which is a method of deriving an implied value range for a company’s equity securities based on the sum of the company’s unlevered free cash flows over a forecast period and the terminal value at the end of the forecast period. In connection with this analysis, PWP used the SomaLogic Forecasts for SomaLogic, and the Standard BioTools Forecasts for Standard BioTools. In performing this analysis, PWP:
•
calculated the present value of the estimated standalone unlevered free cash flows (calculated as net operating profit after tax, plus depreciation and amortization, minus capital expenditures, and adjusting for changes in net working capital and certain other cash flow items set forth in the SomaLogic Forecasts and Standard BioTools Forecasts) that each of SomaLogic and Standard BioTools was forecasted to generate for 2023E through 2033E using discount rates ranging from 12.5% to 13.5% for Standard BioTools and 14.75% to 18.25% for SomaLogic, in each case based on estimates of the weighted average cost of capital of each company; and

•
adding terminal values of each of Standard BioTools and SomaLogic using perpetuity growth rates ranging from 2.5% to 3.5% for Standard BioTools and 4.0% to 5.0% for SomaLogic and the same discount rates for each of SomaLogic and Standard BioTools as set forth above.

From the ranges of implied enterprise values generated by the foregoing analysis, for each of Standard BioTools and SomaLogic, PWP derived ranges of implied equity values by adding cash and other investments and subtracting debt, net non-operating liabilities and convertible preferred stock (for Standard BioTools). PWP calculated implied values per share by dividing the implied equity values by the applicable diluted shares (based upon the number of issued and outstanding shares and other equity interests in each case provided by the managements of SomaLogic and Standard BioTools, as applicable, and using the treasury method for calculation of option dilution). The ranges of implied values per share derived from these calculations are summarized in the following table:

	SomaLogic Share Price (based on SomaLogic Forecasts) Range	Standard BioTools Share Price (based on Standard BioTools Forecasts) Range
Implied Value Range Per Share	$2.59 – $3.49	$3.60 – $4.43
PWP then calculated the exchange ratio ranges implied by the discounted cash flow analysis. For each of the foregoing analyses, PWP calculated (i) the ratio of the highest implied value per share for SomaLogic derived from the discounted cash flow analysis to the lowest implied value per share for Standard BioTools derived from the discounted cash flow analysis and (ii) the ratio of the lowest implied value per share for SomaLogic derived from the discounted cash flow analysis to the highest implied value per share for Standard BioTools derived from the discounted cash flow to calculate the following implied exchange ratio ranges:
Implied Exchange Ratio Range
Standard BioTools Forecasts / SomaLogic Forecasts	0.5855x – 0.9683x
PWP compared these exchange ratio ranges to the Exchange Ratio of 1.11 shares of Standard BioTools Common Stock to be received for each share of SomaLogic Common Stock as provided for in the Merger Agreement.
Additional Financial Analyses
Historical Share Price Analysis
For the information of the SomaLogic Board and for reference purposes only, PWP reviewed the share price performance of SomaLogic and Standard BioTools during various periods, including the 52-week and the 30-day periods, each ending on October 2, 2023. PWP noted that the ranges of intraday low and high trading prices of SomaLogic Common Stock and Standard BioTools Common Stock during each respective period were as follows:
	SomaLogic Common Stock Share Price		Standard BioTools Common Stock Share Price
Trading Period	Low	High	Low	High
Last 52 Weeks	$1.93	$3.79	$0.92	$3.16
Last 30 Days	$2.05	$2.42	$2.60	$3.16
Based on the minimum and maximum share prices of SomaLogic and Standard BioTools, in each case, during the 52-week and the 30-day periods, each ending on October 2, 2023, PWP derived ranges of implied exchange ratios of shares of Standard BioTools Common Stock to shares of SomaLogic Common Stock of 0.6092x to 4.1196x and 0.6487x to 0.9308x, respectively. PWP compared these exchange ratio ranges to the Exchange Ratio of 1.11 shares of Standard BioTools Common Stock to be received for each share of SomaLogic Common Stock as provided for in the Merger Agreement.
Research Analyst Price Targets
For the information of the SomaLogic Board and for reference purposes only, PWP observed the most recent publicly available price targets for SomaLogic and Standard BioTools Common Stock published by all Wall Street research analysts. PWP assumed that such price targets reflected each research analyst’s estimate of the 12-month future public market trading price per share of SomaLogic Common Stock and Standard BioTools Common Stock and discounted them to present value using a discount rate of approximately 16.50% for SomaLogic Common Stock and 13.00% for Standard BioTools Common Stock, which rates reflect the midpoints of SomaLogic’s and Standard BioTools’ weighted average cost of capital, respectively, as derived using the Capital Asset Pricing Model as of October 2, 2023. PWP noted that the analysts’ discounted price targets for all Wall Street research analysts ranged from $2.15 to $6.06 per share for SomaLogic Common Stock and was $3.58 per share for Standard BioTools Common Stock. The price targets published by Wall Street research analysts do not necessarily reflect current market trading prices for shares of SomaLogic Common Stock or Standard BioTools Common Stock and these estimates are subject to uncertainties, including the future financial performance of SomaLogic and Standard BioTools and future financial market conditions.
Based on comparisons of the high and low research analyst price targets for SomaLogic and Standard BioTools, PWP derived a range of implied exchange ratios of shares of Standard BioTools Common Stock to shares of SomaLogic Common Stock of 0.6011x to 1.6933x. PWP compared this exchange ratio range to the Exchange Ratio of 1.11 shares of Standard BioTools Common Stock to be received for each share of SomaLogic Common Stock as provided for in the Merger Agreement.
Illustrative Value Analysis
For the information of the SomaLogic Board and for reference purposes only, PWP performed an illustrative analysis comparing the value to SomaLogic shareholders of the combined company (giving effect to anticipated synergies) to SomaLogic on a standalone basis, different revenue growth scenarios for each of Standard BioTools and SomaLogic. PWP calculated the illustrative value as the difference between (i) the combined company on a combined discounted cash flow analysis of SomaLogic and Standard BioTools after taking into account estimated synergies and (ii) SomaLogic on SomaLogic’s standalone discounted cash flow analysis; in each case attributing value on the basis of an original holding of one SomaLogic common share. In reaching its results, PWP also calculated the net present value of the estimated synergies that the combined company was forecasted to generate from 2023E through 2033E (net of illustrative estimated transaction expenses) based on a discounted cash flow analysis of estimated synergies and costs to achieve such synergies using a discount rate of 13.00% (reflecting the midpoint of Standard BioTools’ weighted average cost of capital) and a blended perpetuity growth rate of 3.50% (reflecting a blend of each of SomaLogic’s and Standard BioTools’ perpetuity growth rates as described above, weighted based on the pro forma ownership). PWP used sensitivity cases that were based on each of SomaLogic’s and Standard BioTools’ potential compound annual growth rates (“CAGR”) for 2023E through 2027E revenues, starting with the projected 2023E through 2027E revenue CAGRs that were provided in the SomaLogic Forecasts (~23%) and Standard BioTools Forecasts (~21%), respectively, and moving downward to 15%, 10% and 5% CAGRs. For the sensitivity cases, PWP assumed (x) gross margins remain constant on a percentage basis and (y) operating expenses, capital expenditures, net working capital and depreciation and amortization remain fixed in dollar terms through 2027, then approach long term percentage targets by 2033. The results of the illustrative value analysis are summarized below.
Illustrative Value Creation / Destruction Analysis(1)
Illustrative Standard BioTools 2023E – 2027E Revenue CAGR Sensitivity Scenarios	Illustrative SomaLogic 2023E – 2027E Revenue CAGR Sensitivity Scenarios
	~23%(3)	15%	10%	5%
~21%(2)	$236; $1.23 per share; 42%	$331; $1.73 per share; 90%	$368; $1.92 per share; 142%	$409; $2.14 per share; 275%
15%	$58; $0.30 per share; 10%	$131; $0.69 per share; 36%	$168; $0.88 per share; 65%	$203; $1.06 per share; 137%
10%	$(65); $(0.34) per share; (12%)	$4; $0.02 per share; 1%	$40; $0.21 per share; 16%	$75; $0.39 per share; 51%
5%	$(197); $(1.02) per share; (35%)	$(130); $(0.68) per share; (35%)	$(94); $(0.49) per share; (36%)	$(59); $(0.31) per share; (39%)

(1)
Illustrative value creation (or destruction) defined as the difference between the discounted cash flow of the pro forma combined company (including synergies) versus the discounted cash flow of standalone SomaLogic expressed as (i) an aggregated difference between the respective DCFs in millions of U.S. dollars, (ii) the difference between the respective DCFs expressed on a per share of SomaLogic Common Stock and (iii) as a percentage increase (or decrease) relative to SomaLogic’s DCF value per share of SomaLogic Common Stock as a standalone company.

(2)
Based on revenue projections provided in the Standard BioTools Forecasts.

(3)
Based on revenue projections provided in the SomaLogic Forecasts.

General
PWP and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.
PWP and its affiliates also engage in securities trading and brokerage, asset management activities, equity research and other financial services. Except in connection with its engagement as financial advisor to SomaLogic in connection with the Merger, during the two-year period prior to the date of the opinion, no material relationship existed between PWP and its affiliates, on the one hand, and Standard BioTools, SomaLogic, Casdin or any of their respective affiliates, on the other hand, pursuant to which compensation was received by PWP or its affiliates. Notwithstanding the foregoing, it is currently expected that PWP may become engaged to provide financial advisory services to a company that is controlled by Casdin for which PWP may receive compensation. In the ordinary course of its business activities, PWP and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers or clients, in (1) debt, equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of SomaLogic, Standard BioTools or any of their respective affiliates and (2) any currency or commodity that may be material to the parties or otherwise involved in the Merger and/or the other matters contemplated by the Merger Agreement.
In addition, PWP and its affiliates and certain of their respective employees, including members of the team performing services in connection with the Merger, as well as certain private equity funds and investment management funds associated or affiliated with PWP in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including SomaLogic, Standard BioTools, other potential merger participants or their respective equity holders or affiliates.
PWP is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The SomaLogic Board selected PWP to act as its financial advisor in connection with the Merger on the basis of PWPs experience in transactions similar to the Merger described in the Merger Agreement, its reputation in the investment community and its familiarity with SomaLogic and its business.
PWP acted as financial advisor to SomaLogic in connection with, and participated in certain negotiations leading to, the Merger. PWP expects to receive fees for its services, the principal portion of which is contingent upon the consummation of the Merger, and SomaLogic has agreed to reimburse certain of PWP’s expenses and indemnify PWP and certain related parties against certain liabilities arising out of its engagement. PWP may provide investment banking or other financial services to SomaLogic, Standard BioTools or any of the other parties to the Merger or their respective stockholders or affiliates in the future. In connection with such investment banking or other financial services, PWP may receive compensation.
The description set forth above constitutes a summary of the analyses employed and factors considered by PWP in rendering its opinion to the SomaLogic Board. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.
For services rendered in connection with the Merger and the delivery of its opinion, PWP will receive an aggregate fee of $6,000,000, $1,500,000 of which became payable in connection with the delivery of PWP’s opinion and $4,500,000 (the “Transaction Fee”) of which is contingent upon the consummation of the Merger. PWP will also be entitled to receive a termination fee equal to the lesser of (i) twenty percent (20%) of any break up fee that SomaLogic may receive as a result of the termination of the Merger Agreement and (ii) fifty percent (50%) of the Transaction Fee. In addition, SomaLogic has agreed to reimburse PWP for its reasonable out-of-pocket expenses incurred in connection with the engagement, including fees and disbursements of its legal counsel. SomaLogic also agreed to indemnify PWP, its affiliates and their respective officers, directors, partners, agents, employees and controlling persons for certain liabilities related to or arising out of its rendering of services under its engagement or to contribute to payments that PWP may be required to make in respect of these liabilities.
Summary of Certain SomaLogic Unaudited Prospective Financial Information
SomaLogic does not as a matter of course publicly disclose long-term projections or forecasts as to future financial performance, revenues, earnings, financial condition or other results given, among other reasons, the unpredictability, uncertainty and subjectivity of the underlying assumptions and estimates inherent in preparing financial projections and forecasts. As a result, SomaLogic does not endorse unaudited prospective financial information as a reliable indication of future results. Moreover, SomaLogic’s internally prepared unaudited financial projections presented below were based on estimates, assumptions and judgments made by SomaLogic management at the respective times of their preparation and speak only as of such times. Except as required by law, SomaLogic has no obligation to update the unaudited financial projections included in this section. It has not done so and does not intend to do so.
The unaudited financial projections concerning of SomaLogic on a standalone basis, without giving effect to the Merger, set forth in this section were prepared by SomaLogic management and made available to the SomaLogic Board in their review and evaluation of the Merger, to SomaLogic’s financial advisor (see “The Merger — Opinion of SomaLogic’s Financial Advisor” beginning on page 113 of this joint proxy statement/prospectus) and to Standard BioTools. These unaudited financial projections are not being included in this joint proxy statement/prospectus to influence the voting decision of any SomaLogic stockholder or Standard BioTools stockholder with respect to the Merger, but instead because these unaudited financial projections, in whole or in part, were provided, or formed the basis of what was provided, to the SomaLogic Board, Standard BioTools and SomaLogic’s financial advisor in connection with their evaluation of Merger as described herein.
You should note that the unaudited financial projections set forth below constitute forward-looking statements. Please see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 46 of this joint proxy statement/prospectus for more information. You should also note that the unaudited financial projections were not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The information set forth in the section entitled “The Merger — Certain SomaLogic Management Unaudited Prospective Financial Information” does not give effect to the adoption of any new accounting pronouncements. The unaudited prospective financial information included in this document has been prepared by, and is the responsibility of, SomaLogic management. SomaLogic’s and Standard BioTools’ respective independent registered public accountants have not audited, reviewed, examined, compiled or performed any other assurance procedures, or expressed any form of assurance with respect to the accompanying unaudited financial projections set forth below and, accordingly, do not express an opinion or any other form of assurance with respect thereto. The reports of the independent registered public accounting firms incorporated by reference in this joint proxy statement/prospectus relate to Standard BioTools’ and SomaLogic’s previously issued financial statements. They do not extend to the prospective financial information and should not be read to do so.
The unaudited financial projections set forth below should not be relied upon as necessarily indicative of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on such unaudited financial projections. In particular, the unaudited financial projections set forth below should not be relied upon as public guidance. Furthermore, since the unaudited financial projections cover multiple years, such information by its nature becomes less predictive with each successive year. Although the unaudited financial projections are presented with numerical specificity, the unaudited financial projections reflect assumptions, estimates and judgments that are inherently uncertain and, although considered reasonable by SomaLogic management as of the date of their use in preparing the unaudited financial projections, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the unaudited financial projections set forth below, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in SomaLogic’s or Standard BioTools’ respective businesses, financial condition or results of operations, and other risks.
Certain of the measures included in the projections are non-GAAP financial measures, as noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior measure to, financial information presented in compliance with GAAP. SomaLogic’s stockholders should also note that these non-GAAP financial measures presented in this joint proxy statement/prospectus have no standardized meaning prescribed by GAAP, and therefore have limits in their usefulness. Because of the non-standardized definitions, the non-GAAP financial measures as used by SomaLogic in this joint proxy statement/prospectus and the accompanying footnotes may be calculated differently from, and therefore may not be comparable to, similarly titled amounts used by other companies. Reconciliation of non-GAAP financial measures were not provided to or relied upon by PWP in connection with their financial analysis and opinion (see “The Merger — Opinion of SomaLogic’s Financial Advisor” beginning on page 113 of this joint proxy statement/prospectus). Additionally, due to the forward-looking nature of these Projections, specific quantification of the amounts that would be required to reconcile such Projections to GAAP measures are not available and SomaLogic’s management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Accordingly, SomaLogic has not provided a reconciliation of the non-GAAP financial measures included in the Projections to the relevant GAAP financial measures.
The following table presents summary selected unaudited financial information for SomaLogic for the calendar years 2023 through 2033 prepared by SomaLogic management in connection with SomaLogic’s evaluation of the Merger, with the years 2028 through 2033 based on the forecast through 2027 prepared by SomaLogic management, and an extrapolation of those trends through 2033 based on the long term rates as directed by SomaLogic management (dollars in millions):
	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033
Revenue	$85	$106	$143	$170	$198	$228	$261	$295	$331	$368	$404
Gross Profit	$42	$64	$91	$113	$132	$156	$182	$210	$239	$271	$303
EBIT(1)	$(123)	$(92)	$(52)	$(28)	$(8)	$7	$26	$50	$79	$114	$154
Unlevered Free Cash Flow(2)	$(138)	$(106)	$(65)	$(40)	$(19)	$1	$19	$43	$72	$106	$146

(1)
Earnings before interest and taxes (“EBIT”), as presented herein, reflects gross profit, less operating expenses.

(2)
Unlevered Free Cash Flow, as presented herein, is a non-GAAP financial measure that reflects EBIT, less tax expense, plus depreciation, less capital expenditures, less changes in working capital and other adjustments to exclude certain non-cash items.

Interests of Standard BioTools Directors and Executive Officers in the Merger
In considering the recommendation of the Standard BioTools Board with respect to the Standard BioTools Proposals, Standard BioTools stockholders should be aware that certain members of the Standard BioTools Board and certain executive officers of Standard BioTools may have interests in the Merger that are different from, or in addition to, interests of Standard BioTools stockholders generally. These interests include, but are not limited to:
•
expected service as members of the board of directors of the combined company following consummation of the Merger;

•
expected service as members of the executive leadership team of Standard BioTools following consummation of the Merger;

•
accelerated vesting of equity awards and extended time to exercise options;

•
entitlement to severance benefits under preexisting severance arrangements;

•
entitlement to certain employee benefits; and

•
continued indemnification in favor of the current and former directors and officers of Standard BioTools, as well as certain obligations related to the maintenance of directors’ and officers’ liability insurance.

These interests are described in more detail below and may present such executive officers and directors with actual or potential conflicts of interest. The Standard BioTools Board was aware of these interests during its deliberations on the merits of the Merger and in deciding to recommend that Standard BioTools stockholders vote for the Standard BioTools Proposals.
Leadership of the Combined Company
As of the Effective Time, Michael Egholm, Ph.D., Fenel Eloi, Frank Witney, Ph.D. and Eli Casdin, members of the Standard BioTools Board, will continue as directors after the Merger, and, following the closing of the Merger, Mr. Eloi, Dr. Witney and Mr. Casdin will be eligible to be compensated as directors of Standard BioTools pursuant to Standard BioTools’ director compensation policy that is expected to remain in place following the Merger.
Dr. Egholm, currently the Chief Executive Officer, President and a director of Standard BioTools, is expected to continue as chief executive officer of the combined company. In addition to Dr. Egholm, certain of Standard BioTools’ current executive leadership team are expected to continue to serve as executive officers the combined company after the consummation of the Merger, including Jeffrey Black, currently the Chief Financial Officer of Standard BioTools, who is expected to continue as chief financial officer of the combined company, and Hanjoon Alex Kim who is expected to continue to serve as chief operating officer of the combined company. For a more detailed discussion of the board of directors and management of the combined company as of the Effective Time, see the section entitled “The Merger Agreement — Directors, Officers and Committee Chairs of Standard BioTools Following the Merger” beginning on page 145 of this joint proxy statement/prospectus.
Relationships with Casdin Capital
Below is a summary description of Casdin Capital’s and Mr. Casdin’s relationship as a stockholder, including as a holder of Series B-1 Preferred Stock, and as a board member of each of Standard BioTools and SomaLogic.
Standard BioTools.   Both Casdin Capital and Viking (including through their respective affiliated entities) hold Series B Preferred Stock of Standard BioTools. Casdin Capital holds Series B-1 Preferred Stock that has voting power equal to approximately 15% of the combined Standard BioTools Common Stock and Series B Preferred Stock voting power as a single class (after giving effect to a “voting blocker” provision in the Series B-1 Preferred Stock Certificate of Designations), and approximately 24.3% of the combined Standard BioTools Common Stock and Series B Preferred Stock voting power as a single class in the event that Casdin Capital were to exercise its rights to eliminate this “voting blocker” (as it is entitled to do upon advance notice pursuant to the Series B-1 Preferred Stock Certificate of Designations). The same provision exists for the Series B-2 Preferred Stock with respect to Viking. Further, subject to maintaining certain minimum ownership levels, the Series B-1 Certificate of Designations and the Series B-2 Certificate of Designations allow each of Casdin Capital and Viking to designate one director to the Standard BioTools Board, and each such director is entitled to consent rights over certain actions, including an M&A transaction like the proposed transaction between Standard BioTools and SomaLogic. The Series B-1 director is Mr. Casdin. The Series B-1 Preferred Stock and Series B-2 Preferred Stock also have a right to require redemption of the Series B-1 Preferred Stock and Series B-2 Preferred Stock, respectively, in the event of a “Change of Control” as defined in the Certificates of Designations of the Series B Preferred Stock

(the “Series B Put Right”). For more information about the rights of the Series B-1 Preferred Stock and Series B-2 Preferred Stock, see the section entitled “Description of Capital Stock” beginning on page 179 of this joint proxy statement/prospectus.
SomaLogic.   Casdin Capital owns approximately 10% of the outstanding SomaLogic Common Stock based on SomaLogic’s Annual Proxy Statement dated April 25, 2023 and Mr. Casdin is a member of the SomaLogic Board.
In light of the foregoing, Mr. Casdin did not participate in, and recused himself from, the board of directors’ processes at either company with respect this Merger. All references herein to communications, deliberations, approvals and recommendations of the board of directors of each company with respect to the Merger exclude Mr. Casdin, unless otherwise noted in this joint proxy statement/prospectus.
Treatment of Director and Executive Officer Standard BioTools Equity Awards in the Merger
Certain of Standard BioTools’ directors and executive officers hold outstanding Standard BioTools Stock Options and Standard BioTools RSUs. The Standard BioTools 2011 Equity Incentive Plan (the “A&R 2011 Plan”) and Standard BioTools 2022 Inducement Equity Incentive Plan (the “2022 Inducement Plan”, and together with the A&R 2011 Plan, the “Plans”) provide for full acceleration of all outstanding awards in the event of a change of control of Standard BioTools where the successor company does not assume outstanding Standard BioTools Stock Options and other awards in connection with such acquisition transaction. Standard BioTools has determined that the Merger will constitute a change in control under the Plans. Except as described below, the Standard BioTools awards will continue with the combined company, and there will be no acceleration of vesting of the outstanding Standard BioTools Stock Options and Standard BioTools RSUs.
The Standard BioTools outside director compensation policy, which applies to non-employee directors of Standard BioTools, provides that in the event of a change of control as defined in the A&R 2011 Plan, all unvested equity awards then held by non-employee directors will vest fully and become exercisable as to all shares thereunder regardless of performance goals, vesting criteria, or other conditions.
The following table sets forth, for each of Standard BioTools’ non-employee directors, the number of Standard BioTools Stock Options and Standard BioTools RSUs held by the director as of October 15, 2023. Depending on when the Closing Date occurs, certain equity-based awards shown in the table may vest in accordance with their terms prior to the Closing Date or may be exercised or forfeited (upon a termination of service).
Name	Vested Stock Options (#)	Unvested Stock Options (#)	Vested RSUs (#)	Unvested RSUs (#)
Eli Casdin	60,214	41,138	3,895	38,063
Laura Clague	112,555	23,587	47,501	26,376
Fenel Eloi	11,793	23,587	—	98,463
Martin Madaus, Ph.D.	60,214	41,138	27,717	45,480
Carlos Paya, M.D., Ph.D.	—	—	—	26,376
Franklin Witney, Ph.D.	—	—	3,895	38,063
Carlos Paya, M.D., Ph.D., Laura Clague and Martin Madaus, Ph.D., each of whom is currently a member of the Standard BioTools Board, will resign from the Standard BioTools Board effective as of the Effective Time. Upon the Effective Time, all outstanding equity awards issued by Standard BioTools and held by such directors will become fully vested and the period during which such directors may exercise such equity awards (as applicable) will be extended to the full term of the option. Fenel Eloi, Frank Witney, Ph.D. and Eli Casdin, non-employee members of the Standard BioTools Board, will continue as directors after the Merger, and they have each waived or are expected to waive their right to acceleration of unvested equity awards under the outside director compensation policy.
Employment and Severance Agreements
Standard BioTools previously adopted the 2023 Change of Control and Severance Plan and entered into 2023 Change of Control and Severance Plan Participation Agreements (together, the “Standard BioTools

Severance Plan”), with each of Dr. Egholm, Jeffrey Black, Hanjoon Alex Kim and Jeremy Davis (the “Standard BioTools Non-CEO Executives,” and together with Dr. Egholm, the “Standard BioTools Executives”). Each of the Standard BioTools Executives is eligible to receive certain payments and benefits under the Standard BioTools Severance Plan in the event that the Standard BioTools Executive’s employment with Standard BioTools is terminated without “cause,” or the Standard BioTools Executive terminates his or her employment with Standard BioTools for “good reason” (each as defined in the Standard BioTools Severance Plan). All of the Standard BioTools Executives are expected to continue employment with the combined company after the consummation of the Merger so Standard BioTools does not expect to pay any of the severance payments and benefits described below upon consummation of the Merger.
Termination of Employment Other than for Cause or upon Death or Disability
Under the Standard BioTools Severance Plan, if the Standard BioTools Executive’s employment is terminated outside of the period beginning three months before a change of control and ending 12 months after a change of control (such period, the “Change of Control Period”) for a reason other than cause or the Standard BioTools Executive’s death or disability, the Standard BioTools Executive will be entitled to receive the following severance benefits:
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Continued payments (less applicable withholdings) totaling 75% of the Standard BioTools Executive’s annual base salary in effect as of the date of termination in equal installments over a period of nine months in the case of the Non-CEO Executives, or, in the case of the Chief Executive Officer, 200% of his annual base salary paid in equal installments over a period of 24 months.

•
Reimbursement of costs of continued health coverage for the Standard BioTools Executive, the Standard BioTools Executive’s spouse, and/or the Standard BioTools Executive’s dependents, as applicable, for a period of up to 9 months in the case of the Non-CEO Executives, or, in the case of the Chief Executive Officer, 12 months.

•
Reasonable outplacement services in accordance with any applicable policy of Standard BioTools that is in effect as of the Standard BioTools Executive’s termination (or if no such policy is in effect, as determined by Standard BioTools).

•
For the Chief Executive Officer, pursuant to Dr. Egholm’s Participation Agreement, 100% vesting acceleration of a number of unvested shares underlying Dr. Egholm’s then-outstanding equity awards that otherwise would vest during the period between his termination date and the one-year anniversary of his termination date (with the remainder forfeited on termination).

Termination of Employment without Cause or for Good Reason Following a Change of Control
Under the Standard BioTools Severance Plan, if the executive’s employment is terminated within the Change of Control Period either (i) by Standard BioTools for a reason other than cause or the Standard BioTools Executive’s death or disability or (ii) by the Standard BioTools Executive for good reason, the Standard BioTools Executive will be entitled to receive the following severance benefits:
•
A lump-sum payment (less applicable withholdings) totaling 150% in the case of the Non-CEO Executives, or, in the case of the Chief Executive Officer, 250%, of the sum of (x) the Standard BioTools Executive’s annual base salary (as in effect immediately before termination or immediately before the change of control, whichever is higher) plus (y) the greater of (A) the Standard BioTools Executive’s annual target bonus (as in effect immediately before termination or immediately before the change of control, whichever is higher) or (B) the average of the annual bonuses actually paid to the Standard BioTools Executive for the three fiscal years preceding the year in which termination occurs.

•
A pro-rated payment of the Standard BioTools Executive’s annual target bonus in effect at the time of the change of control.

•
Reimbursement of costs for continued health coverage for the Standard BioTools Executive, the Standard BioTools Executive’s spouse, and/or the Standard BioTools Executive’s dependents, as applicable, for a period of up to 18 months in the case of the Non-CEO Executives, or, in the case of the Chief Executive Officer, 30 months.

•
100% vesting acceleration of the Standard BioTools Executive’s then-outstanding and unvested equity awards, provided that, if an equity award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then, unless otherwise provided in the applicable equity award agreement, 100% of such equity award will vest assuming the applicable performance criteria had been achieved at target levels for the relevant performance period(s).

•
Reasonable outplacement services in accordance with any applicable policy of Standard BioTools that is in effect as of the executive’s termination (or if no such policy is in effect, as determined by Standard BioTools), except that such outplacement services will be in no case less than the outplacement services provided under any applicable policy of Standard BioTools that is in effect immediately prior to the applicable change of control.

Conditions to the Receipt of Severance Benefits
The severance payments and benefits described above are conditioned upon each Standard BioTools Executive’s timely execution and non-revocation of a separation and release of claims agreement in a form reasonably satisfactory to Standard BioTools within the period set forth in the Standard BioTools Severance Plan and compliance with any confidentiality, proprietary information and inventions assignment agreement and any other appropriate agreement between the Standard BioTools Executive and Standard BioTools.
Other Termination of Employment
If a Standard BioTools Executive’s employment is terminated for any reason other than by Standard BioTools without cause or by the Standard BioTools Executive for good reason (including by reason of death or disability), the Standard BioTools Executive will only be entitled to receive any amounts earned or accrued but unpaid as of the date of termination in accordance with Standard BioTools’ normal policies and practices, including any salary, bonus or incentive compensation with respect to the calendar year prior to the year of termination, business expenses incurred in the performance of the Standard BioTools Executive’s duties, and vacation pay.
280G Cutback
All payments to a Standard BioTools Executive, as applicable, under the Standard BioTools Severance Plan, including, without limitation, the payment of severance benefits or the accelerated vesting of equity, will be reduced or adjusted to avoid triggering the excise tax imposed by Section 4999 of the Code, if such adjustment would result in the provision of a greater total benefit, on a net after-tax basis (after taking into account taking any applicable federal, state and local income taxes and the excise tax imposed by Section 4999), to the Standard BioTools Executive.
Termination of the Standard BioTools Severance Plan
For the Standard BioTools Executive Officers, the Standard BioTools Severance Plan has an initial three-year term ending on July 24, 2026, and automatically renews thereafter for successive one-year periods. For Standard BioTools participants at the “vice president” level, the Standard BioTools Severance Plan has an initial one-year term ending on July 24, 2024 and expires unless explicitly renewed by the Compensation Committee of the Standard BioTools Board.
Quantification of Potential Payments to Standard BioTools Named Executive Officers and SomaLogic’s Chief Executive Officer in Connection with the Merger
In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation that are based on or otherwise relate to the Merger that may become payable to each of Standard BioTools’ named executive officers, as determined for purposes of Standard BioTools’ most recent annual proxy statement, assuming the Merger is completed as of November 6, 2023 (which is an assumed date solely for the purposes of the calculations in this section) and, with respect to severance amounts, assuming the named executive officer experienced a qualified termination of employment on such date. The equity award values are calculated based on the average closing market price of Standard BioTools Common Stock over the five trading-day period commencing on October 4, 2023, or $1.946. Stephen

Christopher Linthwaite, Standard BioTools’ former Chief Executive Officer, and Vikram Jog, Standard BioTools’ former Chief Financial Officer, were named executive officers during Standard BioTools’ last full fiscal year prior to the date of the Merger Agreement, but their employment as executive officers of Standard BioTools ended effective April 4, 2022 and May 14, 2023, respectively; they are not entitled to any payments or benefits in connection with the Merger, so they are therefore not included in the table below.
The estimated amounts below are based on multiple assumptions that may not actually occur, including assumptions described in this joint proxy statement/prospectus. In addition, certain amounts payable will vary depending on the actual date the Merger is completed and the actual date, if any, of a qualifying termination of employment. As a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. The disclosures in the table below and the accompanying footnotes should be read in conjunction with the narrative description of the compensation arrangements set forth above.
Golden Parachute Compensation
The following table sets forth all golden parachute compensation that will or may be payable to Standard BioTools’ named executive officers.
Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Total(4)
Michael Egholm, Ph.D.	$2,805,308.22	$1,597,891.74	$96,947.23	$4,500,147.19
Jeffrey Black	$1,044,606.16	$428,083.60	$42,383.03	$1,472,689.76
Hanjoon Alex Kim	$1,107,534.25	$559,930.36	$42,346.42	$1,709,811.03
Jeremy Davis	$1,057,191.78	$973,000.00	$58,168.34	$2,088,360.12

(1)
The amounts in this column represent the cash amounts to which Standard BioTools’ named executive officers would be entitled as severance payments under the Standard BioTools Severance Plan, consisting of (i) with respect to Dr. Egholm, 250% his annual base salary, his annual target bonus, and his pro-rated annual target bonus; and (ii) with respect to the other named executive officers, 150% of the executive’s annual base salary, the executive’s annual target bonus, and executive’s pro-rated annual target bonus. The cash severance payment is “double trigger” and would be due upon a termination of the named executive officer’s employment without cause or a resignation by the named executive officer for good reason, in each case during a Change of Control Period. The cash severance payment is subject to the Standard BioTools Executive’s timely execution and non-revocation of a separation and release of claims agreement in a form reasonably satisfactory to Standard BioTools within the period set forth in the Standard BioTools Severance Plan. Standard BioTools has determined that the Merger will constitute a change in control under the Standard BioTools Severance Plan.

(2)
The amounts listed in this column represent the aggregate value of unvested Standard BioTools Stock Options and Standard BioTools RSUs. The vesting of equity awards held by the named executive officers are subject to “double trigger” acceleration pursuant to the terms of the Standard BioTools Severance Plan and will be fully accelerated upon a termination of the named executive officer’s employment without cause or a resignation by the named executive officer for good reason, in each case during a Change of Control Period. Standard BioTools has determined that the Merger will constitute a change of control under the Standard BioTools Severance Plan. The amounts reported in this column were calculated based on the difference between Standard BioTools’ average closing market price of $1.946 over the first five business days following public announcement of the Merger and the exercise price, if any, of the equity award. The following table shows the number of shares subject to unvested Standard BioTools Stock Options and Standard BioTools RSUs and quantifies the value of the unvested Standard BioTools Stock Options and Standard BioTools RSUs held by the named executive officers that would accelerate upon a qualifying termination of employment in connection with the Merger based on the assumptions described above. Certain Standard BioTools Stock Options held by the named executive officers have exercise prices that are higher than $1.946 per share and, accordingly, the value included for these Standard BioTools Stock Options is $0. These numbers do not forecast any grants, additional issuances, dividends or additional deferrals of equity-based awards following the date of this joint proxy statement/prospectus. Depending on when the Closing Date occurs, certain equity-based awards shown in the table may vest in accordance with their terms prior to the Closing Date or may be exercised or forfeited (upon a termination of service).
Name	Number of Standard BioTools Options Subject to Acceleration	Value of Standard BioTools Options Subject to Acceleration	Number of Standard BioTools RSUs Subject to Acceleration	Value of Standard BioTools RSUS Subject to Acceleration
Michael Egholm, Ph.D.	4,529,773	$0	821,116	$1,597,891.74
Jeffrey Black	400,000	$18,400	210,526	$409,683.60
Hanjoon Alex Kim	1,617,775	$0	287,734	$559,930.36
Jeremy Davis	150,000	$0	500,000	$973,000

(3)
The amounts listed in this column represent the estimated value of the monthly premium (both the employer and employee portions of the premium) under Standard BioTools’ group health care plan as in effect on the date of termination multiplied by 30 in the case of Dr. Egholm and multiplied by 18 in the case of the other named executive officers. The health care premium payment is “double trigger” and would be due upon a termination of the named executive officer’s employment without cause or a resignation by the named executive officer for good reason, in each case during the Change of Control Period. Payment of such amounts is subject to the execution and effectiveness of a separation and release of claims agreement in substantially the form approved by Standard BioTools as part of the Standard BioTools Severance Plan.

In July 2023, Standard BioTools approved the 2023 Change of Control and Severance Plan, which renewed and amended the 2020 Change of Control and Severance Plan. Compensation that may have been payable to Standard BioTools named executive officers under the 2020 Change of Control and Severance Plan was previously disclosed and the subject of a stockholder advisory vote, however, at the time of the stockholder advisory vote, the 2020 Change of Control and Severance Plan was set to terminate on August 4, 2023. The golden parachute compensation set forth in the table above under “All Golden Parachute Compensation” reflects the compensation that will or may be payable to Standard BioTools named executive officers under the renewed 2023 Change of Control and Severance Plan. Standard BioTools’ named executive officers are eligible for the same golden parachute compensation under the 2023 Change of Control and Severance Plan, as they were under the 2020 Change of Control and Severance Plan.
On October 1, 2023, Standard BioTools entered into an Offer Letter (the “Offer Letter”) with Adam Taich, SomaLogic’s Chief Executive Officer for his employment as the combined company’s Chief Strategy Officer, contingent upon the Closing of the Merger. The following table sets forth the golden parachute compensation that will or may be payable to Mr. Taich, assuming the Merger is completed as of November 6, 2023 (which is an assumed date solely for the purposes of the calculations in this section) and assuming Mr. Taich is terminated by Standard BioTools without cause (as defined in the Offer Letter) immediately following the Closing (but after the payment of Mr. Taich’s transaction bonus, to be paid shortly following the Closing). The equity award values are calculated based on the average closing market price of Standard BioTools’ Common Stock over the five trading-day period commencing on October 4, 2023, or $1.946.
Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Total
Adam Taich	$1,800,000	$1,689,638	$44,710	$3,534,348

(1)
This column represents a transaction bonus of $1,800,000 to which Mr. Taich is entitled under the Offer Letter payable on the next practicable date following the Start Date (as defined in the Offer Letter), which payment is “single trigger” in nature.

(2)
The amounts listed in this column represent the aggregate value of unvested Standard BioTools Stock Options and Standard BioTools RSUs, to be held by Mr. Taich immediately following the Closing of the Merger following the assumption of his SomaLogic RSUs and SomaLogic Stock Options by Standard BioTools at the Closing based on the Exchange Ratio of 1.11. The vesting of equity awards held by Mr. Taich are subject to “single trigger” acceleration pursuant to the terms of the Offer Letter and will be fully accelerated upon his Start Date. The amount reported in this column was calculated based on the difference between Standard BioTools’ average closing market price of $1.946 over the first five business days following public announcement of the Merger and the exercise price, if any, of the assumed equity award. The following table shows the number of shares subject to unvested Standard BioTools Stock Options and Standard BioTools RSUs and quantifies the value of the unvested Standard BioTools Stock Options and Standard BioTools RSUs held by Mr. Taich that would accelerate upon the Start Date based on the assumptions described above. All of Mr. Taich’s Standard BioTools Stock Options will have exercise prices that are higher than $1.946 per share and, accordingly, the value included for these assumed Standard BioTools Stock Options is $0 for purposes of the table below. These numbers do not forecast any grants, additional issuances, dividends or additional deferrals of equity-based awards following November 6, 2023. Depending on when the Closing Date occurs, certain equity-based awards shown in the table may vest in accordance with their terms prior to the Closing Date or may be exercised or forfeited (upon a termination of service).
Name	Number of Standard BioTools RSUs Subject to Acceleration	Value of Standard BioTools RSUs Subject to Acceleration ($)
Adam Taich	868,262	$1,689,638

(3)
The amounts listed in this column represent the estimated value of the monthly premium (both the employer and employee portions of the premium) as in effect on the date of termination, based on the current cost to SomaLogic of such benefits multiplied by 18. The health care premium payment is “double trigger” and would be due upon a termination of Mr. Taich’s employment during the term of the Offer Letter.

For additional information relating to the Standard BioTools named executive officers’ employment and severance arrangements and the treatment of Standard BioTools equity awards held by the named executive officers, see “The Merger — Interests of Standard BioTools Directors and Executive Officers in the Merger — Treatment of Director and Executive Officer Standard BioTools Equity Awards in the Merger” and “The Merger — Interests of Standard BioTools Directors and Executive Officers in the Merger — Employment and Severance Agreements” in this section beginning on pages 125 and 125, respectively, of this joint proxy statement/prospectus. For additional information relating to Mr. Taich’s employment and severance arrangements and the treatment of equity awards held by Mr. Taich, see “The Merger — Interests of SomaLogic Directors and Executive Officers in the Merger — Employment and Severance Agreements — Offer Letter between Adam Taich and Standard BioTools” beginning on page 132 of this joint proxy statement/prospectus.
Interests of SomaLogic Directors and Executive Officers in the Merger
In considering the recommendation of the SomaLogic Board with respect to the SomaLogic Proposals, SomaLogic stockholders should be aware that certain members of the SomaLogic Board and certain executive officers of SomaLogic may have interests in the Merger that are different from, or are in addition to, interests of SomaLogic stockholders generally. These interests include, but are not limited to:
•
expected service as members of the board of directors of the combined company following consummation of the Merger;

•
accelerated vesting of equity awards and extended time to exercise options;

•
additional cash awards and equity grants under new employment agreements with Standard BioTools;

•
entitlement to severance benefits (including accelerated vesting of equity awards) under preexisting severance arrangements; and

•
continued indemnification in favor of the current and former directors and officers of SomaLogic, as well as certain obligations related to maintenance of directors’ and officers’ liability insurance.

These interests are described in more detail below and may present such officers and directors with actual or potential conflicts of interest. The SomaLogic Board was aware of these potential conflicts of interests during its deliberations on the merits of the Merger, in making its decisions in approving the Merger, the Merger Agreement, and the related transactions, and in deciding to recommend that the SomaLogic stockholders vote for the SomaLogic Proposals. Certain potential payments to the named executive officers of SomaLogic are quantified in the tables in the section entitled “The Merger — Interests of SomaLogic Directors and Executive Officers in the Merger — Quantification of Potential Payments to SomaLogic Named Executive Officers in Connection with the Merger” in this section beginning on page 133 of this joint proxy statement/prospectus.
Leadership of the Combined Company
As of the Effective Time, Tom Carey, Troy Cox, Kathy Hibbs and Eli Casdin, members of the SomaLogic Board, will continue as directors after the Merger, and, following the closing of the Merger, Mr. Carey, Mr. Cox, Ms. Hibbs and Mr. Casdin will be eligible to be compensated as directors of Standard BioTools pursuant to Standard BioTools’ director compensation policy that is expected to remain in place following the Merger. None of the current executive officers of SomaLogic are expected to continue as executive officers of the combined company, other than Mr. Taich, who is expected to serve as Chief Strategy Officer of the combined company. For a more detailed discussion of the board of directors of the combined company and management of the combined company as of the Effective Time, see the section entitled “The Merger Agreement — Directors, Officers and Committee Chairs of Standard BioTools Following the Merger” beginning on page 145 of this joint proxy statement/prospectus.
Relationships with Casdin Capital
For a summary description of Casdin Capital’s and Mr. Casdin’s relationship as a stockholder, including as a holder of Series B-1 Preferred Stock, and as a board member of each of SomaLogic and Standard BioTools, see the section entitled see “The Merger — Interests of Standard BioTools Directors and Executive Officers in the Merger — Relationships with Casdin Capital” beginning on page 124 of this joint proxy statement/prospectus.
Treatment of SomaLogic Equity Awards in the Merger
Under the Merger Agreement, at the Effective Time of the Merger, each SomaLogic Stock Option, to the extent then outstanding and unexercised, will automatically, without any action on the part of the holders thereof, be assumed by Standard BioTools. Each such SomaLogic Stock Option so assumed by Standard BioTools under the Merger Agreement shall continue to have, and be subject to, the same terms and conditions applicable to such SomaLogic Stock Option immediately prior to the Effective Time, including vesting terms and provisions, except that (i) such SomaLogic Stock Option will be exercisable for that number of shares of Standard BioTools Common Stock equal to the number of shares of SomaLogic Common Stock subject to such SomaLogic Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the next nearest share of Standard BioTools Common Stock, and (ii) the exercise price per share shall be the exercise price per share in effect for such SomaLogic Stock Option immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the next nearest cent.
At the Effective Time, each outstanding SomaLogic RSU, without any action on the part of the holder thereof, will be assumed by Standard BioTools. Each such SomaLogic RSU so assumed by Standard BioTools under the Merger Agreement shall continue to have, and be subject to, the same terms and conditions applicable to such SomaLogic RSU immediately prior to the Effective Time, including vesting terms and provisions, except that such SomaLogic RSU, will be with respect to a number of shares of Standard BioTools Common Stock equal to the number of shares of SomaLogic Common Stock subject to such SomaLogic RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the next nearest share of Standard BioTools Common Stock.
The following table sets forth, for each of SomaLogic’s directors and executive officers, the number of SomaLogic Stock Options, and SomaLogic RSUs held by the director or executive officer as of October 15, 2023. Depending on when the Closing Date occurs, certain equity-based awards shown in the table may vest in accordance with their terms prior to the Closing Date, or may be exercised or forfeited (upon a termination of employment).

Name	Vested Stock Options (#)	Unvested Stock Options (#)	Unvested RSUs (#)
Adam Taich(1)	181,030	1,359,782	782,218
Eliot Lurier	—	—	—
Ruben Gutierrez	236,312	357,368	105,407
Alison Roelke	74,430	312,977	126,905
Stephen A. Williams	686,127	335,566	177,279
Robert Barchi	44,925	42,980	3,430
Tom Carey	—	185,400	—
Eli Casdin	73,740	56,070	3,430
Troy Cox	340,064	784,157	28,500
Kathy Hibbs	—	185,400	—
Anne Margulies	116,163	42,980	3,430
Tycho Peterson	—	185,400	—
Richard Post	76,163	42,980	3,430
Jason Ryan	—	200,050	3,400

(1)
Mr. Taich’s unvested SomaLogic Stock Options and unvested SomaLogic RSUs will be accelerated upon his Start Date with the combined company, pursuant to the terms of his Offer Letter.

As described in greater detail below, certain arrangements between SomaLogic and the SomaLogic executive officers or between Standard Bio Tools and the SomaLogic executive officers provide for single or double trigger acceleration of outstanding equity awards.
Robert Barchi, Anne Margulies, Richard Post, Jason Ryan and Tycho Peterson, each of whom is currently a member of the SomaLogic Board, will resign from the SomaLogic Board effective as of the Effective Time. Upon the Effective Time, all outstanding equity awards issued by SomaLogic and held by such directors will become fully vested and the period during which such directors may exercise such equity awards (as applicable) will be extended to the full term of the option.
Employment and Severance Agreements
Offer Letter between Adam Taich and Standard BioTools
On October 1, 2023, Standard BioTools entered into the Offer Letter with Adam Taich, SomaLogic’s Chief Executive Officer for his employment as the combined company’s Chief Strategy Officer, contingent upon the Closing of the Merger, with such employment expected to commence on the Start Date.
Pursuant to the Offer Letter, Mr. Taich’s term of employment will be for one year following the Start Date, subject to mutual extension. If there is no mutual extension, Mr. Taich’s employment will terminate on such one-year anniversary of the Start Date.
Mr. Taich will be entitled to a base salary of $600,000, less deductions and withholdings and a target bonus of 100% of base salary for calendar year 2024 under the Offer Letter, which bonus will be payable (on a pro-rata basis) upon a termination of Mr. Taich’s employment without “cause” (as defined in the Standard BioTools Offer Letter) or Mr. Taich’s resignation for any reason during calendar year 2024. Mr. Taich will also be entitled to a transaction bonus of $1,800,000, payable on the next practicable payroll date following Mr. Taich’s Start Date. In addition, Mr. Taich will receive a grant of 100,000 performance units which will vest, subject to Mr. Taich’s continued employment with the combined company, as of immediately prior to the one-year date of grant and subject to the achievement of the applicable combined company performance goals. Upon his Start Date, Mr. Taich will also receive single trigger acceleration of his unvested and assumed SomaLogic Stock Options and SomaLogic RSUs.

Upon Mr. Taich’s termination of employment for any reason following the Start Date, Mr. Taich will be entitled to reimbursement of the full amount of his Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) premiums until the earliest of 18 months from his date of termination or the date on which he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.
Mr. Taich’s participation in the SomaLogic Key Employee Severance Plan (described in greater detail below) will be superseded by the Offer Letter.
SomaLogic Key Employee Severance Plan
Our other executive officers participate in the Key Employee Severance Plan (the “SomaLogic Severance Plan”). Pursuant to the SomaLogic Severance Plan, in the event that the executive’s employment is terminated without “cause” or if the executive resigns for “good reason” (each as defined in the SomaLogic Severance Plan), in either case within 12 months following a “change in control” (as defined in the SomaLogic Severance Plan), subject to his execution of a general release of claims in a form satisfactory to SomaLogic, the executive will be entitled to (i) 100% acceleration of all then outstanding and unvested awards that are subject to service-based vesting, (ii) 100% of the executive’s annual base salary as of the date of termination, (iii) 100% of his target annual bonus and (iv) an amount equal to the monthly premium under SomaLogic’s group health care plan as in effect on the date of termination multiplied by 12.
In connection with the Merger, the Board of Directors of SomaLogic deemed the Merger to be a change in control for purposes of the SomaLogic Severance Plan. It is not yet known if any of the executive officers will have a termination of employment in connection with the Merger.
Retention Agreement with Stephen Williams, M.D.
On March 16, 2023, SomaLogic entered into a retention agreement with Dr. Williams (the “Williams Retention Agreement”). Pursuant to the terms of the Williams Retention Agreement, Dr. Williams is entitled to receive a retention award in the amount of three (3) months of base pay on March 16, 2024, subject to his continued employment with SomaLogic through such date; provided, however, that in the event that he is involuntarily terminated before March 16, 2024, Dr. Williams will be entitled to receive the retention award regardless of the termination reason or date.
Retention Agreement with Ruben Gutierrez.
On March 16, 2023, SomaLogic entered into a retention agreement with Mr. Gutierrez (the “Gutierrez Retention Agreement”). Pursuant to the terms of the Gutierrez Retention Agreement, Mr. Gutierrez is entitled to receive a retention award in the amount of three (3) months of base pay on March 16, 2024, subject to his continued employment with SomaLogic through such date; provided, however, that in the event that he is involuntarily terminated before March 16, 2024, Mr. Gutierrez will be entitled to receive the retention award regardless of the termination reason or date.
Retention Agreement with Alison Roelke.
On March 16, 2023, SomaLogic entered into a retention agreement with Ms. Roelke (the “Roelke Retention Agreement”). Pursuant to the terms of the Roelke Retention Agreement, Ms. Roelke is entitled to receive a retention award in the amount of three (3) months of base pay on March 16, 2024, subject to her continued employment with SomaLogic through such date; provided, however, that in the event that she is involuntarily terminated before March 16, 2024, Ms. Roelke will be entitled to receive the retention award regardless of the termination reason or date.
Quantification of Potential Payments to SomaLogic Named Executive Officers in Connection with the Merger
In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation that are based on or otherwise relate to the Merger that may become payable to each of SomaLogic’s named executive officers, as determined for purposes of SomaLogic’s most recent annual proxy statement, assuming the Merger is completed as of November 6, 2023 (which is an assumed date solely for the purposes of the calculations in this section) and, with respect to severance amounts, assuming the named executive officer experienced a qualified termination of employment on such date. The equity award values are calculated based on the average closing market price of Standard BioTools common stock over the five trading-day period commencing on October 4, 2023, or $1.946 (and assume that all SomaLogic equity awards held by the named executive officers are assumed by Standard BioTools at the closing of the Merger based on the Exchange Ratio).
Roy Smythe, SomaLogic’s former Chief Executive Officer, Shaun Blakeman, SomaLogic’s former Chief Financial Officer, Melody Harris, SomaLogic’s former President and Chief Operating Officer, and Troy Cox, SomaLogic’s former Executive Chair were named executive officers during SomaLogic’s last full fiscal year prior to the date of the Merger Agreement, but their employment as executive officers of SomaLogic ended effective March 28, 2023, June 5, 2023, August 31, 2022, and March 28, 2023, respectively; they are not entitled to any payments or benefits in connection with the Merger, so they are therefore not included in the table below.   Additionally, SomaLogic’s current interim Chief Financial Officer, Eliot M. Lurier is not entitled to any payments or benefits in connection with the Merger, so he is not included in the table below.
The estimated amounts below are based on multiple assumptions that may not actually occur, including assumptions described in this joint proxy statement/prospectus. In addition, certain amounts payable will vary depending on the actual date the Merger is completed and the actual date, if any, of a qualifying termination of employment. As a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. The disclosures in the table below and the accompanying footnotes should be read in conjunction with the narrative description of the compensation arrangements set forth above.
Golden Parachute Compensation
The following table sets forth all golden parachute compensation that will or may be payable to SomaLogic’s named executive officers.
Name	Cash	Equity(3)	Perquisites/ Benefits(4)	Total
Adam Taich	$1,800,000(1)	$1,689,638	$44,710	$3,534,348
Stephen Williams	$759,500(2)	$382,934	$29,806	$1,172,240

(1)
The amounts in this column represent a transaction bonus of 1,800,000, payable under Mr. Taich’s Standard BioTools Offer Letter., which amount is “single trigger” in nature and is payable shortly following the Closing, subject to Mr. Taich’s commencement of employment with Standard BioTools. Since this table assumes that Mr. Taich’s employment will be terminated on an assumed closing date of November 6, 2023, the amounts do not include the pro-rated 2024 Bonus that Mr. Taich would be entitled to upon a termination without Cause or a resignation for any reason during 2024.

(2)
The amounts in this column represent the cash amounts to which Mr. Williams would be entitled as severance payments under the SomaLogic Severance Plan and his Retention Agreement, consisting of (i) 100% of Mr. Williams’ annual salary, (ii) 100% of his target annual bonus and (iii) his retention bonus equal to three months of base salary pursuant to his Retention Agreement. The cash severance payment is “double trigger” and would be due upon a termination of Mr. Williams’ employment without cause or a resignation by Mr. Williams for good reason, in each case during the twelve-month period following a change in control. The cash severance payment, other than the retention bonus, is subject to Mr. Williams’ timely execution and non-revocation of a separation and release of claims agreement in a form reasonably satisfactory to SomaLogic within the period set forth in the SomaLogic Severance Plan. SomaLogic’s Board has made a determination that the Merger will constitute a change in control under the SomaLogic Severance Plan.

(3)
The amounts listed in this column represent the aggregate value of unvested Standard BioTools Stock Options and Standard BioTools RSUs, to be held by the named executive officers immediately following the Closing of the Merger following the assumption of his SomaLogic RSUs and SomaLogic Stock Options by Standard BioTools at the Closing based on the Exchange Ratio of 1.11. The vesting of equity awards held by Mr. Williams is subject to “double trigger” acceleration pursuant to the terms of the

SomaLogic Severance Plan and will be fully accelerated upon a termination of his employment without cause or a resignation of his employment for good reason, in each case within the 12-month period following the Merger. The vesting of the equity awards held by Mr. Taich are subject to single trigger acceleration pursuant to his offer letter with Standard BioTools. The amounts reported in this column were calculated based on the difference between Standard BioTools average closing market price of $1.946 over the first five business days following public announcement of the Merger and the exercise price, if any, of the assumed equity award. The following table shows the number of Standard BioTools shares subject to unvested assumed Standard BioTools Stock Options and Standard BioTools RSUs, and quantifies the value of such assumed awards held by the named executive officers that would accelerate upon a qualifying event in connection with the Merger based on the assumptions described above. All of the assumed Standard BioTools Stock Options held by the named executive officers have exercise prices that are higher than $1.946 per share and, accordingly, the value included for these Standard BioTools Stock Options is $0. These numbers do not forecast any grants, additional issuances, dividends or additional deferrals of equity-based awards following November 6, 2023. Depending on when the Closing Date occurs, certain equity-based awards shown in the table may vest in accordance with their terms prior to the Closing Date or may be exercised or forfeited (upon a termination of service).
Name	Number of Standard BioTools RSUs Subject to Acceleration	Value of Standard BioTools RSUs Subject to Acceleration(1)
Adam Taich	868,262	$1,689,638
Stephen Williams	196,780	$382,934

(4)
The amounts listed in this column represent the estimated value of the monthly premium (both the employer and employee portions of the premium) as in effect on the date of termination, based on the current cost to SomaLogic of such benefits multiplied by 18 in the case of Mr. Taich and 12 in the case of Mr. Williams. The health care premium payment is “double trigger” and would be due upon a termination of Mr. Taich’s employment for any reason during the term of the Offer Letter and upon a termination of Mr. Williams’ employment without cause or for good reason within the 12-month period following the Merger.

Delisting and Deregistration of SomaLogic Common Stock
Following the Merger, SomaLogic Common Stock will be delisted from The Nasdaq Capital Market, deregistered under the Exchange Act and cease to be publicly traded.
Litigation Relating to the Merger
On November 28, 2023, a purported Standard BioTools stockholder filed a complaint against Standard BioTools and the members of the Standard BioTools Board in the United States District Court for the Northern District of California. The complaint asserts claims under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder and Section 20(a) of the Exchange Act for allegedly causing the filing with the SEC on November 14, 2023 of a materially deficient registration statement on Form S-4. Among other remedies, the plaintiff seeks to enjoin an upcoming stockholder vote on the proposed Merger. Standard BioTools is reviewing the complaint and has not yet formally responded to it. Litigation is inherently uncertain and there can be no assurance regarding the outcome. If any plaintiffs are successful in obtaining an injunction prohibiting the completion of the proposed transaction on the agreed-upon terms, then such injunction may prevent the proposed transaction from being completed, or from being completed within the expected time frame. Whether or not any plaintiff’s claim is successful, this type of litigation may result in significant costs and divert management’s attention and resources, which could adversely affect the operation of Standard BioTools’ and SomaLogic’s business.
SomaLogic also has received correspondence from law firms claiming to represent other purported stockholders making similar demands relating to alleged material deficiencies in the registration statement on Form S-4. SomaLogic also has received two demand letters from purported stockholders seeking inspection of SomaLogic’s books and records pursuant to Section 220 of the DGCL.

Additional lawsuits arising out of or relating to the Merger may be filed and other demand letters may be received in the future. If additional similar complaints are filed or demand letters are received, absent new or different allegations that are material, neither Standard BioTools nor SomaLogic will necessarily announce such additional filings.
Regulatory Approvals Required for the Merger
The obligations of Standard BioTools and SomaLogic to effect the Merger are conditioned upon, among other things, the expiration or termination of the waiting period relating to the Merger under the HSR Act, as more fully described below under the caption “The Merger Agreement — Conditions to the Completion of the Merger,” beginning on page 146 in this joint proxy statement/prospectus.
Under the HSR Act, certain transactions, including the Merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that the parties must file a pre-Merger notification with the FTC and the Antitrust Division of the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. At any time before the expiration of the initial waiting period, the FTC or DOJ may issue a Request for Additional Information and Documentary Material, which is referred to in this joint proxy statement/prospectus as a “second request.” If a second request is issued, the parties may not complete the merger until they each substantially comply with the second request and observe a second 30-calendar-day waiting period, unless the waiting period is terminated earlier.
Each of Standard BioTools and SomaLogic filed its respect HSR Act notification and report with respect to the Merger on October 19, 2023. As such, the 30-calendar-day waiting period expired at 11:59 p.m. Eastern Time on November 20, 2023.
Standard BioTools and SomaLogic have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done all things necessary, proper or advisable under applicable laws in connection with the Merger or any other of the Contemplated Transactions, including to obtain, as promptly as possible, all consents required to be obtained from any governmental entity that are necessary, proper or advisable to consummate the Merger, in each case subject to certain exceptions, as more fully described below under the caption “The Merger Agreement — Regulatory Approvals Required for the Merger” beginning on page 157 in this joint proxy statement/prospectus
Anticipated Accounting Treatment
The Merger is expected to be accounted for as an acquisition of a business pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Based on the facts and considerations of the criteria in ASC 805, Standard BioTools is expected to be the accounting acquirer and will record assets acquired and liabilities assumed from SomaLogic at their respective fair values at the date of completion of the Merger. If the fair value of the consideration transferred exceeds the fair value of the assets acquired and liabilities assumed, the excess will be recorded as goodwill. Alternatively, if the fair value of the assets acquired and liabilities assumed exceeds the fair value of consideration transferred, the transaction would result in a bargain purchase gain. Standard BioTools is considered to be the accounting acquirer at closing based on an evaluation of all the facts and circumstances, including but not limited to:
•
Standard BioTools initiated the transaction negotiations as part of management’s strategic focus to achieve growth through mergers and acquisitions.

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Standard BioTools shares are issued to effect the merger and will remain outstanding. The merged entity will retain the Standard BioTools name.

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The proposed composition of the combined company’s board of directors will consist of seven total members. Pursuant to the Merger Agreement, three directors will be appointed by Standard BioTools (one of whom will be the designee of the holders of the Series B-2 Preferred Stock), three directors will be appointed by SomaLogic and the holders of Series B-1 Preferred Stock will appoint the seventh director based on its rights as a holder of the Series B-1 Preferred Stock. As such, Standard BioTools was determined to have the right to appoint four of the seven total members of the Standard

BioTools Board. All SomaLogic directors are appointed with term limits, while two directors appointed by Standard BioTools are not subject to a term limit.
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The Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer of Standard BioTools will continue to serve in the respective roles in the combined company.

No Appraisal Rights
Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to the stockholders in connection with the transaction. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing. Because the Merger is of Merger Sub with and into SomaLogic and holders of Standard BioTools Common Stock will continue to hold their shares following completion of the Merger, holders of Standard BioTools Common Stock are not entitled to appraisal rights. Because SomaLogic stockholders will hold shares listed on a national securities exchange immediately prior to the completion of the Merger and are not required by the terms of the Merger Agreement to accept for their shares anything other than shares of Standard BioTools Common Stock (which are listed on a national securities exchange) and cash in lieu of fractional shares, holders of SomaLogic Common Stock will not be entitled to appraisal rights in the Merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion summarizes and describes the U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of SomaLogic Common Stock that exchange their SomaLogic Common Stock for Standard BioTools Common Stock in the Merger. This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. Neither Standard BioTools nor SomaLogic has sought, and neither party intends to seek, any rulings from the IRS regarding the matters discussed below. Accordingly, there can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Merger. This discussion assumes that the Merger will be consummated in accordance with the Merger Agreement and as further described in this joint proxy statement/prospectus. This discussion addresses the material U.S. federal income tax consequences of the Merger; however, it does not address any tax consequences arising under the Medicare contribution tax on net investment income, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.
This discussion applies only to U.S. Holders of SomaLogic Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to address aspects of U.S. federal income taxation that may be relevant to U.S. Holders of SomaLogic Common Stock in light of their particular circumstances and does not apply to U.S. Holders of SomaLogic Common Stock subject to special treatment under the U.S. federal income tax laws including, without limitation:
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banks, insurance companies and other financial institutions;

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tax-exempt and governmental organizations;

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partnerships, S corporations and other pass-through entities (and investors in partnerships, S corporations and other pass-through entities);

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regulated investment companies and real estate investment trusts;

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controlled foreign corporations and passive foreign investment companies;

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brokers and dealers in stocks, securities, commodities or currencies;

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persons who hold their SomaLogic Common Stock as “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” under Section 1244 of the Code or who acquired their SomaLogic Common Stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;

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traders in securities that elect to apply a mark-to-market method of accounting;

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persons subject to the alternative minimum tax;

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persons who acquired SomaLogic Common Stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation;

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persons who actually, indirectly or constructively own more than 1%, by vote or value, of the outstanding stock of SomaLogic;

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persons whose functional currency is not the U.S. dollar;

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persons who hold SomaLogic Common Stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

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persons who acquired their SomaLogic Common Stock pursuant to the exercise of warrants or conversion rights under convertible instruments;

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persons are subject to special tax accounting rules under Section 451(b) of the Code; and

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U.S. expatriates.

In addition, this summary does not address (i) the tax consequences of the Merger under U.S. federal non-income tax law (including estate, gift or other non-income taxes), (ii) the tax consequences of the Merger under state, local or non-U.S. tax laws, (iii) the impact of the alternative minimum tax provisions of the Code (including the 15% minimum tax applicable to the adjusted financial statement income of certain corporations), (iv) the tax consequences of transactions effectuated before, subsequent to or concurrently with the Merger (whether or not any such transactions are consummated in connection with the Merger), including, without limitation, any transaction in which SomaLogic Common Stock shares are acquired, (v) the tax consequences to holders of SomaLogic Stock Options, SomaLogic Warrants or similar rights to acquire SomaLogic capital stock or rights to receive Milestone Consideration from SomaLogic (as defined in the Merger Agreement) or (vi) the tax consequences of the Merger to SomaLogic stockholders who exercise appraisal or dissenters’ rights.
For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of SomaLogic Common Stock that is, for U.S. federal income tax purposes,
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an individual citizen or resident of the United States;

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a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any state thereof or the District of Columbia;

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a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has made a valid election to be treated as a United States person for U.S. federal income tax purposes; or

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds SomaLogic Common Stock, the tax treatment of a partner in such partnership will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds SomaLogic Common Stock and any partners in such partnership should consult their tax advisors regarding the tax consequences of the Merger to them.
THE FOLLOWING DISCUSSION ONLY ADDRESSES THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. ALL HOLDERS OF SOMALOGIC COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND OTHER TAX LAWS.
U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of SomaLogic Common Stock
No ruling has been sought from the IRS with respect to the tax consequences of the merger. If the Merger does not so qualify, the tax consequences will differ from those described in this joint proxy statement/prospectus. Assuming that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder of SomaLogic Common Stock that exchanges their SomaLogic Common Stock for Standard BioTools Common Stock in the Merger:
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will not recognize any gain or loss upon the exchange of SomaLogic Common Stock for Standard BioTools Common Stock in the Merger, except with respect to cash received in lieu of fractional Standard BioTools Common Stock (as discussed below);

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will have a tax basis in the Standard BioTools Common Stock received in the Merger (including fractional Standard BioTools Common Stock for which cash is received) equal to the tax basis of the SomaLogic Common Stock surrendered in exchange therefor;

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will have a holding period for the Standard BioTools Common Stock received in the Merger (including fractional Standard BioTools Common Stock for which cash is received) that includes its holding period for its SomaLogic Common Stock surrendered in exchange therefor.

If the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, then each U.S. Holder would be treated as exchanging its SomaLogic Common Stock in a fully taxable transaction in exchange for Standard BioTools Common Stock and any cash received in lieu of a fractional share of Standard BioTools Common Stock. U.S. Holders generally would recognize capital gain or loss in such exchange equal to the difference between (i) the sum of the fair market value of the Standard BioTools Common Stock received in the Merger and any cash received in lieu of a fractional share of Standard BioTools Common Stock and (ii) such holder’s tax basis in the SomaLogic Common Stock surrendered in the Merger. The aggregate tax basis of a U.S. Holder in the Standard BioTools Common Stock in the Merger would equal the fair market value at the Effective Time of the U.S. Holder’s SomaLogic Common Stock exchanged in the Merger, and the holding period of Standard BioTools Common Stock received in the Merger would begin on the day after the Effective Time of the Merger.
The Standard BioTools Common Stock received in the Merger (including fractional Standard BioTools Common Stock for which cash is received) by a U.S. Holder that acquired different blocks of SomaLogic Common Stock at different times or at different prices will be allocated pro rata to each block of SomaLogic Common Stock of such U.S. Holder, and the basis and holding period of such Standard BioTools Common Stock will be determined using a block for block approach and will depend on the basis and holding period of each block of SomaLogic Common Stock exchanged for such Standard BioTools Common Stock.
Cash in Lieu of Fractional Shares
A U.S. Holder that receives cash in lieu of fractional Standard BioTools Common Stock in the Merger will recognize capital gain or loss measured by the difference between the cash received for such fractional Standard BioTools Common Stock and the U.S. Holder’s tax basis in the fractional Standard BioTools Common Stock. Such capital gain or loss will be long term capital gain or loss if the holding period for such fractional Standard BioTools Common Stock is more than one year. Long term capital gain of certain non-corporate taxpayers, including individuals, is currently taxed at preferential rates. The deductibility of capital losses is subject to limitations.
U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the Merger in light of their personal circumstances and the consequences to them under state, local and non-U.S. tax laws and other federal tax laws.
Information Reporting and Backup Withholding
Each U.S. Holder who receives shares of Standard BioTools Common Stock in the Merger is required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. U.S. Holders who owned immediately before the Merger at least five percent (by vote or value) of the total outstanding SomaLogic Common Stock are required to attach a statement to their tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the U.S. Holder’s tax basis in such U.S. holder’s SomaLogic Common Stock surrendered in the Merger, the fair market value of such SomaLogic Common Stock, the date of the Merger and the name and employer identification number of each of SomaLogic and Standard BioTools. U.S. Holders are urged to consult with their tax advisors to comply with these rules.
Certain U.S. Holders may be subject to information reporting and backup withholding of U.S. federal income tax with respect to any cash received in lieu of fractional Standard BioTools Common Stock. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides proof of the applicable exemption. If a U.S. Holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the U.S. Holder may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, if any, provided that such U.S. Holder timely furnishes the required information to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding, the procedures for obtaining such an exemption and, in the event backup withholding is applied, to determine if any tax credit, tax refund or other tax benefit may be obtained.

This summary does not take into account any U.S. Holder’s particular circumstances and does not address consequences that may be particular to such U.S. Holder. Therefore, each U.S. Holder should consult their own tax advisor regarding the particular consequences of the Merger to such U.S. Holder.

THE MERGER AGREEMENT
The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. The Merger Agreement has been attached to this joint proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about SomaLogic, Standard BioTools or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.
The Merger Agreement contains representations and warranties that Standard BioTools and Merger Sub, on the one hand, and SomaLogic, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While SomaLogic and Standard BioTools do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Standard BioTools or SomaLogic because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Standard BioTools and Merger Sub, on the one hand, and SomaLogic, on the other hand, and are modified by the disclosure schedules.
For purposes of this summary, each of Standard BioTools and SomaLogic are referred to as “a party” and collectively as “the parties.”
General
Under the Merger Agreement, Merger Sub, a wholly owned subsidiary of Standard BioTools formed by Standard BioTools in connection with the Merger under the laws of the State of Delaware, will merge with and into SomaLogic, with SomaLogic surviving as a wholly owned subsidiary of Standard BioTools (the “Surviving Company”).
Merger Consideration
At the Effective Time:
•
each share of SomaLogic Common Stock issued and outstanding as of immediately prior to the Effective Time (excluding any shares of SomaLogic Common Stock held in treasury or owned by SomaLogic, Standard BioTools or any of their respective subsidiaries, including Merger Sub, or any Earn-Out Shares (as defined in that certain Agreement and Plan of Merger, dated March 28, 2021, by and among CM Life Sciences II, Inc., S-Craft Merger Sub, Inc., and SomaLogic)) shall by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into the right to receive 1.11 (the “Exchange Ratio”) shares of Standard BioTools Common Stock, and shall thereafter cease to be outstanding, be cancelled and cease to exist;

•
each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be cancelled without payment of any consideration therefor and cease to exist;

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each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Company;

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each SomaLogic Stock Option that is outstanding and unexercised at the Effective Time, whether vested or unvested, will be assumed by Standard BioTools and exercisable for shares of Standard

BioTools Common Stock. Each assumed SomaLogic Stock Option will be exercisable for that number of shares of Standard BioTools Common Stock equal to the product of (i) the number of shares of SomaLogic Common Stock underlying the applicable SomaLogic Stock Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with the resulting number of shares of Standard BioTools Common Stock rounded down to the nearest whole share, and the exercise price per share of each such assumed SomaLogic Stock Option will be equal to (a) the per share exercise price applicable to such SomaLogic Stock Option immediately prior to the Effective Time divided by (b) the Exchange Ratio, with the resulting exercise price per share rounded up to the nearest whole cent. Except as noted above, each assumed SomaLogic Stock Option will continue to be governed by the same terms and conditions, including vesting terms and provision, as were applicable to such SomaLogic Stock Option immediately prior to the Effective Time;
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each SomaLogic RSU that is outstanding and unexercised at the Effective Time will be assumed by Standard BioTools. Each assumed SomaLogic RSU will be with respect to a number of shares of Standard BioTools Common Stock equal to the product of (i) the number of shares of SomaLogic Common Stock subject to such SomaLogic RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with the resulting number of shares of Standard BioTools Common Stock rounded to the next nearest whole share. Except as noted above, each assumed SomaLogic RSU will continue to be governed by the same terms and conditions, including vesting terms and provision, as were applicable to such SomaLogic RSU immediately prior to the Effective Time;

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SomaLogic and the SomaLogic Board shall take such actions as may be necessary, including providing advance written notice to each holder of options (the “SomaLogic ESPP Options”) pursuant to the SomaLogic ESPP prior to the Effective Time to: (i) terminate the Option Periods (as defined in the SomaLogic ESPP) then in effect under the SomaLogic ESPP; (ii) exercise all outstanding and unexercised SomaLogic ESPP Options to the extent of accumulated payroll deductions as of a date specified by the SomaLogic Board in such notice, which date shall not be less than 10 days preceding the Effective Time; (iii) prohibit any individual who is not participating in the SomaLogic ESPP as of the date of the Merger Agreement from commencing participation in the SomaLogic ESPP following the date of the Merger Agreement; (iv) prohibit participants in the SomaLogic ESPP from increasing their payroll deductions from those in effect as of the date of the Merger Agreement; and (v) terminate the SomaLogic ESPP effective immediately prior to the Effective Time. No SomaLogic ESPP Options shall be outstanding from and after the Effective Time;

•
each outstanding and unexercised SomaLogic Warrant will be treated in accordance with its terms at and after the Effective Time. As soon as reasonably possible following the date of the Merger Agreement, SomaLogic will provide, in accordance with the terms of such SomaLogic Warrant, any notices required to be provided to the holder of such SomaLogic Warrant and take all such other actions that may be required in accordance with the terms of such SomaLogic Warrant in connection with the Contemplated Transactions prior to the Effective Time; and

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each share of Acquiror Common Stock (as defined in that certain Agreement and Plan of Merger, dated as of July 25, 2022, by and among SomaLogic, Panther Merger Subsidiary I, LLC, Panther Merger Subsidiary II, LLC, Palamedrix, Inc. (“Palamedrix”), and Stockholder Representative Services LLC, as amended or supplemented (the “Palamedrix Merger Agreement”)) issuable in satisfaction of Milestone Consideration (as defined in the Palamedrix Merger Agreement) will be satisfied with Standard BioTools Common Stock following the Effective Time and upon the achievement of the applicable Milestone (as defined in the Palamedrix Merger Agreement).

No fractional shares of Standard BioTools Common Stock will be issuable pursuant to the Merger, and no certificates or scrip representing any such fractional shares shall be issued. The Exchange Agent (as defined below), acting as agent for the holders of the shares of SomaLogic Common Stock otherwise entitled to receive fractional shares of Standard BioTools Common Stock, will aggregate all fractional shares of Standard BioTools Common Stock that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of such holders. Each holder of shares of SomaLogic Common Stock who would otherwise have been entitled to receive a fraction of a share of Standard BioTools Common Stock shall receive, in lieu thereof, cash, rounded to the nearest whole cent and without interest, in an amount equal to the proceeds from such sale by the Exchange Agent, if any, less any reasonable brokerage commissions or other fees, transfer taxes or other out-of-pocket transaction costs, as well as a proportional amount of any expenses of the Exchange Agent incurred from the sale of such fractional shares of Standard BioTools Common Stock.
The Merger Agreement provides that, at the Closing, Standard BioTools will issue and cause to be deposited with Computershare Trust Company, N.A. (the “Exchange Agent”) evidence of book entry shares representing the non-certificated shares of Standard BioTools Common Stock issuable in connection with the Merger.
The Merger Agreement provides that, promptly (and in any event within two business days) after the Effective Time, the Exchange Agent shall mail to each record holder of (i) shares of SomaLogic Common Stock (other than any shares of SomaLogic Common Stock that may be cancelled pursuant to the terms and conditions of the Merger Agreement) represented by a certificate (a “Certificate”) or (ii) each book-entry account representing any uncertificated shares of SomaLogic Common Stock (“Uncertificated Shares”) a letter of transmittal and instructions for surrendering such Certificates (or affidavit of loss, if applicable) or Uncertificated Shares to the Exchange Agent. Upon surrender of a Certificate (or affidavit of loss, if applicable) to the Exchange Agent in accordance with the terms of such letter of transmittal or, with respect to Uncertificated Shares, receipt of written instructions authorizing the transfer of such Uncertificated Shares by the Exchange Agent, the holder will be entitled to receive in exchange (in each case less any required tax withholdings):
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the non-certificated shares of Standard BioTools Common Stock in book-entry form that such holder has the right to receive pursuant to the provisions of the Merger Agreement;

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cash, rounded to the nearest whole cent and without interest, in lieu of any fractional shares of Standard BioTools Common Stock that such holder has the right to receive pursuant to the provisions of the Merger Agreement, subject to certain deductions pursuant to the provisions of the Merger Agreement; and

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dividends or other distributions, if any, declared or made with respect to Standard BioTools Common Stock with a record date after the Effective Time.

At the Effective Time, all holders of shares of SomaLogic Common Stock (other than any Excluded Shares) that were issued and outstanding immediately prior to the Effective Time will cease to have any rights as stockholders of SomaLogic. In addition, no transfer of shares of SomaLogic Common Stock after the Effective Time will be registered on the stock transfer books of SomaLogic.
If any Certificate has been lost, stolen or destroyed, in order for the person claiming such Certificate to be lost, stolen or destroyed to receive the shares of Standard BioTools Common Stock, cash in lieu of fractional shares and/or dividends or other distributions to which such person would otherwise be entitled pursuant to the terms of the Merger Agreement, such person will have to (i) make an affidavit of that fact, and (ii) if required by the Exchange Agent’s customary practices, enter into an indemnification agreement in customary form providing an indemnity against any claim that may be made against the Exchange Agent with respect to such Certificate. From and after the Effective Time, until it is surrendered, each Certificate or Uncertificated Share will represent only the right to receive shares of Standard BioTools Common Stock and cash in lieu of fractional shares. Standard BioTools will not pay dividends or other distributions on any shares of Standard BioTools Common Stock to be issued in exchange for any unsurrendered Certificate or Uncertificated Share until such Certificate (or affidavit of loss in lieu thereof) is surrendered as provided in the Merger Agreement.
Treatment of SomaLogic Stock Options
In connection with the Merger, each SomaLogic Stock Option that is outstanding and unexercised at the Effective Time, whether vested or unvested, will be assumed by Standard BioTools and exercisable for shares of Standard BioTools Common Stock. Each assumed SomaLogic Stock Option will be exercisable for that number of shares of Standard BioTools Common Stock equal to the product of (i) the number of shares of SomaLogic Common Stock underlying the applicable SomaLogic Stock Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with the resulting number of shares of Standard BioTools Common Stock rounded down to the nearest whole share, and the exercise price per share of each such assumed SomaLogic Stock Option will be equal to (a) the per share exercise price applicable to such SomaLogic Stock Option immediately prior to the Effective Time divided by (b) the Exchange Ratio, with the resulting exercise price per share rounded up to the nearest whole cent. Except as noted above, each assumed SomaLogic Stock Option will continue to be governed by the same terms and conditions, including vesting terms and provision, as were applicable to such SomaLogic Stock Option immediately prior to the Effective Time.
Treatment of SomaLogic RSUs
In connection with the Merger, each SomaLogic RSU that is outstanding and unexercised at the Effective Time will be assumed by Standard BioTools. Each assumed SomaLogic RSU will be with respect to a number of shares of Standard BioTools Common Stock equal to the product of (i) the number of shares of SomaLogic Common Stock subject to such SomaLogic RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with the resulting number of shares of Standard BioTools Common Stock rounded to the next nearest whole share. Except as noted above, each assumed SomaLogic RSU will continue to be governed by the same terms and conditions, including vesting terms and provision, as were applicable to such SomaLogic RSU immediately prior to the Effective Time.
Treatment of SomaLogic ESPP Options
SomaLogic and the SomaLogic Board shall take such actions as may be necessary, including providing advance written notice to each holder of SomaLogic ESPP Options pursuant to the SomaLogic ESPP prior to the Effective Time to: (i) terminate the Option Periods (as defined in the SomaLogic ESPP) then in effect under the SomaLogic ESPP; (ii) exercise all outstanding and unexercised SomaLogic ESPP Options to the extent of accumulated payroll deductions as of a date specified by the SomaLogic Board in such notice, which date shall not be less than 10 days preceding the Effective Time; (iii) prohibit any individual who is not participating in the SomaLogic ESPP as of the date of the Merger Agreement from commencing participation in the SomaLogic ESPP following the date of the Merger Agreement; (iv) prohibit participants in the SomaLogic ESPP from increasing their payroll deductions from those in effect as of the date of the Merger Agreement; and (v) terminate the SomaLogic ESPP effective immediately prior to the Effective Time. No SomaLogic ESPP Options shall be outstanding from and after the Effective Time.
Treatment of SomaLogic Warrants
In connection with the Merger, each SomaLogic Warrant will be treated in accordance with its terms. As soon as reasonably possible following the date of the Merger Agreement, SomaLogic will provide, in accordance with the terms of such SomaLogic Warrant, any notices required to be provided to the holder of such SomaLogic Warrant and take all such other actions that may be required in accordance with the terms of such SomaLogic Warrant in connection with the Contemplated Transactions prior to the Effective Time.
Treatment of Milestone Consideration
In addition, as of the Effective Time each share of SomaLogic Common Stock issuable in satisfaction of the applicable Milestone Consideration (as defined in the Palamedrix Merger Agreement) shall be satisfied with Standard BioTools Common Stock after applying the Exchange Ratio, if the Milestone Consideration is earned.
Board of Directors and Management Following the Merger
Effective immediately following the Effective Time, the Standard BioTools Board will consist of three designees selected by Standard BioTools (one of whom will be the designee of the holders of the Series B-2 Preferred Stock), three designees selected by SomaLogic, and one designee selected by the holders of Series B-1 Preferred Stock. The composition of the Standard BioTools Board following the Effective Time in the aggregate is expected to satisfy the requisite independence requirements and SEC rules, as well as the sophistication and independence requirements for the required committees, pursuant to Nasdaq listing requirements. It is anticipated that after the Effective Time, the Standard BioTools Board will consist of the following members:

Name
Eli Casdin
Fenel Eloi
Frank Witney, Ph.D.
Kathy Hibbs
Michael Egholm, Ph.D.
Tom Carey (Chairperson)
Troy Cox
Prior to the Effective Time, Standard BioTools and SomaLogic will (i) designate the class of each member of the Standard BioTools Board as of immediately following the Effective Time (other than the designees selected by the holders of the Series B Preferred Stock, which are excluded from the classified board provisions of the Standard BioTools Charter), except that there will be only one designee of Standard BioTools and SomaLogic in each class, and (ii) mutually agree on the composition of the committees of the Standard BioTools Board as of immediately following the Effective Time.
It is anticipated that the executive officers of Standard BioTools upon the consummation of the Merger will be:
Name – Title
Michael Egholm, Ph.D. – Chief Executive Officer
Jeffrey Black – Chief Financial Officer
Hanjoon Alex Kim – Chief Operating Officer
In addition, after consummation of the Merger, Adam Taich, currently the interim Chief Executive Officer of SomaLogic, is expected to serve as Chief Strategy Officer and Shane Bowen, currently the Chief Research and Development Officer of SomaLogic, is expected to serve as Chief Technology Officer.
Conditions to the Completion of the Merger
Each party’s obligation to complete the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable law) by each of the parties, at or prior to the Merger, of various conditions, which include the following:
•
the (i) the Standard BioTools Share Issuance and (ii) the Standard BioTools Charter Amendment shall have been approved by the affirmative vote of the majority of the voting power of the shares present in person or represented by proxy at the Standard BioTools Special Meeting and entitled to vote on the subject matters (the “Standard BioTools Stockholder Approval”);

•
the Merger Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of SomaLogic Common Stock entitled to vote thereon at the SomaLogic Special Meeting (the “SomaLogic Stockholder Approval”);

•
no applicable law, judgment (whether temporary, preliminary or permanent) or other legal restraint or binding order or determination by any governmental entity shall be in effect that prevents, restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger;

•
the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, which is being filed by Standard BioTools with the SEC to register the Standard BioTools Common Stock to be issued to the holders of the shares of SomaLogic Common Stock in connection with the Merger, must have become effective in accordance with the provisions of the Securities Act of 1933 (as amended, the “Securities Act”) and no stop order suspending the effectiveness of such registration statement has been issued and no legal proceedings for that purpose have been initiated or threatened;

•
the existing shares of Standard BioTools Common Stock shall have been continually listed on Nasdaq as of and from the date of the Merger Agreement through the Closing Date, and the shares of Standard BioTools Common Stock issuable in connection with the Merger shall have been approved for listing on The Nasdaq Global Select Market, subject to official notice of issuance; and

•
the waiting period (and any extension thereof) applicable to the Merger or any of the Contemplated Transactions under the HSR Act and any other applicable antitrust laws shall have expired or been terminated, for which the waiting period under the HSR Act expired at 11:59 p.m. Eastern Time on November 20, 2023.

In addition, each party’s obligation to complete the Merger is further subject to the satisfaction or waiver (to the extent permitted by applicable law) by that party of the following additional conditions:
•
(i) each of the representations and warranties of the other party other than the Standard BioTools Fundamental Representations and the SomaLogic Fundamental Representations (as such terms are defined below), as applicable, shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in the Merger Agreement) at and as of the date of the Merger Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent in either case expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in the Merger Agreement), would not have a material adverse effect on the other party, (ii) the representations and warranties of the other party related to, due organizational documents, organization, subsidiaries, capitalization, authority to enter into the Merger Agreement, application of takeover laws, brokers/finders and opinions of financial advisors (other than the portions of the capitalization representation related to authorized and outstanding capital stock and equity securities, the existence of stock option plans and other plans for equity-based compensation and the existence of undisclosed outstanding equity securities) shall be true and correct in all material respects at and as of the date of the Merger Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent in either case expressly made as of an earlier date, in which case as of such date), (iii) the portions of the capitalization representation related to authorized and outstanding capital stock and equity securities, the existence of stock option plans and other plans for equity-based compensation and the existence of undisclosed outstanding equity securities shall be true and correct in all respects except for de minimis inaccuracies at and as of the date of the Merger Agreement and as of the Closing Date as if made on and as of the Closing Date, and (iv) the representations and warranties of the other party related to the existence of a material adverse effect on the other party shall be true and correct in all respects at and as of the date of the Merger Agreement and as of the Closing Date as if made on and as of the Closing Date (such representations and warranties referenced in clauses (ii), (iii) and (iv) by Standard BioTools, the “Standard BioTools Fundamental Representations” and such representations and warranties referenced in clauses (ii), (iii) and (iv) by SomaLogic, the “SomaLogic Fundamental Representations”).

•
the other party must have performed in all material respects all obligations in the Merger Agreement required to be performed by it at or prior to the Closing;

•
there shall not have occurred any material adverse effect on the other party after the date of the Merger Agreement; and

•
the other party to the Merger Agreement must have delivered a customary closing certificate to such party certifying that the closing conditions related to the accuracy of representations and warranties, lack of material adverse effect and performance in all material respects of all obligations required to be performed by the other party under the Merger Agreement have been satisfied.

In addition, SomaLogic’s obligation to complete the Merger is further subject to Standard BioTools effecting the Standard BioTools Charter Amendment and delivering to SomaLogic a file-stamped copy of the Standard BioTools Charter Amendment or waiver by SomaLogic of such additional condition (to the extent permitted by applicable law).

The Merger Agreement provides that the following events shall not be considered a material adverse effect to Standard BioTools or SomaLogic, as applicable:
•
general business or economic conditions generally affecting the industry in which such party and its subsidiaries operate;

•
political conditions, acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes, tsunamis, folds, mudslides, weather conditions, other natural disasters, man-made disasters, health and other emergencies, calamities, epidemics, pandemics (including COVID-19 and any evolutions or mutations thereof), disease outbreaks, other acts of God or force majeure events;

•
changes in financial, banking or securities markets, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•
any change in, or any compliance with or action taken for the purpose of complying with, any law or generally accepted accounting principles (or interpretations thereof);

•
any change in the stock price or trading volume of such party’s common stock;

•
any failure by such party to meet internal or analysts’ expectations or projections or the results of operations of such party;

•
the execution or announcement of the Merger Agreement or the pendency of the Merger and the other transactions contemplated by the Merger Agreement (the “Contemplated Transactions”), including (A) the identity of the other party, (B) the loss or departure of officers or other employees of such party or any of its subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the Contemplated Transactions, and (C) any other negative development (or potential negative development) in the relationships of such party or any of its subsidiaries with business partners, whether as a direct or indirect result of the loss or departure of officers or employees of such party or any of its subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the Contemplated Transactions;

•
any actions taken or failure to take action, in each case, to which such party has provided its prior written consent; or compliance with the terms of, or the taking of any action required or contemplated by, the Merger Agreement; or the failure to take any action prohibited by the Merger Agreement;

•
any fees or expenses incurred in connection with the Contemplated Transactions; or

•
any legal proceedings made or brought by any of the current or former stockholders of such party (on their own behalf or on behalf of such party) against Standard BioTools, Merger Sub, SomaLogic or any of their directors or officers, including legal proceedings arising out of the Merger or in connection with any other Contemplated Transactions.

provided, that (i) any effect causing or contributing to the events described in the fifth and sixth bullets above may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect to such party (unless such effects are otherwise included in the events listed above), and (ii) any event referred to in the first, second, third and fourth bullets above may be considered a material adverse effect to such party to the extent disproportionately affecting such party and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which such party and its subsidiaries operate.
Representations and Warranties
The Merger Agreement contains customary representations and warranties of Standard BioTools, Merger Sub and SomaLogic for a transaction of this type relating to, among other things:
•
organizational documents;

•
due organization; subsidiaries;

•
capitalization;

•
authority; binding nature of the Merger Agreement; required votes;

•
non-contravention; consents;

•
SEC filings; financial statements;

•
absence of changes;

•
absence of undisclosed liabilities;

•
title to assets;

•
legal proceedings; orders;

•
customers and suppliers;

•
contracts;

•
employee and labor matters; benefit plans;

•
environmental matters;

•
taxes;

•
intellectual property;

•
privacy and data security;

•
compliance with laws; permits; regulatory matters;

•
insurance;

•
real estate;

•
registration statement and joint proxy statement/prospectus;

•
transactions with affiliates;

•
brokers and finders;

•
opinion of financial advisor;

•
certain business practices;

•
ownership of common stock; and

•
ownership and operations of Merger Sub (with respect to Standard BioTools and Merger Sub only).

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Merger, but their accuracy forms the basis of certain of the conditions to the obligations of Standard BioTools and SomaLogic to complete the Merger.
No Solicitation
The Merger Agreement provides that, except as described below, each of Standard BioTools and SomaLogic will not, and will cause it and its subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants and other advisors, agents and representatives not to, directly or indirectly:
•
solicit, initiate, induce, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below);

•
participate in any discussions or negotiations or cooperate in any way with any person regarding any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•
provide any non-public information or data concerning it or any of its subsidiaries to any person in connection with any Acquisition Proposal or for the purpose of soliciting, initiating, inducing,

encouraging or facilitating an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;
•
enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect to an Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal (other than an executed confidentiality agreement with terms at least as restrictive in all material respects (including with respect to confidentiality and restrictions on use)) on the person or group making such Acquisition Proposal as the terms of the confidentiality agreement entered into by Standard BioTools and SomaLogic are on the other party (an “Acceptable Confidentiality Agreement”);

•
adopt, approve, declare advisable or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (including by approving any transaction, or approving any person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);

•
take any action or exempt any person (other than the other party and its subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or its organizational or other governing documents; or

•
resolve, publicly propose or agree to do any of the foregoing actions.

Each of Standard BioTools and SomaLogic also agreed that it shall, and shall cause its subsidiaries and representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussions and negotiations with any person conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal, or inquiry, proposal, or offer that could reasonably be expected to lead to an Acquisition Proposal, and shall promptly terminate access by any such person to any physical or electronic data rooms relating to any such Acquisition Proposal. Each of Standard BioTools and SomaLogic also agreed to, within three business days after the date of the Merger Agreement, deliver a written notice to any person it entered into a confidentiality agreement in anticipation of an Acquisition Proposal, to the effect that it will end any discussions and negotiations such person and requiring the return or destruction of any confidential information furnished to such person. Each of Standard BioTools and SomaLogic will also (i) use its commercially reasonable efforts to have such confidential information returned to it or destroyed, (ii) immediately terminate all physical and electronic data room access provided to any such person or its representative, and (iii) prohibit any third party (other than the other party and its representatives) from having access to any physical or electronic data room relating to any possible Acquisition Proposal as of the date of the Merger Agreement. Each of Standard BioTools and SomaLogic further agreed to use commercially reasonable efforts to enforce the terms of each confidentiality agreement, and the terms of any standstill agreement, entered into with any other person, unless such party’s board of directors determined, in good faith after consultation with outside legal counsel, that such failure to take actions would be inconsistent with the fiduciary duties of the party’s board of directors to its stockholders under applicable law.
An “Acquisition Proposal” means, with respect to Standard BioTools or SomaLogic, any transaction or series of related transactions (other than the Contemplated Transactions) for:
•
any acquisition or purchase from such party by any person or “group” (as defined in or under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of more than 15% interest in the total outstanding securities (or instruments convertible into or exercisable or exchangeable for 15% or more of such securities) of such party, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or other transaction involving such party or any of its subsidiaries;

•
any tender offer (including self-tender) or exchange offer that if consummated would result in any person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning 15% or more of the total outstanding securities (or instruments convertible into or exercisable or exchangeable for 15% or more of such securities) of such party;

•
any merger, consolidation, business combination, share exchange, issuance of securities, acquisition of securities, reorganization, recapitalization or other similar transaction involving such party, pursuant to which the stockholders of such party immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction or any Standard BioTools entity thereof;

•
any sale, lease, exchange, transfer, license or disposition (in each case, other than in the ordinary course of business) of more than 15% of the assets of such party or its subsidiaries (taken as a whole) (measured by the fair market value thereof); or

•
any combination of the foregoing.

However, prior to the time the Standard BioTools Stockholder Approval or SomaLogic Stockholder Approval, as applicable, is obtained, such party may (i) subject to certain conditions, provide access to nonpublic information regarding such party or any of its subsidiaries to, and (ii) may engage or participate in discussions or negotiations with, any third party in response to a written bona fide Acquisition Proposal first received after the date of the Merger Agreement (and which has not been withdrawn), if:
•
such Acquisition Proposal did not result from a breach of the non-solicitation provisions of the Merger Agreement described above with respect to such Acquisition Proposal;

•
such party has provided prior written notice to the other party of the identity of the person or group making such Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (including, if applicable, copies of any material written communications), and its intention to engage or participate in any discussions or negotiations with any such person; and

•
such party’s board of directors determines in good faith, after consultation with its outside legal counsel and outside financial advisors, that such Acquisition Proposal either (x) constitutes or would reasonably be expected to result in a “Superior Proposal” (as defined below) and (y) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable laws.

Each of Standard BioTools and SomaLogic agreed to promptly (and in any event within 24 hours), notify the other party (orally and in writing) if (i) such party or any of its representatives receives any proposals, offers or any written or other inquiries with respect to an Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to an Acquisition Proposal, (ii) any person requests non-public information from such party or any of its representatives in connection with any Acquisition Proposal (provided that such party shall only be required to provide notice once per person under this clause (ii)), or (iii) any discussions or negotiations with respect to or that could reasonably be expected to lead to an Acquisition Proposal are sought to be initiated with such party (which notification shall include certain required information and ongoing notice obligations as further specified in the Merger Agreement). Thereafter, each of Standard BioTools and SomaLogic agreed to keep the other party reasonably informed, on a current basis (and in any event within 24 hours) of any material developments with respect to any such proposals or offers (including any amendments thereto), including by promptly providing copies of any additional requests, proposals or offers, including any drafts of proposed agreements and any amendments thereto and other information set forth in the foregoing, and provide copies of any written materials provided by such party and its representations to the person making such offer or proposal.
Each party agreed that it and its subsidiaries would not enter into a confidentiality agreement with any person that would prohibit it from providing confidential information to the other party pursuant to the terms of, or otherwise complying with its obligations under the no solicitation or negotiation and notice provisions of, the Merger Agreement; and that it would not provide any information to any other person pursuant to any confidentiality agreement entered into prior to the date of the Merger Agreement unless such person agreed prior to receipt of such information to waive any provision that would prohibit such party from providing confidential information to the other party pursuant to the terms of the Merger Agreement.
A “Superior Proposal” means, with respect to Standard BioTools or SomaLogic, any bona fide, written Acquisition Proposal on terms which the board of Standard BioTools or SomaLogic, as applicable, determines in its good faith judgment, after consultation with outside financial advisors and outside legal counsel, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person or group of persons making the proposal, and, if consummated, would result in a transaction more favorable to such party’s stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of the Contemplated Transactions and the time likely to be required to consummate such Acquisition Proposal); provided that for purposes of the definition of “Superior Proposal”, the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”
No Change in Recommendation or Alternative Acquisition Agreement
Except as provided below, the board of directors of Standard BioTools or SomaLogic, as applicable, and each committee thereof may not (i)(A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the other party, its recommendation to such party’s stockholders to, (1) in the case of Standard BioTools, approve the Standard BioTools Share Issuance and the Standard BioTools Charter Amendment (the “Standard BioTools Board Recommendation”) and (2) in the case of SomaLogic, adopt the Merger Agreement (the “SomaLogic Board Recommendation”), (B) approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Acquisition Proposal, or (C) remove such party’s Board Recommendation from or fail to include such party’s Board Recommendation in this joint proxy statement/prospectus (each, a “Change in Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or cause or permit such party or any of its subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) relating to or that could reasonably be expected to lead to any Acquisition Proposal or an agreement requiring such party (or that would require or could reasonably be expected to require such party) to abandon, terminate, delay or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement or that would otherwise materially impede, interfere with or be inconsistent with, the Contemplated Transactions (an “Alternative Acquisition Agreement”).
Exceptions to No Change in Recommendation and Alternative Acquisition Agreement
Notwithstanding the foregoing, upon receipt of a written Acquisition Proposal in compliance with the terms of the Merger Agreement by either party that has not been withdrawn and has been determined by the board of directors of such party in good faith, in consultation with outside financial advisors and outside legal counsel, to constitute a Superior Proposal, the board of directors of such party may make a Change in Recommendation and/or cause such party to terminate the Merger Agreement, in the manner further specified in the Merger Agreement, and to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Proposal (a “Specified Agreement”) with respect to such Superior Proposal prior to the receipt of such party’s stockholder approval if:
•
such party provided the other party with four business days’ written notice, which notice shall contain certain required information as further specified in the Merger Agreement;

•
prior to making such Change in Recommendation, such party engaged, and used its reasonable best efforts to cause its representatives to engage, in good faith negotiations with the other party, during such four-business day notice period to consider adjustments to the terms and conditions of the Merger Agreement or other proposals that may have been proposed in writing by the other party such that the Alternative Acquisition Agreement would cease to constitute a Superior Proposal;

•
the board of directors of such party determined in good faith, in consultation with outside financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed in writing by the other party and the results of the negotiations contemplated by the preceding bullet, such Superior Proposal continues to constitute a Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Change in Recommendation or terminate the Merger Agreement to enter into a Specified Agreement with respect to such Superior Proposal would be inconsistent with the fiduciary duties of such party’s board of directors to its stockholders under applicable law; and
•
in the event of a termination of the Merger Agreement in order to cause such party to enter into a Specified Agreement with respect to such Superior Proposal, such party has validly terminated the Merger Agreement in accordance with the terms thereof, including paying the Termination Fee (as defined below).

Notwithstanding the foregoing, the board of directors of such party may make a Change in Recommendation upon the occurrence of an Intervening Event (as defined below) prior to receipt of such party’s stockholder approval if:
•
such party provided the other party with four business days’ written notice, which notice shall contain certain required information as further specified in the Merger Agreement;

•
such party engaged in good faith negotiations with the other party, during such four business day notice period to consider adjustments to the terms and conditions of the Merger Agreement or other proposals that may have been proposed in writing by the other party such that the failure of such party’s board of directors to make a Change in Recommendation in response to the Intervening Event would no longer be inconsistent with the fiduciary duties of such party’s board of directors to its stockholders under applicable law; and

•
the board of directors of such party determined in good faith, in consultation with outside financial advisors and outside legal counsel, that, in light of such Intervening Event and taking into account any revised terms proposed in writing by the other party and the results of the negotiations contemplated by the preceding bullet, that the failure of the board of directors of such party to make a Change in Recommendation would be inconsistent with the fiduciary duties of such party’s board of directors to its stockholders under applicable law.

“Intervening Event” means any effect that is material to Standard BioTools or SomaLogic, as applicable and in each case their subsidiaries taken as a whole, occurring or arising after the date of the Merger Agreement that (i) was not known to, or reasonably foreseeable by, the board of directors of such party (or, if known, the magnitude or effect of which was not known to, or reasonably foreseeable) prior to the execution of the Merger Agreement, which effect (or magnitude) becomes known to, or reasonably foreseeable by, the board of directors of such party prior to the receipt of such party’s stockholder approval and (ii) does not relate to (A) an Acquisition Proposal made to such party or (B) (1) any changes in the market price or trading volume of either party, (2) the mere fact either party meets or exceeds any internal or analysts’ published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price or trading volume of the Standard BioTools Common Stock or SomaLogic Common Stock or the credit rating of either party (provided, that any facts or occurrences giving rise or contributing to such change or event may be taken into account when determining an Intervening Event), (3) any events or developments relating to the other party or any of its affiliates, (4) any event or development generally affecting the industries in which Standard BioTools or SomaLogic operate or in the economy generally or other general business, financial, market or political conditions, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (5) any change in any applicable law or other legal or regulatory conditions or changes in GAAP or other accounting standards, (6) any event or development to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by Standard BioTools or SomaLogic (or refrained to be taken by Standard BioTools or SomaLogic) pursuant to the Merger Agreement or the consummation of the Contemplated Transactions, including expiration or termination of waiting periods or the receipt of approvals, consents or clearances applicable to the Merger under antitrust laws, (7) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events or (8) any legal proceedings made or brought by any of the current or former stockholders of Standard BioTools or SomaLogic (on their own behalf or on behalf of Standard BioTools or SomaLogic) against Standard BioTools or SomaLogic, including legal proceedings arising out of the Contemplated Transactions.
Meetings of Stockholders
Unless the Merger Agreement is terminated in accordance with the terms of the Merger Agreement, Standard BioTools is obligated under the Merger Agreement to establish the record date for, duly call, give notice of and use its reasonable best efforts to convene and hold the Standard BioTools Special Meeting to consider and vote upon the Standard BioTools Share Issuance, which meeting shall in any event take place within 45 days after the declaration of the effectiveness of the Registration Statement.
Notwithstanding any Standard BioTools Change in Recommendation, Standard BioTools shall seek the Standard BioTools Stockholder Approval at the Standard BioTools Special Meeting unless the Merger Agreement is terminated in accordance with its terms prior to the Standard BioTools Special Meeting.
Unless the Merger Agreement is terminated in accordance with the terms of the Merger Agreement, SomaLogic is obligated under the Merger Agreement to establish the record date for, duly call, give notice of and use its reasonable best efforts to convene and hold the SomaLogic Special Meeting to consider and vote upon the adoption of the Merger Agreement, which meeting shall in any event take place within 45 days after the declaration of the effectiveness of the Registration Statement.
Notwithstanding any SomaLogic Change in Recommendation, SomaLogic shall submit the Merger Agreement to the holders of shares of SomaLogic Common Stock for adoption at the SomaLogic Special Meeting unless the Merger Agreement is terminated in accordance with its terms prior to the SomaLogic Special Meeting.
Covenants; Conduct of Business Pending the Merger
Each of Standard BioTools and SomaLogic agreed that during the period from the date of the Merger Agreement to the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time (the “Interim Period”), it will, and cause each of its subsidiaries to, (i) to conduct its business in the ordinary course of its normal operations and consistent in all material respects with past practices (the “Ordinary Course of Business”) and (ii) use commercially reasonable efforts to preserve intact the material components of its present business organization, keep available the services of its present officers and key employees in all material respects, preserve its relationships with manufacturers, suppliers, vendors, distributors, governmental entities, customers, licensors, licensees and other material business relations, comply with all applicable laws in all material respects and maintain in effect all permits necessary to the conduct of such party’s business and renew any such permits that would otherwise expire, except as (a) set forth in the disclosure schedules (the “Disclosure Schedules”) delivered by Standard BioTools or SomaLogic, as applicable pursuant to the Merger Agreement, (b) expressly contemplated or permitted by the Merger Agreement, (c) as required by applicable laws or (d) as consented to in writing by the other party, which consent shall not be unreasonably withheld, delayed or conditioned. Each of Standard BioTools and SomaLogic also agreed that, subject to certain limited exceptions, without the consent of the other party, it will not, and will not cause or permit any of its subsidiaries to, during the Interim Period (except as set forth in such party’s Disclosure Schedules, expressly permitted by or required in accordance with the Merger Agreement or as required by applicable laws):
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establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or property) in respect of any shares of its capital stock or other equity interests or securities or repurchase, redeem or otherwise reacquire any shares of its capital stock or other equity interests or securities (except repurchases from terminated employees, directors or consultants of such party or in connection with the payment of the exercise price and/or withholding taxes incurred upon the exercise, settlement or vesting of any award or purchase rights granted under such party’s equity compensation plans in accordance with the terms of such award in effect on the date of the Merger Agreement);

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sell, issue, grant, modify, reprice, pledge or otherwise dispose of or encumber or authorize: (1) any capital stock or other equity interests or security of such party (and with respect to Standard BioTools,

Merger Sub) (except for shares of such party’s common stock issued upon the valid exercise or conversion of outstanding options or warrants or settlement of restricted stock units); (2) any option, warrant or right to acquire any capital stock or any other equity interests or security (other than equity awards granted to (A) new employees, service providers or board members who were offered a specific number of equity awards as part of an offer letter entered into prior to the date of the Merger Agreement or, in the Ordinary Course of Business, after the date of the Merger Agreement and (B) existing employees, service providers or board members in the Ordinary Course of Business as annual incentive compensation (provided, that the aggregate number of equity awards granted by such party during the Interim Period pursuant to the preceding exceptions, whether or not any such equity awards are exercised, terminated or forfeited during the Interim Period, many not exceed the number of equity awards set forth in such party’s Disclosure Schedules, the strike price of any such options shall be determined using the fair market valuation methodology set forth on such party’s Disclosure Schedules and such equity awards shall only be exercisable for such party’s common stock)); or (3) any instrument convertible into or exchangeable for any capital stock or other equity interests or security of such party or any of its subsidiaries (and, with respect to Standard BioTools, Merger Sub);
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except as required by the terms of the Merger Agreement, adopt, amend, terminate or waive or propose to adopt, amend, terminate or waive such party’s or its subsidiaries’ organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except for the Contemplated Transactions;

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except as required by the terms of the Merger Agreement, adopt, amend, terminate or waive or propose to adopt, amend, terminate or waive any of such party’s equity plans, any provision of any agreement regarding any of such party’s outstanding stock options, restricted stock unit grant, or performance-based vesting restricted stock unit grant, or otherwise modify any of the terms of any outstanding option, restricted stock unit, warrant or other equity interest or security or any related contracts or agreements;

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adopt or implement any stockholder rights plan or similar arrangement;

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form any subsidiary or acquire or propose to acquire any equity interest or other interest in, or business of, any other entity or enter into a joint venture with any other entity (other than, with respect to Standard BioTools, Merger Sub);

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(1) lend money to any person (except for the advancement of expenses to employees, directors and consultants in the Ordinary Course of Business), (2) incur or guarantee any indebtedness for borrowed money, (3) guarantee any debt securities of others, or (4) other than the incurrence or payment of transaction expenses, make any capital expenditure for any two-month period in excess of 110% of the budgeted capital expenditure amounts for such two-month period set forth in such party’s operating budget (such party’s “Budget”) delivered to the other party concurrently with the execution of the Merger Agreement;

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other than as required by the terms of any employee benefit plan as in effect on the date of the Merger Agreement: (1) adopt, terminate, establish or enter into any employee benefit plan, other than in the Ordinary Course of Business; (2) cause or permit any employee benefit plan to be amended in any material respect other than in the Ordinary Course of Business; or (3) increase or modify the amount or form of the wages, salary, commissions, or bonus compensation payable to any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business not in excess of the amounts set forth in such party’s Disclosure Schedules;

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recognize any labor union or labor organization, except as otherwise required by applicable laws;

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hire any employee, or terminate any existing employee, who (1) has (or would have, if hired) a total target annual compensation opportunity (base salary, target bonus, other target incentive opportunity and target cash long-term incentive opportunity) of $350,000 or more or (2) holds (or would hold, if hired) a vice president-level position, in each case, other than termination for cause (as determined in such party’s reasonable discretion), the hiring of new employees to fill vacant positions in the

Ordinary Course of Business, so long as the total target annual compensation opportunity of such new employees does not exceed 10% of the total target annual compensation opportunity of the former employee whose position such new employee fills, and the hiring of new employees to fill new or vacant positions with the salary ranges set next to such position on such party’s Disclosure Schedules;
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(1) acquire any material asset (including material intellectual property rights, excluding, for the avoidance of doubt, the creation of intellectual property rights in the Ordinary Course of Business) or properties, (2) sell, lease or otherwise irrevocably dispose of any of its material assets or properties (other than intellectual property rights), or (3) except in the Ordinary Course of Business, grant any lien, other than a lien of the type, nature and scope permitted by the Merger Agreement, with respect to any material asset (including intellectual property rights or properties) to be permitted;

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sell, assign, transfer, license or sublicense intellectual property (other than pursuant to non-exclusive licenses in the Ordinary Course of Business) or otherwise dispose of any material intellectual property (other than the disclosure of trade secrets in support of the business of such party or any of its subsidiaries, abandonment of applications for registration of intellectual property rights in the ordinary course of prosecution or abandonment of registered intellectual property rights through non-renewal, each of the foregoing in the Ordinary Course of Business);

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disclose to any third party (other than pursuant to written confidentiality obligations) or otherwise fail to preserve and maintain, any trade secrets, know-how, methods, protocols, specifications, techniques, data or other confidential information or ideas;

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make, change or revoke any material tax election, fail to pay any income or other material tax as such tax becomes due and payable, file any amendment making any material change to any tax return, settle or compromise any income tax or other material tax liability or submit any voluntary disclosure application, enter into any tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not the allocation of taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income tax or other material taxes (other than pursuant to an extension of time to file any tax return granted in the Ordinary Course of Business of not more than seven months), or adopt or change any material accounting method in respect of taxes;

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enter into, materially amend, terminate or expressly release any material rights under any material contract, or purchase order, work order or quality agreement with respect thereto, or enter into any contract that would be considered a material contract if in effect on the date hereof except that such party may enter into, and amend, contracts with material customers or material suppliers in the Ordinary Course of Business to the extent such contract is not, or, if such contract or amendment was in effect on the date hereof, would not be considered a material contracts pursuant to certain provisions of the Merger Agreement;

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enter into, or materially amend the milestone, royalty or similar contingent payment terms of, any contract under which such party or any of its subsidiaries has continuing milestone, royalty or similar contingent payment obligations, including upon the achievement of regulatory or commercial milestones or obligations to pay any royalty, dividend or similar payment based on the revenues or profits of such party or any of its subsidiaries, in each case, excluding indemnification and performance guarantee obligations provided in the Ordinary Course of Business;

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other than in the Ordinary Course of Business, make any expenditures, incur any liabilities or discharge any liabilities, in each case, for any two-month period in amounts that exceed 110% of such party’s Budget for such two-month period;

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other than as required by law or GAAP, take any action to change accounting policies or procedures;

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make or amend any material filings with any governmental entity related to any of such party’s products;

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initiate or settle any legal proceeding;

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enter into or amend a contract if such contract or amendment would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions;

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fail to maintain in full force and effect the existing insurance policies or to renew or replace such insurance policies with comparable insurance policies;

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dissolve or liquidate such party or any of its subsidiaries;

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enter into any new line of business outside of such party’s existing business;

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enter into any material transaction other than in the Ordinary Course of Business; or

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agree, resolve or commit to do any of the foregoing.

Regulatory Approvals Required for the Merger
Each of Standard BioTools and SomaLogic agreed:
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that each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws in connection with the Merger and the Contemplated Transactions;

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that each party shall use reasonable best efforts to (i) prepare and file, as promptly as possible, but not later than 10 business days after the date of the Merger Agreement as it relates to the HSR Act, any and all documentation to effect all necessary filings required by applicable antitrust laws with respect to the Merger, (ii) deliver as promptly as practicable to the appropriate governmental entities any additional information and documentary material that may be requested by any governmental entity in connection with the Merger, and (iii) obtain as promptly as possible, all consents, clearances and approvals required to be obtained from any governmental entity that are necessary, proper or advisable to consummate the Merger, including responding to, and substantially complying with, a request for additional information or documentary material received pursuant to the HSR Act and advocating for antitrust clearance;

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to the extent permitted by applicable law, each party shall promptly advise the other party of any material communication between it or its affiliates and any governmental entity regarding the Merger or otherwise materially affecting its ability to timely consummate the Merger;

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each party shall consult and cooperate with the other party, and consider in good faith the views of the other party, in connection with, and provide to the other in advance (to the extent legally permissible), any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of such party in connection with proceeds under or relating to antitrust laws;

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each party will (i) notify the other party of all meetings or substantive communications with any governmental entity relating to any antitrust laws, and give the other party an opportunity to participate in each of such meetings, (ii) promptly notify the other party of all substantive oral and written communications with any governmental entity related to any antitrust laws, (iii) provide the other party with a reasonable advance opportunity to review and comment upon all written communications with a governmental entity regarding antitrust laws and (iv) provide the other party with copies of all written communications from any governmental entity relating to any antitrust laws;

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Standard BioTools shall, and shall cause each of its subsidiaries and affiliates, to take reasonable actions necessary to obtain any consents, clearance or approvals required under or in connection with antitrust laws to expeditiously close the Merger or the other transactions contemplated by the Merger Agreement (and in any event by or prior to the termination date of the Merger Agreement);

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Standard BioTools shall not, and shall cause each of its subsidiaries and affiliates not to, acquire or agree to acquire any rights, interests, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise) or take any other actions, if such acquisition or action would reasonably be expected to (i) prevent, materially delay, or adversely affect in any material respect the ability of Standard BioTools and its affiliates to consummate the Merger or any of the

Contemplated Transactions, or (ii) cause any party to be required to obtain any clearances, consents, approvals, waivers, waiting period expirations or terminations, non-actions or other authorizations under any laws with respect to the Merger or the other transactions contemplated by the Merger Agreement.
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each party will bear its own expenses and costs incurred by such party in connection with any filings and submissions pursuant to antitrust laws;

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each party shall use commercially reasonable efforts to obtain any consents, approvals or waivers of third parties with respect to certain contracts set forth on such party’s Disclosure Schedules and any to which such party is a party, upon the reasonable request of the other party, as may be necessary for consummation of the Contemplated Transactions or required by such contract as a result of the Merger or the other Contemplated Transactions; and

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notwithstanding the preceding bullets, neither party shall be required to (i) sell, divest or otherwise dispose of (including by license) or hold separate any assets or businesses of such party or any of its affiliates or subsidiaries, as applicable, (ii) litigate against any governmental entity or defend against any administrative or judicial action that is instituted (or threatened to be instituted) by a governmental entity challenging the Merger or (iii) modify, amend or terminate any existing contract to which such party is a party or enter into any agreement to restrict the ownership or operation of any assets or businesses of such party or any of its affiliates or subsidiaries, as applicable, unless, such modification, amendment, termination or agreement would not reasonably be expected to have, individually or in the aggregate, a material and negative effect on Standard BioTools and its subsidiaries (including SomaLogic following the closing of the Merger), taken as a whole, following the closing.

Indemnification; Directors’ and Officers’ Insurance
The Merger Agreement provides that, for a period of six years from the date of the Effective Time, Standard BioTools shall cause all rights to exculpation, indemnification and advancement by SomaLogic and its subsidiaries existing in favor of any person who is, has been or becomes prior to the Effective Time a director or officer of SomaLogic or any of its subsidiaries for their acts and omissions as directors and officers of SomaLogic or any of its subsidiaries occurring prior to the Effective Time, as provided in SomaLogic’s or its applicable subsidiary’s organizational documents and as provided in any indemnification agreement between SomaLogic and such person to survive the Merger and be observed by the Surviving Company to the fullest extent permitted by Delaware law.
The Merger Agreement provides that SomaLogic shall purchase prior to the Effective Time a tail policy or policies under SomaLogic’s current directors’ and officers’ liability insurance policies program (collectively, the “D&O Tail Policy”), which D&O Tail Policy (i) will be effective for a period from the Effective Time until the sixth anniversary of the Closing Date with respect to claims arising from acts, errors or omissions that existed or occurred prior to or at the Effective Time and (ii) will contain coverage that is at least as protective as the coverage provided by such existing policies. The total annual premium for the D&O Tail Policy shall not exceed 300% of the annual premiums most recently paid by SomaLogic for such insurance prior to the Effective Time (the “Maximum Premium”). Standard BioTools shall cause such D&O Tail Policy to be maintained in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Company. In the event any future annual premiums for the D&O Tail Policy exceed the Maximum Premium, the Surviving Company will be entitled to reduce the amount of coverage of the D&O Tail Policy to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. In the event that such run-off or tail endorsement is not reasonably available to SomaLogic prior to the Effective Time, the Surviving Company shall maintain in effect the existing policy of directors’ and officers’ liability insurance maintained by SomaLogic until the sixth anniversary of the Closing Date (provided, that the Surviving Company shall not be required to pay annual premiums in excess of the Maximum Premium).

Other Agreements
Each of Standard BioTools and SomaLogic has agreed to:
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during the Interim Period, promptly notify the other party in writing upon becoming aware of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any condition to closing of the Merger impossible;

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during the Interim Period, promptly advise the other party in writing upon becoming aware of (i) any claim asserted or legal proceeding commenced, or, to the party’s knowledge, either: (A) with respect to a governmental entity, overtly threatened; or (B) with respect to any other person, threatened in writing, in each case against, relating to, involving or otherwise affecting any of the Contemplated Transactions; (ii) any knowledge of any notice from any person alleging that the consent of such person is or may be required in connection with the Merger or any of the Contemplated Transactions; and (iii) any other material legal proceeding or material claim threatened in writing, commenced or asserted against any party or its respective subsidiaries;

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subject to certain conditions, afford the other party’s representatives reasonable access (at the requesting party’s cost) under the supervision of appropriate personnel of the other party, during normal business hours during the period prior to the Effective Time, to the other party’s, and each of its subsidiaries’ employees, properties, assets, books, records and contracts and, during such period, each of Standard BioTools and SomaLogic shall, and shall cause each of its subsidiaries to, furnish as promptly as practicable to the other all other information concerning its or any of its subsidiaries’ capital stock, business and personnel as may reasonably be requested by the other, as and when reasonably requested by the other party;

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use its reasonable best efforts to, and cause its subsidiaries to, cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, as amended, and, if requested by the SEC, use their respective reasonable best efforts to cause its respective counsel to deliver a tax opinion; and

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during the Interim Period following the initial joint press release with respect to the Merger and the Contemplated Transactions, consult with each other prior to making any press releases or other public announcements concerning the Merger and any filings with any governmental entity, subject to certain exceptions.

Standard BioTools has agreed to:
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during the Interim Period, use its reasonable best efforts to cause the shares of Standard BioTools Common Stock issued in the Standard BioTools Share Issuance to be approved for listing on The Nasdaq Global Select Market;

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provide each individual who is both employed by SomaLogic as of the Closing Date and continues employment with Standard BioTools or one of its subsidiaries after such date (each, a “Continuing Employee”) with (i) base compensation that is no less favorable than the base compensation provided to such individual immediately prior to the Effective Time and (ii) employee benefits (excluding equity and equity-based compensation) that are no less favorable, in the aggregate, than the employee benefits provided to such individual immediately prior to the Effective Time, in each case until December 31, 2024 (or, if earlier, the termination of employment of such individual);

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if the closing of the Merger occurs after April 1, 2024, provide each Continuing Employee with target annual or short-term cash incentive opportunities for the calendar year 2024 that are approved for such individuals by the compensation committee of the SomaLogic Board prior to the Effective Time, which shall not exceed the amount set forth in SomaLogic’s Disclosure Schedules; and

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honor and pay 2023 incentive compensation bonuses as determined by the compensation committee of the SomaLogic Board prior to the Effective Time based on past practice and not to exceed the amounts set forth in SomaLogic’s Disclosure Schedules unless such bonuses have been paid prior to the closing of the Merger.

SomaLogic has agreed to:
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during the Interim Period, cooperate with Standard BioTools and take, or cause to be taken, all actions necessary, proper or advisable under applicable laws and rules and policies of Nasdaq to permit its shares of capital stock and any other security issued by SomaLogic and listed on The Nasdaq Capital Market to be de-listed and de-registered under the Exchange Act as soon as possible following the Effective Time;

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unless otherwise directed by Standard BioTools in writing at least five business days before the Effective Time, (i) take all actions necessary to terminate each employee benefit plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (each a “SomaLogic 401(k) Plan”) effective not later than the date immediately preceding the Closing Date and (ii) prior to and conditioned upon the termination of the SomaLogic 401(k) Plans, take any action necessary to fully vest any and all unvested amounts of the accounts of all participants in SomaLogic 401(k) Plans; and

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obtain and deliver to Standard BioTools at or prior to the Effective Time the resignation of each officer and director of SomaLogic and each of its subsidiaries effective as of the Effective Time.

Termination
The Merger Agreement may be terminated at any time before the Effective Time, whether before or after the Standard BioTools Stockholder Approval and the SomaLogic Stockholder Approval have been obtained, as set forth below:
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by mutual written consent of Standard BioTools and SomaLogic; or

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by either Standard BioTools or SomaLogic, if (a) the Merger has not been consummated by 11:59 p.m. Eastern Time on May 1, 2024 (the “Terminate Date”) (provided, that if on the Termination Date the waiting period (and any extension thereof) applicable to the Merger or any of the Contemplated Transactions under the HSR Act or any other applicable antitrust laws have not expired or been terminated, either party may, upon written notice to the other party, extend the Termination Date on one or more occasions, for additional periods of up to 30 days per extension, until October 4, 2024), (b) the Standard BioTools Stockholder Approval was not obtained at the Standard BioTools Special Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of the Merger Agreement was taken, (c) the SomaLogic Stockholder Approval was not obtained at the SomaLogic Special Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of the Merger Agreement was taken, or (d) if any applicable law, judgment or other legal restraint or binding order or determination by any governmental entity restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger and such restraint shall have become final and non-appealable, in each of (a), (b) and (c) where the terminating party’s material breach of the Merger Agreement is not the cause of, or has resulted in, the failure of such condition and in (d) where the terminating party’s complied with its obligations with respect to regulatory matters under the Merger Agreement;

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by Standard BioTools, if:

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prior to the Effective Time, SomaLogic breaches any of its representations, warranties, covenants or agreements contained in the Merger Agreement, or any such representation and warranty shall have become untrue after the date of the Merger Agreement, such that any of SomaLogic’s conditions to closing the Merger would not be satisfied, and such breach or failure, to be true is not curable, or, if curable, is not cured in accordance with the terms of the Merger Agreement; provided, that Standard BioTools shall not have the right to terminate the Merger Agreement pursuant to this provision if Standard BioTools is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement;

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prior to obtaining the SomaLogic Stockholder Approval, (i) SomaLogic Change in Recommendation has occurred, (ii) the SomaLogic Board has failed to publicly reaffirm its recommendation to approve the SomaLogic Board Recommendation within 10 business days after Standard BioTools so requests in writing following the public disclosure of any Acquisition

Proposal with any person other than Standard BioTools (or if the SomaLogic Special Meeting is scheduled to be held within 10 business days of the written request of Standard BioTools, promptly and in any event prior to the date of which the SomaLogic Special Meeting is scheduled to be held) (iii) the SomaLogic Board has failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an Acquisition Proposal (including by taking no position with respect to the acceptance of such tender offer or exchange offer by SomaLogic’s stockholders) within 10 business days of the commencement of such tender offer or exchange offer or (iv) SomaLogic has intentionally and materially breached its no solicitation or negotiation and notice obligations under the Merger Agreement, provided, that Standard BioTools’ right to terminate the Merger Agreement pursuant to this provision shall expire upon receipt of the SomaLogic Stockholder Approval; or
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prior to obtaining the Standard BioTools Stockholder Approval, in order to accept a Superior Proposal and, substantially concurrently with such termination, to enter into a Specified Agreement, provided that Standard BioTools has complied in all material respects with its no solicitation or negotiation and notice obligations under the Merger Agreement with respect to such Superior Proposal and pays the Termination Fee.

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by SomaLogic, if:

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prior to the Effective Time, Standard BioTools breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, or any such representation and warranty has become untrue after the date of the Merger Agreement, such that any of Standard BioTools’ conditions to closing the Merger would not be satisfied, and such breach or failure to be true is not curable, or, if curable, is not cured in accordance with the terms of the Merger Agreement; provided, that SomaLogic shall not have the right to terminate the Merger Agreement pursuant to this provision if SomaLogic is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or

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prior to obtaining the Standard BioTools Stockholder Approval, (i) a Standard BioTools Change in Recommendation has occurred, (ii) the Standard BioTools Board has failed to publicly reaffirm its recommendation to approve the Standard BioTools Board Recommendation within 10 business days after SomaLogic so requests in writing following the public disclosure of any Acquisition Proposal with any person other than SomaLogic (or if the Standard BioTools Special Meeting is scheduled to be held within 10 business days of the written request of SomaLogic, promptly and in any event prior to the date of which the Standard BioTools Special Meeting is scheduled to be held), (iii) the Standard BioTools Board has failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an Acquisition Proposal (including by taking no position with respect to the acceptance of such tender offer or exchange offer by Standard BioTools’ stockholders) within 10 business days of the commencement of such tender offer or exchange offer or (iv) Standard BioTools has intentionally and materially breached its no solicitation or negotiation and notice obligations under the Merger Agreement, provided, that SomaLogic’s right to terminate the Merger Agreement pursuant to this provision shall expire upon receipt of the Standard BioTools Stockholder Approval; or

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prior to obtaining the SomaLogic Stockholder Approval, in order to accept a Superior Proposal and, substantially concurrently with such termination, to enter into a Specified Agreement, provided that SomaLogic has complied in all material respects with its no solicitation or negotiation and notice obligations under the Merger Agreement with respect to such Superior Proposal and pays the Termination Fee.

Termination Fee and Expense Reimbursement
The Merger Agreement provides that the payment of a termination fee in the amount of $19,123,214, in the case of Standard BioTools, and in the amount of $17,176,173, in the case of SomaLogic (in each case, the “Termination Fee”), will be payable by the terminating party to the non-terminating party under the following circumstances:

•
In the event that (i) after the date of the Merger Agreement, an Acquisition Proposal has been made to Standard BioTools or SomaLogic, as applicable (the “Paying Party”), and such Acquisition Proposal becomes publicly known prior to the Paying Party’s Special Meeting and, in either case, such Acquisition Proposal has not been withdrawn at the time of the Paying Party’s Special Meeting, or a third party has publicly announced an intention to make an Acquisition Proposal and such intention has not been withdrawn at the time of the Paying Party’s Special Meeting, (ii) the Merger Agreement is terminated (A) by either party due to the Merger not being consummated by the Termination Date, (B) by either party due to the Paying Party’s stockholder approval not being obtained at the Paying Party Special Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of the Merger Agreement was taken, where the terminating party’s material breach of the Merger Agreement is not the cause of, or has resulted in, the failure of to obtain the Paying Party’s stockholder approval, or (C) by the other party (the “Non-Paying Party”) due to the Paying Party breaching any of its representations, warranties, covenants or agreements contained in the Merger Agreement, or any such representation and warranty having become untrue after the date of the Merger Agreement, such that any of the Non-Paying Party’s conditions to closing the Merger would not be satisfied, and such breach or failure, if curable, is not cured in accordance with the terms of the Merger Agreement (provided, that the Non-Paying Party shall not have the right to terminate the Merger Agreement pursuant to this provision if the Non-Paying Party is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement), and (iii) within 12 months after such termination, the Paying Party enters into an Alternative Acquisition Agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal (solely for purposes of this provision, the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”); then, in each case, the Paying Party shall, subject to certain conditions, pay the Non-Paying Party the Termination Fee.

•
In the event that the Merger Agreement is terminated by the Non-Paying Party if, prior to obtaining its stockholder approval, (i) a Paying Party Change in Recommendation shall have occurred, (ii) the Paying Party board of directors shall have failed to publicly reaffirm its recommendation to approve its Board Recommendation within 10 business days after the Non-Paying Party so requests in writing following the public disclosure of any Acquisition Proposal with any person other than the Non-Paying Party (or if the Paying Party Special Meeting is scheduled to be held within 10 business days of the written request of the Non-Paying Party , promptly and in any event prior to the date of which the Paying Party Special Meeting is scheduled to be held), (iii) the Paying Party board of directors shall have failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an Acquisition Proposal (including by taking no position with respect to the acceptance of such tender offer or exchange offer by the Paying Party’s stockholders) within 10 business days of the commencement of such tender offer or exchange offer or (iv) the Paying Party shall have intentionally and materially breached its no solicitation or negotiation and notice obligations under the Merger Agreement, provided, that the Paying Party’s right to terminate the Merger Agreement pursuant to this provision shall expire upon receipt of the Non-Paying Party’s stockholder approval; then, in each case, the Paying Party shall, subject to certain conditions pay the Non-Paying Party the Termination Fee.

•
In the event that the Merger Agreement is terminated by the Paying Party, prior to obtaining the Paying Party’s stockholder approval, in order to accept a Superior Proposal and, substantially concurrently with such termination, to enter into a Specified Agreement, provided that the Paying Party has complied in all material respects with its no solicitation or negotiation and notice obligations under the Merger Agreement with respect to such Superior Proposal; then, the Paying Party shall, subject to certain conditions, pay the Non-Paying Party the Termination Fee simultaneously with such termination and execution of the Specified Agreement (or if the Specified Agreement is executed on a day that is not a business day, the next business day).

In no event shall either party be required to pay the Termination Fee more than once, and the Termination Fee shall be reduced by an amount equal to the Fee Reimbursement (as defined below) actually paid to the Non-Paying Party.

The Merger Agreement provides that each party will reimburse the other party for all reasonable out-of-pocket fees and expenses incurred by such party in connection with the Merger Agreement and the Contemplated Transactions, up to a maximum of $2,000,000 (in each case, the “Fee Reimbursement”), if the Merger Agreement is terminated by Standard BioTools or SomaLogic, as applicable, due to (i) the other party’s stockholder approval not being obtained at such party’s Special Meeting; or (ii) prior to the Effective Time, such other party breaching any of its representations, warranties, covenants or agreements contained in the Merger Agreement, or any such representation and warranty having become untrue after the date of the Merger Agreement, such that any of its conditions to closing the Merger would not be satisfied, and such breach or failure to be true is not curable or, if curable, is not cured in accordance with the terms of the Merger Agreement (provided, that the terminating party shall not have the right to terminate the Merger Agreement pursuant to this subsection (ii) if the terminating party is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement).
Specific Performance
The parties to the Merger Agreement acknowledged and agreed that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The parties accordingly agreed that each party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages (and each party waived any requirement for the security or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Standard BioTools or SomaLogic otherwise have an adequate remedy at law. The parties acknowledged that the agreements described in this paragraph are an integral part of the Contemplated Transactions, and that, without these agreements, the parties would not have entered into the Merger Agreement. In no event shall either Standard BioTools or SomaLogic be entitled to both (i) specific performance to cause the other party to consummate the closing of the Merger and (ii) payment of the Termination Fee.
Expenses
Except as described under the headings of the Merger Agreement entitled “Termination Fee and Expenses Reimbursement,” whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Contemplated Transactions will be paid by the party incurring such expense.
Amendment
The Merger Agreement may be amended by an instrument in writing signed by the parties at any time, except that after the Merger Agreement has been adopted and approved by the stockholders of a party, no amendment which by law requires further approval by the stockholders of such party shall be made without such further approval.
Governing Law
The Merger Agreement is governed by the laws of the State of Delaware.

STANDARD BIOTOOLS AND SOMALOGIC UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On October 4, 2023, Standard BioTools Inc. (“Standard BioTools”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SomaLogic, Inc. (“SomaLogic”) and Martis Merger Sub Inc. (“Merger Sub”). The merger contemplated by the Merger Agreement will be implemented through a merger of Merger Sub with and into SomaLogic, with SomaLogic becoming a wholly owned subsidiary of Standard BioTools (the “Merger”).
The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Standard BioTools and SomaLogic; and is adjusted to give effect to the proposed Merger. Under the terms of the Merger Agreement, upon consummation of the proposed Merger, SomaLogic shareholders will receive 1.11 shares (the “Exchange Ratio”) of Standard BioTools common stock (“Standard BioTools Common Stock”) for each share of SomaLogic common stock (“SomaLogic Common Stock”) issued and outstanding as of the effective time of the Merger (the “Effective Time”) and cash in lieu of the fractional shares. In connection with the proposed Merger, all SomaLogic Common Stock will be cancelled and converted into the right to receive Standard BioTools Common Stock. Based on a stock price of $2.50 as of November 27, 2023, the estimated total purchase price is equal to approximately $552.9 million. Upon the close of the proposed Merger, Standard BioTools shareholders will own approximately 43% of the combined company, and SomaLogic shareholders will own approximately 57% of the combined company on a fully diluted basis. The combined company will account for the transaction as a business combination between Standard BioTools and SomaLogic using the acquisition method of accounting with Standard BioTools as the accounting acquirer.
The following unaudited pro forma condensed combined balance sheet as of September 30, 2023, and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022, and the nine months ended September 30, 2023, are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated balance sheets of Standard BioTools and SomaLogic as of September 30, 2023 and gives effect to the proposed Merger as if it occurred on September 30, 2023. The unaudited pro forma condensed combined statements of operations combine the historical results of Standard BioTools and SomaLogic for the year ended December 31, 2022 and the nine months ended September 30, 2023 and give effect to the proposed Merger as if it occurred on January 1, 2022.
The historical financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma adjustments deemed to be directly related to the proposed Merger and expected to be incurred either prior to the transaction or post-close, irrespective of whether such adjustment is deemed to be recurring.
The pro forma adjustments are subject to modification based on the final purchase price which is based on the value of Standard BioTools Common Stock and the fair value of the replacement Standard BioTools stock options issued on the closing date, the final determination of the fair value of the assets acquired and liabilities assumed and additional information that may become available. This may cause the final adjustments to be materially different from the unaudited pro forma condensed combined financial information presented below. Management performed a preliminary review of SomaLogic’s accounting policies and did not identify any material adjustments to be made to align accounting policies. Following the consummation of the proposed Merger, Standard BioTools management will perform a detailed review of SomaLogic’s accounting policies in an effort to determine if differences in accounting policies require further adjustment or reclassification of SomaLogic’s results of operations or assets or liabilities to conform to Standard BioTools accounting policies and classification. As a result, Standard BioTools may subsequently identify additional differences in the accounting policies which could have a material impact on the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the proposed business combination had been completed on the dates set forth above, nor is it indicative of future results or financial position of the combined company. The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the proposed business combination. The pro forma adjustments, which Standard BioTools believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.
These unaudited pro forma condensed combined financial statements should be read in conjunction with the following:
•
The accompanying notes to the unaudited pro forma condensed combined financial information;

•
The historical audited consolidated financial statements of Standard BioTools as of and for the year ended December 31, 2022, included in Standard BioTools’ Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 14, 2023;

•
The historical unaudited condensed consolidated financial statements of Standard BioTools as of and for the nine months ended September 30, 2023, included in Standard BioTools’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 7, 2023;

•
The historical audited consolidated financial statements of SomaLogic as of and for the year ended December 31, 2022, included in SomaLogic’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 28, 2023; and

•
The historical unaudited condensed consolidated financial statements of SomaLogic as of and for the nine months ended September 30, 2023, included in SomaLogic’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 8, 2023.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2023
(In thousands)
	Standard BioTools Inc (Historical)	SomaLogic Inc (Note 3)	Transaction Accounting Adjustments	Note 5	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$79,655	$305,571	$(1,900)	A	$383,326
Short-term investments	49,195	148,239	—		197,434
Accounts receivable	16,560	20,730	—		37,290
Inventories, net	21,927	13,884	—		35,811
Prepaid expenses and other current assets	3,404	5,681	(379)	B	8,706
Total current assets	170,741	494,105	(2,279)		662,567
Property and equipment, net	24,538	18,172	—		42,710
Non-current inventories, net	—	11,119	—		11,119
Accounts receivable, net of current portion	—	8,681	—		8,681
Operating lease right-of-use asset, net	31,191	4,268	74	C	35,533
Other non-current assets	2,390	1,604	—		3,994
Intangible assets		16,700	(16,700)	D	—
Developed technology, net	4,200	—	27,000	D	31,200
Trade name	—	—	5,300	D	5,300
Customer relationships	—	—	10,500	D	10,500
Goodwill	106,225	10,399	26,581	E	143,205
Total assets	$339,285	$565,048	$50,476		$954,809
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,327	$11,458	$—		$18,785
Accrued compensation and related benefits	10,423	9,363	(159)	F	19,627
Operating lease liabilities, current	3,980	1,970	(142)	C	5,808
Deferred revenue, current	$11,234	3,074	$—		14,308
Deferred grant income, current	3,637	—	—		3,637
Other accrued liabilities	10,199	1,916	17,087	G	29,202
Term loan, current	5,000	—	—		5,000
Total current liabilities	51,800	27,781	16,786		96,367
Convertible notes, net	54,975	—	—		54,975
Term loan, non-current	4,615	—	—		4,615
Deferred tax liability	1,017	1,060	(1,060)	H	1,017
Operating lease liabilities, non-current	31,150	2,763	(249)	C	33,664
Deferred revenue, non-current	3,474	30,944	—		34,418
Deferred grant income, non-current	11,635	—	—		11,635
Warrant liability		2,317	(2,317)	I	—
Other non-current liabilities	1,086	3,444	—		4,530
Total liabilities	159,752	68,309	13,160		241,221
Mezzanine equity:	311,253	—	—		311,253
Stockholders’ equity (deficit):
Preferred stock	—	—	—		—
Common stock	82	19	190	F,J,K	291
Additional paid-in capital	856,926	1,186,420	(633,746)	F,J,K	1,409,600
Accumulated other comprehensive loss	(1,949)	(14)	14	K	(1,949)
Accumulated deficit	(980,976)	(689,686)	670,858	A,E,G,J	(999,804)
Treasury stock at cost	(5,803)	—	—		(5,803)
Total stockholders’ equity (deficit)	(131,720)	496,739	37,316		402,335
Total liabilities and stockholders’ equity (deficit)	$339,285	$565,048	$50,476		$954,809

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023
(In thousands, except for share and per share amounts)
	Standard BioTools Inc (Historical)	SomaLogic Inc (Note 3)	Transaction Accounting Adjustments	Note 5	Pro Forma Combined
Revenue:
Product revenue	$57,814	$7,513	$—		$65,327
Service revenue	19,268	52,882	—		72,150
Development revenue	—	2,288	—		2,288
Other revenue	1,070	212	—		1,282
Total revenue	78,152	62,895	—		141,047
Cost of revenue
Cost of product revenue	33,276	3,773	190	D,F	37,239
Cost of service and other revenue	7,783	31,353	1,283	D,F	40,419
Total costs of revenue	41,059	35,126	1,473		77,658
Gross profit	37,093	27,769	(1,473)		63,389
Operating expenses:
Research and development	19,039	35,340	(2,159)	F	52,220
Selling, general and administrative	66,187	87,642	(4,956)	D,F	148,873
Restructuring and related charges	5,415	—	—		5,415
Transaction-related expenses	1,666	4,157	—		5,823
Total operating expenses	92,307	127,139	(7,115)		212,331
Income (loss) from operations	(55,214)	(99,370)	5,642		(148,942)
Interest expense	(3,469)	—	—		(3,469)
Change in fair value of warrant liability	—	1,896	(1,896)	I	—
Change in fair value of earn-out liability	—	15	—		15
Other income, net	4,417	16,810	—		21,227
Income (loss) before income taxes	(54,266)	(80,649)	3,746		(131,169)
Income tax benefit (expense)	(614)	(482)	—	H	(1,096)
Net (loss) income	$(54,880)	$(81,131)	$3,746		$(132,265)
Net loss per share, basic and diluted	(0.69)	(0.43)	—		(0.46)
Shares used in computing net loss per share, basic and diluted	78,967	186,781	22,710	L	288,458

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(In thousands, except for share and per share amounts)
	Standard BioTools Inc (Historical)	SomaLogic Inc (Note 3)	Transaction Accounting Adjustments	Note 5	Pro Forma Combined
Revenue:
Product revenue	$72,454	$4,243	$—		$76,697
Service revenue	23,712	63,038	—		86,750
Development revenue	818	3,051	—		3,869
Other revenue	964	27,334	—		28,298
Total revenue	97,948	97,666	—		195,614
Cost of revenue
Cost of product revenue	52,555	1,945	120	D,F	54,620
Cost of service and other revenue	8,342	41,419	1,583	D,F	51,344
Total costs of revenue	60,897	43,364	1,703		105,964
Gross profit	37,051	54,302	(1,703)		89,650
Operating expenses:
Research and development	38,498	73,444	(3,814)	F	108,128
Selling, general and administrative	114,758	156,619	(19,037)	A,D,F	252,340
Transaction-related expenses	—	—	17,087	G	17,087
Total operating expenses	153,256	230,063	(5,764)		377,555
Income (loss) from operations	(116,205)	(175,761)	4,061		(287,905)
Interest expense	(4,331)	—	—		(4,331)
Change in fair value of warrant liability	—	30,968	(30,968)	I	—
Change in fair value of earn-out liability	—	26,870	—		26,870
Loss on forward sale of Series B Preferred Stock	(60,081)	—	—		(60,081)
Loss on bridge loans	(13,719)	—	—		(13,719)
Surplus funding from NIH Contract	153	—	—		153
Other income, net	1,255	8,049	—		9,304
Income (loss) before income taxes	(192,928)	(109,874)	(26,907)		(329,709)
Income tax benefit (expense)	2,830	717	—	H	3,547
Net (loss) income	$(190,098)	$(109,157)	$(26,907)		$(326,162)
Net loss per share, basic and diluted	(2.43)	(0.59)	—		(1.13)
Shares used in computing net loss per share, basic and diluted	78,305	183,992	25,499	L	287,796

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.
Description of Transaction

On October 4, 2023, Standard BioTools, SomaLogic and Merger Sub entered into the Merger Agreement. The proposed Merger contemplated by the Merger Agreement will be implemented through a merger of Merger Sub with and into SomaLogic, with SomaLogic becoming a wholly owned subsidiary of Standard BioTools.
At the Effective Time of the Merger, each share of SomaLogic Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will be cancelled and become the right to receive 1.11, fully paid and non-assessable shares of Standard BioTools Common Stock, and cash in lieu of fractional shares. The Merger Agreement also provides that at the Effective Time, each SomaLogic restricted stock unit (each, a “SomaLogic RSU”), other than those SomaLogic RSUs that accelerate or lapse as a result of the completion of the Merger, will be assumed by Standard BioTools, the number of which will be adjusted in accordance with the Exchange Ratio, and in accordance with the terms of the Merger Agreement. In addition, each outstanding and unexercised option to acquire SomaLogic Common Stock granted under the SomaLogic equity plan (each, a “SomaLogic Stock Option”) will become an option to acquire Standard BioTools Common Stock (each, a “Standard BioTools Stock Option”), with the number of shares and exercise price adjusted by the Exchange Ratio, in accordance with the terms of the Merger Agreement. Immediately following the Effective Time, SomaLogic shareholders and Standard BioTools shareholders are expected to own approximately 57% and 43%, respectively, of the Standard BioTools Common Stock, calculated based on the companies’ fully diluted market capitalizations as of the signing of the Merger Agreement.
The Merger is expected to be accounted for as an acquisition of a business pursuant to Accounting Standards Codification Topic 805 — Business Combinations (“ASC 805”). Based on the facts and considerations of the criteria in ASC 805, Standard BioTools is expected to be the accounting acquirer and will record assets acquired and liabilities assumed from SomaLogic at their respective fair values at the date of completion of the Merger. If the fair value of the consideration transferred exceeds the fair value of the assets acquired and liabilities assumed, the excess will be recorded as goodwill. Alternatively, if the fair value of the assets acquired and liabilities assumed exceeds the fair value of consideration transferred, the transaction would result in a bargain purchase gain. Standard BioTools is considered to be the accounting acquirer at closing based on an evaluation of all the facts and circumstances, including but not limited to:
•
Standard BioTools initiated the transaction negotiations as part of management’s strategic focus to achieve growth through mergers and acquisitions.

•
Standard BioTools shares are issued to effect the merger and will remain outstanding. The merged entity will retain the Standard BioTools name.

•
The proposed composition of the combined company’s board of directors will consist of seven total members. Pursuant to the Merger Agreement, three directors will be appointed by Standard BioTools (one of which will be the designee of the holders of the Series B-2 Preferred Stock), three directors will be appointed by SomaLogic and the holders of Series B-1 Preferred Stock will appoint the seventh director based on its rights as a holder of the Series B-1 Preferred Stock. As such, Standard BioTools was determined for accounting purposes to have the right to appoint four of the seven total members of the board. All directors are appointed with term limits while two of the directors determined for accounting purposes to be appointed by Standard BioTools are not subject to a term limit.

•
The Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer of Standard BioTools will continue to serve in the respective roles in the combined company.

2.
Basis of presentation

The unaudited pro forma condensed combined financial statements and related notes are prepared in accordance with Article 11 of Regulation S-X and present the historical financial information of Standard

BioTools and SomaLogic and present the pro forma effects of the Merger and certain transaction accounting adjustments described herein. The historical financial information of Standard BioTools and SomaLogic have been prepared in accordance with U.S. GAAP.
The proposed business combination of SomaLogic will be accounted for using the acquisition method of accounting as per the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical consolidated financial statements of Standard BioTools and the historical consolidated financial statements of SomaLogic. Under ASC 805, all assets acquired, and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of preliminary purchase price over the fair value of assets acquired and liabilities assumed would be recorded in goodwill, while any excess of the fair value of assets acquired and liabilities assumed over the preliminary purchase price is recorded as a bargain purchase gain.
The pro forma adjustments represent Management’s best estimates and are based upon currently available information and certain assumptions that management believes are reasonable under the circumstances.
The unaudited condensed combined pro forma financial statements are not necessarily indicative of what the combined company’s financial position or results of operations would have been had the proposed Merger been completed on the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined Company.
There were no material transactions between Standard BioTools and SomaLogic during the periods presented in the unaudited pro forma condensed combined financial statements.
3.
Reclassifications

Certain reclassifications were made to align SomaLogic’s financial statement presentation with that of Standard BioTools based on information available to date.
SomaLogic Financial Statement Line (in thousands)	SomaLogic Historical Amount	Reclassifications	SomaLogic Historical Reclassified Amount	Standard BioTools Financial Statement Line
Balance Sheet as of September 30, 2023
Investments	$148,239	$—	$148,239	Short-term investment
Inventory	13,884	—	13,884	Inventories, net
Deferred costs of services	379	—	379	Prepaid expenses and other current assets
Other long-term assets	5,872	(4,268)	1,604	Other non-current assets
		4,268	4,268	Operating lease right-of-use asset, net
Total Assets	168,374	—	168,374
Accrued Liabilities	(10,829)	9,363	(1,466)	Other accrued liabilities
		(9,363)	(9,363)	Accrued compensation and related benefits
Other current liabilities	(2,420)	1,970	(450)	Other accrued liabilities
		(1,970)	(1,970)	Operating lease liabilities, current
Deferred revenue	(3,074)	—	(3,074)	Deferred revenue, current
Deferred revenue, net of current portion	(30,944)	—	(30,944)	Deferred revenue, non-current

SomaLogic Financial Statement Line (in thousands)	SomaLogic Historical Amount	Reclassifications	SomaLogic Historical Reclassified Amount	Standard BioTools Financial Statement Line
Other long-term liabilities	(7,267)	3,823	(3,444)	Other non-current liabilities
		(1,060)	(1,060)	Deferred tax liability
		(2,763)	(2,763)	Operating lease liabilities, non-current
Total Liabilities	$(54,534)	$—	$(54,534)
Income Statement for the nine months ended September 30, 2023
Assay services revenue	$52,882	$—	$52,882	Service revenue
Collaboration revenue	2,288	—	2,288	Development revenue
Cost of assay services revenue	(31,353)	—	(31,353)	Cost of service revenue
Transaction costs	(4,157)	—	(4,157)	Transaction-related expenses
Interest income and other, net	16,810	—	16,810	Other income, net
Income tax benefit (provision)	(482)	—	(482)	Income tax benefit (expense)
Net (loss) income	$35,988	$—	$35,988
Income Statement for the year ended December 31, 2022
Assay services revenue	$63,038	$—	$63,038	Service revenue
Collaboration revenue	3,051	—	3,051	Development revenue
Cost of assay services revenue	(41,419)	—	(41,419)	Cost of service revenue
Interest income and other, net	8,049	—	8,049	Other income, net
Income tax benefit (provision)	717	—	717	Income tax benefit (expense)
Net (loss) income	$33,436	$—	$33,436

4.
Preliminary purchase price and allocation

Preliminary purchase price
Standard BioTools expects that SomaLogic shareholders will be entitled to receive approximately 209.4 million shares of Standard BioTools Common Stock upon consummation of the proposed Merger. In addition, pursuant to the terms of the Merger Agreement, Standard BioTools will substitute all outstanding and unexercised SomaLogic Stock Options and all outstanding SomaLogic RSUs with Standard BioTools Stock Options and RSUs with similar remaining vesting terms and adjusted exercise prices in connection with Exchange Ratio. It is also expected that any outstanding SomaLogic ESPP Options will be exercised immediately prior to the proposed Merger, and consequently each share of SomaLogic Common Stock will be replaced with 1.11 shares of Standard BioTools Common Stock per option.
The accompanying unaudited pro forma condensed combined financial statements reflect a preliminary purchase price of approximately $552.9 million, determined as of November 27, 2023, which consists of the following (in thousands, except exchange ratio and share price):

Preliminary purchase price
SomaLogic Common Stock issued and outstanding as of November 27, 2023	188,662
Fixed Exchange Ratio	1.11
Number of shares of Standard BioTools Common Stock issued	209,415
Standard BioTools Common Stock price at November 27, 2023	$2.50
Preliminary purchase price paid for SomaLogic Common Stock(1)	$523,538
Fair value of replacement Standard BioTools Stock Options attributable to the purchase price(2)	$29,156
Fair value of Standard BioTools Common Stock issued as if all outstanding ESPP Options are exercised and converted(3)	$190
Total Preliminary Purchase Price	$552,884
Fair value of net assets acquired	515,904
Goodwill	36,980

(1)
Standard BioTools expects that SomaLogic shareholders will be entitled to receive 209.4 million shares of Standard BioTools Common Stock upon consummation of the Merger. The aggregate fair value of those shares has been estimated using $2.50 per share, which was the last reported sale price of Standard BioTools Common Stock on The Nasdaq Global Select Market on November 27, 2023. The value of the purchase price will change based on fluctuations in the price of Standard BioTools Common Stock and the number of shares of SomaLogic Common Stock outstanding at the Effective Time.

(2)
Standard BioTools expects that it will issue approximately 28.5 million Standard BioTools Stock Options as replacement awards to outstanding and unexercised holders of SomaLogic Stock Options. The aggregate fair value of those replacement awards of $49.1 million has been estimated using the Black Scholes option pricing model and $2.50 per share. Of that amount, $29.2 million was allocated to purchase consideration, based on the portion of the replacement awards’ fair value attributable to pre-combination employee services, and $19.9 million was allocated to future employee services and will be expensed as stock-based compensation on a straight-line basis over the remaining service periods of those awards.

(3)
Standard BioTools expects that 0.1 million shares of SomaLogic Common Stock will be issued to settle current SomaLogic ESPP Options. Those SomaLogic shareholders are expected to be entitled to 0.1 million shares of Standard BioTools Common Stock. The aggregate fair value of those shares has been estimated using $2.50 per share.

The preliminary purchase price does not purport to represent the actual value of the total consideration that will be received by SomaLogic’s shareholders when the proposed business combination is completed. In accordance with U.S. GAAP, the fair value of the shares of Standard BioTools Common Stock issued as part of the consideration will be measured on the closing date at the closing price and the fair value of the replacement Standard BioTools Stock Options will be estimated using a Black-Scholes model on the grant date. These requirements will likely result in a difference in the purchase price and that difference may be material. A sensitivity analysis related to the fluctuation in the Standard BioTools Common Stock price was performed to assess the impact a hypothetical change of 10% on the closing price of Standard BioTools Common Stock as of November 27, 2023 would have on the preliminary purchase price and the preliminary pro forma goodwill. The following table shows the change in stock price, preliminary estimated purchase price and the pro forma goodwill or bargain purchase gain (amounts in thousands, except exchange ratio and share price):

	+10%	-10%
Potential volatility in Standard BioTools stock price	$2.75	$2.25
Fixed Exchange Ratio	1.11	1.11
SomaLogic’s Common Stock issued and outstanding as of November 27, 2023	188,662	188,662
Number of shares of Standard BioTools Common Stock issued	209,415	209,415
Preliminary purchase price paid for SomaLogic Common Stock	$575,892	$471,184
Fair value of replacement Standard BioTools Stock Options attributable to the purchase price	32,760	25,607
Fair value of Standard BioTools Common Stock issued as if all outstanding ESPP Options are exercised and converted	209	171
Total preliminary purchase price	$608,861	$496,962
Fair value of net assets acquired	$515,904	$515,904
Goodwill (Gain on bargain purchase)	$92,957	$(18,942)
Preliminary purchase price allocation
Standard BioTools’ purchase price allocation for the proposed Merger is preliminary and subject to revision once the proposed Merger is complete and as additional information about the fair value of the assets to be acquired and liabilities to be assumed becomes available. Standard BioTools has engaged a third-party valuation company to assist it in completing the valuation of certain assets to be acquired and liabilities to be assumed. However, Standard BioTools has not completed a full, detailed valuation analysis. The preliminary valuation performed is limited to intangible assets (i.e., developed technology, trade name and customer relationships). The valuation is based on available financial statement information as of September 30, 2023 and current forecasts prepared by Standard BioTools. Accordingly, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. Standard BioTools will continue to refine its identification and valuation of assets to be acquired and liabilities to be assumed as further information becomes available.
The final determination of the purchase price allocation will be completed as soon as practicable and will be based on the fair values of the assets acquired and liabilities assumed as of the closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial information.
The following table sets forth a preliminary allocation of the estimated purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed of SomaLogic based on SomaLogic’s unaudited interim consolidated balance sheet as of September 30, 2023, with the excess of the preliminary estimated purchase price over the fair value of net assets acquired recorded as goodwill (in thousands):
Total current assets	$493,726
Property and equipment, net	18,172
Non-current inventory	11,119
Accounts receivable, net of current portion	8,681
Operating lease right-of-use asset, net	4,342
Other non-current assets	1,604
Trade name	5,300
Developed technology	27,000
Customer relationships	10,500
Total assets acquired	$580,444
Total current liabilities	27,638
Operating lease liabilities, non-current	2,514

Deferred revenue, non-current	30,944
Other non-current liabilities	3,444
Total liabilities assumed	64,540
Net Assets Acquired	$515,904
Total preliminary estimated purchase price	552,884
Goodwill	$36,980

5.
Transaction accounting adjustments

The adjustments included in the unaudited preliminary pro forma condensed combined financial statements are as follows:
A.
Represents an adjustment to reflect $1.9 million in cash transaction bonuses expected to be paid by Standard BioTools to new executives upon closing of the proposed Merger.

B.
Represents an adjustment to remove the deferred cost of services of $0.4 million, as unamortized fulfilment costs of an acquiree do not meet the definition of an asset to the acquirer.

C.
Represents an adjustment to the right-of-use assets and lease liabilities for real estate leases acquired as part of the proposed Merger. Standard BioTools calculated the lease liability based on the remaining lease payments and Standard BioTool’s weighted average discount rate as of September 30, 2023. This resulted in a decrease to the current lease liability of $0.1 million, presented in Operating lease liabilities, current, and a decrease to the noncurrent lease liability of $0.2 million, presented in Operating lease liabilities, non-current. The right-of-use asset is calculated based on the lease liability, as there were not any lease incentives or tenant improvement allowances to be received post-close. This resulted in an increase to Operating lease right-of-use asset, net of $0.1 million.

D.
Represents an adjustment to eliminate SomaLogic’s historical intangible assets of $16.7 million. This adjustment also establishes the fair values of the acquired identifiable intangible assets consisting of trade name, developed technology and customer relationships at a total estimated fair value of $42.8 million, which, as noted above, is preliminary and subject to change once the proposed Merger is completed.

The fair value of the intangible assets has been estimated based on third-party preliminary studies utilizing income and market-based methodologies and corroborated with publicly available market benchmarks.
Estimated useful lives (where relevant for the purposes of the unaudited pro forma condensed combined financial information) are based on the time periods during which the intangibles are expected to result in substantial incremental cash flows. The following table summarizes the fair values of SomaLogic’s identifiable intangible assets, their estimated useful lives and the impact to amortization, a recurring expense, reflected in the condensed combined statements of operations (in thousands, except for useful lives):
			Pro Forma Amortization Expense
	Fair Value	Estimated Useful Life (in years)	Year Ended December 31, 2022	Nine Months Ended September 30, 2023
Trade name	$5,300	9	$589	$442
Developed technology	27,000	11	2,455	1,841
Customer relationships	10,500	13	808	606
Total	$42,800		$3,852	$2,889
The amortization expense related to developed technology is presented in cost of products and cost of services proportionately with SomaLogic’s historic product and service revenue,

respectively, and the amortization expense related to customer relationships and trade name is presented in selling, general and administrative expenses. The following table summarizes the total amortization expense presented in the condensed combined statement of operations (in thousands):
	Pro Forma Amortization Expense
	Year Ended December 31, 2022	Nine Months Ended September 30, 2023
Cost of product revenue	$155	$229
Cost of service revenue	2,300	1,613
Selling, general and administrative	1,397	1,047
Total	$3,852	$2,889
An increase or decrease of 10% in the fair value of the intangible assets acquired would increase or decrease the fair value by $4.3 million with an increase or decrease to goodwill. With other assumptions held constant, a 10% increase or decrease in the fair value of the identifiable intangible assets would increase or decrease the estimated amortization expense by $0.4 million for the year ended December 31, 2022 and $0.1 million for the nine months ended September 30, 2023

E.
Represents the adjustment to goodwill, which is calculated as the difference between the preliminary estimated purchase price and the estimated fair value of the identifiable tangible and intangible assets acquired and liabilities assumed. The pro forma adjustment to goodwill is calculated as follows:

Estimated goodwill related to this transaction	$36,980
Elimination of SomaLogic historical goodwill	(10,399)
Pro forma adjustment	26,581

F.
Represents $29.2 million of consideration transferred related to the pre-combination employee services for the replacement stock options expected to be granted to SomaLogic employees by Standard BioTools. This adjustment also represents the elimination of the existing SomaLogic liability related to the ESPP Options of $0.2 million, which will terminate in connection with the proposed Merger and the issuance of shares worth $0.2 million.

Also, represents the adjustment to eliminate SomaLogic’s historical stock-based compensation expense and record the incremental stock-based compensation expense related to the post-combination expense for the replacement Standard BioTools Stock Options and RSUs. The total pro forma stock-based compensation expense includes SomaLogic Common Stock subject to vesting conditions issued to Palamedrix founder employees, and the value of milestone consideration replacement awards of Palamedrix non-founder and founder employees, per SomaLogic’s acquisition of Palamedrix in 2022. This adjustment also includes the stock-based compensation expense from new Performance Units (each, a “PSU”) and Stock Options which will be issued to new executives upon the close of the Merger. The incremental expense is allocated to each financial statement line item as follows (in thousands):

Year Ended December 31, 2022
	Removal of historical SomaLogic expense	Post- combination stock options expense	Post- combination RSU expense	Palamedrix Founder expense	New Executive expense	Total Pro Forma Expense	Total Adjustment
Cost of product revenue	$(53)	$12	$6	$—	$—	$18	$(35)
Cost of service revenue	(1,080)	248	115			363	(717)
Research and development	(8,186)	1,562	732	2,078		4,372	(3,814)
Selling, general and administrative	(34,290)	7,876	3,688		393	11,957	(22,333)
Total stock-based compensation expense	$(43,609)	$9,698	$4,541	$2,078	$393	$16,710	$(26,899)
Nine Months Ended September 30, 2023
	Removal of historical SomaLogic expense	Post- combination stock options expense	Post- combination RSU expense	Palamedrix Founder expense	New Executive expense	Total Pro Forma Expense	Total Adjustment
Cost of product revenue	$(67)	$20	$8	$—	$—	$28	$(39)
Cost of service revenue	(556)	163	63			226	(330)
Research and development	(4,569)	1,041	408	961		2,410	(2,159)
Selling, general and administrative	(10,302)	3,013	1,179		107	4,299	(6,003)
Total stock-based compensation expense	$(15,494)	$4,237	$1,658	$961	$107	$6,963	$(8,531)
With other assumptions held constant, an increase or decrease of 10% in the Standard BioTools Common Stock price as of November 27, 2023 would increase or decrease the post-close compensation expense by $3.3 million. The total increase or decrease to the expense recognized during the year ended December 31, 2022, and the nine months ended September 30, 2023 would be $0.8 million and $0.3 million, respectively.

G.
Represents an adjustment to reflect an accrual of additional $17.1 million in transaction costs expected to be incurred by Standard BioTools and SomaLogic between October 1, 2023 and the close of the proposed Merger that are not reflected in the historical financial statements. Additionally, $5.8 million of transaction costs have been incurred as of September 30, 2023 and are included in the historical balance sheets and statements of operations of Standard BioTools and SomaLogic for the nine months ended September 30, 2023.

H.
Represents an adjustment to deferred tax liabilities for the tax effects of recognizing the preliminary purchase price allocation reflected herein (calculated at an estimated federal and state blended statutory rate of 24.34%). This resulted in an adjustment to deferred tax liabilities of $1.1 million as of September 30, 2023. These adjustments are based on estimates of the fair value of SomaLogic’s assets to be acquired, liabilities to be assumed, and the related purchase price allocations. These estimates are subject to further review by Standard BioTools’ and SomaLogic’s respective managements, which may result in material adjustments to deferred taxes with an offsetting adjustment to goodwill.

The unaudited pro forma condensed combined financial information does not reflect any adjustments for the income tax effect of the transaction accounting adjustments described above, as both companies continue to experience losses, are in historical cumulative loss positions and have established valuation allowances offsetting net deferred tax assets. The income tax effects of the pro forma adjustments would be fully offset by corresponding adjustments to the valuation allowances, resulting in no net effect on the pro forma condensed combined statements of operations.

The effective tax rate of the combined company could be significantly different than what is presented in these unaudited pro forma financial statements depending on post-business combination activities, including legal entity restructuring, repatriation decisions, and the geographical mix of taxable income.

I.
Represents an adjustment to eliminate the existing SomaLogic warrant liability of $2.3 million, which will be extinguished as a result of the proposed Merger. Also, represents the adjustment to eliminate historical changes in fair value of the warrant liability of $31.0 million for the year ended December 31, 2022, and $1.9 million for the nine months ended September 30, 2023.

J
Represents the portion of the preliminary purchase price related to the issuance of 209.4 million shares of Standard BioTools Common Stock to SomaLogic shareholders, worth $523.5 million. The fair value of the Standard BioTools Common Stock was based on a closing price at November 27, 2023 of $2.50 per share.

K.
Represents an adjustment to eliminate SomaLogic’s historical equity.

L.
Represents an adjustment to the weighted average shares outstanding due to the increase of the number of shares outstanding in relation to the transaction. The detail of the adjustment to the weighted average shares outstanding is as follows:

	Nine Months ended September 30, 2023	Year ended December 31, 2022
Number of shares of Standard BioTools Common Stock issued as preliminary purchase price	209,415	209,415
Number of shares of Standard BioTools Common Stock issued for ESPP Options	76	76
Elimination of SomaLogic’ s historical shares used in computing net loss per share, basic and diluted	(186,781)	(183,992)
Total proforma adjustment to shares used in computing net loss per share, basic and diluted	22,710	25,499

6.
Pro Forma Earnings (Loss) Per Share

The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the year ended December 31, 2022, and the nine months ended September 30, 2023. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the closing date (see Note 5 adjustment L). For the year ended December 31, 2022 and the nine months ended September 30, 2023, the pro forma weighted average shares outstanding and proforma net loss per share has been calculated as follows:
(In thousands, except per share data)	Nine Months ended September 30, 2023	Year ended December 31, 2022
Pro forma net loss	$(132,265)	$(326,162)
Total weighted average shares outstanding	288,458	287,796
Pro forma basic net loss per share – basic and diluted***	(0.46)	(1.13)

***
The following potentially dilutive common shares were excluded from the computations of diluted net loss per share for the periods presented because including them would have been anti-dilutive:

	Nine Months ended September 30, 2023	Year ended December 31, 2022
Replacement Stock Options and RSUs issued as part of the proposed Merger	31,529	31,529
New stock options and PSUs issued for executives as part of the proposed Merger	400	400
Replacement awards for the Palamedrix founders issued as part of the proposed Merger	588	588
Standard BioTools’ Stock options, RSUs, and performance stock awards	16,872	15,455
Standard BioTools’ Series B Preferred Stock	75,164	75,164
Standard BioTools’ 2019 Convertible Notes	18,966	18,966
Standard BioTools’ 2019 Convertible Notes potential make-whole shares	2,181	4,741
Standard BioTools’ 2014 Convertible Notes	10	10
Total anti-dilutive shares	145,710	146,853
***

DESCRIPTION OF CAPITAL STOCK
As a result of the Merger and the other transactions described in this joint proxy statement/prospectus, SomaLogic stockholders will become stockholders of Standard BioTools, which will continue as the combined company. The rights of former SomaLogic stockholders and the rights of Standard BioTools stockholders following the consummation of the Merger will be governed by the Standard BioTools Charter, as amended, the Standard BioTools Bylaws, and the Certificate of Designations of the Series B-1 Preferred Stock and the Certificate of Designations of the Series B-2 Preferred Stock (together, the “Certificates of Designations”). The following description of Standard BioTools shares is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the latest Standard BioTools SEC filings on Form 10-K and 10-Q, the Standard BioTools Charter, Standard BioTools Bylaws, the Certificates of Designations, and to the applicable provisions of the DGCL. See also “Comparison of Stockholder Rights” beginning on page 187 of this joint proxy statement/prospectus.
Authorized Capital Shares
The Standard BioTools authorized capital stock consists of 400,000,000 shares of Standard BioTools Common Stock and 10,000,000 shares of Series B Preferred Stock. Out of the Series B Preferred Stock, as of the Standard BioTools Record Date, 128,267 shares have been designated Series B-1 Preferred Stock and 128,267 shares have been designated Series B-2 Preferred Stock. As the Standard BioTools Record Date, there were 83,162,205 shares of Standard BioTools Common Stock outstanding, 127,780 shares of Series B-1 Preferred Stock outstanding and 127,779 shares of Series B-2 Preferred Stock outstanding.
Common Stock
The holders of Standard BioTools Common Stock are entitled to one vote per share on all matters to be voted on by the Standard BioTools stockholders. Subject to preferences that may be applicable to any outstanding shares of Series B Preferred Stock, holders of Standard BioTools Common Stock are entitled to receive ratably such dividends as may be declared by the Standard BioTools Board out of funds legally available for that purpose. In the event of the liquidation, dissolution or winding up of Standard BioTools, the holders of Standard BioTools Common Stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to the prior distribution rights of Series B Preferred Stock then outstanding. Except as otherwise described below in the section entitled “Preemptive Rights; Standstill; Transfer Restrictions,” holders of Standard BioTools Common Stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to the Standard BioTools Common Stock.
Voting Rights
Holders of Standard BioTools Common Stock are entitled to one vote for each share held by such holder on any matter submitted to a vote at a meeting of stockholders. In addition, the Standard BioTools Charter provides that certain corporate actions require the approval of the Standard BioTools stockholders. These actions, and the vote required, are as follows:
•
the removal of a director requires the vote of a majority of the voting power of the issued and outstanding capital stock entitled to vote in the election of directors; and

•
the amendment of provisions of the charter relating to blank check preferred stock, the classification of the Standard BioTools directors, the removal of directors, the filling of vacancies on the Standard BioTools Board, cumulative voting, procedures for annual and special meetings of the stockholders, action by written consent of stockholders and procedures for the amendment of the charter require the vote of 66 2∕3% of the Standard BioTools then outstanding voting securities.

Preferred Stock
The Standard BioTools Board has the authority, without further action by the Standard BioTools stockholders, to designate and issue the Preferred Stock in one or more series. The Standard BioTools Board may also fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions, of each such series of the Series B Preferred Stock, any or all of which may be greater than or senior to those of the Standard BioTools Common Stock. Though the actual effect of any such issuance on the rights of the holders of Standard BioTools Common Stock will not be known until the Standard BioTools Board determines the specific rights of the holders of Preferred Stock, the potential effects of such an issuance include:
•
diluting the voting power of the holders of Standard BioTools Common Stock;

•
reducing the likelihood that holders of Standard BioTools Common Stock will receive dividend payments;

•
reducing the likelihood that holders of Standard BioTools Common Stock will receive payments in the event of a liquidation, dissolution, or winding up; and

•
delaying, deterring or preventing a change-in-control or other corporate takeover.

Series B-1 Preferred Stock
The following is a summary of the principal terms of the Series B-1 Preferred Stock.
The powers, preferences and rights, and the qualifications, limitations or restrictions of the Series B-1 Preferred Stock are set forth in the Certificate of Designations of Rights, Preferences and Privileges of Series B-1 Convertible Preferred Stock, Par Value $0.001 of Standard BioTools Inc. dated April 1, 2022 (the “Series B-1 Certificate of Designations”).
The Series B-1 Preferred Stock ranks senior to the Standard BioTools Common Stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Standard BioTools.
Dividend Rights
The holders of Series B-1 Preferred Stock are entitled to participate in all dividends declared on the Standard BioTools Common Stock on an as-converted basis, on the terms and subject to the conditions set forth in the Series B-1 Certificate of Designations.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Standard BioTools, the Series B-1 Preferred Stock has a liquidation preference equal to the greater of (i) the Liquidation Preference (as defined in the Series B-1 Certificate of Designations) and (ii) the amount per share of Series B-1 Preferred Stock that such holder would have received had all holders of Series B Preferred Stock, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of Standard BioTools, converted all shares of Series B Preferred Stock into Standard BioTools Common Stock pursuant to the terms of the Certificate of Designations, as applicable (without regard to any limitations on conversion contained therein).
Conversion and Redemption Rights
Subject to certain limitations contained in the Series B-1 Certificate of Designations, the Series B-1 Preferred Stock is convertible at the option of the holders thereof at any time into a number of shares of Standard BioTools Common Stock equal to the Conversion Rate (as defined in the Series B-1 Certificate of Designations).
At any time after the fifth anniversary of the Original Issuance Date, if the Last Reported Sale Price of the Standard BioTools Common Stock is greater than the Mandatory Conversion Price for at least twenty consecutive Trading Days immediately preceding the date of the Notice of Mandatory Conversion (as such terms are defined in the Series B-1 Certificate of Designations), Standard BioTools may elect to convert all of the outstanding shares of Series B Preferred Stock into shares of Standard BioTools Common Stock at the Conversion Rate.
If Standard BioTools undergoes certain change of control transactions, each holder of outstanding Series B-1 Preferred Stock will have the option, subject to the holder’s right to convert all or a portion of the shares of Series B-1 Preferred Stock held by such holder into Standard BioTools Common Stock prior to such redemption, to require Standard BioTools to purchase all or a portion of such holder’s outstanding shares of Series B-1 Preferred Stock that have not been converted into Standard BioTools Common Stock at a purchase price per share of Series B-1 Preferred Stock, payable in cash, equal to the greater of (A) the Liquidation Preference of such share of Series B-1 Preferred Stock, and (B) the amount of cash and/or other assets that such holder would have been entitled to receive if such holder had converted such share of Series B-1 Preferred Stock into Standard BioTools Common Stock immediately prior to the change of control transaction (“B-1 Change of Control Put”). In the event of a change of control in which Standard BioTools is anticipated to merge with another person and will not be the surviving corporation or if the Standard BioTools Common Stock will no longer be listed on a U.S. national securities exchange, Standard BioTools will have a right to redeem, subject to the holder’s right to convert into Standard BioTools Common Stock prior to such redemption, all of such holder’s shares of Series B-1 Preferred Stock, or if a holder exercises the B-1 Change of Control Put in part, the remainder of such holder’s shares of Series B-1 Preferred Stock, at a redemption price per share payable in cash, equal to the greater of (A) the Liquidation Preference of such share of Series B-1 Preferred Stock, and (B) the amount of cash and/or other assets that the holder would have received if such holder had converted such share of Series B-1 Preferred Stock into Standard BioTools Common Stock immediately prior to the change of control transaction.
After the seventh anniversary of the Original Issuance Date (as defined in the Series B-1 Certificate of Designations), subject to certain conditions, Standard BioTools may, at its option, redeem all of the outstanding shares of Series B-1 Preferred Stock at a redemption price per share of Series B Preferred Stock, payable in cash, equal to the Liquidation Preference.
Voting Rights; Consent Rights
The holders of shares of Series B-1 Preferred Stock have voting power measured in a manner related to the conversion ratio of the shares of Series B-1 Preferred Stock and are entitled to vote as a single class with the holders of the Standard BioTools Common Stock and the holders of any other class or series of equity interest of Standard BioTools then entitled to vote with the Standard BioTools Common Stock on all matters submitted to a vote of the holders of Standard BioTools Common Stock; provided, among other things, that to the extent the Series B-1 Preferred Stock held by the Casdin Parties (as defined in the Series B-1 Certificate of Designations) would, in the aggregate, represent voting rights with respect to more than 19.9% of the Standard BioTools Common Stock (including the Series B-1 Preferred Stock on an as-converted basis, but excluding the Series B-2 Preferred Stock) (the “B-1 Voting Threshold”), the Casdin Parties will not be permitted to exercise the voting rights with respect to any shares of Series B-1 Preferred Stock, as applicable, held by them in excess of the B-1 Voting Threshold and the Chief Financial Officer or General Counsel of Standard BioTools, each with full power of substitution and re-substitution, shall exercise the voting rights with respect to such shares of Series B-1 Preferred Stock in excess of the B-1 Voting Threshold in the same proportion as the outstanding Standard BioTools Common Stock (excluding any and all Standard BioTools Common Stock beneficially owned by the Casdin Parties and the Viking Parties (each as defined in the Series B-1 Certificate of Designations)) is voted on relevant matters.
The Series B-1 Certificate of Designations also provides that the holders of shares of the Series B-1 Preferred Stock have separate class approval rights over certain specified actions that would affect the rights of holders of the Series B-1 Preferred Stock and other specified matters. Specifically, the vote or written approval of the holders of at least 60% of the shares of Series B Preferred Stock outstanding at such time, voting or providing such approval together as a single class, and for the avoidance of doubt, without giving effect to limitations associated with the B-1 Voting Threshold, is generally required for the taking of the following actions: (i) any amendment to the charter to create any new series of securities of Standard BioTools with rights ranking senior to or on parity with the Series B-1 Preferred Stock or the Series B-2 Preferred Stock; (ii) the declaration or payment of any dividend or distribution on Standard BioTools’ capital stock; (iii) the purchase, redemption, or other acquisition of any Standard BioTools Common Stock or other capital stock of Standard BioTools ranking junior to the Series B-1 Preferred Stock, subject to certain exceptions; (iv) any amendment to the rights, powers, preferences, privileges or voting powers of the Series B-1 Preferred Stock or the Series B-2 Preferred Stock; and (v) any amendment to the charter or bylaws that would have an adverse effect on the rights, preferences, privileges, or voting power of the Series B-1 Preferred Stock.

In addition, for so long as Casdin and its Permitted Transferees (as defined in the Series B-1 Certificate of Designations) continue to beneficially own shares of Series B-1 Preferred Stock that represent at least 7.5% of the outstanding shares of Standard BioTools Common Stock, on an as converted basis (the “Casdin Ownership Percentage”), on the terms and subject to the conditions set forth in the Series B-1 Certificate of Designations, the holders of a majority of the outstanding shares of Series B-1 Preferred Stock will have the right to nominate for election and to elect one member to the Standard BioTools Board (the “Series B-1 Preferred Director”). Subject to applicable law and Nasdaq listing standards, the Series B-1 Preferred Director shall be offered the opportunity, with respect to each standing committee of the Standard BioTools Board, to sit on such committee. Further, the Series B-1 Preferred Director will hold office until the following year’s annual meeting of Standard BioTools’ stockholders and until his or her successor is duly elected or qualified or until his or her earlier death, resignation or removal. For purposes of clarity, the Series B-1 Preferred Director shall not be classified with the remaining members of the Board of Directors.
The Series B-1 Certificate of Designations also provides that for so long as the Casdin Ownership Percentage continues to be met or exceeded for the Series B-1 Preferred Stock, the Series B-1 Preferred Director will have certain consent rights over, among other things: (i) any increase in the number of directors on the Standard BioTools Board beyond seven; (ii) the hiring, promotion, demotion, or termination of Standard BioTools’ Chief Executive Officer; (iii) entering into or modifying (including by waiver) any transaction, agreement or arrangement with any Related Person (as such term is defined in the Certificates of Designations), subject to certain exceptions; (iv) any voluntary petition under any applicable federal or state bankruptcy or insolvency law effected by Standard BioTools or any of its subsidiaries; (v) any change in the principal business of Standard BioTools or entry by Standard BioTools into any material new line of business; and (vi) for a period of three years after the Original Issuance Date (as defined in the Series B-1 Certificate of Designations) or such shorter period ending immediately when the Series B-1 Preferred Stock percentage is less than 7.5%, (A) any acquisition (including by merger, consolidation or acquisition of stock or assets) of any assets, securities or property of any other person or (B) any sale, lease, license, transfer or other disposition of any assets of Standard BioTools or any of its subsidiaries, in each case, other than acquisitions or disposition of inventory or equipment in the ordinary course of business consistent with past practice, for consideration in excess of $50,000,000 in the aggregate in any six month period.
Series B-2 Preferred Stock
The following is a summary of the principal terms of the Series B-2 Preferred Stock.
The powers, preferences and rights, and the qualifications, limitations or restrictions of the Series B-2 Preferred Stock are set forth in the B-2 Certificate of Designations of Rights, Preferences and Privileges of Series B-2 Convertible Preferred Stock, Par Value $0.001 of Standard BioTools Inc. dated April 1, 2022 (the “Series B-2 Certificate of Designations”).
The Series B-2 Preferred Stock ranks senior to the Standard BioTools Common Stock, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Standard BioTools.
Dividend Rights
The holders of Series B-2 Preferred Stock are entitled to participate in all dividends declared on the Standard BioTools Common Stock on an as-converted basis, on the terms and subject to the conditions set forth in the Series B-2 Certificate of Designations.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Standard BioTools, the Series B-2 Preferred Stock has a liquidation preference equal to the greater of (i) the Liquidation Preference (as defined in the Series B-2 Certificate of Designations) and (ii) the amount per share of Series B-2 Preferred Stock that such holder would have received had all holders of Series B Preferred Stock, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of Standard BioTools, converted all shares of Series B Preferred Stock into Standard BioTools

Common Stock pursuant to the terms of the Certificates of Designations, as applicable (without regard to any limitations on conversion contained therein).
Conversion and Redemption Rights
Subject to certain limitations contained in the Series B-2 Certificate of Designations, the Series B-2 Preferred Stock is convertible at the option of the holders thereof at any time into a number of shares of Standard BioTools Common Stock equal to the Conversion Rate (as defined in the Series B-2 Certificate of Designations), in each case subject to certain adjustments, provided that Viking and its affiliates shall not be permitted to voluntarily convert shares of its Series B-2 Preferred Stock if, as a result of such conversion, Viking, together with its affiliates, would beneficially own more than 9.5% of the total number of shares of Standard BioTools Common Stock issued and outstanding after giving effect to such conversion (the “Cap”).
At any time after the fifth anniversary of the Original Issuance Date, if the Last Reported Sale Price of the Standard BioTools Common Stock is greater than the Mandatory Conversion Price for at least twenty consecutive Trading Days immediately preceding the date of the Notice of Mandatory Conversion (as such terms are defined in the Series B-2 Certificate of Designations), Standard BioTools may elect to convert all of the outstanding shares of Series B Preferred Stock into shares of Standard BioTools Common Stock at the Conversion Rate.
If Standard BioTools undergoes certain change of control transactions, each holder of outstanding Series B-2 Preferred Stock will have the option, subject to the holder’s right to convert all or a portion of the shares of Series B-2 Preferred Stock held by such holder into Standard BioTools Common Stock prior to such redemption, to require Standard BioTools to purchase all or a portion of such holder’s outstanding shares of Series B-2 Preferred Stock that have not been converted into Standard BioTools Common Stock at a purchase price per share of Series B-2 Preferred Stock, payable in cash, equal to the greater of (A) the Liquidation Preference of such share of Series B-2 Preferred Stock, and (B) the amount of cash and/or other assets that such holder would have been entitled to receive if such holder had converted such share of Series B-2 Preferred Stock into Standard BioTools Common Stock immediately prior to the change of control transaction (“B-2 Change of Control Put”). In the event of a change of control in which Standard BioTools is anticipated to merge with another person and will not be the surviving corporation or if the Standard BioTools Common Stock will no longer be listed on a U.S. national securities exchange, Standard BioTools will have a right to redeem, subject to the holder’s right to convert into Standard BioTools Common Stock prior to such redemption, all of such holder’s shares of Series B-2 Preferred Stock, or if a holder exercises the B-2 Change of Control Put in part, the remainder of such holder’s shares of Series B-2 Preferred Stock, at a redemption price per share payable in cash, equal to the greater of (A) the Liquidation Preference of such share of Series B-2 Preferred Stock, and (B) the amount of cash and/or other property that the holder would have received if such holder had converted such share of Series B-2 Preferred Stock into Standard BioTools Common Stock immediately prior to the change of control transaction.
After the seventh anniversary of the Original Issuance Date (as defined in the Series B-2 Certificate of Designations), subject to certain conditions, Standard BioTools may, at its option, redeem all of the outstanding shares of Series B Preferred Stock at a redemption price per share of Series B Preferred Stock, payable in cash, equal to the Liquidation Preference.
Voting Rights; Consent Rights
The holders of shares of Series B-2 Preferred Stock have voting power measured in a manner related to the conversion ratio of the shares of Series B-2 Preferred Stock and are entitled to vote as a single class with the holders of the Standard BioTools Common Stock and the holders of any other class or series of equity interest of Standard BioTools then entitled to vote with the Standard BioTools Common Stock on all matters submitted to a vote of the holders of Standard BioTools Common Stock; provided, among other things, that to the extent the Series B-2 Preferred Stock held by the Viking Parties (as defined in the Series B-2 Certificate of Designations) would, in the aggregate, represent voting rights with respect to more than 19.9% of the Standard BioTools Common Stock (including the Series B-2 Preferred Stock on an as-converted basis, but excluding the Series B-1 Preferred Stock) (the “B-2 Voting Threshold”), the Viking Parties will not be permitted to exercise the voting rights with respect to any shares of Series B-2 Preferred Stock, as applicable, held by them in excess of the B-2 Voting Threshold and the Chief Financial Officer

or General Counsel of Standard BioTools, each with full power of substitution and re-substitution, shall exercise the voting rights with respect to such shares of Series B-2 Preferred Stock in excess of the B-2 Voting Threshold in the same proportion as the outstanding Standard BioTools Common Stock (excluding any and all Standard BioTools Common Stock beneficially owned by the Casdin Parties and the Viking Parties (each as defined in the Series B-2 Certificate of Designations)) is voted on relevant matters.
The Series B-2 Certificate of Designations also provides that the holders of shares of the Series B-2 Preferred Stock will have separate class approval rights over certain specified actions that would affect the rights of holders of the Series B-2 Preferred Stock and other specified matters. Specifically, the vote or written approval of the holders of at least 60% of the shares of Series B Preferred Stock outstanding at such time, voting or providing such approval together as a single class, and for the avoidance of doubt, without giving effect to limitations associated with the Cap or the B-2 Voting Threshold, is generally required for the taking of the following actions: (i) any amendment to the charter to create any new series of securities of Standard BioTools with rights ranking senior to or on parity with the Series B-1 Preferred Stock or the Series B-2 Preferred Stock; (ii) the declaration or payment of any dividend or distribution on Standard BioTools’ capital stock; (iii) the purchase, redemption, or other acquisition of any Standard BioTools Common Stock or other capital stock of Standard BioTools ranking junior to the Series B-2 Preferred Stock, subject to certain exceptions; (iv) any amendment to the rights, powers, preferences, privileges or voting powers of the Series B-1 Preferred Stock or the Series B-2 Preferred Stock; and (v) any amendment to the charter or bylaws that would have an adverse effect on the rights, preferences, privileges, or voting power of the Series B-2 Preferred Stock.
In addition, for so long as Viking and its Permitted Transferees (as defined in the Series B-2 Certificate of Designations) continue to beneficially own shares of Series B-2 Preferred Stock that represent at least 7.5% of the outstanding shares of Standard BioTools Common Stock, on an as converted basis (the “Viking Ownership Percentage”), on the terms and subject to the conditions set forth in the Series B-2 Certificate of Designations, the holders of a majority of the outstanding shares of Series B-2 Preferred Stock, voting separately as a single class, and for the avoidance of doubt, without giving effect to limitations associated with the Cap or the B-2 Voting Threshold, will each have the right to nominate for election and to elect one member to the Standard BioTools Board (the “Series B-2 Preferred Director”). Subject to applicable law and Nasdaq listing standards, the Series B-2 Preferred Director shall be offered the opportunity, with respect to each standing committee of the Standard BioTools Board, to sit on such committee. The Series B-2 Preferred Director will hold office until the following year’s annual meeting of Standard BioTools’ stockholders and until his or her successor is duly elected or qualified or until his or her earlier death, resignation or removal. For purposes of clarity, the Series B-2 Preferred Director shall not be classified with the remaining members of the Standard BioTools Board.
The Series B-2 Certificate of Designations also provides that for so long as the Viking Ownership Percentage continues to be met or exceeded for the Series B-2 Preferred Stock, the Series B-2 Preferred Director will have certain consent rights over, among other things: (i) any increase in the number of directors on the Standard BioTools Board beyond seven; (ii) the hiring, promotion, demotion, or termination of Standard BioTools’ Chief Executive Officer; (iii) entering into or modifying (including by waiver) any transaction, agreement or arrangement with any Related Person (as such term is defined in the Certificates of Designations), subject to certain exceptions; (iv) any voluntary petition under any applicable federal or state bankruptcy or insolvency law effected by Standard BioTools or any of its subsidiaries; (v) any change in the principal business of Standard BioTools or entry by Standard BioTools into any material new line of business; and (vi) for a period of three years after the Original Issuance Date (as defined in the Series B-2 Certificate of Designations) or such shorter period ending immediately when the Series B-2 Preferred Stock percentage is less than 7.5%, (A) any acquisition (including by merger, consolidation or acquisition of stock or assets) of any assets, securities or property of any other person or (B) any sale, lease, license, transfer or other disposition of any assets of Standard BioTools or any of its subsidiaries, in each case, other than acquisitions or disposition of inventory or equipment in the ordinary course of business consistent with past practice, for consideration in excess of $50,000,000 in the aggregate in any six month period.
Registration Rights Agreement
On January 23, 2022, Standard BioTools entered into a Registration Rights Agreement with the Purchasers, pursuant to which the Purchasers have certain customary registration rights with respect to shares issuable under the Loan Agreements and the Purchase Agreements, including (i) any shares of Standard BioTools Common Stock acquired by any Holder (as defined in the Registration Rights Agreement) pursuant to the conversion of the Series B Preferred Stock in accordance with the Certificates of Designations and (ii) any shares of Standard BioTools Common Stock acquired by any Holder pursuant to preemptive rights under the Purchase Agreements.
Preemptive Rights; Standstill; Transfer Restrictions
Pursuant to the Purchase Agreements, and subject to customary exceptions, if Standard BioTools intends to issue or sell new equity securities, then each of the Purchaser Parties (as defined in the Casdin Purchase Agreement and Viking Purchase Agreement) have the right to participate in such equity offering on a pro rata basis for so long as such Purchaser Parties (as defined under each of their applicable Purchase Agreements), collectively, continue to beneficially own at least 25% of the Acquired Shares (as defined in each of the Casdin Purchase Agreement and Viking Purchase Agreement) (including Underlying Shares (as defined in each of the Casdin Purchase Agreement and Viking Purchase Agreement) issued on conversion of such Acquired Shares). Pursuant to the Purchase Agreements, until the later of (x) the first anniversary of April 4, 2022 and (y) such time as such Purchaser beneficially owns securities representing less than 7.5% of the outstanding shares of Standard BioTools Common Stock (on an as-converted basis), each selling securityholder is subject to customary standstill restrictions. The selling securityholders are prohibited under the Purchase Agreements from transferring any shares of Series B Preferred Stock and any shares of Standard BioTools Common Stock issued or issuable upon conversion of such shares of Series B Preferred Stock to certain purchasers who may be activists, competitors, or other significant holders, with certain exceptions.
Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
Certain provisions of Delaware law and the Standard BioTools Charter and Standard BioTools Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of Standard BioTools. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with the Board of Directors. We believe that the advantages gained by protecting the ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of the Standard BioTools Common Stock, because, among other reasons, the negotiation of such proposals could improve their terms.
Certificate of Incorporation and Bylaws
The Standard BioTools Charter and Bylaws include provisions that:
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authorize the Standard BioTools Board to issue, without further action by the stockholders, additional shares of undesignated preferred stock;

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require that any action to be taken by the stockholders be effected at a duly called annual or special meeting and not by written consent;

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specify that special meetings of the stockholders can be called only by the Standard BioTools Board, the Chairperson of the Standard BioTools Board, the Secretary, the Chief Executive Officer or the President;

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establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of the stockholders and an advance notice procedure for nominations of persons for election to the Standard BioTools Board at any stockholder meeting;

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provide that directors may be removed only for cause; provided that, pursuant to the Certificates of Designations, the Series B-1 Director (as defined in the Series B-1 Certificate of Designations) and the Series B-2 Director (as defined in the Series B-2 Certificate of Designations) may only be removed by the holders of the Series B-1 Preferred Stock and the Series B-2 Preferred Stock, respectively;

•
provide that (i) vacancies on the Standard BioTools Board resulting from one or more directors resignations from the Standard BioTools Board may be filled by a majority of directors then in office,

including those who have so resigned; and (ii) vacancies on the Standard BioTools Board resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled only by a majority of the directors then in office, even though less than a quorum, or by a sole remaining director; provided that, pursuant to the Certificates of Designations, vacancies in directorships provided for the Series B-1 Director and the Series B-2 Director may be filled by a majority of the directors in office from time to time, but shall solely be filled with the approval of the holders of a majority of the outstanding shares of the Series B-1 Preferred Stock and Series B-2 Preferred Stock, respectively, voting as a single class;
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subject to the rights of holders of any outstanding Preferred Stock, establish that the Standard BioTools Board is divided into three classes, Class I, Class II, and Class III, with each class serving staggered terms;

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specify that no stockholder is permitted to cumulate votes at any election of the Standard BioTools Board; and

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require the affirmative vote of a majority of the Standard BioTools Board and at least 66 2∕3% of the total voting power of outstanding voting securities, voting together as a single class, to amend the above-mentioned provisions.

Delaware Anti-Takeover Statute
We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers (“Section 203”). In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:
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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, (i) voting stock owned by persons who are directors and also officers, and (ii) voting stock owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with its affiliates and associates, owns, or is an affiliate or associate of the corporation and within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the Standard BioTools Board does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of Standard BioTools Common Stock held by the stockholders.
The provisions of Delaware law and the Standard BioTools Charter and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Standard BioTools Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the Standard BioTools management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

COMPARISON OF STOCKHOLDER RIGHTS
The rights of SomaLogic stockholders are governed by the SomaLogic Charter and the SomaLogic Bylaws, as well as the DGCL. The rights of Standard BioTools stockholders are governed by the Standard BioTools Charter, the Standard BioTools Bylaws, the Certificates of Designations, and the DGCL. Upon consummation of the Merger, the rights of the stockholders of Standard BioTools will be governed by the Standard BioTools Charter, as amended, the Standard BioTools Bylaws, and the Certificates of Designations, each of which are filed as exhibits to the registration statement to which this joint proxy statement/prospectus relates, as well as the DGCL.
The following is a summary discussion of the material differences, as of the date of this joint proxy statement/prospectus, between the current rights of SomaLogic stockholders and the current rights of Standard BioTools stockholders. The following description does not purport to be a complete statement of all the differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the DGCL, the Standard BioTools Charter, the Standard BioTools Bylaws and the Certificates of Designations, the SomaLogic Charter and the SomaLogic Bylaws. SomaLogic and Standard BioTools have filed with the SEC their respective governing documents referenced in this summary of stockholder rights and will send copies to you without charge, upon your request. See “Where You Can Find More Information” beginning on page 209 of this joint proxy statement/prospectus.
	Rights of Standard BioTools Stockholders	Rights of SomaLogic Stockholders
Authorized Capital	The authorized capital stock of Standard BioTools consists of 400,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.	The authorized capital stock of SomaLogic consists of 600,000,000 shares of common stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, $0.0001 par value per share.
Outstanding Capital Stock	As of the Standard BioTools Record Date, Standard BioTools had 83,162,205 shares of Standard BioTools Common Stock issued and outstanding, 127,780 shares of Series B-1 Preferred Stock issued and outstanding and 127,779 shares of Series B-2 Preferred Stock issued and outstanding.	As of the SomaLogic Record Date, SomaLogic had 188,679,133 shares of SomaLogic Common Stock issued and outstanding, and no shares of preferred stock issued and outstanding.
Rights of Preferred Stock	Under the Standard BioTools Charter, the Standard BioTools Board, subject to limitations prescribed by law, may fix by resolution the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Series B Preferred Stock, including, without limitation, authority to fix by resolution the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series of	Under the SomaLogic Charter, the SomaLogic Board may, from time to time to issue preferred stock in one or more series, and in connection with the creation of any such series, by adopting resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof,

	Rights of Standard BioTools Stockholders	Rights of SomaLogic Stockholders
	Series B Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.	including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for the creation and issuance of any series of preferred stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and the SomaLogic Charter (including any certificate of designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by the SomaLogic Charter (including any certificate of designation). There are currently no shares of preferred stock issued and outstanding and no certificates of designation.
Preferred Voting	The Standard BioTools Certificates of Designations provide that holders of Series B Preferred Stock are entitled to vote, on an as converted basis, on all matters submitted to the vote of holders of Standard BioTools Common Stock as a single class, subject to certain beneficial owner limitations contained in the Certificates of Designations.
Number of Directors	The Standard BioTools Charter provides that the number of directors that constitutes the entire Standard BioTools Board shall be determined in the manner set forth in the Standard BioTools Bylaws. The Standard BioTools Bylaws provide that the Standard BioTools Board shall consist of one or more members, and unless the Standard BioTools Charter fixes the number of directors, the total number of directors constituting the Standard BioTools	The SomaLogic Charter provides that the number of directors shall be fixed exclusively by resolutions of the SomaLogic Board in accordance with the bylaws. The SomaLogic Bylaws provide that the total number of directors constituting the SomaLogic Board is to be determined by resolution of the SomaLogic Board and no reduction of the authorized number of directors should have the effect of removing any director before that director’s term of office expires.

	Rights of Standard BioTools Stockholders	Rights of SomaLogic Stockholders
	Board is to be determined by resolution of the Standard BioTools Board and no reduction of the authorized number of directors should have the effect of removing any director before that director’s term of office expires. The Standard BioTools Board currently has seven directors.	The SomaLogic Board currently has nine directors.
Election of Directors	The Standard BioTools Charter provides that, other than any directors who may be elected by holders of Series B Preferred Stock under specified circumstances, as described below, Standard BioTools directors shall be divided into three classes as nearly equal in size as is practicable. At each annual meeting of stockholders, directors of the Standard BioTools Board shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Standard BioTools Board shall shorten the term of any incumbent director.	The SomaLogic Charter provides for a classified board with three classes of directors, with each class consisting of one-third of the entire board as nearly as possible. At each annual meeting of stockholders, successors of the class of directors whose term expires at that meeting will be elected for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with the SomaLogic Charter. No decrease in the number of directors shall shorten the term of any incumbent director.
The holders of Standard BioTools Series B-1 Preferred Stock and Series B-2 Preferred Stock may separately nominate and elect by separate class vote a director to the Standard BioTools Board, subject to minimum ownership requirements. Series B-1 Preferred Stock and Series B-2 Preferred Stock nominees are to be elected annually only by the holders of Series B-1 Preferred Stock and Series B-2 Preferred Stock, voting together as a single class, and are outside of the classified Standard BioTools Board structure. The Series B-1 Director shall also be entitled to be a part of any standing Standard BioTools Board committee.

	Rights of Standard BioTools Stockholders	Rights of SomaLogic Stockholders
Removal of Directors	The Standard BioTools Charter provides that any director or the entire Standard BioTools Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of Standard BioTools entitled to vote in the election of directors.	The SomaLogic Charter provides, subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, the SomaLogic Board or any individual director, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock entitled to vote at an election of directors.
Vacancies on the Board	The Standard BioTools Charter provides that vacancies and newly created directorships on the Standard BioTools Board shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director, and not by the stockholders. A person so elected by the Standard BioTools Board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which that director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, or removal. No decrease in the number of directors constituting the Standard BioTools Board shall shorten the term of any incumbent director.	The SomaLogic Charter provides that, except as otherwise provided by law, and subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, any vacancies on the SomaLogic Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders. Any director so appointed is to hold office until the expiration of the term of the class to which that director has been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.
Advance Notice Requirements for Stockholder Nominations and Other Proposals
The Standard BioTools Charter provides that advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders shall be given in the manner and to the extent provided in the Standard BioTools Bylaws.
The Standard BioTools Bylaws provide that nominations and other proposals shall be made at an annual meeting of stockholders only (A) by or at the direction of the Standard

The SomaLogic Charter provides that advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of SomaLogic shall be given in the manner provided in the SomaLogic Bylaws.
The SomaLogic Bylaws provide that, subject to provisions of the charter in all respects, nominations of any person for election to the SomaLogic Board at an annual meeting or at a

Rights of Standard BioTools Stockholders	Rights of SomaLogic Stockholders
BioTools Board or (B) by a stockholder of Standard BioTools who (1) was a stockholder of record at the time of the giving of the notice required and entitled to vote at the annual meeting and (2) has complied with the notice procedures. In addition to any other applicable requirements, the stockholder must have given timely notice of the nomination thereof in proper written form to Standard BioTools’ Secretary containing certain information and must be received by the Secretary at the principal executive offices of Standard BioTools not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which Standard BioTools first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made.
special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the SomaLogic Board, including by any committee or persons authorized to do so by the SomaLogic Board or the SomaLogic Bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of SomaLogic both at the time of giving such notice and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with the requirements as to such notice and nomination. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the SomaLogic Board at an annual meeting or special meeting.
For a stockholder to make any nomination for election to the SomaLogic Board at an annual meeting, the stockholder must (1) provide timely notice in writing (as defined in the SomaLogic bylaws) and in proper form to SomaLogic’s Secretary, (2) the notice must contain specific information, agreements and questionnaires with respect to such stockholder and its candidate for nomination and (3) provide certain updates or supplements to such notice. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of SomaLogic not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day

	Rights of Standard BioTools Stockholders	Rights of SomaLogic Stockholders

on which public disclosure of the date of such annual meeting was first made by SomaLogic.
If the election of directors is a matter specified in the notice of meeting given by the person calling a special meeting, then for a stockholder to make any nomination for election to the SomaLogic Board at that special meeting, the stockholder must (i) provide timely written notice in proper form to the Secretary at the principal executive offices of SomaLogic, (ii) provide the required information with respect to such stockholder and its candidate for nomination and (iii) provide any updates or supplements to such notice at the specified times in proper form. To be timely, a stockholder’s notice for nominations at a special meeting must be delivered, or mailed and received at SomaLogic offices, not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure of the date of such special meeting was first made.

Notice of Special Meeting	The Standard BioTools Bylaws provide that whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting of stockholders shall be given not less than 10 days nor more than 60 days	The SomaLogic Bylaws generally provide that notice of a stockholder meeting must be sent not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

	Rights of Standard BioTools Stockholders	Rights of SomaLogic Stockholders
before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.
Amendments to the Charter
Under the DGCL, an amendment to the certificate of incorporation generally requires (1) the approval of the board of directors, (2) the approval of a majority of the outstanding stock entitled to vote upon the proposed amendment and (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, provided that, in the case of an amendment to effect a reverse stock split or subdivision of shares or to otherwise increase or decrease the number of authorized shares of a class, such amendment may (except to the extent provided otherwise by the certificate of incorporation) be approved by a majority of the votes cast, subject to certain exceptions. The Standard BioTools Charter provides that, except as otherwise required by law, holders of Standard BioTools Common Stock shall not be entitled to vote on any amendment to the Standard BioTools Charter (including any certificate of designation filed with respect to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to the Standard BioTools Charter (including any certificate of designation filed with respect to any series of preferred stock).
Standard BioTools reserves the right to amend or repeal any provision contained in the Standard BioTools Charter in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation;
Under the DGCL, an amendment to the certificate of incorporation generally requires (1) the approval of the board of directors, (2) the approval of a majority of the outstanding stock entitled to vote upon the proposed amendment and (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, provided that, in the case of an amendment to effect a reverse stock split or subdivision of shares or to otherwise increase or decrease the number of authorized shares of a class, such amendment may (except to the extent provided otherwise by the certificate of incorporation) be approved by a majority of the votes cast, subject to certain exceptions. The SomaLogic Charter provides that in addition to any vote required by applicable law, the following provisions in the charter may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent with the charter therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2∕3% of the total voting power of all the then outstanding shares of stock of SomaLogic entitled to vote, voting together as a single class.

	Rights of Standard BioTools Stockholders	Rights of SomaLogic Stockholders

provided, however, that notwithstanding any other provision of the Standard BioTools Charter or any provision of law that might otherwise permit a lesser vote or no vote, the Standard BioTools Board acting pursuant to a resolution adopted by a majority of the Standard BioTools Board and the affirmative vote of sixty-six and two-thirds percent (66 2∕3%) of the then outstanding voting securities of Standard BioTools, voting together as a single class, shall be required for the amendment, repeal or modification of certain provisions.
Holders of Standard BioTools Series B-1 Preferred Stock and Series B-2 Preferred Stock shall be entitled to consent rights with regard to amendments to the Standard BioTools Charter under certain circumstances having an adverse effect on the rights, preferences, privileges or voting power of the Series B Preferred Stock.

Amendments to Bylaws
The Standard BioTools Charter provides that the Standard BioTools Board is expressly authorized to adopt, alter, amend or repeal the Standard BioTools Bylaws. The affirmative vote of at least a majority of the Standard BioTools Board then in office shall be required to adopt, amend, alter or repeal the Standard BioTools Bylaws. The Standard BioTools Bylaws may also be adopted, amended, altered or repealed by the stockholders of Standard BioTools. Notwithstanding any provisions of the Standard BioTools Bylaws, the Standard BioTools Bylaws may not be amended, altered or repealed except in accordance with related provisions in the Standard BioTools Bylaws.
The Standard BioTools Bylaws provide that the Standard BioTools Bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at

The SomaLogic Charter provides that the SomaLogic Board is authorized to adopt, amend, or repeal the SomaLogic Bylaws.
The stockholders of SomaLogic also have the power to adopt, amend or repeal the bylaws; provided that, in addition to any vote of the holders of any class or series of stock required by applicable law, or by the SomaLogic Charter, or the SomaLogic Bylaws, the adoption, amendment or repeal receives the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of SomaLogic entitled to vote generally in an election of directors.

	Rights of Standard BioTools Stockholders	Rights of SomaLogic Stockholders

least 66 2∕3% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of Standard BioTools to alter, amend or repeal, or adopt any bylaw inconsistent with certain provisions of the Standard BioTools Bylaws. The Standard BioTools Board shall also have the power to adopt, amend or repeal the Standard BioTools Bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Standard BioTools Board.
Holders of Standard BioTools Series B-1 Preferred Stock and Series B-2 Preferred Stock shall be entitled to consent rights with regard to amendments to the Standard BioTools Bylaws under certain circumstances having an adverse effect on the rights, preferences, privileges or voting power of the Series B Preferred Stock.

Special Meeting of Stockholders	The Standard BioTools Charter provides that special meetings of stockholders may be called only by the Standard BioTools Board, the Chairperson of the Standard BioTools Board, the Chief Executive Officer or the President (in the absence of a chief executive officer), and any power of stockholders to call a special meeting of stockholders is specifically denied.	The SomaLogic Charter provides, that subject to the special rights of the holders of one or more series of preferred stock, special meetings of the stockholders may be called for any purpose or purposes, at any time, only by or at the direction of the SomaLogic Board, the Chairperson of the SomaLogic Board, the Chief Executive Officer or President, in each case, in accordance with the SomaLogic Bylaws, and is not to be called by any other person or persons. Any such special meeting may be postponed, rescheduled or cancelled by the SomaLogic Board or other person calling the meeting.
Forum Selection	The Standard BioTools Bylaws provide, that unless Standard BioTools consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction,	The SomaLogic Charter designates the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware)

Rights of Standard BioTools Stockholders	Rights of SomaLogic Stockholders

another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Standard BioTools, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of Standard BioTools to the stockholders of Standard BioTools, (c) any action arising pursuant to any provision of the DGCL or the Standard BioTools charter or bylaws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction.
Unless Standard BioTools consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against any person in connection with any offering of the corporation’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person or other defendant.

and any appellate court thereof, unless SomaLogic consents in writing to the selection of an alternative forum, shall to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of SomaLogic, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of SomaLogic to SomaLogic or to the stockholders of SomaLogic, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the SomaLogic bylaws or charter (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against SomaLogic or any current or former director, officer or stockholder governed by the internal affairs doctrine.
If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a foreign action) in the name of any stockholder, such stockholder is to be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

	Rights of Standard BioTools Stockholders	Rights of SomaLogic Stockholders
Dividends	The Certificates of Designations provide that dividends may be declared by the Standard BioTools Board or any duly authorized committee thereof on any junior stock from time to time. The holders of the Series B Preferred Stock shall fully participate, on an as-converted basis, in any dividends declared and paid or distributions on the Standard BioTools Common Stock as if the Series B Preferred Stock were converted in accordance with the Certificates of Designations. No dividends shall be declared or paid on the Series B Preferred Stock unless a dividend in an equal amount per share is also declared or paid (as applicable) on the other series of Series B Preferred Stock.
Preferred Stock Liquidation Rights	In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of Standard BioTools, the Certificates of Designations provide that the holders of Series B Preferred Stock shall be entitled, out of assets legally available thereof, before any distributions or payment out of the assets of Standard BioTools may be made to or set aside for the holders of any junior stock, to receive in full a liquidating distribution in cash in the amount per share of the Series B Preferred Stock as determined according to the Certificates of Designations.
Change in Control “Put Right”	The Certificates of Designations provide that the holders of Series B-1 Preferred Stock and Series B-2 Preferred Stock have the right, upon a Change of Control (as defined in the Certificates of Designation), to convert all or a portion of its shares of Series B Preferred Stock or require Standard BioTools to purchase all of such holder’s Series B Preferred Stock for an amount of cash.
Ranking	The Certificates of Designations provide that the Series B-1 Preferred Stock and the Series B-2 Preferred Stock shall rank, with respect to dividend rights and rights on

Rights of Standard BioTools Stockholders	Rights of SomaLogic Stockholders
distributions of assets on the voluntary or involuntary liquidation, dissolution or winding up of the affairs of Standard BioTools: (a) on parity with one another, (b) junior to each other class or series of capital stock of Standard BioTools hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series B Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Standard BioTools, and (c) senior to the Standard BioTools Common Stock, each other currently existing class or series of capital stock of Standard BioTools and each class hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks junior to the Series B Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Standard BioTools.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SOMALOGIC
The following table sets forth information with respect to the beneficial ownership of SomaLogic capital stock, as of October 13, 2023, for:
1.   Each person, or group of affiliated persons, known to beneficially own more than 5% of outstanding SomaLogic Common Stock;
2.   Each current director of SomaLogic;
3.   Each named executive officer of SomaLogic; and
4.   All current executive officers and directors of SomaLogic as a group.
The number of shares beneficially owned by each stockholder is determined under rules of the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of SomaLogic Common Stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
SomaLogic has based its calculation of the percentage of beneficial ownership on 188,662,383 shares of common stock outstanding as of October 13, 2023.
Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable. The beneficial ownership of each person holding more than 5% of the SomaLogic’s outstanding Common Stock as of October 13, 2023 is based solely on a review of filings with the SEC on Schedule 13G or Schedule 13D, as applicable.

Name and Address of Beneficial Owner	Number of Shares of SomaLogic Common Stock Beneficially Owned	% of SomaLogic Common Stock Beneficially Owned
Directors & Named Executive Officers(1)
Robert Barchi(2)	53,528	*
Shaun Blakeman(3)	431,006	*
Thomas D. Carey	—	*
Eli Casdin(4)	23,829,959	12.3%
Troy Cox(5)	610,728	*
Melody Harris(6)	2,285,517	1.2%
Kathy L. Hibbs	—	*
Anne H. Margulies(7)	140,566	*
Tycho Peterson	—	*
Richard A. Post(8)	134,566	*
Jason Ryan	—	*
Roy Smythe(9)	3,842,427	2.0%
Stephen Williams(10)	857,889	*
All current directors and executive officers as a group (13 individuals)(11)	25,375,626	13.1%
5% Beneficial Owners
Entities affiliated with Casdin Capital, LLC(12)	12,604,275	6.7%
Keith A. Meister(13)	11,186,669	5.9%
Entities affiliated with CMLS Holdings II LLC(14)	11,146,669	5.9%
Blackrock, Inc.(15)	10,268,281	5.4%

*
Indicates beneficial ownership of less than 1%.

(1)
The business address of each of these stockholders is c/o SomaLogic, 2945 Wilderness Place, Boulder, Colorado 80301.

(2)
Consists of (i) 7,630 shares of SomaLogic Common Stock held directly by Dr. Barchi; and (ii) 45,898 SomaLogic Stock Options exercisable within 60 days of October 13, 2023.

(3)
Consists of 431,006 SomaLogic Stock Options exercisable within 60 days of October 13, 2023.

(4)
Consists of (i) 3,430 shares of SomaLogic Common Stock held directly by Mr. Casdin; (ii) 6,800,000 shares of SomaLogic Common Stock held by CMLS Holdings II LLC; (iii) 4,346,669 shares of SomaLogic Common Stock issuable upon the exercise of SomaLogic Warrants held by CMLS Holdings II LLC; (iv) 10,132,005 shares of SomaLogic Common Stock held by Casdin Partners Master Fund, L.P.; (v) 2,472,270 shares of SomaLogic Common Stock held by Casdin Private Growth Equity Fund, L.P.; and (vi) 75,585 SomaLogic Stock Options exercisable within 60 days of October 13, 2023. As described in footnotes (12) and (14) below, the shares held by CMLS Holdings II LLC, Casdin Partners Master Fund, L.P. and Casdin Private Growth Equity Fund, L.P. may be deemed to be indirectly beneficially owned by Mr. Casdin.

(5)
Consists of (i) 78,430 shares of SomaLogic Common Stock held directly by Mr. Cox; (ii) 365,632 SomaLogic Stock Options exercisable within 60 days of October 13, 2023; and (iii) 166,666 shares of SomaLogic Common Stock issuable upon the exercise of SomaLogic Warrants.

(6)
Consists of (i) 14,796 shares of SomaLogic Common Stock held directly by Ms. Harris; and (ii) 2,270,721 SomaLogic Stock Options exercisable within 60 days of October 13, 2023.

(7)
Consists of (i) 23,430 shares of SomaLogic Common Stock held directly by Ms. Margulies; and (ii) 117,136 SomaLogic Stock Options exercisable within 60 days of October 13, 2023.

(8)
Consists of (i) 57,430 shares of SomaLogic Common Stock held directly by Mr. Post; and (ii) 77,136 SomaLogic Stock Options exercisable within 60 days of October 13, 2023.

(9)
Consists of (i) 49,208 shares of SomaLogic Common Stock held directly by Dr. Smythe; and (ii) 3,793,219 SomaLogic Stock Options exercisable within 60 days of October 13, 2023.

(10)
Consists of (i) 160,160 shares of SomaLogic Common Stock held directly by Dr. Williams; and (ii) 697,739 SomaLogic Stock Options exercisable within 60 days of October 13, 2023.

(11)
Consists of (i) 19,650,145 shares of SomaLogic Common Stock held by SomaLogic’s current directors and executive officers; (ii) 1,195,396 SomaLogic Stock Options exercisable within 60 days of October 13, 2023; (iii) 16,750 SomaLogic RSUs that may vest and settle within 60 days of October 13, 2023 and (iv) 4,513,335 shares of SomaLogic Common Stock issuable upon the exercise of 4,513,335 SomaLogic Warrants.

(12)
Based on information reported by Casdin Capital, LLC on a Schedule 13D/A filed with the SEC on December 14, 2022. Consists of (i) 10,132,005 shares of SomaLogic Common Stock held of record by Casdin Partners Master Fund, L.P. and (ii) 2,472,270 shares of SomaLogic Common Stock held of record by Casdin Private Growth Equity Fund, L.P. The shares held by Casdin Partners Master Fund, L.P. may be deemed to be indirectly beneficially owned by (i) Casdin Capital, LLC, the investment adviser to Casdin Partners Master Fund, L.P., (ii) Casdin Partners GP, LLC, the general partner of Casdin Partners Master Fund L.P., and (iii) Mr. Casdin, the managing member of Casdin Capital, LLC and Casdin Partners GP, LLC. The shares held by Casdin Private Growth Equity Fund, L.P. may be deemed to be indirectly beneficially owned by (i) Casdin Capital, LLC, the investment adviser to Casdin Private Growth Equity Fund, L.P., (ii) Casdin Private Growth Equity GP, LLC, the general partner of Casdin Private Growth Equity Fund, L.P., and (iii) Mr. Casdin, the managing member of Casdin Capital, LLC and Casdin Private Growth Equity GP, LLC. Mr. Casdin disclaims beneficial ownership of such securities except to the extent of its or his respective pecuniary interest therein. The address of for the Casdin entities noted herein is 667 Madison Avenue, New York, New York 10065.

(13)
Based on information reported by Keith A. Meister on a Schedule 13D/A filed with the SEC on December 14, 2022. Consists of (i) 6,800,000 shares of SomaLogic Common Stock held by CMLS Holdings II LLC, (ii) 4,346,669 shares of SomaLogic Common Stock issuable upon the exercise of 4,346,669 SomaLogic Warrants held by CMLS Holdings II LLC, and (iii) 40,000 shares of SomaLogic Common Stock owned by investment funds advised by Corvex Management, L.P. and may be deemed to be indirectly beneficially owned by Mr. Meister by virtue of Mr. Meister’s control of the general partner of Corvex Management, L.P. The address of Corvex Management, L.P. is 667 Madison Avenue, New York, New York 10065.

(14)
Based on information reported by CMLS Holdings II LLC on a Schedule 13D/A filed with the SEC on December 14, 2022. Consists of (i) 6,800,000 shares of SomaLogic Common Stock and (ii) 4,346,669 shares of SomaLogic Common Stock issuable upon the exercise of 4,346,669 SomaLogic Warrants. CMLS Holdings II LLC is the record holder of the 6,800,000 shares of SomaLogic Common Stock and 4,346,669 SomaLogic Warrants reported herein. The Board of Managers of CMLS Holdings II LLC is comprised of Mr. Casdin and Mr. Meister who share voting and investment discretion with respect to the common stock held of record by CMLS Holdings II LLC. C-LSH II LLC and M-LSH II LLC are the members of CMLS Holdings II LLC, and Mr. Casdin and Mr. Meister are the managing members of C-LSH II LLC and M-LSH II LLC, respectively. As such, each of the foregoing may be deemed to have or share beneficial ownership of the Common Stock held directly by CMLS Holdings II LLC. The address for the Casdin entities noted herein is 667 Madison Avenue, New York, New York 10065.

(15)
Based on information reported by Blackrock, Inc. on a Schedule 13G filed with the SEC on February 3, 2023. Consists of 10,268,281 shares of SomaLogic Common Stock held of record by Blackrock, Inc. The address of Blackrock, Inc. is 55 East 52nd Street New York, NY 10055.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF STANDARD BIOTOOLS
The following table sets forth certain information as of October 15, 2023 (unless otherwise specified), with respect to the beneficial ownership of Standard BioTools by each person who is known, based solely on filings made under Sections 13(d) and 13(g) of the Exchange Act, to own beneficially more than five percent of outstanding Standard BioTools Common Stock or Standard BioTools Preferred Stock, each person currently serving as a director, each named executive officer and all of our current directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Standard BioTools Common Stock subject to Standard BioTools Stock Options, Standard BioTools Restricted Stock Units or other rights to purchase that may be acquired within 60 days after October 15, 2023, and Standard BioTools Common Stock into which Standard BioTools Preferred Stock is convertible, are to be considered outstanding for purposes of computing the percentage ownership of the persons holding these Standard BioTools Stock Options or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. As of October 15, 2023, there were 79,394,799 shares of Standard BioTools Common Stock outstanding and 255,559 shares of Standard BioTools Preferred Stock outstanding (which represents up to 75,164,397 shares of Standard BioTools Common Stock issuable upon conversion of the Standard BioTools Preferred Stock), and the percentages of Standard BioTools Common Stock and Standard BioTools Preferred Stock beneficially owned were calculated using these respective numbers as the denominators and as specified in this paragraph and in the footnotes below. Unless otherwise indicated, the address for each beneficial owner is c/o Standard BioTools Inc., 2 Tower Place, Suite 2000, South San Francisco, California 94080.
Name and Address of Beneficial Owner	Number of Shares of Standard BioTools Common Stock Beneficially Owned	% of Standard BioTools Common Stock Beneficially Owned	Number of Shares of Standard BioTools Preferred Stock Beneficially Owned	% of Standard BioTools Preferred Stock Beneficially Owned
Stockholders
Entities affiliated with Casdin Capital, LLC(1)	38,782,346	33.15%	127,780	50.0002%
Entities affiliated with Viking Global Investors LP(2)	8,289,116	9.45%	127,779	49.9998%
Caligan Partners LP(3)	7,797,454	9.82%	—	—
Indaba Capital Management, L.P.(4)	7,894,751	9.94%	—	—
Neuberger Berman Group LLC(5)	4,336,103	5.46%	—	—
Named Executive Officers and Directors
Michael Egholm, Ph.D.(6)	2,093,924	2.58%	—	—
Stephen Christopher Linthwaite(7)	231,738	*	—	—
Jeremy Davis(8)	214,583	*	—	—
Hanjoon Alex Kim(9)	744,259	*	—	—
Eli Casdin(10)	38,883,266	33.22%	127,780	50.0002%
Laura Clague(11)	196,667	*	—	—
Fenel Eloi(12)	17,690	*	—	—
Martin Madaus, Ph.D.(13)	130,585	*	—	—
Frank Witney, Ph.D.(14)	100,920	*	—	—
Carlos Paya, M.D., Ph.D.(15)	237,520	*	—	—
All Current Executive Officers and Directors as a group (9 persons)(16)	42,492,389	37.70%	127,780	50.0002%

*
Represents beneficial ownership of less than one percent of outstanding Standard BioTools Common Stock.

(1)
Consists of securities held by Casdin Partners Master Fund, L.P. (“Casdin Master Fund”), Casdin Private Growth Equity Fund II, L.P. (“Casdin Private Growth Fund”) and Casdin Partners FO1-MSV, LP (“Casdin FO1”). Casdin Capital, LLC (“Casdin Capital”) is the investment adviser to Casdin Master Fund, Casdin Private Growth Fund and Casdin FO1, Casdin Partners GP, LLC (“Casdin Partners GP”) is the general partner of Casdin Master Fund and Casdin FO1, Casdin Private Growth Equity Fund II GP, LLC (“Casdin Private Growth GP”) is the general partner of Casdin Private Growth Fund, and Eli Casdin is the managing member of Casdin Capital, Casdin Partners GP and Casdin Private Growth GP. Represents shared voting and dispositive power held with respect to 89,446 shares of Series B-1 Preferred Stock held by Casdin Master Fund, 38,334 shares of Series B-1 Preferred Stock held by Casdin Private Growth Fund, and 1,200,000 shares of Standard BioTools Common Stock held by Casdin FO1. Reported shares include 37,582,346 shares of Standard BioTools Common Stock issuable upon conversion of Series B-1 Preferred Stock and percentage of Standard BioTools Common Stock beneficially owned is based on 116,997,145 outstanding shares of Standard BioTools Common Stock and Standard BioTools Common Stock issuable upon conversion of the Series B-1 Preferred Stock, in each case as of October 15, 2023. Casdin Capital’s address is 1350 Avenue of the Americas, Suite 2600, New York, New York 10019. Casdin Capital and its affiliates are subject to certain limitations on their voting rights with respect to the shares of Series B-1 Preferred Stock held by them. For a discussion of these limitations, see the section entitled “Description of Capital Stock — Series B-1 Preferred Stock — Voting Rights; Consent Rights”.

(2)
This information is based solely on a Schedule 13D filed jointly by Viking Global Investors LP (“VGI”), Viking Global Opportunities Parent GP LLC (“Opportunities Parent”), Viking Global Opportunities GP LLC (“Opportunities GP”), Viking Global Opportunities Portfolio GP LLC (“Opportunities Portfolio GP”), Viking Global Opportunities Illiquid Investments Sub-Master LP (the “Viking Hybrid Fund”), Viking Global Opportunities Drawdown GP LLC (“Drawdown GP”), Viking Global Opportunities Drawdown Portfolio GP LLC (“Drawdown Portfolio GP”), Viking Global Opportunities Drawdown (Aggregator) LP (the “Viking Drawdown Fund”, and together with the Viking Hybrid Fund, “Viking”), O. Andrea Halvorsen, David C. Ott and Rose S. Shabet, filed with the SEC on October 16, 2023, which reported ownership as of October 4, 2023. Represents (i) 5,552,940 shares of Standard BioTools Common Stock that the Viking Hybrid Fund has the right to acquire and (ii) 2,736,176 shares of Standard BioTools Common Stock that the Viking Drawdown Fund has the right to acquire, in each case, upon conversion of shares of Series B-2 Preferred Stock held by Viking and after giving effect to a provision in the B-2 Certificate of Designations which provides that none of the Viking Hybrid Fund, the Viking Drawdown Fund, nor their affiliates shall be entitled to convert shares of Series B-2 Preferred Stock unless such conversion would not result in the Viking Hybrid Fund and the Viking Drawdown Fund, together with their affiliates, beneficially owning more than 9.5% of the total number of shares of Standard BioTools Common Stock outstanding (the “Blocker”). Accordingly, the number of shares of Standard BioTools Common Stock reported as beneficially owned by the Viking Hybrid Fund and the Viking Drawdown Fund set forth in the table above excludes shares of Standard BioTools Common Stock that the Viking Hybrid Fund and the Viking Drawdown Fund do not currently have the right to acquire upon conversion of Series B-2 Preferred Stock due to the Blocker (and applies the Blocker pro rata across the Viking Hybrid Fund and the Viking Drawdown Fund in the aggregate). Without giving effect to the Blocker, the Series B-2 Preferred Stock held by the Viking Hybrid Fund would be convertible into 25,179,995 shares of Standard BioTools Common Stock and the Series B-2 Preferred Stock held by the Viking Drawdown Fund would be convertible into 12,402,056 shares of Standard BioTools Common Stock, for an aggregate of 37,582,051 shares of Standard BioTools Common Stock. The Viking Hybrid Fund has the authority to dispose of and vote the shares directly owned by it, which power may be exercised by its general partner, Opportunities Portfolio GP, and by VGI, which provides managerial services to the Viking Hybrid Fund. O. Andreas Halvorsen, David C. Ott and Rose Shabet, as Executive Committee members of Viking Global Partners LLC (the general partner of VGI) and Hybrid Opportunities GP, have shared authority to direct the voting and disposition of investments beneficially owned by VGI and Opportunities Portfolio GP. The Viking Drawdown Fund has the authority to dispose of and vote the shares directly owned by it, which power may be exercised by its general partner, Drawdown Portfolio GP, and by VGI, which provides managerial services to the Viking Drawdown Fund. O. Andreas Halvorsen, David C. Ott and Rose Shabet, as Executive Committee members of Viking Global Partners LLC (the general partner of VGI) and Opportunities Parent (the sole member of Drawdown GP, which is the sole member of Drawdown Portfolio GP), have shared authority to direct the voting and disposition of investments beneficially owned by VGI and Drawdown Portfolio GP. Viking’s address is c/o Viking Global Investors LP, 600 Washington Boulevard, Stamford, Connecticut 06901. Viking and its affiliates are subject to certain limitations on their voting rights with respect to the Series B-2 Preferred Stock held by them. For a discussion of these limitations, see the section entitled “Description of Capital Stock — Series B-2 Preferred Stock—Voting Rights; Consent Rights”.
(3)
This information is based solely on a Schedule 13D/A filed jointly by Caligan Partners LP (“Caligan”), which identified itself as the investment manager of an affiliated fund and managed accounts, and David Johnson, the managing member of the general partner of Caligan, shared voting power and dispositive power with respect to all such shares, filed with the SEC on July 3, 2023, which reported ownership as of July 3, 2023. Caligan’s address is 515 Madison Avenue, 8th Floor, New York, New York 10022.

(4)
This information is based solely on a Schedule 13G/A filed jointly by Indaba Capital Management, L.P., IC GP, LLC (“IC GP”), Indaba’s sole general partner, and Derek C. Schrier, the managing member of IC GP, shared voting and dispositive power is held with respect to all of such shares, filed with the SEC on February 14, 2023, which reported ownership as of December 31, 2022. Reported shares include 448,552 shares of Standard BioTools Common Stock issuable upon conversion of Indaba’s 5.25% Convertible Senior Notes due 2024. Indaba’s address is One Letterman Drive, Building D, Suite DM700, San Francisco, California 94129.

(5)
This information is based solely on a Schedule 13D filed jointly by Neuberger Berman Group LLC (“NB Group”), Neuberger Berman Investment Advisers LLC (“NBIA”), Neuberger Berman Investment Advisers Holdings, LLC, Neuberger Berman Canada Holdings LLC, NB Acquisitionco ULC, Neuberger Berman Canada ULC (“NBCU”), Benjamin Nahum, Amit Solomon, Rand Gesing, and Pong Chan, which identified themselves as a group, filed with the SEC on November 18, 2021, which reported ownership as of November 18, 2021. NBIA, which identified itself as an investment adviser, shared dispositive power and voting power with respect to 3,459,561 of such shares of Standard BioTools Common Stock and has been granted discretionary power, but not voting power, with respect to 823,514 of such shares and NBCU, which identified itself as an investment adviser, shared dispositive and voting power with respect to 53,028 of such shares of Standard BioTools Common Stock. Neuberger Berman’s address is 1290 Avenue of the Americas, New York, New York 10104. NBCU’s address is 2 Bloor St East, Toronto, Ontario M4W 1A8, Canada.

(6)
Consists of (i) 206,512 shares of Standard BioTools Common Stock and (ii) 1,887,412 shares of Standard BioTools Common Stock underlying options that are exercisable as of October 15, 2023 or will become exercisable within 60 days after such date held by Dr. Egholm.

(7)
Consists of shares of Standard BioTools Common Stock held by Mr. Linthwaite, the former Chief Executive Officer of Standard BioTools who is a named executive officer.

(8)
Consists of (i) 150,000 shares of Standard BioTools Common Stock, (ii) 18,750 shares of Standard BioTools Common Stock underlying options that are exercisable as of October 15, 2023 or will become exercisable within 60 days after such date held by Mr. Davis and (iii) 45,833 shares of unvested Standard BioTools RSUs held by Mr. Davis that will vest within 60 days of October 15, 2023.

(9)
Consists of (i) 70,183 shares of Standard BioTools Common Stock and (ii) 674,076 shares of Standard BioTools Common Stock underlying options that are exercisable as of October 15, 2023 or will become exercisable within 60 days after such date held by Mr. Kim.

(10)
Includes 89,446 shares of Series B-1 Preferred Stock held of record by Casdin Master Fund, 38,334 shares of Series B-1 Preferred Stock held of record by Casdin Private Growth Fund and 1,200,000 shares of Standard BioTools Common Stock held of record by Casdin FO1 (see Footnote 1 above). Mr. Casdin is the managing member of the general partners of Casdin Master Fund, Casdin Private Growth Fund and Casdin FO1, and, as such, is deemed to have indirect beneficial ownership of such shares. Mr. Casdin’s reported shares include (i) 37,582,346 shares of Standard BioTools Common Stock issuable upon conversion of the aforementioned Series B-1 Preferred Stock, (ii) 1,200,000 of the aforementioned shares of Standard BioTools Common Stock held of record by Casdin FO1, (iii) 34,809 shares of Standard BioTools Common Stock held by Mr. Casdin and (iv) 66,111 shares of Standard BioTools Common Stock underlying options that are exercisable as of October 15, 2023 or will become exercisable within 60 days after such date held by Mr. Casdin.
(11)
Consists of (i) 30,714 shares of Standard BioTools Common Stock, (ii) 118,452 shares of Standard BioTools Common Stock underlying options that are exercisable as of October 15, 2023 or will become exercisable within 60 days after such date held by Ms. Clague and (iii) 47,501 shares of Standard BioTools RSUs in respect to which Ms. Clague has deferred settlement.

(12)
Consists of shares of Standard BioTools Common Stock underlying options that are exercisable as of October 15, 2023 or will become exercisable within 60 days after such date held by Mr. Eloi.

(13)
Consists of (i) 34,809 shares of Standard BioTools Common Stock, (ii) 8,991 shares of unvested Standard BioTools RSUs held by Dr. Madaus that will vest within 60 days of October 15, 2023, (iii) 22,248 shares of Standard BioTools RSUs in respect to which Dr. Madaus has deferred settlement and (iv) 66,111 shares of Standard BioTools Common Stock underlying options that are exercisable as of October 15, 2023 or will become exercisable within 60 days after such date held by Dr. Madaus.

(14)
Consists of (i) 4,225 shares of Standard BioTools Common Stock held by First Amended and Restated Revocable Trust Agreement For the Franklin R. Witney and Catherine J. Caulfield-Witney Trust Agreement Dated September 25, 2009 (dated July 31, 2018), of which Dr. Witney is the trustee, (ii) 30,584 shares of Standard BioTools Common Stock and (iii) 66,111 shares of Standard BioTools Common Stock underlying options that are exercisable as of October 15, 2023 or will become exercisable within 60 days after such date held by Dr. Witney.

(15)
Consists of (i) 100,468 shares of Standard BioTools Common Stock and (ii) 137,052 shares of Standard BioTools Common Stock underlying options that are exercisable as of October 15, 2023 or will become exercisable within 60 days after such date held by Dr. Paya.

(16)
See footnotes 6 and 9 through 15 above. Also includes of 85,984 shares of Standard BioTools Common Stock held by Jeffrey Black, who is an executive officer but not a named executive officer.

LEGAL MATTERS
The validity of the Standard BioTools Common Stock to be issued pursuant to the Merger is passed upon for Standard BioTools by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.
EXPERTS
The financial statements of Standard BioTools Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to Standard BioTools’ Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of SomaLogic appearing in SomaLogic’s Annual Report (Form 10-K) for the year ended December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows SomaLogic and Standard BioTools to incorporate certain information into this joint proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except as set forth below and except for any information superseded by information in this joint proxy statement/prospectus or in later filed documents incorporated by reference into this joint proxy statement/prospectus. The documents that are incorporated by reference contain important information about SomaLogic and Standard BioTools and you should read this document together with any other documents incorporated by reference in this joint proxy statement/prospectus. Copies of all or any part of this joint proxy statement/prospectus, including the documents incorporated by reference or the exhibits, are available at the SEC’s website at www.sec.gov.
This joint proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by SomaLogic (File No. 001-40090) and Standard BioTools (File No. 001‑34180), in each case excluding any information furnished but not filed pursuant to the rules promulgated under the Exchange Act:
SomaLogic SEC Filings (File No. 001-40090)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2022
Portions of the Proxy Statement on Schedule 14A incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022	Filed April 25, 2023
Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2023, June 30, 2023 and September 30, 2023
Current Reports on Form 8-K, excluding any information furnished but not filed pursuant to the rules promulgated under the Exchange Act.	Filed on January 10, 2023, February 14, 2023, February 17, 2023, March 9, 2023, March 23, 2023, March 28, 2023, April 3, 2023, April 21, 2023, June 6, 2023, June 9, 2023, June 14, 2023, June 22, 2023, October 4, 2023, and November 21, 2023
SomaLogic’s Description of Capital Stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on February 19, 2021 and including any amendments or reports filed for the purpose of updating such description.
Standard BioTools SEC Filings (File No. 001-34180)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2022
Portions of the Proxy Statement on Schedule 14A incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022	Filed on April 28, 2023
Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2023, June 30, 2023 and September 30, 2023
Current Reports on Form 8-K, excluding any information furnished but not filed pursuant to the rules promulgated under the Exchange Act.	Filed on March 13, 2023, March 16, 2023, May 3, 2023, May 15, 2023, June 16, 2023, July 28, 2023, October 4, 2023, and November 21, 2023
Any description of Standard BioTools Common Stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

In addition, SomaLogic and Standard BioTools are each incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the SomaLogic Special Meeting and the Standard BioTools Special Meeting, as the case may be. Such documents are considered to be part of this joint proxy statement/prospectus, effective as of the date such documents are filed with the SEC.
Standard BioTools has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Standard BioTools and SomaLogic has supplied all such information relating to SomaLogic.
SomaLogic and Standard BioTools file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain the information incorporated by reference and any other materials SomaLogic or Standard BioTools files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 209 of this joint proxy statement/prospectus.
Neither SomaLogic nor Standard BioTools has authorized anyone to give any information or make any representation about the Merger, the Merger Agreement or the transactions contemplated thereby, including any of the proposals set forth herein, that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

WHERE YOU CAN FIND MORE INFORMATION
Standard BioTools and SomaLogic file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Standard BioTools and SomaLogic, which you can access at www.sec.gov. SomaLogic’s SEC filings are also available on SomaLogic’s corporate website at www.somalogic.com under the heading “Investors.” Standard BioTools’ SEC filings are also available on Standard BioTools’ corporate website at www.standardbio.com under the heading “Investors Resources.” By referring to SomaLogic’s and Standard BioTools’ websites and the SEC’s website, Standard BioTools and SomaLogic do not incorporate any such website or its contents into this joint proxy statement/prospectus. SomaLogic Common Stock and SomaLogic Warrants are listed on The Nasdaq Capital Market under the trading symbols of “SLGC” and “SLGCW,” respectively, and Standard BioTools Common Stock is listed on The Nasdaq Global Select Market under the trading symbol “LAB.”
Standard BioTools has engaged Alliance Advisors as its proxy solicitor for the Standard BioTools Special Meeting. Any questions about the Merger, requests for additional copies of documents or assistance submitting a proxy or voting your shares of Standard BioTools capital stock may be directed to Alliance Advisors by mail at 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003 or via email at LAB@AllianceAdvisors.com. Standard BioTools stockholders may call Alliance Advisors toll-free at (800) 574-5969.
SomaLogic has engaged Morrow Sodali as its proxy solicitor for the SomaLogic Special Meeting. Any questions about the Merger, requests for additional copies of documents or assistance submitting a proxy or voting your shares of SomaLogic Common Stock may be directed to Morrow Sodali by mail at 430 Park Avenue, 14th Floor, New York, NY 10022 or email at SLGC@info.morrowsodali.com. SomaLogic stockholders may call Morrow Sodali toll-free at (800) 662-5200. Brokers and banks may call toll-free at (203) 658-9400.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements, notices or other meeting materials with respect to two or more stockholders sharing the same address by delivering a single proxy materials or other meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.
Requests for additional copies of this joint proxy statement/prospectus should be directed to, as applicable:
Standard BioTools Inc. 2 Tower Place, Suite 2000 South San Francisco, CA 94080 Attention: Corporate Secretary Telephone: (650) 266-6000	SomaLogic, Inc. 2945 Wilderness Place Boulder, CO 80301 Attention: General Counsel Telephone: (303) 625-9000

COMMUNICATIONS FROM STANDARD BIOTOOLS STOCKHOLDERS
The Standard BioTools Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. Standard BioTools’ Secretary is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to Standard BioTools’ directors as he or she considers appropriate.
Communications are distributed to the Standard BioTools Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. Stockholders who wish to send communications on any topic to the Standard BioTools Board should address such communications to the Standard BioTools Board (i) in writing: c/o Corporate Secretary, Standard BioTools Inc., 2 Tower Place, Suite 2000, South San Francisco, CA 94080 or (ii) by going online to: https://investors.standardbio.com and clicking on “Governance — Contact the Board”.

COMMUNICATIONS FROM SOMALOGIC STOCKHOLDERS
The SomaLogic Board provides to every stockholder the ability to communicate with the SomaLogic Board, as a whole, and with individual directors on the SomaLogic Board through an established process for stockholder communication. Stockholders may communicate with the SomaLogic Board or individual directors by submitting written correspondences to SomaLogic’s headquarters at 2945 Wilderness Place, Boulder, CO 80301, Attn: Office of General Counsel. SomaLogic’s General Counsel may facilitate or direct such communications with the SomaLogic Board or individual directors by reviewing, sorting and summarizing such communications. All such communications will be referred to the SomaLogic Board or individual directors for consideration unless the SomaLogic Board instructs the Secretary otherwise.

Annex A — Agreement and Plan of Merger
AGREEMENT AND PLAN OF MERGER
among
SOMALOGIC, INC.,
STANDARD BIOTOOLS INC.,
and
MARTIS MERGER SUB, INC.

Dated as of October 4, 2023

A-i

A-ii

Exhibits
Exhibit A Form of Certificate of Merger
Exhibit B Form of Certificate of Incorporation
Exhibit C Form of Bylaws
Exhibit D Directors and Officers of Parent

A-iii

Defined Terms Index	Section
Acceptable Company Confidentiality Agreement	Section 5.2(b)
Acceptable Parent Confidentiality Agreement	Section 5.3(b)
Agreement	Preamble
Bankruptcy and Equity Exception	Section 3.4(a)
Bylaws	Section 1.5
CAP	Section 8.12(pp)
Certificate	Section 2.1(a)(ii)
Certificate of Incorporation	Section 1.4
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Company	Preamble
Company 2009 Equity Incentive Plan	Section 3.3(d)
Company 2017 Equity Incentive Plan	Section 3.3(d)
Company 2021 Omnibus Stock Incentive Plan	Section 3.3(d)
Company 401(k) Plan	Section 5.19
Company Acquisition Proposal	Section 5.2(d)
Company Alternative Acquisition Agreement	Section 5.2(e)
Company Balance Sheet	Section 3.7
Company Board	Recitals
Company Board Recommendation	Recitals
Company Budget	Section 5.1(a)(vii)
Company Certifications	Section 3.6(a)
Company Change in Recommendation	Section 5.2(e)
Company Common Stock	Section 3.3(a)
Company Disclosure Schedule	Article III
Company Equity Awards	Section 2.3(d)
Company ESPP Options	Section 2.3(c)
Company Fee Reimbursement	Section 7.6(b)
Company In-bound License	Section 3.16(d)
Company In-Licensed IP	Section 3.16(b)
Company Intervening Event	Section 5.2(d)
Company Leased Real Property	Section 3.20
Company Material Contract	Section 3.12
Company Material Customers	Section 3.11(a)
Company Material Suppliers	Section 3.11(b)
Company Medical Device	Section 3.18(i)
Company Out-bound License	Section 3.16(d)
Company Permits	Section 3.18(c)
Company Preferred Stock	Section 3.3(a)
Company Real Estate Leases	Section 3.20
Company SEC Documents	Section 3.6(a)

A-iv

Defined Terms Index	Section
Company Sensitive Data	Section 3.17(a)
Company Specified Agreement	Section 7.3(b)
Company Stock Plans	Section 3.3(d)
Company Stockholder Approval	Section 3.4(b)
Company Stockholders Meeting	Section 5.5(a)(i)
Company Superior Proposal	Section 5.2(d)
Company Voting Agreement	Recitals
Copyrights	Section 8.12(vv)
D&O Tail Policy	Section 5.11(b)
DGCL	Recitals
DOL	Section 3.13(a)
Effective Time	Section 1.3
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Excluded Share	Section 2.1(a)(i)
Excluded Shares	Section 2.1(a)(i)
Existing D&O Policy	Section 5.11(b)
HIPAA	Section 8.12(ss)
Indemnified Person	Section 5.11(a)
Indemnified Persons	Section 5.11(b)
Intended Tax Treatment	Recitals
IRS	Section 3.13(a)
ISO	Section 8.12(pp)
Joint Proxy Statement/Prospectus	Section 5.4
Maximum Premium	Section 5.11(b)
Merger	Recitals
Merger Consideration	Section 2.1(a)(i)
Merger Sub	Preamble
Parent	Preamble
Parent 2009 Equity Incentive Plan	Section 4.3(d)
Parent 2010 Equity Incentive Plan	Section 4.3(d)
Parent 2011 Equity Incentive Plan	Section 4.3(d)
Parent 2017 Inducement Plan	Section 4.3(d)
Parent 2022 Inducement Plan	Section 4.3(d)
Parent Acquisition Proposal	Section 5.3(d)
Parent Alternative Acquisition Agreement	Section 5.3(e)
Parent Balance Sheet	Section 4.7
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Budget	Section 5.1(b)(vii)
Parent Certifications	Section 4.6(a)
Parent Change in Recommendation	Section 5.3(e)
Parent Charter Amendment	Section 4.4(a)

A-v

Defined Terms Index	Section
Parent Common Stock	Section 4.3(a)
Parent Disclosure Schedule	Article IV
Parent ESPP	Section 4.3(d)
Parent ESPP Options	Section 4.3(e)
Parent Fee Reimbursement	Section 7.5(b)
Parent In-bound License	Section 4.6(d)
Parent In-Licensed IP	Section 4.16(a)
Parent Intervening Event	Section 5.3(d)
Parent Leased Real Property	Section 4.20
Parent Material Contract	Section 4.12(a)
Parent Material Customers	Section 4.11(a)
Parent Material Suppliers	Section 4.11(b)
Parent Medical Device	Section 4.18(i)
Parent Out-bound License	Section 4.6(d)
Parent Permits	Section 4.18(c)
Parent Real Estate Leases	Section 4.20
Parent SEC Documents	Section 4.6(a)
Parent Sensitive Data	Section 4.17(a)
Parent Share Issuance	Section 4.4(a)
Parent Stock Plans	Section 4.3(d)
Parent Stockholder Approval	Section 4.4(b)
Parent Stockholders Meeting	Section 5.5(b)(i)
Parent Superior Proposal	Section 5.3(d)
Parent Voting Agreement	Recitals
Parties	Preamble
Party	Preamble
Patents	Section 8.12(vv)
Payor	Section 7.9(a)
PPACA	Section 3.13(i)
Pre-Closing Period	Section 5.1
Recall	Section 3.18(e)
Recipient	Section 7.9(a)
Registration Statement	Section 5.4
Representatives	Section 5.2(a)
Second Request	Section 5.6(a)
Section	Section 2.3(f)
Shares	Recitals
Surviving Company	Section 1.1
Tax Opinion	Section 5.18(d)
Termination Date	Section 7.2(a)
Termination Fee	Section 7.9(a)
Trade Control Laws	Section 3.25(b)
Trade Secrets	Section 8.12(vv)

A-vi

Defined Terms Index	Section
Trademarks	Section 8.12(vv)
Transaction Litigation	Section 5.17
Uncertificated Shares	Section 2.1(a)(ii)
WARN Act	Section 3.13(t)
Willful Breach	Section 7.8

A-vii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of October 4, 2023, among SomaLogic, Inc., a Delaware corporation (the “Company”), Standard BioTools Inc., a Delaware corporation (“Parent”), and Martis Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
A.
The Parties wish to effect a business combination through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”).

B.
In connection with the Merger, each outstanding share of the Company Capital Stock (“Shares”) issued and outstanding immediately prior to the Effective Time shall be cancelled and each holder of Shares shall have the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) (other than Shares to be cancelled in accordance with Section 2.1(a)(iii)).

C.
The board of directors of the Company (the “Company Board”) has (i) determined that the Contemplated Transactions, including the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) resolved to recommend the adoption of this Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”).

D.
The board of directors of Parent (the “Parent Board”) has (i) determined that the Contemplated Transactions, including the Merger, the Parent Share Issuance and the Parent Charter Amendment, are advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Contemplated Transactions and the Parent Charter Amendment, and (iii) resolved to recommend the approval of the Parent Share Issuance and the Parent Charter Amendment by Parent’s stockholders (such recommendation, the “Parent Board Recommendation”).

E.
The board of directors of Merger Sub, by resolutions duly adopted, has (i) determined that the Contemplated Transactions, including the Merger, are advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) resolved to recommend the adoption of this Agreement by Parent as its sole stockholder.

F.
Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have entered into an agreement with Parent (the “Company Voting Agreement”) pursuant to which each such stockholder has agreed, among other things, to vote the Shares held by such stockholder in favor of this Agreement, the Merger and the other Contemplated Transactions.

G.
Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain stockholders of Parent have entered into an agreement with the Company (the “Parent Voting Agreement”) pursuant to which each such stockholder has agreed, among other things, to vote the shares of capital stock of Parent held by such stockholder in favor of the Parent Share Issuance and the Parent Charter Amendment.

H.
For U.S. federal income Tax purposes, it is intended that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (such treatment, the “Intended Tax Treatment”) and (ii) this Agreement be, and it is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I
THE MERGER; CLOSING; SURVIVING COMPANY
1.1   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in this Agreement and the DGCL.
1.2   Closing.   The closing of the Merger (the “Closing”) shall take place (a) via electronic exchange of the required Closing documentation set forth in Section 1.3 and Article VI, as soon as reasonably practicable, and in no event later than three Business Days following the day on which the last to be satisfied or waived of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”).
1.3   Effective Time.   Upon the Closing, the Company and Parent will cause the certificate of merger with respect to the Merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the Parties in writing and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).
1.4   The Certificate of Incorporation.   At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit B hereto and as so amended and restated shall be the certificate of incorporation of the Surviving Company (the “Certificate of Incorporation”), until thereafter amended as provided therein or by applicable Law, subject to Section 5.11(b).
1.5   The Bylaws.   At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to read as set forth in Exhibit C hereto and as so amended and restated shall be the bylaws of the Surviving Company (the “Bylaws”), until thereafter amended as provided therein, in the Certificate of Incorporation or by applicable Law, subject to Section 5.11(b).
1.6   Directors and Officers of Parent.   The Parties shall take all actions necessary so that the directors and officers of Parent immediately following the Effective Time, each to hold office in accordance with Parent’s Organizational Documents, shall be as set forth in Section 5.14 after giving effect to the provisions of Section 5.14, or such other Persons as shall be mutually agreed upon by Parent and the Company in writing prior to the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Parent’s Organizational Documents and applicable Law, subject to Section 5.11(b).
1.7   Directors and Officers of the Surviving Company.   At the Effective Time, until their successors are duly elected or appointed and qualified in accordance with the Certificate of Incorporation, the Bylaws and applicable Law, (a) the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Company and (b) the officers of Merger Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Company.
ARTICLE II
EFFECT OF THE MERGER ON SECURITIES; EXCHANGE
2.1   Effect on Capital Stock.
(a)   At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, Parent or Merger Sub:

(i)   Merger Consideration.   Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in treasury and Shares that are owned by Parent or Merger Sub or held by any subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Effective Time and Earn-Out Shares (as defined in that certain Agreement and Plan of Merger, dated March 28, 2021, by and among CM Life Sciences II, Inc., S-Craft Merger Sub, Inc., and SomaLogic, Inc.), if any (each such Share, an “Excluded Share” and, collectively, “Excluded Shares”))) shall be automatically converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the aggregate shares of Parent Common Stock issued by applying the Exchange Ratio in accordance with this Section 2.1 and cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.2(e), if any, the “Merger Consideration”).
(ii)   At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and (B) each book-entry account formerly representing any uncertificated Shares (“Uncertificated Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and any distributions or dividends payable pursuant to Section 2.2(c), without interest, in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2, in the case of certificated Shares, and upon receipt by the Exchange Agent of an “agent’s message” in customary form in accordance with Section 2.2(h) in the case of Uncertificated Shares.
(iii)   Cancellation of Excluded Shares.   Each Excluded Share shall, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any other Person, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.
(b)   Merger Sub.   Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Company, and such converted shares shall constitute the only outstanding shares of capital stock of the Surviving Company immediately following the Effective Time.
(c)   Adjustments to Exchange Ratio.   If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Company Capital Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class or series of shares, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Capital Stock or Parent Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.
2.2   Exchange of Certificates.
(a)   Exchange Agent and Exchange Fund.   Prior to the Effective Time, Parent shall designate Computershare Trust Company, N.A., its transfer agent, as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving their surrendered Certificates and Uncertificated Shares and shall obtain no rights or interests in the Shares represented thereby. At the Closing, Parent shall issue and cause to be deposited with the Exchange Agent evidence of book-entry shares representing non-certificated shares of Parent Common Stock issuable pursuant to Section 2.1(a) and Section 2.3. The shares of Parent Common Stock so deposited, and cash in lieu of fractional shares deposited pursuant to Section 2.2(e), with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”
(b)   Exchange Procedures.   Promptly after the Effective Time (and in any event within two Business Days thereafter), the Exchange Agent shall mail to each holder of record of Shares represented by a Certificate (other than holders of Excluded Shares) or Uncertificated Shares that were issued and outstanding immediately prior to the Effective Time (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) or Uncertificated Shares to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) or Uncertificated Shares (including instructions for sending an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request)) to the Exchange Agent. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(g)) to the Exchange Agent in accordance with the terms of such letter of transmittal or with respect to Uncertificated Shares receipt of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request) by the Exchange Agent, the holder of such surrendered Certificate or Uncertificated Share shall be entitled to receive in exchange therefor non-certificated shares of Parent Common Stock in book-entry form and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.2(e) and any dividends or other distributions pursuant to Section 2.2(c), less in each case any required Tax withholdings as provided in Section 2.4. The Certificate or Uncertificated Share so surrendered shall forthwith be cancelled. Until due surrender of the Certificates or Uncertificated Shares, each Certificate and Uncertificated Share that immediately prior to the Effective Time represented shares of Company Common Stock shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and any distributions or dividends payable pursuant to Section 2.2(c) and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.2(e)). In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the applicable portion of Merger Consideration to be exchanged upon due surrender of the Certificate or Uncertificated Share, as applicable, pursuant to Section 2.1(a) may be issued and paid to such transferee if (x) in the case of a Certificate, such Certificate formerly representing such Shares is surrendered to the Exchange Agent, (y) in the case of an Uncertificated Share, written instructions authorizing the transfer of such Uncertificated Share are presented to the Exchange Agent, and (z) the Certificate, in the case of clause (x), and the written instructions, in the case of clause (y), are accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Exchange Agent. If any shares of Parent Common Stock are to be delivered to a Person other than the holder in whose name any Shares are registered, it shall be a condition of such exchange that the Person requesting such delivery shall pay any transfer or other similar Taxes required by reason of the transfer of shares of Parent Common Stock to a Person other than the registered holder of any Shares, or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not applicable.
(c)   Distributions with Respect to Unexchanged Shares.   All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable in the Merger. No dividends or other distributions in respect of the Parent Common Stock issued pursuant to the Merger shall be paid to any holder of any un-surrendered Certificate or Uncertificated Share that was issued and outstanding immediately prior to the Effective Time until such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) or Uncertificated Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) or Uncertificated Share, there shall be issued and/or paid to the holder of the whole shares of Parent Common Stock issued in exchange therefor, without interest thereon, (a) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (b) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time, but with a payment date subsequent to surrender.
(d)   Transfers.   From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.
(e)   Fractional Shares.   No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Uncertificated Shares that were issued and outstanding immediately prior to the Effective Time, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. The Exchange Agent, acting as agent for the holders of Shares otherwise entitled to receive fractional shares of Parent Common Stock, will aggregate all fractional shares of Parent Common Stock that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of such holders. Notwithstanding any other provision of this Agreement, each holder of Shares who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash, rounded to the nearest whole cent and without interest, in an amount equal to the proceeds from such sale by the Exchange Agent, if any, less any reasonable brokerage commissions or other fees, transfer Taxes or other out-of-pocket transaction costs, as well as any expenses of the Exchange Agent incurred from the sale of such fractional shares of Parent Common Stock in accordance with such holder’s fractional interest in the aggregate number of shares of Parent Common Stock sold. The Parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.
(f)   Termination of Exchange Fund.   Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the holders of Shares that were issued and outstanding immediately prior to the Effective Time for 180 days after the Effective Time shall be delivered, at Parent’s option, to Parent. Any former holder of Shares (other than Excluded Shares) who has not theretofore complied with Section 2.2(b) shall thereafter look only to Parent for delivery of any shares of Parent Common Stock, payment of cash in lieu of fractional shares payable pursuant to Section 2.2(e) and any dividends and other distributions in respect of the Parent Common Stock to be issued or paid pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.4) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) or Uncertificated Shares that were issued and outstanding immediately prior to the Effective Time, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(g)   Lost, Stolen or Destroyed Certificates.   In the event any Certificate representing Shares (other than Excluded Shares) that were issued and outstanding immediately prior to the Effective Time shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Exchange Agent’s customary practices, the entry by such Person into an indemnification agreement in customary form providing an indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, payment of cash in lieu of fractional shares payable pursuant to Section 2.2(e), shares of Parent Common Stock and any dividends and other distributions in respect of the Parent Common Stock that would have been issuable or payable pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.4) had such lost, stolen or destroyed Certificate been surrendered.

(h)   Uncertificated Shares.   Any holder of Uncertificated Shares that were issued and outstanding immediately prior to the Effective Time shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.2(c) that such holder is entitled to receive pursuant to this Article II in respect of such Uncertificated Shares. In lieu thereof, each registered holder of one or more Uncertificated Shares whose Shares were converted into the right to receive the Merger Consideration and any distributions or dividends payable pursuant to Section 2.2(c), shall, upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and Parent and the Surviving Company shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Effective Time, the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.2(c), and such Uncertificated Shares of such holder shall forthwith be cancelled. No interest will be paid or accrued on any amount payable to a holder of Uncertificated Shares.
2.3   Treatment of Equity Awards, Warrants and Milestone Consideration.
(a)   At the Effective Time, each Company Stock Plan and each outstanding Company Option, whether vested or unvested, without any action on the part of the holder thereof, will be assumed by Parent. Each such Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions applicable to such Company Option immediately prior to the Effective Time, including vesting terms and provisions, except that (i) such Company Option will be exercisable for that number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the next nearest share of Parent Common Stock, and (ii) the exercise price per share shall be the exercise price per share in effect for such Company Option immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the next nearest cent.
(b)   At the Effective Time, each outstanding Company RSU without any action on the part of the holder thereof, will be assumed by Parent. Each such Company RSU so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions applicable to such Company RSU immediately prior to the Effective Time, including vesting terms and provisions, except that such Company RSU, will be with respect to a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the next nearest share of Parent Common Stock.
(c)   (i) The Company and the Company Board shall take such actions as may be necessary, including providing advance written notice to each holder of options thereunder (“Company ESPP Options”), prior to the Effective Time to: (i) terminate the Option Periods (as defined in the Company ESPP) then in effect under the Company ESPP in accordance with the terms of the Company ESPP, (ii) exercise all outstanding Company ESPP Options to the extent of accumulated payroll deductions as of a date specified by the Company Board in such notice, which date shall not be less than 10 days preceding the Effective Time, (iii) prohibit any individual who is not participating in the Company ESPP as of the date of this Agreement from commencing participation in the Company ESPP following the date of this Agreement, (iv) prohibit participants in the Company ESPP from increasing their payroll deductions from those in effect as of the date of this Agreement and (v) terminate the Company ESPP effective immediately prior to the Effective Time. No Company ESPP Options shall be outstanding from and after the Effective Time.
(d)   Prior to the Effective Time, the Company and the Company Board shall take all actions necessary or appropriate, including adopting any resolutions or amendments and providing any notices to participants (which resolutions, amendments and notices, if applicable, shall be reasonably satisfactory to Parent), which are necessary to effectuate the treatment of the Company Options and Company RSUs (collectively, the “Company Equity Awards”), and the Company ESPP and the Company ESPP Options thereunder, set forth in Sections 2.3(a), (b) and (c) prior to the Effective Time. At or prior to the Effective Time, the Company shall terminate the Company ESPP. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery of options and restricted stock units assigned to and assumed by it in accordance with Sections 2.3(a) and 2.3(b). Notwithstanding anything to the contrary in the foregoing, in all cases, the exercise price of, and the number of shares of Parent Common Stock subject to, each assumed Company Option shall be determined as necessary to comply with Sections 424 and 409A of the Code. Following the Effective Time, references to the Company in each Company Stock Plan and award agreements for the Company Equity Awards that is not terminated at or prior to the Effective Time shall thereupon be deemed references to Parent and references to Shares therein shall be deemed references to Parent Common Stock with appropriate equitable adjustments in accordance with the terms of the Company Stock Plan to reflect the Contemplated Transactions.
(e)   At the Effective Time, each Company Warrant shall be treated in accordance with its terms. As soon as reasonably possible following the date hereof, the Company shall provide, in accordance with the terms of such Company Warrant, any notices required to be provided to the holder of such Company Warrant, the form of which shall be given to Parent and its counsel for a reasonable opportunity to review and comment before such notice is provided to the holder of such Company Warrant, and take all such other actions that may be required in accordance with the terms of such Company Warrant in connection with the Contemplated Transactions prior to the Effective Time.
(f)   Following the Effective Time and upon the achievement of any Milestone (as defined in the Palamedrix Merger Agreement), each share of Acquiror Common Stock (as defined in the Palamedrix Merger Agreement) issuable in satisfaction of the applicable Milestone Consideration (as defined in the Palamedrix Merger Agreement) shall be satisfied with Parent Common Stock.
(g)   As soon as practicable following the Closing Date (but in no event longer than 10 Business Days after the Closing Date), Parent will file an appropriate registration statement on Form S-8 or other appropriate form with respect to the offering of the shares of Parent Common Stock issuable upon vesting of the assumed Company Options and Company RSUs (the “S-8 Registration Statement”) and will use reasonable best efforts to maintain the effectiveness of the S-8 Registration Statement thereafter for so long as any of such Company Options and Company RSUs remain outstanding.
2.4   Withholding Rights.   Each of Parent, Merger Sub, the Company, Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to Persons pursuant to this Agreement any amounts it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted by Parent, Merger Sub, the Company, the Surviving Company or the Exchange Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent as set forth in the statements contained in this Article III except as set forth (a) in the Company SEC Documents filed with, or furnished to, the SEC on or after January 1, 2021 and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Schedule”); provided that clause (a) shall not apply to any representations or warranties set forth in Sections 3.1 (Organizational Documents), 3.2 (Organization; Subsidiaries), 3.3 (Capitalization), 3.4 (Authority; Binding Nature of Agreement; Required Vote), 3.23 (Brokers and Finders) and 3.24 (Opinion of Financial Advisor). The Company Disclosure Schedule shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section of the Company

Disclosure Schedule shall be deemed to qualify other sections in this Article III to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections.
3.1   Organizational Documents.   The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company and each of its Subsidiaries in effect as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is in material breach or violation of its respective Organizational Documents.
3.2   Due Organization; Subsidiaries.
(a)   The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not have a Company Material Adverse Effect.
(b)   The Company is duly licensed and qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified would not have a Company Material Adverse Effect.
(c)   Each of the Company’s Subsidiaries is identified in Section 3.2(c) of the Company Disclosure Schedule; and neither the Company nor any of the entities identified in Section 3.2(c) of the Company Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other entity other than the entities identified in Section 3.2(c) of the Company Disclosure Schedule.
(d)   Each of the Company’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not have a Company Material Adverse Effect.
(e)   Neither the Company nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither the Company nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other entity.
(f)   All of the outstanding shares of capital stock or equivalent equity interests of each Subsidiary of the Company are owned of record and beneficially, directly or indirectly, by the Company free and clear of all material liens, pledges, security interests or other encumbrances.
3.3   Capitalization.
(a)   The authorized capital stock of the Company as of the date of this Agreement consists of (i) 600,000,000 shares of common stock, par value $0.0001 per share (“Company Common Stock”), of which 188,662,349 shares have been issued and are outstanding as of the close of business on the Reference Date, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”), of which no shares have been issued and are outstanding as of the close of business on the Reference Date. The Company does not hold any shares of its capital stock in its treasury. Except as set forth in this Section 3.3, there are no outstanding shares of capital stock, or other equity interest in the Company.

(b)   Section 3.3(b) of the Company Disclosure Schedule lists, as of the Reference Date, (i) each holder of issued and outstanding Company Warrants, (ii) the number and type of shares subject to each Company Warrant, (iii) the exercise price of each Company Warrant, and (iv) the termination date of each Company Warrant.
(c)   All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. There is no Company Contract pursuant to which the Company or any of its Subsidiaries may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.
(d)   Except for the Company Non-Plan Grants, the 2021 Omnibus Incentive Plan (the “Company 2021 Omnibus Stock Incentive Plan”), the 2009 Equity Incentive Plan (the “Company 2009 Equity Incentive Plan”) and the 2017 Equity Incentive Plan (the “Company 2017 Equity Incentive Plan”; together with the Company 2021 Omnibus Stock Incentive Plan, the Company 2009 Equity Incentive Plan, the Company Non-Plan Grants and the Company ESPP, the “Company Stock Plans”) and the award agreements thereunder, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, the Company has authorized 49,776,977 shares of Company Common Stock for issuance under the Company Stock Plans, of which 28,404,696 shares are subject to equity awards previously granted and outstanding as of the Reference Date, and of which 25,675,798 shares of Company Common Stock are subject to issuance upon the exercise of the Company Options outstanding as of the Reference Date, at a weighted average exercise price of $5.33, 2,728,898 shares of Company Common Stock and are subject to issuance upon the settlement of the Company RSUs as of the Reference Date. As of the Reference Date, 10,533,324 shares of Company Common Stock are subject to issuance upon the exercise of the Company Warrants. Section 3.3(d) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the Reference Date, with respect to each outstanding Company Equity Award, (i) the number of shares of Company Common Stock subject to such Company Equity Award, (ii) the Company Stock Plan under which such Company Equity Award was granted, (iii) the grant or issuance date of such Company Equity Award, (iv) any applicable vesting schedule with respect to such Company Equity Award (including any performance-based vesting) and (v) if such Company Equity Award is a Company Option, the exercise price and the expiration date of such Company Option and whether such Company Option is intended to be an “incentive stock option” as defined in Section 422 of the Code.
(e)   Except for the Company Options, the Company RSUs, the Company ESPP Options and the Company Warrants, there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries or (iii) condition or circumstance that would be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.
(f)   All outstanding shares of Company Common Stock, Company Options, Company RSUs, Company ESPP Options, Company Warrants and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable Contracts. No Company Options have an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such Company Option was granted or has any feature for the deferral of compensation that could render the grant subject to Section 409A of the Code. Each Company Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code was granted in compliance with all of the applicable requirements of Section 422 of the Code.
3.4   Authority; Binding Nature of Agreement; Required Vote.
(a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the Contemplated Transactions. The Company Board has, unanimously by the participating members of the Parent Board at a meeting duly called, (i) determined that the Contemplated Transactions, including the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) subject to Section 5.2, resolved to make the Company Board Recommendation. As of the date of this Agreement, such resolutions have not been amended or withdrawn. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”). Prior to the execution of the Company Voting Agreement, the Company Board approved the Company Voting Agreement and the transactions contemplated thereby.
(b)   Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon (such approval, the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company stockholders are necessary to authorize, adopt or approve, as applicable, this Agreement or the Contemplated Transactions.
3.5   Non-Contravention; Consents.
(a)   Subject to (i) obtaining the Company Stockholder Approval, (ii) the filing of the Certificate of Merger required by the DGCL, (iii) (A) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of the Registration Statement and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement and the Contemplated Transactions, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock to be issued as the Merger Consideration, (v) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as the Merger Consideration, and (vi) any applicable requirements of the HSR Act or any foreign Antitrust Laws, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation by the Company of the Contemplated Transactions, will (with or without notice or lapse of time):
(i)   result in a violation or breach of any of the provisions of the Organizational Documents of the Company or any of its Subsidiaries;
(ii)   result in a violation or breach of, or give any Governmental Entity the right to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the assets owned by the Company or any of its Subsidiaries, is subject;
(iii)   result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries;
(iv)   result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract; (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (C) accelerate the maturity or performance of any Company Material Contract; or (D) cancel, terminate or modify any term of any Company Material Contract; or
(v)   result in the imposition or creation of any Lien upon or with respect to any asset owned or used by the Company or any of its Subsidiaries (except for Permitted Liens);
except in the case of clauses (ii), (iii), (iv) and (v) of this Section 3.5(a) for any such violations, remedies, relief, revocations, withdrawals, suspensions, cancelations, termination, modifications, breaches, defaults, payments, rebates, chargebacks, penalties, changes, accelerations or Liens that would not have a Company Material Adverse Effect (provided that, for purposes of this Section 3.5(a), effects resulting from or arising in connection with the matters set forth in clause (viii) of the definition of “Company Material Adverse Effect” shall not be excluded in determining whether a Company Material Adverse Effect has occurred) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.
(b)   Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) (A) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of the Registration Statement, and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, and the Contemplated Transactions, (iii) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock to be issued as the Merger Consideration, (iv) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as the Merger Consideration, (v) any applicable requirements of the HSR Act or any foreign Antitrust Laws, and (vi) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither the Company nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Entity in connection with (x) the execution, delivery or performance by the Company of this Agreement, or (y) the consummation by the Company of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions or that would have a Company Material Adverse Effect.
(c)   Assuming the accuracy of the representation set forth in Section 3.26, the Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Company Voting Agreement and to the consummation of the Contemplated Transactions. To the Company’s Knowledge, no other takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Voting Agreement or any of the Contemplated Transactions.
3.6   SEC Documents; Financial Statements.
(a)   Other than such documents that can be obtained on the SEC’s website at www.sec.gov, the Company has made available to Parent accurate and complete copies of all registration statements, proxy statements, Company Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since December 31, 2021 (the “Company SEC Documents”). Since December 31, 2021, all material statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated

therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (or, in the case of a Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein not misleading); provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. The certifications and statements required by Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents (collectively, the “Company Certifications”) are accurate and complete in all material respects and comply as to form and content in all material respects with all applicable Laws. As used in this Section 3.6, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(b)   The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by the SEC on Form 10-Q under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. Other than as expressly disclosed in the Company SEC Documents filed between January 1, 2021 and the date hereof there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP.
(c)   As of the date of this Agreement, the Company is in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.
(d)   The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Company Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. The Company has evaluated the effectiveness of the Company’s system of internal control over financial reporting as of June 30, 2023, and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and audit committee (and made available to Parent a summary of the significant aspects of such disclosure) (A) all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of the Company’s internal control over financial reporting.
(e)   The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by the Company in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the Company Certifications.
3.7   Absence of Changes.   Except as expressly contemplated or permitted by or in connection with the execution and delivery of this Agreement, between the date of the Company’s latest consolidated unaudited balance sheet (the “Company Balance Sheet”) and the date of this Agreement, (i) the Company has conducted its business in the Ordinary Course of Business in all material respects (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, including the Contemplated Transactions), (ii) there has not been any Company Material Adverse Effect (disregarding for purposes of this Section 3.7 clause (ii) of the definition thereof) and (iii) there has not occurred any action, event or occurrence that would have required the consent of Parent pursuant to Section 5.1(a) had such action, event or occurrence taken place after the execution and delivery of this Agreement (other than any such action, event or occurrence taken in the Ordinary Course of Business that would have required the consent of Parent pursuant to Sections 5.1(a)(ii), 5.1(a)(viii), 5.1(a)(xv), 5.1(a)(xvi) or 5.1(a)(xxvi) as it relates to Sections 5.1(a)(ii), 5.1(a)(viii), 5.1(a)(xv) or 5.1(a)(xvi)).
3.8   Absence of Undisclosed Liabilities.   Neither the Company nor any of its Subsidiaries has any liability, debt or obligation, individually or in the aggregate, of a type required to be recorded or reflected on the Company’s balance sheet or disclosed in the footnotes thereto under GAAP except for liabilities, debts or obligations (a) disclosed, reflected or reserved against in Company Balance Sheet or disclosed in the notes thereto included in the Company SEC Documents as so required by GAAP, (b) that have been incurred by the Company or any of its Subsidiaries since the date of the Company Balance Sheet in the Ordinary Course of Business (none of which are liabilities or obligations directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, Legal Proceeding or violation of, or non-compliance with, Law), (c) for performance of obligations of the Company or any of its Subsidiaries which have not resulted from a breach of Contract, breach of warranty, tort, infringement or violation of Law, (d) incurred in connection with the Contemplated Transactions or (e) that would not have a Company Material Adverse Effect.
3.9   Title to Assets.   The Company and each of its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties, tangible assets and equipment necessary for the conduct of its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Balance Sheet; and (b) all other tangible assets reflected in the books and records of the Company or any of its Subsidiaries as being owned by the Company or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Company or its applicable Subsidiary free and clear of any Liens, other than Permitted Liens.
3.10   Legal Proceedings; Orders.
(a)   As of the date of this Agreement, there is no material pending Legal Proceeding and no Person has threatened in writing to commence any material Legal Proceeding: (i) that involves (A) the Company, (B) any of its Subsidiaries, (C) any Company Associate (in his or her capacity as such) or (D) any of the material assets owned or used by the Company or any of its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b)   Between January 1, 2021 and the date hereof, no Legal Proceeding has been pending against the Company or any of its Subsidiaries that resulted in any liability that is material to the Company and its Subsidiaries, taken as a whole.
(c)   There is no material order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Company’s Knowledge, as of the date hereof no officer or employee of the Company or any of its Subsidiaries is subject to any unsatisfied order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries.

3.11   Customers and Suppliers.
(a)   Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of the ten largest customers of the Company and its Subsidiaries based on the revenue accrued by the Company and its Subsidiaries, taken as a whole, for each of the fiscal year ended December 31, 2022 and the eight-month period ended August 31, 2023 (the “Company Material Customers”). From January 1, 2022 through the date of this Agreement, the Company has not received written notice from any Company Material Customer that such Company Material Customer intends to, or has exercised any right to, terminate or materially and adversely modify the amounts, frequency or terms of the business such Company Material Customer conducts with the Company or any of its Subsidiaries.
(b)   Section 3.11(b) of the Company Disclosure Schedule sets forth a correct and complete list of the ten largest suppliers of the Company and its Subsidiaries based on the expenses accrued by the Company and its Subsidiaries, taken as a whole, for each of the fiscal year ended December 31, 2022 and the eight-month period ended August 31, 2023 (the “Company Material Suppliers”). From January 1, 2022 through the date of this Agreement, the Company has not received written notice from any Company Material Supplier that such Company Material Supplier intends to, or has exercised any right to, terminate or materially and adversely modify the amounts, frequency or terms of the business such Company Material Supplier conducts with the Company or any of its Subsidiaries.
3.12   Contracts.
(a)   Section 3.12(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement (other than any Company Benefit Plan and any purchase order, work order or quality agreement that, for each of the foregoing, does not modify any material term or condition of, or contain any material term or condition that is not contemplated by or contained in, a Company Material Contract disclosed on Section 3.12(a) of the Company Disclosure Schedule) (each, a “Company Material Contract”):
(i)   each material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;
(ii)   each Contract that is material to the business or operation of the Company and its Subsidiaries, taken as a whole, containing (A) any provision limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person, other than any employee, customer, or consultant non-solicitation covenants entered into in the Ordinary Course of Business, (B) any “most-favored nations” pricing provisions or marketing or distribution rights related to any products or territory, (C) any exclusivity provision or (D) any agreement to purchase a minimum quantity of goods or services, other than, in the cases of clauses (A) and (C) above, any confidentiality or non-use provisions in Contracts entered into in the Ordinary Course of Business or in connection with any potential acquisition by the Company or any of its Subsidiaries of material assets or any ownership interests in any entity (whether by merger, sale of stock, sale of assets or otherwise), which are not material to the business of or operations of the Company and its Subsidiaries, taken as a whole;
(iii)   each Contract that governs the formation, creation, governance, economics or control of any joint venture, legal partnership or other similar arrangement, other than with respect to any Contract solely between or among the Company and any of its Subsidiaries;
(iv)   each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;
(v)   each Contract relating to the disposition or acquisition of material assets or any ownership interest in any entity (whether by merger, sale of stock, sale of assets or otherwise);
(vi)   each Contract providing for the creation of any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments providing for the creation of material Indebtedness of the Company or any of its Subsidiaries or creating any material

Liens, other than Contracts creating Liens of the type, nature and scope contemplated by clauses (i)(B), (i)(C), (i)(D), (i)(E), (ii) or (iii) of the definition of Permitted Liens or Contracts required to be disclosed on Section 3.12(a)(ix) of the Company Disclosure Schedule, with respect to any material assets of the Company or any of its Subsidiaries;
(vii)   each Company Real Estate Lease;
(viii)   each Contract with any Governmental Entity or any university, college, research institute or other educational or academic institution that provides for research and development activities involving the creation of any material Intellectual Property Rights;
(ix)   each (A) Company Out-bound License, (B) Company In-bound License, (C) Contract pursuant to which any material research or development activities are conducted by the Company or any of its Subsidiaries for a third party or by a third party for the Company or any of its Subsidiaries or (D) settlement, co-existence or other similar Contract that grants a third party a license or right to use or restricts any Person from filing, registering, enforcing, disposing of or otherwise exploiting any Company Owned IP;
(x)   each Contract that is material to the business or operations of the Company and its Subsidiaries, taken as a whole, under which the Company or any of its Subsidiaries has continuing milestone, royalty or similar contingent payment obligations, including upon the achievement of regulatory or commercial milestones or obligation to pay any royalty, dividend or similar payment based on the revenues or profits of the Company or any of its Subsidiaries, in each case, excluding indemnification and performance guarantee obligations provided for in the Ordinary Course of Business and any Contracts required to be disclosed on Section 3.12(a)(ix) of the Company Disclosure Schedule;
(xi)   each Contract that is not terminable at will with no more than 60 days’ prior notice (with no penalty or payment) by the Company or its Subsidiaries, as applicable, and which expressly provides for payment or receipt by the Company or any of its Subsidiaries after the date of this Agreement under any such Contract of more than $500,000 in the aggregate, or obligations after the date of this Agreement in excess of $500,000 in the aggregate;
(xii)   each collective bargaining agreement or other similar Contract with any labor organization, union, group or association covering employees of the Company;
(xiii)   each Contract (A) for the employment or engagement of any employee, consultant or independent contractor providing such Person with target annual compensation or fees in excess of $350,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the Merger, (C) restricting the Company’s ability to terminate the employment or services of any employee, consultant or independent contractor thereof at any time for any lawful reason or for no reason without penalty, or (D) providing for severance or similar termination payments, retention or change in control payments, or for the acceleration of vesting or grant of any incentive equity or similar compensation;
(xiv)   each Contract with a Company Material Customer;
(xv)   each Contract with a Company Material Supplier; or
(xvi)   each “single-source” supply Contract, pursuant to which material goods or services are supplied to the Company or any of its Subsidiaries from an exclusive source that cannot be replaced by one or more other sources on substantially similar terms and in a reasonably timely manner.
(b)   The Company has made available to Parent accurate and complete copies of all Company Material Contracts, including all material amendments thereto, in each case in effect on the date hereof but excluding any business associate agreements or data processing addenda issued under or pursuant to a Company Material Contract in the Ordinary Course of Business to the extent accessible to Parent on the website of the counterparty to such business associate agreement or data processing addenda, as applicable, as of the date hereof. There are no Company Material Contracts that are not in written form. None of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any other party to a

Company Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of, or Laws applicable to, any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages or pursue other legal remedies which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. As to the Company and its Subsidiaries, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exception. Between the date of the Company Balance Sheet and the date hereof, no counterparty to a Company Material Contract has notified the Company in writing (or, to the Company’s Knowledge, otherwise) that it intends to terminate or not renew a Company Material Contract.
3.13   Employee and Labor Matters; Benefits Plans.
(a)   Section 3.13(a) of the Company Disclosure Schedule is a list of all Company Benefit Plans in effect on the date of this Agreement, including each such Company Benefit Plan that provides for retirement, change in control, stay or retention deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits.
(b)   As applicable with respect to each Company Benefit Plan, the Company has made available to Parent, true and complete copies of (i) each Company Benefit Plan, including all amendments thereto, and in the case of an unwritten Company Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the three most recently filed annual reports with any Governmental Entity (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter from the Internal Revenue Service (“IRS”) with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code, (vi) the most recent summary annual reports, three most recent nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (vii) all non-routine correspondence received from or provided to the United States Department of Labor (“DOL”), the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity between January 1, 2021 and the date hereof and (viii) all notices and filings concerning IRS or DOL or other Governmental Entity audits or investigations, including with respect to “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, between January 1, 2021 and the date of this Agreement.
(c)   Each Company Benefit Plan has been established, maintained, funded, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other applicable Laws.
(d)   The Company Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, or are covered by advisory or opinion letters with respect to a volume submitter or prototype plan, and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.
(e)   None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has maintained, contributed to, been required to contribute to, or had any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code), (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (v) any “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code. The obligations of all Company Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Company

Benefit Plan is maintained through a human resources or benefit outsourcing entity, professional employer organization or other similar provider.
(f)   As of the date of this Agreement, there are no pending audits or investigations by any Governmental Entity involving any Company Benefit Plan, and no pending or, to the Company’s Knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, any fiduciary thereof or service provider thereto. To the Company’s Knowledge, there have been no “prohibited transactions” (as that term shall have the meaning specified in Section 406 of ERISA or Section 4975 of the Code) involving any Company Benefit Plan, any fiduciary thereof or service provider thereto. Since January 1, 2021, all material contributions and premium payments required to have been timely made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither the Company nor any of its Subsidiaries has any liability for any such unpaid contributions with respect to any Company Benefit Plan, all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and all reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any plan participant have been timely filed or distributed.
(g)   None of the Company or any of its Subsidiaries, or, to the Company’s Knowledge, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company or any of its Subsidiaries to a material Tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.
(h)   No Company Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by Part B of Subtitle B of Tile I of ERISA, Section 4980B of the Code or any other Law at the participant or beneficiary’s sole expense or, as described in Section 3.13(h) of the Company Disclosure Schedule, as provided with respect to continuation health coverage as part of severance, and none of the Company or any of its Subsidiaries has any obligation to provide such insurance or benefits (whether under a Company Benefit Plan or otherwise) nor has made a written or oral representation promising the same.
(i)    For each Company Benefit Plan that is a group health plan under Section 733(a)(1) of ERISA, the Company has complied in all material respects with the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”), and COBRA. Neither the Company nor any of its Subsidiaries has failed to comply in all material respects with ERISA Sections 601 to 608 and Code Section 4980B and the Company has, for any relevant period, offered the requisite number of “full-time employees” group health coverage that is “affordable” and of “minimum value” (as such terms are defined by the employer shared responsibility provisions of PPACA). The Company has not incurred (whether or not assessed), or is not reasonably expected to incur or to be subject to, any Tax, penalty or other liability that may be imposed under PPACA or Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or with respect to any requirement to timely file PPACA information returns with the IRS or provide statements to participants under Section 6056 or 6055 of the Code or state law requirements as applicable, or pursuant to Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of Company Benefit Plans.
(j)    Except as otherwise contemplated under this Agreement or as set forth on Section 3.13(j) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will either alone or in connection with any other event(s) (i) result in any payment (whether of severance pay or otherwise) becoming due to or forgiveness of indebtedness for any current or former employee, director, officer, independent contractor or other service provider of the Company or any of its Subsidiaries, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, director, officer, independent contractor or other service provider of the Company or any of its Subsidiaries, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan (or result in adverse consequences for so doing).
(k)   Neither the execution of this Agreement nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including a termination of employment) will result in the receipt or retention (i) by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Company and its Subsidiaries of any payment or benefit that is characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code or (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.
(l)    Each Company Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in material compliance in both form and operation with the requirements of Section 409A of the Code and the regulations promulgated thereunder. The Company does not have any liability for nonreporting or underreporting of income subject to Section 409A of the Code.
(m)   No Person has any “gross up” agreements with the Company or any of its Subsidiaries or other assurance of reimbursement by the Company or any of its Subsidiaries for any Taxes imposed under Section 409A or Section 4999 of the Code.
(n)   There are, and since January 1, 2021 there have been, no actual, threatened or pending negotiations, strikes, labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any proceedings or arbitrations that involve the labor or employment relations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or labor organization representing any of its employees, and there is no labor union or labor organization representing or, to the Company’s Knowledge, purporting to represent or seeking to represent any employees of the Company or its Subsidiaries, including through the filing of a petition for representation election.
(o)   The Company and each of its Subsidiaries is, and since January 1, 2021 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, wrongful termination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration and I-9, reasonable accommodation, disability rights or benefits, child labor, working conditions, privacy, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, hours of work and orders, regulations, ordinances and guidelines by any Governmental Entity regarding COVID-19 (including any “stay at home” orders or other similar orders, regulations or guidelines). Except as would not be reasonably likely to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, with respect to employees of the Company or any of its Subsidiaries, each of the Company and its Subsidiaries, since January 1, 2021 (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), premiums, commissions, paid time off, on-call payments, bonus, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). As of the date of this Agreement, there are no actions, suits, claims, charges, demands, lawsuits, investigations, audits or administrative matters pending or, to the Company’s Knowledge, threatened or reasonably anticipated against the Company or any of its Subsidiaries or Company Associates (in his or her capacity as such) relating to any current or former employee, applicant for employment, independent contractor, employment agreement or Company Benefit Plan (other than routine claims for benefits). All

U.S.-based employees of the Company and its Subsidiaries are employed “at-will” and their employment can be terminated without advance notice or payment of severance.
(p)   Except as would not be reasonably likely to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, with respect to each individual since January 1, 2021 who rendered services to the Company or any of its Subsidiaries, the Company and each of its Subsidiaries has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, the Company has accurately classified him or her as overtime eligible or overtime ineligible under all applicable Laws. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. No employees of the Company or any of its Subsidiaries are employed on a work visa or work permit.
(q)   There is not and has not been since January 1, 2021, nor, to the Company’s Knowledge, is there or has there been since January 1, 2021, any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Company’s Knowledge, any union organizing activity, against the Company or any of its Subsidiaries. No event has occurred, and, to the Company’s Knowledge, no condition or circumstance exists, that would reasonably be expected directly or indirectly to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute.
(r)   Neither the Company nor any of its Subsidiaries has failed to comply in all material respects with ERISA Sections 601 to 608 and Code Section 4980B and the Company has, for any relevant period, offered the requisite number of “full-time employees” group health coverage that is “affordable” and of “minimum value” (as such terms are defined by the employer shared responsibility provisions of the Patient Protection and Affordable Care Act).
(s)   No Company Benefit Plan is or has been maintained outside the jurisdiction of the United States, or covers or covered any employee permanently residing or working outside the United States.
(t)   Since January 1, 2021, neither the Company nor its Subsidiaries has caused (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) affecting any single site of employment of the Company or any of its Subsidiaries or one or more operating units within any site of employment of the Company or any of its Subsidiaries or (ii) a mass layoff as defined in the WARN Act, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law. No employee of the Company or any of its Subsidiaries has suffered an employment loss, as defined in the WARN Act, within the 90-day period ending on the Closing Date. Since January 1, 2021, neither the Company nor its Subsidiaries has implemented any material workplace changes such as layoffs, furloughs, permanent office closures, or reductions in compensation, benefits or hours.
(u)   No Legal Proceedings are as of the date hereof open and pending (or between January 1, 2021 and the date hereof have been settled or otherwise closed) against the Company or any of its Subsidiaries with respect to the employment of, or failure to employ, any individual, including any brought with or by the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs, or other Governmental Entity regulating the employment or compensation of individuals (or, with respect to discrimination, unlawful harassment, retaliation, or similar wrongdoing, pursuant to internal complaint procedures), and no employee of the Company or any of its Subsidiaries has made, between January 1, 2021 and the date hereof, a written complaint of discrimination, unlawful harassment, retaliation, or other similar wrongdoing or, to the Company’s Knowledge, between January 1, 2021 and the date hereof, an oral complaint. Between January 1, 2021 and the date hereof, neither the Company nor any of its Subsidiaries has received any requests for, or conducted, an internal investigation of any officer, manager, or supervisor of the Company or any of its Subsidiaries with respect to any claims with respect to discrimination, unlawful harassment, retaliation, or other similar wrongdoing. Neither the Company nor any of its Subsidiaries is a party to any settlement agreement with a current or former officer, manager, employee, or independent contractor of any of them resolving allegations of sexual or other unlawful harassment, discrimination, or retaliation by any current or former officer, manager, employee, or independent contractor of the Company or any of its Subsidiaries. The Company and its Subsidiaries have promptly, thoroughly and impartially investigated all employment discrimination, sexual or other unlawful harassment, and retaliation allegations of, or against, any employee in accordance with applicable Law. With respect to each such allegation with potential merit, the applicable employer has taken prompt corrective action reasonably calculated to prevent further discrimination and harassment or retaliation, and neither the Company nor any of its Subsidiaries reasonably expects to incur any material liability with respect to any such allegation.
(v)   No executive officer’s or other key employee’s employment with the Company has been terminated for any reason at any time during the past 12 months. No officer or key employee of the Company has notified the Company of his or her intention to resign or retire at any time within the 12-month period following the Closing Date.
(w)   Section 3.13(w) of the Company Disclosure Schedule lists all persons who are employees of the Company or any of its Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name, (ii) title or position (including whether full or part time), (iii) hire date, (iv) annual base salary or hourly rate of pay, (v) commission, bonus or other incentive-based compensation, (vi) leave or layoff status, if applicable, (vii) classification as either exempt or non-exempt under the Fair Labor Standards Act and state and local wage and hour laws and (viii) city, state, and country of service.
(x)   Section 3.13(x) of the Company Disclosure Schedule sets forth each Person retained by the Company (and any Subsidiary thereof) as a consultant or independent contractor since January 1, 2021 and further sets forth the following information with respect to each: (i) name, (ii) services provided, (iii) date of engagement, (iv) the entity or entities to which the individual provides services, and (v) fees paid or payable to the individual.
3.14   Environmental Matters.   The Company and each of its Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws. The Company and each of its Subsidiaries have and maintain, in full force and effect, all Governmental Authorizations required under applicable Environmental Laws for the operation of their respective businesses or use of the Company Leased Real Property and the Company and each of its Subsidiaries are in compliance in all material respects with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries has received any written notice or other communication (in writing or otherwise), whether from a Governmental Entity or other Person, that alleges that the Company or any of its Subsidiaries (a) is not in material compliance with or has material liability pursuant to any Environmental Law, (b) has been identified as a potentially responsible party under any Environmental Law or (c) has generated, stored, treated, transported, disposed of or arranged for any other Person to transport or dispose of Hazardous Materials that have been found at any site at which a Governmental Entity or other Person has conducted or has been ordered to conduct a remedial investigation, removal or other response actions pursuant to Environmental Law. To the Company’s Knowledge, there are no underground storage tanks or other underground storage receptacles for Hazardous Materials present on any Company Leased Real Property. To the Company’s Knowledge, there has not been release of or exposure to any Hazardous Materials at, on or under the Company Leased Real Property.
3.15   Taxes.
(a)   The Company and each of its Subsidiaries have timely filed (taking into account all extensions of time to file that have been granted) all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in substantial compliance with all applicable Law. No written claim has ever been made prior to the date hereof by any Governmental Entity in any jurisdiction where the Company or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that the Company or such Subsidiary is subject to taxation by that jurisdiction.

(b)   All income Taxes and any other material Taxes due and owing by the Company or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Company Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Balance Sheet.
(c)   All Taxes that the Company or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Entity or other Person or properly set aside in accounts for this purpose.
(d)   There are no Liens for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.
(e)   No outstanding deficiencies for income Taxes or any other material Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Entity in writing. There are no pending or ongoing, nor, to the Company’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (nor any of their predecessors) has waived any statute of limitations in respect of any income Taxes or other material Taxes or agreed to any extension of time with respect to any income Tax or other material Tax assessment or deficiency, which waiver or extension is still in effect.
(f)   Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(g)   Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not the allocation of Taxes.
(h)   Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for Tax purposes made on or prior to the Closing Date, (ii) use of an improper method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date or (vi) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date. The Company has not made any election under Section 965(h) of the Code.
(i)    Neither the Company nor any of its Subsidiaries has ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Neither the Company nor any of its Subsidiaries has any liability for any material Taxes of any Person (other than the Company and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or otherwise.
(j)    Neither the Company nor any of its Subsidiaries (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code or (ii) has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(k)    Neither the Company nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.
(l)    Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
(m)   Neither the Company nor any of its Subsidiaries has availed itself of any Tax relief pursuant to any pandemic response laws (including the CARES Act) that could reasonably be expected to materially impact the Tax payment and/or Tax reporting obligations of the Company and its Affiliates (including Parent and its Subsidiaries) after the Closing Date.
(n)   For purposes of this Section 3.15, each reference to the Company or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company of any of its Subsidiaries.
3.16   Intellectual Property.
(a)   Section 3.16(a) of the Company Disclosure Schedule lists all of the following Company IP as of the date hereof: (A) issued Patents and pending applications for Patents, (B) registered Trademarks and applications for registration of Trademarks, (C) Internet domain names and (D) registered Copyrights, indicating as to each item, as applicable: (i) the current legal and record owner(s), (ii) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration or application number of the item, (iv) the dates of application, issuance or registration of the item and (v) the current status of the item (e.g., registered or pending). As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than ex parte initial or continuing examination proceedings in front of a government agency) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Company IP is being contested or challenged and, to the Company’s Knowledge, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than ex parte initial or continuing examination proceedings in front of a government agency) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Company Licensed IP is being or has been contested or challenged. To the Company’s Knowledge, all Company IP is in effect, valid, subsisting and enforceable and has not been abandoned or dedicated to the public domain or adjudged invalid or unenforceable (other than such Company IP that is denoted by a Governmental Entity as expired, lapsed or abandoned). With respect to Company IP, the Company has taken reasonable steps to avoid revocation, cancellation, or unintentional lapse or otherwise materially adversely affecting its enforceability, use, or priority. With respect to Company IP, to the Company’s Knowledge, all duties of disclosure, candor and good faith have been complied with. With respect to Company IP, to the Company’s Knowledge, all other material procedural requirements have been complied with, or can be complied with, without materially and adversely affecting such Company IP’s enforceability, use or priority, including inventors having been properly identified on all Patents, all necessary affidavits of inventorship, ownership, use and continuing use and other filings having been timely made, and all necessary maintenance fees and other fees timely paid to file, prosecute, obtain and maintain in effect all such rights in all material respects.
(b)   The Company or its Subsidiaries solely and exclusively owns or has rights to all right, title and interest in and to all material Company Owned IP, free and clear of all Liens other than Permitted Liens, and, to the Company’s Knowledge, has the right, pursuant to valid and enforceable agreements to use all other Intellectual Property Rights necessary for, or used in or held for use by, the Company or its Subsidiaries in their businesses as currently conducted (“Company In-Licensed IP”) and, to the Company’s Knowledge, the Company IP and Company In-Licensed IP constitutes all the Intellectual Property Rights necessary to research, develop, manufacture, have manufactured, supply, test, clinical trials, distribute, market, promote, license, offer for sale, sell, import, export, commercialize and otherwise exploit the Company Products as currently planned. Each Person involved in the creation or development of any material Company Owned IP has signed a valid, enforceable written agreement containing a present assignment of all such Company Associate’s rights in such material Company Owned IP to the Company or its Subsidiaries (without further payment being owed to any such Company Associate and without any restrictions or obligations on the Company’s or its Subsidiaries’ ownership or use thereof). Each Person with access to any material Trade Secrets owned or purported to be owned by the Company or any of its Subsidiaries has signed a valid, enforceable written agreement containing confidentiality provisions protecting such Trade Secrets, which, to the Company’s Knowledge, has not been materially breached by any such Person. The Company and its Subsidiaries have taken commercially reasonable steps to maintain the secrecy and confidentiality of all material Trade Secrets included in the Company Owned IP. The Company and its Subsidiaries have taken commercially reasonable measures to protect against unauthorized disclosure of any Trade Secret that is material to the business of the Company and its Subsidiaries, taken as a whole, as presently conducted.
(c)   No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational or academic institution has been used, in whole or in part, to create any material Company Owned IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or institution obtaining ownership or other rights (including any “march in” rights or a right to direct the location of manufacturing of products) to such Company Owned IP, the right to receive royalties or other consideration for the practice of such Company Owned IP or co-ownership rights in any Company Owned IP or any claim or option or other contingent right to any of the foregoing (other than pursuant to any Company In-bound License).
(d)   Section 3.16(d) of the Company Disclosure Schedule sets forth each license agreement pursuant to which the Company or any of its Subsidiaries (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by the Company or any of its Subsidiaries in its business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any material Company IP or any material Intellectual Property Right licensed to the Company or any of its Subsidiaries under a Company In-bound License (each a “Company Out-bound License”); provided that the Company In-bound Licenses shall not include services agreements or material transfer agreements to the extent any of the foregoing Contracts contains a license to the Company or any of its Subsidiaries (x) for the purpose of performing services pursuant to such Contract, (y) for exploiting rights in deliverables or work product provided pursuant to such Contract or (z) for incidental rights (e.g., rights in trademarks or feedback), non-disclosure agreements, employment agreements, employee invention assignment agreements, consulting agreements with independent contractors, commercially available software-as-a-service offerings or commercially available off-the-shelf software licenses (including open source software licenses), each of the foregoing provided it is entered into in the Ordinary Course of Business on a non-exclusive royalty-free basis; and the Company Out-bound Licenses shall not include services agreements or material transfer agreements to the extent any of the foregoing Contracts contains a license (x) for the performance of services pursuant to such Contract for the benefit of the Company or any of its Subsidiaries, (y) to customers for the exploitation of rights in deliverables or work product of services provided by the Company or any of its Subsidiaries pursuant to such Contract or (z) for incidental rights, non-disclosure agreements, employment agreements, employee invention assignment agreements or consulting agreements with independent contractors, each of the foregoing provided it is entered into in the Ordinary Course of Business on a non-exclusive basis and does not transfer ownership of material Intellectual Property Rights to any third party or contain any grant of rights to any third party to use material Company IP for the research, supply, manufacturing, development or commercialization of any products or services (except for the performance of research, supply, manufacturing, development or commercialization within the scope of the applicable Contract or for internal academic research and/or teaching purposes only).
(e)   To the Company’s Knowledge, since January 1, 2021, the Company Products and the operation of the businesses of the Company and its Subsidiaries have not (i) infringed any valid and enforceable Intellectual Property Rights of any other Person, that is not licensed to the Company or any of its Subsidiaries under a Company In-bound License, or (ii) misappropriated any other Intellectual Property Rights owned by any other Person, and, to the Company’s Knowledge, no other Person has infringed or misappropriated any Company IP. As of the date of this Agreement, no Legal Proceeding is pending (or is threatened in writing) (A) against the Company or any of its Subsidiaries alleging that the operation of the businesses of the Company or any of its Subsidiaries infringes or constitutes the misappropriation of any Intellectual Property Rights of another Person or (B) by the Company or any of its Subsidiaries alleging that another Person has infringed or misappropriated any of the Company IP. Since January 1, 2021, neither the Company nor any of its Subsidiaries has received any written notice or other written communication alleging that the operation of the businesses of the Company or any of its Subsidiaries infringes or constitutes the misappropriation of any Intellectual Property Rights of another Person nor has the Company or any of its Subsidiaries made any written notice or other written communication alleging a third party is infringing or misappropriating any Company IP.
(f)    None of non-expired Company IP or, to the Company’s Knowledge, any non-expired Company In-Licensed IP is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company or any of its Subsidiaries of any such Company IP or Company In-Licensed IP.
(g)   None of the Company or its Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any non-expired Company IP.
3.17   Privacy and Data Security.
(a)   The operation of the Company’s and its Subsidiaries’ business are in compliance in all material respects with Data Protection Regulations, except to the extent that such noncompliance has not and would not have a Company Material Adverse Effect. Since January 1, 2021, there have been (i) no Security Incidents impacting Personal Data or any confidential information or Trade Secrets used in the business of the Company or its Subsidiaries (collectively, “Company Sensitive Data”), (ii) no violations of any security policy of the Company or its Subsidiaries regarding any such Company Sensitive Data and (iii) no unintended or improper disclosure of any Company Sensitive Data in the possession, custody or control of the Company or its Subsidiaries or a contractor or agent acting on behalf of the Company or its Subsidiaries, in each case of (i) through (iii), except as would not have a Company Material Adverse Effect. Between January 1, 2021 and the date hereof, none of the Company or its Subsidiaries has received any written notice from a vendor or data processor that processes Company Sensitive Data on behalf of the Company or any of its Subsidiaries with respect to a Security Incident materially impacting Company Sensitive Data.
(b)   Each of the Company and its Subsidiaries has complied, and continues to comply, with applicable Data Protection Regulations, including with (i) binding principles relating to processing Personal Data, (ii) requirements to process Personal Data lawfully, (iii) contractual requirements applicable to the engagement of data processors processing Personal Data on behalf of the Company and its Subsidiaries, (iv) requirements to provide adequate security measures to protect Personal Data, (v) regulatory notification obligations to the extent required by applicable Data Protection Regulations, (vi) conduct of appropriate data privacy impact assessments to the extent required by applicable Data Protection Regulations, and (vii) provisions related to lawful cross-border data transfers of Personal Data, except, in each case, as would not have a Company Material Adverse Effect.
(c)   Each of the Company and its Subsidiaries has implemented, and regularly assessed its implementation of, commercially reasonable physical, technical and organizational measures necessary to ensure that Personal Data is protected against loss, destruction and damage, unauthorized access, use, modification, disclosure or other misuse, except as would not have a Company Material Adverse Effect.
(d)   (i) None of the Company or its Subsidiaries transfers Personal Data outside of a country of origin of the Personal Data unless the Company or such Subsidiary, as applicable, has ensured, if required by applicable Data Protection Regulations, that the recipient has adequate safeguards to protect such Personal Data in compliance with applicable Data Protection Regulations and has complied with all applicable transfer provisions of Data Protection Regulations, including consent of individuals where necessary; (ii) where any transfers of Personal Data outside the European Economic Area or the United Kingdom formerly relied upon the EU-US or Swiss-US Privacy Shield framework, the Company or such Subsidiary, as applicable, has ensured that the Personal Data transfers are lawful through an alternative mechanism or derogation in accordance with the GDPR; (iii) where required by applicable Data Protection Regulations, the Company or such Subsidiary, as applicable, has conducted a risk assessment regarding the transfer of Personal Data pursuant to standard contractual clauses or binding corporate rules or other requirements and has concluded that such transfers are adequately protected; and (iv) none of the Company or its Subsidiaries has suspended or terminated a transfer of Personal Data or notified a supervisory authority due to any concerns regarding a transfer of Personal Data pursuant to standard contractual clauses or binding corporate rules and, to the Company’s Knowledge, nor are there circumstances which reasonably justify such a notification, except in each case of clauses (i), (ii), (iii) and (iv), as would not have a Company Material Adverse Effect.
(e)   (i) Each of the Company and its Subsidiaries has implemented and maintained commercially reasonable measures and policies to protect the integrity, continuous operation and security of the IT Systems of the Company and its Subsidiaries and the data stored thereon, including from Harmful Code; (ii) the IT Systems used in the business of the Company and its Subsidiaries operate and perform in all respects as required to permit the Company and its Subsidiaries to conduct their business as currently conducted; and (iii) the Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology and procedures consistent with standard practices applicable to entities similarly situated as the Company and its Subsidiaries for the industry in which the Company and its Subsidiaries operate in each applicable jurisdiction in which they conduct business and have acted in material compliance therewith, except, in each case of clauses (i), (ii) and (iii), as would not have a Company Material Adverse Effect. Since January 1, 2021, the IT Systems of the Company and its Subsidiaries have not malfunctioned or failed, or been subject to any Security Incident that has caused or, to the Company’s Knowledge, would reasonably be expected to cause (A) material disruption of or interruption in the conduct of the business of the Company and its Subsidiaries as presently conducted; (B) material loss, destruction, damage or harm of the Company and its Subsidiaries or any of the businesses of the Company and its Subsidiaries; or (C) material liability of any kind to the Company and its Subsidiaries or their business as currently conducted, except in each case of clauses (A), (B) and (C), as would not have a Company Material Adverse Effect.
(f)    Between January 1, 2021 and the date hereof, none of the Company or its Subsidiaries has been notified in writing of, and, to the Company’s Knowledge, there has not been, (i) an actual or threatened Security Incident materially compromising, or threatening to materially compromise, the processing of Personal Data (whether by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any data processor engaged to process Personal Data on behalf of the Company or its Subsidiaries) or (ii) any action or any circumstance requiring the Company or any of its Subsidiaries to notify a Governmental Entity or any individual to comply with applicable notification requirements of Data Protection Regulations as a direct result of a Security Incident or a violation of any Data Protection Regulations.
(g)   Between January 1, 2021 and the date hereof, none of the Company or its Subsidiaries has received a written notice or allegation of any actual or alleged or, to the Company’s Knowledge, threatened Security Incident compromising or revealing a material weakness in the security of Personal Data or IT Systems of the Company and its Subsidiaries, or any other material breach of the Data Protection Regulations relating to Personal Data while in its possession or under its control.
(h)   Between January 1, 2021 and the date hereof, none of the Company or its Subsidiaries has received a written claim, complaint, allegation or other notice of a dispute or violation (whether directly or indirectly) from or on behalf of an individual regarding the Company’s or any of its Subsidiaries’ Personal Data processing activities.
(i)   Between January 1, 2021 and the date hereof, none of the Company or its Subsidiaries has received a written notice from any supervisory authority or Governmental Entity of any investigation, inquiry, request for information or for co-operation regarding its Personal Data processing activities.

3.18   Compliance with Laws; Permits; Regulatory Matters.
(a)   The Company and each of its Subsidiaries are, and since January 1, 2021 have been, in compliance in all material respects with all applicable Laws, including Health Care Laws. Since January 1, 2021, neither the Company nor any of its Subsidiaries have received any claim, complaint, suit, proceeding, hearing, enforcement audit, investigation, arbitration, or other adverse action from any Person, including any Governmental Entity or customer, alleging product liability, material non-compliance or material violation of any applicable Laws, including Health Care Laws, and, to the Company’s Knowledge, no such adverse action is pending or threatened against the Company or its Subsidiaries.
(b)   There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of the Company or any of its Subsidiaries, any acquisition of material property by the Company or any of its Subsidiaries or the conduct of any material portion of the business by the Company or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have a material adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with the Contemplated Transactions. The Company is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlement orders, or similar agreements with or imposed by any Governmental Entity.
(c)   The Company and its Subsidiaries have at all times since January 1, 2021 held and have operated in compliance in all material respects with all Governmental Authorizations that are necessary for the conduct of the business of the Company and its Subsidiaries as currently being conducted (the “Company Permits”). All such Company Permits are valid and are in full force and effect, and, assuming the notices, filings or other Consents listed on Section 3.18(c) of the Company Disclosure Schedule have been made or obtained, will continue to be so upon consummation of the Contemplated Transactions, except as would not have a Company Material Adverse Effect.
(d)   Section 3.18(d) of the Company Disclosure Schedule identifies each Company Permit as of the date hereof that is material to the Company or its Subsidiaries. The Company and its Subsidiaries hold all right, title and interest in and to all Company Permits free and clear of any Lien. All fees and charges with respect to such Company Permits, as of the date hereof, have been paid in full and all filing, reporting and maintenance obligations have been completely and timely satisfied, except as would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries are in material compliance with the terms of the Company Permits. To the Company’s Knowledge, as of the date hereof, no Legal Proceeding is pending or threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit.
(e)   None of the Company Products have been or have been requested by a Governmental Entity or other Person to be recalled, withdrawn, removed, suspended, seized, the subject of a corrective action, or discontinued (whether voluntarily or otherwise) (collectively “Recall”). Neither the Company, nor, to the Company’s Knowledge, any Governmental Entity or other Person, has sought, is seeking, or, to the Company’s Knowledge, has or is currently threatening or contemplating any Recall of a Company Product. The Company Products have been manufactured, packaged, labeled, tested, stored, shipped, handled, warehoused and distributed in material compliance with all applicable Health Care Laws and are not and have not been prohibited from introduction into interstate commerce under applicable Health Care Laws. All products marketed by the Company or any of its Subsidiaries are, and have been, labeled, promoted and advertised in material compliance with applicable Health Care Laws. Except as would not have a material impact on the Company and its Subsidiaries, taken as a whole, since January 1, 2021, neither the Company nor any of its Subsidiaries has either voluntarily or involuntarily issued, or caused to be issued, any notice or communication related to an alleged lack of safety, efficacy or material noncompliance with any applicable Health Care Laws for any Company Product. To the Company’s Knowledge, as of the date hereof, there are no facts that would reasonably be expected to result in (x) such a notice or communication or (y) the termination or suspension of marketing of any Company Product.

(f)   As of the date hereof, none of the Company, its Subsidiaries, or any of their respective officers, directors, employees, independent contractors or, to the Company’s Knowledge, agents have been or are currently:
(i)   subject to mandatory or permissive debarment or suspension pursuant to 21 U.S.C. § 335a;
(ii)   excluded under 42 U.S.C. § 1320a-7 or any similar law, rule or regulation of any Governmental Entity;
(iii)   excluded, debarred, suspended or deemed ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration;
(iv)   charged, named in a complaint, convicted, or otherwise found liable in any Legal Proceeding that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, 42 U.S.C. § 1320a — 7, 31 U.S.C. §§ 3729 — 3733, 42 U.S.C. § 1320a-7a, or any other applicable Law or, to the Company’s Knowledge, threatened with prosecution by a Governmental Entity, including the Centers for Medicare and Medicaid Services, the U.S. Department of Health and Human Services, state attorney general, or the U.S. Department of Justice, for any violation of any applicable Law;
(v)   disqualified or deemed ineligible pursuant to 21 C.F.R. Parts 312, 511, or 812, or otherwise restricted, in whole or in part, or subject to an assurance; or
(vi)   had a pending Legal Proceeding, or otherwise received any written notice from any Governmental Entity or any Person threatening, investigating, or pursuing (i) – (v) above or, to the Company’s Knowledge, committed any violation of any Law, including any Health Care Law, that could reasonably be expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.
(g)   The Company has not been restrained in any material respect by a Governmental Entity nor other Person in its ability to conduct or have conducted the manufacturing, operation, storage, import, export, distribution, warehousing, packaging, labeling, handling, shipping, and/or nonclinical, clinical, or other testing of the Company Products.
(h)   All studies and tests conducted by or on behalf of, or sponsored by, the Company or any of its Subsidiaries, or in which the Company or any of its Subsidiaries or the Company Products has participated, were and, if still pending, are being conducted in compliance in all material respects with all applicable Health Care Laws. To the Company’s Knowledge, the study reports, protocols, and statistical analysis plans for all such studies and tests accurately, completely, and fairly reflect the results from such studies and tests. As of the date hereof, the Company has not received written notice of any complaints, information, or adverse experience reports related to a Company Product that would have a Company Material Adverse Effect.
(i)   As to each Company Product subject to the FDCA or similar Law in any foreign jurisdiction that is or has been developed, manufactured, tested, packaged, labeled, distributed, imported, exported, or marketed or sold by or on behalf of the Company or any of its Subsidiaries (each such Company Product, a “Company Medical Device”), each such Company Medical Device is being or, since January 1, 2021, has been developed, manufactured, tested, packaged, labeled, distributed, imported, exported, marketed or sold in compliance in all material respects with all applicable requirements under the Health Care Laws. Since January 1, 2021, neither the Company nor any of its Subsidiaries has received any notice or other communication from the FDA or any other Governmental Entity (i) contesting the marketing of a product labeled for research use only, status as an LDT, investigational device exemption, premarket clearance or premarket approval of, the uses of or the labeling and promotion of any Company Products or (ii) otherwise alleging any material violation of any Laws applicable to any Company Medical Device by the Company or any of its Subsidiaries.
(j)   To the Knowledge of the Company, there are no material Legal Proceedings or governmental, regulatory or administrative investigations, audits, inquiries or actions, or any facts, circumstances or conditions that would reasonably be expected to form the basis for any material Legal Proceeding or governmental, regulatory or administrative investigation, audit, inquiry or action, against or affecting the Company or any of its Subsidiaries relating to or arising under any applicable Health Care Law.
(k)   Each of the Company and its Subsidiaries has in effect all required material Governmental Authorizations under the Health Care Laws, including, as applicable, (i) the FDCA and (ii) CLIA, state laws applicable to the operation of laboratories, and similar Laws in foreign jurisdictions, necessary for it to own, lease and operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted. There has occurred no material default under, or material violation of, any such Governmental Authorizations. The consummation of the Contemplated Transactions, in and of itself, would not cause the revocation or cancellation of any such Governmental Authorizations.
3.19   Insurance.   The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of its Subsidiaries in effect on the date hereof. Each insurance policy of the Company and each of its Subsidiaries is in full force and effect and the Company and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, between January 1, 2021 and the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company or any of its Subsidiaries for which the Company or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding or informed the Company or any of its Subsidiaries of its intent to do so.
3.20   Real Estate.   Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property. Section 3.20 of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all real properties with respect to which the Company or any of its Subsidiaries directly or indirectly holds a valid leasehold interest (including any subleases, licenses or sublicenses) as well as any other real estate that is in the possession of or leased, subleased or licensed by the Company or any of its Subsidiaries (the “Company Leased Real Property”), and a true, correct and complete list of all of the Company Leased Real Property under which any such real property is leased, subleased, licensed or otherwise possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default by the Company thereunder (or any act which, with notice or the passage of time, or both, could result in a material default under the Company Real Estate Leases). The Company’s or its applicable Subsidiary’s use, occupancy and operation of each such Company Leased Real Property conforms to all applicable Laws, and the Company or its applicable Subsidiary has exclusive possession of each such Company Leased Real Property and has not granted any use or occupancy rights to tenants, subtenants or licensees with respect to such Company Leased Real Property. Neither the Company nor any of its Subsidiaries has assigned, transferred, mortgaged, subleased or pledged (directly or indirectly) any interest in any of the Company Real Estate Leases. In addition, each of the Company and its applicable Subsidiary has a valid leasehold interest in (or a valid right to use and occupy) the Company Leased Real Property, free and clear of all Liens other than Permitted Liens. To the Company’s Knowledge, neither the whole nor any part of the Company Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Entity, and no such condemnation or other taking is threatened or contemplated. The Company Leased Real Property comprises all of the real property used in, and is necessary for, the operation of the business of the Company and its Subsidiaries as currently conducted. Neither the Company nor any of its Subsidiaries has ever leased or operated at any real property other than the Company Leased Real Property. All structures and buildings on the Company Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted. To the Company’s Knowledge, there is no pending or contemplated special assessment or reassessment of any parcel included in the Company Leased Real Property that would result in a material increase in the rent, additional rent or other sums and charges payable by the Company or its Subsidiaries.

3.21   Registration Statement and Joint Proxy Statement/Prospectus.   None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to each of the Company’s stockholders and Parent’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading in any material respect. The Joint Proxy Statement/Prospectus will comply as to form with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied Parent for inclusion or incorporation by reference therein.
3.22   Transactions with Affiliates.   Since April 25, 2023, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K as promulgated under the Securities Act.
3.23   Brokers and Finders.   Except for Perella Weinberg Partners L.P. and Cowen and Company, LLC, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
3.24   Opinion of Financial Advisor.   As of the date of this Agreement, the Company Board has received the opinion, that will subsequently be provided in writing, of Perella Weinberg Partners L.P. that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be received by an Unaffiliated Stockholder in the Merger pursuant to this Agreement is fair, from a financial point of view, to the Unaffiliated Stockholder. The Company shall, promptly following the execution of this Agreement by all Parties, furnish a copy of each such written opinion to Parent solely for informational purposes (it being agreed that none of Parent or Merger Sub, nor any of their respective Affiliates or Representatives, shall have the right to rely on such opinion).
3.25   Certain Business Practices.
(a)   None of the Company, any of its Subsidiaries or any of their respective directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action or made or failed to make any other statement, in violation of Anti-Bribery Laws except, in each case, as would not be material to the Company’s business or operations. Neither the Company nor any of its Subsidiaries nor any of their respective officers, employees or agents is or has been, in any capacity relating to the Company or such Subsidiary, the subject of any debarment or exclusionary claims, actions, proceedings, or, to the Company’s Knowledge, investigation by any Governmental Entity with respect to potential violations of Anti-Bribery Laws except, in each case, as would not be material to the Company’s business or operations. None of the Company, any of its Subsidiaries or any of their respective principals (as defined at 48 C.F.R. 52.209-5(a)(2)) would be required to certify affirmatively to any element of the certification at 48 C.F.R. 52.209-5.
(b)   None of the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any of their respective officers, directors or employees acting on their behalf, is currently, or has since January 1, 2021 been (i) a Sanctioned Person, (ii) organized or ordinarily resident in a Sanctioned Country, (iii) engaging in any unlawful dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of any licenses or authorizations under all applicable Ex-Im Laws or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).

3.26   Ownership of Parent Common Stock.   Since January 1, 2021, neither the Company nor any of its Subsidiaries has “owned” (as such term is defined in Section 203(c) of the DGCL), directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Parent Common Stock. There are no voting trusts or other agreements or understandings to which the Company or any its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent represents and warrants to the Company as set forth in the statements contained in this Article IV except as set forth (a) in the Parent SEC Documents filed with, or furnished to, the SEC on or after January 1, 2021 and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent of this Agreement (the “Parent Disclosure Schedule”); provided that clause (a) shall not apply to any representations or warranties set forth in Sections 4.1 (Organizational Documents), 4.2 (Organization; Subsidiaries), 4.3 (Capitalization), 4.4 (Authority; Binding Nature of Agreement; Required Vote), 4.23 (Brokers and Finders) and 4.24 (Opinion of Financial Advisor). The Parent Disclosure Schedule shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section of the Parent Disclosure Schedule shall be deemed to qualify other sections in this Article IV to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections.
4.1   Organizational Documents.   Parent has made available to the Company accurate and complete copies of the Organizational Documents of Parent, Merger Sub and each of Parent’s other Subsidiaries in effect as of the date of this Agreement. Neither Parent, nor Merger Sub nor any of Parent’s other Subsidiaries is in material breach or violation of its respective Organizational Documents.
4.2   Due Organization; Subsidiaries.
(a)   Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not have a Parent Material Adverse Effect.
(b)   Parent is duly licensed and qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified would not have a Parent Material Adverse Effect.
(c)   Each of Parent’s Subsidiaries is identified in Section 4.2(c) of the Parent Disclosure Schedule; and neither Parent nor any of the entities identified in Section 4.2(c) of the Parent Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other entity other than the entities identified in Section 4.2(c) of the Parent Disclosure Schedule.
(d)   Each of Parent’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not have a Parent Material Adverse Effect.
(e)   Neither Parent nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither Parent nor any of its Subsidiaries has agreed or is obligated to make or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Parent nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other entity.
(f)   All of the outstanding shares of capital stock or equivalent equity interests of each Subsidiary of Parent are owned of record and beneficially, directly or indirectly, by Parent free and clear of all material liens, pledges, security interests or other encumbrances.
4.3   Capitalization.
(a)   The authorized capital stock of Parent as of the date of this Agreement consists of (i) 400,000,000 shares of common stock, par value $0.001 per share (the “Parent Common Stock”), of which 79,469,908 shares have been issued and are outstanding as of the close of business on the Reference Date, (ii) 128,267 shares of Series B-1 Preferred Stock, of which 127,780 shares have been issued and are outstanding as of the close of business on the Reference Date, and (iii) 128,267 shares of Series B-2 Preferred Stock, of which 127,779 shares have been issued and are outstanding as of the close of business on the Reference Date. Parent has authorized a sufficient number of shares of Parent Common Stock to issue the Merger Consideration. Parent does not hold any shares of its capital stock in its treasury. Except as set forth in this Section 4.3, there are no outstanding shares of capital stock, or other equity interest in Parent.
(b)   Section 4.3(b) of the Parent Disclosure Schedule lists, as of the Reference Date, (i) each holder of issued and outstanding Parent Warrants, (ii) the number and type of shares subject to each Parent Warrant, (iii) the exercise price of each Parent Warrant, and (iv) the termination date of each Parent Warrant.
(c)   All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. The shares of Parent Common Stock issuable as Merger Consideration will be, when issued, duly authorized and validly issued and fully paid and nonassessable, and not subject to, or issued in violation of, any preemptive right, right of participation, right of maintenance, right of first refusal or any similar right. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. There is no Parent Contract pursuant to which Parent or any of its Subsidiaries may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.
(d)   Except for Parent’s 2009 Equity Incentive Plan (the “Parent 2009 Equity Incentive Plan”), Parent’s DVS Sciences 2010 Equity Incentive Plan (the “Parent 2010 Equity Incentive Plan”), Parent’s 2011 Equity Incentive Plan (the “Parent 2011 Equity Incentive Plan”), Parent’s ESPP (the “Parent ESPP”), Parent’s 2017 Inducement Award Plan (the “Parent 2017 Inducement Plan”) and Parent’s 2022 Inducement Equity Incentive Plan (the “Parent 2022 Inducement Plan”; together with the Parent 2009 Equity Incentive Plan, Parent 2010 Equity Incentive Plan, the Parent 2011 Equity Incentive Plan, the Parent ESPP and the Parent 2017 Inducement Plan, the “Parent Stock Plans”) and the award agreements thereunder, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, Parent has authorized 32,681,484 shares of Parent Common Stock for issuance under the Parent Stock Plans, of which 16,886,625 shares are subject to equity awards previously granted and outstanding as of the Reference Date under the Parent Stock Plans, and of which 9,248,628 shares of Parent Common Stock are subject to issuance upon the exercise of the Parent Options outstanding as of the Reference Date, at a weighted average exercise price of $3.63, and 7,637,997 shares of Parent Common Stock are subject to issuance upon the settlement of the Parent RSUs outstanding as of the Reference Date. As of the Reference Date, there are no shares of Parent Common Stock that are subject to issuance upon the exercise of the Parent Warrants. Section 4.3(d) of the Parent Disclosure Schedule sets forth a complete and accurate list, as of the Reference Date, with respect to each outstanding Parent Equity Award, (i) the number of shares of Parent Common Stock subject to such Parent Equity Award, (ii) the Parent Stock Plan under which such Parent Equity Award was granted, (iii) the grant or issuance date of such Parent Equity Award; (iv) any applicable vesting schedule with respect to such Parent Equity Award (including any performance-based vesting), and (v) if such Parent Equity Award is a Parent Option, the exercise price and the expiration date of such Parent Option and whether such Parent Option is intended to be an “incentive stock option” as defined in Section 422 of the Code. Parent has authorized and reserved a sufficient number of shares of Parent Common Stock to assume the Company Equity Awards at the Closing.
(e)   Except for the Parent Options, the Parent Options issued under the Parent ESPP (the “Parent ESPP Options”) and the Parent Warrants, there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries or (iii) condition or circumstance that would be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries.
(f)   All outstanding shares of Parent Common Stock, Parent Options, Parent RSUs, Parent ESPP Options, Parent Warrants and other securities of Parent have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable Contracts. No Parent Options have an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such Parent Option was granted or has any feature for the deferral of compensation that could render the grant subject to Section 409A of the Code. Each Parent Option characterized by Parent as an “incentive stock option” within the meaning of Section 422 of the Code was granted in compliance with all of the applicable requirements of Section 422 of the Code.
4.4   Authority; Binding Nature of Agreement; Required Vote.
(a)   Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, with respect to Parent, to receipt of the Parent Stockholder Approval, and with respect to Merger Sub, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, to consummate the Contemplated Transactions. The Parent Board has, unanimously by the participating members of the Parent Board at a meeting duly called, (i) determined that the Contemplated Transactions, including the Merger, the issuance of shares of Parent Common Stock pursuant to this Agreement (the “Parent Share Issuance”) and the approval of the amendment of Parent’s certificate of incorporation to increase the authorized shares of Parent Common Stock by up to 600,000,000 shares of Parent Common Stock (“Parent Charter Amendment”), are advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Contemplated Transactions and the Parent Charter Amendment, and (iii) subject to Section 5.3, resolved to make the Parent Board Recommendation. As of the date of this Agreement, such resolutions have not been amended or withdrawn. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception. Prior to the execution of the Parent Voting Agreement, the Parent Board approved the Parent Voting Agreement and the transactions contemplated thereby.

(b)   Except for (i) the approval of the Parent Share Issuance and the Parent Charter Amendment by the affirmative vote of the holders of Parent’s capital stock entitled to vote thereon by a majority of the votes cast (such approval, collectively, the “Parent Stockholder Approval”), (ii) the waiver by the Parent Series B-1 Preferred Stockholder of its rights pursuant to Section 9 of the Series B-1 Preferred Stock Certificate of Designations in connection with the consummation of the Contemplated Transactions by written consent in lieu of a meeting by the Parent Series B-1 Preferred Stockholder in accordance with the Series B-1 Preferred Stock Certificate of Designations and the DGCL and (iii) the waiver by the Parent Series B-2 Preferred Stockholder of its rights pursuant to Section 9 of the Series B-1 Preferred Stock Certificate of Designations in connection with the consummation of the Contemplated Transactions by written consent in lieu of a meeting by the Parent Series B-2 Preferred Stockholder in accordance with the Series B-2 Preferred Stock Certificate of Designations and the DGCL, no other corporate proceedings on the part of the Parent stockholders are necessary to authorize, adopt or approve, as applicable, this Agreement or the Contemplated Transactions.
4.5   Non-Contravention; Consents.
(a)   Subject to (i) obtaining the Parent Stockholder Approval, (ii) the filing of the Certificate of Merger required by the DGCL, (iii) (A) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of the Registration Statement and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, and the Contemplated Transactions, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock to be issued as the Merger Consideration, (v) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as the Merger Consideration and (vi) any applicable requirements of the HSR Act or any foreign Antitrust Laws, neither (x) the execution, delivery or performance of this Agreement by Parent nor (y) the consummation by Parent of the Contemplated Transactions, will (with or without notice or lapse of time):
(i)   result in a violation or breach of any of the provisions of the Organizational Documents of Parent or any of its Subsidiaries;
(ii)   result in a violation or breach of, or give any Governmental Entity the right to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the assets owned by Parent or any of its Subsidiaries, is subject;
(iii)   result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries;
(iv)   result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Parent Material Contract; (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (C) accelerate the maturity or performance of any Parent Material Contract; or (D) cancel, terminate or modify any term of any Parent Material Contract; or
(v)   result in the imposition or creation of any Lien upon or with respect to any asset owned or used by Parent or any of its Subsidiaries (except for Permitted Liens);
except in the case of clauses (ii), (iii), (iv) and (v) of this Section 4.5(a) for any such violations, remedies, relief, revocations, withdrawals, suspensions, cancelations, termination, modifications, breaches, defaults, payments, rebates, chargebacks, penalties, changes, accelerations or Liens that would not have a Parent Material Adverse Effect (provided that, for purposes of this Section 4.5(a), effects resulting from or arising in connection with the matters set forth in clause (viii) of the definition of “Parent

Material Adverse Effect” shall not be excluded in determining whether a Parent Material Adverse Effect has occurred) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.
(b)   Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) (A) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of the Registration Statement, and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, and the Contemplated Transactions, (iii) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock to be issued as the Merger Consideration, (iv) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as the Merger Consideration, (v) any applicable requirements of the HSR Act or any foreign Antitrust Laws, and (vi) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither Parent nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Entity in connection with (x) the execution, delivery or performance by Parent of this Agreement, or (y) the consummation by Parent of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Parent to consummate the Contemplated Transactions or that would have a Parent Material Adverse Effect.
(c)   Assuming the accuracy of the representation set forth in Section 4.27, the Parent Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Parent Voting Agreement and to the consummation of the Contemplated Transactions. To Parent’s Knowledge, no other takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Parent Voting Agreement or any of the Contemplated Transactions.
4.6   SEC Documents; Financial Statements.
(a)   Other than such documents that can be obtained on the SEC’s website at www.sec.gov, Parent has made available to the Company accurate and complete copies of all registration statements, proxy statements, Parent Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since December 31, 2021 (the “Parent SEC Documents”). Since December 31, 2021, all material statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (or, in the case of a Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein not misleading); provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by Parent to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. The certifications and statements required by Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Parent Certifications”) are accurate and complete in all material respects and comply as to form and content in all material respects with all applicable Laws. As used in this Section 4.6, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(b)   The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by the SEC on Form 10-Q under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed between January 1, 2021 and the date hereof there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.
(c)   As of the date of this Agreement, Parent is in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.
(d)   Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements. Parent has evaluated the effectiveness of Parent’s system of internal control over financial reporting as of June 30, 2023, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of Parent’s internal control over financial reporting.
(e)   Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Parent Certifications.
4.7   Absence of Changes.   Except as expressly contemplated or permitted by or in connection with the execution and delivery of this Agreement, between the date of Parent’s latest consolidated unaudited balance sheet (the “Parent Balance Sheet”) and the date of this Agreement, (i) Parent has conducted its business in the Ordinary Course of Business in all material respects (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, including the Contemplated Transactions), (ii) there has not been any Parent Material Adverse Effect (disregarding for purposes of this Section 4.7 clause (ii) of the definition thereof) and (iii) there has not occurred any action, event or occurrence that would have required the consent of the Company pursuant to Section 5.1(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement (other than any such action, event or occurrence taken in the Ordinary Course of Business that would have required the consent of the Company pursuant to Sections 5.1(b)(ii), 5.1(b)(viii), 5.1(b)(xv), 5.1(b)(xvi) or 5.1(b)(xxvi) as it relates to Sections 5.1(b)(ii), 5.1(b)(viii), 5.1(b)(xv) or 5.1(b)(xvi)).
4.8   Absence of Undisclosed Liabilities.   Neither Parent nor any of its Subsidiaries has any liability, debt or obligation, individually or in the aggregate, of a type required to be recorded or reflected on Parent’s balance sheet or disclosed in the footnotes thereto under GAAP except for liabilities, debts or obligations (a) disclosed, reflected or reserved against in the Parent Balance Sheet or disclosed in the notes thereto included in the Parent SEC Documents as so required by GAAP, (b) that have been incurred by Parent or any of its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business (none of which are liabilities or obligations directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, Legal Proceeding or violation of, or non-compliance with, Law), (c) for performance of obligations of Parent or any of its Subsidiaries which have not resulted from a breach of Contract, breach of warranty, tort, infringement or violation of Law, (d) incurred in connection with the Contemplated Transactions or (e) that would not have a Parent Material Adverse Effect.
4.9   Title to Assets.   Parent and each of its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties, tangible assets and equipment necessary for the conduct of its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Parent Balance Sheet; and (b) all other tangible assets reflected in the books and records of Parent or any of its Subsidiaries as being owned by Parent or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Parent or its applicable Subsidiary free and clear of any Liens, other than Permitted Liens.
4.10   Legal Proceedings; Orders.
(a)   As of the date of this Agreement, there is no pending material Legal Proceeding and no Person has threatened in writing to commence any material Legal Proceeding: (i) that involves (A) Parent, (B) any of its Subsidiaries, (C) any Parent Associate (in his or her capacity as such) or (D) any of the material assets owned or used by Parent or any of its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b)   Between January 1, 2021 and the date hereof, no Legal Proceeding has been pending against Parent or any of its Subsidiaries that resulted in any liability that is material to Parent and its Subsidiaries, taken as a whole.
(c)   There is no material order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries, is subject. To Parent’s Knowledge, as of the date hereof no officer or employee of Parent or any of its Subsidiaries is subject to any unsatisfied order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or to any material assets owned or used by Parent or any of its Subsidiaries.
4.11   Customers and Suppliers.
(a)   Section 4.11(a) of the Parent Disclosure Schedule sets forth a correct and complete list of the ten largest customers of Parent and its Subsidiaries based on the revenue accrued by Parent and its Subsidiaries, taken as a whole, for each of the fiscal year ended December 31, 2022 and the eight-month period ended August 31, 2023 (the “Parent Material Customers”). From January 1, 2022 through the date of this Agreement, Parent has not received written notice from any Parent Material Customer that such Parent Material Customer intends to, or has exercised any right to, terminate or materially and adversely modify the amounts, frequency or terms of the business such Parent Material Customer conducts with Parent or any of its Subsidiaries.
(b)   Section 4.11(b) of the Parent Disclosure Schedule sets forth a correct and complete list of the ten largest suppliers of Parent and its Subsidiaries based on the expenses accrued by Parent and its

Subsidiaries, taken as a whole, for each of the fiscal year ended December 31, 2022 and the eight-month period ended August 31, 2023 (the “Parent Material Suppliers”). From January 1, 2022 through the date of this Agreement, Parent has not received written notice from any Parent Material Supplier that such Parent Material Supplier intends to, or has exercised any right to, terminate or materially and adversely modify the amounts, frequency or terms of the business such Parent Material Supplier conducts with Parent or any of its Subsidiaries.
4.12   Contracts.
(a)   Section 4.12(a) of the Parent Disclosure Schedule lists the following Parent Contracts in effect as of the date of this Agreement (other than any Parent Benefit Plan and any purchase order, work order or quality agreement that, for each of the foregoing, does not modify any material term or condition of, or contain any material term or condition that is not contemplated by or contained in, a Parent Material Contract disclosed on Section 4.12(a) of the Parent Disclosure Schedule) (each, a “Parent Material Contract”):
(i)   each material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;
(ii)   each Contract that is material to the business or operation of Parent and its Subsidiaries, taken as a whole, containing (A) any provision limiting the freedom of Parent or any of its Subsidiaries to engage in any line of business or compete with any Person, other than any employee, customer, or consultant non-solicitation covenants entered into in the Ordinary Course of Business, (B) any “most-favored nations” pricing provisions or marketing or distribution rights related to any products or territory, (C) any exclusivity provision or (D) any agreement to purchase a minimum quantity of goods or services, other than, in the cases of clauses (A) and (C) above, any confidentiality or non-use provisions in Contracts entered into in the Ordinary Course of Business or in connection with any potential acquisition by Parent or any of its Subsidiaries of material assets or any ownership interests in any entity (whether by merger, sale of stock, sale of assets or otherwise), which are not material to the business of or operations of Parent and its Subsidiaries, taken as a whole;
(iii)   each Contract that governs the formation, creation, governance, economics or control of any joint venture, legal partnership or other similar arrangement, other than with respect to any Contract solely between or among Parent and any of its Subsidiaries;
(iv)   each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;
(v)   each Contract relating to the disposition or acquisition of material assets or any ownership interest in any entity (whether by merger, sale of stock, sale of assets or otherwise);
(vi)   each Contract providing for the creation of any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments providing for the creation of material Indebtedness of Parent or any of its Subsidiaries or creating any material Liens, other than Contracts creating Liens of the type, nature and scope contemplated by clauses (i)(B), (i)(C), (i)(D), (i)(E), (ii) or (iii) of the definition of Permitted Liens or Contracts required to be disclosed on Section 4.12(a)(ix) of the Parent Disclosure Schedule, with respect to any material assets of Parent or any of its Subsidiaries;
(vii)   each Parent Real Estate Lease;
(viii)   each Contract with any Governmental Entity or any university, college, research institute or other educational or academic institution that provides for research and development activities involving the creation of any material Intellectual Property Rights;
(ix)   each (A) Parent Out-bound License, (B) Parent In-bound License, (C) Contract pursuant to which any material research or development activities are conducted by Parent or any of its Subsidiaries for a third party or by a third party for Parent or any of its Subsidiaries or

(D) settlement, co-existence or other similar Contract that grants a third party a license or right to use or restricts any Person from filing, registering, enforcing, disposing of or otherwise exploiting any Parent Owned IP;
(x)   each Contract that is material to the business or operations of Parent and its Subsidiaries, taken as a whole, under which Parent or any of its Subsidiaries has continuing milestone, royalty or similar contingent payment obligations, including upon the achievement of regulatory or commercial milestones or obligation to pay any royalty, dividend or similar payment based on the revenues or profits of Parent or any of its Subsidiaries, in each case, excluding indemnification and performance guarantee obligations provided for in the Ordinary Course of Business and any Contracts required to be disclosed on Section 4.12(a)(ix) of the Parent Disclosure Schedule;
(xi)   each Contract that is not terminable at will with no more than 60 days’ prior notice (with no penalty or payment) by Parent or its Subsidiaries, as applicable, and which expressly provides for payment or receipt by Parent or any of its Subsidiaries after the date of this Agreement under any such Contract of more than $500,000 in the aggregate, or obligations after the date of this Agreement in excess of $500,000 in the aggregate;
(xii)   each collective bargaining agreement or other similar Contract with any labor organization, union, group or association covering employees of Parent;
(xiii)   each Contract (A) for the employment or engagement of any employee, consultant or independent contractor providing such Person with target annual compensation or fees in excess of $350,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the Merger, (C) restricting Parent’s ability to terminate the employment or services of any employee, consultant or independent contractor thereof at any time for any lawful reason or for no reason without penalty, or (D) providing for severance or similar termination payments, retention or change in control payments, or for the acceleration of vesting or grant of any incentive equity or similar compensation;
(xiv)   each Contract with a Parent Material Customer;
(xv)   each Contract with a Parent Material Supplier; or
(xvi)   each “single-source” supply Contract, pursuant to which material goods or services are supplied to Parent or any of its Subsidiaries from an exclusive source that cannot be replaced by one or more other sources on substantially similar terms and in a reasonably timely manner.
(b)   Parent has made available to the Company accurate and complete copies of all Parent Material Contracts, including all material amendments thereto, in each case in effect on the date hereof but excluding any business associate agreements or data processing addenda issued under or pursuant to a Parent Material Contract in the Ordinary Course of Business to the extent accessible to the Company on the website of the counterparty to such business associate agreement or data processing addenda, as applicable, as of the date hereof. There are no Parent Material Contracts that are not in written form. None of Parent, any of its Subsidiaries or, to Parent’s Knowledge, any other party to a Parent Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of, or Laws applicable to, any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages or pursue other legal remedies which would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. As to Parent and its Subsidiaries, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exception. Between the date of the Parent Balance Sheet and the date hereof, no counterparty to a Parent Material Contract has notified Parent in writing (or, to Parent’s Knowledge, otherwise) that it intends to terminate or not renew a Parent Material Contract.
4.13   Employee and Labor Matters; Benefits Plans.
(a)   Section 4.13(a) of Parent Disclosure Schedule is a list of all Parent Benefit Plans in effect on the date of this Agreement, including each such Parent Benefit Plan that provides for retirement, change in control, stay or retention deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits.
(b)   As applicable with respect to each Parent Benefit Plan, Parent has made available to the Company, true and complete copies of (i) each Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the three most recently filed annual reports with any Governmental Entity (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter from the IRS with respect to each Parent Benefit Plan intended to qualify under Section 401(a) of the Code, (vi) the most recent summary annual reports, three most recent nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (vii) all non-routine correspondence received from or provided to the DOL the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity between January 1, 2021 and the date hereof and (viii) all notices and filings concerning IRS or DOL or other Governmental Entity audits or investigations, including with respect to “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, between January 1, 2021 and the date of this Agreement.
(c)   Each Parent Benefit Plan has been established, maintained, funded, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other applicable Laws.
(d)   The Parent Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, or are covered by advisory or opinion letters with respect to a volume submitter or prototype plan, and, to Parent’s Knowledge, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.
(e)   None of Parent, any of its Subsidiaries or any Parent ERISA Affiliate has maintained, contributed to, been required to contribute to, or had any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code), (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (v) any “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code. The obligations of all Parent Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Parent Benefit Plan is maintained through a human resources or benefit outsourcing entity, professional employer organization or other similar provider.
(f)   As of the date of this Agreement, there are no pending audits or investigations by any Governmental Entity involving any Parent Benefit Plan, and no pending or, to Parent’s Knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, any fiduciary thereof or service provider thereto. To Parent’s Knowledge, there have been no “prohibited transactions” (as that term shall have the meaning specified in Section 406 of ERISA or Section 4975 of the Code) involving any Parent Benefit Plan, any fiduciary thereof or service provider thereto. Since January 1, 2021, all material contributions and premium payments required to have been timely made under any of the Parent Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither Parent nor any of its Subsidiaries has any liability for any such unpaid contributions with respect to any Parent Benefit Plan, all benefits accrued under any unfunded Parent Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and all reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any plan participant have been timely filed or distributed.

(g)   None of Parent or any of its Subsidiaries, or, to Parent’s Knowledge, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent or any of its Subsidiaries to a material Tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.
(h)   No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by Part B of Subtitle B of Tile I of ERISA, Section 4980B of the Code or any other Law at the participant or beneficiary’s sole expense or, as described in Section 4.13(h) of the Parent Disclosure Schedule, as provided with respect to continuation health coverage as part of severance, and none of Parent or any of its Subsidiaries has any obligation to provide such insurance or benefits (whether under a Parent Benefit Plan or otherwise) nor has made a written or oral representation promising the same.
(i)    For each Parent Benefit Plan that is a group health plan under Section 733(a)(1) of ERISA, Parent has complied in all material respects with the Patient Protection and Affordable Care Act, including PPACA, and COBRA. Neither Parent nor any of its Subsidiaries has failed to comply in all material respects with ERISA Sections 601 to 608 and Code Section 4980B and Parent has, for any relevant period, offered the requisite number of “full-time employees” group health coverage that is “affordable” and of “minimum value” (as such terms are defined by the employer shared responsibility provisions of PPACA). Parent has not incurred (whether or not assessed), or is not reasonably expected to incur or to be subject to, any Tax, penalty or other liability that may be imposed under PPACA or Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or with respect to any requirement to timely file PPACA information returns with the IRS or provide statements to participants under Section 6056 or 6055 of the Code or state law requirements as applicable, or pursuant to Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of Parent Benefit Plans.
(j)    Except as otherwise contemplated under this Agreement or as set forth on Section 4.13(j) of the Parent Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will either alone or in connection with any other event(s) (i) result in any payment (whether of severance pay or otherwise) becoming due to or forgiveness of indebtedness for any current or former employee, director, officer, independent contractor or other service provider of Parent or any of its Subsidiaries, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, director, officer, independent contractor or other service provider of Parent or any of its Subsidiaries, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Parent Benefit Plan or (v) limit the right to merge, amend or terminate any Parent Benefit Plan (or result in adverse consequences for so doing).
(k)   Neither the execution of this Agreement nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including a termination of employment) will result in the receipt or retention (i) by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to Parent and its Subsidiaries of any payment or benefit that is characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code or (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.
(l)    Each Parent Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in material compliance in both form and operation with the requirements of Section 409A of the Code and the regulations promulgated thereunder. Parent does not have any liability for nonreporting or underreporting of income subject to Section 409A of the Code.
(m)   No Person has any “gross up” agreements with Parent or any of its Subsidiaries or other assurance of reimbursement by Parent or any of its Subsidiaries for any Taxes imposed under Section 409A or Section 4999 of the Code.

(n)   There are, and since January 1, 2021 there have been, no actual, threatened or pending negotiations, strikes, labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any proceedings or arbitrations that involve the labor or employment relations of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to or bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or labor organization representing any of its employees, and there is no labor union or labor organization representing or, to Parent’s Knowledge, purporting to represent or seeking to represent any employees of Parent or its Subsidiaries, including through the filing of a petition for representation election.
(o)   Parent and each of its Subsidiaries is, and since January 1, 2021 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, wrongful termination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration and I-9, reasonable accommodation, disability rights or benefits, child labor, working conditions, privacy, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, hours of work and orders, regulations, ordinances and guidelines by any Governmental Entity regarding COVID-19 (including any “stay at home” orders or other similar orders, regulations or guidelines). Except as would not be reasonably likely to result in a liability that is material to Parent and its Subsidiaries, taken as a whole, with respect to employees of Parent or any of its Subsidiaries, each of Parent and its Subsidiaries, since January 1, 2021 (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), premiums, commissions, paid time off, on-call payments, bonus, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). As of the date of this Agreement, there are no actions, suits, claims, charges, demands, lawsuits, investigations, audits or administrative matters pending or, to Parent’s Knowledge, threatened or reasonably anticipated against Parent or any of its Subsidiaries or Parent Associates (in his or her capacity as such) relating to any current or former employee, applicant for employment, independent contractor, employment agreement or Parent Benefit Plan (other than routine claims for benefits). All U.S.-based employees of Parent and its Subsidiaries are employed “at-will” and their employment can be terminated without advance notice or payment of severance.
(p)   Except as would not be reasonably likely to result in a liability that is material to Parent and its Subsidiaries, taken as a whole, with respect to each individual since January 1, 2021 who rendered services to Parent or any of its Subsidiaries, Parent and each of its Subsidiaries has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, Parent has accurately classified him or her as overtime eligible or overtime ineligible under all applicable Laws. Neither Parent nor any of its Subsidiaries has any material liability with respect to any misclassification of (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. No employees of Parent or any of its Subsidiaries are employed on a work visa or work permit.
(q)   There is not and has not been since January 1, 2021, nor, to Parent’s Knowledge, is there or has there been since January 1, 2021, any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to Parent’s Knowledge, any union organizing activity, against Parent or any of its Subsidiaries. No event has occurred, and, to Parent’s Knowledge, no condition or circumstance exists, that would reasonably be expected directly or indirectly to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute.

(r)   Neither Parent nor any of its Subsidiaries has failed to comply in all material respects with ERISA Sections 601 to 608 and Code Section 4980B and Parent has, for any relevant period, offered the requisite number of “full-time employees” group health coverage that is “affordable” and of “minimum value” (as such terms are defined by the employer shared responsibility provisions of the Patient Protection and Affordable Care Act).
(s)   No Parent Benefit Plan is or has been maintained outside the jurisdiction of the United States, or covers or covered any employee permanently residing or working outside the United States.
(t)   Since January 1, 2021, neither Parent nor its Subsidiaries has caused (i) a plant closing as defined in the WARN Act affecting any single site of employment of Parent or any of its Subsidiaries or one or more operating units within any site of employment of Parent or any of its Subsidiaries or (ii) a mass layoff as defined in the WARN Act, nor has Parent or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law. No employee of Parent or any of its Subsidiaries has suffered an employment loss, as defined in the WARN Act, within the 90-day period ending on the Closing Date. Since January 1, 2021, neither Parent nor its Subsidiaries has implemented any material workplace changes such as layoffs, furloughs, permanent office closures, or reductions in compensation, benefits or hours.
(u)   No Legal Proceedings are as of the date hereof open and pending (or between January 1, 2021 and the date hereof have been settled or otherwise closed) against Parent or any of its Subsidiaries with respect to the employment of, or failure to employ, any individual, including any brought with or by the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs, or other Governmental Entity regulating the employment or compensation of individuals (or, with respect to discrimination, unlawful harassment, retaliation, or similar wrongdoing, pursuant to internal complaint procedures), and no employee of Parent or any of its Subsidiaries has made, between January 1, 2021 and the date hereof, a written complaint of discrimination, unlawful harassment, retaliation, or other similar wrongdoing or, to Parent’s Knowledge, between January 1, 2021 and the date hereof, an oral complaint. Between January 1, 2021 and the date hereof, neither Parent nor any of its Subsidiaries has received any requests for, or conducted, an internal investigation of any officer, manager, or supervisor of Parent or any of its Subsidiaries with respect to any claims with respect to discrimination, unlawful harassment, retaliation, or other similar wrongdoing. Neither Parent nor any of its Subsidiaries is a party to any settlement agreement with a current or former officer, manager, employee, or independent contractor of any of them resolving allegations of sexual or other unlawful harassment, discrimination, or retaliation by any current or former officer, manager, employee, or independent contractor of Parent or any of its Subsidiaries. Parent and its Subsidiaries have promptly, thoroughly and impartially investigated all employment discrimination, sexual or other unlawful harassment, and retaliation allegations of, or against, any employee in accordance with applicable Law. With respect to each such allegation with potential merit, the applicable employer has taken prompt corrective action reasonably calculated to prevent further discrimination and harassment or retaliation, and neither Parent nor any of its Subsidiaries reasonably expects to incur any material liability with respect to any such allegation.
(v)   No executive officer’s or other key employee’s employment with Parent has been terminated for any reason at any time during the past 12 months. No officer or key employee of Parent has notified Parent of his or her intention to resign or retire at any time within the 12-month period following the Closing Date.
(w)   Section 4.13(w) of the Parent Disclosure Schedule lists all persons who are employees of Parent or any of its Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name, (ii) title or position (including whether full or part time), (iii) hire date, (iv) annual base salary or hourly rate of pay, (v) commission, bonus or other incentive-based compensation, (vi) leave or layoff status, if applicable, (vii) classification as either exempt or non-exempt under the Fair Labor Standards Act and state and local wage and hour laws and (viii) city, state, and country of service.

(x)   Section 4.13(x) of the Parent Disclosure Schedule sets forth each Person retained by Parent (and any Subsidiary thereof) as a consultant or independent contractor since January 1, 2021 and further sets forth the following information with respect to each: (i) name, (ii) services provided, (iii) date of engagement, (iv) the entity or entities to which the individual provides services, and (v) fees paid or payable to the individual.
4.14   Environmental Matters.   Parent and each of its Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws. Parent and each of its Subsidiaries have and maintain, in full force and effect, all Governmental Authorizations required under applicable Environmental Laws for the operation of their respective businesses or use of the Parent Leased Real Property and Parent and each of its Subsidiaries are in compliance in all material respects with the terms and conditions thereof. Neither Parent nor any of its Subsidiaries has received any written notice or other communication (in writing or otherwise), whether from a Governmental Entity or other Person, that alleges that Parent or any of its Subsidiaries (a) is not in material compliance with or has material liability pursuant to any Environmental Law, (b) has been identified as a potentially responsible party under any Environmental Law or (c) has generated, stored, treated, transported, disposed of or arranged for any other Person to transport or dispose of Hazardous Materials that have been found at any site at which a Governmental Entity or other Person has conducted or has been ordered to conduct a remedial investigation, removal or other response actions pursuant to Environmental Law. To Parent’s Knowledge, there are no underground storage tanks or other underground storage receptacles for Hazardous Materials present on any Parent Leased Real Property. To Parent’s Knowledge, there has not been release of or exposure to any Hazardous Materials at, on or under the Parent Leased Real Property.
4.15   Taxes.
(a)   Parent and each of its Subsidiaries have timely filed (taking into account all extensions of time to file that have been granted) all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in substantial compliance with all applicable Law. No written claim has ever been made prior to the date hereof by any Governmental Entity in any jurisdiction where Parent or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that Parent or such Subsidiary is subject to taxation by that jurisdiction.
(b)   All income Taxes and any other material Taxes due and owing by Parent or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of Parent and its Subsidiaries did not, as of the date of the Parent Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Parent Balance Sheet.
(c)   All Taxes that Parent or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Entity or other Person or properly set aside in accounts for this purpose.
(d)   There are no Liens for material Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or any of its Subsidiaries.
(e)   No outstanding deficiencies for income Taxes or any other material Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Entity in writing. There are no pending or ongoing, nor, to Parent’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries (nor any of their predecessors) has waived any statute of limitations in respect of any income Taxes or other material Taxes or agreed to any extension of time with respect to any income Tax or other material Tax assessment or deficiency, which waiver or extension is still in effect.
(f)   Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)   Neither Parent nor any of its Subsidiaries is a party to any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not the allocation of Taxes.
(h)   Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for Tax purposes made on or prior to the Closing Date, (ii) use of an improper method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date or (vi) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date. Parent has not made any election under Section 965(h) of the Code.
(i)   Neither Parent nor any of its Subsidiaries has ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Neither Parent nor any of its Subsidiaries has any liability for any material Taxes of any Person (other than Parent and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or otherwise.
(j)    Neither Parent nor any of its Subsidiaries (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code or (ii) has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.
(k)   Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.
(l)    Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
(m)   Neither Parent nor any of its Subsidiaries has availed itself of any Tax relief pursuant to any pandemic response laws (including the CARES Act) that could reasonably be expected to materially impact the Tax payment and/or Tax reporting obligations of Parent and its Affiliates (including the Company and its Subsidiaries) after the Closing Date.
(n)   For purposes of this Section 4.15, each reference to Parent or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Parent of any of its Subsidiaries.
4.16   Intellectual Property.
(a)   Section 4.16(a) of the Parent Disclosure Schedule lists all of the following Parent IP as of the date hereof: (A) issued Patents and pending applications for Patents, (B) registered Trademarks and applications for registration of Trademarks, (C) Internet domain names and (D) registered Copyrights, indicating as to each item, as applicable: (i) the current legal and record owner(s), (ii) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration or application number of the item, (iv) the dates of application, issuance or registration of the item and (v) the current status of the item (e.g., registered or pending). As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than ex parte initial or continuing examination proceedings in front of a government agency) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Parent IP is being contested or challenged and, to Parent’s

Knowledge, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than ex parte initial or continuing examination proceedings in front of a government agency) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Parent Licensed IP is being or has been contested or challenged. To Parent’s Knowledge, all Parent IP is in effect, valid, subsisting and enforceable and has not been abandoned or dedicated to the public domain or adjudged invalid or unenforceable (other than such Parent IP that is denoted by a Governmental Entity as expired, lapsed or abandoned). With respect to Parent IP, Parent has taken reasonable steps to avoid revocation, cancellation, or unintentional lapse or otherwise materially adversely affecting its enforceability, use, or priority. With respect to Parent IP, to Parent’s Knowledge, all duties of disclosure, candor and good faith have been complied with. With respect to Parent IP, to Parent’s Knowledge, all other material procedural requirements have been complied with, or can be complied with, without materially and adversely affecting such Parent IP’s enforceability, use or priority, including inventors having been properly identified on all Patents, all necessary affidavits of inventorship, ownership, use and continuing use and other filings having been timely made, and all necessary maintenance fees and other fees timely paid to file, prosecute, obtain and maintain in effect all such rights in all material respects.
(b)   Parent or its Subsidiaries solely and exclusively owns or has rights to all right, title and interest in and to all material Parent Owned IP, free and clear of all Liens other than Permitted Liens, and, to the Parent’s Knowledge, has the right, pursuant to valid and enforceable agreements to use all other Intellectual Property Rights necessary for, or used in or held for use by, Parent or its Subsidiaries in their businesses as currently conducted (“Parent In-Licensed IP”) and, to Parent’s Knowledge, the Parent IP and Parent In-Licensed IP constitutes all the Intellectual Property Rights necessary to research, develop, manufacture, have manufactured, supply, test, clinical trials, distribute, market, promote, license, offer for sale, sell, import, export, commercialize and otherwise exploit the Parent Products as currently planned. Each Person involved in the creation or development of any material Parent Owned IP has signed a valid, enforceable written agreement containing a present assignment of all such Parent Associate’s rights in such material Parent Owned IP to Parent or its Subsidiaries (without further payment being owed to any such Parent Associate and without any restrictions or obligations on Parent’s or its Subsidiaries’ ownership or use thereof). Each Person with access to any material Trade Secrets owned or purported to be owned by Parent or any of its Subsidiaries has signed a valid, enforceable written agreement containing confidentiality provisions protecting such Trade Secrets, which, to Parent’s Knowledge, has not been materially breached by any such Person. Parent and its Subsidiaries have taken commercially reasonable steps to maintain the secrecy and confidentiality of all material Trade Secrets included in the Parent Owned IP. Parent and its Subsidiaries have taken commercially reasonable measures to protect against unauthorized disclosure of any Trade Secret that is material to the business of Parent and its Subsidiaries, taken as a whole, as presently conducted.
(c)   No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational or academic institution has been used, in whole or in part, to create any material Parent Owned IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or institution obtaining ownership or other rights (including any “march in” rights or a right to direct the location of manufacturing of products) to such Parent Owned IP, the right to receive royalties or other consideration for the practice of such Parent Owned IP or co-ownership rights in any Parent Owned IP or any claim or option or other contingent right to any of the foregoing (other than pursuant to any Parent In-bound License).
(d)   Section 4.16(d) of the Parent Disclosure Schedule sets forth each license agreement pursuant to which Parent or any of its Subsidiaries (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by Parent or any of its Subsidiaries in its business as currently conducted (each a “Parent In-bound License”) or (ii) grants to any third party a license under any material Parent IP or any material Intellectual Property Right licensed to Parent or any of its Subsidiaries under a Parent In-bound License (each a “Parent Out-bound License”); provided that the Parent In-bound Licenses shall not include services agreements or material transfer agreements to the extent any of the foregoing Contracts contains a license to Parent or any of its Subsidiaries (x) for the purpose of performing services pursuant to such Contract, (y) for exploiting rights in deliverables or work product provided pursuant to such Contract or (z) for incidental rights (e.g., rights in trademarks or feedback), non-disclosure agreements, employment agreements, employee invention assignment agreements, consulting agreements with independent contractors, commercially available software-as-a-service offerings or commercially available off-the-shelf software licenses (including open source software licenses), each of the foregoing provided it is entered into in the Ordinary Course of Business on a non-exclusive royalty-free basis; and the Parent Out-bound Licenses shall not include services agreements or material transfer agreements to the extent any of the foregoing Contracts contains a license (x) for the performance of services pursuant to such Contract for the benefit of Parent or any of its Subsidiaries, (y) to customers for the exploitation of rights in deliverables or work product of services provided by Parent or any of its Subsidiaries pursuant to such Contract or (z) for incidental rights, non-disclosure agreements, employment agreements, employee invention assignment agreements or consulting agreements with independent contractors, each of the foregoing provided it is entered into in the Ordinary Course of Business on a non-exclusive basis and does not transfer ownership of material Intellectual Property Rights to any third party or contain any grant of rights to any third party to use material Parent IP for the research, supply, manufacturing, development or commercialization of any products or services (except for the performance of research, supply, manufacturing, development or commercialization within the scope of the applicable Contract or for internal academic research and/or teaching purposes only).
(e)   To Parent’s Knowledge, since January 1, 2021, the Parent Products and the operation of the businesses of Parent and its Subsidiaries have not (i) infringed any valid and enforceable Intellectual Property Rights of any other Person, that is not licensed to Parent or any of its Subsidiaries under a Parent In-bound License, or (ii) misappropriated any other Intellectual Property Rights owned by any other Person, and, to Parent’s Knowledge, no other Person has infringed or misappropriated any Parent IP. As of the date of this Agreement, no Legal Proceeding is pending (or is threatened in writing) (A) against Parent or any of its Subsidiaries alleging that the operation of the businesses of Parent or any of its Subsidiaries infringes or constitutes the misappropriation of any Intellectual Property Rights of another Person or (B) by Parent or any of its Subsidiaries alleging that another Person has infringed, misappropriated any of the Parent IP. Since January 1, 2021, neither Parent nor any of its Subsidiaries has received any written notice or other written communication alleging that the operation of the businesses of Parent or any of its Subsidiaries infringes or constitutes the misappropriation of any Intellectual Property Rights of another Person nor has Parent or any of its Subsidiaries made any written notice or other written communication alleging a third party is infringing or misappropriating any Parent IP.
(f)   None of non-expired Parent IP or, to Parent’s Knowledge, any non-expired Parent In-Licensed IP is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Parent or any of its Subsidiaries of any such Parent IP or Parent In-Licensed IP.
(g)   None of Parent or its Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate Parent or any of its Subsidiaries to grant or offer to any other Person any license or right to any non-expired Parent IP.
4.17   Privacy and Data Security.
(a)   The operation of Parent’s and its Subsidiaries’ business are in compliance in all material respects with Data Protection Regulations, except to the extent that such noncompliance has not and would not have a Parent Material Adverse Effect. Since January 1, 2021, there have been (i) no Security Incidents impacting Personal Data or any confidential information or Trade Secrets used in the business of Parent or its Subsidiaries (collectively, “Parent Sensitive Data”), (ii) no violations of any security policy of Parent or its Subsidiaries regarding any such Parent Sensitive Data and (iii) no unintended or improper disclosure of any Parent Sensitive Data in the possession, custody or control of Parent or its Subsidiaries or a contractor or agent acting on behalf of Parent or its Subsidiaries, in each case of (i) through (iii), except as would not have a Parent Material Adverse Effect. Between January 1, 2021 and the date hereof, none of Parent or its Subsidiaries has received any written notice from a vendor or data processor that processes Parent Sensitive Data on behalf of Parent or any of its Subsidiaries with respect to a Security Incident materially impacting Parent Sensitive Data.

(b)   Each of Parent and its Subsidiaries has complied, and continues to comply, with applicable Data Protection Regulations, including with (i) binding principles relating to processing Personal Data, (ii) requirements to process Personal Data lawfully, (iii) contractual requirements applicable to the engagement of data processors processing Personal Data on behalf of Parent and its Subsidiaries, (iv) requirements to provide adequate security measures to protect Personal Data, (v) regulatory notification obligations to the extent required by applicable Data Protection Regulations, (vi) conduct of appropriate data privacy impact assessments to the extent required by applicable Data Protection Regulations and (vii) provisions related to lawful cross-border data transfers of Personal Data, except, in each case, as would not have a Parent Material Adverse Effect.
(c)   Each of Parent and its Subsidiaries has implemented, and regularly assessed its implementation of, commercially reasonable physical, technical and organizational measures necessary to ensure that Personal Data is protected against loss, destruction and damage, unauthorized access, use, modification, disclosure or other misuse, except as would not have a Parent Material Adverse Effect.
(d)   (i) None of Parent or its Subsidiaries transfers Personal Data outside of a country of origin of the Personal Data unless Parent or such Subsidiary, as applicable, has ensured, if required by applicable Data Protection Regulations, that the recipient has adequate safeguards to protect such Personal Data in compliance with applicable Data Protection Regulations and has complied with all applicable transfer provisions of Data Protection Regulations, including consent of individuals where necessary; (ii) where any transfers of Personal Data outside the European Economic Area or the United Kingdom formerly relied upon the EU-US or Swiss-US Privacy Shield framework, Parent or such Subsidiary, as applicable, has ensured that the Personal Data transfers are lawful through an alternative mechanism or derogation in accordance with the GDPR; (iii) where required by applicable Data Protection Regulations, Parent or such Subsidiary, as applicable, has conducted a risk assessment regarding the transfer of Personal Data pursuant to standard contractual clauses or binding corporate rules or other requirements and has concluded that such transfers are adequately protected; and (iv) none of Parent or its Subsidiaries has suspended or terminated a transfer of Personal Data or notified a supervisory authority due to any concerns regarding a transfer of Personal Data pursuant to standard contractual clauses or binding corporate rules and, to the Company’s Knowledge, nor are there circumstances which reasonably justify such a notification, except in each case of clauses (i), (ii), (iii) and (iv), as would not have a Company Material Adverse Effect.
(e)   (i) Each of Parent and its Subsidiaries has implemented and maintained commercially reasonable measures and policies to protect the integrity, continuous operation and security of the IT Systems of Parent and its Subsidiaries and the data stored thereon, including from Harmful Code; (ii) the IT Systems used in the business of Parent and its Subsidiaries operate and perform in all respects as required to permit Parent and its Subsidiaries to conduct their business as currently conducted; and (iii) Parent and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology and procedures consistent with standard practices applicable to entities similarly situated as Parent and its Subsidiaries for the industry in which Parent and its Subsidiaries operate in each applicable jurisdiction in which they conduct business and have acted in material compliance therewith, except, in each case of clauses (i), (ii) and (iii), as would not have a Parent Material Adverse Effect. Since January 1, 2021, the IT Systems of Parent and its Subsidiaries have not malfunctioned or failed, or been subject to any Security Incident that has caused or, to Parent’s Knowledge, would reasonably be expected to cause (A) material disruption of or interruption in the conduct of the business of Parent and its Subsidiaries as presently conducted; (B) material loss, destruction, damage or harm of Parent and its Subsidiaries or any of the businesses of Parent and its Subsidiaries; or (C) material liability of any kind to Parent and its Subsidiaries or their business as currently conducted, except in each case of clauses (A), (B) and (C), as would not have a Parent Material Adverse Effect.
(f)   Between January 1, 2021 and the date hereof, none of Parent or its Subsidiaries has been notified in writing of, and, to Parent’s Knowledge, there has not been, (i) an actual or threatened Security Incident materially compromising, or threatening to materially compromise, the processing of Personal Data (whether by Parent or any of its Subsidiaries or, to Parent’s Knowledge, any data processor engaged to process Personal Data on behalf of Parent or its Subsidiaries) or (ii) any action or any circumstance requiring Parent or any of its Subsidiaries to notify a Governmental Entity or any individual to comply with applicable notification requirements of Data Protection Regulations as a direct result of a Security Incident or a violation of any Data Protection Regulations.
(g)   Between January 1, 2021 and the date hereof, none of Parent or its Subsidiaries has received a written notice or allegation of any actual or alleged or, to Parent’s Knowledge, threatened Security Incident compromising or revealing a material weakness in the security of Personal Data or IT Systems of Parent and its Subsidiaries, or any other material breach of the Data Protection Regulations relating to Personal Data while in its possession or under its control.
(h)   Between January 1, 2021 and the date hereof, none of Parent or its Subsidiaries has received a written claim, complaint, allegation or other notice of a dispute or violation (whether directly or indirectly) from or on behalf of an individual regarding Parent’s or any of its Subsidiaries’ Personal Data processing activities.
(i)    Between January 1, 2021 and the date hereof, none of Parent or its Subsidiaries has received a written notice from any supervisory authority or Governmental Entity of any investigation, inquiry, request for information or for co-operation regarding its Personal Data processing activities.
4.18   Compliance with Laws; Permits; Regulatory Matters.
(a)   Parent and each of its Subsidiaries are, and since January 1, 2021 have been, in compliance in all material respects with all applicable Laws, including Health Care Laws. Since January 1, 2021, neither Parent nor any of its Subsidiaries have received any claim, complaint, suit, proceeding, hearing, enforcement audit, investigation, arbitration, or other adverse action from any Person, including any Governmental Entity or customer, alleging product liability, material non-compliance or material violation of any applicable Laws, including Health Care Laws, and, to Parent’s Knowledge, no such adverse action is pending or threatened against Parent or its Subsidiaries.
(b)   There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or any of its Subsidiaries or the conduct of any material portion of the business by Parent or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have a material adverse effect on Parent’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with the Contemplated Transactions. Parent is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlement orders, or similar agreements with or imposed by any Governmental Entity.
(c)   Parent and its Subsidiaries have at all times since January 1, 2021 held and have operated in compliance in all material respects with all Governmental Authorizations that are necessary for the conduct of the business of Parent and its Subsidiaries as currently being conducted (the “Parent Permits”). All such Parent Permits are valid and are in full force and effect, and, assuming the notices, filings or other Consents listed on Section 4.18(c) of the Parent Disclosure Schedule have been made or obtained, will continue to be so upon consummation of the Contemplated Transactions, except as would not have a Parent Material Adverse Effect.
(d)   Section 4.18(d) of the Parent Disclosure Schedule identifies each Parent Permit as of the date hereof that is material to Parent or its Subsidiaries. Parent and its Subsidiaries hold all right, title and interest in and to all Parent Permits free and clear of any Lien. All fees and charges with respect to such Parent Permits, as of the date hereof, have been paid in full and all filing, reporting and maintenance obligations have been completely and timely satisfied, except as would not have a Parent Material Adverse Effect. Parent and each of its Subsidiaries are in material compliance with the terms of the Parent Permits. To Parent’s Knowledge, as of the date hereof, no Legal Proceeding is pending or threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit.
(e)   None of the Parent Products have been or have been requested by a Governmental Entity or other Person to be recalled, withdrawn, removed, suspended, seized, the subject of a corrective action,

or discontinued (whether voluntarily or otherwise). Neither Parent, nor, to Parent’s Knowledge, any Governmental Entity or other Person, has sought, is seeking, or, to Parent’s Knowledge, has or is currently threatening or contemplating any Recall of a Parent Product. The Parent Products have been manufactured, packaged, labeled, tested, stored, shipped, handled, warehoused and distributed in material compliance with all applicable Health Care Laws and Parent Permits and are not and have not been prohibited from introduction into interstate commerce under applicable Health Care Laws. All products marketed by Parent or any of its Subsidiaries are, and have been, labeled, promoted and advertised in material compliance with applicable Health Care Laws. Except as would not have a material impact on Parent and its Subsidiaries, taken as a whole, since January 1, 2021, neither Parent nor any of its Subsidiaries has either voluntarily or involuntarily issued, or caused to be issued, any notice or communication related to an alleged lack of safety, efficacy or material noncompliance with any applicable Health Care Laws for any Parent Product. To Parent’s Knowledge, as of the date hereof, there are no facts that would reasonably be expected to result in (x) such a notice or communication or (y) the termination or suspension of marketing of any Parent Product.
(f)   As of the date hereof, none of Parent, its Subsidiaries, or any of their respective officers, directors, employees, independent contractors or, to Parent’s Knowledge, agents have been or are currently:
(i)   subject to mandatory or permissive debarment or suspension pursuant to 21 U.S.C. § 335a;
(ii)   excluded under 42 U.S.C. § 1320a-7 or any similar law, rule or regulation of any Governmental Entity;
(iii)   excluded, debarred, suspended or deemed ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration;
(iv)   charged, named in a complaint, convicted, or otherwise found liable in any Legal Proceeding that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, 42 U.S.C. § 1320a – 7, 31 U.S.C. §§ 3729 – 3733, 42 U.S.C. § 1320a-7a, or any other applicable Law or, to Parent’s Knowledge, threatened with prosecution by a Governmental Entity, including the Centers for Medicare and Medicaid Services, the U.S. Department of Health and Human Services, state attorney general, or the U.S. Department of Justice, for any violation of any applicable Law;
(v)   disqualified or deemed ineligible pursuant to 21 C.F.R. Parts 312, 511, or 812, or otherwise restricted, in whole or in part, or subject to an assurance; or
(vi)   had a pending Legal Proceeding, or otherwise received any written notice from any Governmental Entity or any Person threatening, investigating, or pursuing (i)-(v) above or, to Parent’s Knowledge, committed any violation of any Law, including any Health Care Law, that could reasonably be expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.
(g)   Parent has not been restrained in any material respect by a Governmental Entity nor other Person in its ability to conduct or have conducted the manufacturing, operation, storage, import, export, distribution, warehousing, packaging, labeling, handling, shipping, and/or nonclinical, clinical or other testing of the Parent Products.
(h)   All studies and tests conducted by or on behalf of, or sponsored by, Parent or any of its Subsidiaries, or in which Parent or any of its Subsidiaries or the Parent Products has participated, were and, if still pending, are being conducted in compliance in all material respects with all applicable Health Care Laws. To Parent’s Knowledge, the study reports, protocols, and statistical analysis plans for all such studies and tests accurately, completely, and fairly reflect the results from such studies and tests. As of the date hereof, Parent has not received written notice of any complaints, information, or adverse experience reports related to a Parent Product that would have a Parent Material Adverse Effect.

(i)    As to each Parent Product subject to the FDCA or similar Law in any foreign jurisdiction that is or has been developed, manufactured, tested, packaged, labeled, distributed, imported, exported, or marketed or sold by or on behalf of Parent or any of its Subsidiaries (each such Parent Product, a “Parent Medical Device”), each such Parent Medical Device is being or, since January 1, 2021, has been developed, manufactured, tested, packaged, labeled, distributed, imported, exported, marketed or sold in compliance in all material respects with all applicable requirements under the Health Care Laws. Since January 1, 2021, neither Parent nor any of its Subsidiaries has received any notice or other communication from the FDA or any other Governmental Entity (i) contesting the marketing of a product labeled for research use only, status as an LDT, investigational device exemption, premarket clearance or premarket approval of, the uses of or the labeling and promotion of any Parent Products or (ii) otherwise alleging any material violation of any Laws applicable to any Parent Medical Device by Parent or any of its Subsidiaries.
(j)    To the Knowledge of Parent, there are no material Legal Proceedings or governmental, regulatory or administrative investigations, audits, inquiries or actions, or any facts, circumstances or conditions that would reasonably be expected to form the basis for any material Legal Proceeding or governmental, regulatory or administrative investigation, audit, inquiry or action, against or affecting Parent or any of its Subsidiaries relating to or arising under any applicable Health Care Law.
(k)   Each of Parent and its Subsidiaries has in effect all required material Governmental Authorizations under the Health Care Laws, including, as applicable, (i) the FDCA and (ii) CLIA, state laws applicable to the operation of laboratories, and similar Laws in foreign jurisdictions, necessary for it to own, lease and operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted. There has occurred no material default under, or material violation of, any such Governmental Authorizations. The consummation of the Contemplated Transactions, in and of itself, would not cause the revocation or cancellation of any such Governmental Authorizations.
4.19   Insurance.   Parent has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and each of its Subsidiaries in effect on the date hereof. Each insurance policy of Parent and each of its Subsidiaries is in full force and effect and Parent and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, between January 1, 2021 and the date hereof, neither Parent nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent or any of its Subsidiaries for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding or informed Parent or any of its Subsidiaries of its intent to do so.
4.20   Real Estate.   Neither Parent nor any of its Subsidiaries owns, or has ever owned, any real property. Section 4.20 of the Parent Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all real properties with respect to which Parent or any of its Subsidiaries directly or indirectly holds a valid leasehold interest (including any subleases, licenses or sublicenses) as well as any other real estate that is in the possession of or leased, subleased or licensed by Parent or any of its Subsidiaries (the “Parent Leased Real Property”), and a true, correct and complete list of all of the Parent Leased Real Property under which any such real property is leased, subleased, licensed or otherwise possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default by Parent thereunder (or any act which, with notice or the passage of time, or both, could result in a material default under the Parent Real Estate Leases). Parent’s or its applicable Subsidiary’s use, occupancy and operation of each such Parent Leased Real Property conforms to all applicable Laws, and Parent or its applicable Subsidiary has exclusive possession of each such Parent Leased Real Property and has not granted any use or occupancy rights to tenants, subtenants or licensees with respect to such Parent Leased Real Property. Neither Parent nor any of its Subsidiaries has assigned, transferred, mortgaged, subleased or pledged (directly or indirectly)

any interest in any of the Parent Real Estate Leases. In addition, each of Parent and its applicable Subsidiary has a valid leasehold interest in (or a valid right to use and occupy) the Parent Leased Real Property, free and clear of all Liens other than Permitted Liens. To Parent’s Knowledge, neither the whole nor any part of the Parent Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Entity, and no such condemnation or other taking is threatened or contemplated. The Parent Leased Real Property comprises all of the real property used in, and is necessary for, the operation of the business of Parent and its Subsidiaries as currently conducted. Neither Parent nor any of its Subsidiaries has ever leased or operated at any real property other than the Parent Leased Real Property. All structures and buildings on the Parent Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of Parent and its Subsidiaries as currently conducted. To Parent’s Knowledge, there is no pending or contemplated special assessment or reassessment of any parcel included in the Parent Leased Real Property that would result in a material increase in the rent, additional rent or other sums and charges payable by Parent or its Subsidiaries.
4.21   Registration Statement and Joint Proxy Statement/Prospectus.   None of the information supplied or to be supplied by Parent in writing for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to each of Parent’s stockholders and the Company’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading in any material respect. The Joint Proxy Statement/Prospectus will comply as to form with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied the Company for inclusion or incorporation by reference therein.
4.22   Transactions with Affiliates.   Since April 28, 2023, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K as promulgated under the Securities Act.
4.23   Brokers and Finders.   Except for Centerview Partners LLC, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, including Merger Sub.
4.24   Opinion of Financial Advisor.   As of the date of this Agreement, the Parent Board has received the opinion, that will subsequently be provided in writing, of Centerview Partners LLC that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent. Parent shall, promptly following the execution of this Agreement by all Parties, furnish a copy of each such written opinion to the Company solely for informational purposes (it being agreed that none of the Company, nor any of its Affiliates or Representatives, shall have the right to rely on such opinion).
4.25   Certain Business Practices.
(a)   None of Parent, any of its Subsidiaries or any of their respective directors, officers, employees or, to Parent’s Knowledge, agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action or made or failed to make any other statement, in violation of Anti-Bribery Laws except, in each case, as would not be material to Parent’s business or operations. Neither Parent nor any of its Subsidiaries nor any of their respective officers, employees or agents is or has been, in any capacity relating to Parent or such Subsidiary, the subject of any debarment or exclusionary claims, actions, proceedings, or, to Parent’s Knowledge, investigation by any Governmental Entity with respect to potential violations of Anti-Bribery Laws except, in each case, as would not be material to Parent’s business or operations. None of Parent, any of its Subsidiaries or any of their respective principals (as defined at 48 C.F.R. 52.209-5(a)(2)) would be required to certify affirmatively to any element of the certification at 48 C.F.R. 52.209-5.
(b)   None of Parent nor any of its Subsidiaries, nor to Parent’s Knowledge, any of their respective officers, directors or employees acting on their behalf, is currently, or has since January 1, 2021 been (i) a Sanctioned Person, (ii) organized or ordinarily resident in a Sanctioned Country, (iii) engaging in any unlawful dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of any licenses or authorizations under all applicable Ex-Im Laws or (v) otherwise in violation of applicable Trade Control Laws.
4.26   Ownership and Operations of Merger Sub.   Parent, directly or indirectly, owns beneficially all of the outstanding shares of common stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger, has engaged in no other business activities, and has incurred no liabilities or obligations other than as expressly contemplated hereby or as otherwise required or incidental to negotiate, execute, deliver and effect the Contemplated Transactions. The authorized shares of common stock of Merger Sub consist of 1,000 shares, all of which are validly issued and outstanding. All of the issued and outstanding shares of Merger Sub are directly owned by Parent, free and clear of any Liens other than Liens imposed under any federal or state securities Laws.
4.27   Ownership of the Company Common Stock.   Since January 1, 2021, neither Parent nor any of its Subsidiaries has “owned” (as such term is defined in Section 203(c) of the DGCL), directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements or understandings to which Parent or any its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.
ARTICLE V
COVENANTS
5.1   Interim Operations.
(a)   Conduct of Business by the Company.   Except (i) for matters set forth in Section 5.1(a) of the Company Disclosure Schedule, (ii) as expressly permitted by or required in accordance this Agreement, (iii) as required by applicable Law or (iv) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms (such time, the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in all material respects in the Ordinary Course of Business and (y) use commercially reasonable efforts to (1) preserve intact the material components of its present business organization, (2) keep available the services of its present officers and key employees in all material respects, (3) preserve its relationships with manufacturers, suppliers, vendors, distributors, Governmental Entities with jurisdiction over the Company’s operations, customers, licensors, licensees and others with which it has material business dealings, (4) comply in all material respects with all applicable Laws, and (5) maintain in effect all Company Permits in accordance with their terms and renew any Company Permit that would otherwise expire pursuant to their terms. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Schedule or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following:
(i)   establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or property) in respect of any shares of its capital stock or other equity interests or securities or repurchase, redeem or otherwise reacquire any shares of its capital stock or other equity interests or securities (except repurchases from terminated employees, directors or consultants of the Company or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award or purchase rights granted under the Company Stock Plans in accordance with the terms of such award in effect on the date of this Agreement);
(ii)   sell, issue, grant, modify, reprice, pledge or otherwise dispose of or encumber or authorize: (A) any capital stock or other equity interests or security of the Company or any of its Subsidiaries (except for shares of Company Common Stock issued upon the valid exercise or conversion of outstanding Company Options, Company ESPP Options or Company Warrants or settlement of Company RSUs); (B) any option, warrant or right to acquire any capital stock or any other equity interests or security (other than Company Equity Awards granted to (1) new employees, service providers or board members who were offered a specific number of Company Equity Awards as part of offer letters entered into prior to the date of this Agreement or, in the Ordinary Course of Business, after the date of this Agreement and (2) existing employees, service providers or board members in the Ordinary Course of Business as annual incentive compensation; provided that the aggregate number of Company Equity Awards granted during the Pre-Closing Period pursuant to the preceding clauses (1) and (2), whether or not any such Company Equity Awards are exercised, terminated or forfeited during the Pre-Closing Period, may not exceed the number of Company Equity Awards set forth in Section 5.1(a)(ii) of the Company Disclosure Schedule, the strike prices of any such Company Options shall be determined using the fair market valuation methodology set forth in Section 5.1(a)(ii) of the Company Disclosure Schedule and such Company Equity Awards shall only be exercisable for Company Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other equity interests or security of the Company or any of its Subsidiaries;
(iii)   except as required by the terms of this Agreement, adopt, amend, terminate or waive or propose to adopt, amend, terminate or waive any of the Company’s or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except for the Contemplated Transactions;
(iv)   except as required by the terms of this Agreement, adopt, amend, terminate or waive or propose to adopt, amend, terminate or waive any of the Company Stock Plans, any provision of any agreement evidencing any o outstanding stock option, any restricted stock unit grant, or performance-based vesting restricted stock unit grant, or otherwise modify any of the terms of any outstanding option, restricted stock unit, warrant or other equity interest or security or any related Contract;
(v)   adopt or implement any stockholder rights plan or similar arrangement;
(vi)   form any Subsidiary or acquire or propose to acquire any equity interest or other interest in, or business of, any other entity or enter into a joint venture with any other entity;
(vii)   (A) lend money to any Person (except for the advancement of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) other than the incurrence or payment of Transaction Expenses, make any capital expenditure for any two-month period in excess of 110% of the budgeted capital expenditure amounts for such two-month period set forth in the Company’s operating budget delivered to Parent concurrently with the execution of this Agreement (the “Company Budget”);
(viii)   other than as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Company Benefit Plan, other than in the Ordinary Course of Business; (B) cause or permit any Company Benefit Plan to be amended in any material respect, other than in the Ordinary Course of Business; or (C) increase or modify the amount or form of the wages, salary, commissions, or bonus compensation payable to any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business not in excess of the amounts set forth in Section 5.1(a)(viii) of the Company Disclosure Schedule;

(ix)   recognize any labor union or labor organization, except as otherwise required by applicable Law;
(x)   hire any employee, or terminate any existing employee, who (A) has (or would have, if hired) a total target annual compensation opportunity (base salary, target annual bonus, other target incentive opportunity and target cash long-term incentive opportunity) of $350,000 or more or (B) holds (or would hold, if hired) a vice president-level position, in each case, other than termination for cause (as determined in the Company’s reasonable discretion), the hiring of new employees to fill vacant positions in the Ordinary Course of Business, so long as the total target annual compensation opportunity of such new employees does not exceed 10% of the total target annual compensation opportunity of the former employee whose position such new employee fills, and the hiring of new employees to fill new or vacant positions within the salary ranges set next to such positions on Section 5.1(a)(x) of the Company Disclosure Schedule;
(xi)   (A) acquire any material asset (including material Intellectual Property Rights, excluding, for the avoidance of doubt, the creation of Intellectual Property Rights in the Ordinary Course of Business) or properties, (B) sell, lease or otherwise irrevocably dispose of any of its material assets or properties (other than Intellectual Property Rights), or (C) grant any Lien, other than a Lien of the type, nature and scope contemplated by clause (ii) or (iii) of the definition of Permitted Lien, with respect to any material assets (including Intellectual Property Rights) or properties, except in the case of clause (C) in the Ordinary Course of Business;
(xii)   sell, assign, transfer, license or sublicense Company IP (other than pursuant to non-exclusive licenses granted in the Ordinary Course of Business) or otherwise dispose of any material Company IP (other than the disclosure of Trade Secrets in support of the business of the Company or any of its Subsidiaries, abandonment of applications for registration of Intellectual Property Rights in the ordinary course of prosecution or abandonment of registered Intellectual Property Rights through non-renewal, each of the foregoing in the Ordinary Course of Business);
(xiii)   disclose to any third party (other than pursuant to written confidentiality obligations) or otherwise fail to preserve and maintain, any trade secrets, know-how, methods, processes, protocols, specifications, techniques, data or other confidential information or ideas of the Company;
(xiv)   make, change or revoke any material Tax election, fail to pay any income Tax or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income Tax or other material Tax liability or submit any voluntary disclosure application, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not the allocation of Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income Tax or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than seven months), or adopt or change any material accounting method in respect of Taxes;
(xv)   enter into, materially amend, terminate or expressly release any material rights under any Company Material Contract or purchase order, work order or quality agreement with respect thereto, or enter into any Contract that would be considered a Company Material Contract if in effect on the date hereof (except that the Company may enter into, and amend, Contracts with a Company Material Customer or Company Material Supplier in the Ordinary Course of Business to the extent such Contract is not, or, if such Contract or amendment was in effect on the date hereof, would not be considered, a Company Material Contract pursuant to clauses (i) through (xiii) or clause (xvi) of Section 3.12(a));
(xvi)   enter into, or materially amends the milestone, royalty or similar contingent payment terms of, any Contract under which the Company or any of its Subsidiaries has continuing milestone, royalty or similar contingent payment obligations, including upon the achievement of regulatory or commercial milestones or obligation to pay any royalty, dividend or similar payment based on the revenues or profits of the Company or any of its Subsidiaries, in each case, excluding indemnification and performance guarantee obligations provided for in the Ordinary Course of Business;
(xvii)   other than in the Ordinary Course of Business, make any expenditures, incur any liabilities or discharge or satisfy any liabilities, in each case, for any two-month period in amounts that exceed 110% of the Company Budget for such two-month period;
(xviii)   other than as required by Law or GAAP, take any action to change accounting policies or procedures;
(xix)   make or amend any material filings with any Governmental Entity related to any Company Product;
(xx)   initiate or settle any Legal Proceeding;
(xxi)   enter into or amend any Contract if such Contract or amendment would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions;
(xxii)   fail to maintain in full force and effect the existing insurance policies of the Company or to renew or replace such insurance policies with comparable insurance policies;
(xxiii)   dissolve or liquidate the Company or any Subsidiary thereof;
(xxiv)   enter into any new line of business outside of the Company’s existing business;
(xxv)   enter into any material transaction other than in the Ordinary Course of Business; or
(xxvi)   agree, resolve or commit to do any of the foregoing.
(b)   Conduct of Business by Parent.   Except (i) for matters set forth in Section 5.1(b) of the Parent Disclosure Schedule, (ii) as expressly permitted by or required in accordance this Agreement, (iii) as required by applicable Law or (iv) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Parent shall, and shall cause each of its Subsidiaries to, (x) conduct its business in all material respects in the Ordinary Course of Business and (y) use commercially reasonable efforts to (1) preserve intact the material components of its present business organization, (2) keep available the services of its present officers and key employees in all material respects, (3) preserve its relationships with manufacturers, suppliers, vendors, distributors, Governmental Entities with jurisdiction over Parent’s operations, customers, licensors, licensees and others with which it has material business dealings, (4) comply in all material respects with all applicable Laws, and (5) maintain in effect all Parent Permits in accordance with their terms and renew any Parent Permit that would otherwise expire pursuant to their terms. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Parent Disclosure Schedule or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following:
(i)   establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or property) in respect of any shares of its capital stock or other equity interests or securities or repurchase, redeem or otherwise reacquire any shares of its capital stock or other equity interests or securities (except repurchases from terminated employees, directors or consultants of Parent or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award or purchase rights granted under the Parent Stock Plans in accordance with the terms of such award in effect on the date of this Agreement);
(ii)   sell, issue, grant, modify, reprice, pledge or otherwise dispose of or encumber or authorize: (A) any capital stock or other equity interests or security of Parent, any of its Subsidiaries or Merger Sub (except for shares of Parent Common Stock issued upon the valid exercise or conversion of outstanding Parent Options, Parent ESPP Options or Parent Warrants or settlement of Parent RSUs); (B) any option, warrant or right to acquire any capital stock or any other equity interests or security (other than Parent Equity Awards granted to (1) new employees, service providers or board members who were offered a specific number of Parent Equity Awards as part of offer letters entered into prior to the date of this Agreement or, in the Ordinary Course of Business, after the date of this Agreement and (2) existing employees, service providers or board members in the Ordinary Course of Business as annual incentive compensation; provided that the aggregate number of Parent Equity Awards granted during the Pre-Closing Period pursuant to the preceding clauses (1) and (2), whether or not any such Parent Equity Awards are exercised, terminated or forfeited during the Pre-Closing Period, may not exceed the number of Parent Equity Awards set forth in Section 5.1(b)(ii) of the Parent Disclosure Schedule, the strike prices of any such Parent Options shall be determined using the fair market valuation methodology set forth in Section 5.1(b)(ii) of the Parent Disclosure Schedule and such Parent Equity Awards shall only be exercisable for Parent Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other equity interests or security of Parent, any of its Subsidiaries or Merger Sub;
(iii)   except as required by the terms of this Agreement, adopt, amend, terminate or waive or propose to adopt, amend, terminate or waive any of Parent’s or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except for the Contemplated Transactions;
(iv)   except with respect to the adoption of the Parent 2011 Equity Incentive Plan Amendment by Parent Board and Parent’s stockholders or as required by the terms of this Agreement, adopt, amend, terminate or waive or propose to adopt, amend, terminate or waive any of Parent Stock Plans, any provision of any agreement evidencing any outstanding stock option, any restricted stock unit grant, or performance-based vesting restricted stock unit grant, or otherwise modify any of the terms of any outstanding option, restricted stock unit, warrant or other equity interest or security or any related Contract;
(v)   adopt or implement any stockholder rights plan or similar arrangement;
(vi)   form any Subsidiary or acquire or propose to acquire any equity interest or other interest in, or business of, any other entity or enter into a joint venture with any other entity;
(vii)   (A) lend money to any Person (except for the advancement of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) other than the incurrence or payment of Transaction Expenses, make any capital expenditure for any two-month period in excess of 110% of the budgeted capital expenditure amounts for such two-month period set forth in Parent’s operating budget delivered to the Company concurrently with the execution of this Agreement (the “Parent Budget”);
(viii)   other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Parent Benefit Plan, other than in the Ordinary Course of Business; (B) cause or permit any Parent Benefit Plan to be amended in any material respect, other than in the Ordinary Course of Business; or (C) increase or modify the amount or form of the wages, salary, commissions, or bonus compensation payable to any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business not in excess of the amounts set forth in Section 5.1(b)(viii) of the Company Disclosure Schedule;
(ix)   recognize any labor union or labor organization, except as otherwise required by applicable Law;
(x)   hire any employee, or terminate any existing employee, who (A) has (or would have, if hired) a total target annual compensation opportunity (base salary, target annual bonus, other target incentive opportunity and target cash long-term incentive opportunity) of $350,000 or more or (B) holds (or would hold, if hired) a vice president-level position, in each case, other than termination for cause (as determined in Parent’s reasonable discretion), the hiring of new employees to fill vacant positions in the Ordinary Course of Business, so long as the total target annual compensation opportunity of such new employees does not exceed 10% of the total target annual compensation opportunity of the former employee whose position such new employee fills, and the hiring of new employees to fill new or vacant positions within the salary ranges set next to such positions on Section 5.1(b)(x) of the Parent Disclosure Schedule;
(xi)   (A) acquire any material asset (including material Intellectual Property Rights, excluding, for the avoidance of doubt, the creation of Intellectual Property Rights in the Ordinary Course of Business) or properties, (B) sell, lease or otherwise irrevocably dispose of any of its material assets or properties (other than Intellectual Property Rights), or (C) grant any Lien, other than a Lien of the type, nature and scope contemplated by clause (ii) or (iii) of the definition of Permitted Lien, with respect to any material assets (including Intellectual Property Rights) or properties, except in the case of clause (C) in the Ordinary Course of Business;
(xii)   sell, assign, transfer, license or sublicense Parent IP (other than pursuant to non-exclusive licenses granted in the Ordinary Course of Business) or otherwise dispose of any material Parent IP (other than the disclosure of Trade Secrets in support of the business of Parent or any of its Subsidiaries, abandonment of applications for registration of Intellectual Property Rights in the ordinary course of prosecution or abandonment of registered Intellectual Property Rights through non-renewal, each of the foregoing in the Ordinary Course of Business);
(xiii)   disclose to any third party (other than pursuant to written confidentiality obligations) or otherwise fail to preserve and maintain, any trade secrets, know-how, methods, processes, protocols, specifications, techniques, data or other confidential information or ideas of Parent;
(xiv)   make, change or revoke any material Tax election, fail to pay any income Tax or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income Tax or other material Tax liability or submit any voluntary disclosure application, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not the allocation of Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income Tax or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than seven months), or adopt or change any material accounting method in respect of Taxes;
(xv)   enter into, materially amend, terminate or expressly release any material rights under any Parent Material Contract or purchase order, work order or quality agreement with respect thereto, or enter into any Contract that would be considered a Parent Material Contract if in effect on the date hereof (except that Parent may enter into, and amend, Contracts with a Parent Material Customer or Parent Material Supplier in the Ordinary Course of Business to the extent such Contract is not, or, if such Contract or amendment was in effect on the date hereof, would not be considered, a Parent Material Contract pursuant to clauses (i) through (xiii) or clause (xvi) of Section 4.12(a));
(xvi)   enter into, or materially amends the milestone, royalty or similar contingent payment terms of, any Contract under which Parent or any of its Subsidiaries has continuing milestone, royalty or similar contingent payment obligations, including upon the achievement of regulatory or commercial milestones or obligation to pay any royalty, dividend or similar payment based on the revenues or profits of Parent or any of its Subsidiaries, in each case, excluding indemnification and performance guarantee obligations provided for in the Ordinary Course of Business;
(xvii)   other than in the Ordinary Course of Business, make any expenditures, incur any liabilities or discharge or satisfy any liabilities, in each case, for any two-month period in amounts that exceed 110% of the Parent Budget for such two-month period;

(xviii)   other than as required by Law or GAAP, take any action to change accounting policies or procedures;
(xix)   make or amend any material filings with any Governmental Entity related to any Parent Product;
(xx)   initiate or settle any Legal Proceeding;
(xxi)   enter into or amend any Contract if such Contract or amendment would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions;
(xxii)   fail to maintain in full force and effect the existing insurance policies of Parent or to renew or replace such insurance policies with comparable insurance policies;
(xxiii)   dissolve or liquidate Parent or any Subsidiary thereof;
(xxiv)   enter into any new line of business outside Parent’s existing business;
(xxv)   enter into any material transaction other than in the Ordinary Course of Business; or
(xxvi)   agree, resolve or commit to do any of the foregoing.
(c)   Notice of Material Events.   During the Pre-Closing Period, each Party shall promptly notify the other Party in writing upon becoming aware of any event, condition, fact or circumstance that would reasonably be expected to make the satisfaction of any of the conditions set forth in Article VI impossible. Without limiting the generality of the foregoing, a Party shall promptly advise the other Party in writing upon becoming aware of (i) any claim asserted or Legal Proceeding commenced, or, to the Party’s knowledge, either: (A) with respect to a Governmental Entity, overtly threatened; or (B) with respect to any other Person, threatened in writing, in each case against, relating to, involving or otherwise affecting any of the Contemplated Transactions; (ii) any knowledge of any notice from any Person alleging that the consent of such Person is or may be required in connection with the Merger or any of the other Contemplated Transactions; and (iii) any other material Legal Proceeding or material claim threatened in writing, commenced or asserted against such Party or its respective Subsidiaries. No notification given pursuant to this Section 5.1(c) shall limit or otherwise affect any of the representations, warranties, covenants, obligations, rights or remedies of the Parties contained in this Agreement or the conditions to the obligations of the Parties under this Agreement.
(d)   All notices, requests, instructions, communications or other documents to be given in connection with any consultation or approval required pursuant to this Section 5.1 shall be in writing and shall be deemed given as provided for in Section 8.7, and, in each case, shall be addressed to such individuals as the Parties shall designate in writing from time to time.
5.2   Company Acquisition Proposals; Company Change in Recommendation.
(a)   No Solicitation or Negotiation.   During the Pre-Closing Period, except as expressly permitted by this Section 5.2, the Company shall not, and the Company shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall cause its and their respective investment bankers, attorneys, accountants and other advisors, agents and representatives (collectively, along with such directors, officers and employees, “Representatives”) not to, directly or indirectly:
(i)   solicit, initiate, induce, knowingly encourage or knowingly facilitate (including by way of granting a waiver under Section 203 of the DGCL) any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal;
(ii)   participate in any discussions or negotiations or cooperate in any way with any Person regarding any Company Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal;
(iii)   provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person in connection with, or for the purpose of soliciting, initiating, inducing,

encouraging or facilitating, any Company Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal;
(iv)   enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect to, or that could reasonably be expected to lead to, a Company Acquisition Proposal (other than an Acceptable Company Confidentiality Agreement entered into in accordance with Section 5.2(b));
(v)   adopt, approve, declare advisable or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);
(vi)   take any action or exempt any Person (other than Parent and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or the Company’s organizational or other governing documents; or
(vii)   resolve, publicly propose or agree to do any of the foregoing.
The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal, or inquiry, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Company Acquisition Proposal. The Company shall (i) as soon as reasonably practicable after the date of this Agreement (and in all events no later than three Business Days), deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making a Company Acquisition Proposal within the last 12 months, to the effect that the Company is ending all discussions and negotiations with such Person with respect to any such Company Acquisition Proposal effective as of the date hereof and requesting the prompt return or destruction of all confidential information previously furnished to such Person by or on behalf of the Company relating to any Company Acquisition Proposal (and the Company shall use its commercially reasonable efforts to have such information returned or destroyed) and immediately terminate all physical and electronic data room access previously granted to any such party or its Representatives and (ii) commencing on the date of this Agreement, prohibit any third party (other than Parent and its Representatives) from having access to any physical or electronic data room relating to any possible Company Acquisition Proposal. The Company shall use its commercially reasonable efforts to enforce the terms of each confidentiality agreement, and its rights under the provisions of any “standstill” agreement, with any such Person (other than Parent). The Company shall not grant any waiver of, or agree to any amendment or modification to, or release any such Person from, any such agreement, to permit such Person to submit a Company Acquisition Proposal, unless in any such case the Company Board shall have determined, in good faith, after consultation with outside legal counsel, that the failure to take such actions would be inconsistent with the fiduciary duties of the Company Board to the holders of Shares under applicable Law.
(b)   Fiduciary Exception to No Solicitation Provision.   Notwithstanding anything to the contrary in Section 5.2(a), prior to the time, but not after, the Company Stockholder Approval is obtained, the Company may, in response to a bona fide written Company Acquisition Proposal (which Company Acquisition Proposal was made after the date of this Agreement and has not been withdrawn) which did not result from a breach of this Section 5.2 and so long as it has provided written notice to Parent of the identity of such Person or group making the Company Acquisition Proposal, the material terms and conditions of such Company Acquisition Proposal (including, if applicable, copies of any material written communications) and its intention to engage or participate in any discussions or negotiations with any such Person or group, (i) provide access to non-public information regarding the Company or any of its Subsidiaries to the Person or group making the Company Acquisition Proposal (provided that such information has previously been made available to Parent or is provided to Parent substantially concurrently with the making of such information available to such Person or group and that, prior to furnishing any such non-public information, the Company receives from the Person or group making such Company Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects (including with respect to confidentiality and restrictions on use) on such Person(s) as the Confidentiality Agreement’s terms are on with Parent (an “Acceptable Company Confidentiality Agreement”)) (it being understood that such confidentiality agreement need not include a “standstill” agreement or prohibit the making or amending of a Company Acquisition Proposal), and (ii) engage or participate in any discussions or negotiations with any such Person or group regarding such Company Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, the Company Board determines in good faith after consultation with outside financial advisors and outside legal counsel that (x) such Company Acquisition Proposal either constitutes a Company Superior Proposal or would reasonably be expected to result in a Company Superior Proposal and (y) the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the holders of Shares under applicable Law. The Company shall provide Parent with an accurate and complete copy of the Acceptable Company Confidentiality Agreement entered into as contemplated by this Section 5.2(b) promptly (and in any event within 24 hours) after the execution thereof.
(c)   Notice.   The Company shall promptly (and, in any event, within 24 hours) notify Parent (orally and in writing) if (i) any written or other inquiries, proposals or offers with respect to a Company Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to a Company Acquisition Proposal are received by the Company or any of its Representatives, (ii) any Person requests non-public information from the Company or any of its Representatives in connection with any Company Acquisition Proposal (provided that the Company shall only be required to provide notice once per Person under this clause (ii)) or (iii) any discussions or negotiations with respect to or that could reasonably be expected to lead to a Company Acquisition Proposal are sought to be initiated with the Company, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and other material written communications or, if oral, a summary of the material terms and conditions of such proposal or offer), and thereafter shall keep Parent reasonably informed, on a current basis (and in any event within 24 hours), of any material developments with respect to any such proposals or offers (including any amendments thereto), including by promptly providing copies of any additional requests, proposals or offers, including any drafts of proposed agreements and any amendments thereto and other information set forth above and copies of any written materials provided to such Person by the Company or any of its Representatives. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.2 or otherwise prohibits the Company from complying with its obligations under this Section 5.2. The Company further agrees that it will not provide information to any Person pursuant to any confidentiality agreement entered into prior to the date of this Agreement unless such Person agrees prior to receipt of such information to waive any provision that would prohibit the Company from providing any information to Parent in accordance with this Section 5.2 or otherwise prohibit the Company from complying with its obligations under this Section 5.2.
(d)   Definitions.   For purposes of this Agreement:
“Company Acquisition Proposal” means any transaction or series of related transactions (other than the Contemplated Transactions) involving: (i) any acquisition or purchase from the Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a 15% interest in the total outstanding securities (or instruments convertible into or exercisable or exchangeable for 15% or more of such securities) of the Company, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or other transaction involving the Company or any of its Subsidiaries; (ii) any tender offer (including self-tender) or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning 15% or more of the total outstanding securities (or instruments convertible into or exercisable or exchangeable for 15% or more of such securities) of the Company; (iii) any merger, consolidation, business combination, share exchange, issuance of securities, acquisition of securities, reorganization, recapitalization or other similar transaction involving the Company, pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction or any parent entity thereof; (iv) any sale, lease, exchange, transfer, license or disposition (in each case, other than in the ordinary course of business) of more than 15% of the assets of the Company and its Subsidiaries (taken as a whole) (measured by the fair market value thereof); or (v) any combination of the foregoing.
“Company Intervening Event” means any Effect that is material to the Company and its Subsidiaries taken as a whole, occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the Company Board (or if known, the magnitude or effect of which was not known to, or reasonably foreseeable) prior to the execution of this Agreement, which Effect (or the magnitude or effect thereof) becomes known to, or reasonably foreseeable by, the Company Board prior to the receipt of the Company Stockholder Approval and (ii) does not relate to (A) a Company Acquisition Proposal or (B) (1) any changes in the market price or trading volume of the Company or Parent, (2) the mere fact the Company or Parent meets or exceeds any internal or analysts’ published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the Parent Common Stock or the credit rating of the Company or Parent (it being understood that, with respect to clause (2), the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining a Company Intervening Event), (3) any events or developments relating to Parent or any of its Affiliates, (4) any event or development generally affecting the industries in which the Company or Parent operate or in the economy generally or other general business, financial, market or political conditions, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (5) any change in any applicable Law or other legal or regulatory conditions or changes in GAAP or other accounting standards, (6) any event or development to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by the Company or Parent (or refrained to be taken by the Company or Parent) pursuant to the Agreement or the consummation of the Contemplated Transactions, including expiration or termination of waiting periods or the receipt of approvals, consents or clearances applicable to the Merger under the Antitrust Laws, (7) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events or (8) any Legal Proceedings made or brought by any of the current or former stockholders of the Company or Parent (on their own behalf or on behalf of the Company or Parent) against the Company or Parent, including Legal Proceedings arising out of the Contemplated Transactions.
“Company Superior Proposal” means any bona fide, written Company Acquisition Proposal on terms which the Company Board determines in its good faith judgment, after consultation with outside financial advisors and outside legal counsel, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of the Contemplated Transactions pursuant to Section 5.2(f) of this Agreement and the time likely to be required to consummate such Company Acquisition Proposal); provided that for purposes of the definition of “Company Superior Proposal”, the references to “15%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”.
(e)   No Company Change in Recommendation or Company Alternative Acquisition Agreement.   Except as provided in Section 5.2(f) and Section 5.2(g), the Company Board and each committee of the Company Board shall not (i)(A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the

Company Board Recommendation, (B) approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Company Acquisition Proposal, (C) remove the Company Board Recommendation from or fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus (any such action referred to in this clause (i), a “Company Change in Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement (other than an Acceptable Company Confidentiality Agreement entered into in compliance with Section 5.2(b)) relating to or that could reasonably be expected to lead to any Company Acquisition Proposal or any agreement requiring the Company (or that would require or could reasonably be expected to require the Company) to abandon, terminate, delay or fail to consummate the Merger or any other transaction contemplated by this Agreement or that would otherwise materially impede, interfere with or be inconsistent with, the Contemplated Transactions (a “Company Alternative Acquisition Agreement”).
(f)   Company Change in Recommendation Due to Superior Proposal.   Notwithstanding anything to the contrary set forth in Section 5.2(e), following receipt of a bona fide written Company Acquisition Proposal by the Company after the date of this Agreement that did not result from a breach of this Section 5.2 and with respect to which the Company has received a written, definitive form of Company Alternative Acquisition Agreement that has not been withdrawn, and the Company Board determining in good faith, after consultation with outside financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Proposal, the Company Board may, at any time prior to the time the Company Stockholder Approval is obtained, make a Company Change in Recommendation and/or cause the Company to terminate this Agreement pursuant to Section 7.3(b) to enter into a Company Specified Agreement with respect to such Company Superior Proposal, if all of the following conditions are met:
(i)   the Company shall have complied in all material respects with the provisions of this Section 5.2 with respect to such Company Acquisition Proposal and shall have (A) provided to Parent four Business Days’ prior written notice, which shall state expressly (1) that it has received a written Company Acquisition Proposal that constitutes a Company Superior Proposal, (2) the material terms and conditions of the Company Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Company Acquisition Proposal), including an unredacted copy of the Company Alternative Acquisition Agreement and all other written documents and a summary of the material terms of oral communications related to the Company Superior Proposal (it being understood and agreed that any material amendment to any Company Acquisition Proposal (including the financial terms or any other material term or condition of such Company Acquisition Proposal) shall require a new notice to Parent and an additional two Business Day notice period) and (3) that, subject to clause (ii) below, the Company Board has determined to effect a Company Change in Recommendation or terminate this Agreement to enter into a Company Specified Agreement with respect to such Company Superior Proposal, (B) prior to making such a Company Change in Recommendation or terminating this Agreement to enter into a Company Specified Agreement with respect to such Company Superior Proposal, (x) engaged, and used its reasonable best efforts to cause its Representatives to engage, in good faith negotiations with Parent (to the extent Parent wishes to engage) during such four Business Day period to consider adjustments to the terms and conditions of this Agreement or other proposals that may be proposed in writing by Parent during such notice period such that such Company Acquisition Proposal ceases to constitute a Company Superior Proposal, and (y) in determining whether to make a Company Change in Recommendation or terminate this Agreement to enter into a Company Specified Agreement with respect to such Company Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement, and any other proposals, proposed in writing by Parent and (C) in the event of a termination of this Agreement to enter into a Company Specified Agreement with respect to such Company Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 7.3(b), including paying the Company Termination Fee; and

(ii)   the Company Board shall have determined, in good faith, after consultation with outside financial advisors and outside legal counsel, that, in light of such Company Acquisition Proposal and taking into account any revised terms proposed in writing by Parent and the results of negotiations with Parent pursuant to clause (i) above, such Company Acquisition Proposal continues to constitute a Company Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Company Change in Recommendation or terminate this Agreement to enter into a Company Specified Agreement with respect to such Company Superior Proposal would be inconsistent with the fiduciary duties of the Company Board to the holders of Shares under applicable Law.
(g)   Company Change in Recommendation Due to Company Intervening Event.
Notwithstanding anything to the contrary set forth in Section 5.2(e), upon the occurrence of any Company Intervening Event, the Company Board may, at any time prior to the time the Company Stockholder Approval is obtained, make a Company Change in Recommendation, if all of the following conditions are met:
(i)   the Company shall have (A) provided to Parent four Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Company Intervening Event and the rationale for the Company Change in Recommendation (it being understood and agreed that any amendment to the facts and circumstances relating to the Company Intervening Event shall require a new notice to Parent and an additional two Business Day notice period), and (2) state expressly that, subject to clause (ii) below, the Company Board has determined to effect a Company Change in Recommendation and (B) prior to making such a Company Change in Recommendation, engaged in good faith negotiations with Parent (to the extent Parent wishes to engage) during such four Business Day period to consider adjustments to the terms and conditions of this Agreement or other proposals that may be proposed in writing by Parent during such notice period in such a manner that the failure of the Company Board to make a Company Change in Recommendation in response to the Company Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the fiduciary duties of the Company Board to the holders of Shares under applicable Law; and
(ii)   the Company Board shall have determined in good faith, after consultation with outside financial advisors and outside legal counsel, that in light of such Company Intervening Event and taking into account any revised terms proposed in writing by Parent and the results of negotiations with Parent pursuant to clause (i) above, the failure to make a Company Change in Recommendation, would be inconsistent with the fiduciary duties of the Company Board to the holders of Shares under applicable Law.
(h)   Certain Permitted Disclosure.   Nothing contained in this Section 5.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law (as determined in good faith by the Company Board after consultation with the Company’s outside counsel) with regard to a Company Acquisition Proposal; provided that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of the Company Board is affirmed or remains unchanged; provided, further, that this Section 5.2(h) shall not be deemed to permit the Company or the Company Board to effect a Company Change in Recommendation except in accordance with Sections 5.2(f) or 5.2(g). The Company shall not submit to the vote of its stockholders any Company Acquisition Proposal or Company Superior Proposal prior to the valid termination of this Agreement.
(i)   The Company agrees that in the event that the Company or any Representative of the Company takes any action which, if taken by the Company, would constitute a breach of this Section 5.2, the Company shall be deemed to be in breach of this Section 5.2.
5.3   Parent Acquisition Proposals; Parent Change in Recommendation.
(a)   No Solicitation or Negotiation.   During the Pre-Closing Period, except as expressly permitted by this Section 5.3, Parent shall not, and Parent shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall cause its and their respective Representatives not to, directly or indirectly:

(i)   solicit, initiate, induce, knowingly encourage or knowingly facilitate (including by way of granting a waiver under Section 203 of the DGCL) any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal;
(ii)   participate in any discussions or negotiations or cooperate in any way with any Person regarding any Parent Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Parent Acquisition Proposal;
(iii)   provide any non-public information or data concerning Parent or any of its Subsidiaries to any Person in connection with, or for the purpose of soliciting, initiating, inducing, encouraging or facilitating, any Parent Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Parent Acquisition Proposal;
(iv)   enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect to, or that could reasonably be expected to lead to, a Parent Acquisition Proposal (other than an Acceptable Company Confidentiality Agreement entered into in accordance with Section 5.3(b));
(v)   adopt, approve, declare advisable or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);
(vi)   take any action or exempt any Person (other than the Company and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or Parent’s organizational or other governing documents; or
(vii)   resolve, publicly propose or agree to do any of the foregoing.
Parent shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal, or inquiry, proposal or offer that could reasonably be expected to lead to a Parent Acquisition Proposal and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Parent Acquisition Proposal. Parent shall (i) as soon as reasonably practicable after the date of this Agreement (and in all events no later than three Business Days), deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making a Parent Acquisition Proposal within the last 12 months, to the effect that Parent is ending all discussions and negotiations with such Person with respect to any such Parent Acquisition Proposal effective as of the date hereof and requesting the prompt return or destruction of all confidential information previously furnished to such Person by or on behalf of Parent relating to any Parent Acquisition Proposal (and Parent shall use its commercially reasonable efforts to have such information returned or destroyed) and immediately terminate all physical and electronic data room access previously granted to any such party or its Representatives and (ii) commencing on the date of this Agreement, prohibit any third party (other than the Company and its Representatives) from having access to any physical or electronic data room relating to any possible Parent Acquisition Proposal. Parent shall use its commercially reasonable efforts to enforce the terms of each confidentiality agreement, and its rights under the provisions of any “standstill” agreement, with any such Person (other than the Company). Parent shall not grant any waiver of, or agree to any amendment or modification to, or release any such Person from, any such agreement, to permit such Person to submit a Parent Acquisition Proposal, unless in any such case the Parent Board shall have determined, in good faith, after consultation with outside legal counsel, that the failure to take such actions would be inconsistent with the fiduciary duties of the Parent Board to the holders of Parent capital stock under applicable Law.
(b)   Fiduciary Exception to No Solicitation Provision.   Notwithstanding anything to the contrary in Section 5.3(a), prior to the time, but not after, the Parent Stockholder Approval is obtained, Parent may, in response to a bona fide written Parent Acquisition Proposal (which Parent Acquisition Proposal was made after the date of this Agreement and has not been withdrawn) which did not result from a breach of this Section 5.3 and so long as it has provided written notice to the Company of the identity of such Person or group making the Parent Acquisition Proposal, the material terms and conditions of such Parent Acquisition Proposal (including, if applicable, copies of any material written communications) and its intention to engage or participate in any discussions or negotiations with any such Person or group, (i) provide access to non-public information regarding Parent or any of its Subsidiaries to the Person or group making the Parent Acquisition Proposal (provided that such information has previously been made available to the Company or is provided to the Company substantially concurrently with the making of such information available to such Person or group and that, prior to furnishing any such non-public information, Parent receives from the Person or group making such Parent Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects (including with respect to confidentiality and restrictions on use) on such Person(s) as the Confidentiality Agreement’s terms are on with the Company (an “Acceptable Parent Confidentiality Agreement”)) (it being understood that such confidentiality agreement need not include a “standstill” agreement or prohibit the making or amending of a Parent Acquisition Proposal), and (ii) engage or participate in any discussions or negotiations with any such Person or group regarding such Parent Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, the Parent Board determines in good faith after consultation with outside financial advisors and outside legal counsel that (x) such Parent Acquisition Proposal either constitutes a Parent Superior Proposal or would reasonably be expected to result in a Parent Superior Proposal and (y) the failure to take such action would be inconsistent with the fiduciary duties of the Parent Board to the holders of Parent capital stock under applicable Law. Parent shall provide the Company with an accurate and complete copy of the Acceptable Parent Confidentiality Agreement entered into as contemplated by this Section 5.3(b) promptly (and in any event within 24 hours) after the execution thereof.
(c)   Notice.   Parent shall promptly (and, in any event, within 24 hours) notify the Company (orally and in writing) if (i) any written or other inquiries, proposals or offers with respect to a Parent Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to an Parent Acquisition Proposal are received by Parent or any of its Representatives, (ii) any Person requests non-public information from Parent or any of its Representatives in connection with any Parent Acquisition Proposal (provided that Parent shall only be required to provide notice once per Person under this clause (ii)) or (iii) any discussions or negotiations with respect to or that could reasonably be expected to lead to a Parent Acquisition Proposal are sought to be initiated with Parent, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and other material written communications or, if oral, a summary of the material terms and conditions of such proposal or offer), and thereafter shall keep the Company reasonably informed, on a current basis (and in any event within 24 hours), of any material developments with respect to any such proposals or offers (including any amendments thereto), including by promptly providing copies of any additional requests, proposals or offers, including any drafts of proposed agreements and any amendments thereto and other information set forth above and copies of any written materials provided to such Person by Parent or any of its Representatives. Parent agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits Parent from providing any information to the Company in accordance with this Section 5.3 or otherwise prohibits Parent from complying with its obligations under this Section 5.3. Parent further agrees that it will not provide information to any Person pursuant to any confidentiality agreement entered into prior to the date of this Agreement unless such Person agrees prior to receipt of such information to waive any provision that would prohibit Parent from providing any information to the Company in accordance with this Section 5.3 or otherwise prohibit Parent from complying with its obligations under this Section 5.3.
(d)   Definitions.   For purposes of this Agreement:
“Parent Acquisition Proposal” means any transaction or series of related transactions (other than the Contemplated Transactions) involving: (i) any acquisition or purchase from Parent by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a 15% interest in the total outstanding securities (or instruments convertible into or exercisable or exchangeable for 15% or more of such securities) of Parent, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or other transaction involving Parent or any of its Subsidiaries; (ii) any tender offer (including self-tender) or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning 15% or more of the total outstanding securities (or instruments convertible into or exercisable or exchangeable for 15% or more of such securities) of Parent; (iii) any merger, consolidation, business combination, share exchange, issuance of securities, acquisition of securities, reorganization, recapitalization or other similar transaction involving Parent, pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction or any parent entity thereof; (iv) any sale, lease, exchange, transfer, license or disposition (in each case, other than in the ordinary course of business) of more than 15% of the assets of Parent and its Subsidiaries (taken as a whole) (measured by the fair market value thereof); or (v) any combination of the foregoing.
“Parent Intervening Event” means any Effect that is material to Parent and its Subsidiaries taken as a whole, occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the Parent Board (or if known, the magnitude or effect of which was not known to, or reasonably foreseeable) prior to the execution of this Agreement, which Effect (or the magnitude or effect thereof) becomes known to, or reasonably foreseeable by, the Parent Board prior to the receipt of the Parent Stockholder Approval and (ii) does not relate to (A) a Parent Acquisition Proposal or (B) (1) any changes in the market price or trading volume of Parent or the Company, (2) the mere fact the Company or Parent meets or exceeds any internal or analysts’ published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the Parent Common Stock or the credit rating of the Company or Parent (it being understood that, with respect to clause (2), the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining a Parent Intervening Event), (3) any events or developments relating to the Company or any of its Affiliates, (4) any event or development generally affecting the industries in which Parent or the Company operate or in the economy generally or other general business, financial, market or political conditions, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (5) any change in any applicable Law or other legal or regulatory conditions or changes in GAAP or other accounting standards, (6) any event or development to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by Parent or the Company (or refrained to be taken by Parent or the Company) pursuant to the Agreement or the consummation of the Contemplated Transactions, including expiration or termination of waiting periods or the receipt of approvals, consents or clearances applicable to the Merger under the Antitrust Laws, (7) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events or (8) any Legal Proceedings made or brought by any of the current or former stockholders of Parent or the Company (on their own behalf or on behalf of Parent or the Company) against Parent or the Company, including Legal Proceedings arising out of the Contemplated Transactions.
“Parent Superior Proposal” means any bona fide, written Parent Acquisition Proposal on terms which the Parent Board determines in its good faith judgment, after consultation with outside financial advisors and outside legal counsel, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to Parent’s stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of the Contemplated Transactions pursuant to Section 5.3(f) of this Agreement and the time likely to be required to consummate such Parent Acquisition Proposal); provided that for purposes of the definition of “Parent Superior Proposal”, the references to “15%” in the definition of Parent Acquisition Proposal shall be deemed to be references to “50%”.
(e)   No Parent Change in Recommendation or Parent Alternative Acquisition Agreement.   Except as provided in Section 5.3(f) and Section 5.3(g), the Parent Board and each committee of the Parent Board shall not (i)(A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the Company, the Parent Board Recommendation, (B) approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Parent Acquisition Proposal, (C) remove the Parent Board Recommendation from or fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus (any such action referred to in this clause (i), a “Parent Change in Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement (other than an Acceptable Parent Confidentiality Agreement entered into in compliance with Section 5.3(b)) relating to or that could reasonably be expected to lead to any Parent Acquisition Proposal or any agreement requiring Parent (or that would require or could reasonably be expected to require Parent) to abandon, terminate, delay or fail to consummate the Merger or any other transaction contemplated by this Agreement or that would otherwise materially impede, interfere with or be inconsistent with, the Contemplated Transactions (a “Parent Alternative Acquisition Agreement”).
(f)   Parent Change in Recommendation Due to Superior Proposal.   Notwithstanding anything to the contrary set forth in Section 5.3(e), following receipt of a bona fide written Parent Acquisition Proposal by Parent after the date of this Agreement that did not result from a breach of this Section 5.3 and with respect to which Parent has received a written, definitive form of a Parent Alternative Acquisition Agreement that has not been withdrawn, and the Parent Board determining in good faith, after consultation with outside financial advisors and outside legal counsel, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal, the Parent Board may, at any time prior to the time the Parent Stockholder Approval is obtained, make a Parent Change in Recommendation and/or cause Parent to terminate this Agreement pursuant to Section 7.4(b) to enter into a Parent Specified Agreement with respect to such Parent Superior Proposal, if all of the following conditions are met:
(i)   Parent shall have complied in all material respects with the provisions of this Section 5.3 with respect to such Parent Acquisition Proposal and shall have (A) provided to the Company four Business Days’ prior written notice, which shall state expressly (1) that it has received a written Parent Acquisition Proposal that constitutes a Parent Superior Proposal, (2) the material terms and conditions of the Parent Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Parent Acquisition Proposal), including an unredacted copy of the Parent Alternative Acquisition Agreement and all other written documents and a summary of the material terms of oral communications related to the Parent Superior Proposal (it being understood and agreed that any material amendment to any Parent Acquisition Proposal (including the financial terms or any other material term or condition of such Parent Acquisition Proposal) shall require a new notice to the Company and an additional two Business Day notice period) and (3) that, subject to clause (ii) below, the Parent Board has determined to effect a Parent Change in Recommendation or terminate this Agreement to enter into a Parent Specified Agreement with respect to such Parent Superior Proposal, (B) prior to making such a Parent Change in Recommendation or terminating this Agreement to enter into a Parent Specified Agreement with respect to such Parent Superior Proposal, (x) engaged, and used its reasonable best efforts to cause its Representatives to engage, in good faith negotiations with the Company (to the extent the Company wishes to engage) during such four Business Day period to consider adjustments to the terms and conditions of this Agreement or other proposals that may be proposed in writing by the Company during such notice period such that the Parent Acquisition Proposal ceases to constitute a Parent Superior Proposal, and (y) in determining whether to make a Parent Change in Recommendation or terminate this Agreement to enter into a Parent Specified Agreement with respect to such Parent Superior Proposal, the Parent Board shall take into account any changes to the terms of this Agreement, and any other proposals, proposed in writing by the Company and (C) in the event of a termination of this Agreement in order to cause Parent to enter into a Parent Specified Agreement with respect to such Parent Superior Proposal, Parent shall have validly terminated this Agreement in accordance with Section 7.4(b), including paying the Parent Termination Fee; and
(ii)   the Parent Board shall have determined, in good faith, after consultation with outside financial advisors and outside legal counsel, that, in light of such Parent Acquisition Proposal and taking into account any revised terms proposed in writing by the Company and the results of negotiations with Parent pursuant to clause (i) above, such Parent Acquisition Proposal continues to constitute a Parent Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Parent Change in Recommendation or terminate this Agreement to enter into a Parent Specified Agreement with respect to such Parent Superior Proposal would be inconsistent with the fiduciary duties of the Parent Board to the holders of Parent capital stock under applicable Law.
(g)   Parent Change in Recommendation Due to Parent Intervening Event.   Notwithstanding anything to the contrary set forth in Section 5.3(e), upon the occurrence of any Parent Intervening Event, the Parent Board may, at any time prior to the time the Parent Stockholder Approval is obtained, make a Parent Change in Recommendation, if all of the following conditions are met:
(i)   Parent shall have (A) provided to the Company four Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Parent Intervening Event and the rationale for the Parent Change in Recommendation (it being understood and agreed that any amendment to the facts and circumstances relating to the Parent Intervening Event shall require a new notice to the Company and an additional two Business Day notice period), and (2) state expressly that, subject to clause (ii) below, the Parent Board has determined to effect a Parent Change in Recommendation and (B) prior to making such a Parent Change in Recommendation, engaged in good faith negotiations with the Company (to the extent the Company wishes to engage) during such four Business Day period to consider adjustments to the terms and conditions of this Agreement or other proposals that may be proposed in writing by the Company during such notice period in such a manner that the failure of the Parent Board to make a Parent Change in Recommendation in response to the Parent Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the fiduciary duties of the Parent Board to the holders of Parent capital stock under applicable Law; and
(ii)   the Parent Board shall have determined in good faith, after consultation with outside financial advisors and outside legal counsel, that in light of such Parent Intervening Event and taking into account any revised terms proposed in writing by the Company and the results of negotiations with the Company pursuant to clause (i) above, the failure to make a Parent Change in Recommendation, would be inconsistent with the fiduciary duties of Parent Board to the holders of Parent’s capital stock under applicable Law.
(h)   Certain Permitted Disclosure.   Nothing contained in this Section 5.3 shall be deemed to prohibit Parent from complying with its disclosure obligations under applicable U.S. federal or state Law (as determined in good faith by the Parent Board after consultation with Parent’s outside counsel) with regard to a Parent Acquisition Proposal; provided that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of the Parent Board is affirmed or remains unchanged; provided, further, that this Section 5.3(h) shall not be deemed to permit the Parent Board or the Company Board to effect a Company Change in Recommendation except in accordance with Sections 5.3(f) or 5.3(g). Parent shall not submit to the vote of its stockholders any Parent Acquisition Proposal or Parent Superior Proposal prior to the valid termination of this Agreement.
(i)   Parent agrees that in the event that Parent or any Representative of Parent takes any action which, if taken by Parent, would constitute a breach of this Section 5.3, Parent shall be deemed to be in breach of this Section 5.3.

5.4   Joint Proxy Statement/Prospectus; Information Supplied.
(a)   The Company and Parent shall jointly prepare and cause to be filed with the SEC a joint proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) with respect to the Company Stockholders Meeting and the Parent Stockholders Meeting. As promptly as practicable (and in any event within 25 Business Days) following the date of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”), in which the Joint Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Merger. Parent and the Company shall use their respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the other Contemplated Transactions. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of the Company and Parent shall furnish all information concerning the Company and the holders of Shares and Parent and the holders of the capital stock of Parent, as applicable, as may be reasonably requested in connection with any such action. Each of the Company and Parent shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders and Parent’s stockholders, as applicable, as promptly as practicable after the Registration Statement is declared effective under the Securities Act.
(b)   No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement/Prospectus will be made by the Company or Parent, in each case without providing the other Party a reasonable opportunity to review and comment thereon (other than, in each case, any filing, amendment or supplement in connection with a Company Change in Recommendation, a Company Alternative Acquisition Agreement, a Parent Change in Recommendation or a Parent Alternative Acquisition Agreement, as applicable), and each Party shall consider in good faith and reflect all comments reasonably proposed by the other Party. Each of the Company and Parent shall promptly provide the other with copies of all such filings, amendments or supplements to the extent not publicly available. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other and provide such other assistance as may be reasonably requested by such other Party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Registration Statement or Joint Proxy Statement/Prospectus, as applicable, and the resolution of any comments to either received from the SEC. If at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company or the stockholders of Parent, as applicable. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Registration Statement or the Joint Proxy Statement/Prospectus, or for additional information, and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement, Joint Proxy Statement/Prospectus or the Merger and (ii) all orders of the SEC relating to the Registration Statement. No response to any comments from the SEC or the staff of the SEC relating to the Joint Proxy Statement/Prospectus will be made by either Party without providing the other a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC, and each Party shall consider in good faith and reflect all comments reasonably proposed by the other Party. The Parties will cause the Registration Statement and Joint Proxy Statement/Prospectus to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.
5.5   Stockholder Meetings.
(a)   Company Stockholders Meeting.
(i)   The Company will, as promptly as practicable in accordance with applicable Law and its certificate of incorporation and bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a meeting of holders of Shares to consider and vote upon the adoption of this Agreement, which meeting shall in any event take place within 45 days after the declaration of the effectiveness of the Registration Statement (the “Company Stockholders Meeting”). The Company shall use its reasonable best efforts to hold Company Stockholders Meeting on the same day as the Parent Stockholders Meeting and as soon as practicable after the date on which the Registration Statement becomes effective. Subject to the provisions of Section 5.2, the Company Board shall include the Company Board Recommendation in the Joint Proxy Statement/Prospectus and recommend at the Company Stockholders Meeting that the holders of Shares adopt this Agreement and shall use its reasonable best efforts to obtain and solicit such adoption. Notwithstanding the foregoing, (A) if on or before the date on which the Company Stockholders Meeting is scheduled, the Company reasonably believes that (1) it will not receive proxies representing the Company Stockholder Approval, whether or not a quorum is present or (2) it will not have enough Shares represented to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company may (and, if requested by Parent, the Company shall) postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders Meeting and (B) the Company may postpone or adjourn the Company Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Company Stockholders Meeting, as long as the date of the Company Stockholders Meeting is not postponed or adjourned more than an aggregate of 30 days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (A) and (B).
(ii)   Notwithstanding any Company Change in Recommendation, the Company shall seek the Company Stockholder Approval at the Company Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Company Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement and the Contemplated Transactions) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.
(b)   Parent Stockholders Meeting.
(i)   Parent will, as promptly as practicable in accordance with applicable Law and its certificate of incorporation and bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a meeting of holders of Shares to consider and vote upon the Parent Share Issuance and the Parent Charter Amendment, which meeting shall in any event take place within 45 days after the declaration of the effectiveness of the Registration Statement (the “Parent Stockholders Meeting”). Parent shall use its reasonable best efforts to hold the Parent Stockholders Meeting on the same day as the Company Stockholders Meeting and as soon as practicable after the date on which the Registration Statement becomes effective. Subject to the provisions of Section 5.3, the Parent Board shall include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus and recommend at the Parent Stockholders Meeting that the holders of capital stock of Parent approve the Parent Share Issuance and the Parent Charter

Amendment, and shall use its reasonable best efforts to obtain and solicit such approval. Notwithstanding the foregoing, (A) if on or before the date on which the Parent Stockholders Meeting is scheduled, Parent reasonably believes that (1) it will not receive proxies representing the Parent Stockholder Approval, whether or not a quorum is present or (2) it will not have enough shares of Parent Common Stock represented to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, Parent may (and, if requested by the Company, Parent shall) postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders Meeting and (B) Parent may postpone or adjourn the Parent Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Parent Stockholders Meeting, as long as the date of the Parent Stockholders Meeting is not postponed or adjourned more than an aggregate of 30 days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (A) and (B).
(ii)   Notwithstanding any Parent Change in Recommendation, Parent shall seek the Parent Stockholder Approval at the Parent Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Parent Stockholders Meeting. Without the prior written consent of the Company, the Parent Share Issuance, the Parent Charter Amendment and, subject to the sole discretion of the Parent Board, the Parent 2011 Equity Incentive Plan Amendment, shall be the only matters (other than matters of procedure and matters required by Law to be voted on by Parent’s stockholders in connection with the Contemplated Transactions) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders Meeting.
5.6   Regulatory Approvals; Reasonable Best Efforts.
(a)   Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws in connection with the Merger or any of the Contemplated Transactions. Notwithstanding anything in this Agreement to the contrary, Parent and the Company each agree to use reasonable best efforts to (i) prepare and file, as promptly as practicable, but in any event no later than 10 Business Days after the date hereof as it relates to the HSR Act, any and all documentation to effect all necessary filings required by applicable Antitrust Laws with respect to the Merger, (ii) deliver as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested by any Governmental Entities in connection with the Merger, and (iii) obtain, as promptly as practicable, all Consents required to be obtained from any Governmental Entity that are necessary, proper or advisable to consummate the Merger, including, responding to, and substantially complying with, a Request for Additional Information or Documentary Material (“Second Request”) received pursuant to the HSR Act and advocating for antitrust clearance.
(b)   To the extent permitted by applicable Law, each of the Company and Parent shall promptly advise the other Party of any material communication between it or its Affiliates and any Governmental Entity (and if in writing, furnish the other Party with a copy of such communication) regarding the Merger contemplated by this Agreement or otherwise materially affecting its ability to timely consummate the Merger contemplated by this Agreement pursuant to the terms hereof. In furtherance and not in limitation of Section 5.6(a), Parent and the Company shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other in advance (to the extent legally permissible), any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under, or relating to, the Antitrust Laws. Without limiting the foregoing, the Parties hereto agree to (i) promptly notify each other of all meetings or substantive communications with any Governmental Entity relating to any Antitrust Laws, and give each other an opportunity to participate in each of such meetings, (ii) promptly notify each other of all substantive oral and written communications with any Governmental Entity relating to any Antitrust Laws, (iii) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity regarding any Antitrust Laws and (iv) provide each other with copies of all written communications from any Governmental Entity relating to any Antitrust Laws. Any such disclosures or provision of competitively sensitive materials provided under this Section 5.6(b) may be provided on an outside counsel only basis if deemed advisable by the Parties. Notwithstanding anything to the contrary contained in this Agreement, Parent and the Company shall cooperate in good faith to jointly devise and implement the strategy for obtaining regulatory clearance either before any Governmental Entity or in any action brought to enjoin the Merger and the other Contemplated Transactions pursuant to any Antitrust Law.
(c)   Notwithstanding anything in this Agreement to the contrary, Parent shall, and shall cause each of its Subsidiaries and Affiliates to, take reasonable actions necessary to obtain any consents, clearances or approvals required under or in connection with the Antitrust Laws to expeditiously close the Merger or the other transactions contemplated by this Agreement (and in any event by or before the Termination Date); provided, however, that, notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be required to (x) sell, divest or otherwise dispose of (including by license) or hold separate any assets or businesses of Parent or the Company or any of their respective Affiliates or Subsidiaries, as applicable, (y) litigate against any Governmental Entity or defend against any administrative or judicial action that is instituted (or threatened to be instituted) by a Governmental Entity challenging the Merger or (z) modify, amend or terminate any existing Contract to which Parent or the Company, as applicable, is a party or enter into any agreement to restrict the ownership or operation of any assets or businesses of the Company or Parent or any of their respective Affiliates or Subsidiaries, as applicable, unless, solely in the case of this clause (z), such modification, amendment, termination or agreement would not reasonably be expected to have, individually or in the aggregate, a material and negative effect on Parent and its Subsidiaries (including the Company following Closing), taken as a whole, following the Closing.
(d)   Each party shall bear its own expenses and costs incurred by such party in connection with any filings and submissions pursuant to Antitrust Laws.
(e)   Prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, shall use commercially reasonable efforts to obtain any consents, approvals or waivers of third parties with respect to (i) any Contracts set forth on Section 5.6(e) of the Parent Disclosure Schedule and Section 5.6(e) of the Company Disclosure Schedule, respectively, or (ii) any Contract to which such Party is a party, upon the reasonable request of the other Party, as may be necessary for the consummation of the Contemplated Transactions or required by the terms of any Contract as a result of the execution, performance or consummation of the Merger or the other Contemplated Transactions.
(f)   Parent and Merger Sub shall not, and shall cause their respective subsidiaries and Affiliates not to, acquire or agree to acquire any rights, interests, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise) or take any other actions, if such acquisition or action would reasonably be expected to (i) prevent, materially delay, or adversely affect in any material respect the ability of Parent and its Affiliates to consummate the Merger or any of the Contemplated Transactions, or (ii) cause Parent, Merger Sub or the Company to be required to obtain any clearances, consents, approvals, waivers, waiting period expirations or terminations, non-actions or other authorizations under any Laws with respect to the Merger or the other transactions contemplated by this Agreement.
5.7   Access; Consultation.   Upon reasonable notice, and except as may otherwise be required by applicable Law, each of the Company and Parent shall, and shall cause each of its Subsidiaries and their respective Representatives to, afford the other Party’s Representatives reasonable access (at the requesting Party’s cost) under the supervision of appropriate personnel of the other Party, during normal business hours during the period prior to the Effective Time, to the other Party’s, and each of its Subsidiaries’ employees, properties, assets, books, records and contracts and, during such period, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, furnish as promptly as reasonably practicable all other information concerning its or any of its Subsidiaries’ capital stock, business and personnel as may reasonably be requested by the other, as and when reasonably requested by the requesting Party; provided that no investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by the Company or Parent; provided, further that the foregoing shall require neither the Company nor Parent to permit any invasive sampling or testing or to disclose any information pursuant to this Section 5.7 to the extent that (a) in the reasonable good faith judgment of such Party, any applicable Law requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information, (b) in the reasonable good faith judgment of such Party, the information is subject to confidentiality obligations to a third party, or (c) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further that with respect to clauses (a) through (c) of this Section 5.7, Parent or the Company, as applicable, shall use its commercially reasonable efforts to (i) obtain the required consent of any such third party to provide such inspection or disclosure, (ii) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (iii) in the case of clauses (a) and (c), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Any investigation pursuant to this Section 5.7 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other Party. All requests for information made pursuant to this Section 5.7 shall be directed in writing to an executive officer of the Company or Parent, as applicable, or such Person as may be designated by any such executive officer. Each Party shall take reasonable steps to ensure that any information it obtains regarding the other Party pursuant to this Section 5.7 shall be used solely in connection with, and in furtherance of effecting, the Contemplated Transactions.
5.8   Stock Exchange Listing, De-listing and De-registration.   Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on The Nasdaq Global Select Market, subject to official notice of issuance, prior to the Effective Time. The Company shall cooperate with Parent and take, or cause to be taken, all actions necessary, proper or advisable on its part under applicable Laws and the rules and policies of Nasdaq to permit the Shares and other security issued by the Company or one of its Subsidiaries and listed on The Nasdaq Global Market to be de-listed and de-registered under the Exchange Act as soon as possible following the Effective Time.
5.9   Publicity.   The initial press release with respect to the Merger and the other Contemplated Transactions shall be a joint press release approved by both Parties and thereafter the Company and Parent shall consult with each other prior to issuing or making, and provide each other the reasonable opportunity to review and comment on, any press releases or other public announcements with respect to the Contemplated Transactions and any filings with any Governmental Entity (including any national securities exchange) with respect thereto, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, in each case, subject to Section 5.2(h) in respect of a Company Acquisition Proposal and subject to Section 5.3(h) in respect of a Parent Acquisition Proposal, (b) any press release or public statement that consists solely of information previously disclosed in all material respects in prior press releases issued or public statements made by a Party in compliance with this Section 5.9, (c) any internal announcements to employees regarding the Merger so long as such statements consist solely of information previously disclosed in all material respects in previous press releases issued or public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party), or (d) with respect to any Company Change in Recommendation or Parent Change in Recommendation, or with respect to any Company Superior Proposal or Parent Superior Proposal, made in accordance with this Agreement or, as applicable, Parent’s or the Company’s response thereto.
5.10   Expenses.   Except as otherwise provided in Sections 7.5 and 7.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expense.
5.11   Indemnification; Directors’ and Officers’ Insurance.
(a)   Parent shall cause all rights to exculpation, indemnification and advancement by the Company and its Subsidiaries existing in favor of each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time a director or officer of the Company or any of its Subsidiaries (each, an “Indemnified Person”) for their acts and omissions as directors and officers of the Company or any of its Subsidiaries occurring prior to the Effective Time, as provided in the Company’s or its applicable Subsidiary’s Organizational Documents (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said Indemnified Persons (as such agreements are in effect as of the date of this Agreement) to survive the Merger and be observed by the Surviving Company to the fullest extent permitted by Delaware law for a period of six years from the date on which the Merger becomes effective, which provisions governing such rights shall not be amended, repealed, abrogated or otherwise modified in any manner that would adversely affect any Indemnified Persons.
(b)   Notwithstanding anything to the contrary in this Agreement, the Company shall purchase prior to the Effective Time a tail policy or policies under the current directors’ and officers’ liability insurance policies maintained at such time by the Company (collectively, the “D&O Tail Policy”), which D&O Tail Policy (i) will be effective for a period from the Effective Time until the sixth anniversary of the Closing Date with respect to claims arising from acts, errors or omissions that existed or occurred prior to or at the Effective Time and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, that the total annual premium for such D&O Tail Policy shall not be in excess of three hundred percent (300%) of the annual premium most recently paid by the Company prior to the Effective Time (the “Maximum Premium”). Parent shall cause such D&O Tail Policy to be maintained in full force and effect for its full term, and cause all obligations thereunder to be honored by the Surviving Company. In the event any future annual premiums for the D&O Tail Policy exceed the Maximum Premium, the Surviving Company shall be entitled to reduce the amount of coverage of the D&O Tail Policy to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. In the event that a D&O Tail Policy is not reasonably available to the Company prior to the Effective Time, the Surviving Company shall maintain in effect the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form made available by the Company to Parent prior to the date of this Agreement until the sixth anniversary of the Closing Date; provided that the Surviving Company shall not be required to pay annual premiums for the Existing D&O Policy in excess of the Maximum Premium.
(c)   In the event Parent or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers all or substantially all of its properties and assets to any Person or (iii) engages in any similar transaction, then, and in each such case, Parent and any of its successors and assigns shall ensure that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 5.11.
(d)   The provisions of this Section 5.11 are intended to be in addition to the rights otherwise available to any Indemnified Person by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Persons, their heirs and their representatives.
5.12   Takeover Statute.   The Company and the Company Board and Parent and the Parent Board shall use their respective reasonable best efforts to (a) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the Contemplated Transactions and (b) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the Contemplated Transactions, take all action reasonably appropriate to ensure that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such statute or regulation on the Contemplated Transactions.
5.13   Control of Company’s or Parent’s Operations.   Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

5.14   Directors and Officers.   The Parties shall use reasonable best efforts and take all necessary action so that immediately after the Effective Time, (i) the Parent Board is comprised of seven members, with three such members designated by Parent, three such members designated by the Company and one such member designated by the Parent Series B-1 Preferred Stockholder (with the Person listed as chair of the Parent Board in Exhibit D hereto designated by the Company as the chair of the Parent Board), as modified from time to time in accordance with this Section 5.14, and (ii) the Persons listed in Exhibit D hereto under the heading “Officers” and such other persons as are mutually agreed by Parent and the Company are elected or appointed, as applicable, to such positions of officers of Parent as mutually agreed, to serve in such positions effective as of the Effective Time until such successors are duly appointed and qualified in accordance with applicable Law. The Persons listed in Exhibit D under the heading “Board Designees — Parent” shall be Parent’s designees pursuant to clause (i) of this Section 5.14 (which list may be changed by Parent at any time prior to the Closing by written notice to the Company to include different board designees who are either current members of the Parent Board or any other designee reasonably acceptable to the Company). The Persons listed in Exhibit D under the heading “Board Designees — Company” shall be the Company’s designees pursuant to clause (i) of this Section 5.14 (which list may be changed by the Company at any time prior to the Closing by written notice to Parent to include different board designees who are either current members of the Company Board or any other designee reasonably acceptable to Parent). Prior to the Effective Time, Parent and the Company (a) shall designate the class of the Parent Board to which such designee is to be appointed; provided that there shall be one designee of the Company and one designee of the Parent in each class and (b) shall mutually agree on the composition of the committees of the Parent Board, which shall become effective as of immediately after the Effective Time. At the Effective Time, the charter of each committee of the Parent Board shall be amended to affirmatively state that, unless specifically reflected otherwise in the Certificate of Incorporation, the bylaws of Parent or any other Organizational Document of Parent, all authority is vested in the full Parent Board.
5.15   Section 16(b).   The Company Board and the Parent Board (or, in each case, a duly authorized committee thereof) shall, prior to the Effective Time, take all such actions within its control as may be necessary or appropriate to cause the Contemplated Transactions and any other dispositions of equity securities of the Company and acquisitions of equity securities of Parent (including derivative securities) in connection with the Contemplated Transactions by each individual who is a director or executive officer of the Company or is or may become a director or executive officer of Parent in connection with the Contemplated Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.16   Approval by Sole Stockholder of Merger Sub.   Immediately (and in any event within 24 hours) following the execution and delivery of this Agreement by the Parties, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with Delaware Law, by written consent.
5.17   Stockholder Litigation.   Each Party shall notify the other Party, in writing and promptly after acquiring knowledge thereof, of any Legal Proceedings related to this Agreement, the Merger or the other Contemplated Transactions that is brought against or, to the Knowledge of the Company or Parent, threatened against, either Party, either Party’s Subsidiaries and/or any of their respective directors or officers (collectively, “Transaction Litigation”) and shall keep the other Party informed on a reasonably current basis with respect to the status thereof. Each Party shall control any Transaction Litigation brought against such Party or such Party’s Subsidiaries and/or any of their respective directors or officers. Each Party shall provide the other Party (a) the opportunity to participate in the defense of any such Transaction Litigation and (b) the right to review and comment in advance on all material filings or responses to be made by the Parties in connection with any such Transaction Litigation (and the Parties shall in good faith take such comments and other advice into consideration). The Parties agree to cooperate in the defense and settlement of any such Transaction Litigation, and neither Party shall settle any such Transaction Litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), except that such other Party will not be obligated to consent to any settlement that does not include a full release of the said Party and such Party’s Affiliates or that imposes an injunction or other equitable relief upon the said Party or any of its Affiliates. Without limiting in any way the Parties’ obligations under Section 5.6, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any Transaction Litigation contemplated by this Section 5.17. For purposes of this Section 5.17, with respect to a Party not controlling a Transaction Litigation, “participate”

means that such Party will be kept reasonably apprised by the Party controlling such Transaction Litigation of proposed strategy and other significant decisions with respect to such Transaction Litigation (to the extent that the attorney-client privilege between such controlling Party and its counsel is not undermined or otherwise adversely affected), and such non-controlling Party may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.
5.18   Tax Treatment.
(a)   Each of Parent and Merger Sub shall use its respective reasonable best efforts to, and cause each of their respective Subsidiaries to, cause the Merger to qualify for the Intended Tax Treatment. Neither Parent nor Merger Sub shall take any action (or fail to take any action, including failing to use its reasonable best efforts to proscribe any of its respective Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.
(b)   The Company shall use its reasonable best efforts to, and cause its Subsidiaries to, cause the Merger to qualify for the Intended Tax Treatment. The Company shall not take any action (or fail to take any action, including failing to use its reasonable best efforts to proscribe any of its Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.
(c)   Unless otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code or any analogous provision of applicable state, local or foreign Law, (i) each of the Parties shall report the Merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code in all Tax Returns, and (ii) none of the Parties shall take any Tax reporting position inconsistent with the characterization of the Contemplated Transactions as a “reorganization” under Section 368(a) of the Code. The Parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Parent, Merger Sub and the Company are parties under Section 368(b) of the Code.
(d)   If, in connection with the preparation and filing of the Joint Proxy Statement/Prospectus, the Registration Statement or any other filing required by applicable Law or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Merger and the Intended Tax Treatment be prepared and submitted (a “Tax Opinion”), (i) Parent and the Company shall each use their respective reasonable best efforts to deliver to Fenwick & West LLP, counsel to the Company, and to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Parent, customary Tax representation letters satisfactory to each such counsel, dated and executed as of such date(s) as determined to be reasonably necessary by each such counsel in connection with the preparation and filing of such Registration Statement or any other filing required by applicable Law, (ii) the Company shall use its reasonable best efforts to cause Fenwick & West LLP to furnish a Tax Opinion addressed to the Company, subject to customary assumptions and limitations, satisfactory to the SEC and (iii) Parent shall use its reasonable best efforts to cause Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. to furnish a Tax Opinion addressed to Parent, subject to customary assumptions and limitations, satisfactory to the SEC.
(e)   Notwithstanding anything to the contrary contained herein, Parent and the Company each shall pay 50% of all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Merger, and the portion paid for by Parent will be treated as a Transaction Expense of Parent hereunder. The party responsible under applicable Law shall file any necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, each of Parent, the Company and their respective Affiliates shall join in the execution of any such Tax Returns.
5.19   Termination of the Company’s 401(k) Plan.   Unless otherwise directed by Parent in writing at least five Business Days before the Effective Time, the Company shall take all necessary actions to terminate each Company Benefit Plan intended to be qualified under Section 401(a) of the Code (each, a “Company 401(k) Plan”), with such termination effective as of no later than the date immediately preceding the Closing Date. The Company shall provide Parent with a copy of any resolutions or other corporate action (the form and substance of which shall be subject to review and approval by Parent) evidencing that the Company

401(k) Plans will be terminated effective as of no later than the date immediately preceding the Closing Date, contingent upon the Effective Time, and will adopt any necessary amendments to the Company 401(k) Plans to effect such termination. Prior to and conditioned upon termination of the Company 401(k) Plans, the Company shall take any action necessary to fully vest any and all unvested amounts of the accounts of all participants in the Company 401(k) Plans that are impacted by such termination.
5.20   Company Resignations.   The Company shall obtain and deliver to Parent at or prior to the Effective Time (or, at the option of Parent, at a later date) the resignation of each officer and director of the Company and each of its Subsidiaries, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any employment agreement or Company Benefit Plan applicable to such individual’s status as an officer or director of the Company or a Subsidiary thereof).
5.21   Obligations of Merger Sub and Surviving Company.   Parent will take all action necessary to cause each of Merger Sub and the Surviving Company to perform their respective obligations under this Agreement before and after the Effective Time.
5.22   Employee Matters.   Parent shall provide each individual who is both employed by the Company as of the Closing Date and continues employment with Parent or one of its Subsidiaries after the Closing Date with (i) base compensation that is no less favorable than the base compensation provided to such individual immediately before the Effective Time and (ii) employee benefits (excluding equity and equity-based compensation) that are no less favorable, in the aggregate, than the employee benefits provided to such individual immediately before the Effective Time, in the case of clauses (i) and (ii) for a period commencing on the Closing Date and ending on December 31, 2024 (or, if earlier, until the termination of employment of such individual) and (iii) if the Closing occurs after April 1, 2024, target annual or short-term cash incentive opportunities for 2024 that are approved for such individuals by the compensation committee of the Company Board prior to the Effective Time, which shall not exceed the amounts set forth on Section 5.22 of the Company Disclosure Schedules. Parent shall honor and pay 2023 incentive compensation bonuses as determined by the compensation committee of the Company Board prior to the Effective Time based on past practice and not to exceed the amounts set forth in Section 5.22 of the Company Disclosure Schedules, unless such bonuses have been paid prior to the Closing; provided, that nothing in this Agreement shall require Parent or any of its Subsidiaries to continue to employ any such individual.
ARTICLE VI
CONDITIONS
6.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
(a)   Stockholder Approvals.   (i) The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company’s Organizational Documents and (ii) the Parent Stockholder Approval shall have been obtained in accordance with applicable Law and Parent’s Organizational Documents.
(b)   Legal Restraint.   No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect that prevents, restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger.
(c)   Registration Statement.   The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Legal Proceedings for that purpose shall have been initiated or threatened.
(d)   Nasdaq Listing.   The existing shares of Parent Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date, and the shares of Parent Common Stock issuable in connection with the Merger shall have been approved for listing on the NASDAQ Stock Market, subject to official notice of issuance.

(e)   Competition Clearances.   The waiting period (and any extension thereof) applicable to the Merger or any of the Contemplated Transactions under the HSR Act and any other applicable Antitrust Laws shall have expired or been terminated.
6.2   Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:
(a)   Representations and Warranties.   (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Sections 3.1 (Organizational Documents), 3.2(a) (Due Organization), 3.2(c) (Subsidiaries), 3.3 (Capitalization), 3.4 (Authority; Binding Nature of Agreement; Required Vote), 3.5(c) (Takeover Laws), 3.7 (clause (ii) only) (Absence of Changes), 3.23 (Brokers and Finders) and 3.24 (first sentence only) (Opinion of Financial Advisor)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not have a Company Material Adverse Effect (disregarding for purposes of this Section 6.2(a) clause (ii) of the definition thereof); (ii) the representations and warranties of the Company contained in Sections 3.1 (Organizational Documents), 3.2(a) (Due Organization), 3.2(c) (Subsidiaries), 3.3 (Capitalization) (other than the first sentence of each of Sections 3.3(a) and 3.3(e) and the first and second sentences of Section 3.3(d)), 3.4 (Authority; Binding Nature of Agreement; Required Vote), 3.5(c) (Takeover Laws), 3.23 (Brokers and Finders) and 3.24 (first sentence only) (Opinion of Financial Advisor) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (iii) the representations and warranties of the Company contained in the first sentence of each of Sections 3.3(a) and 3.3(e) and the first and second sentences of Section 3.3(d) (Capitalization) shall be true and correct in all respects, except for de minimis inaccuracies at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (iv) the representations and warranties of the Company contained in clause (ii) of Section 3.7 (Absence of Changes) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time.
(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)   No Company Material Adverse Effect.   After the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.
(d)   Company Certificate.   Parent shall have received at the Closing (i) a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Sections 6.2(a), (b) and (c) have been satisfied and (ii) a complete and duly executed certificate of the Company satisfying the requirements of Treasury Regulation section 1.1445-2(e)(3).
6.3   Conditions to Obligation of Company.   The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:
(a)   Representations and Warranties.   (i) The representations and warranties of Parent contained in this Agreement (except for the representations and warranties contained in Sections 4.1 (Organizational Documents), 4.2(a) (Due Organization), 4.2(c) (Subsidiaries), 4.3 (Capitalization), 4.4 (Authority; Binding Nature of Agreement; Required Vote), 4.5(c) (Takeover Laws), 4.7 (clause (ii) only) (Absence of Changes), 4.23 (Brokers and Finders) and 4.24 (first sentence only) (Opinion of Financial Advisor)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material

Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not have a Parent Material Adverse Effect (disregarding for purposes of this Section 6.3(a) clause (ii) of the definition thereof); (ii) the representations and warranties of Parent contained in Sections 4.1 (Organizational Documents), 4.2(a) (Due Organization), 4.2(c) (Subsidiaries), 4.3 (Capitalization) (other than the first sentence of each of Sections 4.3(a) and 4.3(e) and the first and second sentences of Section 4.3(d)), 4.4 (Authority; Binding Nature of Agreement; Required Vote), 4.5(c) (Takeover Laws), 4.23 (Brokers and Finders) and 4.24 (first sentence only) (Opinion of Financial Advisor) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (iii) the representations and warranties of Parent contained in the first sentence of each of Sections 4.3(a) and 4.3(e) and the first and second sentences of Section 4.3(d) (Capitalization) shall be true and correct in all respects, except for de minimis inaccuracies at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (iv) the representations and warranties of Parent contained in clause (ii) of Section 4.7 (Absence of Changes) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time.
(b)   Performance of Obligations of Parent and Merger Sub.   Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)   No Parent Material Adverse Effect.   After the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.
(d)   Parent Charter Amendment.   Parent shall have effected the Parent Charter Amendment and delivered to the Company a file-stamped copy of the amendment to Parent’s certificate of incorporation effecting the Parent Charter Amendment.
(e)   Parent Certificate.   The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in Sections 6.3(a), (b) and (c) have been satisfied.
6.4   Frustration of Conditions.   None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.
ARTICLE VII
TERMINATION
7.1   Termination by Mutual Consent.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after satisfaction of the condition referred to in Section 6.1(a), by mutual written consent of the Company and Parent.
7.2   Termination by Either Parent or Company.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:
(a)   the Merger shall not have been consummated by 11:59 p.m. (Eastern Standard time) on May 1, 2024, (the “Termination Date”); provided that if on the Termination Date any of the conditions set forth in Section 6.1(e) are not satisfied, either Parent or the Company may, upon written notice to the other Party, extent the Termination Date on one or more occasions, for additional periods of up to 30 days per extension or such longer period as may be agreed by Parent or the Company (and in the case of any such extension, any reference to the Termination Date in this Agreement shall be a reference to the Termination Date as so extended); provided, however, that in no event shall either Parent or the Company be permitted to extent the Termination Date beyond October 4, 2024; provided, further, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any Party if its material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date;
(b)   the Company Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, in each case at which a vote upon the adoption of this Agreement was taken; provided, however, that the right to terminate this Agreement under this Section 7.2(b) shall not be available to the Company if its material breach of any provision of this Agreement has been the cause of, or resulted in, the failure to obtain the Company Stockholder Approval;
(c)   the Parent Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, in each case at which a vote upon the Parent Charter Amendment was taken; provided, however, that the right to terminate this Agreement under this Section 7.2(c) shall not be available to Parent if its material breach of any provision of this Agreement has been the cause of, or resulted in, the failure to obtain the Parent Stockholder Approval; or
(d)   if the condition set forth in Section 6.1(b) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating Party shall have complied with its obligations pursuant to Section 5.6.
7.3   Termination by Company.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company if:
(a)   at any time prior to the Parent Stockholder Approval having been obtained, (i) a Parent Change in Recommendation shall have occurred, (ii) the Parent Board shall have failed to publicly reaffirm its recommendation to approve the Parent Board Recommendation within 10 Business Days after the Company so requests in writing (provided that the Company shall be limited to one such request with respect to any Parent Acquisition Proposal unless such Parent Acquisition Proposal has been modified, and then one such request with respect to any such modification) following the public disclosure of any Parent Acquisition Proposal with any Person other than the Company (or if the Parent Stockholders Meeting is scheduled to be held within 10 Business Days of the written request of the Company, promptly and in any event prior to the date on which the Parent Stockholders Meeting is scheduled to be held), (iii) the Parent Board shall have failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Parent Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by Parent’s stockholders) within 10 Business Days of the commencement of such tender offer or exchange offer or (iv) Parent shall have intentionally and materially breached its obligations set forth in Section 5.3; provided that the Company’s right to terminate this Agreement pursuant to this Section 7.3(a) shall expire upon receipt of the Parent Stockholder Approval;
(b)   at any time prior to the Company Stockholder Approval having been obtained, in order to accept a Company Superior Proposal and, substantially concurrent with such termination, to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Company Superior Proposal (a “Company Specified Agreement”), provided that the Company has complied in all material respects with the requirements of Section 5.2 with respect to such Company Superior Proposal and pays the Company Termination Fee as provided in Section 7.5(a); or
(c)   at any time prior to the Effective Time, whether before or after satisfaction of the condition referred to in Section 6.1(a) is obtained, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 days following notice to Parent from the Company of such breach or failure and (ii) the date that is one Business Day prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.3(c) if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

7.4   Termination by Parent.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:
(a)   at any time prior to the Company Stockholder Approval having been obtained, (i) a Company Change in Recommendation shall have occurred, (ii) the Company Board shall have failed to publicly reaffirm its recommendation to approve the Company Board Recommendation within 10 Business Days after Parent so requests in writing (provided that Parent shall be limited to one such request with respect to any Company Acquisition Proposal unless such Company Acquisition Proposal has been modified, and then one such request with respect to any such modification) following the public disclosure of any Company Acquisition Proposal with any Person other than Parent (or if the Company Stockholders Meeting is scheduled to be held within 10 Business Days of the written request of Parent, promptly and in any event prior to the date on which the Company Stockholders Meeting is scheduled to be held), (iii) the Company Board shall have failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Company Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders) within 10 Business Days of the commencement of such tender offer or exchange offer or (iv) the Company shall have intentionally and materially breached its obligations set forth in Section 5.2; provided that Parent’s right to terminate this Agreement pursuant to this Section 7.4(a) shall expire upon receipt of the Company Stockholder Approval;
(b)   at any time prior to the Parent Stockholder Approval having been obtained, in order to accept a Parent Superior Proposal and, substantially concurrent with such termination, to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Parent Superior Proposal (a “Parent Specified Agreement”), provided that Parent has complied in all material respects with the requirements of Section 5.3 with respect to such Parent Superior Proposal and pays the Parent Termination Fee as provided in Section 7.6(a); or
(c)   at any time prior to the Effective Time, whether before or after satisfaction of the condition referred to in Section 6.1(a) is obtained, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 days following notice to the Company from Parent of such breach or failure and (ii) the date that is one Business Day prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.4(c) if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement.
7.5   Company Termination Fee and Expense Reimbursement.
(a)   In the event that (i) (A) after the date of this Agreement, a Company Acquisition Proposal shall have been made to the Company and such Company Acquisition Proposal becomes publicly known prior to the Company Stockholders’ Meeting and, in either case, such Company Acquisition Proposal shall not have been withdrawn at the time of the Company Stockholders Meeting, or a third party has publicly announced an intention to make a Company Acquisition Proposal and such intention shall not have been withdrawn at the time of the Company Stockholders Meeting, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.2(a) or Section 7.2(b), or by Parent pursuant to Section 7.4(c), and (C) within 12 months after such termination, the Company enters into a Company Alternative Acquisition Agreement with respect to a Company Acquisition Proposal or consummates a Company Acquisition Proposal (solely for purposes of this Section 7.5(a)(i), the references to “15%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”); (ii) this Agreement is terminated by Parent pursuant to Section 7.4(a) or (iii) this Agreement is terminated by the Company pursuant to Section 7.3(b); then the Company shall, prior to or simultaneously with such termination in the case of clause (iii) and execution of the Company Specified Agreement (or if the Company Specified Agreement is executed on a day that is not a Business Day, the next Business Day), within two Business Days after such termination in the case of clause (ii) or within one Business Day after the consummation of a Company Acquisition Proposal, in the case of clause (i), pay (or cause to be paid) to Parent the Company Termination Fee by wire transfer of same day funds (provided that if either the Company or Parent terminates this Agreement pursuant to Section 7.2(a) or Section 7.2(b) at any time after Parent would have been permitted to terminate this Agreement pursuant to Section 7.4(a) or Section 7.4(b), this Agreement shall be deemed terminated pursuant to Section 7.4(a) or Section 7.4(b), as applicable, for purposes of this Section 7.5(a) and Section 7.6(a)); provided, further, that if this Agreement was validly terminated pursuant to Section 7.2(b) or Section 7.4(c), the Company Termination Fee shall be reduced by an amount equal to the Parent Fee Reimbursement actually paid to Parent pursuant to Section 7.5(b). In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
(b)   If this Agreement is terminated by the Company or Parent pursuant to Section 7.2(b) or by Parent pursuant to Section 7.4(c), the Company shall reimburse Parent for all reasonable out of pocket fees and expenses incurred by Parent in connection with this Agreement and the Contemplated Transactions, up to a maximum of $2,000,000 (the “Parent Fee Reimbursement”), by wire transfer of same day funds within five Business Days following the date on which Parent submits to the Company true and correct copies of reasonable documentation supporting such expenses.
7.6   Parent Termination Fee and Expense Reimbursement.
(a)   In the event that (i) (A) after the date of this Agreement, a Parent Acquisition Proposal shall have been made to Parent and such Parent Acquisition Proposal becomes publicly known prior to the Parent Stockholders’ Meeting and, in either case, such Parent Acquisition Proposal shall not have been withdrawn at the time of the Parent Stockholders Meeting, or a third party has publicly announced an intention to make a Parent Acquisition Proposal and such intention shall not have been withdrawn at the time of the Parent Stockholders Meeting, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.2(a) or Section 7.2(c), or by the Company pursuant to Section 7.3(c), and (C) within 12 months after such termination, Parent enters into a Parent Alternative Acquisition Agreement with respect to a Parent Acquisition Proposal or consummates a Parent Acquisition Proposal (solely for purposes of this Section 7.6(a)(i), the references to “15%” in the definition of Parent Acquisition Proposal shall be deemed to be references to “50%”); (ii) this Agreement is terminated by the Company pursuant to Section 7.3(a) or (iii) this Agreement is terminated by Parent pursuant to Section 7.4(b); then Parent shall, prior to or simultaneously with such termination in the case of clause (iii) and execution of the Parent Specified Agreement (or if the Parent Specified Agreement is executed on a day that is not a Business Day, the next Business Day), within two Business Days after such termination in the case of clause (ii) or within one Business Day after the consummation of an Parent Acquisition Proposal, in the case of clause (i), pay (or cause to be paid) to the Company the Parent Termination Fee by wire transfer of same day funds (provided that if either the Company or Parent terminates this Agreement pursuant to Section 7.2(a) or Section 7.2(c) at any time after the Company would have been permitted to terminate this Agreement pursuant to Section 7.3(a) or Section 7.3(b), this Agreement shall be deemed terminated pursuant to Section 7.3(a) or Section 7.3(b), as applicable, for purposes of Section 7.5(a) and this Section 7.6(a)); provided, further, that if this Agreement was validly terminated pursuant to Section 7.2(c) or Section 7.3(b), the Parent Termination Fee shall be reduced by an amount equal to the Company Fee Reimbursement actually paid to the Company pursuant to Section 7.6(b). In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.
(b)   If this Agreement is terminated by the Company or Parent pursuant to Section 7.2(c) or by the Company pursuant to Section 7.3(c), Parent shall reimburse the Company for all reasonable out of pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $2,000,000 (the “Company Fee Reimbursement”), by wire transfer of same day funds within five Business Days following the date on which the Company submits to Parent true and correct copies of reasonable documentation supporting such expenses.
7.7   Notice of Termination.   The Party desiring to terminate this Agreement pursuant to Section 7.1, Section 7.2, Section 7.3 or Section 7.4 shall give written notice of such termination to the other Parties in accordance with Section 8.7, specifying the provision of this Agreement pursuant to which such termination is effected.

7.8   Effect of Termination and Abandonment.   In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than as set forth in this Section 7.8 and in Section 8.1) shall become void and of no effect with no liability on the part of any Party (or of any of its respective Representatives); provided that no such termination shall relieve any Party (a) from any liability for Fraud or Willful Breach of this Agreement prior to such termination and (b) from any obligation to pay, if applicable, the Company Termination Fee pursuant to Section 7.5 or the Parent Termination Fee pursuant to Section 7.6, as applicable. For purposes of this Agreement, the term “Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.
7.9   Remedies.
(a)   Each Party acknowledges that the agreements contained in Sections 7.5 and 7.6 are an integral part of the Contemplated Transactions, and that, without these agreements, no Party would have entered into this Agreement; accordingly, if the Company fails to pay promptly the Company Termination Fee pursuant to Section 7.5 or Parent fails to pay promptly the Parent Termination Fee pursuant to Section 7.6 (each, a “Termination Fee”), and, in order to obtain such Termination Fee, the Party entitled to receive such Termination Fee (the “Recipient”) commences a suit which results in a judgment against the Party obligated to pay such Termination Fee (the “Payor”), the Payor shall pay to the Recipient its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such Termination Fee at the prime rate in effect on the date such Termination Fee was required to be paid through the date of full payment thereof.
(b)   The Parties agree that the monetary remedies set forth in this Article VII and the specific performance remedies set forth in Section 8.13 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent, Merger Sub and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of Fraud or a Willful Breach of this Agreement (in which case only Parent shall be liable for damages for such Fraud or Willful Breach), and upon payment of such amount, none of Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions, except for the liability of Parent in the case of Fraud or a Willful Breach of this Agreement; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Contemplated Transactions to be consummated except in the case of Fraud or a Willful Breach of this Agreement (in which case only the Company shall be liable for damages for such Fraud or Willful Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions, except for the liability of the Company in the case of Fraud or a Willful Breach of this Agreement.
ARTICLE VIII
MISCELLANEOUS AND GENERAL
8.1   Survival.   This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Section 5.10, Section 5.11 and Section 5.18 shall survive the consummation of the Merger. This Article VIII (other than Section 8.2, Section 8.3 and Section 8.4) and the agreements of the Company, Parent and Merger Sub contained in Section 5.10, Section 7.5, Section 7.6, Section 7.8, Section 7.9 and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

8.2   Amendment.   This Agreement may be amended with the approval of the Company, Merger Sub and Parent at any time (whether before or after obtaining the Company Stockholder Approval or before or after obtaining the Parent Stockholder Approval); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent.
8.3   Assignability.   This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.
8.4   Waiver.
(a)   No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)   No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
8.5   Entire Agreement; Counterparts; Exchanges by Electronic Transmission.   This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
8.6   Governing Law and Venue; Waiver of Jury Trial.   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware located in New Castle County or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8.6; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.7 of this Agreement. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH,

OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.
8.7   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (if no automated notice of delivery failure is received by the sender) prior to 5:00 p.m. New York time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:
if to Parent or Merger Sub:
Standard BioTools Inc.
2 Tower Place, Suite 2000
South San Francisco, CA 94080
Attn: Michael Egholm, Ph.D.
Email:
with copies to (which shall not constitute notice):
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attn: Matthew J. Gardella; Matthew W. Tikonoff
Email: MGardella@mintz.com; MWTikonoff@mintz.com
if to the Company:
SomaLogic, Inc.
2945 Wilderness Place
Boulder, CO 80301
Attn: General Counsel
Email:
with copies to (which shall not constitute notice):
Fenwick & West LLP
902 Broadway, 18th Floor
New York, NY 10010
Attn: Ethan A. Skerry; David Michaels
Email: ESkerry@fenwick.com; DMichaels@fenwick.com
or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.
8.8   No Third Party Beneficiaries.   This Agreement is not intended to, and does not, confer upon any Person other than Parties any rights or remedies hereunder, other than (a) the Indemnified Persons as provided in Section 5.11, (b) the right of the Company’s stockholders to receive the Merger Consideration after the Closing and (c) the rights of the Company’s other equityholders pursuant to Section 2.3.
8.9   Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.
8.10   No Other Representations and Warranties.
(a)   Except for the representations and warranties of the Company contained in Article III, Parent and Merger Sub acknowledge that neither the Company nor any of its Subsidiaries is making and has not made, and no other Person is making or has made on behalf of the Company or any of its Subsidiaries, any express or implied representation or warranty in connection with this Agreement or the Contemplated Transactions. Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III, including the Company Disclosure Schedule. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries in connection with the Contemplated Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company and its Subsidiaries.
(b)   Except for the representations and warranties of Parent and Merger Sub contained in Article IV, the Company acknowledges that neither Parent nor Merger Sub is making or has made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the Contemplated Transactions. The Company is not relying and it has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV, including the Parent Disclosure Schedule. Such representations and warranties by Parent and Merger Sub constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with the Contemplated Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent.
8.11   Construction.
(a)   References to “cash,” “dollars” or “$” are to U.S. dollars.
(b)   For purposes of this Agreement, whenever the context requires: the singular shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(c)   The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(d)   As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(e)   The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.
(f)   References herein to a Person are also to such Person’s successors and permitted assigns.
(g)   Unless otherwise specifically provided for herein, the term “or” will not be deemed to be exclusive.

(h)   Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively. Any capitalized terms used in any Exhibits or Schedules but not otherwise defined therein have the meanings ascribed to such terms as in this Agreement.
(i)   Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.
(j)   The headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
(k)   The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
(l)   The phrase “made available” means, with respect to any documentation, that (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party prior to 11:59 p.m. (New York time) on the date that is one calendar day prior to the date of this Agreement, (ii) a copy of such material has been delivered directly to the other Party’s counsel or (iii) such material is disclosed in the Company SEC Documents or the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.
(m)   Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day, which is a regular Business Day.
8.12   Certain Definitions:   For the purposes of this Agreement:
(a)   An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.
(b)   “Anti-Bribery Laws” means the FCPA, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.
(c)   “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any competition, antitrust, merger control or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.
(d)   “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by Law to be closed.
(e)   “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and any similar or successor legislation in effect as of the Effective Time, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, as well as any applicable guidance (including IRS Notice 2020-65, 2020-38 IRB) issued thereunder or relating thereto.

(f)   “CLIA” means the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. §§ 263a et seq.), as amended.
(g)   “CMS” means the Centers for Medicare & Medicaid Services.
(h)   “Company Affiliate” means any Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.
(i)   “Company Associate” means any current or former officer, employee, independent contractor, consultant or director, of or to the Company or any of its Subsidiaries or any controlled Company Affiliate.
(j)   “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, stock option, stock purchase, stock ownership, restricted stock, incentive, equity or equity-based, phantom equity, profits interest, employment, consulting, severance, change-of-control, retention, health, medical, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, director, officer, consultant or independent contractor of the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any actual or contingent liability (including as to the result of it being treated as a single employer under Section 414 of the Code with any other Person).
(k)   “Company Capital Stock” means Company Common Stock, together with Company Preferred Stock.
(l)   “Company Contract” means any Contract: (i) to which the Company or any of its Subsidiaries is a party; (ii) by which the Company or any of its Subsidiaries or any Company IP or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (iii) under which the Company or any of its Subsidiaries has or may acquire any right or interest.
(m)   “Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.
(n)   “Company ESPP” means the Company 2021 Employee Stock Purchase Plan, as amended.
(o)   “Company IP” means Company Owned IP and Company Licensed IP.
(p)   “Company Licensed IP” means all Intellectual Property Rights that are exclusively licensed, or purported to be exclusively licensed, by any third party to the Company or any of its Subsidiaries.
(q)   “Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (1) materially adversely affects or would reasonably be expected to materially adversely affect the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) would reasonably be expected to prevent the consummation of the Contemplated Transactions by the Company, excluding, in the case of clause (1), any Effect to the extent that, either alone or in combination, it results from or arises out of (i) general business or economic conditions generally affecting the industry in which the Company and its Subsidiaries operate, (ii) political conditions, acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes, tsunamis, folds, mudslides, weather conditions, other natural disasters, man-made disasters, health and other emergencies, calamities, epidemics, pandemics (including COVID-19 and any evolutions or mutations thereof), disease outbreaks, other acts of God or force majeure events, (iii) changes in financial, banking or securities markets, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (iv) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (v) any change in the stock price or trading volume of Company Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Company Common Stock may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (vi) the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company (it being understood, however, that any Effect causing or contributing to the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (vii) the execution or announcement of this Agreement or the pendency of the Contemplated Transactions, including (A) the identity of Parent, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the Contemplated Transactions and (C) any other negative development (or potential negative development) in the relationships of the Company or any of its Subsidiaries with business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the Contemplated Transactions, (viii) any actions taken or failure to take action, in each case, to which the Company has provided its prior written consent; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement, (ix) any fees or expenses incurred in connection with the Contemplated Transactions, or (x) any Legal Proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, Merger Sub, Parent or any of their directors or officers, including Legal Proceedings arising out of the Merger or in connection with any other Contemplated Transactions; except, in each case, with respect to clauses (i) through (iv), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.
(r)   “Company Non-Plan Grants” means any grants of Company Options or Company RSUs made outside of the Company 2017 Equity Incentive Plan, the Company 2021 Omnibus Stock Incentive Plan, the Company 2009 Equity Incentive Plan.
(s)   “Company Option” means any option to purchase Shares (whether granted under any Company Stock Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted), but excluding the options granted pursuant to the Company ESPP.
(t)   “Company Owned IP” means all Intellectual Property Rights that are owned, or purported to be owned, by the Company or any of its Subsidiaries.
(u)   “Company Product” means all products and services currently marketed for sale or sold by the Company or any of its Subsidiaries, all products and services under development for sale by the Company or any of its Subsidiaries, and all modified, updated and/or next generation versions or derivatives of the foregoing.
(v)   “Company RSU” means any Company restricted stock unit (whether granted under the Company Stock Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).
(w)   “Company Termination Fee” means $17,176,173.
(x)   “Company Warrant” means any warrant to purchase Shares that is outstanding and unexercised immediately prior to the Effective Time, including those listed on Section 3.3(a) of the Company Disclosure Schedule.

(y)   “Confidentiality Agreement” means the confidentiality agreement entered into between the Company and Parent dated June 16, 2023.
(z)   “Consent” means consent, approval, ratification, permission, authorization, clearance, waiver, permit or order.
(aa)   “Contemplated Transactions” means the Merger, the Parent Share Issuance and the other transactions and actions contemplated by this Agreement.
(bb)   “Contract” means any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, understanding, arrangement or undertaking of any nature.
(cc)   “Data Protection Regulation” means all Laws, and all binding regulatory guidance and standards issued by Governmental Entities, concerning the privacy, protection and/or security of Personal Data.
(dd)   “Effect” means any effect, change, event or development.
(ee)   “Environmental Laws” means any Law concerning or relating to environmental matters, Hazardous Materials, pollution or protection of the environment or natural resources, or protection of human health and safety as related to exposure to Hazardous Materials.
(ff)   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(gg)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(hh)   “Exchange Ratio” means 1.11.
(ii)   “Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
(jj)   “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
(kk)   “FDA” means the U.S. Food and Drug Administration.
(ll)   “FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended.
(mm)   “Fraud” means, with respect to a Party, an actual and intentional misrepresentation, deceit or concealment of fact made by such Party with respect to the making of the representations and warranties of such Party as expressly set forth in Article III or Article IV, as applicable, of this Agreement, with the intent to induce the other Party to rely on such misrepresentation, deceit or concealment of fact and act or fail to act to such other Party’s detriment, on which such other Party justifiably relies and subsequently justifiably acts or fails to act in a manner that results in actual material losses to such other Party; provided, that, for the avoidance of doubt, actual and intentional misrepresentation, deceit or concealment of fact of a Party excludes any misrepresentation, deceit or concealment of fact made negligently or recklessly.
(nn)   “GAAP” means United States generally accepted accounting principles.
(oo)   “GDPR” means the EU General Data Protection Regulation 2016/679 including the UK implementation of this Regulation under section 3 of the UK European Union (Withdrawal) Act 2018.
(pp)   “Governmental Authorization” means any: (i) permit, license, certificate, franchise, permission, variance, exception, exemption, approval, order, clearance, registration, qualification, accreditation, or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law; or (ii) right under any Contract with any Governmental Entity.
(qq)   “Governmental Entity” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal,

foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (iv) self-regulatory organization (including FINRA, Nasdaq and Payment Card Industry Security Standards Council) and independent third-party accrediting body (including the College of American Pathologists (“CAP”) and entities responsible for certifying a company’s adherence to various International Organization for Standardization (“ISO”) standards).
(rr)   “Harmful Code” means Trojan horses, worms, viruses, back doors or any other codes designed or intended to interfere, damage, corrupt, surreptitiously intercept or expropriate any system or data, or cause unauthorized access to, or disruption, impairment, disablement or destruction of, software or data.
(ss)   “Hazardous Materials” means any substance, material or waste that is listed, defined or otherwise characterized as “hazardous”, “toxic”, “radioactive,” a “biohazard” or a “pollutant”, or “contaminant” or terms of similar meaning or effect under any Environmental Law, including petroleum or its by-products, asbestos, polychlorinated biphenyls, perchlorate and per-and polyfluoroalkyl substances.
(tt)   “Health Care Laws” means Laws, rules, policies, guidelines and regulations applicable to the business, products, and/or services of the Company or Parent, as applicable, including, but not limited to, (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395 et seq. (the Medicare statute), (ii) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396 et seq (the Medicaid statute), (iii) the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), (iv) the civil False Claims Act, 31 U.S.C. §§ 3729 et seq., (v) the criminal False Claims Act 42 U.S.C. § 1320a-7b(a), (vi) the criminal laws relating to health care fraud and abuse, including 18 U.S.C. §§ 286 and 287 and the health care fraud criminal provisions under HIPAA (as defined herein), (vii) the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, (viii) the Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h, (ix) the exclusion law, 42 U.S.C. § 1320a-7, (x) the Health Information Portability and Accountability Act, as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 17921 et seq., including all implementing regulations (collectively, “HIPAA”), (xi) the FDCA, (xii) the Public Health Service Act, 42 U.S.C. §§ 201 et seq., (xiii) Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. §§ 263a et seq., xiv) the regulations promulgated pursuant to such laws, and (xvii) any similar federal, state, local and foreign laws and regulations of any Governmental Entity, including the regulatory agencies, applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, storage, import, export or disposal of any of the products or services of the Company or Parent, as applicable.
(uu)   “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
(vv)   “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, including related prepayment fees, final fees or other similar fees, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any debt of any other Person (other than any guarantee by a Party with respect to debt of such Party or any wholly owned Subsidiary of such Party), (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (vii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person, (viii) obligations in respect of banker’s acceptances or (ix) obligations representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness will be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
(ww)   “Intellectual Property Rights” means all rights, title and interest in intellectual property, whether protected, created or arising under the Law of the United States or any other jurisdiction, including: (i) all patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, and extensions and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor)) (collectively, “Patents”), (ii) all domestic and foreign copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression to the extent protectable by applicable copyright Law, including literary works, all forms and types of computer software, pictorial and graphic works that are so protectable (collectively, “Copyrights”), (iii) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and other general intangibles of a like nature to the extent protectable by applicable trademark law, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”), (iv) all Internet domain names, (v) all trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data, in each case, which are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such non-availability (collectively, “Trade Secrets”) and (vi) all other intellectual property rights throughout the world, along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.
(xx)   “IT Systems” means computers, software, firmware, middleware, servers, networks, workstations, routers, hubs, switches, data communications lines, and all other information technology and related assets and equipment.
(yy)   “Judgment” means any judgment, order, injunction, ruling, writ award or decree of any Governmental Entity.
(zz)   “Knowledge” of any Person means, in the case of Parent, the actual knowledge of any of the Persons set forth on Section 8.12(yy) of the Parent Disclosure Schedule after reasonable inquiry of such Person’s direct reports who would reasonably be expected to have information with respect to the subject matter thereof and, in the case of the Company, the actual knowledge of any of the Persons set forth on Section 8.12(yy) of the Company Disclosure Schedule after reasonable inquiry of such Person’s direct reports who would reasonably be expected to have information with respect to the subject matter thereof.
(aaa)   “Law” means any federal, state, local, county, regional, foreign or transnational law, statute, regulation, code, ordinance, common law, ruling, writ, award, zoning law, building code or decree of any Governmental Entity.
(bbb)   “LDT” means laboratory-developed test.
(ccc)   “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Entity or any arbitrator or arbitration panel, except for examinations or administrative actions, hearings or proceedings by or before a Governmental Entity (e.g., appeals initiated by the applicant or patentee before the U.S. Patent Trial and Appeal Board) conducted either in the ordinary course of prosecution of Intellectual Property Rights.
(ddd)   “Liens” means pledges, liens, charges, mortgages, deeds of trust, encumbrances and security interests of any kind or nature whatsoever.
(eee)   “Nasdaq” means the National Association of Securities Dealers Automatic Quotation System.
(fff)   “Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its and its Subsidiaries’ normal operations and consistent in all material respects with its and its Subsidiaries’ past practices.
(ggg)   “Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all bylaws and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
(hhh)   “Palamedrix Merger Agreement” means that certain Agreement and Plan of Merger, dated as of July 25, 2022, by and among the Company, Panther Merger Subsidiary I, LLC, Panther Merger Subsidiary II, LLC, Palamedrix, Inc., and Shareholder Representative Services LLC, as amended or supplemented.
(iii)   “Parent Affiliate” means any Person under common control with Parent or any of its Subsidiaries within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.
(jjj)   “Parent Associate” means any current or former officer, employee, independent contractor, consultant or director, of or to Parent or any of its Subsidiaries or any controlled Parent Affiliate.
(kkk)   “Parent Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, stock option, stock purchase, stock ownership, restricted stock, incentive, equity or equity-based, phantom equity, profits interest, employment consulting, severance, change-of-control, retention, health, medical, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, sponsored, maintained, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employee, director, officer, consultant or independent contractor of Parent or any of its Subsidiaries or under which Parent or any of its Subsidiaries has any actual or contingent liability (including as to the result of it being treated as a single employer under Section 414 of the Code with any other Person).
(lll)   “Parent Contract” means any Contract: (i) to which Parent or any of its Subsidiaries is a party; (ii) by which Parent or any of its Subsidiaries or any Parent IP or any other asset of Parent or its Subsidiaries is or may become bound or under which Parent or any of its Subsidiaries has, or may become subject to, any obligation; or (iii) under which Parent or any of its Subsidiaries has or may acquire any right or interest.
(mmm)   “Parent Equity Award” means Parent Options and Parent RSUs.
(nnn)   “Parent 2011 Equity Incentive Plan Amendment” means an amendment to the Parent 2011 Equity Incentive Plan to increase the total number of shares of Parent Common Stock authorized for issuance thereunder by up to the number shares of Parent Common Stock set forth on Section 8.12(nnn) of the Parent Disclosure Schedule with the number of such shares (up to the limit) to be determined by the Parent Board in its sole discretion, following consultation with the Company.

(ooo)   “Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Parent or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.
(ppp)   “Parent ESPP” means the Parent 2017 Employee Stock Purchase Plan, as amended.
(qqq)   “Parent Inducement Grant” means any option to purchase capital stock of Parent or any restricted stock unit made in the form of inducement awards pursuant to NASDAQ Stock Market Rule 5635(c)(4) outside of the Parent Stock Plans and not approved by security holders of Parent.
(rrr)   “Parent IP” means Parent Owned IP and Parent Licensed IP.
(sss)   “Parent Licensed IP” means all Intellectual Property Rights that are exclusively licensed, or purported to be exclusively licensed, by any third party to Parent or any of its Subsidiaries.
(ttt)   “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (1) materially adversely affects or would reasonably be expected to materially adversely affect the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (2) would reasonably be expected to prevent the consummation of the Contemplated Transactions by Parent, excluding, in the case of clause (1), any Effect to the extent that, either alone or in combination, it results from or arises out of (i) general business or economic conditions generally affecting the industry in which Parent and its Subsidiaries operate, (ii) political conditions, acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes, tsunamis, folds, mudslides, weather conditions, other natural disasters, man-made disasters, health and other emergencies, calamities, epidemics, pandemics (including COVID-19 and any evolutions or mutations thereof), disease outbreaks, other acts of God or force majeure events, (iii) changes in financial, banking or securities markets, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (iv) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (v) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (vi) the failure of Parent to meet internal or analysts’ expectations or projections or the results of operations of Parent (it being understood, however, that any Effect causing or contributing to the failure of Parent to meet internal or analysts’ expectations or projections or the results of operations of Parent may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (vii) the execution or announcement of this Agreement or the pendency of the Contemplated Transactions, including (A) the identity of the Company, (B) the loss or departure of officers or other employees of Parent or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the Contemplated Transactions and (C) any other negative development (or potential negative development) in the relationships of Parent or any of its Subsidiaries with business partners, whether as a direct or indirect result of the loss or departure of officers or employees of Parent or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the Contemplated Transactions, (viii) any actions taken or failure to take action, in each case, to which Parent has provided its prior written consent; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement, (ix) any fees or expenses incurred in connection with the Contemplated Transactions, or (x) any Legal Proceedings made or brought by any of the current or former stockholders of Parent (on their own behalf or on behalf of Parent) against Parent, Merger Sub, the Company or any of their directors or officers, including Legal Proceedings arising out of the Merger or in connection with any other Contemplated Transactions; except, in each case, with respect to clauses (i) through (iv), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate.

(uuu)   “Parent Option” means any option to purchase capital stock of Parent (whether granted under any Parent Stock Plan or as a Parent Inducement Grant, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted), but excluding the options granted pursuant to the Parent ESPP.
(vvv)   “Parent Owned IP” means all Intellectual Property Rights that are owned, or purported to be owned, by Parent or any of its Subsidiaries.
(www)   “Parent Product” means all products and services currently marketed for sale or sold by Parent or any of its Subsidiaries, all products and services under development for sale by Parent or any of its Subsidiaries, and all modified, updated and/or next generation versions or derivatives of the foregoing.
(xxx)   “Parent RSUs” means any Parent restricted stock unit (whether granted under the Parent Stock Plans or as a Parent Inducement Grant, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted).
(yyy)   “Parent Series B-1 Preferred Stock” means the Series B-1 Preferred Stock, $0.001 par value per share, of Parent.
(zzz)   “Parent Series B-2 Preferred Stock” means the Series B-2 Preferred Stock, $0.001 par value per share, of Parent.
(aaaa)   “Parent Series B-1 Stockholder” means, collectively, (i) Casdin Partners Master Fund, L.P., and (ii) Casdin Private Growth Equity Fund II, L.P.
(bbbb)   “Parent Series B-2 Stockholder” means, collectively, (i) Viking Global Opportunities Illiquid Investments Sub-Master LP, and (ii) Viking Global Opportunities Drawdown (Aggregator) LP.
(cccc)   “Parent Termination Fee” means $19,123,214.
(dddd)   “Parent Warrant” means any warrant to purchase capital stock of Parent that is outstanding and unexercised immediately prior to the Effective Time, including those listed on Section 4.3(a) of the Parent Disclosure Schedule.
(eeee)   “Permitted Liens” means any (i) Lien (A) for Taxes or other governmental assessments, charges or claims of payment (1) not yet due and payable or (2) the amount or validity of which is being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar lien arising in the ordinary course of business with respect to liabilities that are not yet due and payable or that are being contested in good faith by appropriate proceedings, (C) with respect to zoning, planning, and other limitations and restrictions, including all rights of any Governmental Entity (but not violations thereof) that are not presently violated and do not materially and adversely affect, impair or interfere with the use of any property affected thereby, (D) that restricts the transfer or assignment of a Contract that is included in the terms of such Contract, (E) with respect to this Agreement and Liens created by the execution and delivery of this Agreement, (F) which is disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or notes thereto which has been previously provided to Parent or the Company, as applicable, or (G) for which adequate reserves have been established, (ii) defect or irregularity in title for any Intellectual Property Rights that does not, individually or in the aggregate, materially and adversely interfere with the present use of assets to which it relates and (iii) non-exclusive license of Intellectual Property Rights granted in the ordinary course of business consistent with past practice.
(ffff)   “Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
(gggg)   “Personal Data” (i) personal, personally identifiable, sensitive or regulated information or data concerning a natural person, or (ii) such other data defined as “personal data,” “personally identifiable information,” or other similar term in any applicable Data Protection Regulations.

(hhhh)   “Reference Date” means September 28, 2023.
(iiii)   “Sanctions Laws” means all applicable Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified Persons or countries or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any applicable Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.
(jjjj)   “Sanctioned Country” means any country or other territory subject to a comprehensive export, import, financial or investment embargo under any Sanctions Laws, which currently comprise Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic.
(kkkk)   “Sanctioned Person” means any Person with whom dealings are restricted or prohibited under any Sanctions Laws, including the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including (i) any Person identified in any list of Sanctioned Persons maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State, (B) Her Majesty’s Treasury of the United Kingdom, (C) any committee of the United Nations Security Council, or (D) the European Union, (ii) any Person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in the foregoing clauses (i) or (ii).
(llll)   “SEC” means the Securities and Exchange Commission.
(mmmm)   “Securities Act” means the Securities Act of 1933, as amended.
(nnnn)   “Security Incident” means any unauthorized access, use, processing, transfer or disclosure, accidental or unlawful destruction, or any loss, theft or alteration, of data.
(oooo)   “Series B Preferred Stock Certificate of Designations” means the Series B-1 Preferred Stock Certificate of Designations and the Series B-2 Preferred Stock Certificate of Designations, as applicable.
(pppp)   “Series B-1 Preferred Stock Certificate of Designations” means that certain Certificate of Designations of Rights, Preferences and Privileges of Series B-1 Convertible Preferred Stock, par value $0.001, of Parent dated April 1, 2022.
(qqqq)   “Series B-2 Preferred Stock Certificate of Designations” means that certain Certificate of Designations of Rights, Preferences and Privileges of Series B-2 Convertible Preferred Stock, par value $0.001, of Parent dated April 1, 2022.
(rrrr)   “Subsidiary” means, with respect to any Person, another Person (i) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (B) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, or (ii) of which such first Person is a general partner.
(ssss)   “Tax Return” means all Tax returns, declarations, statements, reports, claims for refund, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed with a Governmental Entity in connection with the administration or collection of any Taxes.
(tttt)   “Taxes” means any federal, state, local, foreign or other tax, including any income, capital gain, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, Medicare, unemployment, disability, use, property, withholding, excise, escheat, unclaimed property, production, value added, occupancy and any other taxes, duties or assessments in the nature of a tax imposed by any Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
(uuuu)   “Transaction Expenses” means with respect to each Party, all fees and expenses incurred by such party at or prior to the Effective Time in connection with this Agreement and the Contemplated Transactions, including (i) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of such party; (ii) fees paid to the SEC in connection with filing the Registration Statement, the Joint Proxy Statement/Prospectus, and any amendments and supplements thereto, with the SEC; (iii) any fees and expenses in connection with the printing, mailing and distribution of the Registration Statement, including any amendments and supplements thereto; and (iv) any fees associated with delisting or de-registering the Shares and any other security issued by the Company or one of its Subsidiaries from The Nasdaq Global Market under the Exchange Act.
(vvvv)   “Unaffiliated Stockholder” means all holders of outstanding shares of Company Common Stock other than Parent, Casdin Capital, LLC and their respective affiliates.
8.13   Specific Performance.   The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages (and each Party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company or Parent otherwise have an adequate remedy at law. Notwithstanding the foregoing, in no event shall the Company or Parent be entitled to both (a) specific performance to cause the other party to consummate the Closing and (b) the payment of the Parent Termination Fee or the Company Termination Fee, as applicable. The Parties acknowledge that the agreements contained in this Section 8.13 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.
SOMALOGIC, INC.
By:
/s/ Jason Ryan

Name:
Jason Ryan

Title:
Chairman of the Board of Directors

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.
STANDARD BIOTOOLS INC.
By:
/s/ Michael Egholm, Ph.D.

Name:
Michael Egholm, Ph.D.

Title:
President

MARTIS MERGER SUB, INC.
By:
/s/ Michael Egholm, Ph.D.

Name:
Michael Egholm, Ph.D.

Title:
President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
Form of Certificate of Merger
(Attached)
Exhibit A

CERTIFICATE OF MERGER
OF
MARTIS MERGER SUB, INC.
(a Delaware corporation)
with and into
SOMALOGIC, INC.
(a Delaware corporation)
dated:
Pursuant to Title 8, Section 251(h) of the Delaware General Corporation Law (the “DGCL”), SomaLogic, Inc., a Delaware corporation, does hereby certify the following information in connection with the merger of Martis Merger Sub, Inc., a Delaware corporation, with and into SomaLogic, Inc. (the “Merger”):
FIRST:   The name and state of incorporation of each of the constituent corporations in the Merger (the “Constituent Corporations”) are as follows:
Name	State of Incorporation
SomaLogic, Inc.	Delaware
Martis Merger Sub, Inc.	Delaware
SECOND:   An Agreement and Plan of Merger, dated as of October 4, 2023, by and among Standard BioTools Inc., Martis Merger Sub, Inc., and SomaLogic, Inc. (as amended, modified, and supplemented from time to time, the “Merger Agreement”) has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251(h) of the DGCL (and with respect to Martis Merger Sub, Inc., by the written consent of its sole stockholder in accordance with Section 228 of the DGCL).
THIRD:   The name of the surviving corporation in the Merger (the “Surviving Corporation”) shall be SomaLogic, Inc.
FOURTH:   The certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the Merger, is hereby amended and restated in its entirety at the effective time of the Merger as set forth in Annex A attached hereto until thereafter amended as provided therein or by applicable law.
FIFTH:   The executed Merger Agreement is on file at a place of business of the Surviving Corporation. The address of such place of business of the Surviving Corporation is: 2945 Wilderness Place, Boulder, Colorado 80301.
SIXTH:   A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.
SEVENTH:   The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.
[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be duly executed as of the date first written above.
SOMALOGIC, INC.
By:

Name:
Title:
MARTIS MERGER SUB, INC.
By:

Name:
Title:
[Signature Page to Certificate of Merger]

ANNEX A
(Attached)
Annex A

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SOMALOGIC, INC.
FIRST:   The name of the corporation (hereinafter called the “Corporation”) is
SomaLogic, Inc.
SECOND:   The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent of the Corporation in the State of Delaware is The Corporation Trust Company.
THIRD:   The nature of the business to be conducted and the purposes of the Corporation are to engage in any lawful act or activity or carry on any business for which corporations may be organized under the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “General Corporation Law”) or any successor statute.
FOURTH:   The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Thousand (1,000), consisting of One Thousand (1,000) shares of Common Stock, $0.0001 par value per share (the “Common Stock”).
FIFTH:   The Corporation is to have perpetual existence.
SIXTH:   For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is further provided that:
A.   The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.
B.   After the original or other By-Laws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors of the Corporation.
C.   The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.
SEVENTH:   The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), provided, however, that except with respect to proceedings to enforce rights to indemnification, the By-Laws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the

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Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
EIGHTH:   To the fullest extent permitted by the General Corporation Law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent that exemption from liability or limitation thereof is not permitted under the General Corporation Law as in effect at the time such liability or limitation thereof is determined. No amendment, modification or repeal of this Article EIGHTH or adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment, modification, repeal or adoption. If the General Corporation Law is amended after approval by the stockholders of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of the directors or officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended, automatically and without any further action, as of the date of such amendment.
NINETH:   Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
TENTH:   From time to time any of the provisions of this Third Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Third Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article TENTH.
I, the undersigned, being the President and Chief Executive Officer, for the purpose of forming a Corporation under the laws of the State of Delaware, do make, file and record this Third Amended and Restated Certificate of Incorporation, to certify that the facts herein stated are true, and accordingly have hereto set my hand this                  day of      ,      .

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EXHIBIT B
Form of Certificate of Incorporation
(Attached)
Exhibit B

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SOMALOGIC, INC.
FIRST:   The name of the corporation (hereinafter called the “Corporation”) is
SomaLogic, Inc.
SECOND:   The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent of the Corporation in the State of Delaware is The Corporation Trust Company.
THIRD:   The nature of the business to be conducted and the purposes of the Corporation are to engage in any lawful act or activity or carry on any business for which corporations may be organized under the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “General Corporation Law”) or any successor statute.
FOURTH:   The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Thousand (1,000), consisting of One Thousand (1,000) shares of Common Stock, $0.0001 par value per share (the “Common Stock”).
FIFTH:   The Corporation is to have perpetual existence.
SIXTH:   For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is further provided that:
A.   The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.
B.   After the original or other By-Laws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors of the Corporation.
C.   The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.
SEVENTH:   The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), provided, however, that except with respect to proceedings to enforce rights to indemnification, the By-Laws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the

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Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
EIGHTH:   To the fullest extent permitted by the General Corporation Law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent that exemption from liability or limitation thereof is not permitted under the General Corporation Law as in effect at the time such liability or limitation thereof is determined. No amendment, modification or repeal of this Article EIGHTH or adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment, modification, repeal or adoption. If the General Corporation Law is amended after approval by the stockholders of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of the directors or officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended, automatically and without any further action, as of the date of such amendment.
NINETH:   Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
TENTH:   From time to time any of the provisions of this Third Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Third Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article TENTH.
I, the undersigned, being the President and Chief Executive Officer, for the purpose of forming a Corporation under the laws of the State of Delaware, do make, file and record this Third Amended and Restated Certificate of Incorporation, to certify that the facts herein stated are true, and accordingly have hereto set my hand this                day of      ,      .

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EXHIBIT C
Form of Bylaws
(Attached)
Exhibit C

SECOND RESTATED AND AMENDED BY-LAWS
OF
SOMALOGIC, INC.
ARTICLE I — STOCKHOLDERS
Section 1.   Annual Meeting.   An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at 10:00 a.m. Eastern Time or such other time as is determined by the Board of Directors, on such date (other than a Saturday, Sunday or legal holiday) as is determined by the Board of Directors, which date shall be within thirteen (13) months subsequent to the later of the date of incorporation or the last annual meeting of stockholders, and at such place as the Board of Directors shall each year fix. If no date for the annual meeting is fixed or said meeting is not held on the date determined as provided above, there may be action by written consent of the stockholders on matters to be voted on at the annual meeting, and such written consent shall have for the purposes of these By-Laws or otherwise all the force and effect of an annual meeting.
Section 2.   Special Meetings.   Subject to the rights of the holders of any class or series of preferred stock of the Corporation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors authorized. Special meetings of the stockholders may be held at such place within or without the State of Delaware as may be stated in such resolution.
Section 3.   Notice of Meetings.   Written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation).
When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.
Section 4.   Quorum.   At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.
If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.
Section 5.   Organization.   The Chairman of the Board of Directors or, in his or her absence, such person as the Board of Directors may have designated or, in his or her absence, the chief executive officer of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.
Section 6.   Conduct of Business.   The Chairman of the Board of Directors or his or her designee or, if neither the Chairman of the Board of Directors nor his or her designee is present at the meeting, then a person appointed by a majority of the Board of Directors, shall preside at, and act as chairman of, any

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meeting of the stockholders. The chairman of any meeting of stockholders shall determine the order of business and the procedures at the meeting, including such regulation of the manner of voting and the conduct of discussion as he or she deems to be appropriate.
Section 7.   Proxies and Voting.   At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.
Each stockholder shall have one (1) vote for every share of stock entitled to vote which is registered in such stockholder’s on the record date for the meeting, except as otherwise provided herein or required by law.
All voting, including on the election of directors but excepting where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or his or her proxy, a vote by ballot shall be taken.
Except as otherwise provided in the terms of any class or series of preferred stock of the Corporation, all elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast.
Section 8.   Action Without Meeting.   Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be (1) signed (including by electronic or facsimile signature) and dated by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (2) delivered to the Corporation within sixty (60) days of the earliest dated consent by delivery to its registered office in the State of Delaware (in which case delivery shall be by hand or by certified or registered mail, return receipt requested), its principal place of business (including by electronic transmission), or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded (including by electronic transmission). Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.
Section 9.   Stock List.   A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in such stockholder’s name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.
The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.
ARTICLE II — BOARD OF DIRECTORS
Section 1.   Number, Election, Tenure and Qualification.   Except as otherwise specified in the Certificate of Incorporation of the Corporation, the number of directors which shall constitute the whole board shall be determined by resolution of the Board of Directors or by the stockholders at the annual meeting or at any special meeting of stockholders. The directors shall be elected at the annual meeting or at any special meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his or her successor is elected and qualified, unless sooner displaced. Directors need not be stockholders.
Section 2.   Vacancies and Newly Created Directorships.   Subject to the rights of the holders of any class or series of preferred stock of the Corporation to elect directors, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting

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from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or the sole remaining director. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.
Section 3.   Resignation and Removal.   Any director may resign at any time upon written notice to the Corporation at its principal place of business or to the chief executive officer or secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless otherwise specified by law or the Certificate of Incorporation.
Section 4.   Regular Meetings.   Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A written notice of each regular meeting shall not be required.
Section 5.   Special Meetings.   Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, if any, the President, the Treasurer, the Secretary or one or more of the directors then in office and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than three (3) days before the meeting or orally, by facsimile, electronic mail or such other form of electronic transmission permitted by law given not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.
Section 6.   Quorum.   At any meeting of the Board of Directors, a majority of the total number of members of the Board of Directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.
Section 7.   Action by Consent.   Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.
Section 8.   Participation in Meetings By Conference Telephone.   Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.
Section 9.   Conduct of Business.   At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law.
Section 10.   Powers.   The Board of Directors may, except as otherwise required by law, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, including, without limiting the generality of the foregoing, the unqualified power:
(1)
To declare dividends from time to time in accordance with law;

(2)
To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

(3)
To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, to borrow funds and guarantee obligations, and to do all things necessary in connection therewith;

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(4)
To remove any officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any officer upon any other person for the time being;

(5)
To confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;

(6)
To adopt from time to time such stock, option, stock purchase, bonus or other compensation plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine;

(7)
To adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine; and,

(8)
To adopt from time to time regulations, not inconsistent with these By-Laws, for the management of the Corporation’s business and affairs.

Section 11.   Compensation of Directors.   Directors, as such, may receive, pursuant to a resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.
ARTICLE III — COMMITTEES
Section 1.   Committees of the Board of Directors.   The Board of Directors, by a vote of a majority of the Board of Directors, may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the By-Laws of the Corporation. Any committee so designated may exercise the power and authority of the Board of Directors to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law if the resolution which designates the committee or a supplemental resolution of the Board of Directors shall so provide. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.
Section 2.   Conduct of Business.   Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third (1/3) of the members shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the committee.
ARTICLE IV — OFFICERS
Section 1.   Enumeration.   The officers of the Corporation shall be the President, the Treasurer, the Secretary and such other officers as the Board of Directors or the Chairman of the Board may determine, including, but not limited to, the Chairman of the Board of Directors, one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries.

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Section 2.   Election.   The Chairman of the Board, if any, the President, the Treasurer and the Secretary shall be elected annually by the Board of Directors at their first meeting following the annual meeting of the stockholders. The Board of Directors or such officer of the Corporation as it may designate, if any, may, from time to time, elect or appoint such other officers as it or he or she may determine, including, but not limited to, one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries.
Section 3.   Qualification.   No officer need be a stockholder. The Chairman of the Board, if any, and any Vice Chairman appointed to act in the absence of the Chairman, if any, shall be elected by and from the Board of Directors, but no other officer need be a director. Two or more offices may be held by any one person. If required by vote of the Board of Directors, an officer shall give bond to the Corporation for the faithful performance of his or her duties, in such form and amount and with such sureties as the Board of Directors may determine. The premiums for such bonds shall be paid by the Corporation.
Section 4.   Tenure and Removal.   Each officer elected or appointed by the Board of Directors shall hold office until the first meeting of the Board of Directors following the next annual meeting of the stockholders and until his or her successor is elected or appointed and qualified, or until he or she dies, resigns, is removed or becomes disqualified, unless a shorter term is specified in the vote electing or appointing said officer. Each officer appointed by an officer designated by the Board of Directors to elect or appoint such officer, if any, shall hold office until his or her successor is elected or appointed and qualified, or until he or she dies, resigns, is removed or becomes disqualified, unless a shorter term is specified by any agreement or other instrument appointing such officer. Any officer may resign by giving written notice of his or her resignation to the Chairman of the Board, if any, the President, or the Secretary, or to the Board of Directors at a meeting of the Board, and such resignation shall become effective at the time specified therein. Any officer may be removed from office with or without cause by vote of a majority of the directors. Any officer appointed by an officer designated by the Board of Directors to elect or appoint such officer, if any, may be removed with or without cause by such officer.
Section 5.   Chairman of the Board of Directors.   The Chairman of the Board of Directors, if any, shall preside at all meetings of the Board of Directors and stockholders at which he or she is present and shall have such authority and perform such duties as may be prescribed by these By-Laws or from time to time be determined by the Board of Directors.
Section 6.   President.   The President shall, subject to the control and direction of the Board of Directors, have and perform such powers and duties as may be prescribed by these By-Laws or from time to time be determined by the Board of Directors.
Section 7.   Vice Presidents.   The Vice Presidents, if any, in the order of their election, or in such other order as the Board of Directors may determine, shall have and perform the powers and duties of the President (or such of the powers and duties as the Board of Directors may determine) whenever the President is absent or unable to act. The Vice Presidents, if any, shall also have such other powers and duties as may from time to time be determined by the Board of Directors.
Section 8.   Treasurer and Assistant Treasurers.   The Treasurer shall, subject to the control and direction of the Board of Directors, have and perform such powers and duties as may be prescribed in these By-Laws or be determined from time to time by the Board of Directors. All property of the Corporation in the custody of the Treasurer shall be subject at all times to the inspection and control of the Board of Directors. Unless otherwise voted by the Board of Directors, each Assistant Treasurer, if any, shall have and perform the powers and duties of the Treasurer whenever the Treasurer is absent or unable to act, and may at any time exercise such of the powers of the Treasurer, and such other powers and duties, as may from time to time be determined by the Board of Directors.
Section 9.   Secretary and Assistant Secretaries.   The Board of Directors shall appoint a Secretary and, in his or her absence, an Assistant Secretary. The Secretary or, in his or her absence, any Assistant Secretary, shall attend all meetings of the directors and shall record all votes of the Board of Directors and minutes of the proceedings at such meetings. The Secretary or, in his or her absence, any Assistant Secretary, shall notify the directors of their meetings, and shall have and perform such other powers and duties as may from time to time be determined by the Board of Directors. If the Secretary or an Assistant Secretary is elected but is absent from any meeting of directors, a temporary secretary may be appointed by the directors at the meeting.

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Section 10.   Bond.   If required by the Board of Directors, any officer shall give the Corporation a bond in such sum and with such surety or sureties and upon such terms and conditions as shall be satisfactory to the Board of Directors, including without limitation a bond for the faithful performance of the duties of his office and for the restoration to the Corporation of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his control and belonging to the Corporation.
Section 11.   Action with Respect to Securities of Other Corporations.   Unless otherwise directed by the Board of Directors, the President, the Treasurer or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.
ARTICLE V — STOCK
Section 1.   Certificates of Stock.   Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by resolution of the Board of Directors. Each holder of stock represented by certificates shall be entitled to have such certificate signed by, or in the name of the Corporation by any two authorized officers of the Corporation. Such signatures may be by facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.
Section 2.   Transfers of Stock.   Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of this Article of these By-Laws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.
Section 3.   Record Date.   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
Section 4.   Lost, Stolen or Destroyed Certificates.   In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.
Section 5.   Regulations.   The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.
Section 6.   Interpretation.   The Board of Directors shall have the power to interpret all of the terms and provisions of these By-Laws, which interpretation shall be conclusive.

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ARTICLE VI — NOTICES
Section 1.   Notices.   Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mail, postage paid, by sending such notice by courier service, by facsimile, by electronic mail or by such other form of electronic transmission permitted by law. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered, or dispatched, if delivered through the mail or by courier, facsimile or electronic transmission shall be the time of the giving of the notice.
Section 2.   Waiver of Notice.   A written waiver of any notice, signed by a stockholder, director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance of a director or stockholder at a meeting without protesting prior thereto or at its commencement the lack of notice shall also constitute a waiver of notice by such director or stockholder.
ARTICLE VII — INDEMNIFICATION
Section 1.   Actions other than by or in the Right of the Corporation.   The Corporation (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise and (ii) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was an employee or agent of the Corporation, in either case, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
Section 2.   Actions by or in the Right of the Corporation.   The Corporation (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise and (ii) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was an employee or agent of the Corporation, in either case, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

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Section 3.   Success on the Merits.   To the extent that any person described in Section 1 or Section 2 of this Article has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in said Sections, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
Section 4.   Specific Authorization.   Any indemnification under Section 1 or Section 2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of any person described in said Sections is proper in the circumstances because he or she has met the applicable standard of conduct set forth in said Sections. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders of the Corporation.
Section 5.   Advance Payment.   Expenses incurred in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any person to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification by the Corporation as authorized in this Article.
Section 6.   Non-Exclusivity.   The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article shall not be deemed exclusive of any other rights to which those provided indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
Section 7.   Insurance.   The Board of Directors may authorize, by a vote of the majority of the full board, the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article.
Section 8.   Continuation of Indemnification and Advancement of Expenses.   The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 9.   Severability.   If any word, clause or provision of this Article or any award made hereunder shall for any reason be determined to be invalid, the provisions hereof shall not otherwise be affected thereby but shall remain in full force and effect.
Section 10.   Intent of Article.   The intent of this Article is to provide for indemnification of and advancement of expenses to officers and directors of the Corporation the fullest extent permitted by Section 145 of the General Corporation Law of Delaware. To the extent that such Section or any successor section may be amended or supplemented from time to time, this Article shall be amended automatically and construed so as to permit indemnification and advancement of expenses to the fullest extent from time to time permitted by law.
ARTICLE VIII — CERTAIN TRANSACTIONS
Section 1.   Transactions with Interested Parties.   No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the

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director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction or solely because the votes of such director or officer are counted for such purpose, if:
(1)
The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(2)
The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(3)
The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

Section 2.   Quorum.   Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.
ARTICLE IX — MISCELLANEOUS
Section 1.   Facsimile Signatures.   In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these By-Laws, facsimile signatures or such other form of electronic signatures permitted by law may be used whenever and as authorized by the Board of Directors or a committee thereof.
Section 2.   Corporate Seal.   The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.
Section 3.   Reliance upon Books, Reports and Records.   Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
Section 4.   Fiscal Year.   Except as otherwise determined by the Board of Directors from time to time, the fiscal year of the Corporation shall end on the last day of December of each year.
Section 5.   Time Periods.   In applying any provision of these By-Laws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.
ARTICLE X — AMENDMENTS
These By-Laws may be amended, added to, rescinded or repealed by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any meeting of the stockholders or of the Board of Directors, provided notice of the proposed change was given in the notice of the meeting or, in the case of a meeting of the Board of Directors, in a notice given not less than two (2) days prior to the meeting.

10

EXHIBIT D
Directors and Officers of Parent
Board Designee — Parent
1.   Michael Egholm
2.   Fenel Eloi (the Parent Series B-2 Preferred Stockholder Board Designee)
3.   Frank Whitney
Board Designee — Company
1.   Tom Carey (Chairman)
2.   Troy Cox
3.   Kathy Hibbs
Board Designee — Parent Series B-1 Preferred Stockholder
1.   Eli Casdin
Pursuant to Section 14(d) of the Series B-1 Preferred Stock Certificate of Designations, the member of the Parent Board designated by the Parent Series B-1 Stockholder shall be offered the opportunity, with respect to each standing committee of the Parent Board, at such member’s option, to sit on such committee.
Pursuant to Section 14(d) of the Series B-2 Preferred Stock Certificate of Designations, the member of the Parent Board designated by the Parent Series B-2 Stockholder shall be offered the opportunity, with respect to each standing committee of the Parent Board, at such member’s option, to sit on such committee.
Officer
1.   Michael Egholm — Chief Executive Officer
2.   Jeffrey Black — Chief Financial Officer
3.   Adam Taich — Chief Strategy Officer
4.   Shane Bowen — Chief Technology Officer
Exhibit D

Annex B — Opinion of Centerview Partners LLC
Centerview Partners LLC
31 West 52nd Street
New York, NY 10019
October 4, 2023
The Board of Directors
Standard BioTools Inc.
2 Tower Place, Suite 2000
South San Francisco, CA 94080
The Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to Standard BioTools Inc., a Delaware corporation (“Parent”), of the Exchange Ratio (as defined below) provided for pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and among Parent, SomaLogic, Inc., a Delaware corporation (the “Company”), and Martis Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). The Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding share of common stock, par value $0.0001 per share, and preferred stock, par value $0.0001 per share, of the Company (collectively, the “Company Shares”) immediately prior to the effective time of the Merger (other than (i) Shares held in treasury and (ii) Earn-Out Shares (as defined in the Agreement) (the shares referred to in clauses (i) and (ii), “Excluded Shares”)) will be converted into the right to receive 1.11 (the “Exchange Ratio”) shares of common stock, par value $0.001 per share, of Parent (the “Parent Shares”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
We have acted as financial advisor to the Board of Directors of Parent in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.
We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to Parent, and we have not received any compensation from Parent during such period. In the past two years, we have been engaged to provide financial advisory services to Casdin Capital, LLC (a significant stockholder of Parent) and Viking Global Investors LP (a significant stockholder of Parent), including in connection with their strategic investment in Fluidigm Corporation in 2022, and we have received compensation from Casdin Capital, LLC and Viking Global Investors LP for such services. In the past two years, we have not been engaged to provide financial advisory or other services to the Company, and we have not received any compensation from the Company during such period. We may provide investment banking and other services to or with respect to Parent, the Company, Casdin Capital, LLC and Viking Global Investors LP or their respective affiliates, including portfolio companies of Casdin Capital, LLC and Viking Global Investors LP in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Parent, the Company, Casdin Capital, LLC and Viking Global Investors LP or any of their respective affiliates, including portfolio companies of Casdin Capital, LLC and Viking Global Investors LP, or any other party that may be involved in the Transaction.
In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated October 1, 2023 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for

the years ended December 31, 2022 and December 31, 2021 and Annual Reports on Form 10-K of Parent for the years ended December 31, 2022, December 31, 2021 and December 31, 2020; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; (iv) certain publicly available research analyst reports for the Company and Parent; (v) certain other communications from the Company and Parent to their respective stockholders; (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company (the “Company Internal Data”); (vii) certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company with adjustments made by management of Parent and furnished to us by Parent for purposes of our analysis (the “Company Forecasts”); (vii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Parent, including certain financial forecasts, analyses and projections relating to Parent prepared by management of Parent and furnished to us by Parent for purposes of our analysis (the “Parent Forecasts”) (collectively, the “Parent Internal Data”); and (viii) certain cost savings and operating synergies projected by the management of Parent to result from the Transaction furnished to us by Parent for purposes of our analysis (the “Synergies”). We have participated in discussions with members of the senior management and representatives of Parent and the Company regarding their assessment of the Company Internal Data, the Company Forecasts, the Parent Internal Data (including the Parent Forecasts) and the Synergies, as appropriate, and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and Parent and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant, and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Company Internal Data has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby, and that the Company Forecasts, the Parent Internal Data (including, without limitation, the Parent Forecasts) and the Synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent as to the matters covered thereby, and we have relied, at your direction, on the Company Internal Data, the Company Forecasts, the Parent Internal Data (including, without limitation, the Parent Forecasts) and the Synergies for purposes of our analysis and this opinion. We express no view or opinion as to the Company Internal Data, the Company Forecasts, the Parent Internal Data (including, without limitation, the Parent Forecasts) or the Synergies or the assumptions on which any of them are based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or Parent, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company or Parent. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have further assumed, at your direction, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company or Parent, or the ability of the Company or Parent to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

B-2

We express no view as to, and our opinion does not address, Parent’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Parent or in which Parent might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to Parent of the Exchange Ratio provided for pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of Parent or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Parent or any party, or class of such persons in connection with the Transaction, whether relative to the Exchange Ratio provided for pursuant to the Agreement or otherwise. Our opinion, as expressed herein, relates to the relative values of the Company and Parent. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We express no view or opinion as to what the value of Parent Shares actually will be when issued pursuant to, and following the consummation of, the Transaction, or what the value of the Company Shares will be immediately prior to the Effective Time, or the prices at which the Company Shares or Parent Shares will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Our opinion does not constitute a recommendation to any stockholder of Parent or the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Parent (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Exchange Ratio provided for pursuant to the Agreement is fair, from a financial point of view, to Parent.
Very truly yours,
/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

B-3

Annex C — Opinion of Perella Weinberg Partners L.P.
October 4, 2023
The Board of Directors
SomaLogic, Inc.
2945 Wilderness Pl.
Boulder, Colorado 80301
Members of the Board:
We understand that SomaLogic, Inc. (the “Company”), Standard BioTools Inc. (“Parent”) and Martis Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge (the “Merger”) with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of Parent, and each share of common stock, par value $0.0001 per share (the “Company Common Stock”), of the Company outstanding immediately prior to the effective time of the Merger, other than Excluded Shares (as defined in Merger Agreement), will be converted into the right to receive 1.1100 shares (the “Merger Consideration”) of common stock, par value $0.001 per share (the “Parent Common Stock”), of Parent. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have requested our opinion as to the fairness from a financial point of view to the Unaffiliated Stockholders of the Merger Consideration to be received by the Unaffiliated Stockholders in the proposed Merger pursuant to the Merger Agreement. As used herein, “Unaffiliated Stockholders” shall mean all holders of outstanding shares of Company Common Stock other than Parent, Casdin Capital, LLC (“Casdin”) and each of their respective affiliates.
For purposes of the opinion set forth herein, we have, among other things:
1.
reviewed certain publicly available financial statements and other publicly available business and financial information with respect to the Company and Parent, including equity research analyst reports;

2.
reviewed certain internal financial statements, analyses and forecasts (the “Company Forecasts”) and other internal financial information and operating data relating to the business of the Company, in each case, prepared by management of the Company and approved for our use by management of the Company;

3.
reviewed certain internal financial statements, analyses and forecasts (the “Parent Forecasts”) and other internal financial information and operating data relating to the business of Parent, in each case, prepared by management of Parent and approved for our use by management of the Company;

4.
discussed the past and current business, operations, financial condition and prospects of the Company and the combined company with senior management of the Company, the Board of Directors of the Company, and other representatives and advisors of the Company;

5.
discussed the past and current business, operations, financial condition and prospects of Parent and the combined company with senior management of the Company and Parent, the Board of Directors of the Company, and other representatives and advisors of the Company and Parent;

6.
discussed with members of the senior management of the Company and the Board of Directors of the Company their assessment of the strategic rationale for, and the potential benefits of, the Merger;

7.
compared the financial performance of the Company with that of certain publicly-traded companies which we believe to be generally relevant;

8.
reviewed the historical trading prices and trading activity for the Company Common Stock and compared such price and trading activity with that of securities of certain publicly- traded companies which we believe to be generally relevant;

9.
participated in discussions among representatives of the Company and Parent and their respective advisors;

10.
reviewed a draft of the Merger Agreement dated October 1, 2023; and

11.
conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by us (including information that was available from public sources) and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the Company Forecasts, we have been advised by management of the Company and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby and we express no view as to the reasonableness of the Company Forecasts or the assumptions on which they are based. In particular, the Company Forecasts reflect certain assumptions regarding the industries or areas in which the Company operates that are subject to significant uncertainty and that, if different than assumed, could have a material impact on our analysis and this opinion. With respect to the Parent Forecasts, we have been advised by management of Parent and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Parent as to the future financial performance of Parent and the other matters covered thereby and we express no view as to the reasonableness of the assumptions on which they are based. In arriving at our opinion, we have not made or been provided with any independent valuation or appraisal of the assets or liabilities (including any tax, contingent, derivative or off-balance-sheet assets or liabilities) of the Company, Parent or any of their respective subsidiaries. We have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company, Parent or any other party. In addition, we have not evaluated the solvency of any party to the Merger Agreement, or the impact of the Merger thereon, including under any applicable laws relating to bankruptcy, insolvency or similar matters.
We have assumed that the final Merger Agreement will not differ from the draft of the Merger Agreement reviewed by us in any respect material to our analysis or this opinion. We have also assumed that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to our analysis and this opinion, (ii) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party in all respects material to our analysis and this opinion, and (iii) the Merger will be consummated in a timely manner in accordance with the terms set forth in the Merger Agreement, without any modification, amendment, waiver or delay that would be material to our analysis or this opinion. In addition, we have assumed that in connection with the receipt of all approvals and consents required in connection with the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would be material to our analysis or this opinion.
This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the Unaffiliated Stockholders of the Merger Consideration to be received by the Unaffiliated Stockholders in the proposed Merger pursuant to the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement or any other document contemplated by or entered into in connection with the Merger Agreement, the form or structure of the Merger or the likely timeframe in which the Merger will be consummated. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any party to the Merger Agreement, or any class of such persons, whether relative to the Merger Consideration or otherwise. We express no opinion as to the fairness of the Merger to the holders of any other class of securities, creditors or other constituencies of the Company, as to the underlying decision by the Company to engage in the Merger or as to the relative merits of the Merger compared with any alternative transactions or business strategies. Nor do we express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document. This opinion does not address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals.
We have acted as financial advisor to the Company with respect to the Merger and this opinion and will receive a fee for our services, a portion of which becomes payable upon delivery of this opinion (or would have become payable if we had advised the Company that we were unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Merger. We will also be entitled to receive a termination fee equal to a portion of any break up fee that the Company may receive as a result of the termination of the Merger Agreement. In addition, the Company has agreed to reimburse us for certain expenses and indemnify us for certain liabilities that may arise out of our engagement.
Perella Weinberg Partners LP and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We and our affiliates also engage in securities trading and brokerage, asset management activities, equity research and other financial services. Except in connection with our engagement as financial advisor to the Company in connection with the Merger, during the two-year period prior to the date hereof, no material relationship existed between Perella Weinberg Partners LP or its affiliates, on the one hand, and Parent, the Company or any of their respective affiliates pursuant to which we or our affiliates has received or anticipates receiving compensation. Notwithstanding the foregoing, it is currently expected that we may become engaged to provide financial advisory services to a company that is controlled by Casdin for which we may receive compensation. In addition, we and our affiliates in the future may provide investment banking and other financial services to Parent, the Company and/or Casdin and their respective affiliates and in the future may receive compensation for the rendering of these services. In the ordinary course of our business activities, we and our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers or clients, in (i) debt, equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company, Parent or any of their respective affiliates and (ii) any currency or commodity that may be material to the parties or otherwise involved in the Merger. This issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.
This opinion and our advisory services are for the information and assistance of the Board of Directors of the Company in connection with, and for the purpose of its evaluation of, the Merger. This opinion is not intended to be and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote or otherwise act with respect to the proposed Merger or any other matter. We express no opinion as to what the value of the Parent Common Stock actually will be when issued or the prices at which the Company Common Stock or Parent Common Stock will trade at any time, including following announcement or completion of the Merger. In addition, we express no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market, monetary and other conditions as in effect on, and the information made available to us as of, the date hereof. Subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

Based upon and subject to the foregoing, including the various qualifications, assumptions, limitations and other matters set forth herein, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the Unaffiliated Stockholders in the proposed Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Unaffiliated Stockholders.
Very truly yours,
/s/ Perella Weinberg Partners LP
PERELLA WEINBERG PARTNERS LP

Annex D — Amendment to the Standard BioTools Amended and Restated Certificate of Incorporation
SECOND CERTIFICATE OF AMENDMENT TO THE
EIGHTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
STANDARD BIOTOOLS INC.
Standard BioTools Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:
1.   Section 1 of Article IV of the Eighth Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated to read in its entirety as follows:
“Section 1. This Corporation is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of stock that the Corporation shall have authority to issue six hundred ten million (610,000,000) shares, of which six hundred million (600,000,000) shares are Common Stock, $0.001 par value, and ten million (10,000,000) shares are Preferred Stock, $0.001 par value.”
2.   This Second Certificate of Amendment to the Corporation’s Eighth Amended and Restated Certificate of Incorporation, as amended, has been duly authorized and adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the Delaware General Corporation Law, and has been duly approved by the stockholders of the Corporation at a meeting of the stockholders on       , in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, Standard BioTools, Inc. has caused this Second Certificate of Amendment to be signed by its Chief Executive Officer this    day of       .

Name:
Title:

D-1

Annex E — Standard BioTools Amended and Restated 2011 Equity Incentive Plan
STANDARD BIOTOOLS INC.
2011 EQUITY INCENTIVE PLAN
(as amended and restated effective June 3, 2019,
and as further amended effective June 23, 2020, May 25, 2021, June 14, 2023 and        )
1.
Purposes of the Plan.   The purposes of this Plan are (a) to attract and retain the best available personnel for positions of substantial responsibility, (b) to provide additional incentive to Employees, Directors and Consultants, and (c) to promote the success of the Company’s business. The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2.
Definitions.   As used herein, the following definitions will apply:

(a)
“Administrator” means the Board or any of its Committees as may administer the Plan in accordance with Section 4 hereof.

(b)
“Amendment Effective Date” means        .

(c)
“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d)
“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(e)
“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f)
“Board” means the Board of Directors of the Company.

(g)
“Change in Control” means the occurrence of any of the following events:

(i)
A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)
A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)
A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(a)
“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(b)
“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(c)
“Common Stock” means the common stock of the Company.

(d)
“Company” means Standard BioTools Inc. (fka Fluidigm Corporation), a Delaware corporation, or any successor thereto.

(e)
“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(f)
“Director” means a member of the Board.

(g)
“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(h)
“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(i)
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)
“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(k)
“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable. If there are no trades on such date, the closing price on the latest preceding business day upon which trades occurred shall be the Fair Market Value.

(ii)
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

(iii)
In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(l)
“Fiscal Year” means the fiscal year of the Company.

(m)
“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(n)
“Inside Director” means a Director who is an Employee.

(o)
“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(p)
“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(q)
“Option” means a stock option granted pursuant to the Plan.

(r)
“Outside Director” means a Director who is not an Employee.

(s)
“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(t)
“Participant” means the holder of an outstanding Award.

(u)
“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(v)
“Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(w)
“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(x)
“Plan” means this 2011 Equity Incentive Plan, as amended and restated effective June 3, 2019, and as further amended at the 2020 Annual Meeting of Stockholders, the 2021 Annual Meeting of Stockholders, the 2023 Annual Meeting of Stockholders and the Special Meeting of Stockholders.

(y)
“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(z)
“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(aa)
“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(bb)
“Section 16(12)” means Section 16(b) of the Exchange Act.

(cc)
“Service Provider” means an Employee, Director or Consultant.

(dd)
“Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(ee)
“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(ff)
“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.
Stock Subject to the Plan.

(a)
Stock Subject to the Plan.   Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan as of the Amendment Effective Date is (i) 15,000,000 Shares, plus (ii) any Shares that, as of immediately prior to the Amendment Effective Date, were available for grant under the pre-existing version of the 2011 Equity Incentive Plan prior to this amendment (the “Existing Plan”). The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)
Lapsed Awards.   If an Award expires or becomes unexercisable without having been exercised in full or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights, the forfeited or repurchased Shares) that were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, the gross Shares granted pursuant to a Stock Appreciation Right will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. With respect to Options, Shares used to pay the exercise price of an Option or to satisfy tax withholding obligations will cease to be available under the Plan. Shares used to pay the exercise price of an Award other than an Option or to satisfy the tax withholding obligations related to an Award other than an Option will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 13, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

(c)
Share Reserve.   The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.
Administration of the Plan.

(a)
Procedure.

(i)
Multiple Administrative Bodies.   Different Committees may administer the Plan with respect to different groups of Service Providers.

(ii)
Rule 16b-3.   To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)
Other Administration.   Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee constituted to satisfy Applicable Laws.

(b)
Powers of the Administrator.   Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)
to determine the Fair Market Value;

(ii)
to select the Service Providers to whom Awards may be granted hereunder;

(iii)
to determine the number of Shares to be covered by each Award granted hereunder;

(iv)
to approve forms of Award Agreements for use under the Plan;

(v)
to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)
to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)
to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(viii)
to modify or amend each Award (subject to Section 18 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan);

(ix)
to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 14 of the Plan;

(x)
to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)
to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xii)
to make all other determinations deemed necessary or advisable for administering the Plan.

(c)
Effect of Administrator’s Decision.   The decisions, determinations, and interpretations of the Administrator will be final and binding on all Participants and any other holders of Awards.

(d)
Limitations on Administrative Authority.   Notwithstanding anything herein to the contrary, the Administrator shall be limited as follows:

(i)
Exchange Program.   The Administrator may not implement an Exchange Program.

(ii)
No Dividends or Dividend Equivalents Paid on Unvested Awards.   No dividends or dividend equivalents shall be paid on any unvested Awards. Any dividends or dividend equivalents may be declared or accrue on unvested Awards, but shall not be paid until the vesting of such Awards.

(iii)
Outside Director Limitations.   No Outside Director may be paid, issued or granted, in any Fiscal Year, Awards with an aggregate value greater than $400,000 (with the value of each Award based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles)), except that such limit will be increased to $500,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 4(d)(iii).

5.
Eligibility.   Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.
Stock Options.

(a)
Limitations.   Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b)
Term of Option.   The term of each Option will be stated in the Award Agreement. In the case of any Option (whether Incentive Stock Option or Nonstatutory Stock Option), the maximum term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)
Option Exercise Price and Consideration.

(i)
Exercise Price.   The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)
In the case of an Incentive Stock Option

a)
granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

b)
granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)
In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3)
Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(ii)
Waiting Period and Exercise Dates.   At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)
Form of Consideration.   The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator may determine in its sole discretion; (4) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (5) by net exercise; (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (7) any combination of the foregoing methods of payment.

(d)
Exercise of Option.

(i)
Procedure for Exercise; Rights as a Stockholder.   Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.
Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
(i)
Termination of Relationship as a Service Provider.   If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(ii)
Disability of Participant.   If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)
Death of Participant.   If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7.
Restricted Stock.

(a)
Grant of Restricted Stock.   Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)
Restricted Stock Agreement.   Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c)
Transferability.   Except as provided in this Section 7 or in the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)
Other Restrictions.   The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)
Removal of Restrictions.   Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)
Voting Rights.   During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)
Dividends and Other Distributions.   During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise, subject to Section 4(d)

(ii). If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.
(h)
Return of Restricted Stock to Company.   On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8.
Restricted Stock Units.

(a)
Grant.   Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b)
Vesting Criteria and Other Terms.   The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c)
Earning Restricted Stock Units.   Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)
Form and Timing of Payment.   Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)
Cancellation.   On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9.
Stock Appreciation Rights.

(a)
Grant of Stock Appreciation Rights.   Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)
Number of Shares.   The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c)
Exercise Price and Other Terms.   The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, subject to Section 6(a) of the Plan, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan; provided, that the maximum term of any Stock Appreciation Right will be ten (10) years from the date of grant.

(d)
Stock Appreciation Right Agreement.   Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)
Expiration of Stock Appreciation Rights.   A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the

Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.
(f)
Payment of Stock Appreciation Right Amount.   Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price times (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised. At the discretion of the Administrator, the payment upon exercise of a Stock Appreciation Right may be made in cash, in Shares of equivalent value, or in some combination thereof.

10.
Performance Units and Performance Shares.

(a)
Grant of Performance Units/Shares.   Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b)
Value of Performance Units/Shares.   Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)
Performance Objectives and Other Terms.   The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)
Earning of Performance Units/Shares.   After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e)
Form and Timing of Payment of Performance Units/Shares.   Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)
Cancellation of Performance Units/Shares.   On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11.
Leaves of Absence/Transfers Between Locations.   Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six

(6) months following the first day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
12.
Transferability of Awards.   Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate; provided that no Award shall be transferred for value or consideration.

13.
Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)
Adjustments.   In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Section 3 of the Plan.

(b)
Dissolution or Liquidation.   In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)
Change in Control.   In the event of a merger or Change in Control, each outstanding Award will be treated in accordance with this Section 13(c) or as provided in an Award Agreement, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.
For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 13(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
(a)
Outside Director Awards.   With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Units and Performance Shares, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

14.
Tax.

(a)
Withholding Requirements.   Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)
Withholding Arrangements.   The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value not in excess of the maximum statutory amount required to be withheld, or (c) delivering to the Company already-owned shares having a fair market value not in excess of the maximum statutory amount required to be withheld. the fair market value of the shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c)
Compliance With Code Section 409A.   Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

15.
No Effect on Employment or Service.   Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

16.
Date of Grant.   The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

17.
Term of Plan.   Subject to Section 22 of the Plan, this amendment of the Plan will become effective upon the Amendment Effective Date. It will continue in effect for a term of ten (10) years from the date of the Amendment Effective Date, unless terminated earlier under Section 18 of the Plan.

18.
Amendment and Termination of the Plan.

(a)
Amendment and Termination.   The Board may at any time amend, alter, suspend or terminate the Plan.

(b)
Stockholder Approval.   The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)
Effect of Amendment or Termination.   No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19.
Conditions Upon Issuance of Shares.

(a)
Legal Compliance.   Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)
Investment Representations.   As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20.
Inability to Obtain Authority.   The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

21.
Forfeiture Events.

(a)
All Awards under the Plan will be subject to recoupment under the Company’s current Clawback Policy and any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 21(a) is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a Subsidiary, Parent, or affiliate of the Company.

(b)
The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, termination of such Participant’s status as Service Provider for cause or any specified action or inaction by a Participant, whether before or after such termination of service, that would constitute cause for termination of such Participant’s status as a Service Provider.

22.
Stockholder Approval.   This amendment of the Plan is subject to, and contingent upon, stockholder approval at the Special Meeting of Stockholders. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Officers and Directors of Standard BioTools.
Standard BioTools is a Delaware corporation. Section 102(b)(7) of the DGCL (“Section 102(b)(7)”) allows a corporation to provide in its certificate of incorporation that a director or officer of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL, or obtained an improper personal benefit.
Section 145 of the DGCL (“Section 145”), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.
As permitted by Section 102(b)(7), the Standard BioTools Charter contains a provision eliminating the personal liability of a director to Standard BioTools or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.
The Standard BioTools Bylaws provide that Standard BioTools shall indemnify, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), any person (each, an “Indemnified Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of Standard BioTools) by reason of the fact that the Indemnified Person is or was a director of Standard BioTools or an officer of Standard BioTools, or while a director of Standard BioTools or officer of Standard BioTools is or was serving at the request of Standard BioTools as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Person in connection with such Proceeding if the Indemnified Person acted in good faith and in a manner the Indemnified Person reasonably believed to be in or not opposed to the best interests of Standard BioTools, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnified Person’s conduct was unlawful. Expenses

(including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding shall be paid by Standard BioTools in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the Indemnified Person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under the Standard BioTools Bylaws or the DGCL.
Standard BioTools has entered into indemnification agreements with its officers, directors and certain other employees. With certain exceptions, these agreements provide for indemnification for related expenses including, among others, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding.
For a period of six years from the Effective Time of the Merger, Standard BioTools shall maintain in effect the exculpation, indemnification and advancement of expenses provisions as provided in the organizational documents of SomaLogic, and shall not amend, repeal, abrogate or otherwise modify in any manner that would adversely affect any Indemnified Person.
Standard BioTools shall indemnify and hold harmless each present (as of the Effective Time of the Merger) or former director or officer of SomaLogic, against all obligations to pay a judgment, damages, settlement, or fine or penalty, and reasonable expenses (including legal expenses) incurred in connection with any action or claim, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, by reason of the fact that such person is or was an officer, director, employee, fiduciary or agent of SomaLogic or its subsidiaries, or of another entity if such service was at the request of SomaLogic, whether asserted or claimed prior to, at, or after the Effective Time of the Merger, to the fullest extent provided for under existing arrangements disclosed to Standard BioTools prior to the date of the Merger Agreement.
Item 21.   Exhibits and Financial Statements.
(a)
A list of the exhibits included as part of this registration statement is set forth on the index of exhibits immediately preceding such exhibits and is incorporated herein by reference.

(b)
All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement.

Item 22.   Undertakings.
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   (1)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit	Description
2.1*	Agreement and Plan of Merger, dated as of October 4, 2023, by and among Standard BioTools Inc., SomaLogic, Inc. and Martis Merger Sub Inc. (included as Annex A to the joint proxy statement/prospectus included in this registration statement).
3.1†	Eighth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Standard BioTools’ Annual Report on Form 10-K, filed on March 28, 2011).
3.2†	Amended and Restated Bylaws (incorporated by reference to Exhibit 4.8 to Standard BioTools’ Registration Statement on Form S-8, filed on April 1, 2022).
3.3†
Certificate of Amendment to Eighth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 4.3 to Standard BioTools’ Registration Statement on Form S-8, filed on April 1, 2022).

3.4†
Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to Standard BioTools’ Current Report on Form 8-K, filed on November 22, 2016).

3.5†	Certificate of Elimination of Series A Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to Standard BioTools’ Current Report on Form 8-K, filed on August 2, 2017).
3.6†
Certificate of Designations of Rights, Preferences and Privileges of Series B-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.6 to Standard BioTools’ Current Report on Form 8-K, filed on April 5, 2022).

3.7†
Certificate of Designations of Rights, Preferences and Privileges of Series B-2 Convertible Preferred Stock (incorporated by reference to Exhibit 3.7 to Standard BioTools’ Current Report on Form 8-K, filed on April 5, 2022).

4.1†	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Standard BioTools’ Registration Statement on Form S-8, filed on April 1, 2022).

Exhibit	Description
4.2†
Indenture, dated November 22, 2019, by and between Fluidigm Corporation and U.S. Bank National Association (incorporated by reference to Exhibit 4.1 to Standard BioTools’ Current Report on Form 8-K, filed on November 22, 2019).

4.3†	Form of 5.25% Convertible Senior Note due 2024 (included in Exhibit 4.6) (incorporated by reference to Exhibit 4.2 to Standard BioTools’ Current Report on Form 8-K, filed on November 22, 2019).
4.4†
Series B-1 Loan Agreement, dated as of January 23, 2022, by and among Fluidigm Corporation, Casdin Partners Master Fund, L.P., and Casdin Private Growth Equity Fund II, L.P. (incorporated by reference to Exhibit 10.1 to Standard BioTools’ Current Report on Form 8-K/A, filed on February 11, 2022).

4.5†
Series B-2 Loan Agreement, dated as of January 23, 2022, by and among Fluidigm Corporation, Viking Global Opportunities Illiquid Investments Sub-Master LP, and Viking Global Opportunities Drawdown (Aggregator) LP. (incorporated by reference to Exhibit 10.2 to Standard BioTools’ Current Report on Form 8-K, filed on January 24, 2022).

4.6†
Series B-1 Convertible Preferred Stock Purchase Agreement, dated as of January 23, 2022, by and among Fluidigm Corporation, Casdin Private Growth Equity Fund II, L.P., and Casdin Partners Master Fund, L.P. (incorporated by reference to Annex B to Standard BioTools’ Definitive Proxy Statement on Schedule 14A, filed on February 24, 2022).

4.7†	Series B-2 Convertible Preferred Stock Purchase Agreement, dated as of January 23, 2022, by and among Fluidigm Corporation, Viking Global Opportunities Illiquid Investments Sub-Master LP, and Viking Global Opportunities Drawdown (Aggregator) LP. (incorporated by reference to Annex C to Standard BioTools’ Definitive Proxy Statement on Schedule 14A 8-K, filed on February 24, 2022).
4.8†	Registration Rights Agreement, dated as of January 23, 2022, by and between Fluidigm Corporation, Casdin Private Growth Equity Fund II, L.P., Casdin Partners Master Fund, L.P., Viking Global Opportunities Illiquid Investments Sub-Master LP, and Viking Global Opportunities Drawdown (Aggregator) LP. (incorporated by reference to Exhibit 10.5 to Standard BioTools’ Current Report on Form 8-K, filed on January 24, 2022).
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the validity of the securities being registered.
10.1#±	Offer letter, by and between Standard BioTools Inc. and Adam Taich, dated as of October 1, 2023.
23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1 hereto).
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Ernst & Young LLP.
24.1±	Power of Attorney (included on the signature page to the initial registration statement).
99.1	Form of Proxy Card to be used by holders of capital stock of Standard BioTools Inc.
99.2	Form of Proxy Card to be used by holders of common stock of SomaLogic, Inc.
99.3	Consent of Centerview Partners LLC.
99.4	Consent of Perella Weinberg Partners L.P.
99.5†*
Form of Standard BioTools Inc. Voting Agreement for Series B-2 Preferred Stockholders (incorporated by reference to Exhibit 99.3 to Standard BioTools’ Current Report on Form 8-K, filed on October 4, 2023).

99.6†*	Form of Standard BioTools Inc. Voting Agreement for Directors and Officers (incorporated by reference to Exhibit 99.4 to Standard BioTools’ Current Report on Form 8-K, filed on October 4, 2023).

Exhibit	Description
99.7†*	Form of SomaLogic, Inc. Voting Agreement (incorporated by reference to Exhibit 99.5 to Standard BioTools’ Current Report on Form 8-K, filed on October 4, 2023).
99.8±	Consent of Tom Carey.
99.9±	Consent of Troy Cox.
99.10±	Consent of Kathy Hibbs.
107±	Filing Fee Table.

#
Management contracts or compensation plans or arrangements in which directors or executive officers are eligible to participate.

*
The schedules and exhibits to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K.

†
Incorporated by reference and not filed herewith.

±
Previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on November 30, 2023.
STANDARD BIOTOOLS INC.
By:
/s/ Michael Egholm, Ph.D.

Michael Egholm, Ph.D.
President and Chief Executive Officer
Pursuant to the requirement of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signatures	Capacity	Dates
/s/ Michael Egholm, Ph.D. Michael Egholm, Ph.D.	President and Chief Executive Officer and Director (Principal Executive Officer)	November 30, 2023
/s/ Jeffrey Black Jeffrey Black	Chief Financial Officer (Principal Financial and Accounting Officer)	November 30, 2023
* Carlos Paya, M.D., Ph.D.	Chairperson of the Board of Directors	November 30, 2023
* Eli Casdin	Director	November 30, 2023
* Laura M. Clague	Director	November 30, 2023
* Fenel Eloi	Director	November 30, 2023
* Martin Madaus, Ph.D.	Director	November 30, 2023
* Frank Witney, Ph.D.	Director	November 30, 2023
*By:	/s/ Michael Egholm, Ph.D. Michael Egholm, Ph.D. Attorney-in-Fact